UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2010

CENTERLINE HOLDING COMPANY
 (Exact name of registrant as specified in its charter)

DELAWARE	1-13237	13- 3916825
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 Madison Avenue, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 212-317-5700

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preliminary Note: The information in this Form 8-K supplements the disclosure about the Transactions (as defined below) that was included in the Form 8-K filed by Centerline Holding Company with the SEC on March 9, 2010.

Item 1.01. Entry Into a Material Definitive Agreement.

As previously disclosed, on March 5, 2010, Centerline Holding Company (the “Company”) consummated a series of transactions with an affiliate of Island Capital Group LLC (“Island Capital”) and the Company’s creditors and preferred shareholders, pursuant to which it substantially recapitalized the outstanding equity interests in the Company, restructured substantially all of its existing senior secured debt obligations, contingent liabilities, unsecured liabilities and other claims and sold its real estate debt fund management and commercial mortgage loan servicing businesses to an affiliate of Island Capital (collectively, the “Transactions”).

The Company had previously entered into an authorization agreement, dated July 4, 2009 (as subsequently amended, the “Authorization Agreement”), with Island C-III Holdings LLC, an affiliate of Island Capital (“Holdings”), pursuant to which Holdings was authorized to negotiate with creditors and other claimants of the Company and submit a proposal for a strategic transaction with the Company. The Transactions implement a proposal submitted by Island Capital to an independent committee of the board of trustees of the Company (the “Board”) formed to oversee an evaluation of business and strategic alternatives.

The following are descriptions of the material agreements the Company entered into or amended in connection with the Transactions.

Purchase and Sale Agreement

On March 5, 2010, the Company entered into and consummated the transactions contemplated by a Purchase and Sale Agreement, dated as of March 5, 2010 (the “Purchase Agreement”), among the Company, Centerline Capital Group Inc. (“CCG”), ARCAP 2004-RR3 Resecuritization, Inc., ARCAP 2005-RR5 Resecuritization, Inc., Centerline Fund Management LLC, Centerline CMBS Fund III Management LLC, Centerline REIT Inc. and CM Investor LLC (together with the Company and CCG, the “Sellers”), and C-III Capital Partners LLC, a newly formed, controlled affiliate of Island Capital (the “Purchaser”), pursuant to which:

•	the Purchaser acquired interests in certain of the Company’s subsidiaries that operate its real estate debt fund management and commercial mortgage loan servicing businesses (certain of which had been acquired when the Company purchased ARCap Investors LLC in 2006) and certain other financial assets (the “Purchased Interests”);

•	the Company issued 4,084,390 Special Series A Shares (as defined below) to the Purchaser representing an approximately seventeen percent (17%) fully diluted ownership interest in the Company post-Transactions; and

•	the Purchaser paid an aggregate purchase price of $110,000,000, subject to adjustment, in the form of $50,000,000 (a portion of which was paid directly to the Company’s creditors) in cash and the assumption of $60,000,000 of the Company’s pre-Transactions senior secured debt obligations due under its revolving credit and term loan agreement (the “Prior Credit Agreement”).

The Purchase Agreement provides that from March 6, 2010 until the termination of the Management Agreement (as defined below), the Purchaser has the right to designate a non-voting observer to attend each meeting of the Board (and the meetings of each of its committees).

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The parties to the Purchase Agreement have agreed to a variety of customary covenants and agreements, including with respect to confidentiality, cooperation, non-competition, public announcement and similar matters. The covenants and agreements are subject to various limitations specified in the Purchase Agreement.

The Purchase Agreement contains customary representations and warranties, certain of which are qualified by information in disclosure schedules delivered together with the Purchase Agreement. While the Company does not believe that these schedules contain information that the securities laws require it to publicly disclose, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Accordingly, the representations and warranties should not be relied on as characterizations of the actual state of facts with respect to the Company and/or its subsidiaries, since they may be modified by the disclosure schedules.

The Purchase Agreement provides that the Sellers, jointly and severally, will indemnify the Purchaser with respect to certain matters, including: any inaccuracy or breach of any representation or warranty of the Sellers (provided that claims attributable to such inaccuracies or breaches exceed $500,000 in the aggregate (see below)) and the ownership, management or operation of the Purchased Interests at or prior to the closing of the transactions contemplated by the Purchase Agreement. The Purchaser will indemnify each of the Sellers with respect to certain matters, including: any inaccuracy or breach of any representation or warranty of the Purchaser (provided that, subject to certain exceptions, any claims attributable to inaccuracies or breaches exceed $500,000 in the aggregate (see below)) and the ownership, management or operation of the Purchased Interests after the closing of the transactions contemplated by the Purchase Agreement.

Pursuant to the Purchase Agreement, a portion of the cash consideration in an amount equal to $10,000,000 (the “Escrow Amount”), was deposited into an escrow account to satisfy certain of the Sellers’ post-closing indemnification obligations to the Company’s real estate debt funds and their respective investors. The Escrow Amount is scheduled to be released not later than March 5, 2015. Subject to certain exceptions, the Sellers, on the one hand, and the Purchaser, on the other hand, will not be liable to indemnify the other party until damages exceed $500,000, and then such indemnifying party shall only be liable to the extent such damages exceed $500. Subject to certain exceptions, the liability of the Sellers to the Purchaser for claims for indemnification for any inaccuracy or breach of any representation or warranty of the Sellers or attributable to the ownership, management or operation of the Purchased Interests at or prior to the closing of the transactions contemplated by the Purchase Agreement pursuant to the Purchase Agreement is capped at $30,000,000. The maximum liability of the Sellers to the Purchaser for other damages that are indemnifiable under the Purchase Agreement is generally capped at 100% of the purchase price.

This description of the Purchase Agreement is qualified in its entirety by reference to the complete terms of the Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report and incorporated herein by reference.

Management Agreement

In connection with the consummation of the Purchase Agreement, the Company and CCG entered into a management agreement, dated as of March 5, 2010 (the “Management Agreement”), with Island Centerline Manager LLC (the “Manager”), an entity owned and operated by a subsidiary of Island Capital. The Management Agreement provides for an initial five year term and, subject to a fairness review of management fees, for successive one year renewal terms. Pursuant to the Management Agreement:

•	the Manager will provide executive management and strategic, restructuring and general advisory services to the Company and its subsidiaries; and

•	the Company will pay a one-time $5,000,000 advisory payment payable in 12 monthly installments for certain fund management review services, a $5,000,000 annual base management fee and an annual incentive fee equal to the product of (i) 10% and (ii) the product of (a) the excess of fully-diluted adjusted EBITDA per share over target adjusted EBITDA per share and (b) the weighted average number of common share equivalents outstanding (as such terms for the formula are defined in the Management Agreement).

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The Management Agreement provides each party with various rights of termination, which in the case of the Company under certain circumstances could require the payment by the Company of a termination fee in an amount equal to three times the sum of the base and incentive fees earned during the year prior to termination.

This description of the Management Agreement is qualified in its entirety by reference to the complete terms of the Management Agreement, which is attached as Exhibit 10.2 to this Current Report and incorporated herein by reference.

Master Novation, Stabilization, Assignment, Allocation, Servicing and Asset Management Agreement with Natixis Financial Products Inc. and Related Agreements

The Company, CCG, a wholly owned subsidiary of the Company, Centerline Financial Holdings LLC (“CFin Holdings”), and Natixis Financial Products Inc. (“Natixis”) entered into a Master Novation, Stabilization, Assignment, Allocation, Servicing and Asset Management Agreement, dated as of March 5, 2010 (the “Natixis Master Agreement”) and related documents, pursuant to which all obligations of the Company and CCG under back to back credit default swaps were terminated, relieving the Company’s assets from exposure to a potential contingent liability in a notional amount of approximately $400,000,000 by moving those liabilities to a consolidated subsidiary. The obligations of the Company and CCG were assumed by CFin Holdings, an isolated special purpose entity owned 90% by CCG and 10% by Natixis. Natixis had issued fronting credit default swaps to certain tax credit funds sponsored by the Company (the “Natixis Enhanced Funds”) to credit enhance the Natixis Enhanced Funds’ general partners’ guarantee to the respective fund investors of minimum returns from either tax benefits or cash. The Company and CCG were required under the back to back credit swaps to repay Natixis if it was obligated to pay on the Natixis credit enhancement. In addition to its existing capital, CFin Holdings (i) was assigned the Company’s rights to future fees or repayment of amounts loaned or advanced by the Company to the Natixis Enhanced Funds and (ii) received a new $20 million loan from Natixis (as discussed below), which loan will be used for payments of debt service on the properties in which the respective tax credit funds hold interests. CFin Holdings will use amounts advanced to or held by CFin Holdings, available capital from the Natixis Enhanced Funds, and Company resources of approximately $30 million (such resources consist of reduction of residual rights or payments from mortgage-related assets) to provide support to the properties in which the tax credit funds hold interests.

This description of the Natixis Master Agreement is qualified in its entirety by reference to the complete terms of the Natixis Master Agreement and the related Receivables Assignment and Assumption Agreement, which are attached as Exhibits 10.3 and 10.5, respectively, to this Current Report and incorporated herein by reference.

Natixis Credit Agreement

On March 5, 2010, CFin Holdings entered into the Senior Secured Credit Agreement (the “Natixis Credit Agreement”) with the lenders party thereto (the “Lenders”) and Natixis Financial Products (“Natixis”), as administrative agent. Under the terms of the Natixis Credit Agreement, CFin Holdings is permitted to borrow up to $20.0 million, plus up to an additional $1.0 million in each calendar year until the maturity date. All outstanding obligations under the Natixis Credit Agreement are due on March 5, 2037. Borrowings under the Natixis Credit Agreement are secured by a first priority lien on substantially all of CFin Holdings’ existing and future assets, including the rights of CFin Holdings under a Receivables Assignment and Assumption Agreement dated as of March 5, 2010, pursuant to which certain affiliates of CFin Holdings assigned their rights to certain fees and receivables to CFin Holdings.

Borrowings under the Natixis Credit Agreement will bear interest at a rate of 10.0% per annum, which will be paid-in-kind and added to the outstanding principal amount on the last business day of March, June, September and December of each year.

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The Natixis Credit Agreement contains negative covenants limiting CFin Holdings’ indebtedness, liens, fundamental changes, lines of business, investments, restricted payments, transactions with affiliates, restrictive agreements, management fees, and modifications of certain agreements of CFin Holdings. In addition, funds held by CFin Holdings in its deposit and security accounts may not be used by CFin Holdings without the consent of the Lenders upon the occurrence of certain events, including breaches of representations and warranties and defaults under certain related agreements, and the failure to meet certain deadlines with respect to the work-out and stabilization of certain bonds.

The Natixis Credit Agreement also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, ERISA defaults, judgments in excess of specified amounts, failure of any guaranty or security document supporting the Natixis Credit Agreement to be in full force and effect, the failure of certain related transaction documents to be in full force and effect, the occurrence of a liquidating event under the operating agreement of CFin Holdings or a change of control.

This description of the Natixis Credit Agreement is qualified in its entirety by reference to the complete terms of the Natixis Credit Agreement, which is attached as Exhibit 10.4 to this Current Report and incorporated herein by reference.

Merrill Lynch Capital Services Inc. Transaction Assignment Agreement and Related Agreements

The Company, CCG, Centerline Guaranteed Holdings LLC (“Guaranteed Holdings”), and Merrill Lynch Capital Services Inc. (“Merrill”) entered into a Transaction Assignment Agreement, dated as of March 5, 2010 (the “Transaction Assignment Agreement”) and related documents, pursuant to which the Company’s and CCG’s obligations under back to back credit default swaps issued by CCG to Merrill were assigned and assumed by Guaranteed Holdings, an isolated special purpose entity and subsidiary of CCG. As part of this agreement, all obligations of the Company and CCG under these back to back credit default swaps were terminated relieving the Company’s assets from exposure to a potential contingent liability in a notional amount of approximately $400,000,000 by moving those liabilities to a consolidated subsidiary. Merrill had issued fronting credit default swaps to tax credit funds sponsored by the Company (the “Merrill Enhanced Funds”) to credit enhance the Merrill Enhanced Funds’ general partners’ guarantee to the respective fund investors of minimum returns from either tax benefits or cash. The Company had agreed, among other things, to repay Merrill if it was obligated to pay on the Merrill credit enhancement, which obligation of the Company has, by the Transaction Assignment Agreement, been terminated. Pursuant to a Reaffirmation of Guarantee, dated March 5, 2010, between the Company and Merrill (the “Reaffirmation of Guarantee”), the Company has retained a continuing obligation to reimburse Merrill if it is required to pay on its fronting credit default swap with respect to actions occurring prior to March 5, 2010 that were either known to the Company or should have been known with the exercise of reasonable diligence and not previously disclosed to Merrill if the Company or its affiliates did not control the underlying property or in any event if the event occurred while the Company controlled the underlying property. As part of the transaction, pursuant to a Master Stabilization, Assignment, Allocation, Asset Management and Servicing Agreement, dated as of March 5, 2010, between the Company and Guaranteed Holdings (the “Merrill Master Agreement”), which is for the benefit of Merrill, the Company formed Guaranteed Holdings, which was capitalized with an assignment of the Company’s rights to future fees or repayment of amounts loaned or advanced by the Company to the various funds and the transfer of $67,200,000 of cash collateral previously posted by the Company to secure its obligations to Merrill. Merrill has agreed, as part of amendments to the Collateral Support Annex to the back to back swap assumed by Guaranteed Holdings, that if certain conditions are met, it will allow the release of up to $35,000,000 of the cash collateral to provide financial support to properties in which the respective tax credit funds hold interests. Prior to achieving those conditions, the Company has agreed to pay up to $2 million per year, for the next two years, to enable properties in which the respective tax credit funds hold interests to pay their debt service, provided that Guaranteed Holdings makes available from the cash collateral any additional amounts needed to satisfy debt service payments on such properties.

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This description of (i) the Transaction Assignment Agreement, (ii) the Reaffirmation of Guarantee, (iii) the Merrill Master Agreement, and (iv) the related Receivables Assignment and Assumption Agreement, ISDA Master Agreement, Multicurrency – Cross Border Schedule to the Master Agreement, ISDA Credit Credit Support Annex to the Schedule to the ISDA Master Agreement and Paragraph 13 to ISDA Credit Credit Support Annex to the Schedule to the ISDA Master Agreement is qualified in its entirety by reference to the complete terms of (i) the Transaction Assignment Agreement, (ii) the Reaffirmation of Guarantee, (iii) the Merrill Master Agreement, and (iv) the related Receivables Assignment and Assumption Agreement, ISDA Master Agreement, Multicurrency – Cross Border Schedule to the Master Agreement, ISDA Credit Credit Support Annex to the Schedule to the ISDA Master Agreement and Paragraph 13 to ISDA Credit Credit Support Annex to the Schedule to the ISDA Master Agreement, which are attached as Exhibits 10.6, 10.13, 10.7, 10.8, 10.9, 10.10, 10.11 and 10.12, respectively, to this Current Report and incorporated herein by reference.

Related Omnibus Agreement

Pursuant to an Omnibus Agreement, dated as of March 5, 2010, among the Company, Centerline Capital Company, LLC, an indirect subsidiary of the Company, (“CCC” and together with the Company, the “Centerline Parties”), Related Special Assets LLC (“RSA”) and Related General II, L.P. (“RG II”, and together with RSA, the “Related Parties”), among other things:

•	RG II consented to an amendment to the certificate of designation for the Company’s Special Preferred Voting Shares which, among other matters, eliminated the right of the holders thereof to nominate and/or elect certain trustees to the Company’s Board.

•	RG II, CCG and certain other Investor Members (as defined therein) entered into an amendment to the Amended and Restated Operating Agreement of CCC, dated as of March 5, 2010, to eliminate a distribution tax gross-up (embodied in a prescribed preferred return), provide for distributions on a basis equivalent to distributions paid on the Company’s common shares (the “Common Shares”) and eliminate the Company’s obligation to make certain contributions to fund certain quarterly distribution shortfalls, all in respect of Special Common Units issued by CCC and owned by RG II.

•	The Related Parties, their beneficial owners and the Company entered into a lock-up agreement, dated as of March 5, 2010, pursuant to which the Related Parties and its beneficial owners agreed to certain transfer and other restrictions (the “NOL Lock-Up Agreement”) to govern their equity interests in the Company as a protective measure to prevent the Company from experiencing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”).

•	CCG entered into a Consulting and Advisory Agreement, dated March 5, 2010 (the “Consulting and Advisory Agreement”), with TRCLP Affordable Acquisitions LLC, an affiliate of Related (“TRCLP Affordable”), pursuant to which TRCLP Affordable will perform certain consulting and advisory services and in consideration therefor, among other things, TRCLP will have a right to information with respect to the future sale of interests held by Company sponsored tax credit funds in certain tax credit properties and tax credit equity, as defined in the Consulting and Advisory Agreement and to acquire certain of such interests or properties on market terms if they become available for sale (“Consulting and Advisory Agreement” below).

•	TRCLP Affordable assumed $5,000,000 of the Company’s pre-transaction senior secured debt obligations due under the Prior Credit Agreement (the “TRCLP Loan”).

•	RSA, in its capacity as the holder of 10,843,492 (approximately 97%) of the Company’s 11% Cumulative Convertible Preferred Shares, Series A-1 Shares (the “11% Shares”) consented to (i) the amendment and restatement of the certificate of designation of the 11% Preferred Shares (the “11.0% COD”) to, among other things, (x) reduce the dividend rate payable to RSA from 11% to 9.5% and (y) increase the conversion price of the 11% Shares to effectuate the settlement of certain litigation and then (ii) the reclassification of the 11% Shares into Special Series A Shares by means of an amendment to the 11.0% COD that amends the 11.0% COD in its entirety as provided in the Special Series A COD. All 11% Shares have been automatically converted into Special Series A Shares on a pro rata basis, based on the original issuance price paid for such 11% Shares.

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This description of the Related Omnibus Agreement and the Consulting and Advisory Agreement is qualified in its entirety by reference to the complete terms of the Related Omnibus Agreement and the Consulting and Advisory Agreement, which are attached as Exhibits 10.14 and 10.22, respectively, to this Current Report and incorporated herein by reference.

Based on publicly available information, the Related Parties and certain of their affiliates beneficially owned approximately 18% of the Common Shares on a fully diluted basis (including the 11% Shares owned by the Related Parties) prior to the Transactions. In addition, based on publicly available information, the Related parties and certain of their affiliates own 10,234,400 Special Common Units (SCUs”) issued by CCC. Upon receipt of a notice of exchange, the Company has the discretion to exchange the SCUs for cash or Common Shares. Stephen Ross and Jeff Blau, who are affiliates of the Related Parties, were members of the Board until June 2009. As discussed in Item 8.01 below, RSA, an entity affiliated with Messrs. Ross and Blau, sold 5,226,513 Special Series A Shares to Purchaser and Purchaser granted an option to RSA to purchase 25% of the 9,310,903 Special Series A Shares issued and sold to the Purchaser, which if exercised would result in RSA beneficially owning approximately 9.6% of the Company’s Common Share equivalents on a fully diluted basis. The Related parties and certain of their affiliates did not dispose of their 10,234,400 SCUs in connection with the Transactions.

Consulting and Advisory Agreement

As noted above, CCG entered into a Consulting and Advisory Agreement, dated March 5, 2010 (the “Consulting and Advisory Agreement”) with TRCLP Affordable pursuant to which TRCLP Affordable will perform certain consulting and advisory services at the Company’s request.  Under the Consulting and Advisory Agreement, the Company is obligated to pay fees to TRCLP Affordable in an amount equal to the interest payable by TRCLP Affordable on the TRCLP Loan.  In addition, TRCLP Affordable will have a right to information with respect to the future sale of general partnership interests held by affiliates of Company-sponsored tax credit funds in certain tax credit properties and tax credit equity, as defined in the Consulting and Advisory Agreement, and will have rights of first offer and first refusal to acquire certain of such interests or properties on market terms if they become available for sale.  The Consulting and Advisory Agreement is terminable by TRCLP Affordable without cause and by the Company in the event TRCLP Affordable does not perform its services to the reasonable satisfaction of the Company or if TRCLP competes with the Company with respect to certain tax credit syndication activities.  The Company may also terminate the Consulting and Advisory Agreement upon a change in control provided it pays Related a termination fee in an amount equal to the then-fair market value of TRCLP Affordable’s rights under the Consulting and Advisory Agreement.  In connection with the TRCLP Loan, TRCLP Affordable and the Company have agreed with the lender that if TRCLP Affordable terminates the Consulting and Advisory Agreement without cause, it is required to immediately repay the remaining balance of the TRCLP Loan and if the Company terminates the Consulting and Advisory Agreement for any reason other than TRCLP Affordable’s default in performing its services (in which event TRCLP Affordable is obligated to immediately repay the TRCLP Loan), the Company is obligated to immediately repay the TRCLP Loan.  If the Company and TRCLP Affordable mutually agree to terminate the Consulting and Advisory Agreement, they will each pay 50% of the remaining balance of the TRCLP Loan.

Amended and Restated Credit Agreement

On March 5, 2010, the Company and CCG (together with the Company, the “Borrowers”) amended and restated their obligations under the Prior Credit Agreement by entering into a Second Amended and Restated Revolving Credit and Term Loan Agreement (the “Amended Credit Agreement”), dated as of March 5, 2010, with the Guarantors listed on Schedule 1 thereto (the “Guarantors”), the Lenders named therein, Bank of America, N.A. as issuing bank and as administrative agent, Banc of America Securities, LLC and Citicorp USA Inc., as co-lead arrangers, and Banc of America Securities, LLC as book manager.

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The Amended Credit Agreement provides the Borrowers with, among other things, (a) (i) a term loan commitment of $137,500,000; and (ii) an extension of the maturity date with respect to the Borrowers’ outstanding term loan indebtedness to the Lenders to March 3, 2017 (the “Term Loan”), and (b) (i) a revolving credit limit of $36,981,200 (of which $11,981,200 is allocated to outstanding Letters of Credit (the “Letters of Credit”) and (ii) an extension of the maturity date with respect to the Borrowers’ outstanding revolving credit indebtedness to the Lenders to March 4, 2015 (the “Revolving Loan” and together with the Term Loan, the “Loans”), which Revolving Loan may be repaid and restored as available revolving credit and may be used to warehouse low income housing tax credit investments as well as to provide for the Borrowers’ ongoing working capital requirements and for general corporate purposes, subject to limitations specified in the Amended Credit Agreement. Additionally, if the Letters of Credit are terminated, the $11,981,200 cannot be used for general corporate capital needs and the revolving credit limit will be reduced to $25,000,000.

The Loans bear interest per annum at the Borrowers’ election at either:

•	the Base Rate (defined as the prime rate set by Bank of America, N.A.) plus a margin of 3.00% per annum; or

•	the LIBOR Rate (defined as the rate per annum comparable to that offered by the British Bankers Association LIBOR Rate for deposits in dollars as published by Reuters under conditions specified in the Amended Credit Agreement) plus a margin of 3.00% per annum.

The Amended Credit Agreement provides that the Loans are subject to specified amortization requirements as detailed in the Amended Credit Agreement. The Amended Credit Agreement also provides that the Borrowers may prepay the Loans plus accrued interest, in whole or in part, and without premium or penalty, subject to the terms of the Amended Credit Agreement. The Amended Credit Agreement provides that the Loans will be subject to mandatory prepayments under certain circumstances.

The Amended Credit Agreement is secured by (a) unconditional guarantees executed by the Guarantors, (b) the pledge by the Borrowers and Guarantors of all of their respective assets, and (c) the pledge of specified assets by certain subsidiaries of the Borrowers other than the Guarantors.

The Amended Credit Agreement contains representations and warranties and affirmative, negative and financial covenants that are customary for facilities of its type. The financial and negative covenants include, without limitation, leverage and fixed charge coverage ratio covenants and certain limitations on the ability to: incur liens and certain indebtedness; consummate mergers, consolidate or sell assets; make certain loans, guarantees and investments; declare or pay dividends to the Company’s shareholders or make distributions from subsidiaries. The Amended Credit Agreement also includes certain events of default customary for credit facilities of its type.

This description of the Amended Credit Agreement is qualified in its entirety by reference to the complete terms of the Amended Credit Agreement, which is attached as Exhibit 10.15 to this Current Report and incorporated herein by reference.

Registration Rights Agreements with the Purchaser and the Manager

On March 5, 2010, the Company entered into registration rights agreements with each of the Purchaser and the Manager (the “Registration Rights Agreements”). Pursuant to the terms and subject to the conditions contained in the Registration Rights Agreements, the Purchaser and the Manager have certain demand and “piggyback” registration rights with respect to their Special Series A Shares and the Common Shares into which their Special Series A Shares convert (“Registrable Securities”). In addition, if the Company becomes eligible to use a Form S-3 registration statement, then the Purchaser and the Manager may, subject to certain conditions, require the Company to effect a shelf registration for their Registrable Securities.

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This description of the Registration Rights Agreements is qualified in its entirety by reference to the complete terms of the Registration Rights Agreements, which are attached as Exhibits 10.16 and 10.17 to this Current Report and incorporated herein by reference.

Tax Benefits Preservation Plan

On March 5, 2010, the Board delegated to the Rights Plan Evaluation Committee (the “Committee”) the full power and authority of the Board to consider and declare if it so deems advisable a distribution of one Series B Special Share purchase right (a “Right”) for each Common Share, Convertible Community Reinvestment Act Preferred Share (the “CCRA Preferred Shares”), Series A Convertible Community Reinvestment Act Preferred Shares (the “Series A CRA Preferred Shares”), Special Preferred Voting Shares (the “Special Preferred Voting Shares”), and 15 Rights for each Special Series A Share of the Company outstanding at the close of business on or after the date of the Committee’s resolution approving the distribution. The Committee has declared such distribution in respect of all such shares as of March 22, 2010 (the “Record Date”). The Special Series A Shares, the Common Shares, the CCRA Preferred Shares, the Series A CRA Preferred Shares and the Special Preferred Voting Shares are collectively referred to herein as the “Existing Shares.”

As long as the Rights are attached to the Existing Shares, the Company will issue one Right (subject to adjustment) with each new Common Share, CRA Share, Series A CRA Share and Special Preferred Voting Share, and 15 Rights with each new Special Series A Share issued prior to the Distribution Date or the Expiration Date (as defined below) so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from the Company one one-millionth of a Series B Special Share (the “Series B Shares”) at a price of $0.66 per one one-millionth of a Series B Share, subject to adjustment (the “Purchase Price”). The description and terms of the Rights are set forth in a Tax Benefits Preservation Plan, dated as of March 5, 2010, as the same may be amended from time to time (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

By adopting the Rights Agreement, the Board is seeking to protect the Company’s ability to carry forward its net operating losses and certain other tax attributes (collectively, the “NOLs”). The Company has experienced and may continue to experience substantial net operating losses, and for federal and state income tax purposes, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions.

These federal and state NOLs can be a valuable asset of the Company, which may inure to the benefit of the Company and it shareholders. However, if the Company experiences an “ownership change”, as defined in Section 382 of the Code, its ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which would significantly impair the value of the Company’s NOL asset.

Generally, an “ownership change” occurs if the percentage of the shares of beneficial interest in the Company (i.e., the Existing Shares) owned by one or more “five percent shareholders” increases by more than fifty percentage points over the lowest percentage of shares of beneficial interest owned by such shareholder at any time during the prior three-year period or, if sooner, since the last “ownership change” experienced by the Company. Therefore, an NOL rights agreement with a 5% “trigger” threshold is intended to act as a deterrent to any person or entity acquiring 5% or more of the outstanding Existing Shares without the prior approval of the Board. This would protect the Company’s NOL asset because changes in ownership by a person or entity owning less than 5% of the Existing Shares are not included in the calculation of “ownership change” for purposes of Section 382 of the Code.

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Until the earlier to occur of (i) the tenth business day following a public announcement that a person, entity or group of affiliated or associated persons or entities has become a Five Percent (5%) Shareholder (as defined in the Rights Agreement) (an “Acquiring Person”) or (ii) ten business days (or such later date as may be determined by action of the Board prior to such time as any person, entity or group of affiliated persons or entities becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in a Person becoming an Acquiring Person (the earlier of (i) and (ii) being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the certificates evidencing Existing Shares outstanding as of the Record Date, by such certificate (or, with respect to any Existing Shares held in book entry form, by notation in book entry) together with a copy of a summary of such Rights.

The Rights Agreement provides that any person or entity who otherwise would be a Five Percent 5(%) Shareholder on the date the Rights Agreement was adopted, together with any affiliates and associates of that person or entity (each an “Existing Holder”), shall not be deemed to be an “Acquiring Person” for purposes of the Rights Agreement unless such holder increases its “Percentage Stock Ownership” by more than one-quarter of one percentage point over such holder’s lowest Percentage Stock Ownership on or after the consummation of the relevant transaction, subject to certain exceptions for increases due to repurchases or redemptions, stock dividends, stock splits and the like. As the Rights Agreement was not in place at the time of the Transactions, the Purchaser did not become an Acquiring Person as a result of the Transactions. The Rights Agreement includes a procedure whereby the Board will consider requests to exempt certain proposed acquisitions of Existing Shares from the applicable ownership trigger if the Board determines that the requested acquisition will not jeopardize or endanger the availability of the NOLs to the Company.

The Rights Agreement provides that until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the Rights will be transferred with and only with the Existing Shares. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), certificates for new Existing Shares (and Ownership Statements in respect of uncertificated shares) issued after the close of business on the Record Date upon transfer or new issuance of the Existing Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the surrender for transfer of any certificates for Existing Shares or any book entry shares, with or without such notation, notice or a copy of a summary of such Rights, will also constitute the transfer of the Rights associated with the Existing Shares represented by such certificate or uncertificated shares.

As soon as practicable following the Distribution Date, separate certificates evidencing Rights (the “Right Certificates”) will be mailed to the holders of record of Existing Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire thirty six (36) months and one day after the date of the Rights Agreement (the “Final Expiration Date”), subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated.

Each Series B Share purchasable upon the exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly distribution payment of the greater of (a) $1.00 per share, or (b) an aggregate distribution of 1,000,000 times the distribution, if any, declared per Common Share. In the event of liquidation, dissolution or winding up of the Company, the holders of Series B Shares will be entitled to a minimum preferential liquidation payment of $10.00 per share (plus any accrued but unpaid distributions), provided that such holders of Series B Shares will be entitled to an aggregate payment of 1,000,000 times the payment made per Common Share. Each Series B Share will have 1,000,000 votes and will vote together with the shares of beneficial interest of the Company. Finally, in the event of any merger, consolidation or other transaction in which shares of beneficial interest are exchanged, each Series B Share will be entitled to receive 1,000,000 times the amount received per Common Share. Series B Shares will not be redeemable. These rights are protected by customary antidilution provisions. Because of the nature of the Series B Share’s distribution, liquidation and voting rights, the value of one one-millionth of a Series B Share purchasable upon exercise of each Right should approximate the value of one Common Share.

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The Purchase Price payable, and the number of Series B Shares or other shares of beneficial interest in the Company or property of the Company issuable, upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution.

In general, at any time after a person or entity becomes an Acquiring Person, the Board may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become void), in whole or in part, for Series B Shares (or Common Shares or Special Shares) at an exchange rate of one one-millionth of a Series B Share (subject to adjustment) for each Right.

No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series B Shares or Existing Shares will be issued (other than fractions of Series B Shares which are integral multiples of one one-millionth of a Series B Share, which may, at the election of the Company, be evidenced by depository receipts), and in lieu thereof, a payment in cash will be made based on the market price of the Series B Shares or Existing Shares on the last trading date prior to the date of exercise.

The Rights may be redeemed in whole, but not in part, at a price of $0.00001 per Right (the “Redemption Price”) by the Board at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company beyond those as an existing shareholder, including, without limitation, the right to vote or to receive distribution.

Any of the provisions of the Rights Agreement may be amended by the Board for so long as the Rights are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Rights Agreement in any manner that does not adversely affect, in any material way, the interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).

This description of the Rights Agreement is qualified in its entirety by reference to the complete terms of the Rights Agreement, which is attached as Exhibit 10.23 to this Current Report and incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above under the heading “Purchase and Sale Agreement” is hereby incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above under the headings “Amended and Restated Credit Agreement”, “Natixis Credit Agreement” and “Merrill Lynch Capital Services Inc. Transaction Assignment Agreement and Related Agreements” is hereby incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation under the Amended Credit Agreement or the Natixis Credit Agreement.

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Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above under the heading “Purchase and Sale Agreement” and in Item 5.03 below under the heading “Adoption of Special Series A Certificate of Designation” is hereby incorporated by reference into this Item 3.02. As disclosed under the heading “Purchase and Sale Agreement” in Item 1.01 of this Current Report, on March 5, 2010, the Company sold 4,084,390 Special Series A Shares to the Purchaser. In addition, on March 5, 2010, the Company sold 1,185,610 Special Series A Shares to Natixis in connection with the Natixis Master Agreement and related transactions. These sales were not registered under the Securities Act of 1933, as amended (the “Securities Act”). The Special Series A Shares were sold in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and Rule 506 of Regulation D promulgated thereunder, as transactions not involving a public offering. Each of the purchasers in these transactions provided a written representation that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Act, and the Company did not engage in general solicitation.

The information set forth in Item 5.03 below under the heading “Reclassifications of Preferred Shares Into, and Exchanges of Preferred Shares for, Special Series A Shares” is hereby incorporated by reference into this Item 3.02. The reclassifications and exchanges of preferred shares discussed in Item 5.03 below were accomplished without registration under the Securities Act in reliance on the exemption from registration found in Section 3(a)(9) of the Securities Act, as these reclassifications and exchanges were by the Company with its existing security holders where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Items 5.03.and 8.01 below is incorporated herein by reference into this Item 3.03.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2010, CCG entered into an agreement (an “Employment Agreement Termination Agreement”) with each of the following named executive officers terminating each of their respective employment agreements: Marc D. Schnitzer (Chief Executive Officer & President), Robert L. Levy (Chief Financial Officer), Andrew J. Weil (Executive Managing Director) and Paul G. Smyth (Executive Managing Director). Pursuant to each of the Employment Agreement Termination Agreements, each such named executive officer will continue to be employed on an at-will basis, except with respect to Mr. Smyth, who will be employed in the commercial real estate business acquired by the Purchaser. In addition, CCG paid each of the named executive officers consideration for the termination of his employment contract (“Employment Agreement Termination Consideration”), and each named executive officer will be entitled to a severance amount (“Potential Future Severance Payment”), in the event that such named executive officer is terminated within six months after the closing of the Transactions. The consideration for termination of each named executive officer’s employment agreement and potential future severance payments are set forth below:

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	Employment Agreement	Potential Future
Named Executive Officer	Termination Consideration	Severance Payment
Marc D. Schnitzer	$100,000	$677,875
Robert L. Levy	$100,000	$134,769
Andrew J. Weil	$100,000	$255,692
Paul G. Smyth	$25,104.47	$108,365

This description of the Employment Agreement Termination Agreements is qualified in its entirety by reference to the complete terms of the Employment Agreement Termination Agreements, which are attached as Exhibits 10.18 through 10.21 to this Current Report and incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Adoption of Special Series A Certificate of Designation

Pursuant to the Company’s Second Amended and Restated Trust Agreement, dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007 (collectively, the “Trust Agreement”), the Company adopted, upon the approval of its Board, a certificate of designation creating 19,860,212 Special Series A Shares (the “Special Series A COD”), not all of which have been issued in connection with the Transactions. Each Special Series A Share is the equivalent of 15 Common Shares, on an as-converted basis, as to both voting and economic rights, but do not have any liquidation preferences or preferential dividend rights. The Board adopted, and determined to submit for shareholder approval, an amendment to the Trust Agreement (the “Trust Amendment”) to increase the number of shares of beneficial interest authorized for issuance (the “Trust Amendment”) to 800,000,000 in order to permit the automatic conversion of the Special Series A Shares into the appropriate number of Common Shares as well as to provide additional authorized shares of beneficial interest for future trust purposes. The Special Series A Shares automatically convert into Common Shares upon adoption by the Company’s shareholders of the Trust Amendment, which will cause a sufficient increase in the number of authorized Common Shares to permit the conversion of the Special A Shares. The Trust Amendment is expected to be considered and voted upon by shareholders at the Company’s upcoming annual meeting.

Amendment to Certificate of Designation for Special Preferred Voting Shares

Under the certificate of designation for the Company’s Special Preferred Voting Shares, a majority of the holders of the Special Preferred Voting Shares had the right to nominate non-independent trustees for election to the Board and also to fill any vacancies with respect to seats held by non-independent trustees. Effective March 5, 2010, the Company adopted an amendment to the certificate of designation for the Special Preferred Voting Shares to eliminate these rights, which amendment was approved by the requisite consent of the holders of the Special Preferred Voting Shares.

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Reclassifications of Preferred Shares Into, and Exchanges of Preferred Shares for, Special Series A Shares

Reclassifications. Effective March 5, 2010, the certificates of designation for the Company’s 4.4% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares (the “4.4% CRA Preferred Shares”) and 11% Shares were amended so that they are now governed by the Special Series A COD and the former holders of the 4.4% CRA Preferred Shares and 11% Shares are now holders of Special Series A Shares. These reclassifications were approved by approximately 97% of the holders of each of the 4.4% CRA Preferred Shares and 11% Shares.

Exchanges. Holders of 998,336 (representing 100%) of the Company’s CCRA Preferred Shares entered into exchange agreements, dated as of March 5, 2010, pursuant to which they exchanged such shares for an aggregate of 581,136 Special Series A Shares. Holders of 4,778,168 (or approximately 87%) of the Company’s Series A CRA Preferred Shares entered into exchange agreements, dated as of March 5, 2010, pursuant to which they exchanged such shares for an aggregate of 3,625,265 Special Series A Shares. The Series A CRA Preferred Shares, the 4.4% CRA Preferred Shares and the CCRA Preferred Shares are collectively referred to herein as the “CRA Preferred Shares”.

Bylaw Amendment

Effective March 5, 2010, the Company amended its bylaws to (i) clarify that any indemnification rights of, among others, the Company’s officers and trustees and the Manager under the bylaws will be in addition to such rights under the Trust Agreement, the Management Agreement, any contract, at law, any insurance policy or otherwise; and (ii) require that any amendment to the definitions of “Independent Trustee” and “Managing Trustee” in the Trust Agreement or the bylaws be approved by a majority of the Independent Trustees.

The descriptions of the Special Series A COD and amendments to the Company’s bylaws contained in this Item 5.03 are qualified in their entirety by reference to the complete terms of those documents set forth in Exhibits 3.1 to 3.7 of this Current Report.

Item 8.01. Other Events.

In addition to the transactions discussed above in this Form 8-K, the following additional transactions occurred as part of, in connection with, and as a result of, the Transactions:

•	The Purchaser entered into and consummated a purchase and sale agreement, dated as of March 5, 2010 (the “Sale Agreement”), with RSA pursuant to which it purchased from RSA 5,226,513 Special Series A Shares, representing approximately 21.6% of the Company’s common share equivalents, on a fully diluted basis, and Purchaser granted an option to RSA to purchase 25% of the Special Series A Shares sold and issued to Purchaser under the Sale Agreement and issued by the Company to the Purchaser under the Purchase Agreement.

•	Wells Fargo Bank, NA, Bank of America, NA, and Natixis separately entered NOL Lock-Up Agreements, each dated March 5, 2010, with the Company pursuant to which each such party and its beneficial owners agreed to certain transfer and other restrictions to govern their equity interests in the Company as a protective measure to prevent the Company from experiencing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended.

•	The Company and/or affiliates of Island Capital (on behalf of the Company) consummated settlement agreements with various creditors and claimants pursuant to which the Company (or an Island Capital affiliate on its behalf) paid $13.9 million as discounted pay offs to extinguish $116.3 million in face amount of other liabilities and claims.

•	As a result of the new issuance, reclassification, exchange and purchase transactions described above (in each case on a fully diluted basis):

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•	Purchaser owns 9,310,903 Special Series A Shares (including the shares purchased from RSA) representing approximately 38% of the common share equivalents outstanding;

•	Natixis owns 1,185,610 Special Series A Shares representing approximately 4.9% of the common share equivalents outstanding;

•	pre-transaction holders of CRA Preferred Shares own 8,655,597 Special Series A Shares representing approximately 36% of the common share equivalents outstanding;

•	pre-transaction holders of 11% Preferred Shares (other than the 11% Preferred Shares previously owned by RSA that were sold post-reclassification to Purchaser) own approximately 172,552 Special Series A Shares representing approximately 0.7% of the common share equivalents outstanding; and

•	pre-transaction holders of Common Shares own approximately 20% of the common share equivalents outstanding.

•	as of March 5, 2010, the Company had outstanding, on a fully diluted basis, approximately 363 million common and common share equivalents outstanding.

Item 9.01.  Financial Statements and Exhibits.

The Exhibit Index appearing after the signature page of this Form 8-K is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Centerline Holding Company
(Registrant)

March 11, 2010
	By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

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EXHIBIT INDEX

Exhibit
Number	Description
3.1	Amended and Restated Certificate of Designation of the Company’s 11% Cumulative Convertible Preferred Shares, Series A-1.
3.2	Amendment to the Amended and Restated Certificate of Designation of the Company’s 11% Cumulative Convertible Preferred Shares, Series A-1 relating to the reclassification of such shares into the Company’s Special Series A Shares
3.3	Amendment to the Certificate of Designation of the Company’s 4.4% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1, relating to the reclassification of such shares into the Company’s Special Series A Shares.
3.4	Certificate of Designation for the Company’s Special Series A Shares.
3.5	Certificate of Designation relating to the creation of the Company’s Special Series B Shares, dated as of March 5, 2010.
3.6	Amendment No. 2 to the Certificate of Designation of the Company’s Special Preferred Voting Shares, dated as of March 5, 2010.
3.7	Amendment No. 4 to the Fifth Amended and Restated Bylaws of Centerline Holding Company (“the Trust”), approved by the Trust’s board of trustees effective as of March 5, 2010.
10.1	Purchase and Sale Agreement, dated as of March 5, 2010, by and among Centerline Holding Company trust, Centerline Capital Group Inc., ARCAP 2004 RR3 Resecuritization, Inc., ARCAP 2005 RR5 Resecuritization, Inc., Centerline Fund Management LLC, Centerline CMBS Fund III Management LLC, Centerline REIT, Inc., CM Investor LLC, and C-III Capital Partners LLC.
10.2	Management Agreement, dated as of March 5, 2010, entered into by and among Island Centerline Manager LLC, on the one hand, and Centerline Holding Company and Centerline Capital Group Inc., jointly and severally on the other hand.
10.3	Master Novation, Stabilization, Assignment, Allocation, Servicing and Asset Management Agreement, dated as of March 5, 2010, by and among Centerline Holding Company, Centerline Capital Group Inc., Centerline Affordable Housing Advisors LLC, Centerline Guaranteed Manager LLC, Centerline Financial Holdings LLC, Centerline Mortgage Capital Inc., and Natixis Financial Products Inc.
10.4	Senior Secured Credit Agreement, dated as of March 5, 2010, between Centerline Financial Holdings LLC, the Lenders named therein, and Natixis Financial Products Inc., as administrative agent.
10.5	Receivables Assignment and Assumption Agreement (“Natixis Transaction Receivables Assignment”), dated as of March 5, 2010, by and among Centerline Holding Company, Centerline Capital Group Inc., Centerline Affordable Housing Advisors LLC, Centerline Guaranteed Manager LLC, each of the entities listed on Schedule A of the Natixis Transaction Receivables Assignment under the heading Credit Enhanced Fund General Partner, each of the entities listed on Schedule A of the Natixis Transaction Receivables Assignment under the heading Credit Enhanced Partnership General Partner, each of the entities listed on Schedule B of the Natixis Transaction Receivables Assignment under the heading Special Limited Partner, and Centerline Financial Holdings LLC.
10.6	Transaction Assignment Agreement, dated as of March 5, 2010, by and among Merrill Lynch Capital Services, Inc., Centerline Capital Group Inc., Centerline Guaranteed Holdings LLC, and with the consent and acknowledgement of Centerline Holding Company.

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Exhibit
Number	Description
10.7	Master Assignment, Stabilization, Assignment, Allocation, Servicing and Asset Management Agreement, dated as of March 5, 2010, by and among Centerline Holding Company, Centerline Capital Group Inc., Centerline Affordable Housing Advisors LLC, Centerline Mortgage Capital Inc., Centerline Guaranteed Manager LLC, and Centerline Guaranteed Holdings LLC.
10.8	Receivables Assignment and Assumption Agreement (the “Merrill Transaction Receivables Assignment”), dated as of March 5, 2010, by and among Centerline Holding Company, Centerline Capital Group Inc., Centerline Affordable Housing Advisors LLC, Centerline Guaranteed Manager II LLC, Centerline Guaranteed Holdings LLC, and each of the entities listed on Schedule A of the Merrill Transaction Receivables Assignment under the heading Special Limited Partner.
10.9	ISDA Master Agreement, dated as of March 5, 2010, between Merrill Lynch Capital Services Inc. and Centerline Guaranteed Holdings LLC.
10.10	Multicurrency – Cross Border Schedule to the Master Agreement, dated as of March 5, 2010, between Merrill Lynch Capital Services Inc. and Centerline Guaranteed Holdings LLC.
10.11	ISDA Credit Support Annex to the Schedule to the ISDA Master Agreement, dated as of March 5, 2010, between Merrill Lynch Capital Services Inc. and Centerline Guaranteed Holdings LLC.
10.12	Paragraph 13 to ISDA Credit Support Annex to the Schedule to the ISDA Master Agreement, dated as of March 5, 2010, between Merrill Lynch Capital Services Inc. and Centerline Guaranteed Holdings LLC.
10.13	Reaffirmation of Guarantee, dated as of March 5, 2010, executed by Centerline Holding Company in favor of Merrill Lynch Capital Services Inc.
10.14	Omnibus Agreement, dated as of March 5, 2010, by and among Centerline Holding Company, Centerline Capital Company LLC, Related Special Assets LLC, and Related General II, L.P.
10.15	Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of March 5, 2010, with the Guarantors listed on Schedule 1 thereto, the Lenders named therein, Bank of America, N.A. as issuing bank and as administrative agent, Banc of America Securities, LLC and Citicorp USA Inc., as co-lead arrangers, and Banc of America Securities, LLC as book manager.
10.16	Registration Rights Agreement, dated as of March 5, 2010, by and among Centerline Holding Company and C-III Capital Partners LLC.
10.17	Registration Rights Agreement, dated as of March 5, 2010, by and among Centerline Holding Company and Island Centerline Manager LLC.
10.18	Employment Agreement Termination Agreement of Marc D. Schnitzer, dated March 5, 2010, by and between Marc D. Schnitzer and Centerline Capital Group Inc.
10.19	Employment Agreement Termination Agreement of Robert L. Levy, dated March 5, 2010, by and between Robert L. Levy and Centerline Capital Group Inc.
10.20	Employment Agreement Termination Agreement of Andrew J. Weil, dated March 5, 2010, by and between Andrew J. Weil and Centerline Capital Group Inc.
10.21	Employment Agreement Termination Agreement of Paul G. Smyth, dated March 5, 2010, by and between Paul Smyth and Centerline Capital Group Inc.
10.22	Consulting and Advisory Agreement, dated March 5, 2010, between Centerline Capital Group, Inc. and TRCLP Affordable Acquisitions LLC.
10.23	Tax Benefits Preservation Plan, dated March 5, 2010, between Centerline Holding Company and Computershare Trust Company, N.A.

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Exhibit 3.1
FINAL VERSION
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
of
11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES, SERIES A-1
of
CENTERLINE HOLDING COMPANY
Pursuant to the Second Amended and Restated Trust Agreement of Centerline Holding Company, a Delaware statutory trust (the “Company”), dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007 (the “Trust Agreement”).
Pursuant to the authority expressly vested in the board of trustees of the Company (the “Board”) by the Trust Agreement, the Board (i) duly adopted on January 17, 2008, resolutions providing for the creation of a class of Preferred Shares of the Company, with substantially (x) the designations, powers, preferences, (y) the relative, participating, optional or other special rights, and (z) the qualifications, limitations or restrictions set forth below (in addition to those set forth in the Trust Agreement) and (ii) formed a Rights Offering Committee of the Board (the “Rights Offering Committee”) and delegated to the Rights Offering Committee the authority to make changes to the form of certificate of designation with respect to such class of Preferred Shares. The Rights Offering Committee, pursuant to resolutions duly adopted on January 25, 2008, approved the adoption of a certificate of designation of the 11.0% Cumulative Convertible Preferred Shares, Series A-1 (the “11.0% Cumulative Convertible Preferred Shares) of the Company, (the “Original Certificate of Designation”).
The Board, by resolution duly adopted on March 5, 2010, approved the amendment and restatement of the Original Certificate of Designation in the form of this Amended and Restated Certificate of Designation (this “Amended and Restated Certificate of Designation”) to effect the terms set forth below and directed that this Amended and Restated Certificate of Designation be attached as an appendix to the Trust Agreement. The effective date of this Amended and Restated Certificate of Designation is March 5, 2010 (the “Effective Date”). Capitalized terms used and not otherwise defined herein shall for all purposes of this Amended and Restated Certificate of Designation have the respective meaning as specified by the Trust Agreement.
RECITALS
WHEREAS, the Company has previously redeemed a portion of the 11.0% Cumulative Convertible Preferred Shares originally issued to Related Special Assets LLC, a Delaware limited liability company (“Related”) with the net proceeds received by the Company from a rights offering to holders of certain of the Company’s securities (the “Rights Offering”);
WHEREAS, the Company, among others, has entered into a Settlement Agreement dated April 8, 2009 (the “Settlement Agreement”) in connection with the settlement of Carfagno v. Schnitzer, 08-CV-912(SAS) (S.D.N.Y.) and other related lawsuits (the “Settlement”); and

WHEREAS, pursuant to the Settlement Agreement, Related, the holder of at least a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares, agreed to waive (the “Waiver”) certain of its rights under the Original Certificate of Designation with respect to the dividend rate and conversion price for the10,843,492 of the Company’s 11.0% Cumulative Convertible Preferred Shares that Related holds (the “Related Shares”); and
WHEREAS, on May 18, 2009, the court having jurisdiction over the Settlement (the “Court”) issued its Order and Final Judgment (the “Order”) approving the Settlement, including the Waiver, but such Order is not effective until the dismissal of the actions Off v. Ross, et al, Civ. A. No. 3468-VCP (Del. Ch.) and Ciszerk v. Ross, Civ. A. No. 3511-VCP (Del. Ch.) (the “Dismissal”); and
WHEREAS, the Board duly approved and adopted resolutions on March 5, 2010, approving the amendment of the Original Certificate of Designation in the form of this Amended and Restated Certificate of Designation and the terms hereof; and
WHEREAS, in accordance with Section 5.c. of the Original Certificate of Designation, Related, as the holder of at least a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares, consented to the amendment of the Original Certificate of Designation in the form of this Amended and Restated Certificate of Designation pursuant to the Amendment Agreement, dated March 5, 2010 entered into between the Company and Related; and
WHEREAS, as of the date hereof, the Dismissal has not yet become effective but Related and the Company nonetheless wish to implement the Waiver and to adopt this Amended and Restated Certificate of Designation.
NOW, THEREFORE, the Original Certificate of Designation is hereby amended and restated in its entirety effective as of the Effective Date, as follows:
1. DESIGNATION AND AMOUNT. The shares of such class of Preferred Shares shall be designated “11.0% Cumulative Convertible Preferred Shares, Series A-1” (the “11.0% Cumulative Convertible Preferred Shares,” ) and, subject to the Trust Agreement, the number of shares constituting such class shall be as determined from time to time by the Board. The Company may, from time to time, issue additional 11.0% Cumulative Convertible Preferred Shares and has issued, and may from time to time issue, other securities that are on parity with the 11.0% Cumulative Convertible Preferred Shares with respect to the payment of distributions and rights upon the Company’s liquidation, dissolution or winding up, which includes, but is not limited to, additional already issued and currently outstanding 4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1 (the “Cumulative Perpetual Convertible CRA Shares”). The additional 11.0% Cumulative Convertible Preferred Shares will be treated as a single class and series for all purposes of this Amended and Restated Certificate of Designation, including, without limitation, for purposes of voting, waivers, amendments, redemptions and offers to purchase.

2. DISTRIBUTIONS, EARNINGS AND TAX ALLOCATIONS.
a. Distributions. (i) Except as set forth in clause (ii) below and Section 2.b. and subject to the provisions of 2.g, the Company shall pay, when, as and if, declared, out of funds legally available therefor, cumulative preferential cash distributions on each 11.0% Cumulative Convertible Preferred Share at the annual rate of 11.0% (equivalent initially to $1.287 per share per year), as may be adjusted pursuant to Section 2.g, computed on the basis of a 360-day year consisting of twelve 30-day months (such annual rate, the “Dividend Rate”), based on the initial liquidation amount of $11.70 per share (such per share amount, as adjusted, the “Liquidation Preference”). The initial distribution and any distribution payable on 11.0% Cumulative Convertible Preferred Shares for any other partial distribution period will be prorated for the period of time the 11.0% Cumulative Convertible Preferred Shares are outstanding during the applicable period. Distributions on the 11.0% Cumulative Convertible Preferred Shares shall be cumulative from the date of issuance (the “Issue Date”), shall be payable for each calendar quarter in arrears on the following dates of each year: January 31, April 30, July 31 and October 31 and any accumulated and unpaid distribution will be added to the Liquidation Preference on each Distribution Payment Date if not declared and paid in cash on such Distribution Payment Date, such that such accumulated and unpaid distributions will effectively compound each quarter; provided, however, that if any such date is not a business day, the applicable distribution will be made on the next succeeding business day in respect of the immediately preceding calendar quarter ending December 31, March 31, June 30, and September 30, respectively (each such date, a “Distribution Payment Date”).
ii. Notwithstanding any provision to the contrary in this Amended and Restated Certificate of Designation (including Section 2.a.i.), on and effective as of the Effective Date, the “Dividend Rate,” solely with respect to each of the Related Shares, shall be an annual rate of 9.5% (equivalent initially to $1.1115 per share per year), as may be adjusted pursuant to Section 2.g, rather than the Dividend Rate set forth in Section 2.a..i. The provisions of this Section 2.a.ii. shall apply to Related and any subsequent holder of the Related Shares.
b. Initial Distribution. Pursuant to the terms of Section 2.a., the initial quarterly distribution payable on the 11.0% Cumulative Convertible Preferred Shares shall be equal to the quarterly distribution otherwise payable on such shares, prorated for the period from the date of issuance of the 11.0% Cumulative Convertible Preferred Shares to the end of the calendar quarter in which the 11.0% Cumulative Convertible Preferred Shares were issued.
c. Record Date. Distributions will be payable to holders of record of the 11.0% Cumulative Convertible Preferred Shares as they appear in the Company’s transfer records at the close of business on the applicable record date, which shall be the last day of the calendar quarter (whether or not a business day) prior to the applicable Distribution Payment Date or such other date designated by the Board for the payment of distributions that is not more than 31 nor less than 10 days prior to such Distribution Payment Date (each, a “Distribution Record Date”).

d. Distribution Priorities.
i. If any 11.0% Cumulative Convertible Preferred Shares are outstanding, except as permitted in the next sentence, no full distributions shall be declared, paid or set apart for payment on any of the Company’s shares ranking, as to the payment of distributions or rights upon the Company’s liquidation, dissolution or winding up on a parity with or junior to the 11.0% Cumulative Convertible Preferred Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof irrevocably set apart for such payment, on the 11.0% Cumulative Convertible Preferred Shares for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so irrevocably set apart) upon the 11.0% Cumulative Convertible Preferred Shares and any other Preferred Shares ranking, as to distributions, on a parity with the 11.0% Cumulative Convertible Preferred Shares, including, without limitation, the Cumulative Perpetual Convertible CRA Shares, all distributions declared upon the 11.0% Cumulative Convertible Preferred Shares and such other Preferred Shares, including, without limitation, the Cumulative Perpetual Convertible CRA Shares, shall be declared pro rata so that the amount of distributions declared for each 11.0% Cumulative Convertible Preferred Share and each such other Preferred Shares, including, without limitation, the Cumulative Perpetual Convertible CRA Shares, shall in all cases bear to each other the same ratio that accumulated and unpaid distributions for each 11.0% Cumulative Convertible Preferred Share and such other Preferred Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Preferred Shares are not entitled to a cumulative distribution) bear to each other.
ii. Except as provided herein, including the payment of distributions on Preferred Shares ranking, as to distributions, on a parity with the 11.0% Cumulative Convertible Preferred Shares as provided in the second sentence of Section 2.d.i., unless full cumulative distributions on the 11.0% Cumulative Convertible Preferred Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in any of the Company’s shares ranking, as to distributions and rights upon the Company’s liquidation, dissolution and winding up, junior to the 11.0% Cumulative Convertible Preferred Shares) shall be declared or paid or set apart for payment, nor shall any other distribution be made, upon any of the Company’s shares ranking, as to distributions or rights upon the Company’s liquidation, dissolution and winding up, on a parity with or junior to the 11.0% Cumulative Convertible Preferred Shares, nor shall any of the Company’s shares ranking, as to the payment of distributions or rights upon the Company’s liquidation, dissolution or winding up, on a parity with or junior to the 11.0% Cumulative Convertible Preferred Shares be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company or any of the Company’s Affiliates (except by conversion into or exchange for other of the Company’s Shares ranking, as to the payment of distributions and rights upon the Company’s liquidation, dissolution or winding up junior to the 11.0% Cumulative Convertible Preferred Shares).
e. Accumulated Distributions. Distributions on the 11.0% Cumulative Convertible Preferred Shares will accumulate, whether or not there are funds legally available for the payment thereof and whether or not they are declared, and accumulated but unpaid distributions will accumulate as of the Distribution Payment Date on which they first become payable. Any distribution payment made on the 11.0% Cumulative Convertible Preferred Shares shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Shares that remains payable at the time of such distribution payment.

f. Compliance with Law. No distributions on the Convertible Preferred Shares will be authorized by the Board or paid or set apart for payment if such authorization, payment or setting apart for payment would violate any of the Company’s agreements or instruments, including, without limitation, the Credit Agreement (as defined below), as the same may from time to time be amended, or is restricted or prohibited by law.
g. Increase in Dividend Rate. If the Company fails to pay the redemption price on any Redemption Date (as defined below), then the Dividend Rate shall increase commencing on such Redemption Date on the 11.0% Cumulative Convertible Preferred Shares by 4.00% until such date that the redemption price is paid or funds sufficient for the payment of such redemption price are irrevocably deposited in trust by the Company pursuant to Section 3 below.
3. REDEMPTION.
a. Call Redemption. Except as provided in this Section 3.a., the 11.0% Cumulative Convertible Preferred Shares are not redeemable by the Company at any time prior to the Final Redemption Date (as defined below). Unless previously redeemed or converted as herein provided, the Company will redeem all 11.0% Cumulative Convertible Preferred Shares then outstanding at a per share amount equal to 100% of the Liquidation Preference plus an amount equal to any accumulated and unpaid distributions not included in the Liquidation Preference to, but excluding, the Final Redemption Date, on January, 25, 2018 (the “Final Redemption Date”).
The Company may redeem the 11.0% Cumulative Convertible Preferred Shares, in whole or in part, at a price per share equal to 100% of the Liquidation Preference plus an amount equal to any accumulated and unpaid distributions not included in the Liquidation Preference to the Redemption Date at any time on or after January 31, 2013; provided that (A) the Closing Sale Price of the Common Shares multiplied by the Conversion Rate then in effect equals or exceeds 130% of the Liquidation Preference plus an amount equal to any accumulated and unpaid distributions not included in the Liquidation Preference for 20 Trading Days during any 30 consecutive Trading Day period ending after January 31, 2013 and (B) the Company has paid all accumulated and unpaid distributions on the Distribution Payment Date immediately preceding such Redemption Date.
“Closing Sale Price” means for all purposes of this Amended and Restated Certificate of Designation, with respect to the Common Shares, on any date, the last reported per share sale price (or, if no last sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the Common Shares are then listed, or if the Common Shares are not then listed on a United States national or regional exchange, as reported on the principal over-the-counter market on which the Common Shares are then traded or quoted.

“Trading Day” means for all purposes of this Amended and Restated Certificate of Designation, (i) if the Common Shares are listed or admitted for trading on any national or regional securities exchange, days on which such national or regional securities exchange is open for business, (ii) if the Common Shares are quoted on any system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system, or (iii) if the Common Shares are not listed on a national or regional securities exchange or quoted on any system of automated dissemination of quotation of securities prices, days on which the Common Shares are traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Shares are available.
b. Source of Financing. Redemptions of the 11.0% Cumulative Convertible Preferred Shares may be financed using funds from any source.
c. Notice of Redemption. Notice of redemption will be mailed not less than 20 nor more than 60 days prior to the date of redemption (the “Redemption Date”), to each holder of 11.0% Cumulative Convertible Preferred Shares to be redeemed, notifying such holder of the Company’s election to redeem such shares, stating (i) the Redemption Date, (ii) the redemption price, (iii) the number of 11.0% Cumulative Convertible Preferred Shares to be redeemed (and, if fewer than all the 11.0% Cumulative Convertible Preferred Shares are to be redeemed, the number of shares to be redeemed from such holder), (iv) the place(s) where the 11.0% Cumulative Convertible Preferred Shares are to be surrendered for payment, (v) that distributions on the 11.0% Cumulative Convertible Preferred Shares to be redeemed will cease to accumulate on such Redemption Date and (vi) the date upon which the holder’s conversion rights, if any, as to such 11.0% Cumulative Convertible Preferred Shares shall terminate. If fewer than all of the 11.0% Cumulative Convertible Preferred Shares outstanding are to be redeemed, the 11.0% Cumulative Convertible Preferred Shares to be redeemed will be determined pro rata or by lot or in such other manner as prescribed by the Board. Holders of 11.0% Cumulative Convertible Preferred Shares may continue to convert their 11.0% Cumulative Convertible Preferred Shares into Common Shares after receiving notice of redemption through the close of business on the Redemption Date in accordance with the provisions of Section 6 hereof.
d. Mechanics of Redemption. On or after a Redemption Date, each applicable holder of 11.0% Cumulative Convertible Preferred Shares to be redeemed must present and surrender the certificate representing such 11.0% Cumulative Convertible Preferred Shares to the Company at the place designated in the applicable notice, duly endorsed, and thereupon the Company shall pay or cause to be paid the redemption price of such shares to or on the order of the person whose name appears on such certificate as the owner thereof, and each certificate so surrendered will thereafter be canceled. If fewer than all the shares represented by any such certificate are to be redeemed, the Company shall issue a new certificate representing the unredeemed shares. A holder may notify the Company that its certificate or certificates have been lost, stolen or destroyed, and, upon execution of an agreement satisfactory to the Company to indemnify the Company for any loss incurred by it in connection with such lost certificate or certificates or an indemnity bond (in the Company’s sole discretion), and assuming such holder’s compliance with the other provisions of this Section 3.d, such holder shall be entitled to receive the amounts contemplated by this Section 3.d. From and after such Redemption Date (unless the Company defaults in payment of the redemption price), all distributions on 11.0% Cumulative Convertible Preferred Shares called for redemption will cease to accumulate and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accumulated and unpaid distributions to, but excluding, the Redemption Date), will cease and terminate and such shares may not thereafter be transferred (except with the Company’s consent) in the Company’s transfer records, and such shares shall not be deemed to be outstanding for any purpose whatsoever.
e. Deposit of Redemption Price. At the Company’s election, the Company may, prior to the Redemption Date, irrevocably deposit the redemption price (including accumulated and unpaid distributions not included in the Liquidation Preference) of the 11.0% Cumulative Convertible Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the 11.0% Cumulative Convertible Preferred Shares to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) require such holders to surrender the certificates representing such shares at such place on or about, but not later than, the Redemption Date against payment of the redemption price (including all accumulated and unpaid distributions to such Redemption Date). Any moneys so deposited which remain unclaimed by the holders of the 11.0% Cumulative Convertible Preferred Shares at the end of two years after the Redemption Date will be returned by such bank or trust company to the Company.
f. Voting Rights Upon Redemption/Conversion. The voting rights granted to the holders of the 11.0% Cumulative Convertible Preferred Shares (see Section 5 hereof) will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding 11.0% Cumulative Convertible Preferred Shares have been converted, redeemed or called for redemption and sufficient funds shall have been irrevocably deposited in trust to effect such redemption.
g. Payment of Cumulative Distributions Prior to Redemption. Notwithstanding anything in this Section 3 to the contrary, unless full cumulative distributions on the 11.0% Cumulative Convertible Preferred Shares have been or contemporaneously are declared and paid, or declared and sum sufficient for the payment thereof irrevocably set apart for payment for all past distribution periods and the then current distribution period, no 11.0% Cumulative Convertible Preferred Shares will be redeemed unless all outstanding 11.0% Cumulative Convertible Preferred Shares are simultaneously redeemed, provided, however, that the foregoing will not prevent the purchase or acquisition by the Company of 11.0% Cumulative Convertible Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding 11.0% Cumulative Convertible Preferred Shares. In addition, unless full cumulative distributions on all outstanding 11.0% Cumulative Convertible Preferred Shares have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof irrevocably set apart for payment for all past distributions periods and the then current distribution period, the Company may not purchase or otherwise acquire directly or indirectly any 11.0% Cumulative Convertible Preferred Shares or any of the Company’s shares ranking, as to the payment of distributions or rights upon the Company’s liquidation, dissolution or winding up on a parity with or junior to the 11.0% Cumulative Convertible Preferred Shares (except by conversion into or exchange for other of the Company’s Shares ranking, as to distributions and rights upon the Company’s liquidation, dissolution or winding up, junior to the 11.0% Cumulative Convertible Preferred Shares) provided, however, that the foregoing will not prevent the purchase or acquisition by the Company of 11.0% Cumulative Convertible Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding 11.0% Cumulative Convertible Preferred Shares.
h. Repurchase at Option of Holder Upon a Fundamental Change.
i. If a Fundamental Change (as defined below) occurs at any time prior to the Final Redemption Date, then each holder of 11.0% Cumulative Convertible Preferred Shares shall have the right, at such holder’s option, to require the Company to repurchase all of such holder’s 11.0% Cumulative Convertible Preferred Shares, or any portion thereof, for cash on a date designated by the Company (the “Fundamental Change Repurchase Date”) that is not less than twenty (20) nor more than thirty (30) days after the date of the Fundamental Change Notice (as defined below) in respect of such Fundamental Change at a repurchase price per share equal to 100% of the Liquidation Preference of the 11.0% Cumulative Convertible Preferred Shares to be repurchased, plus an amount equal to any accumulated and unpaid distributions not included in the Liquidation Preference up to, but excluding, the Fundamental Change Repurchase Date. Notwithstanding the foregoing, if a Fundamental Change Repurchase Date is after a Distribution Record Date but on or prior to the corresponding Distribution Payment Date, the Company will pay the full amount of accumulated and unpaid distributions on such Distribution Payment Date to the holder of record at the close of business on the corresponding Distribution Record Date. Notwithstanding the foregoing, no 11.0% Cumulative Convertible Preferred Shares may be surrendered for repurchase pursuant to this Section 3.h in connection with a merger, consolidation, conversion or other transaction effected solely for the purpose of changing the Company’s jurisdiction of organization to any other state within the United States.
ii. Before the fifteenth (15th) day after the occurrence of a Fundamental Change, the Company shall mail or cause to be mailed to all holders of record on the date of the Fundamental Change a notice (the “Fundamental Change Notice”) of the occurrence of such Fundamental Change, of the repurchase right at the option of the holders arising as a result thereof and the Fundamental Change Conversion Date (as defined below).
Each Fundamental Change Notice shall specify (A) the circumstances constituting the Fundamental Change, (B) the Fundamental Change Repurchase Date, (C) that; if the holder desires to exercise its repurchase right pursuant to this Section 3.h, the holder must do so on or prior to the close of business on the Fundamental Change Repurchase Date (the “Fundamental Change Expiration Time”), (D) that the holder shall have the right to withdraw any 11.0% Cumulative Convertible Preferred Shares surrendered prior to the Fundamental Change Expiration Time, (E) if the 11.0% Cumulative Convertible Preferred Shares are then convertible, that 11.0% Cumulative Convertible Preferred Shares as to which an Option of Holder to Elect Repurchase (as hereinafter defined) has been given may be converted only if the Option of Holder to Elect Repurchase is withdrawn in accordance with the terms of the Trust Agreement, (F) a description of the procedure that a holder must follow to exercise such repurchase right and to withdraw any surrendered 11.0% Cumulative Convertible Preferred Shares, (G) the place or places where the holder is to surrender such holder’s 11.0% Cumulative Convertible Preferred Shares, (H) the amount of accumulated and unpaid distributions in respect of such holder’s 11.0% Cumulative Convertible Preferred Shares to the Fundamental Change Repurchase Date and (I) the CUSIP number or numbers of the 11.0% Cumulative Convertible Preferred Shares (if then generally in use).

No failure of the Company to give the foregoing notices and no defect therein shall limit the holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the 11.0% Cumulative Convertible Preferred Shares pursuant to this Section 3.h.
iii. Repurchases of 11.0% Cumulative Convertible Preferred Shares under this Section 3.h shall be made, at the option of the holder thereof, upon delivery to the Company, prior to the Fundamental Change Expiration Time, at the address specified in the applicable Fundamental Change Notice by a holder of a duly completed and executed notice (the “Option of Holder to Elect Repurchase”) in the form set forth on the reverse of the 11.0% Cumulative Convertible Preferred Share.
The Company shall not be required to purchase from any holder, fractions of an 11.0% Cumulative Convertible Preferred Share.
Notwithstanding anything herein to the contrary, any holder delivering to the Company the Option of Holder to Elect Repurchase contemplated by this Section 3.h shall have the right to withdraw such Option of Holder to Elect Repurchase at any time prior to the Fundamental Change Expiration Time by delivery of a written notice of withdrawal to the Company in accordance with Section 3.h.iv below. 11.0% Cumulative Convertible Preferred Shares in respect of which an Option of Holder to Elect Repurchase has been given by the holder thereof may not be converted pursuant to Section 6 hereof on or after the date of the delivery of such Option of Holder to Elect Repurchase unless such Option of Holder to Elect Repurchase has first been validly withdrawn.
For a 11.0% Cumulative Convertible Preferred Share to be so repurchased at the option of the holder, the Company must receive at the address specified in the Fundamental Change Notice a share certificate, if any, in respect of such 11.0% Cumulative Convertible Preferred Share duly endorsed for transfer in favor of the Company (or an affidavit of lost share certificate in respect thereof together with either, at the option of the Company in its sole discretion, an indemnity agreement or indemnity bond), together with the form entitled “Option of Holder to Elect Repurchase” on the reverse thereof duly completed and such 11.0% Cumulative Convertible Preferred Share duly endorsed for transfer, on or before the Fundamental Change Expiration Time. All questions as to the validity, eligibility (including time of receipt) and acceptance of any 11.0% Cumulative Convertible Preferred Share for repurchase shall be determined by the Company, the determination of which shall be final and binding absent manifest error.

iv. An Option of Holder to Elect Repurchase may be withdrawn by means of a written notice of withdrawal delivered to the address specified in the Fundamental Change Notice in accordance with the Option of Holder to Elect Repurchase at any time prior to the Fundamental Change Expiration Time, specifying:
A.	the 11.0% Cumulative Convertible Preferred Shares with respect to which such notice of withdrawal is being submitted;

B.	the certificate number, if any, of the 11.0% Cumulative Convertible Preferred Shares in respect of which such notice of withdrawal is being submitted; and

C.	the amount of 11.0% Cumulative Convertible Preferred Shares, if any, that remain subject to the original Option of Holder to Elect Repurchase.
v. At the Company’s election, the Company may, prior to the Fundamental Change Repurchase Date, irrevocably deposit an amount of money sufficient to repurchase all the 11.0% Cumulative Convertible Preferred Shares to be repurchased on the Fundamental Change Repurchase Date in trust for the holders thereof with a bank or trust company, in which case the Fundamental Change Notice will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the offer to purchase and (iii) require such holders to surrender the certificates representing such shares at such place on or about, but not later than, the Fundamental Change Repurchase Date against payment of the purchase price therefor (including all accumulated and unpaid distributions to such Fundamental Change Repurchase Date). Any moneys so deposited which remain unclaimed by the holders of the 11.0% Cumulative Convertible Preferred Shares at the end of two years after the Fundamental Change Repurchase Date will be returned by such bank or trust company to the Company.
If on the business day immediately following the Fundamental Change Repurchase Date, the Company or such other bank or trust company, holds money sufficient to repurchase all of the 11.0% Cumulative Convertible Preferred Shares that are to be purchased as of the Fundamental Change Repurchase Date, then, on and after such date, (i) such 11.0% Cumulative Convertible Preferred Shares will cease to be outstanding, (ii) distribution on such 11.0% Cumulative Convertible Preferred Shares will cease to accumulate, and (iii) all other rights of the holders of such 11.0% Cumulative Convertible Preferred Shares will terminate, other than the right to receive the repurchase price upon delivery of the 11.0% Cumulative Convertible Preferred Shares in accordance with this Section 3.h.
vi. The Company will comply with the requirements of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent applicable, and file a Schedule TO or any other required schedule or form under the Exchange Act to the extent then applicable in connection with the repurchase rights of the holders of 11.0% Cumulative Convertible Preferred Shares pursuant to this Section 3.h in the event of a Fundamental Change. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Amended and Restated Certificate of Designation governing an offer to purchase upon a Fundamental Change, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Amended and Restated Certificate of Designation by virtue of such compliance.

vii. A “Fundamental Change” means the occurrence of any of the following: (A) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis) to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (B) the adoption of a plan the consummation of which would result in the Company’s liquidation or dissolution, (C) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Company’s voting shares, (D) during any period of two consecutive years, individuals who at the beginning of such period comprised the Board (together with any new trustees whose election by such Board or whose nomination for election by the Company’s shareholders was approved by a vote of 66 2/3% of the Company’s trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office, or (E) the Common Shares cease to be listed on a national securities exchange or quoted on an over-the-counter market in the United States.
viii. Notwithstanding the foregoing, in the event any Fundamental Change would constitute the payment of a distribution or a liquidation, dissolution or winding up of the Company, then the payment by the Company to any holder of 11.0% Cumulative Convertible Preferred Shares upon a Fundamental Change shall be subject to the rights of all holders of all other of the Company’s Shares ranking on parity with the 11.0% Cumulative Convertible Preferred Shares as to the payment of distributions or rights upon the Company’s liquidation, dissolution or winding up, to receive payment on parity with the 11.0% Cumulative Convertible Preferred Shares.
i. Compliance with Law. Notwithstanding anything to the contrary contained herein, no redemption or repurchase pursuant to this Section 3 will be made by the Company if such redemption or repurchase is restricted or prohibited by law or would violate any of the Company’s agreements or instruments, including, without limitation, the Credit Agreement (as defined below), as the same may from time to time be amended.
4. LIQUIDATION, DISSOLUTION OR WINDING UP.
a. Payment of Distributions and Rights. Subject to the rights of any equity securities ranking on parity with, or senior to, the 11.0% Cumulative Convertible Preferred Shares, including, without limitation, the Cumulative Perpetual Convertible CRA Shares, and the then existing and future liabilities, upon liquidation, dissolution or winding up of the Company, the holders of the 11.0% Cumulative Convertible Preferred Shares shall be entitled to the Liquidation Preference per such share plus any accrued and unpaid distributions on such shares not otherwise included in the Liquidation Preference. With respect to the payment of distributions and rights upon the Company’s liquidation, dissolution or winding up, the 11.0% Cumulative Convertible Preferred Shares shall rank: (i) senior to (A) the Common Shares; (B) the Convertible Community Reinvestment Act Preferred Shares of the Company and

Series A Convertible Community Reinvestment Act Preferred Shares of the Company; and (C) all other equity securities issued by the Company the terms of which acknowledge such ranking; (ii) on a parity with (A) the Cumulative Perpetual Convertible CRA Shares; and (B) all other equity securities the terms of which acknowledge such ranking; and (iii) junior to (A) all equity securities issued by the Company whose terms specifically provide that they rank senior to the 11.0% Cumulative Convertible Preferred Shares; and (B) the payment of the Company’s then existing and future liabilities (including the Company’s indebtedness).
The 11.0% Cumulative Convertible Preferred Shares shall not be entitled to CRA Credits. “CRA Credits” are an allocation of the value of any assets owned directly or indirectly by the Company which a Cumulative Perpetual Convertible CRA Shareholder or holder of a parity security may be able to report under the “investment test” promulgated under the Community Reinvestment Act of 1977, as amended from time to time and as affected by the Gramm-Leach-Bliley Act, enacted on November 12, 1999 (the “CRA”).
b. Additional Issuances. The Company may issue, without consent of the holders of 11.0% Cumulative Convertible Preferred Shares (“Cumulative Convertible Preferred Shareholders”): (i) additional Common Shares; (ii) securities that rank on parity with or junior to the 11.0% Cumulative Convertible Preferred Shares with respect to payment of distributions and rights upon the Company’s liquidation, dissolution or winding up, including, without limitation, 11.0% Cumulative Convertible Preferred Shares and Cumulative Perpetual Convertible CRA Shares; and (iii) additional securities which rank senior to the 11.0% Cumulative Convertible Preferred Shares solely with respect to CRA Credit allocations and not with respect to payment of distributions and rights upon the Company’s liquidation, dissolution or winding up; and (iv) subject to Section 5.c.ii, additional indebtedness.
5. VOTING RIGHTS.
a. General. To the extent not prohibited by the rules of the NYSE and any other national or regional securities exchange or system of automated dissemination of quotation of securities prices in the United States on which the Common Shares are then traded or quoted, the 11.0% Cumulative Convertible Preferred Shares shall be entitled to vote together with the holders of Common Shares as a single class (together with any other securities issued by the Company that are entitled to vote together with the Common Shares with respect to the matter to be voted upon) on all matters that holders of Common Shares are entitled to vote upon, with each 11.0% Cumulative Convertible Preferred Share entitled to such number of votes as are equal to the number of whole Common Shares such 11.0% Cumulative Convertible Preferred Share would be convertible into as of the record date for any such vote of Common Shares regardless of whether the 11.0% Cumulative Convertible Preferred Shares are then so convertible.
b. Outstanding Distributions/Redemption Payment. Whenever (i) distributions on any 11.0% Cumulative Convertible Preferred Shares are in arrears for six or more quarterly periods or (ii) the Company fails to pay the redemption price on any Redemption Date, in each case, subject to the provisions of and in accordance with the Trust Agreement, the holders of a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares and the holders of any other parity preferred shares upon which like voting rights have been conferred and are exercisable, including, but not limited to, the Cumulative Perpetual Convertible CRA Shares, if applicable (voting together as a single class with all holders of other parity preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to nominate and elect two trustees to the Board for a one-year term. In exercising their rights to nominate and elect such trustees under this Section 5.b., the holders of the 11.0% Cumulative Convertible Preferred Shares shall comply with all requirements as to the composition of the Board set forth in the Trust Agreement, including any certificates of designation, and the Company Bylaws. During the period of any such arrearage, the Board shall increase the size of the Board by two members to accommodate the two additional trustees. Upon the cure of such arrearage, the two additional trustees shall immediately cease to be trustees and the size of the Board shall be reduced by two members. Such election shall be held at a special meeting of such shareholders and at each subsequent annual meeting until all arrearages and the distributions on the 11.0% Cumulative Convertible Preferred Shares and such other preferred shares have been fully paid or a sum sufficient for the full payment thereof has been irrevocably set apart. Vacancies for trustees elected by holders of 11.0% Cumulative Convertible Preferred Shares and such other preferred shares shall be filled by the remaining trustee so elected then in office or, if there is no such remaining trustee, by the holders of a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares and such other preferred shares voting together as a single class. A trustee elected by the holders of 11.0% Cumulative Convertible Preferred Shares and such other preferred shares may be removed with or without cause only by the holders of a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares and such other preferred shares voting together as a single class. Trustees elected by the holders of the 11.0% Cumulative Convertible Preferred Shares and such other preferred shares shall not be divided into the classes of the Board and the term of office of all trustees elected by the holders of 11.0% Cumulative Convertible Preferred Shares and such other preferred shares will terminate immediately upon the termination of the rights of the holders of 11.0% Cumulative Convertible Preferred Shares to vote for trustees and upon such termination the total number of trustees constituting the entire Board will automatically be reduced by two. In accordance with the provisions of this Section 5.b., holders of 11.0% Cumulative Convertible Preferred Shares shall be entitled to one vote per share, provided that if one or more additional classes of parity preferred shares is entitled to vote along together with the holders of the 11.0% Cumulative Convertible Preferred Shares, including, without limitation, the Cumulative Perpetual Convertible CRA Shares, if applicable, then the holders of each class of shares will have voting rights proportional to the relative amounts of liquidation preference and accumulated and unpaid distributions outstanding in respect of each class.
c. Required Consent. So long as any 11.0% Cumulative Convertible Preferred Shares remain outstanding, the Company may not,
i. without the affirmative vote or consent of the holders of a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares, given in person or by proxy, either in writing or at a meeting, (i) authorize or create, or increase the authorized or issued amount of, any class or series of the Company’s shares ranking, with respect to the payment of distributions or rights upon the Company’s liquidation, dissolution or winding up, senior to 11.0% Cumulative Convertible Preferred Shares, or reclassify any authorized shares into such shares, or create, authorize or issue any obligation or security convertible or exchangeable into, or evidencing the right to purchase any, such shares or (ii) amend, alter or repeal the provisions of the Trust Agreement or the 11.0% Cumulative Convertible Preferred Shares, whether by merger, conversion or consolidation (an “Event”) or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the 11.0% Cumulative Convertible Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as 11.0% Cumulative Convertible Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially adversely affect the rights, preferences, privileges or voting powers of the 11.0% Cumulative Convertible Preferred Shares or the holders thereof; and provided, further, that (x) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other Preferred Shares, or (y) any increase in the amount of authorized 11.0% Cumulative Convertible Preferred Shares or Cumulative Perpetual Convertible CRA Shares, in each case ranking, as to payment of distributions or rights upon the Company’s liquidation, dissolution or winding up, on a parity with or junior to the 11.0% Cumulative Convertible Preferred Shares, will not be deemed to materially adversely affect such rights, preferences, privileges or voting powers; and
ii. without the affirmative vote or consent of the holders of a majority of the outstanding 11.0% Cumulative Convertible Preferred Shares, given in person or by proxy, either in writing or at a meeting, incur any indebtedness or issue any capital stock, the incurrence or issuance of which would cause a default in the “Consolidated EBITDA to Fixed Charges Ratio” covenant contained in Section 10.15 of the Revolving Credit and Term Loan Agreement, dated as of December 27, 2007, by and among the Company and Centerline Capital Group Inc., as Borrowers named therein, and certain entities named therein as Guarantors, Bank of America, N.A. and other entities party thereto from time to time as lenders, and Bank of America, N.A., as Swingline Lender and as Administrative Agent on behalf of the Lenders, as the same may be amended from time to time (the “Credit Agreement”), assuming for purposes of this section 5.c.ii that the ratio of Consolidated EBITDA (as defined in the Credit Agreement) to Fixed Charges (as defined in the Credit Agreement) required to be maintained is measured for the period of the last 12 months then ending and is required to be equal to or greater than 1.5 to 1.0.
6. CONVERSION.
a. Optional Right to Convert; Conversion Formula; Automatic Conversion.
i. To the extent permitted by the rules of the NYSE and any other national or regional securities exchange or system of automated dissemination of quotation of securities prices in the United States on which the Common Shares are then traded or quoted and upon compliance with the provisions of this Section 6 but subject to the provisions of clause (ii) below, 11.0% Cumulative Convertible Preferred Shares may be converted into Common Shares at the Cumulative Convertible Preferred Shareholder’s option in whole or in part at any time after the date hereof initially at a conversion rate per $11.70 Liquidation Preference equal to 1.0884 (representing the quotient of 1.0884 obtained by dividing $11.70 by $10.75) (the “Conversion Rate”), which is equivalent to an initial conversion price of $10.75 per Common Share (subject to adjustment in accordance with the provisions of this Section 6).

ii. Notwithstanding any provision to the contrary contained in this Amended and Restated Certificate of Designation (including, without limitation, Section 6.a.i.), on and effective as of the Effective Date, the “Conversion Rate”, solely with respect to each of the Related Shares, shall be at a conversion rate per $11.70 Liquidation Preference equal to 0.9474 (representing the quotient of 0.9474 obtained by dividing $11.70 by $12.35), which is equivalent to an initial conversion price of $12.35 per Common Share (subject to adjustment in accordance with the provisions of Section 6) rather than the Conversion Rate set forth in Section 6.a.i.
In addition, all provisions of this Amended and Restated Certificate of Designation, including without limitation, the following sections (and applicable defined terms) of this Amended and Restated Certificate of Designation, solely with respect to the Related Shares, shall be hereby modified, as necessary, to reflect an equivalent formulation based on a $12.35 conversion price, if a Conversion Rate adjustment is otherwise required pursuant to Section 6 of this Amended and Restated Certificate of Designation: (i) 6.c.; (ii) Sections 6.d.i, 6.d.ii and 6.d.iii.: “Additional Shares”; (iii) Section 6.d.iii.: “Cap Price” and “Floor Price”; and (iv) Section 6.d.iv.: “Cap Conversion Rate”.
The provisions of this Section 6.a.ii. shall apply to Related and any subsequent holder of the Related Shares.
b. Mechanics of Conversion; Fractional Shares.
i. Each Cumulative Convertible Preferred Shareholder who desires to convert its 11.0% Cumulative Convertible Preferred Shares into Common Shares shall provide notice to the Company’s offices in the form of the Notice of Conversion attached to this Amended and Restated Certificate of Designation (a “Conversion Notice”) via telecopy, hand delivery or other mail or messenger service. The original Conversion Notice and the certificate or certificates representing the 11.0% Cumulative Convertible Preferred Shares for which conversion is elected, shall be delivered to the Company by nationally recognized courier, duly endorsed. The date upon which a Conversion Notice is initially received by the Company shall be a “Notice Date.”
Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificate representing 11.0% Cumulative Convertible Preferred Shares shall have been surrendered and notice shall have been received by the Company or in the case of a conversion pursuant to Section 6.a.ii., on the 20th Trading Day upon which the condition contained therein is met, and the conversion shall be at the Conversion Rate in effect at such time and on such date.
The Company shall use all reasonable efforts to issue and deliver within three (3) business days after the Notice Date, to such Cumulative Convertible Preferred Shareholder at the address of the holder on the books of the Company, a certificate or certificates for the number of Common Shares to which the holder shall be entitled as set forth herein; provided that the original certificates representing the 11.0% Cumulative Convertible Preferred Shares to be converted are received by the transfer agent or the Company within three (3) business days after the Notice Date and the Person or Persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date such original certificates are received.

ii. If the Conversion Rate results in a Cumulative Convertible Preferred Shareholder being entitled to receive a fractional Common Share with respect to the aggregate 11.0% Cumulative Convertible Preferred Shares being converted pursuant to a Conversion Notice, in lieu of the issuance of such fractional Common Share, the Company shall pay to the Cumulative Convertible Preferred Shareholder cash in an amount equal to the closing price of a Common Share at the close of business on the trading day prior to the conversion date multiplied by the fraction representing the fractional share.
c. Anti-Dilution Adjustments to Conversion Rate.
i. If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the number of issued and outstanding Common Shares is increased by a payment of distributions in Common Shares on any class or series of the Company’s shares or other similar event, then the Conversion Rate in effect immediately prior to the close of business on the Record Date shall be increased by multiplying such Conversion Rate by a fraction:
(a) the numerator of which shall be the sum of the total number of Common Shares outstanding at the close of business on such Record Date and the total number of Common Shares with respect to such distribution; and
(b) the denominator of which shall be the number of Common Shares outstanding at the close of business on such Record Date.
Such increase shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any distribution of the type described in this Section 6.c.i is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such distribution had not been declared.
ii. If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the Company subdivides, combines, reclassifies or splits its outstanding Common Shares into a greater number of Common Shares, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification or split becomes effective shall be proportionately increased, and, conversely, in case the Company shall, while any of the 11.0% Cumulative Convertible Preferred Shares are outstanding, combine or reclassify its outstanding Common Shares into a smaller number of Common Shares, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective, so that any 11.0% Cumulative Convertible Preferred Shares thereafter surrendered for conversion shall be entitled to receive that number of Common Shares which it would have received had such 11.0% Cumulative Convertible Preferred Shares been converted immediately prior to the happening of such event adjusted as a result of such event;

iii. If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the Company issues rights or warrants to all or substantially all holders of our outstanding Common Shares entitling them to subscribe for or purchase Common Shares (or securities convertible into or exchangeable or exercisable for Common Shares), at a price per share (or having a conversion, exchange or exercise price per share) less than the average of the closing sales prices (the “Closing Sales Price”) of a Common Share on the NYSE or any other national or regional securities exchange or other over-the-counter market in the United States on which the Common Shares are then traded or quoted on the ten trading days immediately preceding the date of the announcement by public notice of such issuance or distribution (treating the conversion, exchange or exercise price per Common Share of the securities convertible, exchangeable or exercisable for Common Shares as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Shares and (ii) any additional consideration initially payable upon the conversion of or exchange or exercise for such security into Common Shares divided by (y) the number of Common Shares initially underlying such convertible, exchangeable or exercisable security), then the Conversion Rate shall be increased by multiplying the Conversion Rate in effect at the opening of business on the date after such date of announcement by a fraction:
(a) the numerator of which shall be the number of Common Shares outstanding at the close of business on the date of announcement, plus the total number of additional Common Shares so offered for subscription or purchase (or into which the convertible, exchangeable or exercisable securities so offered are convertible, exchangeable or exercisable); and
(b) the denominator of which shall be the number of Common Shares outstanding on the close of business on the date of announcement, plus the number of Common Shares (or convertible, exchangeable or exercisable securities) which the aggregate offering price of the total number of Common Shares (or convertible, exchangeable or exercisable securities) so offered for subscription or purchase (or the aggregate conversion, exchange or exercise price of the convertible, exchangeable or exercisable securities so offered) would purchase at such Closing Sale Price of the Common Shares.
Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such determination. To the extent that Common Shares (or securities convertible, exchangeable or exercisable into Common Shares) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of Common Shares (or securities convertible, exchangeable or exercisable into Common Shares) actually delivered. In the event that such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if the Record Date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase Common Shares at less than such Closing Sale Price, and in determining the aggregate offering price of such Common Shares, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration if other than cash, to be determined by the Board.
iv. (A) If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the Company, by distribution or otherwise, distributes to all or substantially all holders of its outstanding Common Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing Company and the Common Shares are not changed or exchanged), capital stock, evidences of its indebtedness or other assets, including securities, (including capital stock of any subsidiary of the Company) but excluding (a) dividends or distributions of Common Shares referred to in Section 6.c.i; (b) any rights or warrants referred to in Section 6.c.iii; (c) dividends and distributions paid exclusively in cash and (d) dividends and distributions of securities or other property or assets (including cash) in connection with a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our Common Shares or sale of all or substantially all of the Company’s assets to which Section 6.c.v applies (such securities, evidence of its indebtedness or other assets being distributed hereinafter in this Section 6.c.iv called the “Distributed Assets”), then, in each such case, subject to paragraphs (D) and (E) of this Section 6.c.iv., the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:
(a) the numerator of which shall be the Current Market Price; and
(b) the denominator of which shall be such Current Market Price, less the Fair Market Value on such date of the portion of the Distributed Assets so distributed applicable to one Common Share (determined on the basis of the number of Common Shares outstanding on such Record Date) on such date.
Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.
(B) If the Board determines the Fair Market Value of any distribution for purposes of this Section 6.c.iv by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to this Section 6.c.iv to the extent possible, unless the Board determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of the 11.0% Cumulative Convertible Preferred Shares.

(C) In the event any such distribution consists of capital stock or Common Shares of, or similar equity interests in, one or more of the Company’s subsidiaries (a “Spin Off”), the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities for the five consecutive trading days commencing on and including the sixth trading day of those securities after the effectiveness of the Spin Off, and the Current Market Price shall be measured for the same period. In the event, however, that an underwritten initial public offering of the securities in the Spin Off occurs simultaneously with the Spin Off, the Fair Market Value of the securities distributed in the Spin Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Common Shares on the same trading day.
(D) Rights or warrants distributed by the Company to all holders of the outstanding Common Shares entitling them to subscribe for or purchase equity securities of the Company (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (x) are deemed to be transferred with such Common Shares, (y) are not exercisable and (z) are also issued in respect of future issuances of Common Shares, shall be deemed not to have been distributed for purposes of this Section 6.c.iv (and no adjustment to the Conversion Rate under this Section shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section 6.c.iv:
(a) in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of Common Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Shares as of the date of such repurchase; and
(b) in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.

(E) For purposes of this Section 6.c.iv and Section 6.c.i, Section 6.c.ii and Section 6.c.iii, any dividend or distribution to which this Section 6.c.iv is applicable that also includes (x) Common Shares to which Section 6.c.i applies, (y) a subdivision, split or combination of shares of Common Shares to which Section 6.c.ii applies or (z) rights or warrants to subscribe for or purchase Common Shares to which Section 6.c.iii applies (or any combination thereof), shall be deemed instead to be:
(a) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such Common Shares, such subdivision, split or combination or such rights or warrants to which Section 6.c.i, Section 6.c.ii and Section 6.c.iii apply, respectively (and any Conversion Rate adjustment required by this Section 6.c.iv with respect to such dividend or distribution shall then be made), immediately followed by
(b) a dividend or distribution of such Common Shares, such subdivision, split or combination or such rights or warrants (and any further Conversion Rate increase required by Section 6.c.i, Section 6.c.ii and Section 6.c.iii with respect to such dividend or distribution shall then be made), except:
the Record Date of such dividend or distribution shall be substituted as (x) “the date fixed for the determination of shareholders entitled to receive such distribution” and “Record Date” within the meaning of Section 6.c.i, (y) “the day upon which such subdivision, reclassification or split becomes effective” or “the day upon which such combination or reclassification becomes effective” (as applicable) within the meaning of Section 6.c.ii, and (z) as “the Record Date fixed for the determination of shareholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section 6.c.iii; and (ii) any reduction or increase in the number of Common Shares resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.
v. If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of our Common Shares or sale of all or substantially all of the Company’s assets), as a result of which Common Shares shall be converted into the right to receive securities or other property (including cash or any combination thereof), each 11.0% Cumulative Convertible Preferred Share, if any share thereof remains outstanding and is convertible after the consummation of the transaction, shall thereafter be convertible into the kind and amount of shares and other securities and property (including cash or any combination thereof) receivable upon the consummation of such transaction by a holder of that number of Common Shares or fraction thereof into which one 11.0% Cumulative Convertible Preferred Share was convertible immediately prior to such transaction, assuming such Cumulative Convertible Preferred Shareholder failed to exercise any rights of election to convert (provided that if the kind and amount of stock or beneficial interest, securities and other property so receivable is not the same for each non-electing share, the kind and amount so receivable by each non-electing share shall be deemed to be the kind and amount received per share by a plurality of non-election shares). The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

vi. If, prior to the conversion of all 11.0% Cumulative Convertible Preferred Shares, the Company makes cash distributions (other than distributions in connection with the Company’s liquidation, dissolution or winding up, distributions on the Cumulative Perpetual Convertible CRA Shares or other Preferred Shares, ordinary course distributions or quarterly distributions consisting exclusively of cash to all holders of Common Shares equal to or less than $0.15 per share, subject to adjustment for subdivisions, combinations, reclassifications or splits of the Company’s Common Shares), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the shareholders entitled to receive such distribution by a fraction:
(a) the numerator of which shall be equal to the Current Market Price per Common Share on the date fixed for such determination; and
(b) the denominator of which shall be equal to the Current Market Price per Common Share on such date fixed for determination less the amount per Common Share of such distribution, such adjustment to become effective immediately after the record date fixed for the determination of shareholders entitled to receive such distribution.
Notwithstanding the foregoing, in cases where (A) the per share amount of such distribution equals or exceeds the Current Market Price of the Common Shares, or (B) the Current Market Price of the Common Shares exceeds the per share amount of such distribution by less than $1.00, in lieu of the adjustment set forth in this Section 6.c.vi., holders will have the right to receive upon conversion, in addition to Common Shares, if any, such distribution such holders would have received upon conversion of such holders’ 11.0% Cumulative Convertible Preferred Shares if they had been converted immediately prior to the record date.
vii. No adjustment of the Conversion Rate is required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Rate. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.
viii. In addition to the foregoing adjustments, the Company is permitted to make such reductions in the conversion price as the Company considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Shares.
ix. For purposes of this Section 6.c, the following terms shall have the meanings indicated:

(a)	“Current Market Price” on any date means the average of the daily Closing Sale Prices per Common Share for the ten consecutive trading days immediately prior to such date; provided, however, that if: (1) the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to Section 6.c.i, Section 6.c.ii, Section 6.c.iii, or Section 6.c.iv occurs during such ten consecutive trading days, the Closing Sale Price for each trading day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event; (2) the “ex” date for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to Section 6.c.i, Section 6.c.ii, Section 6.c.iii, or Section 6.c.iv occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, the Closing Sale Price for each trading day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such other event; and (3) the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (i) or (ii) of this proviso, the Closing Sale Price for each trading day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the Fair Market Value (as determined by the Board in a manner consistent with any determination of such value for purposes of Section 6.c.iv) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one Common Share as of the close of business on the day before such “ex” date. For purposes hereof, the “ex” date is the date on or after which a Common Share is traded without a previously declared issuance or distribution pursuant to the rules of a securities exchange upon which the Common Shares are then listed and traded.
Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section 6.c, such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section 6.c and to avoid unjust or inequitable results as determined in good faith by the Board.

(b)	“Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined by the Board, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on holders of the 11.0% Cumulative Convertible Preferred Shares).
(c)	“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares have the right to receive any cash, securities or other property or in which the Common Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).
d. Adjustment to Conversion Rate Upon a Fundamental Change.
i. If and only to the extent a holder of 11.0% Cumulative Convertible Preferred Shares elects to convert its 11.0% Cumulative Convertible Preferred Shares pursuant to Section 6(a) in connection with a Fundamental Change, the Company shall increase the Conversion Rate applicable to the shares of 11.0% Cumulative Convertible Preferred Shares surrendered for conversion by a number of additional Common Shares (the “Additional Shares”), if any, as set forth in this Section 6(d). A conversion shall be deemed for the purposes of this Section 6 to be “in connection with” a Fundamental Change if the applicable Conversion Notice is received by the Company from and including the Effective Date of such Fundamental Change up to and including the Fundamental Change Conversion Date for that Fundamental Change. If a holder elects to convert 11.0% Cumulative Convertible Preferred Shares in connection with a Fundamental Change, but such Fundamental Change is not consummated, then such holder shall not be entitled to the increased Conversion Rate referred to above in connection with the conversion.
ii. Subject to the provisions of Section 6.a.ii., the number of Additional Shares, if any, shall be determined by reference to the table below, based on the Effective Date of such Fundamental Change and the Share Price for such Fundamental Change. If an event occurs that requires an adjustment to the Conversion Rate as described in Section 6, each applicable Share Price set forth in the first row of the table below shall be adjusted, concurrently with such adjustment in the Conversion Rate, multiplying the Share Price in effect immediately before the adjustment by a fraction, the numerator of which is the Conversion Rate in effect immediately before the adjustment, and the denominator of which is the adjusted Conversion Rate. In addition, but without duplication of the adjustment pursuant to the preceding sentence, if an event occurs that requires an adjustment to the Conversion Rate as described in Section 6, each applicable number of Additional Shares set forth in the table below shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 6.

Number of Additional Shares
(per $11.70 liquidation preference of 11.0% Cumulative Convertible Preferred Shares)

	Share Price
Effective Date	$10.27	$10.75	$12.50	$15.00	$17.50	$20.00	$25.00
1/25/2008	0.0509	0.0932	0.0639	0.0379	0.0217	0.0111	0.0000
1/23/2009	0.0509	0.0849	0.0563	0.0318	0.0173	0.0079	0.0000
1/23/2010	0.0509	0.0737	0.0459	0.0234	0.0109	0.0032	0.0000
1/23/2011	0.0509	0.0621	0.0340	0.0133	0.0031	0.0000	0.0000
1/23/2012	0.0509	0.0497	0.0192	0.0000	0.0000	0.0000	0.0000
1/23/2013	0.0509	0.0402	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2014	0.0509	0.0404	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2015	0.0509	0.0403	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2016	0.0509	0.0391	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2017	0.0509	0.0319	0.0000	0.0000	0.0000	0.0000	0.0000
1/23/2018	0.0509	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
iii. The exact applicable Share Price and the Effective Date of such Fundamental Change may not be set forth in the table above, in which case:
A. if the actual applicable Share Price is between two applicable Share Prices listed in the table above, and/or the actual Effective Date of such Fundamental Change is between two dates listed in the table above, the Company shall determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;
B. if the actual applicable Share Price is greater than $25.00 per share (subject to adjustment as provided below, the “Cap Price”), no Additional Shares shall be issuable and the Conversion Rate shall not increase in connection with a Fundamental Change; and
C. if the actual applicable Share Price is less than $10.27 per share (subject to adjustment as provided below and in Section 6.a.ii., the “Floor Price”), no Additional Shares shall be issuable and the Conversion Rate shall not increase in connection with a Fundamental Change.
iv. Subject to the provisions of Section 6.a.ii., in no event shall Additional Shares be issuable if, after giving effect thereto, the Conversion Rate would exceed 1.1392 (the “Cap Conversion Rate”). If an event occurs that requires an adjustment to the Conversion Rate as described in Section 6, each of the Cap Price, the Floor Price and the Cap Conversion Rate shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 6.
v. The Company shall mail to holders of 11.0% Cumulative Convertible Preferred Shares notice of, or publicly announce (with subsequent prompt notice by mail), the anticipated effective date of any proposed Fundamental Change at least 15 days before the anticipated Effective Date of such Fundamental Change. In addition, no later than the third business day after the completion of such Fundamental Change, the Company shall publicly announce such completion.

vi. For purposes of this Section 6(d), the following terms shall have the following meanings:
(a)	“Effective Date of such Fundamental Change” means, with respect to a Fundamental Change, the date on which such Fundamental Change occurs or becomes effective.
(b)	“Fundamental Change Conversion Date” means, with respect to a Fundamental Change, the date specified as such by the Company in the Fundamental Change Notice delivered pursuant to Section 3.h.ii., which date shall be a business day and shall not be less than 20 days nor more than 35 days after the date on which the Company gives such notice.
(c)	“Share Price” means, with respect to a Fundamental Change, an amount determined as follows: (1) if the Fundamental Change is a transaction or series of related transactions and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for Common Shares in the Fundamental Change consists solely of cash, then the Share Price will be the cash amount paid per Common Share in the transaction; (2) if the Fundamental Change is a sale, transfer, lease, conveyance or other disposition of property and assets and the consideration paid for the Company’s property and assets (or for the property and assets of the Company and its subsidiaries on a consolidated basis) consists solely of cash, then the Share Price will be the cash amount paid for the Company’s property and assets, expressed as an amount per Common Share outstanding on the Effective Date of such Fundamental Change; and (3) in all other cases, the Share Price will be the average of the Closing Sale Price per Common Share for the five consecutive Trading Days immediately preceding the Effective Date.
e. Conversion into Common Shares. Upon conversion of the 11.0% Cumulative Convertible Preferred Shares in accordance with this Amended and Restated Certificate of Designation and the issuance of a certificate or certificates for the number of Common Shares to which the Cumulative Convertible Preferred Shareholder shall be entitled as set forth herein, such 11.0% Cumulative Convertible Preferred Shares shall be deemed automatically canceled and shall cease to be issued or outstanding. The conversion of 11.0% Cumulative Convertible Preferred Shares into Common Shares is hereby authorized and the Common Shares issued upon conversion shall be fully paid and nonassessable undivided beneficial interests in the assets of the Company. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the 11.0% Cumulative Convertible Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all then outstanding 11.0% Cumulative Convertible Preferred Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding 11.0% Cumulative Convertible Preferred Shares, the Company and the Board shall take such action as may be necessary to increase its authorized but unissued Common Shares to such number of Common Shares as shall be sufficient for such purposes.
7. TRANSFER RESTRICTIONS.
a. Legend.
Any 11.0% Cumulative Convertible Preferred Shares offered in a private offering pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), may be offered and sold only to “accredited investors” within the meaning of Rule 501 under the Securities Act (“Accredited Investors”). Those shares shall be subject to restrictions on transfer as set forth in the Trust Agreement (including this Amended and Restated Certificate of Designation) and each such 11.0% Cumulative Convertible Preferred Share certificate must contain a legend substantially to the following effect:
THE 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS, AND CENTERLINE HOLDING COMPANY (THE “ISSUER”) HAS NOT BEEN REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”). NEITHER SUCH 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.
THE HOLDER, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, RESELL OR OTHERWISE TRANSFER THE 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES REPRESENTED HEREBY, UNLESS SUCH 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES NO LONGER CONSTITUTE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE ISSUER, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) TO ONE OR MORE PERSONS, EACH OF WHICH IS AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 UNDER THE SECURITIES ACT) THAT IS ACQUIRING SUCH 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES FOR ITS OWN ACCOUNT FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR OTHER APPLICABLE SECURITIES LAWS OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE SUBJECT TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH ACCREDITED INVESTOR BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL.

TO THE FULLEST EXTENT PERMITTED BY LAW, ANY TRANSFER IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT, WILL BE VOID AB INITIO, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTION TO THE CONTRARY TO THE ISSUER, THE TRANSFER AGENT OR ANY INTERMEDIARY.
Furthermore, each 11.0% Cumulative Convertible Preferred Share certificate will contain a legend substantially to the following effect:
THE ISSUER WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF (1) ANY RESTRICTIONS, LIMITATIONS, PREFERENCES OR REDEMPTION PROVISIONS CONCERNING THE 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES AND (2) THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DISTRIBUTIONS, AND OTHER QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES, THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF SUCH CLASS TO THE EXTENT THEY HAVE BEEN SET, AND THE AUTHORITY OF THE BOARD OF TRUSTEES OF THE ISSUER TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES. 11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN WHOLE SHARES.
8. CAPITALIZED TERMS. Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.
9. SECTION REFERENCES. Unless otherwise stated herein, references to sections shall be deemed to be references to sections of this Amended and Restated Certificate of Designation.
10. GOVERNING LAW. This Amended and Restated Certificate of Designation shall be interpreted in accordance with the terms of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.
11. CERTIFICATES. Certificates representing 11.0% Cumulative Convertible Preferred Shares shall include a statement that requires the Company to furnish to any Cumulative Convertible Preferred Shareholder, upon request and without charge, a full statement of (i) any restrictions, limitations, preferences or redemption provisions concerning the 11.0% Cumulative Convertible Preferred Shares and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, and other qualifications and terms and conditions of redemption of such 11.0% Cumulative Convertible Preferred Shares and the authority of the Board to set the relative rights and preferences of subsequent series of 11.0% Cumulative Convertible Preferred Shares. Notwithstanding any other provision of the Trust Agreement or the Fifth Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) to the contrary, a certificate representing 11.0% Cumulative Convertible Preferred Shares shall be validly issued upon the manual signature of any one or more Managing Trustee. Such a certificate need not be countersigned and registered by the Company’s transfer agent and/or registrar. The Managing Trustees, acting individually or collectively, shall execute and deliver certificates representing the 11.0% Cumulative Convertible Preferred Shares substantially in the form attached hereto as Exhibit A and incorporated herein by reference, together with such modifications thereto as such Managing Trustee or Managing Trustees shall approve (notwithstanding any other provision of the Trust Agreement or Company Bylaws but subject to the requirements set forth in this Amended and Restated Certificate of Designation), such approval to be conclusively, but not exclusively, evidenced by the execution and delivery thereof by such Managing Trustee or Managing Trustees. To the extent that this Section 11 is inconsistent with the Company Bylaws, in accordance with Article XIV of the Company Bylaws, the Company Bylaws, including Article VII of the Company Bylaws, shall be deemed amended for the limited purposes set forth in this Section 11.
All of the certificates issued pursuant to the Original Certificate of Designation that, immediately prior to the Effective Date, collectively represented the outstanding 11.0% Cumulative Convertible Preferred Shares shall, from and after the Effective Date, automatically be deemed to be governed by the terms of this Amended and Restated Certificate of Designation.
12. SEVERABILITY OF PROVISIONS. Each provision of this Amended and Restated Certificate of Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amended and Restated Certificate of Designation which are valid, enforceable and legal.

ANNEX TO
CERTIFICATE OF DESIGNATION
NOTICE OF CONVERSION
To: Centerline Holding Company
Reference is made to that certain Amended and Restated Certificate of Designation of 11.0% Cumulative Convertible Preferred Shares, Series A-1 (the “11.0% Designation”). Capitalized terms used but not defined herein have the meanings set forth in the 11.0% Designation. Pursuant to the 11.0% Designation, the undersigned, being a holder of 11.0% Cumulative Convertible Preferred Shares (an “Exercising Holder”), hereby elects to exercise its conversion rights as to a portion or portions of its 11.0% Cumulative Convertible Preferred Shares, all as specified opposite its signature below:
Dated:

NUMBER OF 11.0%
CUMULATIVE
CONVERTIBLE
PREFERRED
SHARES,
SERIES A-1 TO
BE CONVERTED
EXERCISING HOLDER		TO COMMON
Name	Signature	SHARES

Exhibit 3.2
AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF
11.0% CUMULATIVE CONVERTIBLE PREFERRED SHARES, SERIES A-1
OF
CENTERLINE HOLDING COMPANY
This Amendment (this “Amendment”) to the Amended and Restated Certificate of Designation (the “11.0% COD”) of 11.0% Cumulative Convertible Preferred Shares, Series A-1 (the “11.0% Preferred Shares”) of Centerline Holding Company, a Delaware statutory trust (“Centerline”), was duly approved by the requisite holders of the 11.0% Preferred Shares, and is hereby elected to be adopted by Centerline, effective as of March 5, 2010 (the “Effective Date”).
RECITALS:
WHEREAS, Centerline (i) has entered into a purchase and sale agreement, by and among C-III Capital Partners LLC (“Newco”), on the one hand, and Centerline and certain of its subsidiaries, on the other hand, pursuant to which Newco will acquire (a) Centerline’s assets comprising the former ARCap Investors LLC business and certain other assets and (b) newly issued Special Shares (as defined below); and (ii) has and/or will be entering into various agreements with certain of its lenders, creditors and claimants to restructure certain of its other outstanding debt obligations and a management agreement with an affiliate of Newco pursuant to which it will provide executive management services to Centerline (the “Transaction”);
WHEREAS, as a condition to consummating the Transaction, Centerline must be recapitalized pursuant to which it is contemplated that the outstanding 4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1 of Centerline (the “4.40% Preferred Shares”), the Community Reinvestment Act Preferred Shares of Centerline, the Series A Convertible Community Reinvestment Act Preferred Shares of Centerline and the 11.0% Preferred Shares will (i) be surrendered to Centerline and cancelled in exchange for the issuance by Centerline of Special Series A Shares of Centerline (“Special Shares”), with the rights and privileges set forth in the Certificate of Designation of the Special Shares (the “Special Share COD”) attached hereto as Exhibit A, (ii) at Centerline’s option in its sole and absolute discretion, in the case of the 4.40% Preferred Shares, be reclassified into Special Shares by means of an amendment and restatement of the certificate of designation of the 4.40% Preferred Shares in its entirety as provided in the Special Share COD, and/or (iii) in the case of the 11.0% Preferred Shares, be reclassified into Special Shares by means of an amendment and restatement of the 11.0% COD as provided in the Special Share COD;
WHEREAS, Section 5.c. of the 11.0% COD requires the affirmative vote or consent of the holders of a majority of the outstanding 11.0% Preferred Shares in order to amend the 11.0% COD;
WHEREAS, in connection with the consummation of the Transaction and in accordance with Section 5.c. of the 11.0% COD, Related Special Assets LLC, a Delaware

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limited liability company (“RSA”), as the holder of a majority of the outstanding 11.0% Preferred Shares, has consented to the amendment and restatement of the 11.0% COD in its entirety as set forth herein pursuant to that certain Omnibus Agreement among RSA, Centerline and other signatories dated as of March 5, 2010; and
WHEREAS, the Board of Trustees of Centerline has duly approved and adopted this Amendment and the terms hereof and caused Centerline to elect (as evidenced by its execution hereof) to adopt this Amendment.
NOW THEREFORE, in light of the foregoing facts and in consideration of the respective undertakings contemplated herein, it is hereby agreed as follows:
A.	AMENDMENTS
On and effective as of the Effective Date (i) the 11.0% COD is hereby amended and restated in its entirety as provided in the Special Share COD attached hereto as Exhibit A; (ii) all of the 11.0% Preferred Shares issued and outstanding immediately prior to the Effective Date, are hereby automatically governed by the Special Share COD; (iii) each holder of the 11.0% Preferred Shares shall automatically be deemed to own a number of Special Shares equal to the product (rounded up to the closest whole number, if a fractional share results) of the total original issuance price for the 11.0% Preferred Shares held by such holder, divided by $354,164,807.96, multiplied by 14,590,237.40; and (iv) all of the certificates that, immediately prior to the Effective Date, collectively represented the 11.0% Preferred Shares shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, be deemed surrendered and cancelled.
B.	MISCELLANEOUS
1. Delivery of Special Share Certificates. As soon as practicable after the Effective Date, Centerline shall deliver to each holder of the 11.0% Preferred Shares a certificate evidencing the Special Shares owned by such holder.
2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws, all rights and remedies being governed by such laws.
3. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the party hereto, the holders of the 11.0% Preferred Shares, the holders of the Special Shares and all other parties to the Trust Agreement (as defined in the Special Share COD) and their permitted successors, legal representatives and assigns.
4. Severability. Each provision of this Amendment is intended to be severable. If any term or provision of this Amendment is illegal or invalid for any reason, such illegality or invalidity will not affect the legality or invalidity of the remainder of this Amendment.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the Effective Date.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

Exhibit 3.3
AMENDMENT TO THE
CERTIFICATE OF DESIGNATION
OF
4.40% CUMULATIVE PERPETUAL CONVERTIBLE COMMUNITY
REINVESTMENT ACT PREFERRED SHARES, SERIES A-1
OF
CENTERLINE HOLDING COMPANY
This Amendment (this “Amendment”) to the Certificate of Designation (the “4.40% COD”) of 4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1 (the “4.40% Preferred Shares”) of Centerline Holding Company, a Delaware statutory trust (“Centerline”), was duly approved by the requisite holders of the 4.40% Preferred Shares, and is hereby elected to be adopted by Centerline in accordance with the terms of the Exchange and Consent Agreements (as defined below), effective as of March 5, 2010 (the “Effective Date”). Unless otherwise defined herein, all capitalized terms used herein shall have the meaning set forth in the Exchange and Consent Agreements.
RECITALS:
WHEREAS, Centerline (i) has entered into a purchase and sale agreement, by and among C-III Capital Partners LLC (“Newco”), on the one hand, and Centerline and certain of its subsidiaries, on the other hand, pursuant to which Newco will acquire (a) Centerline’s assets comprising the former ARCap Investors LLC business and certain other assets and (b) newly issued Special Shares (as defined below); and (ii) has and/or will be entering into various agreements with certain of its lenders, creditors and claimants to restructure certain of its other outstanding debt obligations and a management agreement with an affiliate of Newco pursuant to which it will provide executive management services to Centerline (the “Transaction”);
WHEREAS, as a condition to consummating the Transaction, Centerline must be recapitalized pursuant to which it is contemplated that the outstanding 4.40% Preferred Shares, the Community Reinvestment Act Preferred Shares of Centerline (the “CRA Shares”), the Series A Convertible Community Reinvestment Act Preferred Shares of Centerline (the “Series A CRA Shares”), and the 11.0% Cumulative Convertible Preferred Shares, Series A-1 of Centerline (the “11.0% Preferred Shares”), will (i) be surrendered to Centerline and cancelled in exchange for the issuance by Centerline of Special Series A Shares of Centerline (“Special Shares”), with the rights and privileges set forth in the Certificate of Designation of the Special Shares (the “Special Share COD”) attached hereto as Exhibit A, (ii) at Centerline’s option in its sole and absolute discretion, in the case of the 4.40% Preferred Shares, be reclassified into Special Shares by means of an amendment and restatement of the 4.40% COD in its entirety as provided in the Special Share COD, and/or (iii) in the case of the 11.0% Preferred Shares, be reclassified into Special Shares by means of an amendment and restatement of the 11.0% COD as provided in the Special Share COD;
WHEREAS, pursuant to the Exchange and Consent Agreements (each, an “Exchange and Consent Agreement” and, collectively, the “Exchange and Consent Agreements”), entered into in connection with the Transaction by Centerline and substantially all of the holders of the 4.40% Preferred Shares, the CRA Shares and the Series A CRA Shares, Centerline, in its sole and absolute discretion, with the approval of the holders of the 4.40%

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Preferred Shares required by the 4.40% COD to adopt an amendment to the 4.40% COD, may elect to effect the Restructuring with respect to the 4.40% Preferred Shares by reclassifying the 4.40% Preferred Shares into Special Shares pursuant to the adoption of this Amendment;
WHEREAS, Section 6.c. of the 4.40% COD requires the affirmative vote or consent of the holders of at least two-thirds of the 4.40% Preferred Shares outstanding in order to amend the 4.40% COD;
WHEREAS, pursuant to Section 1.a.i.2. of each of the Exchange and Consent Agreements, the holders of the 4.40% Preferred Shares that entered into the Exchange and Consent Agreements consented to this Amendment and all such holders’ 4.40% Preferred Shares are deemed to have voted in favor of this Amendment;
WHEREAS, the holders of at least two-thirds of the 4.40% Preferred Shares outstanding entered into Exchange and Consent Agreements, consented to this Amendment and all such holders’ 4.40% Preferred Shares are deemed to have voted in favor of this Amendment; and
WHEREAS, the Board of Trustees of Centerline has duly approved and adopted this Amendment and the terms hereof and caused Centerline to elect (as evidenced by its execution hereof) to effect the Restructuring with respect to the 4.40% Preferred Shares by reclassifying the 4.40% Preferred Shares into Special Shares pursuant to, inter alia, the adoption of this Amendment.
NOW THEREFORE, in light of the foregoing facts and in consideration of the respective undertakings contemplated herein, it is hereby agreed as follows:
A.	AMENDMENTS
On and effective as of the Effective Date (i) the 4.40% COD is hereby amended and restated in its entirety as provided in the Special Share COD attached hereto as Exhibit A; (ii) all of the 4.40% Preferred Shares issued and outstanding immediately prior to the Effective Date, are hereby automatically governed by the Special Share COD; (iii) each holder of the 4.40% Preferred Shares shall automatically be deemed to own a number of Special Shares equal to the product (rounded up to the closest whole number, if a fractional share results) of the total original issuance price for the 4.40% Preferred Shares held by such holder, divided by $354,164,807.96, multiplied by 14,590,237.40; and (iv) all of the certificates that, immediately prior to the Effective Date, collectively represented the 4.40% Preferred Shares shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, be deemed surrendered and cancelled.
B.	MISCELLANEOUS
1. Delivery of Special Share Certificates. As soon as practicable after the Effective Date, Centerline shall deliver to each holder of the 4.40% Preferred Shares a certificate evidencing the Special Shares owned by such holder.

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2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws, all rights and remedies being governed by such laws.
3. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the party hereto, the holders of the 4.40% Preferred Shares, the holders of the Special Shares and all other parties to the Trust Agreement (as defined in the Special Share COD) and their permitted successors, legal representatives and assigns.
4. Severability. Each provision of this Amendment is intended to be severable. If any term or provision of this Amendment is illegal or invalid for any reason, such illegality or invalidity will not affect the legality or invalidity of the remainder of this Amendment.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the Effective Date.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

Exhibit 3.4
CERTIFICATE OF DESIGNATION
of
SPECIAL SERIES A SHARES
of
CENTERLINE HOLDING COMPANY
CENTERLINE HOLDING COMPANY (the “Company”), a Delaware statutory trust created and existing under the Delaware Statutory Trust Act, and acting pursuant to the authority expressly vested in the board of trustees of the Company (the “Board”) by that certain Second Amended and Restated Trust Agreement, dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007 (the “Trust Agreement”), DOES HEREBY CERTIFY:
RECITALS
WHEREAS, the Board duly approved and adopted resolutions on March 5, 2010,
(i) creating a series of shares of beneficial interest in the Company designated as “Special Series A Shares” with (a) the designations, powers, preferences, (b) the relative, participating, optional or other special rights and (c) the qualifications, limitations or restrictions, each as set forth in this Certificate of Designation (this “Certificate of Designation”) (in addition to those set forth in the Trust Agreement);
(ii) approving the 11.0% COD Amendment (as defined below) and the amendment and restatement pursuant thereto of the Amended and Restated Certificate of Designation (the “11.0% COD”) of the 11.0% Cumulative Convertible Preferred Shares, Series A-1 of the Company (the “11.0% Preferred Shares”) in the form of this Certificate of Designation to effect the terms hereof;
(iii) approving the 4.40% COD Amendment (as defined below) and the amendment and restatement pursuant thereto of the Certificate of Designation (the “4.40% COD”) of the 4.40% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1 of the Company (the “4.40% Preferred Shares”) in the form of this Certificate of Designation to effect the terms hereof; and
(iv) directing that this Certificate of Designation be attached as an appendix to the Trust Agreement;
WHEREAS, the effective date of this Certificate of Designation is March 5, 2010 (the “Effective Date”).

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WHEREAS, in accordance with Section 5.c. of the 11.0% COD, the holders of a majority of the outstanding 11.0% Preferred Shares consented to the amendment and restatement of the 11.0% COD in the form of this Certificate of Designation pursuant to the Amendment to the 11.0% COD, effective as of the Effective Date (the “11.0% COD Amendment”);
WHEREAS, in accordance with Section 6.c. of the 4.40% COD, holders of at least two-thirds of the outstanding 4.40% Preferred Shares consented to the amendment and restatement of the 4.40% COD in the form of this Certificate of Designation pursuant to the Amendment to the 4.40% COD, effective as of the Effective Date (the “4.40% COD Amendment”), duly approved by the holders of the 4.40% Preferred Shares and elected to be adopted by the Company in accordance with the terms of the Exchange and Consent Agreements (as defined therein);
NOW, THEREFORE, (i) the terms of the Special Series A Shares of the Company are as set forth below, and (ii) the 11.0% COD and the 4.40% COD are each hereby amended and restated in their entirety effective as of the Effective Date as follows:
SPECIAL SERIES A SHARES
1.	CAPITALIZED TERMS. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Trust Agreement.

2.
DESIGNATION AND AMOUNT. The designation of this series of Shares shall be “Special Series A Shares” (the “Special Shares”), and, subject to the Trust Agreement, the number of Shares constituting such series shall be as determined from time to time by the Board.

3.	DISTRIBUTIONS AND EARNINGS.
a.
Distributions. The Company shall pay distributions on each Special Share which are the same as the distributions paid on each of the Company’s Common Shares multiplied by the Conversion Ratio. The distributions shall be declared and paid whenever distributions on the Common Shares are declared and paid. The record date for payment of distributions on the Special Shares shall be the same date as for the Common Shares.

b.
Non-Cash Distributions. In the event the Company (i) pays to all holders of Common Shares distributions payable in Common Shares or securities convertible into Common Shares, (ii) issues to all holders of Common Shares certain rights, options or warrants entitling them to subscribe for or purchase Common Shares at a price per share less than the fair market value per Common Share, or (iii) distributes to all holders of Common Shares evidences of indebtedness or assets of the Company, the holders of Special Shares shall receive for each Special Share (on an as-converted basis in accordance with Section 6(a) below) held the same payment, issuance or distribution payable with respect to each Common Share. For example, in the case of clause (i), if holders of Common Shares are entitled to receive two Common Shares, holders of Special Shares will receive two Common Shares multiplied by the Conversion Ratio for each Special Share they hold. In connection with the foregoing payments, issuance or distributions, the Board, in its sole discretion, shall take whatever actions it considers to be advisable in order that holders of

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Common Shares and Special Shares (on an as-converted basis in accordance with Section 6(a) below) are treated the same for federal income tax purposes.

c.	Earnings. For federal income tax purposes, the Board shall allocate to each Special Share the same earnings as it allocates to each Common Share multiplied by the Conversion Ratio.
4.
LIQUIDATION, DISSOLUTION OR WINDING UP. The Special Shares shall rank on parity (pro rata based on the number of Special Shares (which shall be calculated on an as-converted basis in accordance with Section 6(a) below)) with the Common Shares and all other equity securities of the Company outstanding which rank in parity with the Common Shares with respect to rights upon liquidation, dissolution or winding up of the Company.

5.	VOTING RIGHTS.
a.
General. The holders of Special Shares shall vote together with the holders of Common Shares (and together with the holders of any other securities issued by the Company that are entitled to vote together with the Common Shares, if any, with respect to the matter to be voted upon) as a single class for all matters that holders of Common Shares are entitled to vote upon, with each Special Share entitled to such number of votes as are equal to the number of whole Common Shares into which such Special Shares would be convertible pursuant to Section 6(a) below regardless of whether the Special Shares are then so converted.

b.
Required Consent. The Company shall not, without the affirmative vote or consent of the holders of a majority of the outstanding Special Shares, amend, alter or repeal the terms of the Special Shares that would adversely affect the powers, preferences, privileges or rights of the Special Shares.

6.	CONVERSION.
a.
Automatic Conversion; Conversion Formula. Each Special Share shall automatically be converted into Common Shares (the “Conversion”) immediately upon adoption of the Trust Amendment (as defined below) by the Board and the requisite holders of Shares entitled to vote or consent with respect to such matter (the “Conversion Date”). Each Special Share shall be automatically converted on the Conversion Date into fifteen (15) Common Shares as adjusted from time to time pursuant to Section 6(c) hereof (the “Conversion Ratio”). As used in this Certificate of Designation, “Trust Amendment” means an amendment to the Trust Agreement pursuant to which the number of Shares authorized for issuance has been increased from 160,000,000 Shares to at least the minimum number of Common Shares necessary to effectuate the Conversion with respect to all outstanding Special Shares.

b.
Effect of Conversion. Immediately upon the Conversion, in accordance with this Certificate of Designation (i) the Common Shares issued by the Company to the holders of the Special Shares pursuant to the Conversion and this Certificate of Designation shall

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be deemed duly authorized, validly issued, fully paid and nonassessable undivided beneficial interests in the assets of the Company and (ii) the Special Shares shall be deemed automatically cancelled, shall cease to be issued and outstanding and shall not be re-issuable by the Company , and (iii) all of the Special Share Certificates (as defined below) that, immediately prior to the Conversion Date, collectively represented the Special Shares shall, from and after the Conversion Date, automatically and without the necessity of presenting the same for exchange, collectively represent Common Shares, provided, however, that a person or entity holding of record a Special Share Certificate or Special Share Certificates that represented the Special Shares shall receive, upon surrender of such Special Share Certificate or Special Share Certificates to Centerline, a new certificate evidencing and representing the Common Shares owned by such person or entity.

c.	Adjustment to Conversion Ratio.
i.
If, at any time or from time to time, prior to the Conversion of all Special Shares, (i) the number of issued and outstanding Common Shares is increased by a share split, share dividend, reclassification of shares, subdivision of shares or other similar event, (ii) the number of issued and outstanding Common Shares is decreased by a combination or reclassification of Common Shares or other similar event, (iii) the Company shall issue or distribute to all holders of its Common Shares (x) rights or warrants to acquire Common Shares (or securities convertible into or exchangeable for Common Shares) at a ratio less than the then-current Conversion Ratio (other than with respect to any rights or shares that may be issued in connection with the Company’s NOL Preservation Plan), (y) evidences of its indebtedness, securities or assets and property (excluding regular quarterly dividends), or (iv) any other similar event that has the effect of diluting the Special Shares’ initial conversion right pursuant to the initial Conversion Ratio, the Board, in its reasonable judgment, shall proportionately increase or decrease, as applicable, the Conversion Ratio to prevent dilution of the Special Shares’ conversion right; provided, however, that no such adjustment shall be made to the extent the holders of Special Shares receive distributions pursuant to Section 3(a)or 3(b) in respect of any of the foregoing events. Any such adjustment shall become effective retroactively immediately after the record date for the determination of shareholders affected by the events requiring the adjustment.

ii.
If, at any time or from time to time, prior to the Conversion of all Special Shares, the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, tender offer for all or substantially all of the Company’s Common Shares or sale of all or substantially all of the Company’s assets), as a result of which Common Shares shall be converted into the right to receive securities or other assets or property (including cash or any combination thereof), each Special Share shall thereafter be convertible into the kind and amount of shares and other securities and assets or property (including cash or any combination thereof) receivable upon the consummation of such transaction by a holder of that number of Common Shares or fraction thereof into which one

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Special Share would be convertible immediately prior to such transaction if the Conversion occurred immediately prior to such transaction (provided that if the kind and amount of stock or beneficial interest, securities and other property so receivable is not the same for each non-electing share, the kind and amount so receivable by each non-electing share shall be deemed to be the kind and amount received per share by a plurality of non-election shares). The Company may not become a party to any such transaction unless the terms of the definitive documentation relating thereto shall contain provisions giving effect to the foregoing and are binding on all transaction parties.

d.	Exchange of Special Share Certificate(s) for Common Share Certificate(s).
i.
Following the Conversion, each holder of Special Shares shall complete and sign the share exchange form attached hereto as Exhibit A (“Exchange Form”) and return it, along with the certificate evidencing such holder’s Special Shares (each, a “Special Share Certificate”), to the Company by hand delivery or mail to the address to be provided by the Company. The holder acknowledges that the method of delivery of the Special Share Certificate is at its election and risk.

ii.
Upon receipt of the Exchange Form and a Special Share Certificate from a holder by the Company, the Company shall be obligated to, and shall as soon as reasonably practicable, issue and deliver to such holder a certificate evidencing the Common Shares issuable to such holder in accordance with Section 6(a) above (each, a “Common Share Certificate”) which Common Share Certificate shall contain any securities’ law legends as may be deemed required by the Company.

iii.
The Exchange Form must be signed by the registered holder of a Special Share Certificate and the signature must correspond with the name as written on the face of the certificate without alteration or enlargement or any change whatsoever. If any of the Special Shares are owned of record by two or more joint owners, all such owners must sign the Exchange Form.

iv.
If the Exchange Form, any certificates or separate written instruments of transfer or exchange are signed by attorneys-in-fact, trustees, executors, administrators, guardians, officers of corporations or others acting in a fiduciary or representative capacity, such persons shall so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of its authority so to act must be submitted.

v.
If any or all of a holder’s Special Share Certificates have been lost, stolen or destroyed, such holder may still receive its Common Share Certificate by completing the lost certificate affidavit attached hereto as Exhibit B (the “Lost Certificate Affidavit”) and returning it, along with the Exchange Form, to the Company by (i) hand delivery or mail to address to be provided by the Company or (ii) pdf attachment to an email addressed to the email address to be provided by

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the Company. It will be necessary for any such holder to complete as many separate copies of the Lost Certificate Affidavit as there are lost certificates.
e.
Fractional Shares. If the Conversion Ratio results in a holder of Special Shares being entitled to receive a fractional Common Share with respect to the aggregate Special Shares being converted pursuant to the Conversion, in lieu of the issuance of such fractional Common Share, the Company shall pay to the holder of such Special Shares cash in an amount equal to the closing price of a Common Share on the Conversion Date multiplied by the fraction representing the fractional share.

7.
TRANSFER RESTRICTIONS. The Special Shares will be subject to restrictions on transfer as set forth in the Trust Agreement (including this Certificate of Designation) and each Special Share Certificate must contain a legend substantially to the following effect:

THE SPECIAL SERIES A SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER SUCH SPECIAL SERIES A SHARES NOR ANY INTEREST OR PARTICIPATION THEREIN MAY BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

TO THE FULLEST EXTENT PERMITTED BY LAW, ANY TRANSFER IN VIOLATION OF THE FOREGOING WILL BE OF NO FORCE AND EFFECT, WILL BE VOID AB INITIO, AND WILL NOT OPERATE TO TRANSFER ANY RIGHTS TO THE TRANSFEREE, NOTWITHSTANDING ANY INSTRUCTION TO THE CONTRARY TO THE COMPANY, THE TRANSFER AGENT OR ANY INTERMEDIARY.

8.	MISCELLANEOUS.
a.
Governing Law. This Certificate of Designation shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

b.	Section References. Unless otherwise stated herein, references to sections shall be deemed to be references to sections of this Certificate of Designation.

c.
Severability of Provisions. Each provision of this Certificate of Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Certificate of Designation which are valid, enforceable and legal.

d.	Certificates.

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i.
Each Special Share Certificate shall include a statement that requires the Company to furnish to any holder of Special Shares upon written request and without charge, a full statement of (i) any restrictions, limitations, preferences or redemption provisions concerning the Special Shares and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations to distributions, and other qualifications and terms and conditions of redemption of such Special Shares and the authority of the Board to set the relative rights and preferences of subsequent series of Special Shares.

ii.
Notwithstanding any provision of the Trust Agreement or the Fifth Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) to the contrary, a Special Share Certificate shall be validly issued upon the manual signature of (a) the Chief Execute Officer of the Company (the “CEO”) or (b) any one or more of the Managing Trustees. Such a Special Share Certificate need not be countersigned and registered by the Company’s transfer agent and/or registrar. The CEO or the Managing Trustees, acting individually or collectively, shall execute and deliver each Special Share Certificate substantially in the form attached hereto as Exhibit C, together with such modifications thereto as such CEO, Managing Trustee or Managing Trustees shall approve (notwithstanding any other provisions of the Trust Agreement or Company Bylaws but subject to the requirements set forth in this Certificate of Designation), such approval to be conclusively, but not exclusively, evidenced by the execution and delivery thereof by such CEO, Managing Trustee or Managing Trustees. To the extent that this Section 8(d) is inconsistent with the Company Bylaws, in accordance with Article XIV of the Company Bylaws, the Company Bylaws (including Article VII thereof) shall be deemed amended for the limited purposes set forth in this Section 8(d).

iii.
On the Effective Date, (1) all of the 11.0% Preferred Shares and the 4.40% Preferred Shares issued and outstanding immediately prior to the Effective Date, shall be governed by this Certificate of Designation; (2) each holder of the 11.0% Preferred Shares shall automatically be deemed to own a number of Special Shares equal to the product (rounded up to the closest whole number, if a fractional share results) of the total original issuance price for the 11.0% Preferred Shares held by such holder, divided by $354,164,807.96, multiplied by 14,590,237.40; and (3) each holder of the 4.40% Preferred Shares shall automatically be deemed to own a number of Special Shares equal to the product (rounded up to the closest whole number, if a fractional share results) of the total original issuance price for the 4.40% Preferred Shares held by such holder, divided by $354,164,807.96, multiplied by 14,590,237.40.

iv.
On the Effective Date, each certificate that, immediately prior to the Effective Date, represented 11.0% Preferred Shares or 4.40% Preferred Shares shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, be deemed surrendered and cancelled. As soon as

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practicable after the Effective Date, the Company shall deliver to each holder of 11.0% Preferred Shares and 4.40% Preferred Shares a Special Share Certificate evidencing the Special Shares owned by such holder.

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Exhibit 3.5
FORM OF CERTIFICATE OF DESIGNATION
OF
SERIES B SPECIAL SHARES
OF
CENTERLINE HOLDING COMPANY
CENTERLINE HOLDING COMPANY (the “Company”), a Delaware statutory trust created and existing under the Delaware Statutory Trust Act, and acting pursuant to the authority expressly vested in the board of trustees of the Company (the “Board”) by that certain Second Amended and Restated Trust Agreement, dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007 (the “Trust Agreement”), DOES HEREBY CERTIFY:
A.
The Board duly approved and adopted resolution on March 5, 2010 (i) creating a series of shares of beneficial interest in the Company designated as “Series B Special Shares” with (1) the designations, powers, preferences, (2) the relative, participating, optional or other special rights and (3) the qualifications, limitations or restrictions, as set forth in this certificate of designation (this “Certificate of Designation”) (in addition to those set forth in the Trust Agreement) and (ii) directing that this Certificate of Designation be attached as an appendix to the Trust Agreement.

NOW, THEREFORE, the terms of the Series B Special Shares of the Company are as set forth below:
SERIES B SPECIAL SHARES
1.
DESIGNATION AND AMOUNT. The shares of such series shall be designated as “Series B Special Shares” (the “Series B Shares”) and the number of shares constituting the Series B Shares shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series B Shares to a number than less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding shares of beneficial interest issued by the Company convertible into Series B Shares.

2.	DISTRIBUTIONS.
a.
Subject to the prior and superior rights of holders of any shares of any class or series of shares of the Company ranking prior and superior to the Series B Shares with respect to distributions, the holders of Series B Shares, in preference to the holders of Common Shares of beneficial interests in the Company (the “Common Shares”), the Convertible Community Reinvestment Act Preferred Shares of beneficial interests in the Company (the “CRA Shares”), the Series A Convertible Community Reinvestment Act Preferred

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Shares of beneficial interests in the Company (the “Series A CRA Shares”), the Special Preferred Voting Shares of beneficial interests in the Company (the “Special Preferred Shares”) and the Special Series A Shares of beneficial interests in the Company (the “Special Shares” and, together with the Common Shares, the CRA Shares, the Series A CRA Shares and the Special Preferred Shares, the “Existing Shares”), and of any other shares of beneficial interest of the Company ranking junior to the Series B Shares, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly distributions payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Distribution Payment Date”), commencing on the first Quarterly Distribution Payment Date after the first issuance of Series B Share or a fraction of a Series B Share, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000,000 times the aggregate per share amount of all cash distributions, and 1,000,000 times the aggregate per share amount (payable in kind) of all non-cash distributions, other than a distribution payable in shares of Existing Shares or a subdivision of the outstanding shares of Existing Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Distribution Payment Date or, with respect to the first Quarterly Distribution Payment Date, since the first issuance of any Series B Share or fraction of a Series B Share. In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares (by reclassification or otherwise than by payment of a distribution on the shares of Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the amount to which holder of Series B Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be appropriately adjusted.

b.
The Company shall declare a distribution on the Series B Shares as provided in paragraph (a) of this Section 2 immediately after it declares a distribution on the Existing Shares (other than a distribution payable in Existing Shares); provided that, in the event no distribution shall have been declared on Existing Shares during the period between any Quarterly Distribution Payment Date and the next subsequent Quarterly Distribution Payment Date, a distribution of $1.00 per share on the Series B Shares shall nevertheless be payable on such subsequent Quarterly Distribution Payment Date.

c.
Distributions shall begin to accrue and be cumulative on outstanding Series B Shares from the Quarterly Distribution Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Distribution Payment Date or is a date after the record date for the determination of holders of Series B Shares entitled to receive a quarterly distribution and before such Quarterly Distribution Payment Date, in either of which events such distributions shall begin to accrue and be cumulative from such Quarterly Payment Date. Accrued but unpaid distributions shall not bear interest. Distributions paid on the Series B Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Series B Shares entitled to receive a payment of a distribution

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declared thereon, which record date shall not be more than sixty (60) days prior to the date fixed for the payment thereof.
3.	Voting Rights. The holder of Series B Shares shall have the following voting rights:
a.
Subject to the provision for adjustment hereinafter set forth, each Series B Share shall entitle the holder to 1,000,000 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares, or effect a subdivision, combination or consolidation of the outstanding Existing Shares (by reclassification or otherwise than by payment of a distribution in Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the number of votes per share to which holders of Series B Shares were entitled immediately prior to such event shall be appropriately adjusted.

b.
Except as otherwise provided herein, in any other Certificate of Designations creating a series of shares of the Company, or by law, the holders of Series B Shares and the holders of Existing Shares and any other shares of beneficial interest in the Company having general voting rights shall vote together as one single class on all matters submitted to a vote of shareholders of the Company.

c.
Except as set forth herein, or as otherwise provided by law, holders of Series B Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Existing Shares as set forth herein) for taking any trust action.

d.
If, at the time of any annual meeting of shareholders for the election of members of the Board, the equivalent of six quarterly distributions (whether or not consecutive) payable on any Series B Share or Series B Shares are in default, the number of members of the Board constituting the Board shall be increased by two. In addition to voting together with the holders of Existing Shares for the election of the other members of the Board, the holders of record of a majority of the Series B Shares, voting separately as a class to the exclusion of the holders of Existing Shares, shall be entitled at such meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all distributions in arrears on the Series B Shares have been paid or declared and set apart for payment prior thereto, to nominate and vote for the election of two members of the Board, the holders of any Series B Shares being entitled to cast a number of votes per Series B Share as is specified in paragraph (a) of this Section 3. Each such additional member of the Board shall serve until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(d). Until the default in payment of all distributions which permitted the election of said members of the Board shall cease to exist, any member of the Board who shall have been so elected pursuant to the provisions of this Section 3(d) may be removed at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the Series B Shares, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of Series B Shares shall be divested of the foregoing special voting rights, subject to revesting in the event of each

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and every subsequent like default in payments of distributions. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected members of the Board pursuant to said special voting rights shall forthwith terminate, and the number of members of the Board constituting the Board shall be reduced by two. The voting rights granted by this Section 3(d) shall be in addition to any other voting rights granted to the holders of Series B Shares in this Section 3.

4.	Certain Restrictions.
a.
Whenever quarterly distributions or other distributions payable on the Series B Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid distributions, whether or not declared, on Series B Shares outstanding shall have been paid in full, the Company shall not:

i.	declare or pay distributions, or make any other distributions, on any shares ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series B Shares;

ii.
declare or pay distributions, or make any other distributions, on any shares ranking on a parity (either as to distributions or upon liquidation, dissolution or winding up) with the Series B Shares, except distributions paid ratably on the Series B Shares and all such parity shares on which distributions are payable or in arrears in proportion to the total amounts to which the holders of all such share are then entitled;

iii.
redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series B Shares, provided that the Company may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any shares of the Company ranking junior (both as to distributions and upon dissolution, liquidation or winding up) to the Series B Shares; or

iv.
redeem or purchase or otherwise acquire for consideration any Series B Shares, or any shares ranking on a parity with the Series B Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon terms as the Board, after consideration of the respective annual distribution rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

b.
The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any share of beneficial interest in the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

5.
Reacquired Shares. Any Series B Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized and may be reissued

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subject to the conditions and restrictions on issuance set forth herein, in the Trust Agreement or in any other Certificate of Designations creating a series of shares of the Company or as otherwise required by law.

6.	Liquidation, Dissolution or Winding Up.
a.	Upon any liquidation, dissolution or winding up of the Company, voluntary or otherwise no distribution shall be made:
i.
to the holders of shares ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series B Shares unless, prior thereto, the holders of Series B Shares shall have received an amount per share (the “Series A Liquidation Preference”) equal to $10.00 per share, plus an amount equal to accrued and unpaid distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series B Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000,000 times the aggregate amount to be distributed per share to holders of Common Shares, or

ii.
to the holders of shares ranking on parity (either as to distributions or upon liquidation, dissolution or winding up) with the Series B Shares, except distributions made ratably on the Series B Shares and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

b.
In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares, or effect a subdivision, combination or consolidation of the outstanding Existing Shares (by reclassification or otherwise than by payment of a distribution in Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the aggregate amount to which holders of Series B Shares were entitled immediately prior to such event under the proviso in clause (i) above shall be appropriately adjusted.

c.
In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of shares of beneficial interest in the Company, if any, that rank of a parity with the Series B Shares in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series B Shares and the holders of such parity shares in proportion to their respective liquidation preferences.

d.
Neither the merger or consolidation of the Company into or with another entity nor the merger or consolidation of another entity into or with the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.

7.
Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Existing Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each

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Series B Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth equal to 1,000,000 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares, or effect a subdivision, combination or consolidation of the outstanding Existing Shares (by reclassification or otherwise than by payment of a distribution in Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series B Shares shall be appropriately adjusted.

8.	No Redemption. The Series B Shares shall not be redeemable by the Company.

9.
Rank. The Series B Shares shall rank, with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Company’s shares (other than the Existing Shares), except to the extent that any such series specifically provided that it shall rank on a parity with or junior to the Series B Shares.

10.
Amendment. At any time share of Series B Shares are outstanding, this Certificate of Designation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Shares so as to affect them adversely without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Shares, voting separately as a single class.

11.
Fractional Shares. Series B Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive distributions, participate in distributions and to have the benefit of all other rights of holders of Series B Shares.

12.
Governing Law. This Certificate of Designation shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

13.
Severability of Provisions. Each provision of this Certificate of Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Certificate of Designation which are valid, enforceable and legal.

14.	Certificates.
a.
Each Series B Share shall be represented by a certificate (a “Series B Share Certificate”) and each such Series B Share Certificate shall include a statement that requires the Company to furnish to any holder of Series B Shares upon written request and without charge, a full statement of (i) any restrictions, limitations, preferences or redemption provisions concerning the Series B Shares and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations to distributions, and

A-6

other qualifications and terms and conditions of redemption of such Series B Shares and the authority of the Board to set the relative rights and preferences of subsequent series of Series B Shares.
b.
Notwithstanding any provision of the Trust Agreement or the Fifth Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) to the contrary, a Series B Share Certificate shall be validly issued upon the manual signature of (a) the Chief Execute Officer of the Company (the “CEO”) or (b) any one or more of the Managing Trustees. Such a Series B Share Certificate need not be countersigned and registered by the Company’s transfer agent and/or registrar. The CEO or the Managing Trustees, acting individually or collectively, shall execute and deliver each Series B Share Certificate substantially in the form attached hereto as Exhibit A, together with such modifications thereto as such CEO, Managing Trustee or Managing Trustees shall approve (notwithstanding any other provisions of the Trust Agreement or Company Bylaws but subject to the requirements sets forth in this Certificate of Designation), such approval to be conclusively, but not exclusively, evidenced by the execution and delivery thereof by such CEO, Managing Trustee or Managing Trustees. To the extent that this Section 14(b) is inconsistent with the Company Bylaws, in accordance with Article XIV of the Company Bylaws, the Company Bylaws (including Article VII thereof) shall be deemed amended for the limited purposes set forth in this Section 14(b).

[Signature Page Follows]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by the undersigned this 5th day of March, 2010.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President and Chief Executive Officer

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Exhibit 3.6
EXECUTION COPY
AMENDMENT NO. 2 TO THE
CERTIFICATE OF DESIGNATION
OF
SPECIAL PREFERRED VOTING SHARES
OF
CENTERLINE HOLDING COMPANY
This Amendment No. 2 (this “Amendment”) to the Certificate of Designation of Special Preferred Voting Shares (the “SPV Shares”), as amended by Amendment No. 1 effective as of May 4, 2007 (collectively, the “SPV COD”) of Centerline Holding Company, a Delaware statutory trust (“Centerline”), was duly approved by the requisite holders of the SPV Shares, and is hereby elected to be adopted by Centerline, effective as of March 5, 2010 (the “Effective Date”).
RECITALS:
WHEREAS, Centerline (i) has entered into a purchase and sale agreement, by and among a subsidiary (“Newco”) of Island C-III Holdings LLC, on the one hand, and Centerline and certain of its subsidiaries, on the other hand, pursuant to which Newco will acquire (a) Centerline’s assets comprising the former ARCap Investors LLC business and certain other assets and (b) newly issued Special Series A Shares of Centerline; and (ii) has and/or will be entering into various agreements with certain of its lenders, creditors and claimants to restructure certain of its other outstanding debt obligations and a management agreement with an affiliate of Newco pursuant to which it will provide executive management services to Centerline (the “Transaction”);
WHEREAS, as a condition to consummating the Transaction, Centerline has agreed to amend the SPV COD to eliminate the right of the holders of the SPV Shares to nominate and/or elect certain trustees to Centerline’s Board of Trustees, subject to approval by the requisite number of holders of SPV Shares;
WHEREAS, Section 5(c) of the SPV COD requires the affirmative vote or consent of the holders of a majority of the outstanding SPV Shares in order to amend the SPV COD;
WHEREAS, in connection with the consummation of the Transaction and in accordance with Section 5(c) of the SPV COD, Related General II, L.P. (“RG II”), as the holder of a majority of the outstanding SPV Shares, has consented to the amendment of the SPV COD as set forth herein pursuant to that certain Omnibus Agreement among RG II, Centerline and other signatories dated as of March 5, 2010; and
WHEREAS, the Board of Trustees of Centerline has duly approved and adopted this Amendment and the terms hereof and caused Centerline to elect (as evidenced by its execution hereof) to adopt this Amendment.
NOW, THEREFORE, the SPV COD is hereby amended effective as of the Effective Date, as follows:
1. Section 5(d). Section 5(d)of the SPV COD is hereby deleted in its entirety.

1

2. No Further Amendments. Except as otherwise amended herein, the Certificate of Designation remains unchanged and in full force and effect.
3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.
4. Severability. Each provision of this Amendment is intended to be severable. If any term or provision of this Amendment is illegal or invalid for any reason, such illegality or invalidity will not affect the legality or invalidity of the remainder of this Amendment.
[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, the undersigned has duly executed this Amendment as of the Effective Date.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

Exhibit 3.7
AMENDMENT NO. 4
TO THE
FIFTH AMENDED AND RESTATED BYLAWS
OF
CENTERLINE HOLDING COMPANY
This Amendment No. 4 (the “Amendment”) to the Fifth Amended and Restated Bylaws of Centerline Holding Company, a Delaware statutory trust (the “Trust”), as amended (the “Bylaws”), was approved by the Trust’s board of trustees (the “Board”) effective as of March 5, 2010:
WHEREAS, the Trust (i) has entered into a purchase and sale agreement, by and among C-III Capital Partners LLC (“Newco”), on the one hand, and the Trust and certain of its subsidiaries, on the other hand, pursuant to which Newco will acquire (a) the Trust’s assets comprising the former ARCap Investors LLC business and certain other assets and (b) newly issued Special Series A Shares of the Trust; and (ii) has and/or will be entering into various agreements with certain of its lenders, creditors and claimants to restructure certain of its other outstanding debt obligations and a management agreement with an affiliate of Newco pursuant to which it will provide executive management services to the Trust (the “Transaction”);
WHEREAS, as a condition to consummating the Transaction, the Trust has agreed to amend its Bylaws to (i) clarify the indemnification rights of certain persons and (ii) require that any amendment to the definitions of “Independent Trustee” and “Managing Trustee” in the Trust Agreement or the Bylaws be approved by a majority of the Independent Trustees; and
WHEREAS, Article XIV of the Bylaws provides that the Board shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.
NOW, THEREFORE, the Bylaws are hereby amended as follows:
1. Article XII of the Bylaws is hereby amended by inserting the following sentence after the last sentence of the first paragraph thereof:
“The foregoing rights to indemnification and advancement of expenses shall be in addition to any other right to indemnification and advancement of expenses that such Persons may have under the Trust Agreement, the Management Agreement, any contract, at law, under any insurance policy or otherwise.”
2. Article XIV of the Bylaws is hereby amended by inserting the following sentence immediately after the first sentence thereof:
“Notwithstanding the foregoing or any provision in these Bylaws to the contrary and in addition to any restrictions on amendments to the Trust Agreement contained in the Trust Agreement, a proposal, recommendation, vote or consent by the Board of Trustees to amend the definitions of “Independent Trustee” and “Managing Trustee” in the Trust Agreement, Sections 3.1(a), 10.11 and 11.2 of the Trust Agreement, Sections 3 and 12(c) of Article II of these Bylaws, Sections 3, 8, 10, 11(b), 12 and 17 of Article III of these Bylaws, Article IV of these Bylaws and Article XIV of these Bylaws, shall also require the vote or consent of a majority of the Independent Trustees (the “Independent Trustee Amendment Provision”). The Independent Trustee Amendment Provision shall remain effective through and including March 5, 2013 (the “Cessation Date”). After the Cessation Date, the Independent Trustee Amendment Provision shall automatically cease to be in effect and cease to be part of these Bylaws.”
Except to the extent expressly amended by the terms of this Amendment, the Bylaws shall remain unchanged and in full force and effect.
This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws, all rights and remedies being governed by such laws.
Each provision of this Amendment is intended to be severable. If any term or provision of this Amendment is illegal or invalid for any reason, such illegality or invalidity will not affect the legality or invalidity of the remainder of this Amendment.

Exhibit 10.1
EXECUTION VERSION
PURCHASE AND SALE AGREEMENT
BY AND AMONG
C-III CAPITAL PARTNERS LLC,
CENTERLINE HOLDING COMPANY,
CENTERLINE CAPITAL GROUP INC.,
ARCAP 2004 RR3 RESECURITIZATION, INC.,
ARCAP 2005 RR5 RESECURITIZATION, INC.,
CENTERLINE FUND MANAGEMENT LLC,
CENTERLINE CMBS FUND III MANAGEMENT LLC,
CENTERLINE REIT INC.,
AND
CM INVESTOR LLC
March 5, 2010

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INDEX OF SCHEDULES

Schedule I	Purchased Interests
Schedule II	Disclosure Schedule
Schedule III	Final Fund Documents
Schedule IV	CDO/CMBS Assignment Agreements
Schedule V	Subservicing Agreements
Schedule 2.1(c)	Cash Portion of Purchase Price
Schedule 2.3(a)(iii)	Sellers Consents
Schedule 2.3(j)(iv)	Purchaser Consents
Schedule 2.4(a)	Assumed Bonuses
Schedule 2.4(b)	Assumed Benefits
Schedule 2.4(d)	Purchase Price Adjustments
Schedule 6.6(b)	Business Employees
Schedule 6.6(d)	Certain Continuing Employees
Schedule 6.14	Certificated CMBS/CDO Bonds
Schedule 6.17	Investigation of Certain Matters
INDEX OF EXHIBITS

Exhibit A	Certificate of Designation of the CHC Special Series A Shares
Exhibits B1 — B12	CDO/CMBS Assignment Agreements
Exhibits C1 — C5	Form of Subservicing Agreements
Exhibit D	Form of Fund I Promote Plans Letter Agreement
Exhibit E	Form of Lock-Up Agreement
Exhibit F	Form of Management Agreement
Exhibit G-1	Form of Registration Rights Agreement between CHC and Purchaser
Exhibit G-2	Form of Registration Rights Agreement between CHC and Island Manager
Exhibit H	Form of Related Purchase Agreement
Exhibit I	Form of Transition Services Agreement
Exhibit J	Form of Release
Exhibit K	Form of Secretary’s Certificate
Exhibit L	Form of FIRPTA Certificate
Exhibit M	Form of Paul, Hastings, Janofsky & Walker LLP Opinion
Exhibit N	Form of Richards, Layton & Finger, P.A. Opinion
Exhibit O	Form of Proskauer Rose LLP Opinion
Exhibit P	Confidentiality Agreement
Exhibit Q	Form of Assignment and Assumption Agreement
Exhibit R	Form of Bill of Sale
Exhibit S	Form of Software Assignment Agreement
Exhibit T	Form of Software License Agreement
Exhibit U	Form of Officer’s Certificate of CHC
Exhibit V	Form of Amendment to Bylaws of CHC
Exhibit W	Form of Escrow Agreement
Exhibit X	Form of Escrow Letter

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this 5th day of March, 2010, by and among Centerline Holding Company, a Delaware statutory trust (“CHC”), Centerline Capital Group Inc., a Delaware corporation (“CCG”), ARCAP 2004 RR3 Resecuritization, Inc., a Delaware corporation (“ARCAP 2004 RR3”), ARCAP 2005 RR5 Resecuritization, Inc., a Delaware corporation (“ARCAP 2005 RR5”), Centerline Fund Management LLC, a Delaware limited liability company (“CFM”), Centerline CMBS Fund III Management LLC, a Delaware limited liability company (“CFM III”), Centerline REIT, Inc., a Delaware corporation (“Centerline REIT”), CM Investor LLC, a Delaware limited liability company (“CMI” and, together with CHC, CCG, ARCAP 2004 RR3, ARCAP 2005 RR5, CFM, CFM III, and Centerline REIT, the “Sellers” and each, a “Seller”), and C-III Capital Partners LLC, a Delaware limited liability company (“Purchaser”). Purchaser and each Seller may also be referred to as a “Party” or collectively, as the “Parties.”
RECITALS
WHEREAS, CCG owned one hundred percent (100%) of the issued and outstanding stock of CSI;
WHEREAS, prior to the Closing, CCG caused CSI to be converted from a Delaware corporation to a Delaware limited liability company (“New CSI”) in accordance with Section 6.9 of this Agreement;
WHEREAS, CCG currently owns one hundred percent (100%) of the issued and outstanding limited liability company interests in New CSI (the “CSI Interests”);
WHEREAS, CMI currently owns one hundred percent (100%) of the issued and outstanding limited liability company interests in CUCA (the “CUCA Interests”);
WHEREAS, CFM currently owns the entire managing member interest in HY II and the interest as a member in HY II set forth on Schedule I (together, the “HY II Interests”) and the entire managing member interest in DIV II and the interest as a member in DIV II set forth on Schedule I (together, the “DIV II Interests” and, together with the HY II Interests, the “Fund II Interests”);
WHEREAS, CFM III currently owns the entire managing member interest in Fund III and the interest as a member in Fund III set forth on Schedule I (together, the “Fund III Interests”);
WHEREAS, Centerline REIT currently owns the entire managing member interest in CRESS and the interest as a member in CRESS set forth on Schedule I (together, the “CRESS Interests”);
WHEREAS, Centerline REIT currently owns the Centerline REIT Bonds (as defined below);

WHEREAS, Centerline REIT is the payee under that certain revolving credit promissory note, dated June 28, 2004, between Steve R. Inman and ARCap REIT (now known as Centerline REIT) (the “Centerline REIT Promissory Note”);
WHEREAS, ARCAP 2004 RR3 currently owns the ARCAP 2004 RR3 Re-Remic Bonds (as defined below);
WHEREAS, ARCAP 2005 RR5 currently owns the ARCAP 2005 RR5 Re-Remic Bonds (as defined below);
WHEREAS, CFM III is the payee under that certain promissory note, dated February 29, 2008, between CFM III and Fund III (the “CFM III Promissory Note”);
WHEREAS, CHC is the payee under that certain promissory note, dated June 30, 2007, between CHC and AMAC (the “AMAC Promissory Note”);
WHEREAS, the CSI Interests, the CUCA Interests, the Fund II Interests, the Fund III Interests, the CRESS Interests, the Centerline REIT Bonds, the Centerline REIT Promissory Note, the ARCAP 2004 RR3 Re-Remic Bonds, the ARCAP 2005 RR5 Re-Remic Bonds, the CFM III Promissory Note and the AMAC Promissory Note are hereby collectively referred to as the “Purchased Interests”;
WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, pursuant to this Agreement, the Purchased Interests;
WHEREAS, CHC desires to issue and sell to Purchaser, and Purchaser desires to purchase from CHC, pursuant to this Agreement, the CHC New Shares (as defined below); and
WHEREAS, the Sellers and Purchaser desire to enter into this Agreement and to consummate the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the representations, warranties, promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS; INTERPRETATION
1.1 Certain defined terms.
(a) For purposes of this Agreement, the following terms shall have the following meanings:
“Acquired Entities” means New CSI and CUCA.

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“Acquired Entity Licensed Intellectual Property” means all Intellectual Property licensed to the Acquired Entities or any of their respective Subsidiaries pursuant to a Contract and used in the conduct of their respective businesses.
“Acquired Entity Owned Intellectual Property” means all of the Intellectual Property owned by the Acquired Entities or any of their respective Subsidiaries.
“Affiliate” of a Person means a Person that Controls, is Controlled by, or is under common Control with, such Person. For purposes of this Agreement, neither Purchaser nor Island Manager shall be deemed to be an “Affiliate” of any Seller.
“Affiliated Group” means an affiliated group within the meanings of Section 1505 of the Code or any comparable or analogous state, local or foreign consolidated, combined or unitary Tax group under applicable Law.
“Agency Subservicing Agreement” shall have the meaning specified in Section 6.10(b).
“Agreement” shall have the meaning specified in the preamble to this Agreement.
“AMAC” means American Mortgage Acceptance Company, a Massachusetts business trust.
“AMAC Promissory Note” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“ARCAP 2004 RR3” shall have the meaning specified in the preamble to this Agreement.
“ARCAP 2004 RR3 Re-Remic Bonds” shall have the meaning specified in Schedule I.
“ARCAP 2005 RR5” shall have the meaning specified in the preamble to this Agreement.
“ARCAP 2005 RR5 Re-Remic Bonds” shall have the meaning specified in Schedule I.
“ARCAP 2006 RR7” means ARCap 2006 RR7 Resecuritization, Inc., a Delaware corporation.
“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, of even date herewith, between Centerline REIT and CSI, in the form attached hereto as Exhibit Q.
“Assumed Benefits” shall have the meaning specified in Section 2.4.
“Assumed Bonuses” shall have the meaning specified in Section 2.4.
“Balance Sheets” shall have the meaning specified in Section 4.22(b).
“Bill of Sale” means the Bill of Sale, of even date herewith, between Centerline REIT and CSI, in the form attached hereto as Exhibit R.

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“Bonus Plans” means the Centerline Annual Incentive Bonus Program “A”, Centerline Annual Incentive Bonus Program “B” and the 2007 Outperformance Program.
“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are required or authorized to be closed.
“Business Employees” shall have the meaning specified in Section 6.6(b) of this Agreement.
“Cap” shall have the meaning specified in Section 8.4(a).
“CCG” shall have the meaning specified in the preamble to this Agreement.
“CDO/CMBS Assignment Agreements” means the agreements specified in Schedule IV and attached hereto as Exhibits B1 through B10.
“Centerline Balance Sheet Date” shall have the meaning specified in Section 3.7.
“Centerline Mark” shall have the meaning specified in Section 6.8(a).
“Centerline REIT” shall have the meaning specified in the preamble to this Agreement.
“Centerline REIT Bonds” shall have the meaning specified in Schedule I.
“Centerline REIT Promissory Note” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“CFM” shall have the meaning specified in the preamble to this Agreement.
“CFM III” shall have the meaning specified in the preamble to this Agreement.
“CFM III Promissory Note” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“CHC” shall have the meaning specified in the preamble to this Agreement.
“CHC Balance Sheet” means that consolidated balance sheet of CHC and its consolidated Subsidiaries as of September 30, 2009.
“CHC Bylaws” means the Fifth Amended and Restated Bylaws of CHC, as amended.
“CHC Data” shall have the meaning specified in Section 3.10(b).
“CHC Employee Plans” shall have the meaning given such term in Section 3.14(a).
“CHC Intellectual Property” shall have the meaning given such term in Section 3.9(a).
“CHC International Plan” shall have the meaning given such term in Section 3.14(d).

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“CHC New Shares” means 4,084,390 shares of CHC Special Series A Shares to be issued to Purchaser pursuant to Section 2.1(b).
“CHC Special Series A Shares” means the Special Series A Shares of CHC with the rights, powers and preferences as reflected in the certificate of designation of the CHC Special Series A Shares attached hereto as Exhibit A.
“CHC SEC Documents” shall have the meaning given such term in Section 3.5(a).
“CHC Trust Agreement” means, collectively, CHC’s Second Amended and Restated Trust Agreement, dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007.
“CHC Trust Amendment” means the amendment to the CHC Trust Agreement to increase the number of common shares of CHC authorized for issuance to permit the automatic conversion of the CHC New Shares into the appropriate number of common shares of CHC pursuant to the terms of the certificate of designation of the CHC New Shares.
“Claim” means a claim for indemnity for Damages made by any Seller Indemnitee or Purchaser Indemnitee.
“Closing” shall have the meaning specified in Section 2.2.
“Closing Date” shall have the meaning specified in Section 2.2.
“CMBS Leased Real Property” shall have the meaning specified in Section 4.27(a).
“CMBS Leases” shall have the meaning specified in Section 4.27(a).
“CMBS Licensed Intellectual Property” means all Intellectual Property licensed to the Fund Entities or any of their respective Subsidiaries pursuant to a Contract and used in the conduct of their respective businesses.
“CMBS Owned Intellectual Property” means all of the Intellectual Property owned by the Fund Entities or any of their respective Subsidiaries.
“CMC” means Centerline Mortgage Capital Inc., a Delaware corporation.
“CMI” shall have the meaning specified in the preamble to this Agreement.
“CMP” means Centerline Mortgage Partners Inc., a Delaware corporation.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Confidentiality Agreement” shall have the meaning specified in Section 6.1.

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“Contemplated Transaction” means any transaction contemplated by this Agreement or any Transaction Document.
“Continuing Employees” shall have the meaning specified in Section 6.6(b).
“Contract” means any written, oral or implied contract, mortgage, deed of trust, lease, sublease, offer to lease, agreement to lease, sales order, purchase order, indenture, note, bond, loan, instrument, license, permit, franchise, commitment or other instrument, arrangement or agreement that is or purports to be binding on any Person or all or any part of its property or assets under applicable Law.
“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of equity interests, as trustee or executor, by contract or credit arrangement or otherwise.
“CRESS” means Centerline Real Estate Special Situations Mortgage Fund LLC, a Delaware limited liability company.
“CRESS Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“CSI” means Centerline Servicing Inc., a Delaware corporation.
“CSI Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“CUC” means Centerline Urban Capital I, LLC, a California limited liability company.
“CUCA” means Centerline Urban Capital Advisor LLC, a Delaware limited liability company.
“CUCA Closing Balance Sheet” shall have the meaning specified in Section 4.5(e).
“CUCA Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“Damages” means any losses, damages (but excluding any special, indirect, consequential, exemplary and punitive damages, except for Third Party Claims and except for claims under Section 8.2(h), in which cases special, indirect, consequential, exemplary and punitive damages shall be included), injuries, liabilities, claims, demands, settlements, judgments, awards, fines, penalties, Taxes, fees (including reasonable attorneys’ fees and disbursements), charges, costs (including costs of investigation and defense) or expenses of any nature.
“Debt” means, with respect to any Person, (A) any indebtedness for borrowed money of such Person (including any interest accruing on such indebtedness), (B) any indebtedness of such

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Person evidenced by bonds, debentures, specified notes or similar instruments, (C) any indebtedness of such Person under any conditional sales or other title retention agreements relating to property or assets purchased by such Person, (D) any obligation of such Person issued or assumed as the deferred purchase price of property, assets or services (excluding trade accounts payable and accrued obligations incurred in the Ordinary Course of Business), (E) any capital lease obligation or any other similar capital obligation of such Person, (F) any synthetic lease obligation or any other similar lease obligation of such Person, (G) any purchase money obligation of such Person, (H) any obligation of such Person as an account party in respect of any letters of credit or bankers’ acceptances, (I) any obligation of such Person under any derivative agreement or any other similar agreement (including interest-rate, exchange-rate, commodity and equity-linked agreements), (J) any obligation of such Person in respect of any off-balance-sheet agreement or transaction that is in the nature of, or in substitution of, a financing, (K) any indebtedness or other obligation of any other Person of the type specified in any of the foregoing clauses, the payment or collection of which such Person has guaranteed or in respect of which such Person is liable, contingently or otherwise, including liable by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions or otherwise to assure a creditor against loss, (L) any indebtedness or other obligation of any other Person of the type specified in any of the foregoing clauses that is secured (or, pursuant to an existing right, could be secured at a later date) by an Encumbrance on any property or assets of such Person or (M) any obligation for penalties or collection costs in respect of any of the foregoing.
“Derivative Instrument” means as to a Person, an instrument or security (A) conveying the right to the profits or losses of the Person, (B) conveying the right to dividends, interest or other distributions measured in whole or in part by the profits, losses or other financial or economic results of the Person, (C) conveying the right to consent to, veto or vote on matters with respect to the Person, (D) convertible into, exercisable for, or exchangeable for any of the foregoing or any capital stock or any other equity interest of the Person, in each case whether currently, upon the lapse of time, following the satisfaction of any condition, upon the occurrence of any event, or combination of the foregoing, or (E) conveying the right to amounts or benefits dependent upon the price or value of any of the foregoing or of any capital stock or any other equity interest of the Person.
“Disclosure Schedule” means Schedule II attached hereto, dated as of the date hereof, and forming a part of this Agreement.
“Dispute” shall have the meaning specified in Section 9.8(a).
“Dispute Notice” shall have the meaning specified in Section 8.6.
“DIV I” means Centerline Diversified Risk CMBS Fund LLC, a Delaware limited liability company.
“DIV II” means Centerline Diversified Risk CMBS Fund II LLC, a Delaware limited liability company.
“DIV II Interests” shall have the meaning specified in the recitals to this Agreement.

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“Effective Time” means 11:59 p.m. (New York City time) on the Closing Date.
“Employee Plans” means CHC Employee Plans and Other Seller Employee Plans.
“Encumbrance” means any security interest, pledge, mortgage, lien, charge, encumbrance, imposition, adverse claim, preferential arrangement, option, privilege, entitlement, right of first refusal, easement, encroachment, indenture, right of way, deed of trust, lease, security agreement, liability or restriction of any kind.
“Environmental Claim” means any claim, demand, Order, Proceeding, cause of action or notice by any Person or Governmental Authority alleging or assessing liability arising out of, based on or resulting from (A) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at, on, in, under or from any location or (B) circumstances forming the basis of any violation or non-compliance or alleged violation or non-compliance, of any Environmental Law.
“Environmental Law” means any federal, interstate, state, local and foreign Laws relating to pollution or protection of human health, safety, or the environment, including any Law relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
“Environmental Permit” means any Permit required under any applicable Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person (whether or not incorporated) that is (or at any relevant time was) treated as a single employer with any other Person under Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” means Bank of America, N.A.
“Escrow Agreement” means the Escrow Agreement, by and among CHC, CCG and the Escrow Agent, in the form attached hereto as Exhibit W.
“Escrow Letter” means the letter regarding the escrow arrangements, by and among CHC, CCG, the Escrow Agent and Bank of America, N.A., as agent under the Senior Secured Bank Debt, in the form attached hereto as Exhibit X.
“Escrow Property” shall have the meaning specified in Section 2.1(c)(i)(C).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Federal Tax Group” means the consolidated federal Tax group of which CCG is the parent.

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“Final Fund Documents” means, with respect to each Fund Entity, the final, executed organizational documents related thereto as identified with respect to such Fund Entity on Schedule III attached hereto.
“Freddie Mac” means Federal Home Loan Mortgage Corporation.
“Fund I Bonds” means all bonds held of record or beneficially by ARCap 2003-1 Resecuritization, Inc., a Delaware corporation, ARCap 2004-1 Resecuritization, Inc., a Delaware corporation, and ARCAP 2006 RR7, each of which is set forth on Section 4.32 of the Disclosure Schedule (other than those bonds that are held by ARCAP 2006 RR7 as nominee for Centerline REIT).
“Fund I Promote Plans” means Centerline Fund I Incentive Compensation Plan and Centerline Fund I Senior Management Incentive Compensation Plan.
“Fund I Promote Plans Letter Agreement” means the Letter Agreement, by and between CCG and Purchaser, in the form attached hereto as Exhibit D.
“Fund II Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“Fund II Promote Plans” means Centerline Fund II Incentive Compensation Plan and Centerline Fund II Senior Management Incentive Compensation Plan.
“Fund III” means Centerline High Yield CMBS Fund III LLC, a Delaware limited liability company.
“Fund III Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“Fund Entities” means HY II, DIV II, Centerline CMBS Fund II REIT, Inc., CRESS, Fund III and CUC.
“Fund Entity Reports” shall have the meaning specified in Section 4.21(a).
“Fund Financial Statements” shall have the meaning specified in Section 4.22(b).
“Fund PPMs” means Centerline High Yield CMBS Fund LLC Private Placement Memorandum, Centerline High Yield CMBS Fund II LLC Private Placement Memorandum, Centerline Diversified Risk CMBS Fund II LLC Private Placement Memorandum, Centerline High Yield CMBS Fund III LLC Private Placement Memorandum and Centerline Real Estate Special Situations Mortgage Fund LLC Private Placement Memorandum, together, in each case, with any supplements thereto.
“Fund Reporting Entities” means HY I, DIV I, HY II, DIV II, Fund III, CRESS and CUC.

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“Fund Reporting Entities Audited Balance Sheets” shall have the meaning specified in Section 4.22(a).
“Fund Reporting Entities Audited Financial Statements” shall have the meaning specified in Section 4.22(a).
“Fund Reporting Entities Unaudited Balance Sheets” shall have the meaning specified in Section 4.22(b).
“Fund Reporting Entities Unaudited Financial Statements” shall have the meaning specified in Section 4.22(b).
“GAAP” means United States generally accepted accounting principles consistently applied.
“Governmental Authority” means any foreign or United States federal, state or local governmental, regulatory or administrative agency or authority or any court or tribunal or other entity exercising executive, legislative, judicial, regulatory or administrative powers or functions of government.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder.
“HY I” means Centerline High Yield CMBS Fund LLC, a Delaware limited liability company.
“HY II” means Centerline High Yield CMBS Fund II LLC, a Delaware limited liability company.
“HY II Interests” shall have the meaning specified in the recitals to this Agreement and set forth on Schedule I.
“Indemnification Arrangements” shall have the meaning specified in Section 6.7(b).
“Information Systems” means information technology and computer systems relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of a Person.
“Intellectual Property” means all (A) U.S. and foreign patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof, (B) U.S. and foreign trademarks, trade dress, service marks, service names, trade names, Internet domain names, brand names, logo or business symbols, whether registered or unregistered, and pending applications to register the same, including all extensions and renewals thereof and all goodwill associated therewith, (C) U.S. and foreign copyrights in writings, designs, software, mask works or other works, whether registered or unregistered, and pending applications to register the same,

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(D) confidential or proprietary know-how, trade secrets, methods, processes, practices, formulas and techniques, and (E) computer software programs and software systems.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“Island Capital Group LLC” means Island Capital Group LLC, a Delaware limited liability company.
“Island Manager” means Island Centerline Manager LLC, a Delaware limited liability company.
“IT Sharing Payment” shall have the meaning specified in Section 2.4.
“Knowledge” means (A) with respect to an individual, actual knowledge (whether past or present) of a particular fact or other matter, (B) with respect to CHC, any Other Seller, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, actual knowledge (whether past or present) of Marc D. Schnitzer, Robert L. Levy, John D’Amico, Matthew Stern, Michael Larsen, James Flynn, Justin E. Ginsberg, William T. Hyman, Paul G. Smyth and/or Andrew J. Weil of a particular fact or other matter, (C) with respect to Purchaser, actual knowledge (whether past or present) of Andrew L. Farkas, James A. Aston, Jeffrey P. Cohen, George E. Carleton and/or Paul A. Hughson and (D) with respect to any other Person who is not an individual, actual knowledge (whether past or present) of any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity), of a particular fact or other matter.
“Law” means any law, statute, ordinance, treaty, code, rule or regulation of any Governmental Authority, or any binding agreement with any Government Authority, or any principle of common law.
“Leased Real Property” shall have the meaning specified in Section 3.17.
“License Termination Date” shall have the meaning specified in Section 6.8(b).
“Lock-up Agreements” means lock-up agreements with respect to the transfer of securities of CHC between each of Related, Bank of America, N.A., Wells Fargo Bank, N.A. and Natixis Financial Products Inc., on the one hand, and CHC, on the other hand, in substantially the form attached hereto as Exhibit E.
“Management Agreement” means the Management Agreement, by and among CHC, CCG and Island Manager, in the form attached hereto as Exhibit F.
“Material Adverse Effect” means, with respect to any Person, any change affecting, or condition having an effect on, such Person and its Subsidiaries, if any, taken as a whole (A) that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities,

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results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, if any, taken as a whole, (B) will, or would reasonably be expected to, prevent or materially impair the ability of such Person to fulfill its obligations under this Agreement or any Transaction Document, (C) with respect to Centerline REIT, Centerline CMBS Fund REIT, Inc. or Centerline CMBS Fund II REIT, Inc., that would reasonably be expected to, prevent or materially impair Centerline REIT, Centerline CMBS Fund REIT, Inc. or Centerline CMBS Fund II REIT, Inc. from qualifying as a REIT prior to and immediately following the Closing, (D) will, or would reasonably be expected to, make any Contemplated Transaction illegal, (E) will, or would reasonably be expected to, impose any material limitation on or prevent or materially impair the ability of Purchaser to exercise ownership rights with respect to the Purchased Interests and/or the CHC New Shares or (F) will, or could reasonably be expected to, delay, prohibit or restrict (i) the consummation of any Contemplated Transaction or (ii) the ability of such Person to operate its or any of its Subsidiaries’ businesses following the Closing; provided, however, that any such change, effect or condition having the results described in the foregoing clauses (A) through (F) that results from (i) a change in Law or GAAP or interpretations thereof that applies to such Person, (ii) general economic or market conditions, including changes in interest rates or (iii) economic or market conditions that directly or indirectly affect the commercial real estate finance industry generally shall not be considered when determining whether a Material Adverse Effect on such Person or its Subsidiaries has occurred, except to the extent that such change, effect or condition disproportionately affects such Person or its Subsidiaries relative to other industry participants.
“Material Contract” shall have the meaning specified in Section 3.16(a).
“Materials of Environmental Concern” means materials, substances or chemicals, pollutants, contaminants, wastes, including toxic substances, hazardous substances, radioactive materials, asbestos, asbestos-containing materials, lead-based paint, radon, mold, fungus, moisture, microbial contamination, pathogenic organisms, petroleum and petroleum products, regulated under Environmental Laws.
“Mediation Request” shall have the meaning specified in Section 9.8(b).
“Multiemployer Plan” means any “multiemployer plan”, as defined in Section 3(37) or 4001(a) of ERISA or Section 414(f) of the Code that any Person or ERISA Affiliate maintains, sponsors, participates in or contributes to, or has maintained, established, sponsored, participated in, or contributed to within the last six years, or under which such entity has or may incur any liability or obligation.
“Net Working Capital” means, with respect to any Person, (i) the current assets (as defined under GAAP and adjusted pursuant to this Agreement) minus (ii) the current liabilities (as defined under GAAP and adjusted pursuant to this Agreement) of such Person.
“New CSI” shall have the meaning specified in the recitals to this Agreement.
“New CSI Closing Balance Sheet” shall have the meaning specified in Section 4.5(d).
“Notice of Claim” shall have the meaning specified in Section 8.6.

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“Observer” shall have the meaning specified in Section 6.15.
“Other Sellers” means all of the Sellers, other than CHC.
“Other Seller Employee Plans” shall have the meaning given such term in Section 4.13(a).
“Order” means any order, writ, certificate, judgment, injunction, decree, stipulation, determination, assessment, decision, ruling, declaration, award, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or any arbitrator.
“Ordinary Course of Business” means any action taken by a Person that (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, and (B) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority).
“Party” or “Parties” shall have the meaning specified in the preamble to this Agreement.
“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that any Person or, solely with respect to any Pension Plan that is subject to Title IV of ERISA, any ERISA Affiliate of any such Person maintains, sponsors, participates in or contributes to, or has within the last six years maintained, established, sponsored, participated in, or contributed to, or under which any such Person has or may or incur any liability or obligation.
“Permit” means any permit, consent, franchise, waiver, authorization, license, registration or other approval issued, granted, given, or otherwise made available by or under any Governmental Authority or pursuant to any Law.
“Permitted Encumbrance” means (A) any Encumbrance for Taxes and other similar charges of any Governmental Authority not yet due or delinquent or being contested in good faith by appropriate proceedings or which may thereafter be paid without penalty, (B) any statutory Encumbrance arising in the Ordinary Course of Business by operation of Law with respect to a liability that is not yet due or delinquent, (C) any Encumbrance to secure lease obligations and (D) any imperfection of title or similar Encumbrance that, individually or in the aggregate with other such Encumbrances, does not result in a Material Adverse Effect with respect to CHC, any Acquired Entity, any Fund Entity or any of their Subsidiaries, as the case may be.
“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.
“Plan” means each Multiemployer Plan, Pension Plan, Welfare Plan, Promote Plan, Bonus Plan, and each other employment, executive compensation, bonus, deferred compensation, pension, collective bargaining, stock option, stock appreciation right, stock purchase, equity-based compensation, incentive, voluntary employee benefit association within the meaning of Section 501(c)(9) of the Code, profit-sharing or retirement plan, arrangement,

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agreement, policy or practice, each medical, dental, life insurance, disability, vacation, sick pay, paid time off, salary continuation, retention, severance pay plan, fringe benefit plan, and each other plan, arrangement, agreement, policy or practice (including any severance, change in control or similar agreement with any foreign or domestic current or former employee, director, consultant or other service provider of any Person), whether or not subject to ERISA, in each case that is within the last six years sponsored, established, maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by any Person or any ERISA Affiliate that affects or covers any foreign or domestic current or former employee, director, consultant or other service provider, or their beneficiaries, of any Person, whether written or unwritten, funded or unfunded, insured or self insured, or with respect to which any Person or any ERISA Affiliate has, has had or may incur any liability or obligation on behalf of any such employee, director, consultant or other service provider or beneficiary.
“Post-Closing Tax Period” shall mean any taxable period ending after the Effective Time.
“Pre-Closing Tax Period” shall mean any taxable period ending at or before the Effective Time.
“Procedure” shall have the meaning specified in Section 9.8(b).
“Proceeding” means any claim, action, proceeding, investigation, audit, hearing, arbitration, administrative or agency complaint or charge, litigation or suit (whether civil, criminal, administrative, investigative or informal).
“Promote Plans” means the Fund I Promote Plans and the Fund II Promote Plans.
“Purchase Price” shall have the meaning specified in Section 2.1(c).
“Purchased Interests” shall have the meaning specified in the recitals to this Agreement.
“Purchaser” shall have the meaning specified in the preamble to this Agreement.
“Purchaser Indemnitee” means Purchaser, its past, current and future Affiliates and Subsidiaries, including, after the Closing, any Acquired Entity, any Fund Entity and their respective Subsidiaries and Affiliates and the past, current and future respective stockholders, equity owners, members, partners, controlling Persons (if any), directors, trustees, managers, officers, employees, agents, successors, assigns and personal representatives of each of them.
“Purchaser Non-Compete” shall have the meaning specified in Section 6.10(a).
“Purchaser Non-Compete Period” shall have the meaning specified in Section 6.10(b).
“Purchaser’s Excluded Representations” shall have the meaning specified in Section 8.1.
“Registration Rights Agreements” means (A) the Registration Rights Agreement between CHC and Purchaser in the form attached hereto as Exhibit G-1 and (B) the Registration Rights Agreement between CHC and Island Manager in the form attached hereto as Exhibit G-2.

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“REIT” means a real estate investment trust under the Code.
“Related” means Related Special Assets LLC.
“Related Purchase Agreement” means the Purchase and Sale Agreement between Related and Purchaser in the form attached hereto as Exhibit H.
“Sarbanes-Oxley Act” mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” or “Sellers” shall have the meaning specified in the preamble to this Agreement.
“Seller Indemnitee” means each Seller, its respective past, current and future Affiliates and Subsidiaries, and the past, current and future respective stockholders, equity owners, members, partners, controlling Persons (if any), directors, trustees, managers, officers, employees, agents, successors, assigns and personal representatives of each of them.
“Seller Non-Compete” shall have the meaning specified in Section 6.11(a).
“Seller Non-Compete Period” shall have the meaning specified in Section 6.11(b).
“Sellers’ Excluded Representations” shall have the meaning specified in Section 8.1.
“Senior Secured Bank Debt” means the Debt under the Senior Secured Credit Agreement.
“Senior Secured Credit Agreement” means that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 19, 2008, among CHC, CCG, Bank of America, N.A., as administrative agent and lender, and the other lenders and the guarantors named therein, as amended on May 15, 2009, as further amended on January 30, 2009, as further amended on December 30, 2009, as further amended on January 15, 2010 and as further amended on February 4, 2010.
“Serviced Loans” shall have the meaning specified in the definition of Servicing Agreement.
“Servicing Agreement” means any servicing agreement, pooling and servicing agreement, mortgage selling and servicing contract, indenture or other agreement or instrument, whether written or oral, pursuant to which CHC, any Acquired Entity or any of their respective Subsidiaries provides servicing for loans directly or indirectly secured by commercial real estate (by mortgages thereon or otherwise) (such loans, collectively, the “Serviced Loans”), all of which agreements are listed on Section 4.25(a) of the Disclosure Schedule (to the extent identified as such).

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“Software Assignment Agreement” means the Software Assignment Agreement between CCG, as assignor, and CSI, as assignee, relating to the software described on Section 4.8(j) of the Disclosure Schedule, in the form attached hereto as Exhibit S.
“Software License” means the Software License Agreement between CSI, as licensor, and CCG, as licensee, relating to the software described on Section 4.8(j) of the Disclosure Schedule, in the form attached hereto as Exhibit T.
“Specially Serviced Loan” means any commercial mortgage loan that is a “specially serviced loan” under any Servicing Agreement under which CSI acts as special servicer.
“Straddle Period” shall have the meaning specified in Section 7.3.
“Sublease” means a sublease by and between Centerline REIT, as sublessor, and New CSI, as sublessee, with respect to that certain Office Lease dated as of May 27, 2005, as amended by that certain First Amendment to the Office Lease dated as of May 1, 2006, as further amended by that Second Amendment to the Office Lease dated as of August 15, 2006, as further amended by that certain Third Amendment to the Office Lease dated as of January 31, 2007, and as further amended by that certain Fourth Amendment to the Office Lease dated as of September 27, 2007, by and between TIAA Realty, Inc., as landlord, and Centerline REIT, as tenant.
“Subservicing Agreements” means the Subservicing Agreements specified in Schedule V and in substantially the forms attached hereto as Exhibits C1 through C5.
“Subsidiary” means, with respect to any Person, any corporation or other legal entity (A) of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or (B) a majority of the capital stock or other equity interests of which generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries); provided, however, that unless otherwise specifically stated herein, and except as used in the definitions of “ERISA Affiliate,” “Multiemployer Plan,” “Pension Plan,” “CHC Employee Plan,” “Other Seller Employee Plan,” and “Welfare Plan” and in Sections 3.14, 4.13 and 4.29, “Subsidiary” shall exclude (x) with respect to CHC and its Subsidiaries, any Acquired Entity, any Fund Entity and any entity that would be, but for the application of this proviso, a Subsidiary of any Acquired Entity or any Fund Entity and (y) with respect to any Acquired Entity, any Fund Entity or any Subsidiary of a Fund Entity that would be, but for the application of this proviso, a Subsidiary of any Acquired Entity; provided, further, that except as used in Section 3.5(b)(iii) and in the last sentence of Section 3.5(a), “Subsidiary” shall exclude any real estate partnerships and limited liability companies that invest in low income housing tax credit properties or similar structures and that would be, but for the application of this proviso, a Subsidiary of CHC (but shall not exclude any Subsidiary of CHC that controls, as managing member or general partner, a fund that invests in such underlying partnerships or limited liability companies).
“Taberna” means Taberna Preferred Funding I, Ltd.

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“Taberna Exchange and Discharge Proposal” means that certain Exchange and Discharge Proposal, dated as of February 22, 2010, by and between AMAC and Taberna Capital Management, LLC, as the collateral manager for Taberna.
“Tax” or “Taxes” means any and all domestic or foreign, federal, state, local or other taxes, assessments, duties, charges, fees, levies or required deposits of any kind (together with any and all interest, penalties, additional tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes with respect to income, franchises, windfall or other profits, gross receipts, transfer, real, personal or intangible property, sales, use, capital stock, employment, unemployment, social security, workers’ compensation or net worth, ad valorem, value added, single business and taxes in the nature of excise, withholding, required deposits, ad valorem or value added and any liability under Treasury Regulation §1.1502-6 or as a transferee or successor, or by contract or agreement.
“Taxing Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.
“Tax Proceeding” shall have the meaning specified in Section 7.5.
“Tax Return” means any report, return or similar filing (including any schedule attached thereto) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.
“Tax Sharing Agreement” means any written or oral agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between any Seller, any Acquired Entity, any Fund Entity or their respective Subsidiaries and any Person.
“Third Party Claim” means any claim asserted by any Person (other than a Seller Indemnitee or a Purchaser Indemnitee) for Damages that may reasonably be expected to give rise to a Claim.
“Transaction Documents” means this Agreement and the agreements, certificates and instruments executed by a Party or its Affiliate and delivered pursuant to Section 2.3; provided, however, that for purposes of Sections 3.1, 3.3, 3.19, 4.1, 4.3, 4.4, 4.16, 5.1, 5.3 and 5.5 “Transaction Documents” shall also include the agreements, certificates and instruments executed by a Party or its Affiliate at or immediately prior to the Closing in connection with (i) the recapitalization of the equity of CHC, (ii) the restructuring and settlement of liabilities and obligations of the Sellers and/or any of their respective Subsidiaries and (iii) any amended or new credit facility entered into by CHC and/or any of its Subsidiaries.
“Transfer Taxes” means all transfer, real property transfer, gains, stock transfer, documentary, sales, use stamp, registration value added, property, recording and other similar taxes and fees including penalties, interest and additions to such Taxes.
“Transition Services Agreement” means the Transition Services Agreement between CCG and Purchaser, in the form attached hereto as Exhibit I.

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“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.
“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA that any Person maintains, sponsors, participates in or contributes to or under which any such Person has or may incur any liability or obligation.
1.2 Other Interpretive Provisions. When a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or a Section of, or Schedule to, this Agreement, unless otherwise indicated. The words “include,” “includes” or “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereunder,” “hereby” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used in their plural or singular forms, respectively. Reference in any Transaction Document to any Contract or document means such Contract or document as amended or modified and in effect from time to time in accordance with the terms thereof and includes all addenda, amendments, exhibits, and schedules. The inclusion of any matter in the Disclosure Schedule in connection with any representation, warranty, covenant or agreement that is qualified as to materiality or “Material Adverse Effect” shall not be an admission by the Party delivering such Disclosure Schedule that such matter is material or would reasonably be expected to result in a Material Adverse Effect with respect to such Party.
ARTICLE 2
PURCHASE AND SALE OF
PURCHASED INTERESTS
2.1 Purchase and Sale.
(a) Purchased Interests. Upon the terms and subject to the conditions of this Agreement, on the date hereof, the Sellers agree to sell, assign, transfer and otherwise convey to Purchaser the Purchased Interests free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws), and Purchaser agrees to purchase the Purchased Interests from the Sellers.
(b) Purchase of CHC New Shares. Upon the terms and subject to the conditions of this Agreement, on the date hereof, CHC agrees to issue and sell to Purchaser the CHC New Shares free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws), and Purchaser agrees to purchase the CHC New Shares from CHC.
(c) Purchase Price. Subject to adjustment by Section 2.4, the aggregate consideration for the Purchased Interests and the CHC New Shares (the “Purchase Price”) shall be $110,000,000 payable as follows: (i) $50,000,000 shall be paid in cash, of which (A)

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$37,026,666 shall be paid by wire transfer of immediately available funds to the accounts designated in writing by CHC on Schedule 2.1(c)(i)(A) attached hereto, (B) $2,973,334 shall be paid by Purchaser to certain third parties on behalf of CHC as designated on Schedule 2.1(c)(i)(B) and (C) $10,000,000 shall be paid to the account designated in writing by CHC on Schedule 2.1(c)(i)(A), to be deposited by CHC with the Escrow Agent (such amount, together with any interest accrued thereon, the “Escrow Property”) by wire transfer of immediately available funds (or, as directed by CHC, directly to the account designated on Schedule 2.1(c)(i)(C)), the proceeds of which shall be used as set forth in the Escrow Letter; and (ii) $60,000,000 shall be in the form of Purchaser’s (or its Subsidiary’s) assumption of outstanding Senior Secured Bank Debt of CHC and CCG. The Escrow Property shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement of even date herewith (the “Escrow Agreement”), by and among CHC, CCG, the Escrow Agent and Bank of America, N.A., as agent under the Senior Secured Bank Debt.
(d) Allocation. Schedule I attached hereto sets forth the allocation of the Purchase Price among each Purchased Interest acquired from each Seller and the CHC New Shares acquired from CHC (including an allocation among all of the Purchased Interests of any Acquired Entity or Subsidiary thereof that is a disregarded entity for Tax purposes on the Closing Date) in accordance with Section 1060 of the Code (and any similar provision of Law, as appropriate). Each Party shall cooperate fully with the other Party to prepare all Tax forms, including Internal Revenue Service Forms 8594. The Purchase Price shall be allocated in accordance with this Section 2.1(d), and no Party shall take a position inconsistent with such allocation on any Tax Return (including Internal Revenue Service Form 8594), unless otherwise required by a final, nonappealable determination of a court of competent jurisdiction or a binding closing agreement entered into with a Taxing Authority.
(e) Assumed Liabilities. Effective as of the Closing, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the obligations of any Seller under the Contracts set forth on Section 4.25(a) of the Disclosure Schedule relating to the Purchased Interests to the extent such obligations accrue after the Closing, are not required to be performed on or prior to the Closing and do not arise out of or relate to obligations that are inconsistent with the representations, warranties, covenants or agreements in this Agreement or any Transaction Document. Except as set forth in the immediately preceding sentence and Section 2.1(c) and, subject to the provisions of this Agreement, with respect to liabilities of the Acquired Entities, the Sellers acknowledge and agree with Purchaser that the Sellers shall not convey to Purchaser, or cause or permit Purchaser to incur, assume or otherwise become liable for, in each case, any liability whatsoever (whether fixed or contingent, known or unknown, liquidated or unliquidated, suspected or unsuspected, material or immaterial, absolute or contingent, matured or unmatured, determinable or undeterminable, direct or indirect, secured or unsecured, or otherwise).
2.2 Closing Date. The closing of the purchase and sale transactions contemplated by Sections 2.1(a) and 2.1(b) (the “Closing”) will take place on the date hereof (the “Closing Date”), at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, NY, 10022, or at such other place as Purchaser and CHC mutually agree. At the Closing, there shall be delivered to the Sellers and Purchaser, as applicable, the Purchase Price, opinions, certificates and other documents and instruments to be delivered under Section 2.3.

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2.3 Closing Deliveries. At the Closing:
(a) CHC and each of the Other Sellers, as applicable, shall deliver to Purchaser:
(i) share certificate(s) representing the CHC New Shares in the name of Purchaser and/or, in Purchaser’s sole and absolute discretion, as directed by Purchaser prior to the date hereof, the name(s) of other creditors and claimants of CHC and any of its Subsidiaries;
(ii) evidence of the assignment and transfer to Purchaser of the AMAC Promissory Note, duly executed by CHC, in form and substance reasonably satisfactory to Purchaser;
(iii) evidence of the consents or approvals of the Persons whose consents or approvals are required for CHC and each of the Other Sellers to consummate the Contemplated Transactions, which consents are set forth on Schedule 2.3(a)(iii);
(iv) releases in substantially the form attached hereto as Exhibit J, duly executed by the Sellers;
(v) a certificate in substantially the form attached hereto as Exhibit K, duly executed by any Secretary, any Assistant Secretary or any manager, as applicable, of CHC and each of the Other Sellers, dated as of the date hereof;
(vi) a certificate in substantially the form attached hereto as Exhibit U, duly executed by an executive officer of CHC, dated as of the date hereof;
(vii) FIRPTA certificates in substantially the form attached hereto as Exhibit L, duly executed by an executive officer or manager as applicable, of CHC and each of the Other Sellers.
(viii) each Registration Rights Agreement, duly executed by CHC;
(ix) the Transition Services Agreement, duly executed by CHC and each of the Other Sellers party thereto;
(x) the Sublease, duly executed by Centerline REIT and New CSI;
(xi) the Management Agreement, duly executed by CHC and CCG;
(xii) the Lock-up Agreements, duly executed by CHC, Related, Bank of America, N.A., Wells Fargo Bank N.A. and Natixis Financial Products Inc.;
(xiii) the Subservicing Agreements, duly executed by each of the parties thereto;

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(xiv) the CDO/CMBS Assignment Agreements, duly executed by each of the parties thereto;
(xv) the Software Assignment Agreement, duly executed by CCG and CSI;
(xvi) the Software License, duly executed by CSI and CCG;
(xvii) the Escrow Agreement, duly executed by CHC;
(xviii) the Escrow Letter, duly executed by CHC;
(xix) evidence that the Board of Trustees of CHC shall have approved and adopted the amendment to the CHC Bylaws set forth in Exhibit V;
(xx) evidence that the portion of the Purchase Price set forth on Schedule 2.1(c) shall have been paid to the Persons set forth on Schedule 2.1(c); and
(xxi) evidence of the assignment and transfer to Purchaser or any of its Subsidiaries of all Intellectual Property used in or necessary to carry on the business of any Acquired Entity, any Fund Entity and their respective Subsidiaries as currently conducted, which is not currently held by such Acquired Entity, Fund Entity or any of their Subsidiaries, duly executed by the owner or holder of such Intellectual Property in form and substance reasonably satisfactory to Purchaser.
(b) CCG shall deliver to Purchaser: evidence of (i) the assignment and transfer to Purchaser of the CSI Interests, duly executed by CCG, in form and substance reasonably satisfactory to Purchaser, (ii) the substitution of Purchaser as sole member of New CSI, including a duly executed amendment to the limited liability company agreement of CSI admitting Purchaser as the sole member of New CSI, in form and substance reasonably satisfactory to Purchaser, (iii) the Fund I Promote Plans Letter Agreement, duly executed by CCG, (iv) the Escrow Agreement, duly executed by CCG, and (v) the Escrow Letter, duly executed by CCG;
(c) ARCAP 2004 RR3 shall deliver to Purchaser evidence of the assignment and transfer to Purchaser of the ARCAP 2004 RR3 Re-Remic Bonds, duly executed by RR3, in form and substance reasonably satisfactory to Purchaser.
(d) ARCAP 2005 RR5 shall deliver to Purchaser evidence of the assignment and transfer to Purchaser of the ARCAP 2005 RR5 Re-Remic Bonds, duly executed by RR5, in form and substance reasonably satisfactory to Purchaser.
(e) CFM shall deliver to Purchaser: evidence of (i) the assignment and transfer to Purchaser of the Fund II Interests, duly executed by CFM, in form and substance reasonably satisfactory to Purchaser, and (ii) the substitution of Purchaser as managing member of HY II and DIV II, including a duly executed amendment to the limited liability company agreements of HY II and DIV II, respectively, admitting Purchaser as the managing member of HY II and DIV II, in form and substance reasonably satisfactory to Purchaser.

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(f) CFM III shall deliver to Purchaser: evidence of (i) the assignment and transfer to Purchaser of the Fund III Interests, duly executed by CFM III, in form and substance reasonably satisfactory to Purchaser, (ii) the substitution of Purchaser as managing member of Fund III, including a duly executed amendment to the limited liability company agreement of Fund III, admitting Purchaser as the managing member of Fund III, in form and substance reasonably satisfactory to Purchaser and (iii) the assignment and transfer to Purchaser of the CFM III Promissory Note, in form and substance reasonably satisfactory to Purchaser.
(g) Centerline REIT shall deliver to Purchaser: evidence of (i) the assignment and transfer to Purchaser of the CRESS Interests, duly executed by Centerline REIT, in form and substance reasonably satisfactory to Purchaser, duly executed by Centerline REIT, (ii) the substitution of Purchaser as the managing member of CRESS, including a duly executed amendment to the limited liability company agreement of CRESS admitting Purchaser as the managing member of CRESS, each in form and substance reasonably satisfactory to Purchaser, (iii) evidence of the assignment and transfer to Purchaser of the Centerline REIT Bonds, duly executed by Centerline REIT, in form and substance reasonably satisfactory to Purchaser, (iv) evidence of the assignment and transfer to Purchaser of the Centerline REIT Note, duly executed by Centerline REIT, in form and substance reasonably satisfactory to Purchaser, (v) the Assignment and Assumption Agreement, duly executed by Centerline REIT and CSI, and (vi) the Bill of Sale, duly executed by Centerline REIT and CSI.
(h) CMI shall deliver to Purchaser: evidence of (i) the assignment and transfer to Purchaser of the CUCA Interests, duly executed by CMI, in form and substance reasonably satisfactory to Purchaser, and (ii) the substitution of Purchaser as sole member of CUCA, including a duly executed amendment to the limited liability company agreement of CUCA, admitting Purchaser as the managing member of CUCA, in form and substance reasonably satisfactory to Purchaser.
(i) The Sellers shall deliver to Purchaser opinions of (i) Paul, Hastings, Janofsky & Walker LLP and (ii) Richards, Layton & Finger, P.A., each dated as of the date hereof, in substantially the forms attached hereto as Exhibit M and Exhibit N, respectively.
(j) Purchaser shall deliver to CHC:
(i) the Purchase Price in accordance with Section 2.1(c);
(ii) a certificate in substantially the form attached hereto as Exhibit K, duly executed by the Secretary, Assistant Secretary or manager of Purchaser, dated as of the date hereof;
(iii) the opinion of Proskauer Rose LLP, dated as of the date hereof, in substantially the form attached hereto as Exhibit O;
(iv) evidence of the consents or approvals of the Persons whose consents or approvals are required for Purchaser to consummate the Contemplated Transactions, which consents are set forth on Schedule 2.3(j)(iv);

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(v) each Registration Rights Agreement, duly executed by Purchaser and Island Manager, respectively;
(vi) the Transition Services Agreement, duly executed by Purchaser;
(vii) the Sublease, duly executed by Purchaser;
(viii) the Management Agreement, duly executed by Island Manager;
(ix) the Related Purchase Agreement, duly executed by Purchaser and Related;
(x) the Fund I Promote Plans Letter Agreement, duly executed by Purchaser;
(xi) evidence that the portion of the Purchase Price set forth on Schedule 2.1(c) shall have been paid to the Persons set forth on Schedule 2.1(c).
(k) Except as provided in Section 6.14, the assignment and transfer to Purchaser (or its Affiliates) of the Fund I Bonds shall have occurred.
2.4 Purchase Price Adjustments. The cash Purchase Price shall be decreased by (a) $2,444,040.95, representing the aggregate amount of bonus payments (including Taxes and benefits) payable to the Continuing Employees for the year ending December 31, 2009 and being assumed by Purchaser at the Closing, as set forth on Schedule 2.4(a) (the “Assumed Bonuses”), (b) $497,352.46, representing the aggregate amount of accrued vacation that may be payable to Continuing Employees, as set forth on Schedule 2.4(b) (the “Assumed Benefits”) and (c) $170,853.06, representing fifty percent (50%) of the projected costs estimated by Purchaser and CHC to separate New CSI’s information technology and network from CHC at the Closing (the “IT Sharing Payment”).
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF CHC
CHC hereby represents and warrants to Purchaser that the statements contained in this Article 3 are true and correct as of the date hereof, except as expressly set forth herein or in the Disclosure Schedule and except as set forth in the CHC SEC Filings filed on or prior to the date hereof.
3.1 No Conflict; Governmental Authorization.
(a) The execution, delivery and performance of (1) this Agreement, (2) each of the Transaction Documents to which CHC is a party and (3) the consummation by CHC of the Contemplated Transactions do not:
(i) violate, conflict with or result in the breach of any provision of the CHC Trust Agreement or the CHC Bylaws;

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(ii) conflict with or violate, in any material respect, any Law applicable to CHC or any of its Subsidiaries or by which any property or assets of CHC or any of its Subsidiaries is bound;
(iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Material Contract;
(iv) result in the creation of an Encumbrance (except for Permitted Encumbrances) on any property or asset of CHC or any of its Subsidiaries;
(v) entitle any Person to any right or privilege to which such Person was not entitled immediately prior to the execution of this Agreement or any Transaction Document, except as contemplated by the Transaction Documents; or
(vi) impose any limitation on the ability of Purchaser effectively to exercise full rights of ownership with respect to the CHC New Shares acquired pursuant to this Agreement or any other Transaction Document;
except, with respect to clauses (iii) through (vi), for such triggering payments, Encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, terminations, amendments, accelerations, cancellations, conflicts, breaches, defaults, losses of benefits or rights, which would not, individually or in the aggregate, result in a Material Adverse Effect on CHC.
(b) No material consent of, or registration, declaration, notice or filing with, any Governmental Authority or third party is required to be obtained or made by CHC in connection with the execution, delivery and performance of this Agreement, any Transaction Document to which it is a party or the consummation of the Contemplated Transactions.
3.2 Corporate Status. CHC (a) is a statutory trust duly created, validly existing and in good standing under the laws of the state of Delaware; (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted and (c) is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not, individually or in the aggregate, result in a Material Adverse Effect on CHC. CHC has made available to Purchaser, prior to the date hereof, a true complete and correct copy of the CHC Trust Agreement and the CHC Bylaws in effect as of the date hereof.
3.3 Authority; Binding Effect. CHC has the requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is party, to perform its obligations hereunder or thereunder and to consummate the

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Contemplated Transactions, as applicable. This Agreement and each of the Transaction Documents to which it is a party have been duly authorized, executed and delivered by CHC, and (assuming the due authorization, execution and delivery by Purchaser) this Agreement and each of the Transaction Documents to which CHC is party constitute the legal, valid and binding obligation of CHC, enforceable against CHC in accordance with their terms. Neither the execution, delivery or performance of this Agreement or any Transaction Document nor the consummation of any Contemplated Transaction (a) except as contemplated by Section 6.12, requires the approval of the shareholders of CHC or (b) results in any shareholder of CHC having the right to exercise statutory or contractual appraisal rights.
3.4 Capitalization.
(a) The CHC Trust Agreement authorizes the issuance of 160,000,000 shares of beneficial interest in CHC. The current issued and outstanding shares consist of (i) 11,201,487 issued and outstanding 11% Cumulative Convertible Preferred Shares, Series A-1, (ii) 2,160,000 issued and outstanding 4.4% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1, (iii) 998,336 issued and outstanding Convertible Community Reinvestment Act Preferred Shares, (iv) 5,473,391 issued and outstanding Series A Convertible Community Reinvestment Act Preferred Shares, (v) 56,568,998 issued and outstanding Common Shares and (vi) 12,731,465 issued and outstanding Special Preferred Voting Shares. All of the issued and outstanding shares of beneficial interest of CHC (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) are free and clear of any and all Encumbrances, except for restrictions on transfer imposed under federal and state securities laws. No shares of beneficial interest of CHC are owned by any Subsidiary of CHC.
(b) There is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of beneficial interest or other securities of CHC; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of beneficial interest or other securities of CHC or otherwise has the right to vote on any matters on which the shareholders of CHC have the right to vote; (iii) rights agreement, shareholder rights plan (or similar plan commonly referred to as a “poison pill” or Contract under which CHC is or may become obligated to sell or otherwise issue any shares of beneficial interest or any other securities; (iv) stock appreciation rights, phantom stock awards or other similar rights that are linked to the value of CHC Common Shares or the value of CHC or any part thereof; or (v) to the Knowledge of CHC, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of beneficial interest or other securities of CHC from CHC.
(c) Section 3.4(c) of the Disclosure Schedule sets forth all outstanding grants and other interests issued pursuant to the Promote Plans.
(d) The CHC New Shares have been duly authorized by all necessary trust action by CHC and, upon the issuance of such shares as provided herein, the CHC New Shares will be validly issued, fully paid and nonassessable. Upon issuance, the CHC New Shares will be free and clear of all Encumbrances (other than restrictions on transfer under applicable state

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and federal securities laws). Following the adoption of the CHC Trust Amendment, the common shares of CHC issuable upon conversion of the CHC New Shares will have been duly authorized by all necessary action by CHC, and on the date of conversion will be validly issued, fully paid and nonassessable. Upon conversion of the CHC New Shares, the common shares of CHC will be free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws and any Encumbrance to which Purchaser may subject such shares). There is no preemptive right that has not been waived or terminated with respect to such issuance of the CHC New Shares and the common shares of CHC issuable upon conversion of the CHC New Shares. Section 3.4(d) of the Disclosure Schedule sets forth the capitalization of CHC immediately following the Closing, including equity interests and Derivative Instruments.
3.5 SEC Documents; Financial Statements.
(a) CHC has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by CHC since January 1, 2007 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “CHC SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the CHC SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (to the extent applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of CHC has filed since January 1, 2007 or is required to file any registration statements, prospectuses, reports, forms, statements, schedules, certifications or other documents with the SEC.
(b) The financial statements (including any related notes thereto) contained in the CHC SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of CHC and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of CHC and its consolidated Subsidiaries for the periods covered thereby.
(c) Each of the principal executive officer of CHC and the principal financial officer of CHC has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Section 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the CHC SEC Documents and the statements contained in such certifications are true and accurate as of the applicable dates thereof. For the purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

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(d) CHC maintains disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning CHC and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of CHC’s filings with the SEC.
(e) CHC maintains a system of internal accounting control sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(f) CHC is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to it. To the Knowledge of CHC, there have been no material violations of provisions of CHC’s code of ethics. Neither CHC nor any of its Subsidiaries is a party to, or has a legally binding obligation to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among CHC and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC but excluding any leases, deferred purchase price or other ordinary course transaction)), where the purpose or effect of such arrangement or contract is to avoid disclosure of any material transaction involving, or material liability of, CHC or any of its Subsidiaries in CHC’s or any of its Subsidiaries’ published financial statements or other CHC SEC Documents.
(g) There are no amendments or modifications, which were or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by CHC with the SEC pursuant to the Exchange Act and (ii) the CHC SEC Documents themselves. CHC has timely responded to all comment letters from the Staff of the SEC relating to the CHC SEC Documents and, there are no outstanding or unresolved comments in comment letters received by CHC from the Staff of the SEC, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. CHC has made available to Purchaser true, complete and correct copies of all correspondence with the SEC occurring since January 1, 2007. None of the CHC SEC Documents filed on or prior to the date hereof is, to the Knowledge of CHC, subject to ongoing SEC review or investigation.
3.6 Absence of Undisclosed Liabilities. None of CHC and its Subsidiaries has any material obligation or liability of any nature (whether known or unknown, absolute, accrued, matured or unmatured, fixed or contingent and whether due or to become due, asserted or unasserted) other than those (i) reflected or reserved against (in accordance with CHC’s past practice with respect to the methodology used to calculate any such liabilities or obligations) in the balance sheet included in CHC’s Quarterly Report on Form 10-Q heretofore provided to

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Purchaser for the period ended September 30, 2009, (ii) incurred in the Ordinary Course of Business since the Centerline Balance Sheet Date and that, individually or in the aggregate, are not material and (iii) incurred in connection with the execution of this Agreement and the other Transaction Documents.
3.7 Absence of Certain Changes. Since September 30, 2009 (the “Centerline Balance Sheet Date”), (a) there has been no event or condition which would result in a Material Adverse Effect on CHC and (b) CHC and its Subsidiaries have, in all material respects, conducted their business in the Ordinary Course of Business consistent with past practice.
3.8 Taxes.
(a) All Tax Returns required to be filed by or with respect to CHC and its Subsidiaries have been properly prepared and timely filed (taking into account all applicable extensions), and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete in all material respects.
(b) Each of CHC and its Subsidiaries has fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 3.8(a)), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP and for Taxes as to which the failure to pay has not had, and would not reasonably be expected to have, a Material Adverse Effect on CHC. Adequate reserves in accordance with GAAP have been established by CHC for all material Taxes not yet due and payable in respect of taxable periods ending prior to the Effective Time.
(c) All material amounts of Tax required to be withheld by CHC and its Subsidiaries have been or will be timely withheld and paid over to the appropriate Taxing Authority.
(d) To the Knowledge of CHC, no material deficiency for any amount of Tax has been asserted or assessed by any Taxing Authority against CHC or its Subsidiaries (or, to the Knowledge of CHC, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which CHC or its Subsidiaries have set aside adequate reserves in accordance with GAAP. No audit or other proceeding by any Taxing Authority is pending or threatened in writing with respect to a material amount of Taxes due from or with respect to CHC or its Subsidiaries. To the Knowledge of CHC, no claim has been made by a Taxing Authority in a jurisdiction in which CHC or any Subsidiary of CHC does not file Tax Returns that CHC or any Subsidiary is or may be subject to taxation in that jurisdiction. Neither CHC nor any of its Subsidiaries have waived the statute of limitations with respect to any taxable period involving a material amount of Taxes or agreed to an extension of time with respect to any material Tax assessment or deficiency.
(e) There are no Tax indemnification, allocation or sharing agreements (or similar agreements) under which CHC or its Subsidiaries could be liable for the Tax liability of an entity that is not CHC or one of its Subsidiaries.

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(f) There are no material Encumbrances for Taxes upon any property or assets of CHC or its Subsidiaries, except for Encumbrances for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the latest CHC Balance Sheet and the Closing Balance Sheet.
(g) None of CHC or its Subsidiaries has received approval to make or agreed to a change in any accounting method affecting federal income taxes or has any written application pending with any Taxing Authority requesting permission for any such change. There are no requests for ruling or determinations with respect of any Taxes or Tax Returns pending between CHC or any Subsidiary of CHC and any Taxing Authority.
(h) Neither CHC nor any of its Subsidiaries is a party to or bound by any active closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) or offer in compromise with any Taxing Authority.
(i) Neither CHC nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled” corporation in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(j) Neither CHC nor any of its Subsidiaries has engaged in any transaction that could give rise to a disclosure obligation as a reportable transaction under Code Section 6011 and each of the foregoing is in material compliance with Code Sections 6111 and 6112 and the Treasury Regulations thereunder related to tax shelter disclosure, registration, list maintenance and record keeping.
(k) Since January 1, 2007, none of CHC or any of its Subsidiaries has been a member of a group filing a consolidated federal income Tax Return other than the Federal Tax Group or a combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes, and none of CHC or its Subsidiaries has any liability for the Taxes of any Person as a transferee or successor. To the Knowledge of CHC, no Tax Proceeding is being conducted with respect to any consolidated, combined, unitary or other affiliated group, for federal, state or local Tax purposes, of which any of any of CHC or its Subsidiaries was a member.
(l) None of CHC or its Subsidiaries will be required to include material amounts in income, or exclude material items of deduction, after the Closing as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing, (ii) any installment sale or open transaction disposition made on or prior to the Closing, (iii) the application of the long-term method of accounting on or prior to the Closing or (iv) any agreement with a Governmental Authority entered into on or prior to the Closing.
(m) None of CHC or its Subsidiaries is a foreign corporation for United States federal income Tax purposes.
(n) CHC has made available to Purchaser true, complete and accurate copies of all Tax Returns for material Taxes with respect to CHC and its Subsidiaries for the last three

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(3) years, and examination reports, and statements of deficiencies assessed against or agreed to by, or with respect to CHC or its Subsidiaries with respect to such material Taxes for the last five (5) taxable years.
(o) CHC is a publicly traded partnership and is not, and has never been, taxable as a corporation under Section 7704 of the Code.
3.9 Intellectual Property. Except as would not result in a Material Adverse Effect on CHC,
(a) CHC and its Subsidiaries own all right, title and interest in, or have the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property (the “CHC Intellectual Property”) required to operate their respective businesses as presently conducted;
(b) Section 3.9(b) of the Disclosure Schedule lists all registrations and applications for registration or issuance of CHC Intellectual Property owned or purported to be owned by CHC and its Subsidiaries and included in the CHC Intellectual Property, and all such registrations and applications are subsisting in good standing, unexpired and are not the subject of any opposition, cancellation, re-examination or other invalidation proceeding;
(c) CHC and its Subsidiaries have filed or caused to be filed all affidavits, renewals, statements of use, maintenance filings and declaration, and paid or caused to be paid all fees and charges necessary to maintain in good standing the items of Intellectual Property disclosed on Section 3.9(b) of the Disclosure Schedule;
(d) as of the date hereof, CHC and its Subsidiaries have not received any written notice of any claims or threatened Proceedings alleging that the conduct of the business of CHC or its Subsidiaries infringe, misappropriate or otherwise violate the Intellectual Property of any other Person, including cease and desist letters or offers of license, except for any of the foregoing that have since been resolved;
(e) to the Knowledge of CHC, (i) the operation of its business does not violate any third party Intellectual Property rights, and (ii) no third party has interfered with, infringed upon, misappropriated or otherwise violated any CHC Intellectual Property;
(f) there are no Proceedings pending or, to the Knowledge of CHC, threatened, challenging the ownership, enforceability, validity or use of any CHC Intellectual Property owned by CHC or its Subsidiaries; and
(g) CHC and its Subsidiaries take and have taken commercially reasonably actions to maintain and preserve their material CHC Intellectual Property and all confidential and proprietary information therein.
3.10 Information Systems.
(a) All Information Systems of CHC and each of its Subsidiaries have been properly maintained, in all material respects, by technically competent personnel, in accordance

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with standards set by the manufacturers or otherwise in accordance with standards prudent in CHC’s and its Subsidiaries’ industries, to ensure proper operation, monitoring and use. The Information Systems of CHC and each of its Subsidiaries are in good working condition to effectively perform all information technology operations necessary to conduct the business of CHC and its Subsidiaries in all material respects. CHC and its Subsidiaries have in place a commercially reasonable disaster recovery program, including providing for the regular back-up and prompt recovery of the data and information necessary to the conduct of the business of CHC and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of the business of CHC or its Subsidiaries.
(b) All right, title and interest in and to the data included in the Owned Intellectual Property that is material to the business of CHC and its Subsidiaries and contained in any database used or maintained by CHC or its Subsidiaries (collectively, the “CHC Data”) is owned by CHC or its Subsidiaries, free and clear of all Encumbrances.
(c) CHC has established and is in compliance, in all material respects, with a written information security program or programs covering CHC and its Subsidiaries that (i) includes safeguards for the security, confidentiality and integrity of transactions and confidential or proprietary CHC Data and (ii) is designed to protect against unauthorized access to the Information Systems of CHC and each of its Subsidiaries, CHC Data and the systems of any third party service providers that have access to (1) CHC Data or (2) Information Systems of CHC and each of its Subsidiaries.
3.11 Proceedings.
(a) Except as would not result in a Material Adverse Effect on CHC, there is no pending Proceeding or, to the Knowledge of CHC, any Proceeding threatened against, CHC, any of its Subsidiaries or any of its officers or trustees. There is no pending Proceeding that challenges, or that, if decided adversely to CHC or any of its Subsidiaries, would reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery or performance of this Agreement or any Transaction Document or the consummation of the Contemplated Transactions. To the Knowledge of CHC, no Proceeding is threatened (i) with respect to the record or beneficial ownership of, or the right to acquire the capital stock, any Derivative Instrument or other equity interest of CHC or any of its Subsidiaries, (ii) that challenges any Contemplated Transaction, (iii) that may make any Contemplated Transaction illegal, (iv) that may impose any limitation on the ability of Purchaser effectively to exercise full rights of ownership with respect to any Purchased Interests or the CHC New Shares or (v) that would otherwise delay, prohibit or restrict consummation of any Contemplated Transaction or impair the contemplated benefits to Purchaser of any Contemplated Transaction.
(b) Except as would not result in a Material Adverse Effect on CHC, there is no Order to which CHC or any of its Subsidiaries, or any of the assets owned or used by CHC or any of its Subsidiaries, is subject. To the Knowledge of CHC, no officer or other key employee of CHC or any of its Subsidiaries is subject to any Order that prohibits such officer or employee

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from engaging in or continuing any conduct, activity, or practice relating to the business of CHC or any of its Subsidiaries that would result in a Material Adverse Effect on CHC.
3.12 Compliance with Laws; Permits.
(a) CHC and each of its Subsidiaries have complied, and are now in compliance, in each case, in all material respects, with all applicable Laws. No investigation or review by any Governmental Authority with respect to CHC or any of its Subsidiaries is pending or, to the Knowledge of CHC, threatened, nor to the Knowledge of CHC, has any Governmental Authority indicated an intention to conduct any such investigation or review.
(b) No event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may give rise to any obligation of CHC or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature that would result in a Material Adverse Effect on CHC.
(c) Except as would not result in a Material Adverse Effect on CHC, none of CHC or any of its Subsidiaries has received, at any time since January 1, 2007, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any Law or (ii) any actual or alleged obligation on the part of CHC or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which in each case has not been satisfied in all material respects.
(d) Except as would not result in a Material Adverse Effect on CHC, CHC and its Subsidiaries hold all Permits that are necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, and all such Permits are in full force and effect. Each of CHC and its Subsidiaries is, and at all times since January 1, 2007 has been, in material compliance with all such Permits, and, to the Knowledge of CHC, no such Permits are subject to any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification.
3.13 Environmental and Safety and Health Matters.
(a) (i) Each of CHC and its Subsidiaries is and at all times has been in compliance in all material respects with all applicable Environmental Laws; (ii) each of CHC and its Subsidiaries possesses and is in material compliance with all applicable Environmental Permits required under Environmental Laws to operate as each currently operates; (iii) to the Knowledge of CHC, neither CHC nor any of its Subsidiaries have generated, treated, stored, used, emitted, released, discharged, transported or disposed of any Materials of Environmental Concern except in material compliance with applicable Environmental Laws; (iv) neither CHC nor any of its Subsidiaries have received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar foreign, state or local law concerning, any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been fully resolved with the appropriate foreign,

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federal, state or local regulatory authority or otherwise; (v) there is no Environmental Claim pending, or to the Knowledge of CHC, threatened against CHC or any of its Subsidiaries; and (vi) any material environmental reports, assessments, audits and similar investigations concerning CHC, its Subsidiaries, or any property currently or formerly owned by CHC or any of its Subsidiaries that Sellers have made available to Purchaser are all such reports in the possession of CHC or, to the Knowledge of CHC, otherwise in existence and reasonably within the control of CHC.
(b) None of the matters disclosed in Section 3.13(a) of the Disclosure Schedule, individually or in the aggregate, would result in a Material Adverse Effect on CHC.
3.14 Employee Matters and Benefit Plans.
(a) Section 3.14(a) of the Disclosure Schedule lists all Plans, written or otherwise, as amended, modified or supplemented, of CHC or any of its Subsidiaries or any other Person (whether or not incorporated) which is an ERISA Affiliate of CHC or any of its Subsidiaries, as well as each plan with respect to which CHC or any of its Subsidiaries could incur material liability (collectively, the “CHC Employee Plans”). CHC has made available to Purchaser copies of (i) each such written CHC Employee Plan, including all amendments thereto and all related trust agreements, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to liability insurance covering the fiduciaries for each CHC Employee Plan, summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to employees, plan participants or their beneficiaries, (ii) with respect to any such CHC Employee Plan and related trust which is intended to qualify under Sections 401(a) and 501(a) of the Code, respectively, the most recent favorable determination or opinion letter from the IRS as to its qualified status under the Code; (iii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each CHC Employee Plan required to make such a filing, (iv) any reports which have been filed with the U.S. Department of Labor or the Internal Revenue Service within the last six years with respect to each CHC Employee Plan required to make such filing, (v) financial and other information regarding current and projected liabilities with respect to each CHC Employee Plan for which the filings described in (ii), (iii) or (iv) above are not required under ERISA, (vi) all correspondence between the Internal Revenue Service and/or the Department of Labor and CHC, its Subsidiaries and/or ERISA Affiliates and (vii) a complete description of each CHC Employee Plan that is not in writing, if any.
(b) (i) (A) No CHC Employee Plan is now or at any time has been a, nor has CHC, its Subsidiaries or any ERISA Affiliate, or any of their respective predecessors, ever maintained, contributed to or been required to contribute to or otherwise had any obligation or liability, directly or indirectly, with respect to any (x) Multiemployer Plan, (y) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (z) Pension Plan that is subject to Part 3, Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, and (B) none of the CHC Employee Plans promises or provides retiree medical, death, disability or other retiree welfare benefits to any Person (other than continuation coverage to the extent required by law, whether pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 or otherwise); (ii) CHC has not, and to CHC’s Knowledge, no party in interest or

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disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has, engaged in a transaction with respect to any CHC Employee Plan which could subject CHC or any of its Subsidiaries or ERISA Affiliates, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) CHC has not, and to the Knowledge of CHC, no fiduciary of any CHC Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; (iv) all CHC Employee Plans have been established and maintained substantially in accordance with their terms (except that in any case in which any CHC Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision) and have been operated in compliance in all material respects with all applicable Laws, and may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Laws and the terms of each CHC Employee Plan; (v) CHC has performed all material obligations required to be performed by it under, and it is not in any material respect in default under or in violation of, any CHC Employee Plan, and CHC has no Knowledge of any default or violation by any other Person with respect to any of the CHC Employee Plans; (vi) each CHC Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to such plan’s qualified status under Section 401(a) of the Code (or comparable letter, such as an opinion or notification letter as to the form of plan or prototype plan adopted by one or more of CHC or its Subsidiaries upon which CHC or its Subsidiaries is permitted to rely), and nothing has occurred since the issuance of such letter which has impaired or may reasonably be expected to impair such favorable determination or otherwise has impaired or may reasonably be expected to impair or result in the revocation of the qualified status of such plan; provided, however, that CHC shall not be responsible for any such occurrences resulting from actions taken by third party service providers to any such plan, unless such actions were taken with CHC’s Knowledge; (vii) CHC, its Subsidiaries and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA and the Code applicable to the CHC Employee Plans; (viii) all contributions to, and payments from, the CHC Employee Plans which have been required to be made in accordance with the CHC Employee Plans have been timely made (including any insurance premiums due under an insurance policy related to a CHC Employee Plan); and (ix) all contribution to and payments from, the CHC Employee Plans, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the CHC Balance Sheet Date that were not yet required to be made are properly accrued and reflected on the CHC Balance Sheet.
(c)
(i) Neither CHC nor any of its Subsidiaries currently maintains an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other CHC Employee Plan that invests in CHC shares of beneficial interest.
(ii) Since the CHC Balance Sheet Date, neither CHC nor any of its Subsidiaries has agreed (whether or not legally binding) to any increase in benefits under any CHC Employee Plan (or the creation of new benefits), to create any Plan or arrangement that would constitute a CHC Employee Plan, or change in employee

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coverage which would increase the expense of maintaining any CHC Employee Plan, other than in the Ordinary Course of Business with regard to amounts.
(iii) The consummation of the Contemplated Transactions, alone or in combination with any other event, will not result in any payment or benefits, an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee or other service provider.
(iv) No Person will be entitled to any severance benefits under the terms of any CHC Employee Plan as a result of the consummation of the Contemplated Transactions, alone or in combination with any other event.
(v) CHC, its Subsidiaries and each ERISA Affiliate have complied in all material respects with (A) the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each CHC Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code, and (B) with the applicable provisions of the HIPAA and the regulations issued thereunder.
(vi) There are no pending audits or investigations by any governmental agency involving any CHC Employee Plan, no termination proceedings involving any CHC Employee Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the CHC Employee Plans), suits or proceedings involving any CHC Employee Plan or asserting any rights or claims to benefits under any CHC Employee Plan, nor, to the best of CHC’s Knowledge are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.
(vii) To the extent that any CHC Employee Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such CHC Employee Plan was operated in good faith compliance with Section 409A of the Code prior to January 1, 2009 and has been operated in compliance with Section 409A of the Code in all material respects since January 1, 2009.
(viii) No payment which is or may be made by, from or with respect to any CHC Employee Plan, to any employee, former employee, director or agent of CHC, its Subsidiaries or any ERISA Affiliate, either alone or in conjunction with any other payment, event or occurrence, (A) will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (B) will not be fully deductible as a result of Code Sections 162, 280G or 404 (or any corresponding provision of state, local or foreign Tax law).
(d) Each CHC Employee Plan covering non-U.S. employees (a “CHC International Plan”) is separately listed on Section 3.14(d) of the Disclosure Schedule, and has been maintained in material compliance with its terms and with the requirements prescribed by

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any and all applicable Laws (including any special provisions relating to registered or qualified plans where such CHC International Plan was intended to so qualify). Except as would not result in a Material Adverse Effect on CHC, (i) all contributions to, and payments from, the CHC International Plans (other than payments to be made from a trust, insurance contract or other funding medium) which may have been required to be made in accordance with the terms of any such plan, and, when applicable, the law of the jurisdiction in which such plan is maintained, have been timely made, (ii) all such contributions to the CHC International Plans, and all payments under the CHC International Plans, for any period ending before the date hereof that are not yet required to be made are properly accrued and reflected on the financial statements of CHC, (iii) all material reports, returns, approvals and similar documents with respect to any CHC International Plan required to be filed with any Governmental Authority or distributed to any CHC International Plan participant have been duly and timely filed or distributed, and (iv) there are no pending investigations by any governmental agency involving the CHC International Plans, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of the CHC International Plans), suits or proceedings against any CHC International Plan or asserting any rights or claims to benefits under any CHC International Plan which could give rise to any liability, in each case of which CHC has been notified.
(e) Except as is set forth in the CHC SEC Documents or: (i) there are no material controversies pending or, to the Knowledge of CHC, threatened or reasonably anticipated with respect to any CHC Employee Plans, the assets of any CHC Employee Plans (other than non-material routine claims for benefits), any related trusts, or any fiduciary, trustee, administrator or sponsor of such CHC Employee Plans, any ERISA Affiliate, any employee, director, or other service provider of CHC or its Subsidiaries (whether current, former or retired); (ii) there are no collective bargaining agreements or other written agreement with any union or labor organization applicable to CHC and any of its Subsidiaries or their employees; (iii) there are no employee representative bodies or works councils or other organizations representing, purporting to represent or attempting to represent any employee of CHC or any of its Subsidiaries; (iv) neither CHC nor any of its Subsidiaries is in breach of any collective bargaining agreement or other labor union contract applicable to Persons employed by CHC or any of its Subsidiaries, nor does CHC know of any activities or proceedings of any labor union to organize any such employees; (v) neither CHC nor any of its Subsidiaries has any Knowledge of any activities or proceedings of any labor unions to organize employees; (vi) there have not been any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees (foreign or domestic) of CHC or any of its Subsidiaries; (vii) neither CHC nor any of its Subsidiaries is engaged in any unfair labor practice (within the meaning of the National Labor Relations Act) and there is no unfair labor practice complaint pending or, to the Knowledge of CHC or any of its Subsidiaries, threatened against any of them before the National Labor Relations Board; and (viii) each of CHC and its Subsidiaries has materially complied with all Laws applicable to employees, including but not limited to those relating to employment discrimination, disability rights or benefits, equal opportunity, plant closure and other employee protections such as those provided under the WARN Act, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, immigration, and the classification of employees and independent contractors. There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of CHC or its Subsidiaries at any time during

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the past four (4) years and, to the Knowledge of CHC, no facts exist that could reasonably be expected to give rise to such claims or actions. CHC and its Subsidiaries are not required to have, and do not have, any affirmative action plans or programs. To the Knowledge of CHC, no employees of CHC or its Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by CHC or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by CHC or its Subsidiaries or to the use of trade secrets or proprietary information of others.
(f) Neither the consideration nor implementation of Contemplated Transactions will increase (i) the obligation of CHC or any of its Subsidiaries to make contributions or any other payments to fund benefits accrued under the CHC Employee Plans, or (ii) the benefits accrued or payable with respect to any participant under the CHC Employee Plans. Each of the CHC Employee Plans may be amended or terminated at any time by action of the plan sponsor’s board of directors, or a committee of such board of directors or duly authorized officer, in each case subject to the terms of the CHC Employee Plan and compliance with applicable Laws.
(g) With respect to the Business Employees, CHC has provided Purchaser with (i) a true, complete and accurate list, dated as of September 30, 2009, of their names, dates of hire, current rates of compensation, employment status (i.e., active, inactive, on authorized leave and reason therefor), department, title, exempt or non-exempt status, and full-time or part-time status; (ii) a copy of all employee handbooks, supervisory handbooks, employment procedures manuals, and written employment policies that are in effect currently; and (iii) a copy of all EEO-1 or similar reports and of all affirmative action plans prepared or submitted to any Governmental Authority by or on behalf of any of CHC or any of its Subsidiaries since two (2) years prior to the Closing.
(h) Any individual who performs services for any of CHC or its Subsidiaries and who is not treated as an employee for federal income tax purposes by CHC or its Subsidiaries is not an employee under applicable Law or for any purpose including, for Tax withholding purposes or CHC Employee Plan purposes. Each employee of any of CHC and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.
3.15 Arrangements with Certain Persons. Excluding this Agreement and the Transaction Documents, none of CHC or any of its Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries), on the one hand, and any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, on the other hand, has any interest in or is a party to any Contract with, or relating to, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or their respective businesses. No Debt is owing by (a) CHC or any of its Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries) to any Acquired Entity, Fund Entity or any of their respective Subsidiaries or (b) any Acquired Entity, Fund Entity or any of their respective Subsidiaries to CHC or any of its Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.

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3.16 Contracts; No Default.
(a) For the purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract” (whether written or oral):
(i) Contracts requiring annual expenditures by or liabilities of any party thereto in excess of $120,000 which have a remaining term in excess of thirty (30) days and are not terminable (without material penalty, cost or other liability) within thirty (30) days;
(ii) any Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the CHC SEC Documents;
(iii) any Contract: (1) relating to the employment of any employee or retention of any consultant or independent contractor that requires payments of base salary or amounts in excess of $100,000 on an annual basis to any Person, (2) the terms of which obligate or may in the future obligate CHC or any of its Subsidiaries to make any severance, termination or similar payment to any current employee relating to a period of 12 months or more following termination of employment or resulting from the consummation of the Contemplated Transactions; or (C) pursuant to which CHC or any of its Subsidiaries is obligated to make any bonus payment (other than payments constituting sales commissions or sales-related bonuses) in excess of $100,000 to any current or former employee or director;
(iv) any Contract relating to the acquisition, transfer, development or sharing of any material Intellectual Property (except for any Contract pursuant to which (A) any material Intellectual Property is licensed to CHC or any of its Subsidiaries under any third party software license generally available to the public, or (B) any material Intellectual Property is licensed by CHC or any of its Subsidiaries to any Person on a non-exclusive basis);
(v) any Contract which provides for indemnification of any officer, director or employee;
(vi) any Contract that materially limits the ability of CHC or any if its Subsidiaries to compete in any currently contemplated line of business with any Person in any geographic area for any period of time;
(vii) any joint venture Contracts, partnership arrangements or other agreements outside the Ordinary Course of Business involving a sharing of profits, losses, costs of liabilities of any Person by CHC or any of its Subsidiaries; and
(viii) any Contract entered into by CHC or any of its Subsidiaries and any other Person providing for the acquisition by CHC or any of its Subsidiaries (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any material amount of assets of such other Person.

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(b) Except as would not reasonably be expected to result in a Material Adverse Effect on CHC, each Material Contract is valid and in full force and effect, and is enforceable by CHC or its Subsidiaries and to the Knowledge of CHC, each other party thereto, in accordance with its terms.
(c) To the Knowledge of CHC, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach of any provision of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract; (iv) give any Person the right to accelerate the maturity or performance of any Material Contract; or (v) give any Person the right to cancel, terminate or modify any Material Contract, in each case of clauses (i) through (v) above, except as would not result in a Material Adverse Effect on CHC.
(d) Section 3.16(d) of the Disclosure Schedule lists all Material Contracts as of the date of this Agreement. CHC has made available to Purchaser true and correct copies of each Material Contract (including all amendments thereto and modifications and waivers thereunder).
3.17 Leases. Neither CHC nor any of its Subsidiaries owns any real property or any interest in any real property. To the Knowledge of CHC, CHC or one of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by CHC and its Subsidiaries necessary for the conduct of the business of CHC (the “Leased Real Property”), which leasehold interest is free and clear of all Encumbrances (other than Permitted Encumbrances) and except for any failures which would not result in a Material Adverse Effect on CHC and its Subsidiaries. Except as does not have and would not result in a Material Adverse Effect on CHC, (a) CHC or one of its Subsidiaries has the right to use and occupancy of the Leased Real Property for the full term of the lease or sublease relating thereto, (b) all leases for the Leased Real Property are in good standing, legal, binding, valid and effective and enforceable agreements of CHC or one of its Subsidiaries and of the other parties thereto in accordance with their respective terms, and neither CHC nor any of its Subsidiaries has received written notice of any default (or any condition or event, which, after notice or a lapse of time or both, would constitute a default thereunder) and (c) neither CHC nor any of its Subsidiaries has assigned its interest under any such lease or sublease or sublet any part of the premises covered thereby, except for the Sublease being entered into pursuant to the Contemplated Transactions. To the Knowledge of CHC, there are no pending or threatened condemnation proceedings with respect to the Leased Real Property that would materially and adversely affect the use, occupancy or value thereof.
3.18 Servicing. Except as would not result in a Material Adverse Effect on CHC, each of CHC and its Subsidiaries has complied with (a) all applicable Laws and rating agency servicing standards with respect to all outstanding Serviced Loans as to which it acts as a servicer, whether as a master servicer, special servicer, subservicer or otherwise and (b) the material terms of the applicable Servicing Agreement.

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3.19 Finder’s Fee. Except for fees payable to Rothschild Inc. (whose fees CHC acknowledges are its sole responsibility), no Person is entitled to any broker’s, finder’s financial advisor’s or other similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of CHC or any of its Subsidiaries.
3.20 Investment Company; Investment Advisor. Assuming the truth and accuracy of the investment representations made to Centerline REIT, CFM, CFM III, CUCA and any Fund Entity by their respective investors, neither CHC nor any of its Subsidiaries is or has ever been, nor immediately following the consummation of Contemplated Transactions will be (assuming that each of these entities remains a separate entity immediately following the consummation of the Contemplated Transactions and is not merged with Purchaser or any of its Affiliates at this time), required to register as an investment company under the Investment Company Act. Assuming the truth and accuracy of the investment representations made to Centerline REIT, CFM, CFM III, CUCA and any Fund Entity by their respective investors, neither CHC nor any of its Subsidiaries is or has ever been, nor immediately following the consummation of the Contemplated Transactions will be, required to register as an investment adviser under the Investment Advisers Act.
3.21 Insurance.
(a) CHC has made available to Purchaser accurate and complete copies of all current material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities, operations, employees, officers and directors of CHC and its Subsidiaries. To the Knowledge of CHC, each of such insurance policies is valid and in full force and effect. Since January 1, 2009, neither CHC nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any such insurance policy; (ii) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any such insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any such insurance policy. All information provided to insurance carriers (in applications and otherwise) on behalf of CHC and its Subsidiaries is accurate and complete, in all material respects, to the extent that the failure of such information to be accurate and complete would entitle the applicable insurance carrier to cancel such insurance policy procured on the basis of or in reliance on such information, reduce the scope of coverage under such policy, increase the premiums payable by CHC and its Subsidiaries or otherwise take any action adverse to CHC or any of its Subsidiaries.
(b) Section 3.21(b) of the Disclosure Schedule includes a list of material pending or threatened claims which have been tendered to the insurance carriers for CHC and its Subsidiaries and indicates which of such claims, if any, have been denied by such insurance carriers or subjected to a reservation of rights in writing by such carrier, except to the extent such claim, denial or reservation has been resolved.
3.22 Disclosure. No representation or warranty of CHC in this Agreement or any Transaction Document, and no statement of CHC in the Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the

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statements herein or therein, in light of the circumstances under which they were made, not misleading.
3.23 AMAC Promissory Note. (a) CHC is the legal and beneficial owner of the AMAC Promissory Note, free and clear of all Encumbrances, (b) the AMAC Promissory Note constitutes a legal, valid and binding obligation of AMAC, enforceable against it in accordance with its terms, (c) no claim has been made by any Person alleging that the AMAC Promissory Note or the indebtedness evidenced by the AMAC Promissory Note is invalid, unenforceable or should be recharacterized, equitably subordinated or otherwise compromised or impaired, and (e) none of the Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries has (i) received any payment, security interest or other transfer from AMAC except payments made either in the Ordinary Course of Business or on ordinary business terms or in respect of indebtedness incurred in the Ordinary Course of Business or (ii) effected, or received the benefit of, any setoff against the AMAC on account of the AMAC Promissory Note or the indebtedness evidenced by the AMAC Promissory Note. Neither CHC nor any of its Subsidiaries is a party to any Contract with respect to the repayment or restructuring of the AMAC Promissory Note or any other liability of AMAC, other than the Taberna Exchange and Discharge Proposal. As of the date hereof, the outstanding principal amount under the AMAC Promissory Note is $79,876,500 and accrued interest thereunder is $10,007,993.35.
3.24 Subservicing Agreements. The representations and warranties made by each of CMC, CMP and New CSI in each of the Subservicing Agreements, as applicable, are true and correct in all respects.
3.25 No Reliance. Each of CHC and its Subsidiaries acknowledges and agrees that, except for the representations and warranties in this Agreement and the other Transaction Documents, none of Purchaser, its Affiliates or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Purchaser, its Affiliates, its real property (whether owned or leased) or its business or other matters. Without limiting the generality of the foregoing, none of Purchaser, its Affiliates or any other Person has made a representation or warranty to CHC or any of its Subsidiaries with respect to (a) any projections, estimates or budgets for the businesses of Purchaser or any of its Affiliates, or (b) any material, documents or information relating to Purchaser or any of its Affiliates made available to CHC, any of its Subsidiaries, or their counsel, accountants or advisors, except as expressly covered by this Agreement or any Transaction Document.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE OTHER SELLERS
Each of the Other Sellers, jointly and severally, hereby represents and warrants to Purchaser that the statements contained in this Article 4 are true and correct as of the date hereof, except as expressly set forth herein or in the Disclosure Schedule.
4.1 No Conflict; Government Authorizations.

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(a) Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.1(b), the execution, delivery and performance of this Agreement and the Transaction Documents and the Contemplated Transactions do not (with or without notice or lapse of time, or both):
(i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or formation, limited liability company agreement, by-laws, regulations or other organizational or governing documents of any of the Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries;
(ii) contravene, conflict with or violate any Law or Order applicable to any of the Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries;
(iii) conflict with or violate or breach any provision of, or give any third party the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract of any of the Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries;
(iv) result in the creation of any Encumbrance (other than restrictions on transfer under applicable state and federal securities laws) on any of the properties or assets of any of the Sellers, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries pursuant to any Contract to which such Person is a party or by which any of such Person’s properties or assets are bound or affected;
(v) except as expressly contemplated by this Agreement and the other Transaction Documents, entitle any Person to any right or privilege to which such Person was not entitled immediately prior to the execution of this Agreement or any Transaction Document;
(vi) except as expressly contemplated by this Agreement and the other Transaction Documents, create any obligation on the part of any of the Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries that any such Person was not obligated to perform immediately prior to the execution of this Agreement or any Transaction Document; or
(vii) impose any limitation on the ability of Purchaser effectively to exercise full rights of ownership with respect to the Purchased Interests;
except in the case of clauses (iii) through (vii) above, for such contraventions, conflicts, violations, breaches, defaults, exercises, accelerations, cancellations, terminations, modification and creations which would not result in a Material Adverse Effect on any Other Seller, any Acquired Entity or any Fund Entity.
(b) No material consent of, or registration, declaration, notice or filing with, any Governmental Authority or third party is required to be obtained or made by any of the

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Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries in connection with the execution, delivery and performance of this Agreement, any Transaction Document or the Contemplated Transactions which have not been obtained prior to the Closing, other than those that, if not made or obtained, individually or in the aggregate, would not hinder or delay the Closing or would not result in a Material Adverse Effect on the Other Sellers, any Acquired Entity or any Fund Entity.
4.2 Corporate Status. Each of the Other Sellers, Acquired Entities and Fund Entities and each of the Acquired Entities’ and Fund Entities’ respective Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each such Person (a) has all requisite corporate, limited liability company or other power and authority to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or be so qualified, licensed or authorized would not result in a Material Adverse Effect on any such Person. Each of the Other Sellers has made available to Purchaser true, complete and accurate copies of the certificate of incorporation or formation, limited liability company agreement, by-laws, regulations or other organizational or governing documents of each of the Other Sellers, Acquired Entities and Fund Entities and each of the Acquired Entities’ and Fund Entities’ respective Subsidiaries, each as in effect on the date hereof.
4.3 Authority; Binding Effect. Each of the Other Sellers has all necessary corporate, limited liability company or other power and authority to enter into this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate any Contemplated Transaction. This Agreement and the Transaction Documents have been duly executed and delivered by each of the Other Sellers, and (assuming due authorization and delivery by CHC and Purchaser) this Agreement and the Transaction Documents each constitutes the legal, valid and binding obligations of each of the Other Sellers, enforceable against each of the Other Sellers in accordance with their respective terms. Neither the execution, delivery or performance of this Agreement or any Transaction Document nor the consummation of any Contemplated Transaction (a) requires the approval of the shareholders of CCG, (b) relieves any officer, director, shareholder, managing member or member of the Other Sellers, any Acquired Entity or any Fund Entity, as applicable, of any liability, and, except for pro rata benefits arising from the ownership of any equity interest in any Other Seller, any Acquired Entity or any Fund Entity, will not result in any of them directly or indirectly receiving any benefit or (c) results in any shareholder, managing member or member of any Other Seller, any Acquired Entity or any Fund Entity, as applicable, having the right to exercise statutory or contractual appraisal rights. The sole voting shareholder of Centerline REIT has approved the execution, delivery and performance of this Agreement, the Transaction Documents to which Centerline REIT is a party and the consummation of the Contemplated Transactions, as applicable.
4.4 Capitalization.
(a) Section 4.4(a) of the Disclosure Schedule sets forth a list of the authorized and outstanding equity interests, name and jurisdiction of organization of AMAC, each Acquired

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Entity, Fund Entity and their respective Subsidiaries and, except for AMAC, beneficial and record owner of the equity interests and Derivative Instruments of each Acquired Entity, Fund Entity and their respective Subsidiaries. All of such equity interests and Derivative Instruments are duly authorized, validly issued, fully paid and nonassessable (except with respect to any capital commitments owed to a Fund Entity and not yet paid) and free and clear of any and all Encumbrances, except for restrictions on transfer imposed under federal and state securities laws.
(b) Except as contemplated by this Agreement, there are no Derivative Instruments to which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries is a party or is otherwise subject. None of the Acquired Entities, Fund Entities or their respective Subsidiaries is a party, or is otherwise subject, to any voting trust or other voting agreement with respect to any securities of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, or, other than this Agreement, to any Contract relating to the issuance, sale, redemption, transfer, acquisition or other disposition of the stock, equity, other securities or Derivative Instrument of any Acquired Entity, Fund Entity or any of their respective Subsidiaries.
(c) There are no other joint ventures or other Persons in which any Acquired Entity, any Fund Entity and their respective Subsidiaries own, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same.
(d) Section 4.4(d) of the Disclosure Schedule sets forth all outstanding grants and other interests issued pursuant to the Promote Plans.
(e) None of the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of any Contemplated Transaction will result in any violation of an Order or Law or cause any Person to accelerate the maturity or performance under, amend, call a default under or decrease any right or privilege of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
(f) Each applicable Seller is and, on the Closing Date will be, the record and beneficial owner and holder of the securities and other interests to be sold by it to Purchaser pursuant to Sections 2.1(a) and 2.1(b), free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws), and on the Closing Date, Purchaser will receive good and valid title to the Purchased Interests, free and clear of all Encumbrances (other than restrictions on transfer under applicable state and federal securities laws).
4.5 Financial Statements.
(a) Each of the Other Sellers, the Acquired Entities and the Fund Entities and each of the Acquired Entities’ and Fund Entities’ respective Subsidiaries, as applicable, maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance of the following: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Other Sellers, the Acquired Entities and the Fund

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Entities and each of the Acquired Entities’ and Fund Entities’ respective Subsidiaries, as applicable, in accordance with GAAP.
(b) Section 4.5(b) of the Disclosure Schedule sets forth the unaudited financial statements as of and for the period ended September 30, 2009 of each of CSI and CUCA which were used in the preparation of the consolidated financial statements as and for the period ended September 30, 2009 of CHC.
(c) None of the Acquired Entities, Fund Entities or any of their respective Subsidiaries has any obligations or liabilities of any nature (whether known or unknown, absolute, accrued, matured or unmatured, fixed or contingent and whether due or to become due, asserted or unasserted) other than those (i) reflected or reserved against (in accordance with the past practice of the applicable Acquired Entity, Fund Entity or Subsidiary (which was in accordance with GAAP) with respect to the methodology used to calculate any such liabilities or obligations) in the financial statements of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries as of September 30, 2009, (ii) incurred in the Ordinary Course of Business since September 30, 2009 and that, individually or in the aggregate are not material, and (iii) incurred in connection with the execution of this Agreement and the other Transaction Documents.
(d) Section 4.5(d) of the Disclosure Schedule sets forth the unaudited balance sheet of New CSI as of the close of business of the date hereof (the “New CSI Closing Balance Sheet”). The New CSI Closing Balance Sheet was prepared by the Other Sellers based on the good faith estimates of the Other Sellers and determined in accordance with GAAP consistent with past practices.
(e) Section 4.5(e) of the Disclosure Schedule sets forth the unaudited balance sheet of CUCA as of the close of business of the date hereof (the “CUCA Closing Balance Sheet”). The CUCA Closing Balance Sheet was prepared by the Others Sellers based on the good faith estimates of the Other Sellers and determined in accordance with GAAP consistent with past practices.
(f) The Assumed Bonuses and the Assumed Benefits represent the Other Sellers’ good faith estimates of such amounts, and the detail for the Assumed Bonuses and Assumed Benefits contained on Schedules 2.4(a) and 2.4(b) is based on true, accurate and complete information contained in the books and records of the Other Sellers, as applicable.
4.6 Absence of Certain Changes.
(a) Since September 30, 2009, (i) there has been no event or condition which would result in a Material Adverse Effect on any Acquired Entity or any Fund Entity, and (ii) each Acquired Entity, each Fund Entity and each of their respective Subsidiaries has in all material respects, conducted its business in the Ordinary Course of Business consistent with past practice.
(b) There is no fact known to any of the Other Sellers, any Acquired Entity or any Fund Entity or any of the Acquired Entities’ or Fund Entities’ respective Subsidiaries that

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now or, to the Knowledge of the Other Sellers, any Acquired Entity or any Fund Entity, in the future would result in a Material Adverse Effect on any Acquired Entity or any Fund Entity.
4.7 Taxes.
(a) Each of any Acquired Entity, any Fund Entity and their respective Subsidiaries has (i) duly and timely filed (or there has been filed on its behalf) all Tax Returns required to be filed by it (taking into account all applicable extensions) with the appropriate Taxing Authority and all such Tax Returns are true, complete and accurate in all material respects, and (ii) timely paid all Taxes required to be paid whether or not shown as due on such Tax Returns. Adequate reserves in accordance with GAAP have been established by each Acquired Entity, Fund Entity and their respective Subsidiaries for all Taxes not yet due and payable in respect of taxable periods ending on the date hereof.
(b) There are no Encumbrances for Taxes upon any property or assets of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, except for Encumbrances for Taxes not yet due and payable or for which adequate reserves have been provided in accordance with GAAP in the latest CHC Balance Sheet and the Closing Balance Sheet.
(c) To the Knowledge of the Other Sellers, there is no notice of audit, examination, deficiency, assessment, refund litigation or proposed adjustment that has been received by, asserted or assessed with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries with respect to any Taxes. As of the date hereof, none of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has received notice of any claim made by a Taxing Authority in a jurisdiction where such Acquired Entity, such Fund Entity or such Subsidiary does not file a Tax Return, that such Acquired Entity, such Fund Entity or such Subsidiary is or may be subject to material taxation by that jurisdiction, where such claim has not been resolved favorably to such Acquired Entity, such Fund Entity or such Subsidiary.
(d) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any income Taxes or income Tax deficiencies against any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
(e) Each of any Acquired Entity, any Fund Entity and their respective Subsidiaries is in material compliance with all applicable information reporting and Tax withholding requirements under U.S. federal, state and local, and non-U.S. Tax laws and each has timely withheld, collected, deposited, remitted and paid all required amounts with respect to all employee, independent contractor or service provider relationships.
(f) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has engaged in any transaction that would require a disclosure obligation as a reportable transaction under Code Section 6011 and each of the foregoing is in material compliance with Code Sections 6111 and 6112 and the Treasury Regulations thereunder related to tax shelter disclosure, registration, list maintenance and record keeping. None of the Acquired

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Entities, the Fund Entities or any of their respective Subsidiaries has at any time engaged in, entered into, participated or sponsored a listed transaction within the meaning of Treasury Regulation Sections 1.6011, 301.6111 or 301.6112.
(g) Section 4.7(g) of the Disclosure Schedule lists each pass through partnership or limited liability company or other entity that is treated as a partnership, trust or disregarded entity for tax purposes in which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has an equity interest.
(h) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries is a party to or is bound by any Tax Sharing Agreement.
(i) Each of the Acquired Entities and their respective Subsidiaries is a member of the Affiliated Group of which CCG is the parent and any similar combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes.
(j) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has been a member of a group filing a consolidated federal income Tax Return other than the Federal Tax Group or a combined, consolidated, unitary or other affiliated group for state, local or foreign Tax purposes, and none of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has any liability for the Taxes of any Person as a transferee or successor. To the Knowledge of the Other Sellers, no Tax Proceeding is being conducted with respect to any consolidated, combined, unitary or other affiliated group, for federal, state or local Tax purposes, of which any of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries was a member.
(k) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has agreed, or is required or has requested, to make any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise, which adjustment would result in an income inclusion, or disallowance of deductions, under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) in a Post-Closing Tax Period.
(l) No closing agreement is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries and there are no Tax rulings or requests for Tax rulings or closing agreements that could affect the liability for Taxes of any Acquired Entity after the Closing
(m) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries will be required to include amounts in income, or exclude items of deduction, after the Closing as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing, (ii) any installment sale or open transaction disposition made on or prior to the Closing, (iii) the application of the long-term method of accounting on or prior to the Closing or (iv) any agreement with a Governmental Authority entered into on or prior to the Closing.

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(n) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries is a foreign corporation for United States federal income Tax purposes.
(o) The Other Sellers have made available to Purchaser true, complete and accurate copies of all Tax Returns with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries for the last three (3) years, and examination reports, and statements of deficiencies assessed against or agreed to by, or with respect to any Acquired Entity, any Fund Entity or any of their respective Subsidiaries with respect to such Taxes for the last five (5) taxable years.
(p) No power of attorney that is currently in effect has been granted with respect to any matter relating to Taxes of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
(q) Since December 31, 2008, none of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has (i) made, rescinded or changed any material Tax election or adopted or changed any method of accounting other than as reflected on the originally filed income tax returns of such entities for the taxable years of such entities ending on or before December 31, 2008, (ii) entered into any settlement of or compromise of any material Tax liability, (iii) changed any annual accounting period, (iv) entered into a closing agreement, (v) surrendered any right to any material Tax refund or (vi) filed any amended Tax return or refund claim with respect to any material Tax.
(r) Each of Centerline High Yield CMBS Fund LLC, Centerline Diversified Risk CMBS Fund LLC, Centerline High Yield CMBS Fund II LLC, Centerline Diversified Risk CMBS Fund II LLC, Centerline Real Estate Special Situations Mortgage Fund LLC, Centerline High Yield CMBS Fund III LLC and Centerline Urban Capital I LLC at all times has been properly treated as a partnership under the Code for federal income tax purposes and for all state and local tax purposes, and no election has been made to treat any such entity as a corporation or disregarded entity for Tax purposes. None of Centerline High Yield CMBS Fund LLC, Centerline Diversified Risk CMBS Fund LLC, Centerline High Yield CMBS Fund II LLC, Centerline Diversified Risk CMBS Fund II LLC, Centerline Real Estate Special Situations Mortgage Fund LLC, Centerline High Yield CMBS Fund III LLC and Centerline Urban Capital I LLC is or at any time has been or under applicable Law properly should be or should have been treated as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
(s) None of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has constituted either a “distributing corporation” or a “controlled” corporation in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(t) On or prior to the Closing Date, CSI has been converted from a Delaware corporation to a Delaware limited liability company, New CSI.
4.8 Intellectual Property.
(a) The Acquired Entities, the Fund Entities and their respective Subsidiaries own or have a valid right to use all of the Intellectual Property used in or necessary to carry on

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the business of any Acquired Entity, any Fund Entity and their respective Subsidiaries as currently conducted.
(b) Section 4.8(b) of the Disclosure Schedule sets forth all of the following that are owned by the Acquired Entities, the Fund Entities and their respective Subsidiaries or that any Acquired Entity, any Fund Entity and their respective Subsidiaries have a valid right to use: (i) patents and patent applications, registered trademarks and registered service marks and trademark and service mark applications and registered copyrights and copyright applications; (ii) Internet domain names; and (iii) proprietary and third party software applications (other than shrink wrap licenses available to businesses and/or consumers generally, each with a value of less than $2,000.00).
(c) No Acquired Entity Owned Intellectual Property or, to the Knowledge of the Other Sellers, Acquired Entity Licensed Intellectual Property has been or is now the subject of any opposition or cancellation or other proceeding, and to the Knowledge of the Other Sellers, no such proceeding is or has been threatened with respect to any of the foregoing. No CMBS Owned Intellectual Property or, to the Knowledge of the Other Sellers, CMBS Licensed Intellectual Property has been or is now the subject of any opposition or cancellation or other proceeding, and to the Knowledge of the Other Sellers, no such proceeding is or has been threatened with respect to any of the foregoing.
(d) None of the Acquired Entities, the Fund Entities or any of their Subsidiaries has been or is now involved in any infringement or misappropriation proceeding or other claim or proceeding involving Acquired Entity Owned Intellectual Property, Acquired Entity Licensed Intellectual Property, CMBS Owned Intellectual Property or CMBS Licensed Intellectual Property, and no such proceeding or claim involving the Fund Entities or any of their Subsidiaries is or has been threatened with respect to any such Intellectual Property. The Acquired Entity Owned Intellectual Property and the Acquired Entity Licensed Intellectual Property constitutes all of the Intellectual Property used in the operation of the businesses of the Acquired Entities. The CMBS Owned Intellectual Property and the CMBS Licensed Intellectual Property constitutes all of the Intellectual Property used in the operation of the businesses of the Fund Entities.
(e) The Acquired Entities exclusively own, free and clear of all Encumbrances all Acquired Entity Owned Intellectual Property. To the Knowledge of the Other Sellers, all Acquired Entity Owned Intellectual Property is valid and enforceable. None of the Acquired Entities or any of their respective Subsidiaries has received any notice or claim challenging the validity, enforceability or ownership by the Acquired Entities or any of their respective Subsidiaries of any of the Acquired Entity Owned Intellectual Property nor, to the Knowledge of the Other Sellers, is there a reasonable basis for any such claim. None of the Acquired Entities or any of their respective Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Acquired Entity Owned Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like) used in or necessary to carry on the business of any Acquired Entity, any Fund Entity or any of their Subsidiaries as currently conducted. Each of the Acquired Entities has obtained an assignment of all Intellectual Property

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rights by all employees, independent contractors and/or outside contractors that contributed to the creation, development or improvement of any Acquired Entity Owned Intellectual Property.
(f) The Fund Entities exclusively own, free and clear of all Encumbrances, all CMBS Owned Intellectual Property. To the Knowledge of the Other Sellers, all CMBS Owned Intellectual Property is valid and enforceable. None of the Fund Entities or any of their respective Subsidiaries has received any notice or claim challenging the validity, enforceability or ownership by the Fund Entities or any of their respective Subsidiaries of any of the CMBS Owned Intellectual Property nor, to the Knowledge of the Other Sellers, is there a reasonable basis for any such claim. None of the Fund Entities or any of their respective Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the material CMBS Owned Intellectual Property (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like). CHC or CCG has obtained an assignment of all Intellectual Property rights by all employees, independent contractors and/or outside contractors that contributed to the creation, development or improvement of any CMBS Owned Intellectual Property.
(g) The Acquired Entities, the Fund Entities and their respective Subsidiaries have taken reasonable steps in accordance with standard industry practices to protect their respective rights in the Acquired Entity Owned Intellectual Property and CMBS Owned Intellectual Property and at all times have taken commercially reasonable steps to maintain the confidentiality of all information that constitutes a trade secret included therein.
(h) To the Knowledge of the Other Sellers, the activities of the Acquired Entities, the Fund Entities and their respective Subsidiaries, all as currently conducted, do not infringe upon, misappropriate, violate, or constitute the unauthorized use of, any Intellectual Property of any third party, and none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has, within the last two (2) years, received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, or unauthorized use is or may be occurring or has or may have occurred. To the Knowledge of the Other Sellers, no third party is infringing, misappropriating or otherwise violating any Acquired Entity Owned Intellectual Property or CMBS Owned Intellectual Property.
(i) All of the Acquired Entity Owned Intellectual Property, Acquired Entity Licensed Intellectual Property, CMBS Owned Intellectual Property and the CMBS Licensed Intellectual Property will be available for use by or on behalf of Purchaser immediately after the consummation of the Contemplated Transactions, on the same terms available immediately prior thereto.
(j) All right, title and interest in and to the software described on Section 4.8(j) of the Disclosure Schedule has been duly and validly transferred and assigned to New CSI and is owned by New CSI, free and clear of all Encumbrances (other than the Software License Agreement and any other third-party license agreements under which New CSI is the licensee) and no payment is owed to any third party.

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4.9 Information Systems.
(a) Section 4.9(a) of the Disclosure Schedule identifies the material Information Systems (including operating systems, applications and databases) used by the Acquired Entities, the Fund Entities or any of their respective Subsidiaries. The Information Systems are, in all material respects, operational and perform the functions for which they were intended to be used. Each of the Acquired Entities, the Fund Entities and their respective Subsidiaries owns or has a valid and subsisting license for all of the Information Systems currently used by them in their business. Purchaser has been provided true and complete copies of all agreements relating to the Information Systems (including third party vendor, outsourcing, service, maintenance, hosting and other agreements), and each Acquired Entity, Fund Entity and their respective Subsidiaries that is a party to any such agreement is in material compliance therewith.
(b) Within the past twelve (12) months of the date hereof, none of the Acquired Entities, the Fund Entities or their respective Subsidiaries has experienced any disruption to, or interruption in, its conduct of its business and operations attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Information Systems which has resulted in a Material Adverse Effect on any Acquired Entity or any Fund Entity. Except for scheduled or routine maintenance that causes any material disruption to, or material interruption in, the conduct of the business and operations of the Acquired Entities, the Fund Entities and their respective Subsidiaries, the Information Systems are, taken as a whole, available for use during normal working hours. Each of the Acquired Entities, each of the Fund Entities and their respective Subsidiaries has taken commercially reasonable steps to provide for the backup and recovery of the data and information critical to the conduct of its business and operations.
4.10 Proceedings.
(a) There is no Proceeding commenced by or against, or otherwise involving or, to the Knowledge of the Other Sellers, threatened against, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries. There is no Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery or performance of this Agreement or any Transaction Document or the consummation of the Contemplated Transactions. To the Knowledge of the Other Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may give rise to or serve as a basis for the commencement of any such Proceeding by or against, or otherwise involving, any of the Other Sellers, any Acquired Entity, any Fund Entity or any of the respective Subsidiaries of any Acquired Entity or Fund Entity. To the Knowledge of the Other Sellers, no Proceeding is threatened (i) with respect to the record or beneficial ownership of, or the right to acquire the capital stock, any Derivative Instrument or other equity interest of any of the Other Sellers, any Acquired Entity, any Fund Entity or any of the respective Subsidiaries of any Acquired Entity or Fund Entity, (ii) that challenges any Contemplated Transaction, (iii) that would make any Contemplated Transaction illegal, (iv) that would impose any limitation on the ability of Purchaser to exercise its rights of ownership with respect to any Purchased Interests or the CHC New Shares or (v) that would otherwise delay, prohibit or restrict consummation of any Contemplated Transaction or materially impair the contemplated benefits to Purchaser of any Contemplated Transaction.

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(b) The Other Sellers have delivered or otherwise made available to Purchaser copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 4.10 of the Disclosure Schedule. No such Proceeding listed in Section 4.10 of the Disclosure Schedule would result in a Material Adverse Effect on any Acquired Entity or any Fund Entity.
(c)
(i) There is no Order to which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or any of the assets or properties owned or used by or purported to be owned or used by any such entity, is subject; and
(ii) to the Knowledge of the Other Sellers, no officer, director, agent or employee of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries.
(d)
(i) The Acquired Entities, the Fund Entities and their respective Subsidiaries are, and at all times have been, in material compliance with all of the terms and requirements of each Order to which it, or any of the assets or properties owned or used by it, is or has been subject;
(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time, or both) a material violation of or material failure to comply with any term or requirement of any Order to which any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries, or any of the assets or properties owned or used or purported to be owned or used by any such entity, is subject; and
(iii) none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has received at any time any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any term or requirement of any Order to which any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries, or any of the assets or properties owned or used by it, is or has been subject.
4.11 Compliance with Laws; Permits.
(a) The Fund Entities and their respective Subsidiaries are, and since January 1, 2007, have been, in material compliance with, and have conducted their respective businesses in all material respects so as to comply with, all applicable Laws.

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(b) To the Knowledge of the Other Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may give rise to any obligation on the part of any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.
(c) To the Knowledge of the Other Sellers, none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has received, at any time since January 1, 2007, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (i) any actual or alleged material violation of, or material failure to comply with, any Law or (ii) any actual or alleged obligation on the part of any of the Acquired Entities, the Fund Entities or their respective Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which in each case has not been satisfied in all material respects.
(d) Section 4.11(d) of the Disclosure Schedule contains a complete and accurate list of each Permit that is held by any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries and identifies the holder thereof. The Acquired Entities, the Fund Entities and their respective Subsidiaries have obtained all material Permits that are necessary to the conduct of their respective businesses as presently being conducted. All material Permits are in full force and effect and:
(i) each Acquired Entity, each Fund Entity and their respective Subsidiaries is, and at all times since January 1, 2007 has been, in material compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 4.11(d) of the Disclosure Schedule;
(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time, or both) (A) constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Permit listed or required to be listed in Section 4.11(d) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Permit listed or required to be listed in Section 4.11(d) of the Disclosure Schedule;
(iii) none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual or alleged material violation of or material failure to comply with any term or requirement of any Permit or (B) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any material Permit, which in each case has not been satisfied in all material respects; and
(iv) all applications required to have been filed for the renewal of all material Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such material Permit have been duly made on a timely basis with the appropriate

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Governmental Authority and no such application or other filing contained a material misrepresentation or omission of a material fact.
4.12 Environmental and Safety and Health Matters.
(a) Each Acquired Entity, Fund Entity and any of their respective Subsidiaries is, and, as applicable, any of their respective operations, businesses, assets and properties are, and at all times has or have been, in compliance in all material respects with all Environmental Laws; and
(b) there is no Environmental Claim pending or, to the Knowledge of any Other Seller, threatened against any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, or, as applicable, relating to their respective operations, businesses, assets and properties.
4.13 Employee Matters and Benefit Plans.
(a) Section 4.13(a) of the Disclosure Schedule sets forth a true, complete and accurate list of all Plans of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries and the ERISA Affiliates of the Other Sellers, the Acquired Entities and their respective Subsidiaries (collectively, the “Other Seller Employee Plans”) (including a specific identification of those which contain change of control provisions or pending change of control provisions). True, complete and accurate copies of each of the following documents have been made available by the Other Sellers, the Acquired Entities and the Fund Entities to Purchaser:
(i) each Other Seller Employee Plan that is a Multiemployer Plan, Pension Plan or Welfare Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof (including summary plan descriptions and summaries of material modifications) which have been distributed to employees, or to participants or beneficiaries in such Other Seller Employee Plan, all written contracts, instruments or agreements relating thereto (including administrative service agreements, insurance contracts or other funding instruments), the most recent actuarial reports, the three most recent annual reports (Form Series 5500), including all schedules and financial statements attached thereto, if any, required under ERISA and the Code, and any reports, filings or other correspondence with the U.S. Department of Labor or the Internal Revenue Service within the last six years;
(ii) each other Other Seller Employee Plan and all amendments thereto (including a complete description of each Other Seller Employee Plan that is not in writing, if any);
(iii) the most recent determination letter or opinion letter, if any, issued by the Internal Revenue Service with respect to each Other Seller Employee Plan that is a Pension Plan (or comparable letter, such as an opinion or notification letter as to the form of plan or prototype plan adopted by one or more of the Other Sellers, the Acquired Entities, the Fund Entities or their Subsidiaries or the ERISA Affiliates of the

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Other Sellers, the Acquired Entities and their respective Subsidiaries upon which such entity is permitted to rely); and
(iv) financial and other information regarding current and projected liabilities with respect to each Other Seller Employee Plan for which the filings described in (i) and (iv) above are not required under ERISA.
(b) Each Other Seller Employee Plan that is a Pension Plan (i) has been established and maintained in all material respects with its terms and with all applicable Laws, including ERISA and the Code, (ii) is the subject of a favorable determination letter from the Internal Revenue Service (or comparable letter, such as an opinion or notification letter as to the form of plan or prototype plan that has been adopted by the plan sponsor of an Other Seller Employee Plan), and (iii) is qualified and tax exempt under the provisions of Code Sections 401(a) and 501(a) and has been so qualified during the period from its adoption to the date of this Agreement, and no event has occurred since the date of the most recent determination letter, opinion letter or application thereof that could adversely affect its qualification or that caused or could cause the imposition or any penalty or Tax liability.
(c) Each Other Seller Employee Plan has been operated in compliance in all material respects with its terms and with all applicable Laws (except that in any case in which any Other Seller Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision), and may by their terms be amended and/or terminated at any time without the consent of any other Person subject to applicable Laws and the terms of each Other Seller Employee Plan.
(d) Each of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries, and the ERISA Affiliates of the Other Sellers, the Acquired Entities and their respective Subsidiaries has performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any Other Seller Employee Plan, and none of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries, and the ERISA Affiliates of the Other Sellers, the Acquired Entities and their respective Subsidiaries has any Knowledge of any default or violation by any other Person with respect to, any of the Other Seller Employee Plans.
(e) None of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries, or the ERISA Affiliates of the Other Sellers, the Acquired Entities and their respective Subsidiaries, or, to the Knowledge of the Other Sellers, any Other Seller Employee Plan or any party in interest (as defined in Section 3(14) of ERISA) with respect to any such Other Seller Employee Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code with respect to a Other Seller Employee Plan for which there is no statutory exemption under Section 408 of ERISA or Section 4975 of the Code. There is no material litigation, lien, disputed claim, governmental proceeding or investigation pending or, to the Knowledge of the Other Sellers, threatened or reasonably anticipated with respect to any of such Other Seller Employee Plans, the assets of such Other Seller Employee Plans (other than non-material routine claims for benefits), any related trusts, or any fiduciary, trustee, administrator or sponsor of such Other Seller Employee Plans, any ERISA

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Affiliate, any employee, director, or other service provider of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries (whether current, former or retired).
(f) No Other Seller Employee Plan provides for post-retirement medical, life insurance or disability benefits, except as required under the provisions of Part 6 of Title I of ERISA, Section 4980B of the Code, or any other applicable Law, and to the Knowledge of the Other Sellers, no fiduciary of any Other Seller Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA.
(g) None of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries or any ERISA Affiliate of the Other Sellers, any Acquired Entities or their respective Subsidiaries, or any of their respective predecessors, has ever maintained, contributed to or been required to contribute to or otherwise had any obligation or liability, directly or indirectly, with respect to (i) any Multiemployer Plan, (ii) any Pension Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or (iii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(h) With respect to each Other Seller Employee Plan, as of the Closing, all required payments, premiums, and contributions for all periods ending prior to or as of the Closing shall have been made or accrued on the books and records of the Other Sellers, the Acquired Entities, the Fund Entities or any of their respective Subsidiaries or the ERISA Affiliate of the Other Sellers, the Acquired Entities and their respective Subsidiaries. None of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries or any ERISA Affiliate of the Other Sellers, any Acquired Entities or their respective Subsidiaries, or any Other Seller Employee Plan or associated trust or funding vehicle has any assets subject to Encumbrances with respect to any Other Seller Employee Plan.
(i) None of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries (i) is a party to any Contract or Other Seller Employee Plan that has resulted or could reasonably be expected to result, individually or in the aggregate, in connection with this Agreement or any change of control of any Company, whether or not pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code or (ii) has made any payments, is obligated to make any payments, or is a party to any Contract or Other Seller Employee Plan that could reasonably be expected to obligate it to make any payments, or is a party to any Contract or Other Seller Employee Plan that could reasonably be expected to obligate it to make any payments that will not be deductible by reason of Sections 162, 280G or 404 of the Code.
(j) Since the Centerline Balance Sheet Date, none of none of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries has any formal plan or commitment (whether or not legally binding) either to create any plan or arrangement that would constitute a Other Seller Employee Plan, or to make any contributions, modifications, or changes to any Other Seller Employee Plan, other than in the Ordinary Course of Business and consistent with past practice with regard to amounts.

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(k) (i) None of the Other Sellers, any Acquired Entities, any Fund Entities or any of their respective Subsidiaries currently maintains an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code).
(ii) The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee.
(iii) No Person will be entitled to any severance benefits under the terms of any Other Seller Employee Plan solely as a result of the consummation of the transactions contemplated by this Agreement.
(iv) The Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries and the ERISA Affiliates of the Other Sellers, any Acquired Entities or their respective Subsidiaries have complied in all material respects with (A) the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Other Seller Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code, and (B)with the applicable provisions of HIPAA and the regulations issued thereunder.
(v) There are no pending audits or investigations by any governmental agency involving any Other Seller Employee Plan, no termination proceedings involving any Other Seller Employee Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Other Seller Employee Plans), suits or proceedings involving any Other Seller Employee Plan or asserting any rights or claims to benefits under any Other Seller Employee Plan, nor, to the Knowledge of the Other Sellers, are there any facts which could reasonably give rise to any material liability in the event of any such audit, investigation, claim, suit or proceeding.
(vi) To the extent that any Other Seller Employee Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Other Seller Employee Plan was operated in good faith compliance with Section 409A of the Code prior to January 1, 2009 and has been operated in compliance with Section 409A of the Code in all material respects since January 1, 2009.
(vii) No payment which is or may be made by, from or with respect to any Other Seller Employee Plan, to any employee, former employee, director or agent of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries and the ERISA Affiliates of the Other Sellers, any Acquired Entities or their respective Subsidiaries, either alone or in conjunction with any other payment, event or occurrence will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law).
(l) Each Other Seller Employee Plan covering non-U.S. employees (a “CHC International Plan”) is separately listed on Section 4.13(l) of the Disclosure Schedule, and has

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been maintained in material compliance with its terms and with the requirements prescribed by any and all applicable Laws (including any special provisions relating to registered or qualified plans where such Other Seller International Plan was intended to so qualify) and (i) all contributions to, and payments from, the Other Seller International Plans (other than payments to be made from a trust, insurance contract or other funding medium) which may have been required to be made in accordance with the terms of any such plan, and, when applicable, the law of the jurisdiction in which such plan is maintained, have been timely made, (ii) all such contributions to the Other Seller International Plans, and all payments under the Other Seller International Plans, for any period ending before the date hereof that are not yet required to be made are properly accrued and reflected on the financial statements of CHC, (iii) all material reports, returns, approvals and similar documents with respect to any Other Seller International Plan required to be filed with any Governmental Authority or distributed to any Other Seller International Plan participant have been duly and timely filed or distributed, and (iv) there are no pending investigations by any governmental agency involving the Other Seller International Plans, no claims pending or threatened in writing (except for claims for benefits payable in the normal operation of the Other Seller International Plans), suits or proceedings against any Other Seller International Plan or asserting any rights or claims to benefits under any Other Seller International Plan which could give rise to any liability, in each case of which CHC has been notified.
(m) There are no collective bargaining agreements, memoranda of understanding, side letters or other written agreements with any union or labor organization applicable to the employees of any of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries or to which any of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries is a party, a signatory, or otherwise bound.
(n) There have not been and there are no pending, threatened or reasonably anticipated labor disputes, strikes, slow downs, picketings, work stoppages, concerted refusals to work overtime, or similar labor activities representation proceedings, or attempted union organizing campaigns with respect to any employees of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries and there are no unions, work counsels or other organizations representing, purporting to represent or attempting to represent the employees of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries or any other collective bargaining representative of such employees. None of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the WARN Act. There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries at any time during the past four (4) years and, to the Knowledge of the Other Sellers, no facts exist that could reasonably be expected to give rise to such claims or actions. The Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries are not required to have, and do not have, any affirmative action plans or programs. To the Knowledge of the Other Sellers, no employees of the Other Sellers, the Acquired Entities,

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the Fund Entities or their respective Subsidiaries are in any material respect in violation of any term of any employment Contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries or to the use of trade secrets or proprietary information of others.
(o) Neither the consideration nor implementation of Contemplated Transactions will increase (i) the obligation of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries to make contributions or any other payments to fund benefits accrued under the Other Seller Employee Plans, or (ii) the benefits accrued or payable with respect to any participant under the Other Seller Employee Plans. Each of the Other Seller Employee Plans may be amended or terminated at any time by action of the plan sponsor’s board of directors, or a committee of such board of directors or duly authorized officer, in each case subject to the terms of the Other Seller Employee Plan and compliance with applicable Laws.
(p) Section 4.13(p) of the Disclosure Schedule identifies all written employment, consulting or independent contractor agreements to which any of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries is a party with respect to any employee of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries that are in effect currently or under which any of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries have any liability.
(q) The Other Sellers have provided Purchaser with (i) a true, complete and accurate list, dated as of September 30, 2009, of all employees of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries, including their names, date of hire, current rate of compensation, employment status (i.e., active, inactive, on authorized leave and reason therefor), department, title, exempt or non-exempt status, and full-time or part-time status; (ii) a copy of all employee handbooks, supervisory handbooks, employment procedures manuals, and written employment policies that are in effect currently; and (iii) a copy of all EEO-1 or similar reports and of all affirmative action plans prepared or submitted to any Governmental Authority by or on behalf of any of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries since two (2) years prior to the Closing.
(r) Any individual who performs services for any of the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries and who is not treated as an employee for federal income tax purposes by the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries is not an employee under applicable Law or for any purpose including, for Tax withholding purposes or Other Seller Employee Plan purposes. Each employee of any of the Other Sellers, the Acquired Entities, the Fund Entities and their respective Subsidiaries has been properly classified as “exempt” or “non-exempt” under applicable Law.
(s) The consummation of the of the transactions contemplated hereby (and not, for the avoidance of doubt, any acts taken by Purchaser, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries on or after Closing) will not cause Purchaser, any

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Acquired Entity, any Fund Entity or any of their respective Subsidiaries to incur or suffer any liability relating to, or obligation to pay, severance, termination, acceleration of vesting or payment, or other payments to any Person under any Contract to which the Other Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries is a party.
(t) Each of the Promote Plans (and any agreements thereunder) was terminated prior to the date of this Agreement.
4.14 Arrangements with Certain Persons
(a) Excluding this Agreement and the Transaction Documents, none of the Other Sellers and their Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries), on the one hand, and any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, on the other hand, has any interest in or is a party to any Contract with, or relating to, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or their respective businesses. No Debt is owing by (i) the Other Sellers and their respective Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries) to any Acquired Entity, Fund Entity or any of their respective Subsidiaries or (ii) any Acquired Entity, Fund Entity or any of their respective Subsidiaries to the Other Sellers and their respective Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
(b) Excluding this Agreement and the Transaction Documents, none of Related and its Affiliates (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries), on the one hand, and any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, on the other hand, has any interest in or is a party to any Contract with, or relating to, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or their respective businesses. No Debt is owing by Related and its Affiliates to any Acquired Entity, Fund Entity or any of their respective Subsidiaries. No Debt is owing by any Acquired Entity, Fund Entity or any of their respective Subsidiaries to Related and its Affiliates.
4.15 Intercompany Accounts. The unaudited financial statements for the period ended September 30, 2009 of each of the Other Sellers and their respective Subsidiaries (other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries), on the one hand, and any of the Acquired Entities, Fund Entities or their respective Subsidiaries, on the other hand, accurately sets forth all intercompany transactions.
4.16 Finder’s Fee. None of the Other Sellers, the Acquired Entities or the Fund Entities or any of the respective Subsidiaries of any Acquired Entity or any Fund Entity has incurred or will incur any obligation or liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the Contemplated Transactions.
4.17 Books and Records. The books of account, minute books, stock record books, and other records of the Acquired Entities, the Fund Entities and their respective Subsidiaries, all of which have been made available to Purchaser, are complete and correct in all material respects and have been maintained in accordance with sound business practices applicable to companies comparable in size and nature to each of the Acquired Entities, the Fund Entities and their

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respective Subsidiaries, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Entities, the Fund Entities and their respective Subsidiaries contain accurate and complete records, in all material respects, of all duly-called and held meetings of, and actions taken by, the stockholders, the members, the boards of directors or trustees, and committees of the boards of directors or trustees of the Acquired Entities, the Fund Entities and their respective Subsidiaries, and no duly-called meeting of any such stockholders, members, boards of directors or trustees or committees has been held for which minutes have not been prepared and are not contained in such minute books. As of the date hereof, all of such books and records of the Acquired Entities, the Fund Entities and their respective Subsidiaries will be in the possession of New CSI, physically or electronically (on a server located in New CSI’s office and dedicated to New CSI’s business), in its Dallas, Texas office.
4.18 Fund Entities. Since each Fund Entity’s respective date of organization, such Fund Entity has not sponsored or participated in the distribution by public or private offering of any interests in such Fund Entity or other entities or Persons other than pursuant to, and as described in, the Fund PPMs, in each case when read together with the related Final Fund Documents in their entirety.
4.19 Investment Company; Investment Advisor. Assuming the truth and accuracy of the investment representations made to Centerline REIT, CFM, CFM III, CUCA and any Fund Entity by their respective investors, none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is or has ever been, nor immediately following the consummation of Contemplated Transactions will be (assuming that each of these entities remains a separate entity immediately following the consummation of the Contemplated Transactions and is not merged with Purchaser or any of its Affiliates at this time), required to register as an investment company under the Investment Company Act. Assuming the truth and accuracy of the investment representations made to Centerline REIT, CFM, CFM III, CUCA and any Fund Entity by their respective investors, none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is or has ever been, or immediately following the consummation of the Contemplated Transactions will be, required to register as an investment adviser under the Investment Advisers Act.
4.20 Offering Memoranda. Each of the Fund PPMs, ARCap 2003-1 Resecuritization Trust Offering Memorandum, ARCap 2004-1 Resecuritization Trust Offering Memorandum, ARCap 2005-1 Resecuritization Trust Offering Memorandum, ARCAP 2004 RR3 Resecuritization Trust Offering Memorandum, ARCAP 2005 RR5 Resecuritization Trust Offering Memorandum, ARCap 2006-RR7 Resecuritization Trust Offering Memorandum, ARCap 2007-1 Resecuritization Trust Offering Memorandum and the CRESS 2008-1 CDO, together, in each case, with any supplements thereto, in each case when read together with, and as updated by, the related Final Fund Documents in their entirety, did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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4.21 Fund Reports.
(a) The Other Sellers have previously made available to Purchaser true, complete and accurate copies of the last annual and periodic reports furnished by the managing member to the members of each Fund Reporting Entity (collectively, the “Fund Entity Reports”).
(b) Each Fund Reporting Entity has made available all reports to its members that are required to be furnished by it under the respective certificate of incorporation or formation, limited liability company agreement, by-laws, regulations or other organizational or governing documents of the Fund Reporting Entities. All financial statements contained in the Fund Entity Reports fairly present in all material respects in accordance with GAAP the financial position and results of operations of the respective Fund Reporting Entity at the date and for the periods indicated. The accountants who expressed an opinion on such financial statements are, with respect to each Fund Reporting Entity, reasonably believed to be independent public accountants.
(c) From the respective dates as of which information is given in any of the Fund Entity Reports and the Fund PPMs (whichever is most recently distributed) to the date hereof, except as may otherwise be stated in or contemplated by such document, there has not been any material transaction entered into by the Fund Reporting Entity (except as otherwise in conformity with the investment objective of such Fund Reporting Entity), other than in the Ordinary Course of Business and other than as contemplated by the Contemplated Transactions.
(d) Each of the Fund Reporting Entities and their respective Subsidiaries, as applicable, maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization (including, with respect to the Fund Reporting Entities and their respective Subsidiaries, the authorization of the managing member thereof and required approval, if any, of any investment advisory or similar oversight committee, whether for interested party transactions or otherwise); and (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of each of the Fund Reporting Entities in accordance with GAAP and to maintain accountability for the Fund Reporting Entities consolidated assets. To the Knowledge of the Other Sellers, there are no significant deficiencies or material weaknesses in the design or operation of the internal control structure and procedures over financial reporting of the Fund Reporting Entities or any of their respective Subsidiaries.
4.22 Fund Reporting Entities Financial Statements.
(a) The Other Sellers have delivered or otherwise made available to Purchaser copies of the audited balance sheets of each Fund Reporting Entity as of December 31, for all fiscal years since inception through December 31, 2008, inclusive (the “Fund Reporting Entities Audited Balance Sheets”) and the related audited consolidated statements of operations and cash flows of each such Fund Reporting Entity for all fiscal years since inception, through December 31, 2008, inclusive, in each case accompanied by the audit report of an independent certified public accounting firm (the “Fund Reporting Entities Audited Financial Statements”).

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(b) The Other Sellers delivered or otherwise made available to Purchaser copies of the unaudited balance sheets of each Fund Reporting Entity as of September 30, 2009 (the “Fund Reporting Entities Unaudited Balance Sheets” and together with the Fund Reporting Entities Audited Balance Sheets, the “Balance Sheets”) and the related unaudited statements of operations and cash flows of each such Fund Reporting Entity for the year then ended (the “Fund Reporting Entities Unaudited Financial Statements” and together with the Fund Reporting Entities Audited Financial Statements and the Balance Sheets, the “Fund Financial Statements”).
(c) The Fund Financial Statements, including the notes thereto, were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements, to the extent applicable, and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto). The Fund Financial Statements fairly present in all material respects the consolidated financial position and results of operations and cash flows of each of the Fund Reporting Entities and their consolidated Subsidiaries at the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in the Fund Reporting Entities’ accounting policies except as described in the notes to the Fund Financial Statements.
(d) The Fund Financial Statements were prepared from and are in all material respects in accordance with, the books and records of the Fund Reporting Entities and their respective Subsidiaries, as applicable, which books and records have been maintained in all material respects in accordance with sound business practices and all applicable Laws and reflect all financial transactions of the Fund Reporting Entities and their respective Subsidiaries that are required to be reflected in accordance with GAAP.
4.23 Registration. Assuming the truth of the representations and warranties of each of the investors in the Fund Entities and their Subsidiaries, the offer and sale of securities by any Fund Entity or any of its Subsidiaries was conducted in accordance with exemptions from registration under the Securities Act and applicable state securities laws.
4.24 REIT. Centerline REIT, Centerline CMBS Fund REIT, Inc., Centerline CMBS Fund II REIT, Inc. and AMAC each has been organized and each of their operations has been conducted and maintained at all times in conformity with the requirements for qualification as a real estate investment trust under the Code, including the making of timely and valid REIT elections and the satisfaction of the income and asset tests of Code Section 856(c) and the distribution tests of Code Section 857. ARCAP 2004 RR3 and ARCAP 2005 RR5 were properly treated as qualified REIT Subsidiaries of Centerline REIT under Section 856(i) of the Code. ARCap 2003-1 Resecuritization, Inc., ARCap 2004-1 Resecuritization, Inc. and ARCAP 2006 RR7 are properly treated as qualified REIT Subsidiaries of Centerline CMBS Fund REIT, Inc. under Section 856(i) of the Code. ARCap 2005-1 Resecuritization, Inc. and Centerline 2007-1 Resecuritization, Inc. are properly treated as qualified REIT Subsidiaries of Centerline CMBS Fund II REIT, Inc. under Section 856(i) of the Code.

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4.25 Contracts; No Default.
(a) (i) Section 4.25(a) of the Disclosure Schedule contains a true, complete and accurate list of the Servicing Agreements and each of the other Contracts to which New CSI is a party and (ii) the Other Sellers have made available to Purchaser true, complete and accurate copies of, all limited liability company agreements, employment Contracts, lines of credit Contracts, master repurchase Contracts, loan agreements, security agreements, pledge agreements, collateralized debt obligation servicing Contracts, and all other material Contracts (including Contracts related to Intellectual Property), in each case, which are not terminable in thirty (30) days or less by any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, without penalty, termination, charge or similar payment to which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries is a party.
(b) No Contract made available to Purchaser pursuant to Section 4.25(a) is in material default by its terms as a result of any act or omission by any of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries or, to the Knowledge of the Other Sellers, the Acquired Entities, the Fund Entities or any of their respective Subsidiaries, has been or purports to have been canceled by any counterparty thereto, and none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries is in receipt of any claim of default under any such agreement.
(c) (i) Each of the Acquired Entities, the Fund Entities and their respective Subsidiaries has been in material compliance with all applicable terms and requirements of each material Contract under which such entity has or had any obligation or liability or by which such entity or any of the assets or properties owned or used or purported to be owned or used by such entity is or was bound;
(ii) to the Knowledge of the Other Sellers, each other Person that has or had any obligation or liability under any such material Contract under which any Acquired Entity, any Fund Entity or any of their respective Subsidiaries has or had any right is in material compliance with all applicable terms and requirements of such Contract;
(iii) to the Knowledge of the Other Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Entity, any Fund Entity or any of their respective Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such material Contract; and
(iv) none of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual or alleged violation or breach of, or default under, any such material Contract.
(d) Any such material Contract that any Acquired Entity, any Fund Entity or any of their respective Subsidiaries is party to, bound by or subject to, constitutes a legal, valid

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and binding obligation of such Acquired Entity, Fund Entity or Subsidiary, enforceable against each of them in accordance with its terms and, to the Knowledge of the Other Sellers, any such material Contract constitutes a legal, valid and binding obligation of the other parties thereto, enforceable against each of them in accordance with its term.
(e) No fees or other payments under the Servicing Agreements or other Contracts set forth on Section 4.25(a) of the Disclosure Schedule have been paid to New CSI in advance and would be allocable to any period from and after the close of business on the Closing Date.
4.26 Insurance. Section 4.26 of the Disclosure Schedule identifies all of the policies of insurance and bonds of any of the Acquired Entities, the Fund Entities and each of their respective Subsidiaries. The Acquired Entities, the Fund Entities and each of their respective Subsidiaries have policies of insurance and bonds of the type and in the amounts customarily carried by persons conducting businesses or owning assets similar, respectively, to those of the Acquired Entities, the Fund Entities and each of their respective Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Acquired Entities, the Fund Entities and each of their respective Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. There is no pending or, to the Knowledge of the Other Sellers, threatened termination of, or material premium increase with respect to, any of such policies.
4.27 Leases.
(a) Section 4.27 of the Disclosure Schedule identifies any Leased Real Property that is used in connection with the business of CSI, any Acquired Entity and any Fund Entity (collectively, the “CMBS Leased Real Property”) and contains a true, complete and accurate list of each of the leases, including all amendments thereto, with respect to the CMBS Leased Real Property (each a “CMBS Lease” and collectively, the “CMBS Leases”). The Other Sellers have made available to Purchaser true, complete and accurate copies of the CMBS Leases, including all schedules, amendments and modifications thereto. None of the Acquired Entities, the Fund Entities or their respective Subsidiaries owns any real property. Other than the CMBS Leases, to the Knowledge of the Other Sellers, the CMBS Leased Real Property is not subject to any other leases or occupancy agreements, rights of first refusal, options to purchase or other rights of occupancy.
(b) Each CMBS Lease remains unmodified and is in full force and effect except as contemplated by the Contemplated Transactions, and each of the Acquired Entities, the Fund Entities and their respective Subsidiaries holds a legal, valid and existing leasehold interest under each of the CMBS Leases to which it is a party for the term(s) set forth therein. There are no other written or oral agreements amending or in connection with the CMBS Leases. None of the Acquired Entities, the Fund Entities or their respective Subsidiaries is in material default or material breach of any CMBS Lease nor, to the Knowledge of the Other Sellers, is any other party thereto. To the Knowledge of the Other Sellers, no event has occurred and no

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circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material default.
(c) None of the Acquired Entities, the Fund Entities or any of their respective Subsidiaries has received written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes or other claims affecting, in any material respect, the CMBS Leased Real Property.
4.28 Servicing. Each of the Acquired Entities and their respective Subsidiaries has complied with (a) all applicable Laws in all material respects and rating agency servicing standards with respect to all outstanding Serviced Loans as to which it acts as a servicer, whether as a master servicer, special servicer, subservicer or otherwise, and (b) the material terms of the applicable Servicing Agreement and mortgage loan documents relating to such Serviced Loans. As of the date of this Agreement, (i) CSI is a licensed qualified CDO manager, (ii) CSI has a special servicer rating of “Strong” by Standard & Poor’s and “CSS2” by Fitch Ratings, and (iii) CSI has not received any notice of any ratings downgrade from any of them.
4.29 ERISA. None of the Fund Entities are parties to, or have any liability or obligation with respect to, any Plan. With respect to each Fund Entity, based upon the truth of the representations made to each Fund Entity by their respective investors, either of the following is true, to the Knowledge of the Other Sellers:
(a) such Fund Entity (A) is not (I) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (II) a “plan” defined in Section 4975 of the Code, (III) a governmental plan within the meaning of Section 3(32) of ERISA, or (IV) a collective investment vehicle made up of two or more of such plans and (B) no portion of the assets of any such Fund Entity constitutes “plan assets” within the meaning of the plan asset regulations promulgated by the U.S. Department of Labor at 29 I.E. 2510.3-101 et. seq. (1986); or
(b) None of CHC, any Fund Entity or their respective Subsidiaries, nor to the Knowledge of the Other Sellers, any party in interest (as defined in Section 3(14) of ERISA) with respect to any Fund Entity has engaged in any non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code with respect to a Fund Entity that would result in any material liability to any Acquired Entity, any Fund Entity, any of their respective Subsidiaries or Purchaser.
4.30 Disclosure. No representation or warranty of any Other Seller in this Agreement or any Transaction Document and no statement of any Other Seller in the Disclosure Schedule, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.
4.31 Sufficiency of Assets. Except for the assets to be used by CCG to provide services under the Transition Services Agreement, the assets owned, leased and licensed by any Acquired Entity and its Subsidiaries, include all assets required for the continued conduct of the business by any Acquired Entity and its Subsidiaries after the Closing as such business is currently conducted.

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4.32 CMBS/CDO Bonds. Section 4.32 of the Disclosure Schedule sets forth all of the bonds owned of record or beneficially by Centerline REIT, ARCap 2003-1 Resecuritization Inc., ARCap 2004-1 Resecuritization Inc., ARCAP 2006 RR7, ARCAP 2004 RR3 and ARCAP 2005 RR5 (other than those bonds that are held by ARCAP 2006 RR7 as nominee for Centerline REIT), including the name of the record owner and the beneficial owner (if different) of each bond, the issuer of each bond, the face amount of each bond, the CUSIP number of each bond, the description/class of each bond, the date and amount of the last payment received by the owner of each bond, and whether each bond is certificated. The bonds are owned by the specified owner thereof, free and clear of all Encumbrances (other than restrictions on transfer under any federal or state securities law).
4.33 Fund III Loan. CFM III is the legal and beneficial owner of the CFM III Promissory Note. CFM III owns the CFM III Promissory Note, free and clear of all Encumbrances. To the Knowledge of the Other Sellers, the CFM III Promissory Note constitutes a legal, valid and binding obligation Fund III and is enforceable against it in accordance with its terms.
4.34 Tangible Assets. Section 4.34 of the Disclosure Schedule is a true, accurate and complete copy of the Bill of Sale pursuant to which Centerline REIT has transferred to New CSI all equipment, materials, tools, supplies, furniture and other tangible assets which were owned, leased or used by New CSI, or required for the operation of New CSI as currently conducted and as proposed to be conducted, and located in the space which is the subject of the Sublease at New CSI’s location in Irving, Texas (collectively, the “Tangible Assets”). New CSI owns, leases or has the legal right to use all of the Tangible Assets. New CSI has good and marketable title to, or a valid leasehold interest in, its Tangible Assets, free and clear of all Encumbrances. CUCA has no equipment, materials, tools, supplies, furniture, fixtures, improvements or other tangible assets which are owned, leased or used by CUCA, or required for the operation of CUCA as currently conducted, and as proposed to be conducted.
4.35 CDO/CMBS Assignment Agreements. Each of the CDO/CMBS Assignment Agreements has been duly executed by each of the parties thereto. The CDO/CMBS Assignment Agreements specified in Schedule IV and attached hereto as Exhibits B1 through B10 are true, complete and accurate copies of the CDO/CMBS Assignment Agreements. Each CDO/CMBS Assignment Agreement remains unmodified and is in full force and effect. There are no other written or oral agreements amending or in connection with any CDO/CMBS Assignment Agreement.
4.36 Fund I Bonds. DIV I is the beneficial owner of a fifteen and one-half percent (15.50%) interest in each of the following bonds, the record title to which is held by ARCAP 2006 RR7 as nominee for DIV I: (a) ARCAP 2006-RR7 Class J; (b) ARCAP 2006-RR7 Class K; (c) ARCAP 2006-RR7 Class L; (d) ARCAP 2006-RR7 Class M; (e) ARCAP 2006-RR7 Class N; (f) ARCAP 2006-RR7 Class O; (g) ARCAP 2006-RR7 Class P; and (h) ARCAP 2006-RR7 Class X.
4.37 No Reliance. Each of the Other Sellers acknowledges and agrees that, except for the representations and warranties in this Agreement and the other Transaction Documents, none of Purchaser, its Affiliates or any other Person has made any representation or warranty, express

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or implied, as to the accuracy or completeness of any information regarding Purchaser, its Affiliates, its real property (whether owned or leased) or its business or other matters. Without limiting the generality of the foregoing, none of Purchaser, any of its Affiliates or any other Person has made a representation or warranty to any Other Seller with respect to (a) any projections, estimates or budgets for the businesses of Purchaser or any of its Affiliates, or (b) any material, documents or information relating to Purchaser or any of its Affiliates made available to any Other Seller, any of its Subsidiaries, or their counsel, accountants or advisors, except as expressly covered by this Agreement or any Transaction Document.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to the Sellers that the statements contained in this Article 5 are true and correct as of the date hereof:
5.1 No Conflict; Required Filings.
(a) Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.1 (b), the execution, delivery and performance of this Agreement and any Transaction Document does not and will not (with or without notice or lapse of time, or both) (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or formation, limited liability company agreement, by-laws, regulations or other organizational or governing documents of Purchaser, (ii) contravene, conflict with or violate any Law or Order applicable to Purchaser in any material respect, (iii) conflict in any material respect with or violate or breach in any material respect any provision of, or give any third party the right to declare a default or exercise a remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract of Purchaser which would result in a Material Adverse Effect on Purchaser, (iv) result in the creation of any Encumbrance (other than restrictions on transfer under applicable state and federal securities laws) on any of the properties or assets of Purchaser pursuant to any Contract to which Purchaser is a party or by which any of Purchaser’s properties or assets are or purported to be bound or affected, (v) entitle any Person to any right or privilege to which such Person was not entitled immediately before this Agreement or any Transaction Document was executed, or (vi) create any obligation on the part of Purchaser that it was not obligated to perform immediately before this Agreement or any Transaction Document was executed, except in the case of clauses (iii) through (vi) above, for such contraventions, conflicts, violations, breaches, defaults, exercises, accelerations, cancellations, terminations, modification and creations which would not result in a Material Adverse Effect on Purchaser.
(b) No consent of, or registration, declaration, notice or filing with, any Governmental Authority or third party is required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement, any Transaction Document or the Contemplated Transactions which have not been obtained prior to the Closing, other than those that, if not made or obtained, individually or in the aggregate, would not

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materially hinder or materially delay the Closing or would not reasonably be expected to result in a Material Adverse Effect on Purchaser.
5.2 Limited Liability Company Status. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and Purchaser (a) has all requisite power and authority to carry on its business as it is now being conducted, and (b) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except where the failure to have such power and authority or to be so qualified, licensed or authorized would not result in a Material Adverse Effect on Purchaser.
5.3 Authority. Purchaser has all necessary power and authority to enter into this Agreement and the Transaction Documents, to carry out its obligations hereunder and to consummate the Contemplated Transactions. This Agreement and the Transaction Documents have been duly executed and delivered by Purchaser, and (assuming due authorization and delivery by the Sellers) this Agreement and the Transaction Documents constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms.
5.4 Proceedings. There are no Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its properties that would result in a Material Adverse Effect on Purchaser, or that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the Contemplated Transactions by Purchaser.
5.5 Finder’s Fee. Purchaser has not incurred any obligation or liability to any party for any service, brokerage or finder’s fee or agent’s commission or the like, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.
5.6 Investment Intent. Purchaser has knowledge and experience in financial and business matters such that it is capable of evaluating the risks and merits associated with the acquisition of the CHC New Shares, is an “accredited investor” as defined in Regulation D as promulgated under the Securities Act and is acquiring the CHC New Shares for its own account for investment, with no present intention of making a public distribution thereof. Purchaser will not sell or otherwise dispose of the CHC New Shares in violation of the Securities Act or any state securities laws.
5.7 No Reliance. Purchaser acknowledges and agrees that, except for the representations and warranties in this Agreement and the other Transaction Documents, none of CHC, the Other Sellers, the Acquired Entities, the Fund Entities, their respective Subsidiaries, or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers, the Acquired Entities, the Fund Entities, their respective Subsidiaries, their real property (whether owned or leased) or their business or other matters. Without limiting the generality of the foregoing, none of the Sellers,

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the Acquired Entities, the Fund Entities, their respective Subsidiaries or any other Person has made a representation or warranty to Purchaser with respect to (a) any projections, estimates or budgets for the businesses of any of the Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries, or (b) any material, documents or information relating to any of the Sellers, the Acquired Entities, the Fund Entities or their respective Subsidiaries made available to Purchaser, or its counsel, accountants or advisors in any data room or otherwise, except as expressly covered by this Agreement, the Disclosure Schedule attached hereto or any Transaction Document.
5.8 Agreements with Certain Persons. Other than (a) the Related Purchase Agreement, pursuant to which Related acquires a five percent (5%) “profits interest” in Purchaser and (b) that certain side letter, dated as of the date hereof, between Purchaser and Related, pursuant to which Related receives an option to acquire a capital interest in Purchaser (true, correct and complete copies of which have been delivered to CHC as of the date hereof), neither Purchaser nor any of its Affiliates is a party to any binding agreement with, or relating to, Related or any of its Affiliates that relates to this Agreement, the other Transaction Documents or any Contemplated Transaction.
5.9 Island Capital Group. Andrew L. Farkas Controls and is the record and beneficial owner of a majority of the authorized and outstanding equity interests of Island Capital Group LLC.
ARTICLE 6
COVENANTS
6.1 Confidentiality. Purchaser and each of the Sellers each acknowledges that the information being provided or made available to it by the other Party and their respective Subsidiaries or Affiliates (or their respective agents or representatives) is subject to the terms of a confidentiality agreement dated May 4, 2009, between CHC and Island Capital Group LLC (the “Confidentiality Agreement”), attached hereto as Exhibit P and the terms of which are incorporated herein by reference and shall continue to be in force even though the Parties understand that by its terms the Confidentiality Agreement no longer is in force.
6.2 Publicity. The press release announcing the Closing shall be issued by CHC (subject to reasonable prior notice to, consultation with, and consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed)) as to the scope and content of such press release). In addition, except as required by Law, or as reasonably determined by CHC to be required by virtue of CHC being a publicly-traded company, the Sellers shall keep this Agreement and the other Transaction Documents strictly confidential and may not make any disclosure (including any public statements) of this Agreement or any Transaction Document to any Person (other than to their respective directors, officers, employees, agents and advisors) without the prior written consent of Purchaser (which consent shall not be unreasonably conditioned, withheld or delayed). CHC and Purchaser will use reasonable best efforts to consult with each other concerning the means by which the employees, customers, suppliers and others having dealings with the Sellers, any Acquired Entity, any Fund Entity and their respective

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Subsidiaries will be informed of the Contemplated Transactions, and Purchaser will have the right to be present for any such communication.
6.3 Books and Records.
(a) As of the date hereof, CHC and each Other Seller (as applicable) has delivered to Purchaser all books, records, Contracts, information and any other documents relating to the business of any Acquired Entity, any Fund Entity and their respective Subsidiaries that are not already in the possession or control of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
(b) The Sellers and Purchaser agree that each of them will preserve and keep the records held by it relating to the business of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries for the longer of (i) a period of five (5) years from the date hereof and (ii) such period as is required under any Final Fund Documents or related side letters; provided, however, that prior to disposing of any such records in accordance with such policies, the applicable Party shall provide written notice to the other Party of its intent to dispose of such records and shall provide such other Party the opportunity to take ownership and possession of such records (at such other Party’s sole expense) within thirty (30) days after such notice is delivered. If such other Party does not confirm its intention in writing to take ownership and possession of such records within such thirty (30)-day period, the Party who possesses the records may proceed with the disposition of such records. The Sellers and Purchaser shall make such records available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by or Proceedings or governmental investigations involving the Sellers or Purchaser or any of their respective Affiliates or in order to enable the Sellers or Purchaser to comply with their respective obligations under this Agreement or any Transaction Document.
6.4 Cooperation. The Sellers, on the one hand, and Purchaser, on the other hand, agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party or Parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of the Transaction Documents. If, following the Closing, the Parties determine that any Purchased Interest was not owned by the Seller designated as the owner thereof in this Agreement or any other Transaction Document but instead was owned by another Party or any party to any other Transaction Document, (a) this Agreement or such other Transaction Document shall be deemed to effect the sale, assignment, transfer and conveyance thereof to Purchaser in accordance with, and subject to the terms of, this Agreement without the payment of any additional consideration by Purchaser and (b) CHC, such other Party or such other party shall execute and deliver to Purchaser such other documents, agreements and/or instruments to reflect such sale, assignment, transfer and conveyance in accordance with, and subject to the terms of, this Agreement without the payment of any additional consideration by Purchaser.
6.5 Expenses. Except as provided for in the Authorization Agreement, dated as of July 4, 2009, between CHC and Island C-III Holdings Group LLC, as amended from time to time, all costs and expenses incurred in connection with this Agreement and the other

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Transaction Documents and the Contemplated Transactions shall be paid by the Party incurring such expenses, except that all costs and expenses of the Sellers shall be paid by CHC and no such cost or expense will be paid by any Acquired Entity, any Fund Entity or any of their respective Subsidiaries.
6.6 Employee Matters and Employee Benefit Plans.
(a) No Employee Plan assets or liabilities will be transferred to Purchaser or its Affiliates; rather, all such Employee Plan assets and liabilities shall be retained by the Sellers and their Subsidiaries and ERISA Affiliates, other than any Acquired Entity and any Fund Entity. The Sellers acknowledge and agree that the Sellers and their Subsidiaries and ERISA Affiliates, other than any Acquired Entity and any Fund Entity, shall be solely responsible for all liabilities arising out of or related to any Employee Plans (including liabilities attributable to periods prior to the Closing) and that Purchaser and its Affiliates shall not be responsible for any liabilities arising out of or relating to any Employee Plans (including liabilities attributable to periods after the Closing).
(b) Prior to the date hereof, Purchaser or its Affiliates have made an offer of employment, effective as of the Closing, to each of the employees of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries listed in Schedule 6.6(b)(a) actively employed in the business of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries immediately prior to the Closing (the “Business Employees”). The Business Employees who are actively employed immediately prior to the Closing and that shall have affirmatively accepted such offer of employment and shall have commenced working for Purchaser or its Affiliates on the Closing are hereinafter referred to as the “Continuing Employees”. From and after the Closing, Purchaser shall use commercially reasonable efforts to ensure that Continuing Employees shall, to the extent permitted under the terms of such plans and by applicable Law or provided by Purchaser’s medical insurance policy, receive (i) full credit for all purposes under any employee benefit plan (other than any severance payment plan) maintained by Purchaser in which such Continuing Employees are eligible to participate in, including for purposes of determining eligibility and vesting levels, but not for the actual accrual of benefits, for their service prior to the Closing with CHC, any Acquired Entity, any Fund Entity and their Subsidiaries, (ii) full credit for deductibles and co-payments, annual limits and lifetime limits under the welfare plans of Purchaser, in all cases to the extent such Continuing Employees would have received such credit under a corresponding Employee Plan (and in all cases except to the extent that such credit would result in (A) the duplication of benefits and (B) service credit under a newly established plan for which prior service is not taken into account for employees of Purchaser generally), and (iii) all preexisting conditions, limitations and waiting periods to which any such Continuing Employees are subject shall be waived under the Welfare Plans of Purchaser. Except as expressly provided in this Agreement, nothing in this Section 6.6 or elsewhere in this Agreement will require Purchaser to provide any particular form of employee benefit or to establish or maintain any particular type or form of employee benefit plan, or preclude Purchaser from following the date hereof, terminate the employment of any Continuing Employee.
(c) In accordance with the regular payroll schedule of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries, as applicable, CCG has paid and will

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continue to pay, all compensation and benefits due to each employee and former employee of such entity through the Closing.
(d) If any of the employees set forth on Section 6.6(d) of the Disclosure Schedule accepts an offer of employment from Purchaser or its Affiliates and such employment is terminated by Purchaser or its Affiliates without cause during the six-month period following the Closing, then Purchaser or its Affiliates, as the case may be, shall pay such employee any termination payment owed to him or, if it fails to do so, reimburse CCG for any such payment that it made to such employee consistent with a written agreement between CCG and such employee entered into as of the Closing and disclosed to Purchaser.
(e) None of Purchaser, any Acquired Entity, any Fund Entity or any of their respective Affiliates shall be liable for any severance or other obligations with respect to any Business Employees that do not accept employment with Purchaser pursuant to Section 6.6(a). Notwithstanding anything to the contrary herein, a group health plan maintained by the Sellers shall make continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended available to all Business Employees that do not accept employment with Purchaser pursuant to Section 6.6 (a) and who are eligible for such coverage.
(f) Purchaser or its Affiliates and the Sellers or their Affiliates shall take all actions necessary to allow the Continuing Employees to make eligible rollover distributions of their account balances (in cash and in loan notes, if any, evidencing loans to such Continuing Employees as of the date of distribution) under the savings plans of the Sellers or their Affiliates to a savings plan maintained by Purchaser or its Affiliates as soon as practicable following the Closing.
(g) The Sellers and their Affiliates, other than any Acquired Entity and any Fund Entity, shall be responsible for all workers’ compensation claims by any Business Employees arising out of any injuries and diseases incurred, sustained, or resulting from work-related exposures or conditions prior to the Effective Time (regardless of whether the claim related thereto is filed after the Effective Time). Purchaser and its Affiliates shall be responsible for all workers’ compensation claims by any of the Continuing Employees arising out of any injuries and diseases incurred, sustained, or resulting from work-related exposures or conditions on and after the Effective Time.
(h) Any liability under the WARN Act, or any similar state law with regard to any employee of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries whose employment is terminated prior to the date hereof shall be the responsibility of the Sellers. Notwithstanding anything in this Agreement to the contrary, the Sellers shall indemnify Purchaser and its Affiliates against, and hold Purchaser and its Affiliates harmless from, any and all damages arising out of or otherwise in respect of any suit or claim of violation brought against Purchaser under the WARN Act, or any comparable state law, where such suit or claim is based solely upon actions taken by the Sellers or their Affiliates prior to the date hereof with respect to any facility, site, operating unit or Continuing Employee.
(i) Except for Section 6.6(d), no provision of this Section 6.6 shall create any third party beneficiary or other rights in any employee or former employee (including any

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beneficiary or dependent thereof) of CHC, any Acquired Entity, any Fund Entity or their respective Subsidiaries in respect of continued employment (or resumed employment) with Purchaser or any of its Affiliates, and no provision of this Section 6.6 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan of Purchaser, and nothing herein, whether express or implied, shall be deemed to constitute an amendment or other modification under any Employee Plan or any plan of Purchaser, or shall limit the right of Purchaser or its Affiliates to amend, terminate or otherwise modify any of their Employee Plans following the Closing. If (i) a party other than the Parties hereto makes a claim or takes other action to enforce any provision in this Agreement as an amendment to any plan of Purchaser, and (ii) such provision is deemed to be an amendment to such plan of Purchaser even though not explicitly designated as such in this Agreement, then, solely with respect to such plan of Purchaser, such provision shall lapse retroactively and shall have no amendatory effect with respect thereto.
6.7 Insurance Matters.
(a) Following the Closing, Purchaser shall, or shall cause any Acquired Entity, any Fund Entity or any of their respective Subsidiaries (as applicable), to pursue, at the request, on behalf and at the expense of the Sellers and their respective Subsidiaries (other than any Acquired Entity, any Fund Entity and their respective Subsidiaries), any claims made by the Sellers or their respective Subsidiaries (other than any Acquired Entity, any Fund Entity and their respective Subsidiaries) prior to the Closing under any such policies retained by any Acquired Entity, any Fund Entity or any of their respective Subsidiaries following the Closing.
(b) From and after the Closing, each of Purchaser, CHC, each Acquired Entity and each Fund Entity agrees that all rights of its officers and directors to exculpation, advances of expenses and indemnification under any indemnification arrangements contained in such entity’s trust agreement, certificate of incorporation or organization, limited liability company operating agreement or by-laws (“Indemnification Arrangements”) for acts or omissions occurring at or prior to the Closing shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms and that such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the officers and directors, in each case with respect to matters occurring on or prior to the Closing. CHC, each Acquired Entity and each Fund Entity covenants and agrees that it shall not amend or modify after the Closing any Indemnification Arrangements in a manner that would deprive CHC’s officers and directors of (or adversely modify) their rights to exculpation, advances of expenses and indemnification under any Indemnification Arrangements with respect to matters prior to the time of any such amendment. From and after the Closing, CHC shall maintain its policies insuring its directors and officers in full force and effect through to the end of their respective terms and continue to honor all obligations thereunder. The provisions of this Section 6.7(b) are intended to be for the benefit of, and shall be enforceable by, each of its directors and officers, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

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6.8 Use of Name.
(a) The Sellers hereby grant Purchaser the nonexclusive, royalty-free, worldwide license to use, prior to the License Termination Date (i) the trademark or trade name “Centerline,” and (ii) any portion of the “Centerline” trade name or marks (collectively, the “Centerline Mark”).
(b) Not later than the close of business on the first Business Day after the date that is one (1) year following the Closing (the “License Termination Date”), Purchaser shall file, or shall cause to be filed, a certificate of amendment to the certificate of incorporation or certificate of formation of each of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries to remove the Centerline Mark from the name of such entities.
6.9 Conversion of CSI. Prior to the Closing, CHC and CCG will take, and cause to be taken, all action necessary to convert CSI from a Delaware corporation to a Delaware limited liability company named Centerline Servicing LLC, pursuant to Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act. On the Closing Date, immediately prior to the Closing, CCG will be the sole member of New CSI.
6.10 Non-Competition by Purchaser.
(a) As additional consideration for the consummation of the Contemplated Transactions, Purchaser agrees that after the Closing it shall not, and shall cause its Controlled Affiliates not to, engage in any business that is competitive with the businesses of CHC and its Subsidiaries (other than the Acquired Entities, the Fund Entities and their respective Subsidiaries), as and to the extent such businesses are conducted immediately after the Closing and subject to the terms and conditions contained in this Section 6.10 (the “Purchaser Non-Compete”).
(b) Subject to the remaining provisions of this Section 6.10, the Purchaser Non-Compete shall apply during the period (the “Purchaser Non-Compete Period”) commencing on the Closing Date and ending on the date that is one (1) year following the later of (i) the termination by CHC (or its Controlled Affiliate) of all subservicing agreements relating to CHC’s agency business to which Purchaser (or a Controlled Affiliate of Purchaser) is a party (each, an “Agency Subservicing Agreement”), and (ii) the termination of the Management Agreement.
(c) Notwithstanding Section 6.10(b), the Purchaser Non-Compete Period shall immediately terminate: (i) upon the effective date of any termination of an Agency Subservicing Agreement by CHC (or its Controlled Affiliate) without cause, but only with respect to such terminated Agency Subservicing Agreement; (ii) upon the effective date of any termination of the Management Agreement by CHC pursuant to section 12(a)(iv) thereof (Violation of Fiduciary Duties) if the determination of the Board of Trustees of CHC required under section 12(a)(iv) of the Management Agreement shall have been made by a majority of the independent members of the Board of Trustees of CHC; (iii) upon the effective date of any termination of the Management Agreement by the Manager pursuant to section 12(e) thereof (Investment

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Company); or (iv) 30 days following the date of notice of termination of the Management Agreement given by CHC pursuant to section 12(b) (No Reason) or section 12(c) thereof (Company Change of Control) or 30 days following the date of notice of termination of the Management Agreement given by the Manager pursuant to section 12(f) (Good Reason) or section 12(g) thereof (Company Change of Control), in each case, if the Manager has not received the Termination Fee (as defined in the Management Agreement) and such other amounts payable to the Manager through the date of termination of the Management Agreement.
(d) Neither Purchaser nor any of its Controlled Affiliates shall, at any time during the Purchaser Non-Compete Period while an Agency Subservicing Agreement is in effect, approach, make an offer to or otherwise solicit the business of any borrower under any loan that is being sub-serviced pursuant to such Agency Subservicing Agreement with respect to the refinancing of such loan at any time prior to the date that is six (6) months before the stated maturity date of such loan; provided, however, that there shall be no such restriction with respect to any such loan that is (i) on a “watchlist”, provided that CHC and/or its applicable Subsidiary has given prior written consent, which shall not be unreasonably withheld, conditioned or delayed, (ii) in special servicing or (iii) in respect of which the borrower thereunder is at the time in question generally soliciting financing proposals from third party non-agency lenders.
(e) Notwithstanding Sections 6.10(a) and 6.10(b), the Purchaser Non-Compete immediately shall cease to apply with respect to the business of originating mortgage loans as an agent for any particular lending program of any agency lender (such as the Federal National Mortgage Association, Freddie Mac and similar government-sponsored entities and government agencies) covered by the Purchaser Non-Compete from and after the time that CHC (and its Subsidiaries) cease to participate in such lending program for any reason.
(f) For the avoidance of doubt, the Purchaser Non-Compete shall not prohibit Purchaser or any of its Controlled Affiliates from any of the following: (i) engaging in any business conducted as of the time of the Closing by Purchaser or its Affiliates that it Controls immediately after the Closing, including primary and special servicing of real estate loans (including servicing of agency and affordable housing loans and bonds) and commercial real estate debt investment and fund sponsorship and management; (ii) non-agency debt origination; or (iii) the ownership by Purchaser and its Affiliates that it Controls immediately after the Closing, collectively, of less than 5.0% of any class of any publicly-traded security of any Person engaged in any business otherwise subject to the Purchaser Non-Compete.
6.11 Non-Competition by CHC and the Other Sellers.
(a) As additional consideration for the consummation of the Contemplated Transactions, each of CHC and each Other Seller agrees that it shall not, and shall cause its respective Affiliates that it Controls immediately after the Closing not to, engage in any business that is competitive with the businesses of Purchaser or its Affiliates that it Controls immediately after the Closing (including any Fund Entity, any Acquired Entity or any of its respective Subsidiaries), as and to the extent such businesses are conducted at the time of the Closing and subject to the terms and conditions contained in this Section 6.11 (the “Seller Non-Compete”).

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(b) Subject to Section 6.11(c), the Seller Non-Compete shall apply during the period (the “Seller Non-Compete Period”) commencing on the Closing Date and ending on the earlier of (i) termination of the Management Agreement by CHC pursuant to sections 12(a)(i) through 12(a)(ix) thereof, (ii) termination of any Agency Subservicing Agreement by CHC (or its Controlled Affiliate) for cause or (iii) the date that is one (1) year following the later of (A) termination of any Agency Subservicing Agreement by CHC (or its Controlled Affiliate) without cause or (B) termination of the Management Agreement for any reason other than pursuant to sections 12(a)(i) through 12(a)(ix) thereof.
(c) For the avoidance of doubt, the Seller Non-Compete shall not prohibit CHC or its Controlled Affiliates from any of the following: (i) engaging in any business conducted as of the Closing by CHC or its Affiliates that it Controls immediately after the Closing, including low income housing tax credit equity syndication and agency mortgage loan origination in the United States; (ii) servicing of agency loans originated by CHC or its Affiliates that it Controls immediately after the Closing, except this shall not include servicing of agency loans that are subject to a subservicing arrangement under an Agency Subservicing Agreement; or (iii) the ownership by CHC, the Other Sellers and their Affiliates that they Control immediately after the Closing, collectively, of less than 5.0% of any class of any publicly-traded security of any Person engaged in any business otherwise subject to the Seller Non-Compete.
6.12 Increase in Authorized Common Shares of CHC. As soon as practicable after the Closing, CHC will seek approval of its shareholders to increase the number of authorized shares of CHC to not less than 800,000,000 shares to permit the conversion of the outstanding Special Series A shares of CHC into common shares of CHC as provided in the Certificate of Designation of Special Series A shares. Purchaser shall vote (or cause to be voted) all CHC New Shares or any other voting shares of beneficial interest in CHC it beneficially owns or over which it has voting control in favor of the foregoing proposal to increase the number of authorized shares of CHC that is submitted for shareholder approval by the Company at any meeting of shareholders, or at any adjournment or postponement thereof, and with respect to any consent in lieu of such meeting.
6.13 Reorganization of AMAC. Following the Closing, CHC shall continue to act as manager of AMAC, waiving any fee, and (without any out-of-pocket cost or expense to Purchaser) shall use its commercially reasonable efforts to cause AMAC to pursue a reorganization as soon as reasonably practicable on substantially the terms of the Taberna Exchange and Discharge Proposal. CHC shall not modify, amend or supplement the terms of the Taberna Exchange and Discharge Proposal without the prior written consent of Purchaser. CHC shall keep Purchaser apprised of the status of the reorganization of AMAC and shall provide Purchaser with any information relating thereto that Purchaser reasonably requests from time to time. CHC and its Subsidiaries shall not cause or permit AMAC to make any payments or other distributions to CHC or any of CHC’s Subsidiaries. Through the effective date of the plan of reorganization of AMAC, CHC shall cause AMAC to maintain its books and records in the Ordinary Course of Business.
6.14 Certificated CMBS/CDO Bonds. No later than one Business Day following the Closing Date, the Sellers shall deliver to Purchaser (or its Affiliates) original certificates representing the certificated Fund I Bonds, ARCAP 2004 Re-Remic Bonds, ARCAP 2005 Re-

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Remic Bonds and Centerline REIT Bonds, each of which are set forth on Schedule 6.14, together with duly executed, signature guaranteed irrevocable bond powers.
6.15 Observer Rights. From the Effective Time until the termination of the Management Agreement in accordance with its terms, Purchaser shall have the right to designate a non-voting observer (the “Observer”) to attend each meeting of CHC’s Board of Trustees (and any committee thereof) held after the Effective Time, whether such meeting is conducted in person or by teleconference. The Observer shall have the right to present matters for consideration by CHC’s Board of Trustees (or any committee thereof) and to speak on matters presented by others at such meetings of CHC’s Board of Trustees (or any committee thereof). Subject to the confidentiality provisions of this Section 6.15 and any applicable related person, recusal or similar policy or practice of CHC, CHC shall cause the Observer to be provided with all communications and materials that are provided by CHC or its consultants to the members of the Board of Trustees (or any committee thereof) generally, at the same time and in the same manner that such communications and materials are provided to such members, including all notices, board packages, reports, presentations, minutes and consents. Promptly following the Effective Time, CHC shall add the Observer as an additional named insured under its directors and officers’ liability insurance policy and provide evidence thereof to Purchaser. Purchaser shall keep (and shall cause the Observer to keep) confidential any and all information obtained in connection with the exercise of the rights under this Section 6.15 and shall not disclose any such information (or use the same except for purposes reasonably related to Purchaser’s interest as a shareholder of CHC) to unaffiliated third parties, except: (a) with the prior written consent of CHC’s Board of Trustees; (b) to the legal counsel, accountants and other professional advisors of CHC or the Purchaser on a need to know basis; (c) to Governmental Authorities having jurisdiction over the Observer or Purchaser, CHC or any of their respective Subsidiaries; (d) as required by Law or legal process to which Purchaser, the Observer or any Person to whom disclosure is permitted hereunder is a party; provided, however, that if Purchaser and/or the Observer is required to disclose such information pursuant to clause (c) or clause (d), Purchaser and/or the Observer shall promptly notify CHC so that it may seek a protective order or other appropriate remedy; and further provided, that in the absence of a protective order or other remedy, if Purchaser and/or the Observer is compelled to disclose such information, then Purchaser and/or the Observer may disclose such portion of the information that Purchaser and/or the Observer is legally required to disclose; or (e) to the extent such information is otherwise publicly available through the actions of a Person other than Purchaser or the Observer not resulting from the violation by Purchaser or the Observer of this Section 6.15 or, to the Knowledge of Purchaser or the Observer, a violation of a legal or contractual obligation to CHC that would prohibit the disclosure of such information.
6.16 Certain Payments. Purchaser shall make the payments described in Section 2.4 when such amounts become due and payable.
6.17 Investigation of Certain Matters. CHC, acting under the supervision of the independent members of its Board of Trustees, shall diligently pursue the investigation of the matters described on Schedule 6.17 and Section 4.15 of the Disclosure Schedule, and shall retain independent legal counsel in connection therewith.

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ARTICLE 7
CERTAIN TAX MATTERS
7.1 Tax Returns. Except as otherwise provided in Article 9:
(a) The Sellers shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to each of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries on or before the Closing, and the Sellers shall remit or cause to be remitted all Taxes shown due on such Tax Returns.
(b) Except as provided in Section 7.1(c), Purchaser shall prepare and file or cause to be prepared and filed when due all Tax Returns that are required to be filed by or with respect to each of any Acquired Entity, any Fund Entity and their respective Subsidiaries after the Closing, and Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Prior to Purchaser filing, or causing to be filed any Tax Return of any Acquired Entity, any Fund Entity, or their respective Subsidiaries for (A) a Pre-Closing Tax Period or (B) a Straddle Period, Purchaser shall provide to CHC, at least 30 days prior to the filing deadline for such Tax Return (taking into account any applicable extensions), a draft of such Tax Return. Within twenty (20) days of delivery to CHC of any such draft Tax Return, CHC shall inform Purchaser of any objections CHC has to such draft Tax Return, and if CHC has no such objections, then Purchaser shall cause to be timely filed such Tax Return completed on the basis of the draft provided to CHC. If within twenty (20) days of delivery to CHC of any such draft Tax Return, CHC informs Purchaser of CHC’s objection(s) to such draft Tax Return, then CHC and Purchaser shall negotiate in good faith to resolve such objection(s). If CHC and Purchaser are able to resolve such objection(s) prior to the filing deadline for such Tax Return (taking into account any applicable extensions), then Purchaser shall cause to be timely filed such Tax Return on the basis agreed upon by CHC and Purchaser. If despite such good faith efforts, CHC and Purchaser are unable to resolve such objection(s) within such period of time, then the matter shall be submitted to an independent accounting firm acceptable to CHC and Purchaser for review and resolution by such accounting firm, which review and resolution shall (i) occur no later than five (5) days prior to the filing deadline of such Tax Return (taking into account any applicable extensions), and (ii) be limited to the basis of CHC’s objection(s); and, thereafter, Purchaser shall cause to be timely filed such Tax Return on the basis of the draft provided to CHC, as modified to reflect such accounting firm’s resolution of CHC’s objection(s) thereto. The fees and expenses of the independent accounting firm shall be paid one-half by the Sellers and one-half by Purchaser. The Sellers shall pay to Purchaser the Sellers’ portion of the Taxes due with respect to any Tax Return referred to in this Section 7.1(b) the amount of Taxes allocable the Pre-Closing Tax Period, including the portion of any Straddle Period ending on the Closing determined pursuant to the last two sentences of Section 7.3 no later than three (3) days prior to the due date of such payment, provided, that the Sellers shall not be responsible for, and shall not be required to pay, any Taxes to the extent that such Taxes do not exceed the accrued liability for Taxes taken into account in determining the Final Closing Net Working Capital Amount under Section 2.4. In the case of a Tax Return filed pursuant to an extension, appropriate adjustments will be made between the Sellers and Purchaser if, at the time the Tax Return is actually filed, the Taxes due and attributable to a Pre-Closing Tax Period, including the

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portion of any Straddle Period ending on the Closing, with respect to such Tax Return are more or less than the amount, if any, previously paid by the Sellers.
(c) In the case of any Tax Returns with respect to periods for which an Affiliated Group Tax Return of the Sellers (or any Subsidiary of any Seller other than any Acquired Entity, any Fund Entity or any of their respective Subsidiaries will include any of CHC, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries, CHC shall prepare and file or cause to be prepared and filed the Tax Returns for the Affiliated Group that included such entities for any Pre-Closing Tax Period or Straddle Period. Any such Tax Return shall be prepared in a manner consistent with the past practices with respect to any of CHC, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries included therein, except as otherwise required by a change in applicable Law or this Agreement. At least 30 days prior to filing, CHC shall provide Purchaser with a copy of the portion of such Tax Returns that relate to CHC, any Acquired Entity, any Fund Entity or any of their respective Subsidiaries. Within twenty (20) days of delivery to Purchaser of the portions of any such draft Tax Returns, the Company shall inform CHC of any objections Purchaser has to the portion of such draft Tax Return, and if Purchaser has no such objections, then CHC shall cause to be timely filed such Affiliated Group Tax Return completed on the basis of the draft provided to Purchaser. If within twenty (20) days of delivery to Purchaser of any such portion of any such draft Tax Return, Purchaser informs CHC of Purchaser’s objection(s) to such portion of such draft Tax Return, then CHC and Purchaser shall negotiate in good faith to resolve such objection(s). If CHC and Purchaser are able to resolve such objection(s) prior to the filing deadline for such Tax Return (taking into account any applicable extensions), then CHC shall cause to be timely filed such Tax Return on the basis agreed upon by CHC and Purchaser. If despite such good faith efforts, CHC and Purchaser are unable to resolve such objection(s) within such period of time, then the matter shall be submitted to an independent accounting firm acceptable to CHC and Purchaser for review and resolution by such accounting firm, which review and resolution shall (i) occur no later than five (5) days prior to the filing deadline of such Tax Return (taking into account any applicable extensions) and (ii) be limited to the basis of the Company’s objection(s); and, thereafter, CHC shall cause to be timely filed such Tax Return on the basis of the draft provided to Purchaser, as modified to reflect such accounting firm’s resolution of Purchaser’s objection(s) thereto. The fees and expenses of the independent accounting firm shall be paid one-half by the Sellers and one-half by Purchaser. Purchaser shall provide CHC with any powers of attorney necessary in connection with the discharge by the Sellers of their obligations pursuant to this Section 7.1(c).
7.2 Transfer Taxes. The Sellers, on the one hand, and Purchaser, on the other hand, each agree to pay on a timely basis fifty percent (50%) of all applicable Transfer Taxes and all out-of-pocket expenses incurred in connection with the filing of all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Sellers shall prepare, execute and file all Tax Returns, questionnaires, applications or other documents with respect to any Transfer Taxes in connection with the Contemplated Transactions. The Sellers shall provide Purchaser with a copy of such Tax Returns no later than ten (10) Business Days prior to the date of filing. Upon approval, Purchaser shall submit Purchaser’s portion of the Transfer Taxes, along with an executed Tax Return with respect to the Transfer Taxes, as applicable, to the Sellers within ten (10) Business Days of receipt. The Sellers and Purchaser shall jointly participate in the defense and settlement of any audit of, dispute with taxing authorities

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regarding, and any judicial or administrative proceeding relating to the liability for Transfer Taxes incurred in connection with this Agreement; provided, however, that neither the Sellers nor Purchaser shall settle any such audit, examination or proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld. Each of the Sellers and Purchaser shall bear its own costs in participating in any such audit, examination or proceeding.
7.3 Allocation of Taxes. Purchaser and the Sellers shall, to the extent permitted by applicable Law (or to the extent applicable Law does not so require), elect with the relevant Taxing Authority to treat for all purposes the Closing Date as the last day of a taxable period of each of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries (including any such entity that is treated as a partnership for U.S. federal income tax purposes). If applicable Law does not require or permit the Parties to close any federal state, local or foreign Tax period of each of CHC, any Acquired Entity, any Fund Entity and their respective Subsidiaries as of the Closing Date, or for any other taxable period of such entity that includes, but does not end on, the Closing Date (any of the foregoing, a “Straddle Period”), the allocation of Taxes as between the portion of such Straddle Period ending on and including the Closing Date and the portion of such Straddle Period beginning after the Closing Date shall be made as follows: (i) in the case of Taxes based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to any Straddle Period shall be determined by closing the books of such Acquired Entity as of the close of business on the Closing Date and by treating the portion of such Straddle Period ending on and including the Closing Date and the portion beginning after the Closing Date as, respectively, separate taxable years (provided that any exemptions, allowances or deductions that are calculated on an annual basis (including but not limited to depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period ending after the Closing Date in proportion to the number of days in each such period); and (ii) in the case of Taxes that are determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes shall be allocable to the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date based on a pro ration of days in such Straddle Period.
7.4 Cooperation on Tax Matters. Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns and any audit, inquiry, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, inquiry, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
7.5 Tax Proceedings. Notwithstanding anything to the contrary contained herein, Purchaser shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes (a “Tax Proceeding”) of, or relating to, the income, assets or operations of any of any Acquired Entity, any Fund Entity and their respective Subsidiaries.

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7.6 Tax Sharing Agreements. Prior to the Closing, the Sellers shall cancel or cause to be cancelled any Tax Sharing Agreements to which any of CHC, any Acquired Entity, any Fund Entity or their respective Subsidiaries is a party, and if pursuant to any such Tax Sharing Agreement, if any of any Acquired Entity, any Fund Entity or their respective Subsidiaries is required to make any payment thereunder after the Closing in respect of any Taxes described in Section 7.1, then prior to such payment.
ARTICLE 8
SURVIVAL; INDEMNIFICATION
8.1 Survival Limitation. All of the representations and warranties contained in this Agreement shall survive the Closing until the date that is eighteen (18) months following the Closing; provided, however, that (x) all the representations and warranties contained in Sections 3.8 and 4.7 (Taxes) and 3.14 and 4.13 (Employee Matters and Benefits Plans) shall survive the Closing until the date that is thirty (30) days after the expiration of the applicable statute of limitations period (taking into account any waiver, extension or tolling thereof), (y) the representations and warranties contained in Sections 3.1(a)(i), 3.1(a)(ii), 4.1(a)(i) and 4.1(a)(ii) (No Conflict; Governmental Authorization), 3.3 and 4.3 (Authority; Binding Effect), 3.4 and 4.4 (Capitalization), 3.19 and 4.16 (Finders Fee) and 4.25(e) (Contracts; No Default) (collectively, the “Sellers’ Excluded Representations”) shall survive indefinitely and (z) the representations and warranties contained in Sections 5.1(a)(i) and 5.1(a)(ii) (No Conflict; Required Filings), 5.3 (Authority) and 5.5 (Finders Fee) shall survive indefinitely and the representations and warranties contained in Section 5.6 (Investment Intent) shall survive the Closing until the date that is six (6) months following the Closing (collectively, the “Purchaser’s Excluded Representations”); and further provided, that if, at any time prior to such expiration of the representations and warranties, any indemnified Party delivers to any indemnifying Party a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by any indemnifying Party and asserting a Claim for recovery under Section 8.2 or 8.3 based on such alleged inaccuracy or breach, then the representation or warranty underlying the Claim asserted in such notice shall continue to survive (solely with respect to the alleged inaccuracy or breach and to no other fact, event, occurrence, circumstance or condition) until such time as such Claim is fully and finally resolved. The covenants, agreements and obligations of the Parties contained in this Agreement shall survive the Closing.
8.2 Indemnification by Sellers. The Sellers, jointly and severally, shall indemnify, defend and hold harmless each Purchaser Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages as and when incurred or Taxes owed that are directly or indirectly suffered or incurred by any Purchaser Indemnitee or to which any Purchaser Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and arise out of, are caused by, or result from:
(a) any inaccuracy in, or breach of, any representation or warranty of any Seller set forth in this Agreement or any Transaction Document, including Article 3 and Article 4;

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(b) any material breach of any covenant or obligation of any of the Sellers set forth in this Agreement or any Transaction Document (other than any material breach of any covenant or obligation of the Sellers that is caused by Island Manager acting in such capacity under the Management Agreement (it being understood and agreed that Island Manager’s actions under the Management Agreement with respect to this Agreement, the other Transaction Documents and the Contemplated Transactions are subject to the supervision and control of CHC’s Board of Trustees));
(c) the ownership, management or operation of any Acquired Entity, including, for the avoidance of doubt, the CSI Interests and the CUCA Interests, any Fund Entity or any of their respective Subsidiaries and the respective assets of each of the foregoing or any other Purchased Interests at or prior to the Closing (whether or not disclosed in any Disclosure Schedule);
(d) any liabilities that CHC should have taken into account and set forth on the New CSI Closing Balance Sheet and the CUCA Closing Balance Sheet;
(e) any amount that should have been included in the Assumed Bonuses or the Assumed Benefits, and which is due and payable by Purchaser;
(f) any claims by any Continuing Employees or current or former officers, directors or employees of the Acquired Entities or their respective Subsidiaries relating to matters arising on or prior to the Closing (whether or not disclosed in the Disclosure Schedules);
(g) any liability of an ERISA Affiliate of a Fund Entity arising under, or with respect to, a Pension Plan, Welfare Plan or Multiemployer Plan; and
(h) any of the matters set forth on Schedule 6.17, on Section 4.15 of the Disclosure Schedule or in the Escrow Letter.
Without limiting the foregoing, for example, if a Fund Entity (such as HY II or DIV II) suffered Damages on or prior to the Closing relating to matters occurring on or prior to the Closing, then the Fund Entity and its stockholders, members and equity owners shall be entitled to indemnity from the Sellers under this Section 8.2(h) even though Purchaser and the Fund Entity had Knowledge of the liability and even if none of the Parties knew the extent or amount of such liability. Thus, assuming the indemnity arises under Section 8.2(h) and the Damages to the Fund Entity and/or its stockholders, members and equity owners are equal to $15,000,000, the Sellers shall instruct the Escrow Agent to pay the Escrow Property to the Fund Entity and/or its stockholders, members and equity owners, as applicable, in accordance with the Escrow Letter and (if the Escrow Property is insufficient to pay the Damages in full) the Sellers shall be liable for the remainder of such Damages, and no part of the $15,000,000 shall be subject to the limitations set forth in Section 8.4(a) and no portion of the $15,000,000 shall reduce the amount of the Cap regarding other indemnification by the Sellers.
On any claim under this Section 8.2(h), the Purchaser Indemnitees shall be entitled to the full amount of the Damages from the Sellers, and the Sellers shall not have the right to seek any

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amount of such Damages from any other Purchaser Indemnitee even if such other Purchaser Indemnitee could have been liable to the Seller or to the indemnified Purchaser Indemnitee.
8.3 Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless each Seller Indemnitee from and against, and shall compensate, reimburse and pay for, any Damages that are directly or indirectly suffered or incurred by any Seller Indemnitee or to which any Seller Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any Third Party Claim) and arise out of, are caused by, or result from:
(a) any inaccuracy in, or breach of, any representation or warranty set forth in this Agreement or any Transaction Document, including Article 5;
(b) any material breach of any covenant or obligation, including the covenants and obligations contained in Section 6.6(d), of Purchaser; and
(c) the ownership, management or operation of any Acquired Entity, any Fund Entity or any of their respective Subsidiaries and the respective assets of each of the foregoing or any other Purchased Interests or the CHC New Shares after the Closing.
8.4 Limitations.
(a) The Sellers shall have no liability (for indemnification or otherwise) under this Agreement to any of the Purchaser Indemnitees unless the aggregate amount of all Damages incurred by the Purchaser Indemnitees exceeds $500,000 and the Sellers shall be liable only to the extent such Damages exceed the initial $500,000; provided, however, that the foregoing limitation shall not apply to indemnification obligations arising out of or resulting from (i) a breach of any of the Sellers’ Excluded Representations, or (ii) any Claim made against the Sellers pursuant to Section 8.2(b), 8.2(d), 8.2(f), 8.2(f), 8.2(g) or 8.2(h). The Sellers shall not be liable to the Purchaser Indemnitees for any Damages which are otherwise indemnifiable hereunder in an amount that exceeds $30,000,000 (the “Cap”); provided, however, that the foregoing limitation shall not apply to indemnification obligations arising out of or resulting from (i) a breach of any of the Sellers’ Excluded Representations, and (ii) any Claim made against the Sellers pursuant to Section 8.2(b), 8.2(d), 8.2(f), 8.2(f), 8.2(g) or 8.2(h); and, provided further, however, that any recovery pursuant to Section 8.2(h) shall not be counted against the Cap. As an example of the last proviso in the immediately preceding sentence, if a recovery under Section 8.2(h) is $10,000,000 and if there has been no other recovery under any other provision of Section 8.2, then the Cap would remain at $30,000,000 for all future matters. The foregoing limitations in this Section 8.4(a) shall not apply to any claim arising from the fraud, willful or criminal misconduct of any indemnifying Party. For the avoidance of doubt, the limitations in this Section 8.4(a) shall not apply to claims arising out of, caused by, or resulting from agreements entered into at the Closing between or among the Parties that relate to ongoing business relationships among the Parties. Notwithstanding anything to the contrary contained herein, except as set forth in the immediately preceding sentence, the maximum liability of the Sellers to Purchaser Indemnitees for any and all Damages that are otherwise indemnifiable hereunder shall be equal to an amount not to exceed one hundred percent (100%) of the Purchase Price.

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(b) Purchaser shall have no liability (for indemnification or otherwise) under this Agreement to any of the Seller Indemnitees unless the aggregate amount of all Damages incurred by the Seller Indemnitees exceeds $500,000 and Purchaser shall be liable only to the extent such Damages exceed the initial $500,000; provided, however, that the foregoing limitation shall not apply to indemnification obligations arising out of or resulting from (i) a breach of any of the Purchaser’s Excluded Representations, or (ii) any Claim made against Purchaser pursuant to Section 8.3(b). Purchaser shall not be liable to the Seller Indemnitees for any Damages which are otherwise indemnifiable hereunder in an amount that exceeds one hundred percent (100%) of the Purchase Price. The foregoing limitations in this Section 8.4(b) shall not apply to any claim arising from the fraud, willful or criminal misconduct of any indemnifying Party. For the avoidance of doubt, the limitations in this Section 8.4(b) shall not apply to claims arising out of, caused by, or resulting from agreements entered into at the Closing between or among the Parties that relate to ongoing business relationships among the Parties.
(c) Except with respect to the matters set forth in Sections 8.2(c) and 8.2(h), the Parties agree that no inaccuracy in, or breach of, any representation or warranty of any Seller set forth in this Agreement or any Transaction Document shall be a matter which shall be the subject of indemnification for any purpose, and no Purchaser Indemnitee shall have any Claim or recourse against any Seller with respect to any such inaccuracy or breach, in each case if Purchaser had Knowledge (i.e., as set forth in clause (C) of the definition of Knowledge) prior to the Closing of any such inaccuracy or breach.
(d) Except for actions grounded in fraud, willful or criminal misconduct, from and after the Closing, the indemnities provided in this Article 8 shall constitute the sole and exclusive remedy of any indemnified Party for Damages arising out of, resulting from or incurred in connection with any Claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for Damages does not preclude any Party from bringing an action for specific performance or other equitable remedy to require any Party to perform its obligations under this Agreement or any other Transaction Document.
8.5 Defense of Third Party Claims.
(a) Promptly following receipt by an indemnified Party of notice of a Third Party Claim with respect to which such indemnified Party may be entitled to indemnification pursuant hereto, such indemnified Party shall provide written notice thereof to the Party obligated to indemnify under this Agreement; provided, however, that the failure to so notify the indemnifying Party shall not relieve the indemnifying Party from liability hereunder with respect to such Third Party Claim, except to the extent that the indemnifying Party is materially prejudiced thereby, and in any event, only to the extent of such prejudice. The indemnifying Party shall have the right, upon written notice delivered to the indemnified Party within twenty (20) days thereafter, to assume the defense of such Third Party Claim. In the event, however, that the indemnifying Party declines or fails to assume the defense of the Third Party Claim within such twenty (20)-day period, then the indemnified Party shall assume the defense of such Third Party Claim. With respect to any Third Party Claim, the indemnified Party or the indemnifying Party, whichever is not assuming the defense thereof, shall have the right to

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participate in such defense and to retain its own counsel at such Party’s own expense; provided, however, that if the indemnifying Party assumes the defense of such Third Party Claim, the indemnified Party shall be entitled to participate in such defense and to retain its own counsel at the indemnifying Party’s expense if (i) requested by the indemnifying Party to employ such counsel, (ii) in the opinion of counsel to the indemnified Party (which counsel shall be reasonably satisfactory to the indemnifying Party) the indemnified Party has potential defenses or counter-claims available to it that are inconsistent with or in addition to those available to the indemnifying Party or (iii) the indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claims may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Article VIII. In such circumstances, the indemnifying Party shall reimburse the indemnified Party for all reasonable fees and expenses of a single counsel (plus all reasonable fees and expenses of a single local counsel) associated with such defense. The indemnifying Party or the indemnified Party (as the case may be) shall at all times use commercially reasonable efforts to keep the other Party reasonably apprised of the status of the defense of any matter the defense of which it is maintaining. Each of the indemnifying Parties and the indemnified Parties shall reasonably cooperate with each other with respect to the defense of any such matter. In the event of a conflict between this Section 8.5 and Section 7.5, the provisions of Section 7.5 shall control.
(b) No indemnified Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the indemnifying Party (which may not be unreasonably withheld or delayed), unless such settlement, compromise or consent includes an unconditional release of each indemnifying Party from all liability arising out of or resulting from such Third Party Claim. No indemnifying Party may settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the indemnified Party (which may not be unreasonably withheld or delayed) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified Party from all liability arising out of, or related to, such Third Party Claim and (y) and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified Party
8.6 Direct Claims. In the event an indemnified Party asserts a Claim with respect to any matter not involving a Third Party Claim, such indemnified Party shall promptly provide written notice of such Claim to the appropriate indemnifying Party (a “Notice of Claim”) specifying in reasonable detail the basis for such Claim; provided, however, that the failure to so notify the indemnifying Party shall not relieve the indemnifying Party from liability hereunder with respect to such Claim, except to the extent that the indemnifying Party is materially prejudiced thereby. The indemnifying Party may, within twenty (20) days following its receipt of a Notice of Claim, object to a claim specified in such notice by delivering a written notice (a “Dispute Notice”) specifying in reasonable detail the basis for such objection. If the indemnifying Party has timely delivered a Dispute Notice, then the indemnifying Party and the indemnified Party shall, during a period of thirty (30) days from the indemnified Party’s receipt of such Dispute Notice, negotiate in good faith to resolve such dispute and, if not resolved through negotiations, such dispute shall be resolved according to the provisions set forth in Section 9.8. If the indemnifying Party fails to timely deliver a Dispute Notice to the indemnified

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Party, then the amount specified by the indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the indemnifying Party under this Article 8.
8.7 Tax Treatment. The Parties shall report any indemnification payment made pursuant to this Article 8 as a purchase price adjustment unless otherwise required by applicable Law.
8.8 No Contribution. In no event shall any Seller or Seller Indemnitee have any right to contribution from, or any other right against, any Acquired Entity, any Fund Entity, any of their respective Subsidiaries, or any of their shareholders, officers, directors, employees, agents, members or managers, as the case may be, with respect to any Claim, Third Party Claim or other payment owing by any Seller or any of its Subsidiaries.
8.9 Adjustment for Insurance. Any indemnification amount payable pursuant to this Article 8 shall be net of any amounts actually recovered (after deducting related costs and expenses) by the indemnified Party for the Damages for which such indemnification payment is made, under any insurance policy. Each indemnified Party shall use commercially reasonable efforts to recover maximum amounts available under any insurance policy prior to making any Third Party Claim or Claim against any indemnifying Party; provided, however, that the Parties acknowledge that if any insurance recovery is insufficient to cover the Damages in full, then the indemnified Parties shall be entitled to be indemnified pursuant to this Article 8 for the amount of such Damages not covered by insurance.
ARTICLE 9
MISCELLANEOUS
9.1 Notices. All notices, demands or requests required or permitted to be given pursuant to this Agreement must be in writing, to the following addresses:
(a) if to Purchaser:
C-III Capital Partners LLC
c/o Island Capital Group LLC
717 Fifth Avenue, 18th Floor
New York, NY 10020
Attention: President
with a copy to:
Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attention: Allan R. Williams, Esq.
(b) if to the Sellers:

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Centerline Holding Company
625 Madison Avenue
New York, NY 10022
Attention: Marc D. Schnitzer
with copies to:
Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Michael L. Zuppone, Esq.
and
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael E. Lubowitz, Esq.
All notices, demands and requests to be sent to a party pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered; (ii) deposited for next day delivery by FedEx, or other similar nationally recognized overnight courier services, addressed to such party; or (iii) deposited in the United States mail, addressed to such party, prepaid and registered or certified with return receipt requested. All notices, demands and requests so given shall be deemed received: (x) when personally delivered; (y) twenty-four (24) hours after being deposited for next day delivery with an overnight courier; or (z) seventy-two (72) hours after being deposited in the United States mail.
9.2 Severability. The provisions of this Agreement or any other Transaction Document shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or thereof. If any provision of this Agreement or such Transaction Document, or the application thereof to any Person or circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement or such Transaction Document and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
9.3 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Transaction Documents, including all exhibits and schedules attached hereto, constitute the entire agreement of the Parties and supersede any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. This Agreement and the other Transaction Documents do not, and are not intended to, confer upon any other Person any right, benefit or remedy hereunder (other than as provided expressly in Sections 6.6(d) and 6.7(b) and Article 8).

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9.4 Amendment; Waiver. Except as provided in Section 9.8(c), this Agreement may be amended only in a writing signed by all Parties. Any waiver of rights hereunder must be set forth in writing (except as provided in Section 9.8(c)) and signed by the Party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement or any Transaction Document shall not in any way affect, limit or waive a Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement or such Transaction Document.
9.5 Binding Effect; Assignment. This Agreement and the Transaction Documents shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement and the Transaction Documents shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of each of the other Parties and any such purported assignment shall be void ab initio, except that Purchaser shall have the right to assign this Agreement, in whole or in part, and any obligations hereunder to any of its Affiliates or Subsidiaries.
9.6 Disclosure Schedule. The Disclosure Schedule shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The disclosures in any section or subsection of the Disclosure Schedule, as the case may be, shall qualify only (a) the corresponding section or subsection, as the case may be, of this Agreement, (b) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection of the Disclosure Schedule and (c) other sections or subsections of this Agreement to the extent it is otherwise reasonably apparent, on the face of such disclosure, that such disclosure also applies to another section or subsection of the Disclosure Schedule or another Section or subsection of this Agreement.
9.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to the conflict of laws provisions thereof.
9.8 Dispute Resolution; Mediation; Jurisdiction; Jury Trial.
(a) Except as otherwise provided in Article 8 in the event of any dispute, controversy or claim arising out of or relating to this Agreement or any Transaction Document or the breach, termination or validity hereof or thereof, or the Contemplated Transactions (each a “Dispute”), upon the written notice of any Party, the other Parties shall attempt in good faith to negotiate a resolution of the Dispute. If the other Parties are unable for any reason to resolve a Dispute within thirty (30) days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 9.8(b).
(b) Any Dispute not resolved pursuant to Section 9.8(a) shall, at the request of a Party (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in New York, New York. The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the Parties within twenty (20) days

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of receipt by a Party (or Parties) of a Mediation Request, then any Party may request (on written notice to the other Parties), that the International Institute for Conflict Prevention and Resolution appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Parties in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Parties except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall give the other Parties reasonable written notice of the intended disclosure and afford the other Parties a reasonable opportunity to protect its interests. If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days of receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then any Party may file an action on the Dispute in any court having jurisdiction in accordance with Section 9.8(c).
(c) Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City and County of the State of New York for any litigation arising out of or relating to this Agreement, any Transaction Document or any Contemplated Transaction (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.1, shall be effective service of process for any litigation brought against it in any such court. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or any Transaction Documents in the courts of the State of New York or the courts of the United States of America located in the City and County of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY CONTEMPLATED TRANSACTION.
9.9 Sellers’ Representative.
(a) Subject to the limitations set forth in Section 2(h) of the Management Agreement, the Sellers, by executing this Agreement, irrevocably appoint CHC as their sole and exclusive representative, agent and attorney-in-fact, act jointly for and on behalf of the Sellers with respect to any matters that arise from and after the Closing in connection with this Agreement and the Contemplated Transactions. Subject to the limitations set forth in Section 2(h) of the Management Agreement, CHC hereby agrees to negotiate, enter into settlements and compromises of Claims and Third Party Claims to comply with orders of courts and awards of arbitrators with respect to such Claims and Third Party Claims, to resolve any

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Claims and Third Party Claims made pursuant to this Agreement or any Transaction Document, take all actions necessary in its judgment for the accomplishment of the foregoing, and hereby accepts its appointment as the Sellers’ representative in connection with, and to facilitate the consummation of the Contemplated Transactions. Purchaser shall be entitled to deal exclusively with CHC on all matters relating to this Agreement or any Transaction Document, including with respect to any Claim or Third Party Claim made pursuant to Article 8 and with respect to any adjustment to the Purchase Price pursuant to Section 2.4, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Sellers by CHC, and on any other action taken or purported to be taken on behalf of any Seller by CHC, as fully binding upon such Seller.
(b) CHC shall not be liable for any act done or omitted hereunder as the Sellers’ representative while acting in good faith and in the exercise of reasonable judgment. The Other Sellers shall severally indemnify and defend CHC and hold CHC harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of CHC and arising out of or in connection with the acceptance or administration of CHC’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by CHC.
(c) Each of the Other Sellers hereby consents to any changes, modifications or supplements determined by CHC to be in the interest of the Other Sellers as a whole or otherwise required by the terms of this Agreement or any Transaction Document with respect to the form and substance of any exhibit, annex, appendix, agreement, instrument, schedule or other document attached to this Agreement and required hereunder to be executed, delivered or completed at or prior to the Closing.
9.10 Equitable Remedies. Since the breach of the provisions of any Transaction Document could not be adequately be compensated by money damages, a Party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of such Transaction Document, and in either case no bond or security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.
9.11 Joint and Several Liability of Sellers. Any obligation of any Seller under this Agreement or any other Transaction Document shall be deemed a joint and several obligation of all Sellers.
9.12 Construction. The headings of the Articles and Sections in this Agreement are provided for convenience only, are not part of the agreement of the Parties and shall not affect its construction or interpretation of this Agreement. The language used in this Agreement or any Transaction Document is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The Transaction Documents were negotiated by the Parties with the benefit of legal representation. To the fullest extent permitted by applicable Law, if an ambiguity or question or intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the Parties and no presumption

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or burden of proof shall arise favoring and or disfavoring a Party by virtue of the authorship of any of the provisions of any Transaction Document.
9.13 Time of the Essence. Time is of the essence regarding all dates and time periods set forth or referred to in any Transaction Document.
9.14 Counterparts. This Agreement and the Transaction Documents may be executed in one or more counterparts (including by facsimile or electronic pdf submission), each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same instrument.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

C-III CAPITAL PARTNERS LLC By ISLAND C-III MANAGER LLC, its Manager
By:	/s/ Jeffrey Cohen
	Name:	Jeffrey Cohen
	Title:	President
[Signatures Continued on Following Page]

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President
[Signatures Continued on Following Page]

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President
[Signatures Continued on Following Page]

ARCAP 2004 RR3 RESECURITIZATION, INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chairman & Chief Executive Officer
[Signatures Continued on Following Page]

ARCAP 2005 RR5 RESECURITIZATION, INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chairman & Chief Executive Officer
[Signatures Continued on Following Page]

CENTERLINE FUND MANAGEMENT LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President
[Signatures Continued on Following Page]

CENTERLINE CMBS FUND III MANAGEMENT LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer
[Signatures Continued on Following Page]

CENTERLINE REIT, INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chairman & Chief Executive Officer
[Signatures Continued on Following Page]

CM INVESTOR LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

Exhibit 10.2
MANAGEMENT AGREEMENT
This MANAGEMENT AGREEMENT, dated as of March 5, 2010, is made and entered into by and among ISLAND CENTERLINE MANAGER LLC, a Delaware limited liability company (the “Manager”), on the one hand, and CENTERLINE HOLDING COMPANY, a Delaware statutory trust (“CHC”), CENTERLINE CAPITAL GROUP INC., a Delaware corporation (“CCG” and, together with CHC, the “Company”), jointly and severally on the other hand.
WHEREAS, the Company desires to retain the Manager to provide executive management and strategic, restructuring and general advisory services to the Company and its Subsidiaries (as defined below) on the terms and conditions hereinafter set forth, and the Manager desires to be retained to provide such services upon the terms and conditions hereof; and
WHEREAS, this Agreement shall become effective upon the closing date (the “Effective Date”) of that certain Purchase and Sale Agreement, dated as of the date hereof, by and among C-III Capital Partners LLC, a Delaware limited liability company, CHC and the additional parties thereto, as amended from time to time (the “Purchase Agreement”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements made herein and in any other agreements executed by the parties concurrently herewith or contemplated hereby, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
Section 1. Definitions. The following terms have the following meanings assigned to them:
(a) “Adjusted EBITDA” means, for any given period, EBITDA for such period less Corporate Interest Expense for such period, adjusted to [back out write-downs, write-ups and actual gains and losses attributable to pre-transaction investments and other assets].
(b) “Affiliate” means, with respect to any Person, any other Person at the time directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person. For purposes hereof, the terms “control,” “controlling,” “controlled by,” and “under common control with” shall mean the possession, directly or indirectly, of the legal power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be deemed an Affiliate of the Manager or its Affiliates for purposes of this Agreement.
(c) “Agency Lending Business” means the business of (i) originating mortgage loans as an agent for the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and similar government-sponsored entities and government agencies (each, an “Agency Lender”), but in each case limited to lending programs of the Agency Lenders in which the Company participates on the Effective Date, and (ii) where appropriate, closing such loans using short-term warehouse lines of credit and selling such loans to Agency Lenders and/or third party private investors.
(d) “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.
(e) “B Bonds” means those certain series B certificates held initially by Centerline Sponsor 2007-1 Securitization, LLC in connection with the Bond Transaction.
(f) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 90-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.
(g) “Base Management Fee” shall have the meaning set forth in Section 6 of this Agreement.
(h) “Board of Trustees” means the Board of Trustees of CHC, as constituted from time to time. The phrase “subject to the approval of the Board of Trustees” or phrases of similar import and effect used in this Agreement shall mean the approval of a majority of the independent members of the Board of Trustees or a duly appointed committee of the Board of Trustees comprised of independent members thereof.
(i) “Bond Transaction” means the exchange of a portfolio of bonds from Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC and Centerline 2007-1 T Securitization, LLC to Freddie Mac, pursuant to which Freddie Mac issued series A certificates that were sold by a placement agent and series B certificates that were held initially by SPV I for purposes of a securitization of such portfolio that is credit enhanced by Freddie Mac pursuant to a Bond Exchange and Sale Agreement dated as of December 1, 2007 among Freddie Mac, Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC, Centerline 2007-1 T Securitization, LLC, SPV I and SPV II, and the documents contemplated thereby.
(j) “Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

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(k) “CHC’s Net Income” means the net income (or loss) of the CHC as determined in accordance with GAAP and, in the case of CHC, as reported in CHC’s Filings as filed with the SEC or any national securities exchange from time to time.
(l) “Claim” shall have the meaning set forth in Section 10(b) of this Agreement.
(m) “Code” means the Internal Revenue Code of 1986, as amended.
(n) “Common Shares” means the common shares of beneficial interest of CHC.
(o) “Common Share Equivalents” shall mean convertible securities and rights entitling the holder thereof to receive, directly or indirectly, Common Shares without the payment of any consideration by such holder for such Common Shares.
(p) “Company Change of Control” means the occurrence of any of the following: (a) any merger or consolidation of CHC or CCG with or into any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act), if, after immediately giving effect to such transaction, the shareholders of CHC prior to the transaction, other than the Manager and its Affiliates, are no longer the beneficial owners (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of securities representing a majority of the total voting power on a fully diluted basis of the aggregate outstanding securities of the surviving entity normally entitled to vote in the election of directors, managers or trustees of the surviving entity; (b) the election to the Board of Trustees of a majority of Trustees not nominated by the Board of Trustees or a duly appointed committee thereof; (c) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of CHC or CCG, on a consolidated basis, in one transaction or a series of related transactions, if immediately after giving effect to such transaction, the shareholders of CHC prior to the transaction, other than the Manager and its Affiliates, are not the beneficial owners (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of securities representing a majority of the total voting power on a fully diluted basis of the aggregate outstanding securities of the transferee normally entitled to vote in the election of directors, managers or trustees; or (d) the acquisition by any Person or group of Persons (other than the Manager and its Affiliates) of securities representing the greater of (x) 30% or more of the total voting power on a fully diluted basis of the aggregate outstanding securities of CHC normally entitled to vote in the election of Trustees of CHC, and (y) the percentage of such total voting power then represented by the securities beneficially owned by the Manager and its Affiliates, provided, however, with respect to clause (d), no Company Change of Control shall be deemed to result from any acquisition of beneficial ownership of securities from the Manager or any of its Affiliates.
(q) “Company Indemnified Person” shall have the meaning set forth in Section 10(e) of this Agreement.
(r) “Company and Subsidiaries Expenses” means all operating and capital expenses, other than Reimbursable Manager Expenses, related to the administration, operations, investment activities and business and other affairs of the Company and its Subsidiaries, including the expenses referred to in Section 2(d).

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(s) “Corporate Interest Expense” means, for any given period, interest expense accrued by the Company during such period with respect to (i) Term Loan indebtedness outstanding during such period and (ii) long-term indebtedness incurred by the Company or any of its Subsidiaries following the Effective Date to finance any merger, consolidation, acquisition or other non-organic expansion transaction involving the Company or any of its Subsidiaries; provided, however, that interest expense with respect to the Term Loan shall be deemed for this purpose to be the lesser of (x) actual interest expense accrued during the period (net of associated hedging costs accrued during the period, if applicable) and (y) the product of (1) the average outstanding principal balance of the Term Loan outstanding during the period, multiplied by (2) six percent (6%) divided by 365, multiplied by (3) the number of days in such period. For the avoidance of doubt, “Corporate Interest Expense” shall not include interest with respect to outstanding indebtedness under warehouse credit facilities, revolving credit facilities and similar short-term borrowing arrangements.
(t) “Covered Event” shall have the meaning set forth in Section 10(b) of this Agreement.
(u) “Dispute” shall have the meaning set forth in Section 21(a) of this Agreement.
(v) “EBITDA” means, for any given period, CHC’s Net Income attributed to CHC shareholders adjusted for (i) the deconsolidation of partnerships and entities as required by FASB Accounting Standards Codification Topic 810 and (ii) the deconsolidation of the Excluded Entities plus (a) in each case to the extent deducted in determining CHC’s Consolidated Net Income, (i) consolidated interest expense on Corporate Debt, (ii) the Unused Facility Fee and any other unused facility fees on Corporate Debt, (iii) preferred dividends paid, accrued or allocated to preferred Capital Stock (if actually paid), (iv) all federal, state, local and foreign income tax expense, (v) depreciation, depletion, and amortization expense (including mortgage servicing rights) and other similar non-cash items, (vi) non-cash impairments of non-working capital assets, including intangibles, (vii) non-recurring net losses from the sale or other disposition of assets acquired by the Company prior to the Effective Date outside the ordinary course of business, (viii) non-cash losses associated with the change in fair market value of derivatives, (ix) other non-recurring losses, including, without limitation, one-time expenses, severance payments, charges, losses or other payments associated with the Island Recapitalization, (x) cash revenue actually received by CHC attributable to the B Bonds and/or bonds included in the Bond Transaction, (xi) expenses recognized by CHC in accordance with GAAP attributable to the B Bonds and/or bonds included in the Bond Transaction minus (b) in each case to the extent added in determining CHC’s Consolidated Net Income, (i) all federal, state, local and foreign income tax benefits, (ii) non-cash gains related to sales of mortgage loans, (iii) (iii) non-cash recoveries of non-working capital assets, including intangibles, (iv) non-recurring net gains from the sale or other disposition of assets acquired by the Company prior to the Effective Date outside the ordinary course of business, (v) non-cash gains associated with the change in fair market value of derivatives, (vi) other non-cash gains (including, without limitation, gains related to mortgage servicing rights), (vii) revenues recognized by CHC in accordance with GAAP attributable to the B Bonds and/or bonds included in the Bond Transaction, (viii) cash expenses paid by CHC in accordance with GAAP attributable to the B Bonds and/or bonds included in the Bond Transaction.

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(w) “Effective Date” shall have the meaning set forth in the recitals hereto.
(x) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(y) “Excluded Entities” means Centerline Financial LLC, Centerline Financial Holdings LLC, Centerline Guarantor LLC, Centerline Equity Issuer Trust, Centerline Guaranteed Manager LLC, Centerline Guaranteed Manager II LLC and Centerline Guaranteed Holdings LLC.
(z) “Fannie Mae” means the Federal National Mortgage Association, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States.
(aa) “FASB” means the Financial Accounting Standards Board.
(bb) “Freddie Mac” means the Federal Home Loan Mortgage Corporation, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States.
(cc) “Fully-Diluted Adjusted EBITDA Per Share” means, for any given period, Adjusted EBITDA for such period divided by the Weighted Average Number of CSEs outstanding during such period.
(dd) “GAAP” means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors, as in effect from time to time, and (ii) consistently applied with past financial statements of each Borrower, each Guarantor and their respective Subsidiaries adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than qualifications regarding changes in GAAP and as to normal year-end adjustments) as to financial statements in which such principles have been properly applied.
(ee) “Good Reason” means, with respect to the actions and/or inactions of the Board of Trustees, the Manager’s determination that (i) the Board of Trustees has engaged in a pattern of conduct (actions and/or inactions) that materially interferes with the Manager’s ability to perform its obligations pursuant to this Agreement by repeatedly failing to approve or implement the Manager’s recommendations, advice or actions given or taken pursuant to this Agreement and (ii) such actions or inactions are not the best interests of the shareholders of CHC (other than the Manager and its Affiliates, in their capacities as shareholders of CHC).
(ff) “Governing Instruments” means, with respect to any Person, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating or similar agreement in the case of a limited liability

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company, the trust instrument in the case of a trust, and any equity holder rights plan, or similar governing documents, in each case as amended from time to time.
(gg) “Incentive Fee” shall have the meaning set forth in Section 7(a) of this Agreement.
(hh) “Indemnified Persons” shall have the meaning set forth in Section 10(e) of this Agreement.
(ii) “Initial Term” shall have the meaning set forth in Section 11 of this Agreement.
(jj) “Investment Company Act” means the Investment Company Act of 1940, as amended.
(kk) “Island Capital Group” means Island Capital Group LLC, a Delaware limited liability company.
(ll) “Last Appraiser” shall have the meaning set forth in Section 7(d) of this Agreement.
(mm) “LIHTC Business” means the business of (i) sponsoring funds for institutional and retail investors that invest in affordable housing properties benefiting from the Low-Income Housing Tax Credit or other federal and state programs that promote the development of multifamily properties and (ii) managing such funds, including fund origination, property acquisition, underwriting, asset management and administration.
(nn) “Losses” shall have the meaning set forth in Section 10(b) of this Agreement.
(oo) “Majority-Owned Affiliate” means an Affiliate of a Person (i) that is directly or indirectly controlled by such Person and (ii) in which such Person directly or indirectly owns equity interests representing more than a 50% ownership interest in such Affiliate.
(pp) “Manager Change of Control” means Andrew Farkas ceasing to control or beneficially own, directly or indirectly, at least 33% of the outstanding equity interests in the Manager and, at such time or at any time thereafter, fewer than three of Jeffrey Cohen, Frank Garrison, James Aston, George Carleton and Paul Hughson are actively involved in the management and operations of the Manager; provided, however, that Manager Change of Control shall not result from (i) any public offering of the equity interests of Island Capital Group or the Manager or of any equity interests in any Person that directly or indirectly owns equity interests in the Manager, or (ii) any permitted assignment of this Agreement by the Manager in accordance with the terms of this Agreement.
(qq) “Manager Indemnified Person” shall have the meaning set forth in Section 10(b) of this Agreement.
(rr) “Manager Indemnitors” shall have the meaning set forth in Section 10(d) of this Agreement.

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(ss) “Manager Representative” means any officer, director, employee, principal, member, manager, agent or other representative of the Manager or its Affiliates.
(tt) “Mediation Request” shall have the meaning set forth in Section 21(b) of this Agreement.
(uu) “Outside Activities” shall have the meaning set forth in Section 3(d) of this Agreement.
(vv) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
(ww) “Procedure” shall have the meaning set forth in Section 21(b) of this Agreement.
(xx) “Procedures Review Payments” shall have the meaning set forth in Section 6(b) of this Agreement.
(yy) “Reimbursable Manager Expenses” means the following expenses paid or payable by the Manager or any of its Affiliates (excluding the Company and its Subsidiaries), to the extent not directly paid by the Company or any of its Subsidiaries: (i) all reasonable out-of-pocket costs, including reasonable travel, lodging, meals and similar costs and expenses incurred by all personnel of the Manager and its Affiliates paid or reimbursed by the Manager or its Affiliates, to the extent that such costs and expenses relate to the administration, operations, investment activities or other business affairs of the Company or any of its Subsidiaries (including, without limitation, executive management and strategic, restructuring and general advisory services provided by the Manager pursuant to this Agreement); (ii) the allocable share of the costs of including the activities of the Manager and its Affiliates in connection with the services provided to the Company and its Subsidiaries hereunder under directors’ and officers’ liability insurance, investment advisor insurance, fidelity insurance and/or errors and omissions insurance maintained by the Manager and its Affiliates and any similar insurance maintained by the Manager with respect to the services provided under this Agreement for any period that the Company does not provide insurance coverage in accordance with Section 5(d), whether at the election of the Manager in accordance with Section 5(d) or otherwise; and (iii) allocable portions of all compensation costs (including, without limitation, benefits) and general overhead expenses (including, without limitation, office rent, supplies, telecommunications services, utilities and the like) of personnel of the Manager and its Affiliates to the extent attributable to the services provided to the Company and its Subsidiaries under this Agreement solely with respect to such personnel of the Manager and its Affiliates who have been approved and on such terms as have been approved (in advance of, during or after the rendering of such services) by the Board of Trustees.
(zz) “Renewal Term” shall have the meaning set forth in Section 11 of this Agreement.

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(aaa) “SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the United States Securities and Exchange Commission.
(bbb) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
(ccc) “Subsidiary” means a Person of which: (a) the Company or any Subsidiary is a general partner or managing member; or (b) voting power to elect a majority of the board of directors, trustees or others performing similar functions with respect to such Person is held by the Company or by any one or more of its Subsidiaries.
(ddd) “Target Adjusted EBITDA Per Share” shall mean $42.35 million divided by the number of Common Share Equivalents outstanding on the Effective Date; provided, however, that such per share amount shall be equitably adjusted from time to time to take into account the effect of (i) any issuance of additional Common Shares as a dividend or other distribution on outstanding Common Shares, (ii) any subdivision of outstanding Common Shares into a greater number of Common Shares, or (iii) any combination or reverse split of outstanding Common Shares into a smaller number of Common Shares, in each case following the Effective Date.
(eee) “Term” shall have the meaning set forth in Section 11 of this Agreement.
(fff) “Term Loan” means $127.5 million of original outstanding indebtedness under that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of the Effective Date, by and among the Company, Bank of America, N.A., as administrative agent and lender, and the other lenders and guarantors parties thereto.
(ggg) “Termination Fee” means a termination fee equal to: (i) in the case of a termination during the first calendar year of the Term, three (3) times the Base Management Fee; (ii) in the case of a termination during the second calendar year of the Term, three (3) times the sum of (A) the Base Management Fee and (B) the Incentive Fee earned by the Manager for the first calendar year of the Term; and (iii) in the case of a termination during any calendar year after the second calendar year of the Term, three (3) times the sum of (A) the Base Management Fee and (B) the average annual Incentive Fee earned by the Manager for the two (2) calendar years immediately preceding the calendar year in which the termination occurs.
(hhh) “Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.
(iii) “Trustee” means a duly elected or appointed member of the Board of Trustees.
(jjj) “Unused Facility Fee” means fees paid by Company on any undrawn portion of full commitment on its Corporate Debt.
(kkk) “Valuation Notice” shall have the meaning set forth in Section 7(d) of this Agreement.

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(lll) “Weighted Average Number of CSEs” means, with respect to any given period, the weighted average number of Common Shares and Common Share Equivalents outstanding during such period calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 260 — Earnings per Share.
(mmm) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.
(nnn) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”
Section 2. Engagement and Duties of the Manager.
(a) The Company, on behalf of itself and its Subsidiaries, hereby engages the Manager, and delegates all requisite power and authority to the Manager, to advise and assist the Company and its Subsidiaries, subject to the terms and conditions set forth in this Agreement, and the Manager hereby agrees to perform the duties of the Manager set forth on Schedule A. The engagement of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.
(b) The Manager, in rendering its services and performing its duties under this Agreement to the Company and its Subsidiaries, will at all times and with respect to all matters be subject to the supervision and control of the Board of Trustees and senior management of the Company. The Manager acknowledges: (i) that the management, policies and operations of the Company and its Subsidiaries shall remain the ultimate responsibility of the Board of Trustees acting pursuant to and in accordance with the Governing Instruments of the Company and its Subsidiaries, (ii) the Board of Trustees and senior management of the Company may in their sole discretion decline to follow, reject or reverse any advice or recommendations of the Manager with respect to the administration, operations, investment activities and business and other affairs of the Company and its Subsidiaries, and the Manager shall be bound by such a decision of the Company and the Board of Trustees and (iii) that the Manager has no authority to bind the Company without the prior consent of the Board of Trustees. If there is an inconsistency between this Section 2(b) and any other provision of this Agreement (including Schedule A hereto), this Section 2(b) shall control.
(c) The Manager or its Affiliates may provide other services to the Company and its Subsidiaries not contemplated by this Agreement pursuant to written agreement(s) with terms that are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and its Subsidiaries; provided, however, that any such agreements entered into with the Manager or such Affiliate shall be (i) on terms no more favorable to the Manager or such Affiliate than would be obtained from a third party on an arm’s length basis and (ii) approved by the Board of Trustees.

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(d) The Manager may recommend that the Company and its Subsidiaries to retain, at the sole cost and expense of the Company, accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, investment banks, financial advisors, due diligence firms, banks and other lenders and others to provide services to the Company, its Subsidiaries and the Manager in connection with the businesses and affairs of the Company and its Subsidiaries, including those that have rendered, then are rendering, or may in the future render services to the Company, its Subsidiaries and the Manager, as the Manager deems necessary or advisable.
(e) In performing its duties under this Section 2, the Manager shall be entitled to rely on qualified experts and professionals (including accountants, legal counsel and other service professionals) hired by the Company or by the Manager on its own behalf in connection with its services under this Agreement.
(f) Notwithstanding the other terms this Agreement, all matters related to (i) the transactions contemplated by the Purchase Agreement and ancillary agreements (including indemnification claims and other post-closing matters) and (ii) any conflict related to compensation, indemnification or exculpation of the Manager pursuant to this Agreement, shall each be subject to the reasonable approval of the Board of Trustees.
Section 3. Devotion of Time; Additional Activities.
(a) During the Term, the Manager shall assign to work with the Company and its Subsidiaries personnel of the Manager and its Affiliates with suitable qualifications and experience to perform the Manager’s duties and responsibilities under this Agreement and cause such personnel to dedicate such time as may reasonably be required to perform the Manager’s duties. None of the officers or employees of the Manager will be dedicated exclusively to the Company and its Subsidiaries, unless otherwise agreed by the Manager and the Board of Trustees.
(b) The Company and its Subsidiaries (including the Board of Trustees) agree to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement.
(c) Except as provided in Section 25, nothing in this Agreement shall (i) prevent the Manager, any of its Affiliates, or any of their respective officers, directors, managers, investors, partners, principals, employees, controlling Persons or other personnel, from engaging in other businesses or from rendering services of any kind to any other Person, including investing in, or rendering advisory services to others investing in, any type of business (including investments that meet the principal investment objectives of the Company or any Subsidiary), whether or not the investment objectives or policies of any such other Person are similar to those of the Company or any Subsidiary (“Outside Activities”) or (ii) in any way bind or restrict the Manager, any of its Affiliates, or any of their respective officers, directors, managers, investors, partners, principals, employees, controlling Persons or other personnel from buying, selling or trading any securities or investments for their own accounts or for the account of others for whom the Manager, any of its Affiliates, or any of their respective officers, directors, managers, investors, partners, principals, employees, controlling Persons or other personnel may be acting; provided, however, that the Manager acknowledges and agrees that all Manager Representatives

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shall be subject to the Company’s insider trading policies and procedures in effect from time to time. The Manager shall not assign any Manager Representative to provide services to the Company or any of its Subsidiaries pursuant to the terms of this Agreement, and shall remove him from such assignment, if his Outside Activities materially impair his ability to carry out the services the Manager has assigned to him.
Section 4. Confidentiality. The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties, except: (i) with the prior written consent of the Board of Trustees; (ii) to the Company’s or the Manager’s legal counsel, accountants and other professional advisors on a need to know basis; (iii) to financing sources in the ordinary course of the Company’s and its Subsidiaries’ businesses, subject to the execution of customary confidentiality agreements by any such financing source; (iv) to governmental officials having jurisdiction over the Company or any Subsidiary; (v) in connection with any governmental or regulatory filings of the Company or any Subsidiary, or disclosure or presentations to Company investors in compliance with the Company’s Regulation FD disclosure policies and procedures; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; (vii) to the extent such information is otherwise publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 4 or, to the Manager’s knowledge, a violation of a legal or contractual obligation to the Company that would prohibit the disclosure of such information; or (viii) in the ordinary course of business, which the Manager, acting prudently, deems in its reasonable discretion, necessary or appropriate in connection with carrying out its duties under this Agreement, but subject to compliance with the Company’s Regulation FD disclosure policies and procedures.
Section 5. Obligations of Manager; Restrictions.
(a) The Manager shall refrain from any action that, in its good faith judgment:
(i) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from registration under the Investment Company Act;
(ii) would knowingly violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s or any of its Subsidiaries’ Governing Instruments, code of conduct or other compliance or governance policies and procedures;
(iii) would result in a material default under any contract to which the Company is a party, including the Company’s credit facilities; or
(iv) would knowingly violate a policy or directive of the Company or any Subsidiary or any or resolution of the Board of Trustees.

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If the Manager is ordered to take any such action by the Board of Trustees, the Manager shall promptly notify the Board of Trustees of the Manager’s judgment that such action would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from registration under the Investment Company Act, or violate any such law, rule or regulation, the Company’s or any of its Subsidiaries’ Governing Instruments, code of conduct or other compliance or governance and procedures, or any such contract. Notwithstanding the foregoing, the Manager, its Affiliates, their respective controlling Persons, directors, officers, members, managers, partners, owners and employees shall not be liable to the Company or any of its Subsidiaries, or any of their respective trustees, directors, managers officers, or security holders for acts or omissions performed in accordance with and pursuant to this Agreement, except as provided in Section 10 of this Agreement. The Manager shall be permitted to rely in good faith upon any written communication from the Secretary of CHC to evidence the approval of the Board of Trustees with respect to any matter.
(b) The Manager agrees that any of its Manager Representatives who provide services to the Company or any of its Subsidiaries pursuant to the terms of this Agreement shall be bound by all rules, policies and procedures, including the Company’s code of conduct and other compliance and governance policies and procedures applicable to all officers, directors, employees, agents and other representatives of the Company and its Subsidiaries that are adopted by the Board of Trustees, from time to time, including those required under the Exchange Act, the Securities Act, or any national securities exchange on which any of CHC’s securities are listed, and the Manager agrees to take, or cause to be taken, all actions reasonably required to cause such Manager Representatives to be bound by such rules, policies and procedures to the extent applicable to such Persons.
(c) The Manager shall provide the Board of Trustees such periodic and other reports concerning the services rendered hereunder and the Manager’s performance of its obligations hereunder as may be reasonably requested by the Board of Trustees.
(d) The Company shall name the Manager and its principals, officers, directors, members, managers and employees as additional insureds under its directors’ and officers’ liability insurance, investment advisor insurance, fidelity insurance and/or errors, omissions and liability policies with respect to the services provided under this Agreement at the sole cost and expense of the Company; provided, however, that the Manager may elect by written notice to the Company to suspend the Company’s obligation to provide such insurance coverage for a period specified in such notice, and upon the expiration of such period such obligation shall be automatically reinstated.
Section 6. Fees and Payments.
(a) Base Management Fee. The Company shall pay the Manager an annual base management fee (the “Base Management Fee”) for each calendar year (or portion thereof, in the case of the first and last years of the Term) during the Term in an amount equal to $5,000,000. The Base Management Fee shall be payable in cash in quarterly installments, due in advance on the first day of each calendar quarter that this Agreement is in effect. The first installment shall be due on the Effective Date and shall be pro rated based on the number of days remaining in the

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first quarter from and after the Effective Date. The Base Management Fee shall be payable independent of the performance of the Company and its Subsidiaries.
(b) Procedures Review Payments. During the first year of the Term of this Agreement only, the Company shall pay the Manager restructuring advisory payments totaling $5,000,000 (the “Procedures Review Payments”). In exchange for the Procedures Review Payments, the Manager shall advise and assist the Audit Committee of the Board of Trustees in organizing and conducting a comprehensive review of all of its internal policies, procedures and controls relating to fund administration and management (including matters relating to Centerline High Yield CMBS Fund II LLC and Centerline Diversified Risk CMBS Fund II LLC), and in connection therewith, subject to the oversight of the Audit Committee of the Board of Trustees, shall consult with and make recommendations to third party accountants and others engaged by the Audit Committee of the Board of Trustees to assist in such review and establish, to the extent necessary or appropriate, new or revised policies, procedures and controls (the “Procedures Review”). In connection with the Procedures Review, the Manager shall also advise the Company with regards to retention of third party professionals, including counsel, and shall assist with communications with investors and advise the Company with regards to any discussions with investors involving resolution or remediation of any errors that may be discovered that resulted in losses to such investors. The Procedures Review Payments shall be payable in cash in monthly installments, commencing on the Effective Date and continuing on the first Business Day of each of the next twelve (12) calendar months (appropriately pro rated in the case of the first and last payments).
Section 7. Incentive Fee.
(a) The Company shall pay the Manager an annual incentive fee (an “Incentive Fee”) in respect of each calendar year during which this Agreement was in effect for at least one day during the Term in an amount, not less than zero, equal to the product of (x) the amount by which CHC’s Fully-Diluted Adjusted EBITDA Per Share for such calendar year exceeds Target Adjusted EBITDA Per Share, multiplied by (y) the Weighted Average Number of CSEs outstanding during such calendar year, multiplied by (z) ten percent (10%). The Incentive Fee payable in respect of the first and, if applicable, the last calendar year during which this Agreement is in effect shall be prorated, based on the number of days in such year that this Agreement is in effect divided by 365. The Incentive Fee shall be due and payable with respect to each calendar year annually (and following the expiration or termination of this Agreement) in arrears, not later than March 31 for the following year.
(b) The Incentive Fee for any calendar year shall be paid, at the election of the Board of Trustees, in cash or in Common Shares (valued as provided in Section 7(c)), as indicated in a written notice delivered to the Manager no fewer than ten (10) days prior to its payment; provided, however, that if such notice from the Board of Trustees states that more than fifty percent (50%) of the Incentive Fee is to be paid in Common Shares, then the Manager may provide a written notice to the Company requesting that the portion of the Incentive Fee to be paid in Common Shares be reduced to a different percentage, but not less than 50%, in which case the Company shall pay the reduced portion in cash instead of in Common Shares.

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(c) The number of Common Shares to be issued to the Manager as payment of all or a portion of the Incentive Fee shall equal the dollar amount of the Incentive Fee (or portion thereof) payable in Common Shares divided by a value determined as follows:
(i) if the Common Shares are traded on a securities exchange, then the value shall be deemed to be the average of the closing prices of the Common Shares on such exchange during the ten (10) Business Days prior to the date on which the Incentive Fee is paid;
(ii) if the Common Shares are not traded on a securities exchange but are actively traded over-the-counter, then the value shall be deemed to be the average of the closing bids or sales prices, as applicable, during the ten (10) Business Days prior to the date on which the Incentive Fee is paid; and
(iii) if the Common Shares are not traded on a securities exchange or in the reasonable judgment of the Board of Trustees are not actively traded over-the-counter, then the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Trustees.
(d) If at any time the Manager shall, in connection with a determination of the value of the Common Shares made by the Board of Trustees pursuant to Section 7(c)(iii) hereof, (i) dispute such determination in good faith by more than five percent (5%), and (ii) such dispute cannot be resolved between the Board of Trustees and the Manager within ten (10) Business Days after the Manager provides written notice to CHC of such dispute (the “Valuation Notice”), then the matter shall be resolved by an independent appraiser of nationally recognized standing selected jointly by the Board of Trustees and the Manager within not more than twenty (20) days after CHC’s receipt of the Valuation Notice. In the event the Board of Trustees and the Manager cannot agree with respect to such selection within the aforesaid twenty (20)-day period, the Board of Trustees shall select one such independent appraiser and the Manager shall select one such appraiser within five (5) Business Days after the expiration of the twenty (20)-day period, with one additional such appraiser (the “Last Appraiser”) to be selected by the appraisers so designated within five (5) Business Days after their selection. Any valuation decision made by the Last Appraiser shall be deemed final and binding upon the Board of Trustees and the Manager and shall be delivered to the Manager and the Board of Trustees within not more than fifteen (15) days after the selection of the Last Appraiser. All fees and expenses of any such appraiser shall be borne by the party to this Agreement whose calculation of the value of the Common Shares, as submitted to such appraiser, differs most from the determination of such amount by such appraiser.
(e) Notwithstanding any dispute between the Manager and CHC as to the amount of the value of the Common Shares, the Company shall pay the Incentive Fee, which if any portion of such payment is to be in Common Shares, is valued at a share value reasonably determined by the Board of Trustees not later than March 31 of the year following the calendar year for which such payment is due. In such event, following the determination of the amount of the value of the Common Shares in accordance with the provisions of this Section 7, then (i) the Manager shall promptly repay to the Company any amount it received but was not entitled to receive or (ii) the Company shall pay to the Manager any additional amount to which the Manager was entitled but was not paid.

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Section 8. Company and Subsidiary Expenses. The Company shall pay directly all or, if and to the extent paid by the Manager or any of its Affiliates, shall reimburse the Manager and its Affiliates, in accordance with Section 9, for all documented Company and Subsidiaries Expenses reasonably incurred by the Manager or any of its Affiliates.
Section 9. Reimbursable Manager Expenses.
(a) The Company shall reimburse the Manager and its Affiliates for all Reimbursable Manager Expenses, as provided in this Section 9.
(b) The Manager shall prepare reasonably detailed invoices documenting the Reimbursable Manager Expenses incurred during each calendar quarter, and shall deliver such invoices and appropriate supporting documentation (receipts, etc.) to the Company within forty-five (45) days after the end of each calendar quarter. Reimbursable Manager Expenses shall be reimbursed by the Company to (or as directed by) the Manager no later than the twentieth (20th) day following the date of delivery of an invoice therefor.
(c) The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.
Section 10. Limits of the Manager’s Responsibility; Exculpation; Indemnification.
(a) The Manager assumes no responsibility under this Agreement other than to comply with the terms of this Agreement and render the services called for under this Agreement in good faith and in the best interests of the Company and its shareholders. The Manager shall not be responsible for any actions of the Company and its Subsidiaries in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 5 of this Agreement, except as set forth in this Section 10. The Manager, its Affiliates and their respective controlling Persons, directors, officers, members, managers, partners, owners and employees will not be liable to the Company or any of its Subsidiaries, or any of their respective controlling Persons, trustees, directors, officers, members, managers, partners, security holders or employees for any acts or omissions by any such Person (including errors that may result from ordinary negligence, such as errors in the investment decision making process or in the trade process) performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions found by a court of competent jurisdiction in a final, non-appeasable judgment to be attributable to: (i) any such Person acting or omitting to act with deliberate dishonesty; (ii) any such Person receiving an improper personal benefit in money, property or services; (iii) in the case of a criminal proceeding, any such Person having had reasonable cause to believe that the act or omission was unlawful; or (iv) the gross negligence, willful misconduct, fraud or bad faith on the part of any such Person.
(b) The Company to the fullest extent permitted by law shall indemnify and hold harmless the Manager, its Affiliates and their respective controlling Persons, directors, officers, members, managers, partners, owners and employees, (each, a “Manager Indemnified Person”), from and against any and all losses, claims, damages, liabilities, fees and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), whether or not involving a

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third party, arising out of or in connection with or resulting from any Covered Event (as defined below) or alleged Covered Event. The term “Covered Event” shall mean (a) any action taken or omitted to be taken, or services performed or omitted to be performed, by a Manager Indemnified Person, in accordance with the terms of this Agreement, or (b) any action taken, or omitted to be taken, by the Company, any Subsidiary, any of their Affiliates or any of their respective officers, directors, members, managers, advisors, agents, consultants, fiduciaries, investors, lenders, partners, principals, employees, controlling Persons or professionals in connection with any matter in which a Manager Indemnified Person has been involved pursuant to this Agreement; provided, however, that the term “Covered Event,” with respect to a Manager Indemnified Person, shall exclude any Losses to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment to be attributable to: (A) any such Person acting or omitting to act with deliberate dishonesty; (B) any such Person receiving an improper personal benefit in money, property or services; (C) in the case of a criminal proceeding, any such Person having had reasonable cause to believe that the act or omission was unlawful; or (D) the gross negligence, willful misconduct, fraud or bad faith on the part of any such Manager Indemnified Person. In the event that any Manager Indemnified Person becomes involved in any capacity in any suit, action, proceeding or investigation (a “Claim”) in connection with any matter arising out of or in connection with the Manager’s duties hereunder (including a Covered Event), the Company will periodically reimburse such Manager Indemnified Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that prior to any such advancement of expenses (i) such Manager Indemnified Person shall provide the Company with an undertaking (in form and substance reasonably acceptable to the Board of Trustees) to promptly repay to the Company the amount of any such expenses paid to such Manager Indemnified Person if it shall ultimately be determined that such Manager Indemnified Person is not entitled to be indemnified by the Company as herein provided in connection with any such Losses and (ii) such Manager Indemnified Person shall provide the Company with a written affirmation that such Manager Indemnified Person in good faith believes that it has met the standard of conduct necessary for indemnification hereunder; and further provided, that the failure for any reason of the Company to advance funds to any Manager Indemnified Person shall in no way affect such Manager Indemnified Person’s right to reimbursement of such costs if it is ultimately determined that such Manager Indemnified Person was entitled to indemnification pursuant to the terms hereof. If a Manager Indemnified Person is successful (in whole or in part) in any Claim brought by such Manager Indemnified Person against the Company to recover an advancement of expenses or indemnification, or if a Manager Indemnified Person is successful (in whole or in part) in defending any Claim brought by the Company to recover advances pursuant to an undertaking, then the Company shall indemnify such Manager Indemnified Person for the fees and other expenses (including attorneys’ fees) incurred by such Manager Indemnified Person in connection with such Claim to the fullest extent permitted by law.
(c) Any Manager Indemnified Person entitled to indemnification from the Company hereunder shall first seek recovery under any insurance policies not maintained by the Company or its Subsidiaries by which such Manager Indemnified Person is covered and any Manager Indemnified Person shall obtain the written consent of the Company prior to entering into any compromise or settlement which would result in an obligation of the Company to indemnify such Manager Indemnified Person; provided, however, that the possibility of recovery under any such

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insurance policies shall not preclude a Manager Indemnified Person from seeking indemnification pursuant to this Section 10. If such Manager Indemnified Person shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the Company by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Company in full prior to the actual receipt of such net insurance proceeds, such Manager Indemnified Person shall be subrogated, to the extent of such payment, to any rights which such Manager Indemnified Person may have against any applicable insurer with respect to the subject matter underlying such indemnification claim and such Manager Indemnified Person shall assign any such rights to the Company. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company and also of any other Person for which the Manager Indemnified Person hereunder was then acting in a similar capacity (other than acting on behalf of the Manager in connection with providing services to the Company), then the amount of the indemnification to be provided by the Company shall be limited to the Company’s proportionate share thereof if so determined by the Board of Trustees acting in good faith.
(d) The Company hereby acknowledges that certain Manager Indemnified Persons have or may in the future have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more other Manager Indemnified Persons (each, a “Manager Indemnitor” and collectively the “Manager Indemnitors”). Without limiting the provisions of the Company in Section 10(c), the Company hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to a Manager Indemnified Person are primary and any obligation of any Manager Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Manager Indemnified Person are secondary), (ii) it shall be required to advance the full amount of expenses incurred by a Manager Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, in each case, to the extent required by this Agreement, without regard to any rights such Manager Indemnified Person may have against any Manager Indemnitor, but only if the Manager Indemnified Person provides an undertaking to repay such amount if it is ultimately determined that such Manager Indemnified Person is not entitled to be indemnified by the Company, and (iii) it irrevocably waives, relinquishes and releases the Manager Indemnitors from any and all claims against the Manager Indemnitors for contribution, subrogation or other recovery with respect to amounts for which the Company is liable pursuant to this Agreement. The Company further agrees that no advancement or payment by a Manager Indemnitor on behalf of a Manager Indemnified Person with respect to any claim for which such Manager Indemnified Person has sought indemnification from the Company shall affect the foregoing and such Manager Indemnitor shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Manager Indemnified Person against the Company. The Company and each Manager Indemnified Person agree that the Manager Indemnitors are express third party beneficiaries of this Section 10(d).
(e) The Manager to the fullest extent permitted by law shall indemnify and hold harmless the Company, its Subsidiaries and Affiliates and their respective trustees, directors, officers and employees and the members, managers, partners and owners of the Company’s wholly owned Subsidiaries (each, a “Company Indemnified Person” and together with the Manager Indemnified Persons, the “Indemnified Persons”) from and against (i) any and all

17

Losses, whether or not involving a third party, which may be incurred arising out of or resulting from acts or omissions of the Manager or any Manager Representative providing services pursuant to this Agreement found by a court of competent jurisdiction in a final, non-appealable judgment to be attributable to: (A) any such Person acting or omitting to act with deliberate dishonesty; (B) any such Person receiving an improper personal benefit in money, property or services; (C) in the case of a criminal proceeding, any such Person having had reasonable cause to believe that the act or omission was unlawful; or (D) the gross negligence, willful misconduct, fraud or bad faith on the part of any such Person, and (ii) any claims by any of the Manager’s or its Affiliates’ employees relating to the terms and conditions of their employment by the Manager or any of its Affiliates, as applicable.
(f) Any Company Indemnified Person entitled to indemnification from the Manager hereunder shall first seek recovery under any insurance policies by which such Company Indemnified Person is covered and any Company Indemnified Person shall obtain the written consent of the Manager prior to entering into any compromise or settlement which would result in an obligation of the Manager to indemnify such Company Indemnified Person; provided, however, that the possibility of recovery under any such insurance policies shall not preclude a Company Indemnified Person from seeking indemnification pursuant to this Section 10. If such Company Indemnified Person shall actually recover any amounts under any applicable insurance policies, it shall offset the net proceeds so received against any amounts owed by the Manager by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Manager in full prior to the actual receipt of such net insurance proceeds, such Company Indemnified Person shall be subrogated, to the extent of such payment, to any rights which such Company Indemnified Person may have against any applicable insurer with respect to the subject matter underlying such indemnification claim and such Company Indemnified Person shall assign any such rights to the Manager. If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Manager and also of any other Person for which the Company Indemnified Person hereunder was then acting in a similar capacity, then the amount of the indemnification to be provided by the Manager shall be limited to the Manager’s proportionate share thereof if so determined by the Manager acting in good faith.
(g) In case any Claim is brought against any Indemnified Person in respect of which indemnification may be sought by such Indemnified Person pursuant hereto, the Indemnified Person shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Person reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 10; provided, however, that the failure of the Indemnified Person to so notify the indemnifying party shall not limit or affect such Indemnified Person’s rights other than pursuant to this Section 10 unless the failure to provide such notice results in material prejudice to the indemnifying party. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Person), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Person, which counsel may, without limiting the rights of such Indemnified Person pursuant to the next succeeding sentence of this Section 10, also represent the indemnifying party in such

18

investigation, action or proceeding. In the alternative, such Indemnified Person may elect to conduct the defense of the Claim, if (i) such Indemnified Person reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Person within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Person’s reasonable judgment, to defend the Claim in good faith. In no event shall the indemnifying party be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all Indemnified Persons in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The indemnifying party may settle any Claim against such Indemnified Person without such Indemnified Person’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Person, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Person and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Person from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Person, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Person in connection with such Claim. The applicable Indemnified Person shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Person is entitled pursuant to this Section 10 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Person. Except as provided in the immediately preceding sentence, no Indemnified Person may pay or settle any Claim and seek reimbursement therefor under this Section 10.
Section 11. Term. Until this Agreement is terminated in accordance with its terms, (i) this Agreement shall be in effect for an initial term commencing on the Effective Date and expiring on the fifth (5th) anniversary of the Effective Date (the “Initial Term”) and (ii) this Agreement shall automatically renew for a one-year term on each anniversary date thereafter (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless: (a) the Manager gives the Company not less than (90) days’ written notice prior to expiration of the Initial Term, or, in the case of the expiration of the Renewal Term, prior to the expiration of such Renewal Term, that it elects not to have this Agreement automatically renew; or (b) the Company gives the Manager not less than ninety (90) days’ prior written notice that it elects not to have this Agreement automatically renew and either (i) at the time such notice is given the Company would have the right to terminate this Agreement pursuant to Section 12 (in which case the notice shall specify the reason for such right) or (ii) the Board of Trustees has made a determination in its good faith and reasonable judgment, based on consultation with and advice from its financial advisor, that the total compensation payable to the Manager pursuant to this Agreement is materially unfair to the Company and its Subsidiaries (taken as a whole); provided, however, that the Company shall not have the right to elect not to renew this Agreement pursuant to the foregoing clause (ii) unless (x) at least forty-five (45) days prior to the delivery of the non-renewal notice the Company shall have delivered to the Manager in writing a proposed fee arrangement that the Board of Trustees believes in its good faith and reasonable judgment is fair

19

to both the Manager and the Company and its Subsidiaries and is supported by relevant market-based benchmarks or other objective, reliable indicators of fairness and (y) the Manager shall not have agreed to continue to provide the services under this Agreement pursuant to a mutually agreeable revised fee arrangement prior to the time such non-renwal notice is delivered by the Company. The Company and the Manager agree to negoatiate with one another in good faith in the event that the Company proposes a revised fee arranagement pursuant to this Section 11.
Section 12. Termination.
(a) The Company may terminate this Agreement at any time, including during the Initial Term, upon at least thirty (30) days’ prior written notice of termination from the Board of Trustees to the Manager specifying the reason for termination as provided below, only if:
(i) the Manager engages in any act or omission that shall involve: the Manager acting or omitting to act with deliberate dishonesty; the Manager receiving an improper personal benefit in money, property or services; in the case of a criminal proceeding, the Manager having had reasonable cause to believe that such act or omission was unlawful; or gross negligence, willful misconduct, fraud or bad faith on the part of the Manager;
(ii) the Manager breaches or fails to perform under this Agreement in any material respect and such breach or failure to perform shall continue unremedied for a period of thirty (30) days after written notice thereof specifying such breach or failure to perform and requesting that the same be remedied in such thirty (30)-day period unless such breach is not curable with such time frame and the Manager shall have within such 30 day period diligently commenced efforts to remedy such breach and such effort shall be continuing;
(iii) there is a commencement of any proceeding relating to the Bankruptcy or insolvency of the Manager, including an order for relief in an involuntary Bankruptcy case or the authorization or filing by the Manager of a voluntary Bankruptcy petition;
(iv) the Board of Trustees shall have determined, in its good faith judgment based on a written opinion of outside legal counsel, that the failure to terminate this Agreement violates its fiduciary duties to CHC and its shareholders under applicable law;
(v) a Manager Change of Control has occurred and the Board of Trustees reasonably determines that such Manager Change of Control is materially detrimental to the Company and its Subsidiaries;
(vi) Andrew Farkas ceases to be involved in the active management and operations of the Manager and, at such time or at any time thereafter, fewer than three of Jeffrey Cohen, Frank Garrison, James Aston, George Carleton and Paul Hughson (or fewer than three other individuals reasonably approved by the Board of Trustees to replace such individuals) are involved in the active management and operations of the Manager;
(vii) the Manager or any Person who beneficially owns 50% or more of the outstanding equity interests in the Manager is convicted (including a plea of nolo contendere) of a felony for conduct involving the Company’s assets, business or affairs;

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(viii) the Manager is unable to perform its obligations under this Agreement; provided, however, that the unavailability of any specific individual to serve as an employee or officer of the Manager shall not be deemed to render the Manager unable to perform its obligation under this Agreement; or
(ix) there is a dissolution of the Manager.
(b) The Company may also terminate this Agreement at any time at the election of the Board of Trustees, for any reason not specified in Section 12(a) or for no reason, upon not less than ninety (90) days’ prior written notice to the Manager, provided that (in addition to amounts payable to the Manager through the date of termination pursuant to Section 13) simultaneously with, and as a condition to the effectiveness of, such termination the Company shall pay the Termination Fee to the Manager, in cash by wire transfer to an account of the Manager designated in writing by the Manager.
(c) The Company may terminate this Agreement, immediately upon, and within the six (6) month period following, a Company Change of Control, by providing written notice of such termination to the Manager, and such termination shall be effective upon the date such notice is delivered to the Manager, provided that (in addition to amounts payable to the Manager through the date of termination pursuant to Section 13) simultaneously with, and as a condition to the effectiveness of, such termination the Company shall pay the Termination Fee to the Manager, in cash by wire transfer to an account of the Manager designated in writing by the Manager.
(d) The Manager may terminate this Agreement for any reason or for no reason at any time, including during the Initial Term or prior to any Renewal Term, upon not less than thirty (30) days prior written notice to the Company during the first year of the Initial Term, and thereafter upon not less than one hundred twenty (120) days’ prior written notice to the Company.
(e) The Manager may terminate this Agreement in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.
(f) The Manager may terminate this Agreement for Good Reason upon at least thirty (30) days’ prior written notice to the Company, which notice shall provide a reasonably detailed description of the actions or failures to act by the Company and/or the Board of Trustees that the Manager determined to constitute Good Reason. If the Manager terminates this Agreement pursuant to this Section 12(f), then (in addition to amounts payable to the Manager through the date of termination pursuant to Section 13) within five (5) Business Days following the effective date of such termination, the Company shall pay the Termination Fee to the Manager, in cash by wire transfer to an account of the Manager designated in writing by the Manager.
(g) The Manager may terminate this Agreement immediately upon, and within the six month period following, the consummation of a Company Change of Control by providing written notice of such termination to the Company, and such termination shall be effective upon the date such notice is delivered to the Company. If the Manager terminates this Agreement

21

pursuant to this Section 12(g), then (in addition to amounts payable to the Manager through the date of termination pursuant to Section 13) within five (5) Business Days following the effective date of such termination, the Company shall pay the Termination Fee to the Manager, in cash by wire transfer to an account of the Manager designated in writing by the Manager.
(h) This Agreement shall automatically terminate upon an assignment by the Manager not in accordance with Section 14 of this Agreement.
Section 13. Survival; Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Section 11 or 12 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation and reimbursements accruing to the date of termination (including the Base Management Fee and the Incentive Fee, if any). Upon such termination, the Manager shall (i) promptly deliver to the Board of Trustees all property and documents of the Company then in the custody of the Manager and (ii) otherwise cooperate with the Company, as reasonably requested by the Company and at the Company’s sole cost and expense, in the orderly transition of the duties of the Manager from the Manager to another external manager of the Company or to employees of the Company. Sections 4, 8, 9, 10, 11, 12, 13, 16, 17, 18, 19, 20, 21, 23 and 25 shall survive the termination of this Agreement.
Section 14. Assignment. The Manager may not assign this Agreement, in whole or in part, without the prior written consent of CHC after the approval of the Board of Trustees, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Manager may assign this Agreement to any Majority-Owned Affiliate of Island Capital Group or Andrew L. Farkas without the consent of CHC and the approval of the Board of Trustees, provided that such assignee shall have the capacity and ability to provide the services to be provided by the Manager. The assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager, and shall agree in writing to be bound by the obligations hereunder. The Company may not assign this Agreement, in whole or in part, without the prior written consent of the Manager in its sole discretion; provided, however, that, subject to the Manager’s termination rights under Section 12, this Agreement may be assigned to any successor entity in a Company Change of Control transaction, in which case such successor entity shall agree to be bound by all of the terms of this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.
Section 15. Representations and Warranties.
(a) CHC and CCG, jointly and severally, hereby make the following representations and warranties to the Manager:
(i) CHC is a statutory trust duly created, validly existing and in good standing under the laws of the State of Delaware. CCG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of CHC and CCG has all power and authority required to execute and deliver this Agreement and to perform all of its duties and obligations hereunder.

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(ii) The execution, delivery, and performance of this Agreement by CHC and CCG have been duly authorized by all necessary action on the part of CHC and CCG.
(iii) This Agreement constitutes a legal, valid, and binding agreement of CHC and CCG and is enforceable against each of them in accordance with its terms.
(b) The Manager hereby makes the following representations and warranties to the Company:
(i) The Manager is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Delaware. The Manager has all power and authority required to execute and deliver this Agreement and to perform all of its duties and obligations hereunder.
(ii) The execution, delivery, and performance of this Agreement by the Manager have been duly authorized by all necessary action on the part of the Manager.
(iii) This Agreement constitutes a legal, valid, and binding agreement of the Manager enforceable against the Manager in accordance with its terms.
Section 16. Notices. All notices and other communications given or made pursuant hereto shall be in writing and delivered personally or by courier, overnight delivery service, certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below, or as subsequently modified by written notice in accordance with this Section 16. All such notices shall be duly given and effective upon receipt (or refusal of receipt):
(a) If to the Company, to:
Centerline Holding Company
625 Madison Avenue
New York, New York 10022
Attention: Secretary
(b) If to the Manager:
Island Centerline Manager LLC
c/o Island Capital Group LLC
717 Fifth Avenue, 18th Floor
New York, New York 10022
Attention: President
Section 17. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or circumstance is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry

23

out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 18. Entire Agreement; No Third Party Beneficiaries. This Agreement, including the schedule attached hereto, constitutes the entire agreement of the parties and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer upon any other Person any right, benefit or remedy hereunder (other than as provided expressly in Section 10 regarding indemnification, which is intended to be for the benefit of the Persons covered thereby).
Section 19. Amendment; Waiver. This Agreement may be amended only in a writing signed by all parties. Any waiver of rights hereunder must be set forth in writing and signed by the party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
Section 20. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof
Section 21. Dispute Resolution; Mediation; Jurisdiction.
(a) Except as provided for in Section 7(d), in the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof (each a “Dispute”), upon the written notice of any party, the other parties shall attempt in good faith to negotiate a resolution of the Dispute. If the other parties are unable for any reason to resolve a Dispute within 30 days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 21(b).
(b) Any Dispute not resolved pursuant to Section 21(a) shall, at the request of either party (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in New York, New York. The parties shall have 20 days from receipt by a party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the parties within 20 days of receipt by a party (or parties) of a Mediation Request, then any party may request (on written notice to the other parties), that the International Institute for Conflict Prevention and Resolution appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other parties in

24

the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other parties except in the course of a judicial or regulatory proceeding or as may be required by law or requested by a governmental authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other parties reasonable written notice of the intended disclosure and afford the other parties a reasonable opportunity to protect their interests. If the Dispute has not been resolved within 60 days of the appointment of a mediator, or within 90 days of receipt by a party of a Mediation Request (whichever occurs sooner), or within such longer period as the parties may agree to in writing, then any party may file an action on the Dispute in any court having jurisdiction in accordance with Section 21(c).
(c) Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City, County and State of New York for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 16, shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement in the courts of the State of New York or the courts of the United States of America located in the City, County and State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Each of the parties hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement.
Section 22. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement or any transaction contemplated hereby could not adequately be compensated by money damages, a party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement and no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.
Section 23. Joint and Several Obligations; Failure to Pay. CHC and CCG shall be jointly and severally liable for the obligations of either of them under this Agreement. If for any reason the Company does not pay the Base Management Fee, the Incentive Fee or any other amount due under this Agreement when due, then such amount shall accrue interest at a rate of 1% per month and shall continue to be payable and shall be paid by the Company as soon as reasonably practicable; provided, however, that the foregoing shall not apply to any amount that shall have become due hereunder which is then the subject of a dispute between the parties acting in good faith and, in any such case, no interest shall accrue on any such amount and no such amount shall be payable hereunder until such dispute has been finally resolved in accordance with the terms hereof. The preceding sentence shall not limit any other remedies of the Manager in the event the amounts are not paid when due.

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Section 24. Construction. The headings of the Sections in this Agreement are provided for convenience only, are not part of the agreement of the parties and shall not affect the construction or interpretation of this Agreement. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement was negotiated by the parties with the benefit of legal representation. If an ambiguity or question or intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring and or disfavoring a party by virtue of the authorship of any of the provisions of this Agreement.
Section 25. Non-Compete. During the term of this Agreement and during the one (1) year period following the termination of this Agreement, the Manager shall not, and shall not cause or permit any of its Affiliates to, directly or indirectly, engage in the LIHTC Business or the Agency Lending Business; provided, however, that this Section 25 shall immediately cease to apply: (i) with respect to any lending program of any Agency Lender, from and after the time that the Company ceases to participate in such program for any reason; and (ii) in its entirety, from and after any termination of this Agreement by the Manager pursuant to Section 12(f) (Good Reason) or Section 12(g) (Company Change of Control) or by the Company pursuant to Section 12(b) (No Reason) or Section 12(c) (Company Change of Control). This Section 25 shall not prohibit the ownership by the Manager and/or its Affiliates, collectively, of less than five percent (5%) of any class of publicly-traded security of any company.
Section 26. Section 409A. Notwithstanding anything to the contrary in this Agreement, in the event that one or more payments under this Agreement are subject to Section 409A of the Code and would cause the Manager to incur any additional tax or interest under Section 409A of the Code or any Treasury Regulations thereunder, the Company and the Manager shall, at no additional cost to the Company, mutually amend such provision, provided that such amendment shall maintain, to the extent practicable without any additional cost to the Company, the original intent and economic benefit to the Manager of the applicable provision without violating the provisions of Section 409A of the Code.
Section 27. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic pdf submission), each of which when executed shall be deemed to be an original, but all of which shall together constitute one and the same instrument.
Section 28. Further Actions. At any time and from time to time, each party agrees, at its expense (except as otherwise provided for herein), to take such actions and to execute and deliver such documents as reasonably may be necessary to effectuate the purposes of this Agreement and any transaction contemplated hereby.
Section 29. Independent Contractor; Ownership and Control. The parties hereto expressly acknowledge and agree that the Manager is at all times acting and performing under this Agreement as an independent contractor, retaining control over and responsibility for its own operations and personnel, and that no act or omission by either the Company or the Manager shall be construed to make or constitute the other its partner, member, principal, agent, joint venturer or associate and the parties agree to report the forgoing treatment of the Manager for tax

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purposes in any applicable tax filing. The Company shall at all times retain and exercise complete dominion and control over the assets and operations of the Company and its Subsidiaries. The Company shall own and/or hold all licenses, permits and contracts obtained by it with respect to the business of the Company.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives on the date first written above.

COMPANY CENTERLINE HOLDING COMPANY, a Delaware statutory trust
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & CEO

CENTERLINE CAPITAL GROUP INC., a Delaware corporation
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & CEO

MANAGER ISLAND CENTERLINE MANAGER LLC, a Delaware limited liability company
By:	/s/ Jeffrey Cohen
	Name:	Jeffrey Cohen
	Title:	President

MASTER NOVATION, STABILIZATION, CONTRIBUTION, ALLOCATION,
SERVICING AND ASSET MANAGEMENT AGREEMENT
DATED AS OF MARCH 5, 2010

-i-

(continued)

-ii-

(continued)

SCHEDULE A	List Of Credit Enhanced Partnerships, Credit Enhanced Partnership GPs, Credit Enhanced Funds, Credit Enhanced Fund GPs And Investor Return Floor Agreements
SCHEDULE B	Credit Enhanced Fund Bonds
SCHEDULE B-1	Schedule B-1 Bonds
SCHEDULE B-2	Schedule B-2 Bonds
SCHEDULE C	CHC Guaranties
SCHEDULE D	Properties Owned by the Credit Enhanced Local Partnerships
SCHEDULE E	Centerline Controlled General Partners
EXHIBIT 2.1(a)	Form of Novation Agreement
EXHIBIT 2.1(b)	Form of CFin Holdings BTB Swap Agreement
EXHIBIT 2.1(h)	Form of CFin Holdings Gap Confirmations
EXHIBIT 3.1.1	Form of Schedule B-1 Work-Out Agreement
EXHIBIT 3.2	Form of Advance Certification
EXHIBIT 4.1	Bond Servicing Agreement
EXHIBIT 4.2	Asset Management Services
EXHIBIT 4.3	Receivables Assignment
EXHIBIT 4.4	Credit Enhanced Fund Expenses Amounts
EXHIBIT 7.1.10	Entity Ownership Chart
EXHIBIT 7.1.15	UCC Financing Statement

-iii-

Exhibit 10.3
MASTER NOVATION, STABILIZATION, ASSIGNMENT, ALLOCATION,
SERVICING AND ASSET MANAGEMENT AGREEMENT
THIS MASTER NOVATION, STABILIZATION, ASSIGNMENT, ALLOCATION, SERVICING AND ASSET MANAGEMENT AGREEMENT (this “Agreement”) is dated as of March 5, 2010 among CENTERLINE HOLDING COMPANY, a Delaware statutory trust (“CHC”), CENTERLINE CAPITAL GROUP INC., a Delaware corporation (“CCG”), CENTERLINE AFFORDABLE HOUSING ADVISORS LLC, a Delaware limited liability company (“CAHA”), CENTERLINE GUARANTEED MANAGER LLC, a Delaware limited liability company (“Guaranteed Manager”), CENTERLINE FINANCIAL HOLDINGS LLC, a Delaware limited liability company (“CFin Holdings”), CENTERLINE MORTGAGE CAPITAL INC., a Delaware corporation (“CMC”) and NATIXIS FINANCIAL PRODUCTS INC., a Delaware corporation (“Natixis”).
HABENDUM
WHEREAS, CCG through its Affiliate CAHA has sponsored, among other funds, the Credit Enhanced Funds, each of which has as its sole limited partner the respective Credit Enhanced Partnership; and
WHEREAS, Natixis has entered into Investor Return Floor Agreements with each of the Credit Enhanced Partnerships, which Investor Return Floor Agreements are identified on Schedule A; and
WHEREAS, CCG and Natixis are each members of CFin Holdings and CFin Holdings is the sole member of Centerline Financial LLC (“CFin”); and
WHEREAS, CFin has entered into back-to-back swap agreements with Natixis with respect to the Investor Return Floor Agreements (the “Existing CFin BTB Swap Agreements”) for the respective Credit Enhanced Partnerships designated on Schedule A as the CFin BTB Credit Enhanced Partnerships; and
WHEREAS, CCG has entered into back-to-back swap agreements with Natixis with respect to the Investor Return Floor Agreements (the “Existing CCG Primary BTB Agreements”) for the respective Credit Enhanced Partnerships designated on Schedule A as the CCG BTB Credit Enhanced Partnerships and additionally has entered into certain other agreements obligating CCG to reimburse Natixis or otherwise pay for obligations of Natixis under the Investor Return Floor Agreements associated with the CFin BTB Credit Enhanced Partnerships (the “Existing CCG Ancillary BTB Swap Agreements” and together with the Existing CCG Primary BTB Agreements, the “Existing CCG BTB Swap Agreements”), which Existing CCG BTB Swap Agreements have been guaranteed by CHC pursuant to the guaranty agreements listed on Schedule C (the “CHC Guaranties”); and
WHEREAS, each of the Credit Enhanced Funds has acquired Tax Credit Investments in certain Local Partnerships whose Properties are financed by tax-exempt and taxable bond obligations in which CHC holds a continuing interest through the indirect ownership in the

B Certificates that were issued as part of the Bond Transaction, which obligations are listed on Schedule B annexed hereto (the “Credit Enhanced Fund Bonds”); and
WHEREAS, CMC is the primary servicer with respect to the Credit Enhanced Fund Bonds and, as of the date hereof, Centerline Servicing, Inc. (“CSI”) is the subservicer with respect to the Credit Enhanced Fund Bonds and CAHA is the special subservicer with respect to the Credit Enhanced Fund Bonds; and
WHEREAS, the continued performance by those Local Partnerships whose Properties are financed by the Credit Enhanced Fund Bonds is necessary in order to reduce potential obligations to make payments under the Investor Return Floor Agreements and accordingly the obligations under the Existing BTB Swap Agreements; and
WHEREAS, the parties hereto desire that in exchange for CCG entering or causing its Affiliated entities to enter into the agreements and covenants contained herein and performing the obligations contemplated in this Agreement and the other agreements to be entered into pursuant hereto, Natixis will (i) agree to enter into the agreements and covenants contained herein, including a novation of the transactions entered into under the Existing CCG BTB Swap Agreements (the “Novated BTB Transactions”), which Novated BTB Transactions will be novated to and assumed by CFin Holdings, and (ii) release CHC from its obligations under the CHC Guaranties; and
WHEREAS, the parties desire to provide for sources to mitigate the risk of payments on the remaining outstanding obligations of Natixis under the Investor Return Floor Agreements, CFin under the Existing CFin BTB Swap Agreements and CFin Holdings under the Novated BTB Transactions and to provide for the future management of such risks; and
WHEREAS, in order to provide funding for the obligations assumed and created by CFin Holdings pursuant to and as contemplated by this Agreement, CFin Holdings shall enter into the Credit Agreement with Natixis as the Administrative Agent and the Lender.
NOW, THEREFORE, in consideration for the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND RULES OF INTERPRETATION
1.1 Definitions. Terms not otherwise defined herein shall have the meaning as set forth in the Credit Agreement.
1.1.1 Definitions of Parties and Affiliates. For purposes of this Agreement the respective parties hereto and certain of their Affiliates are defined as set forth below:
CAHA. Centerline Affordable Housing Advisors LLC, a Delaware limited liability company (formerly known as Related Capital Company LLC and as CharterMac Capital LLC).

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CCG. Centerline Capital Group Inc., a Delaware corporation (formerly known as Charter Mac Corporation).
Centerline Controlled Entities. Collectively, CHC, CCG, CAHA, CMC, GP Holdings, Guaranteed Manager, the Credit Enhanced Entities, the Middle-Tier Entities and the Centerline Controlled General Partners.
Centerline Controlled General Partners. Collectively, those Local General Partners that are Affiliates of CCG. As of the Closing Date, the Centerline Controlled General Partners are those Persons listed in Schedule E as Centerline Controlled General Partners.
Centerline Parties. Collectively, CHC, CCG, CAHA, Guaranteed Manager, CMC, and CFin Holdings.
Centerline Global Entities. Collectively, CHC, CCG, CAHA, GP Holdings, Guaranteed Manager, the Credit Enhanced Entities, the Middle-Tier Entities and the Local Partnerships.
CFin. Centerline Financial LLC, a Delaware limited liability company.
CFin Holdings. Centerline Financial Holdings LLC, a Delaware limited liability company.
CHC. Centerline Holding Company, a Delaware statutory trust (formerly known as CharterMac).
CMC. Centerline Mortgage Capital Inc., a Delaware corporation.
CSI. Centerline Servicing Inc., a Delaware corporation.
GP Holdings. Centerline GP Holdings LLC, a Delaware limited liability company.
Guaranteed Manager. Centerline Guaranteed Manager LLC, a Delaware limited liability company.
Natixis. Natixis Financial Products Inc. (formerly known as IXIS Financial Products Inc.)
SPV I. Centerline Sponsor 2007-1 Securitization, LLC, a Delaware limited liability company.
SPV II. Centerline Stabilization 2007-1 Securitization, LLC, a Delaware limited liability company.
1.1.2 General Definitions. The following terms shall have the meanings set forth in this Section or elsewhere in the provisions of this Agreement referred to below:

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Administrative Agent. The Administrative Agent as defined in the Credit Agreement.
Advance Certification. The term as defined in Section 3.2.
Affiliate. As to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means directly or indirectly possessing the power (i) to vote 10% or more of the capital stock having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement, or otherwise. Notwithstanding the foregoing, neither Natixis and its Affiliates nor Island and its Affiliates shall be deemed to be “Affiliates” of any Centerline Party or any of their respective Affiliates. For the avoidance of doubt, GP Holdings (and its Affiliates) shall be deemed to be Affiliates of the Centerline Parties (and each of their respective Affiliates). As used herein, the term “Affiliated” has a meaning correlative to the term “Affiliate”.
Amended and Restated Credit Enhanced Partnership GP Agreements. Those agreements as defined in Section 2.1(f).
Amendment Inducement Agreement. That certain Amendment Inducement Agreement, dated as of December 14, 2007 by CFin Holdings and CCG for the benefit of Natixis.
Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
Application. Any payment by CFin Holdings (directly or indirectly) of Debt Service Shortfall Payments, Credit Enhanced Fund Expenses, Stabilization Payments, and Fund Voluntary Loans and any action by CFin Holdings intended to cause Stabilization or any other payment by CFin Holdings to or in respect of any Tax Credit Investment, other than a Stabilization Payment made from Unrestricted Stabilization Sources after the Required Stabilization Date unless a Cash Freeze Event has occurred.
Approval Conditions. The term as defined in the definition of Natixis Approved Properties.
Asset Management Fees. The Asset Management Fees payable pursuant to Section 6.8.E of the respective Credit Enhanced Fund Agreement.
Asset Management Services. Those services set forth in Exhibit 4.2.
Asset Manager. Guaranteed Manager.
Assignment and Subrogation Agreements. Those Assignment and Subrogation Agreements delivered by Guaranteed Manager to Natixis with respect to each Credit Enhanced

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Fund, pursuant to which Guaranteed Manager pledged to Natixis its interest as managing member of the respective Credit Enhanced Fund GPs and Credit Enhanced SLPs.
Available Receivables. The term as defined in Section 3.1.3(a)(vi).
B Certificates. Those certain series B certificates held by SPV I in connection with the Bond Transaction.
Bankruptcy or Bankrupt. With respect to any Person, such Person’s making an assignment for the benefit of creditors, becoming a party to any liquidation or dissolution action or proceeding with respect to such Person or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors with respect to such Person, or the appointment of a receiver, liquidator, custodian or trustee for such Person or a substantial part of such Person’s assets and, if any of the same occur involuntarily, the same is not dismissed, stayed or discharged within 180 days; or the entry of an order for relief against such Person under the United States Bankruptcy Code.
BOA Credit Agreement. The Revolving Credit and Term Loan Agreement dated as of December 27, 2007 by and among CHC, CCG, those Persons listed as guarantors thereto, Bank of America, N.A. and the other lenders party thereto in their capacities as lenders and Bank of America, N.A., as administrative agent, as the same has been amended to the date hereof, and as further amended as of the date hereof, and as may be amended in the future.
Bond Reimbursement Agreement. That certain Reimbursement, Pledge and Security Agreement dated as of December 1, 2007 between Freddie Mac and SPV I, as the same may be amended or modified from time to time.
Bond Servicer. CMC, as servicer pursuant to the Bond Servicing Agreement, or any successor thereto as servicer.
Bond Special Servicer. CAHA, as special subservicer to Bond Servicer, or any successor thereto as sub-special servicer.
Bond Servicing Agreement. That certain Servicing Agreement dated as of December 1, 2007 between Freddie Mac and CMC, relating to the Bond Transaction, attached hereto as Exhibit 4.1
Bond Transaction. The exchange of a portfolio of bonds from Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC and Centerline 2007-1 T Securitization, LLC to Freddie Mac, pursuant to which Freddie Mac issued series A certificates and the B certificates held as of the date hereof by SPV I for purposes of a securitization of such portfolio that is credit enhanced by Freddie Mac pursuant to that certain Bond Exchange and Sale Agreement dated as of December 1, 2007 among Freddie Mac, Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC, Centerline 2007-1 T Securitization, LLC, SPV I and SPV II, and the documents contemplated thereby.
BTB Swap Agreements. Collectively, the Existing CCG BTB Swap Agreements, the Existing CFin BTB Swap Agreements and the CFin Holdings BTB Swap Agreement.

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Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York.
Capital Contributions. With respect to any Credit Enhanced Entity, the capital contributions to be made by its limited partners or members.
Capital Transaction. Any transaction not in the ordinary course of business which results in a Credit Enhanced Fund or Credit Enhanced Local Partnership receiving cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property, financings, and refinancings.
Cash Freeze Event. Any of the following:
(a) any representation or warranty made or deemed made by or on behalf of any Centerline Party or Centerline Controlled Entity in or in connection with this Agreement, the Work-Out Agreements or the Subscription Agreement (collectively, the “Subject Agreements”) or any amendment or modification thereof, or any waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Subject Agreement or any amendment or modification thereof, or any waiver or thereunder, shall be incorrect when made or deemed made in any material respect (it being agreed that at any time under this Agreement there shall be a requirement that any Property be a Natixis Approved Property, the Centerline Parties shall be deemed to have represented and warranted to Natixis at such time that such Property is a Natixis Approved Property);
(b) any Centerline Party or Centerline Controlled Entity shall fail to observe or perform any covenant, condition or agreement contained in any Subject Agreement and such failure shall continue unremedied for a period of 15 or more days;
(c) Stabilization shall not have occurred with respect to the Schedule B-1 Bonds in accordance with and by the date set forth in Section 3.1.1;
(d) the failure by Bond Servicer to enter into Schedule B-1 Work-Out Agreements or Schedule B-2 Preliminary Work-Out Agreements within thirty days of the Closing Date; or
(e) failure to achieve Stabilization with respect to the Schedule B-1 Bonds within nine months following the Closing Date (other than with respect to the Walton Trails Project) and within two years following the Closing Date with respect to the Walton Trails Project.
CCG BTB Credit Enhanced Funds. Those partnerships listed on Schedule A and designated as the CCG BTB Credit Enhanced Funds.
CCG BTB Credit Enhanced Partnerships. Those partnerships listed on Schedule A and designated as the CCG BTB Credit Enhanced Partnerships.
Centerline Stabilization Cap. The term as defined in Section 3.1.1(a)(iii).

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CFin BTB Credit Enhanced Funds. Those partnerships listed on Schedule A and designated as the CFin BTB Credit Enhanced Funds.
CFin BTB Credit Enhanced Partnerships. Those partnerships listed on Schedule A and designated as the CFin BTB Credit Enhanced Partnerships.
CFin Distributions. Term as defined in Section 3.1.3(a)(vii).
CFin Holdings Agreement. The First Amended and Restated Limited Liability Company Agreement of CFin Holdings dated as of the date hereof.
CFin Holdings BTB Agreements. Each of the CFin Holdings BTB Swap Agreement, the Novated BTB Transactions and the CFin Holdings Gap Confirmations.
CFin Holdings BTB Swap Agreement. Has the meaning set forth in Section 2.1(b).
CFin Holdings Gap Confirmations. Has the meaning set forth in Section 2.1(h)
CHC Guaranties. Those guaranties as defined in the fifth paragraph of the Habendum and set forth on Schedule C hereto.
Closing Date. The term as defined in Section 6.1.
Code. The Internal Revenue Code of 1986, as amended.
Collateral Release Capital. The term as defined in Section 3.1.3(a)(v).
Credit Agreement. That certain loan agreement dated as of the date hereof between the Administrative Agent, the Lender and CFin Holdings, as borrower.
Credit Agreement Draws. The term as defined in Section 3.1.3(a)(viii).
Credit Enhanced Entities. The Credit Enhanced Funds, the Credit Enhanced Fund GPs, the Credit Enhanced Partnerships, the Credit Enhanced Partnership GPs and the Credit Enhanced SLPs.
Credit Enhanced Fund Agreements. The agreements of limited partnership of the Credit Enhanced Funds, as may be amended from time to time.
Credit Enhanced Fund Bonds. Those bonds as defined in the sixth paragraph of the Habendum.
Credit Enhanced Fund Expenses. Has the meaning set forth in Section 4.4.1.
Credit Enhanced Fund GPs. The general partner of each of the Credit Enhanced Funds, from time to time, each of which as of the date hereof is listed on Schedule A under the heading Credit Enhanced Fund GPs.

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Credit Enhanced Fund Group. Each of the Credit Enhanced Entities that have been formed in connection with the formation of a Credit Enhanced Fund, together with any Centerline Controlled General Partners.
Credit Enhanced Funds. Each of the limited partnerships listed on Schedule A under the heading CCG BTB Credit Enhanced Funds and CFin BTB Credit Enhanced Funds.
Credit Enhanced Local Partnerships. Local Partnerships in which a Credit Enhanced Fund has an ownership interest as a limited partner or through a Middle-Tier Entity.
Credit Enhanced Partnership Agreements. The agreements of limited partnership of the Credit Enhanced Partnerships, as may be amended from time to time.
Credit Enhanced Partnerships. Each of the limited partnerships listed on Schedule A under the heading CCG BTB Credit Enhanced Partnerships or CFin BTB Credit Enhanced Partnerships.
Credit Enhanced Partnership GPs. The general partner of each of the Credit Enhanced Partnerships from time to time, each of which as of the date hereof is listed on Schedule A under the heading Credit Enhanced Partnership GPs.
Credit Enhanced SLPs. The special limited partners or special members of the Credit Enhanced Local Partnerships, as defined in the respective Credit Enhanced Fund Agreement.
Debt Service Shortfall Payments. For any Credit Enhanced Local Partnership on any date on which a scheduled principal payment, and/or a scheduled payment of accrued interest, is required to be made on the related Credit Enhanced Fund Bonds, an amount equal to the lesser of:
(a) the amount of funds needed by such Credit Enhanced Local Partnership to enable it to pay the full amount of such scheduled principal and/or interest payment on such scheduled payment date in accordance with the documents governing the relevant Credit Enhanced Fund Bond (after taking into account all other sources of funds available to such Credit Enhanced Local Partnership in accordance with such governing documents if such governing documents provide for prioritization of operating expense payments); and
(b) the amount of such scheduled principal and/or scheduled interest payment that is then due and owing.
Disposition Fee. The Disposition Fee payable to a Credit Enhanced Fund GP or any other Centerline Controlled Entity pursuant to the respective Credit Enhanced Fund Agreement or any other similar or analogous fee.
Drawdown Date. The date on which any loan is made or is to be made pursuant to the Credit Agreement.
Excluded Fee Rights. The term as defined in Section 4.3.1.

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Existing CCG Ancillary BTB Swap Agreements. The agreements as defined in the fifth paragraph of the Habendum.
Existing BTB Swap Agreements. Collectively, the Existing CCG BTB Swap Agreements and the Existing CFin BTB Swap Agreements.
Existing CCG BTB Swap Agreements. The agreements as defined in the fifth paragraph of the Habendum.
Existing CFin BTB Swap Agreements. The agreements as defined in the fourth paragraph of the Habendum.
Existing CFin Holdings Capital. The amount as set forth in Section 3.1.3(a)(iv).
Existing CCG Primary BTB Agreements. The agreements as defined in the fifth paragraph of the Habendum.
Extended Schedule B-2 Stabilization Date. The term as defined in Section 3.1.2(a)
Fee Rights. The term as defined in Section 4.3.
Forbearance Election. The term as defined in Section 3.1.1(b).
Forbearance Election Termination Date. The term as defined in Section 3.1.1(b).
15-Year Compliance Period. The 15-year period specified in Section 42(i)(1) of the Code as currently in effect as applicable to each building included in a Property.
Freddie Mac. Federal Home Loan Mortgage Corporation, a shareholder-owned, government-sponsored enterprise organized and existing under the laws of the United States.
Full Distribution Date. The earliest date as of which each of the following has occurred:
(a) the payment in full of all principal, interest and other amounts owing to the Lender and Administrative Agent under the Credit Agreement, Security Agreement and other Loan Documents referred to in the Credit Agreement, and the termination of the commitments under the Credit Agreement; and
(b) the payment in full of all amounts owing to Natixis under the BTB Swap Agreements and the termination of Natixis’ obligations under the Investor Return Floor Agreements.
Fund Management Agreement. The Amended and Restated Fund Management Agreement between Guaranteed Manager and the Credit Enhanced Fund GPs as listed on Schedule A hereto dated as of October 1, 2009, but effective as of November 17, 2003.

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Fund Voluntary Loans. Loans made by the partners or other lenders permitted to make loans to either the Credit Enhanced Funds or the Credit Enhanced Partnerships in order to pay expenses of the Credit Enhanced Funds or Credit Enhanced Partnership or to advance funds to the Credit Enhanced Local Partnerships pursuant to and as more fully defined in the Credit Enhanced Fund Agreements and Credit Enhanced Partnership Agreements and referred to therein as “Voluntary Loans,” together with any other obligation evidenced by a Master Note.
GAAP. Principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors, as in effect from time to time, and (ii) consistently applied with past financial statements of each Person adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than qualifications regarding changes in GAAP and as to normal year-end adjustments) as to financial statements in which such principles have been properly applied.
Governmental Authority. Any foreign, federal, state, provincial, regional, local municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.
Guarantee Fees. Those guarantee fees as defined in each of the respective Credit Enhanced Partnership Agreements.
Guarantee Payment Date. The term as defined in each of the respective Credit Enhanced Partnership Agreements.
Guaranteed Obligations. The term as defined in each of the respective Credit Enhanced Partnership Agreements.
Investor Return Floor Agreements. Each Natixis Investor Return Floor Agreement as defined in each of the Credit Enhanced Partnership Agreements and as set forth on Schedule A under the heading Investor Return Floor Agreements.
Investor Services Agreement. That certain Investor Services Agreement dated as of December 14, 2007 by and among CHC, CSI and CFin,
ISDA. The International Swaps and Derivatives Association, Inc.
Island. Island Capital Company LLC, and its Subsidiaries.
Island Purchaser. C-III Capital Partners LLC, a Delaware limited liability company.
Island Recapitalization. The transaction being consummated, the actions being taken and the conditions being satisfied under or in connection with (x) the Purchase and Sale Agreement by and among Island Purchaser, CHC, CCG, ARcap 2004-RR3 Resecuritization, Inc., ARcap 2005-RR5 Resecuritization, Inc, Centerline Fund Management LLC, Centerline CMBS Fund II Management LLC, Centerline REIT Inc., CM Investor LLC, CMC and

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Centerline Mortgage Partners Inc., contemporaneously with closing of this Agreement, and (y) the amendment and restatement of the BOA Credit Agreement.
Last Compliance Period Year. The last taxable year of the 15-year Compliance Period for Properties owned by each of the Credit Enhanced Local Partnerships.
Lender. Collectively, the Lenders party to the Credit Agreement.
Limited Support Guaranty. The term as defined in Section 3.1.5.
Loan Receivables. The term as defined in Section 4.3.
Local General Partners. The general partners or managing members of the Local Partnerships.
Local Partnership Agreements. The agreements of limited partnership or operating agreements, as may be amended, of the Local Partnerships.
Local Partnership Guaranties. The term as defined in Section 3.1.1(a)(i).
Local Partnerships. The term as defined in the definition of Tax Credit Investments.
Master Note. The promissory note issued by each Credit Enhanced Fund to evidence, inter alia, Fund Voluntary Loans.
Material Adverse Effect. (A) An effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Person and its Subsidiaries taken as a whole; or (B) a material adverse effect on (i) the ability of a Centerline Party to perform any of its obligations under any Transaction Document (as defined in the Credit Agreement) or (ii) the rights or benefits available to Natixis or the Lenders under any such Transaction Document.
Middle-Tier Entity. A limited liability company, in which a Credit Enhanced Fund is a member holding all or a portion of the membership interests in such Middle-Tier Entity and which Middle-Tier Entity is a limited partner or member of a Local Partnership.
Mission Del Rio Expiration Date. The term as defined in Section 3.1.2(a).
Mission del Rio Project. The property located in San Antonio, Texas, owned by Chicory Court II LP and which is financed by a Schedule B-2 Bond.
Mission Del Rio Work-Out Agreement. The Schedule B-2 Preliminary Work-Out Agreement for the Mission del Rio Project.
Modified Stabilization Resolution. The term as defined in Section 3.1.3.
Natixis Approval Rights. The term as defined in Section 5.3.

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Natixis Approved Properties. Each of the Properties, provided that, at the time of determination, such a Property shall only constitute a Natixis Approved Property if each of the following conditions (the “Approval Conditions”) are satisfied at such time or the Administrative Agent and Lenders have otherwise consented thereto:
(a) such Property complies with the requirements of Section 42 of the Code so that such Property is entitled to claim Tax Credits or if such Property has not been placed in service and commenced its first Credit Year (as defined in Section 42 of the Code), it is anticipated that such Property will be entitled to claim Tax Credits, provided however that such condition shall not be deemed to have been satisfied if at the time of determination:
(i) all Form 8609s with respect to such Property have not been duly completed and filed by the date on which such completion and filing is required in order to claim Tax Credits provided, however that such condition shall not apply to the Mission del Rio Project through December 31, 2010;
(ii) a Form 8823 (or other similar or analogous form) has been received with respect to such Property but only if the conditions cited in the Form 8823 could reasonably be expected to cause such Property to fail to be able to claim more than 95% of the Tax Credits anticipated to be claimed with respect to such property in any year;
(iii) there is an audit by the IRS or any applicable state revenue or taxing authority that is ongoing at the time of determination with respect to such Property which, could reasonably be expected to cause such Property to fail to be able to claim at least 95% of the Tax Credits claimed with respect to such Property or projected to be claimed in any year;
(iv) at the time of determination, any residential unit at such Property included in the Property’s “qualified basis” as such term is defined in Section 42, is unavailable for leasing because of casualty loss and such unit is not in the process of being restored and such inclusion could reasonably be expected to cause such Property to fail to be able to claim at least 95% of the Tax Credits claimed with respect to such Property or projected to be claimed in any year; or
(v) any other event or condition exists with respect to such Property that could reasonably be expected to cause such Property to fail to be able to claim at least 95% of the Tax Credits claimed with respect to such Property or project to be claimed in any year.
(b) the Investor Return Floor Agreement with the Credit Enhanced Partnership that is the holder of the limited partnership interest in the applicable Credit Enhanced Fund investing in such Property is outstanding at such time and the applicable 15-Year Compliance Period for such Credit Enhanced Fund has not expired; and
(c) if historic Tax Credits have been or are projected to be claimed with respect to such Property, all required historic tax credit forms (including, without limitation, NPS Part II and Part III and any state historic tax forms) have been duly completed and filed when due in order to claim historic Tax Credits

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Non-Stabilized Bonds. Means each of the Schedule B-1 Bonds and Schedule B-2 Bonds.
Novated BTB Transactions. The transactions as defined in the ninth paragraph of the Habendum and Section 2.1(a).
Novation Agreement. The Novation Agreement as defined in Section 2.1(a).
Operative Event. The term as defined in the respective Assignment and Subrogation Agreements, as amended pursuant to Section 2.1(g) hereof.
Organizational Documents. (i) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
Properties. The real property interests owned by Credit Enhanced Local Partnerships, each of which as of the date hereof is set forth on Schedule D.
Receivables. Each fee, receivable, “voluntary loan”, right to payment or distribution or other economic right or entitlement held by or payable to the Receivable Assignors that are, or are required to be, conveyed by them to CFin Holdings pursuant to the Receivables Assignment and Assumption Agreement, provided that Receivables shall not include the Excluded Fee Rights.
Receivables Assignment. The term as defined in Section 4.3.
Receivables Assignment and Assumption Agreement. The Receivables Assignment and Assumption Agreement dated as of the date hereof, among CFin Holdings and the Receivables Assignors party thereto.
Receivables Assignors. Each Person that has (or is required to) assign Receivables to CFin Holdings pursuant to the Receivables Assignment and Assumption Agreement.
Required Stabilization Date. December 1, 2012, or such later date that the Required Stabilization Date may be extended to pursuant to the Bond Reimbursement Agreement.
Restructuring Documents. The meaning as defined in Section 7.1.5.
Schedule B-1 Bonds. The bonds as defined in Section 3.1.1.

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Schedule B-1 Work-Out Agreements. The agreements as defined in Section 3.1.1.
Schedule B-1 Work-Out Sources. Those sources as defined in Section 3.1.1(a).
Schedule B-2 Bonds. The bonds as defined in Section 3.1.2.
Schedule B-2 Preliminary Work-Out Agreements. The agreements as defined in Section 3.1.2.
Schedule B-2 Stabilization Work-Out Agreements. The agreements as defined in Section 3.1.3.
Schedule B-2 Work-Out Agreements. The Schedule B-2 Preliminary Work-Out Agreement and the Schedule B-2 Stabilization Work-Out Agreements.
Schedule B-2 Work-Out Sources. Those sources as defined in Section 3.1.3(a).
Secured Obligations. The term as defined in the Security Agreement.
Security Agreement. The Security Agreement dated as of the date hereof between CFin Holdings and the Administrative Agent.
Series B Adjustments. The term as defined in Section 3.1.1(a)(iii).
Solvent. With respect to any Person, at any date, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
Stabilization. With respect to each of the Non-Stabilized Bonds, the definition attributable thereto as set forth in the Stabilization Escrow Agreement (or as otherwise determined with respect to any Non-Stabilized Bond in accordance with the terms of this Agreement), the determination of which shall be made by the Bond Servicer, acting in good faith.
Stabilization Escrow Account. That certain Stabilization Escrow Account as such term is defined in the Stabilization Escrow Agreement.

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Stabilization Escrow Agreement. That certain Stabilization Escrow and Security Agreement dated as of December 1, 2007, between Freddie Mac and SPV II, as the same may be amended or modified from time to time.
Stabilization Payments. Those payments as defined in Section 5.3(f).
Stabilization Work-Out Bonds. Collectively, the Schedule B-1 Bonds and the Schedule B-2 Bonds.
Stabilization Work-Out Properties. The Properties as defined in Section 3.1.
Subscription Agreement. That certain Subscription Agreement dated as of the date hereof, between CHC and Natixis.
Stabilization Opinion. With respect to a Work-Out Agreement respecting each Local Partnership and its related debt (including without limitation any tax exempt or taxable municipal bonds) and the consummation of the transactions contemplated therein, an opinion of Paul, Hastings, Janofsky & Walker LLP or other nationally recognized legal counsel reasonably acceptable to Natixis stating that such actions should not: (i) result in the recognition by such Local Partnership of any cancellation of indebtedness income pursuant to Section 108 of the Code; (ii) result in a reallocation of tax credits and/or tax losses pursuant to Section 704(b) of the Code or a reallocation of partnership debt pursuant to Section 752 of the Code; (iii) adversely impact the amount or timing of the Tax Credits or tax benefits to be received during the 15-Year Compliance Period; or (iv) in and of themselves, adversely affect the tax opinion previously rendered by counsel at the time that the Fund was admitted as a limited partner in such Local Partnership.
Subject Agreements. The term as defined in the definition of Cash Freeze Event.
Success Fee Letter. The letter agreement entitled “Success Fee Letter” dated as of the date hereof, between Natixis and CCG.
Tax Credits. Low-income housing tax credits, state low-income housing tax credits, historic rehabilitation tax credits, state historic rehabilitation tax credits and similar tax credits established by state programs, as well as depreciation and losses derived from the single-family and multi-family affordable housing transactions owned by any Local Partnerships that are allocated to the limited partner or investor member of such Local Partnership in accordance with Section 42 of the Code and any applicable state legislation.
Tax Credit Investments. Ownership interests in limited partnerships or limited liability companies (the “Local Partnerships”) in respect of which Tax Credits are allocated to such Local Partnerships.
True-Up Guaranty Fee Payments. The term as defined in Section 3.1.3(a)(iii).
True-Up Payments. Any adjustments to the capital contributions payable by the limited partners of the Credit Enhanced Partnerships pursuant to Section 3.4 of the respective Credit Enhanced Partnership Agreements by reason of the projected benefits to the limited

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partners as of the date that such adjustment is determined being different from the projected benefits to the limited partner as of the date the capital contributions to be made were initially determined or subsequently determined by reason of an amendment to the respective Credit Enhanced Partnership Agreements).
Unaffiliated Local General Partners. Those Local General Partners as set forth in Section 3.1.1(a)(i).
Unfunded Equity Payments. The term as defined in Section 3.1.3(a)(ii).
Unrestricted Stabilization Sources. The term as defined in Section 3.1.3(a)(v).
Walton Trails Project. The Property located in Atlanta, Georgia owned by Caswyck Trail, LLC, and which is financed by a Schedule B-1 Bond.
Work-Out Agreements. The Schedule B-1 Work-Out Agreements and the Schedule B-2 Work-Out Agreements.
Work-Out Guaranty. The Additional Guaranty and Suretyship Agreements to be executed by CFin Holdings in connection with Schedule B-2 Preliminary Work-Out Agreements providing for the guaranty of Debt Service Shortfall Payments so long as the Property with respect to which such Debt Service Shortfall Payments are made is a Natixis Approved Property.
1.2 Rules of Interpretation.
(a) Unless otherwise expressly indicated, a reference to any document or agreement shall include such document or agreement as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b) The singular includes the plural and the plural includes the singular.
(c) Unless otherwise expressly indicated, a reference to any law or regulation includes any amendment or modification to, or replacement of, such law or regulation.
(d) A reference to any Person includes its permitted successors and permitted assigns.
(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f) The words “include,” “includes” and “including” are not limiting.
(g) Reference to a particular “Section” refers to that section of this Agreement unless otherwise indicated. Reference to a particular “Exhibit” or “Schedule” refers to that Exhibit or Schedule, as applicable, to this Agreement.

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(h) The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(i) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(j) This Agreement and the other documents delivered in connection herewith are the result of negotiation among, and have been reviewed by counsel to, among others, the respective parties and is the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other documents are not intended to be construed against a Person merely on account of such Person’s involvement in the preparation of such documents.
ARTICLE 2
NOVATION OF CCG SWAP AGREEMENTS, TERMINATION OF CHC GUARANTIES;
ISSUANCE OF REPLACEMENT SWAP CONFIRMATIONS AND CFIN GAP CONFIRMATIONS
2.1 Novation of CCG Swaps, Termination of Amendment and Inducement Agreement and CHC Guaranties, Issuance of Confirmations. On the Closing Date, the following actions will be taken in order to (i) terminate the obligations of CCG and CHC under the Amendment Inducement Agreement and of CHC under the CHC Guaranties, (ii) cause the novation from CCG and the assumption by CFin Holdings of the obligations of CCG under the transactions under the Existing CCG BTB Swap Agreements and (iii) the entry into CFin Holdings Gap Confirmations with respect to amounts paid by Natixis that are not covered by the Existing CFin BTB Swap Agreements:
(a) On the Closing Date, each of Natixis, as remaining party, CCG, as transferor, and CFin Holdings, as transferee, shall enter into a novation agreement in the form attached hereto as Exhibit 2.1(a) (the “Novation Agreement”) pursuant to which the “Transactions” under (and as defined in) the Existing CCG Primary BTB Swap Agreements will be novated to CFin Holdings (the “Novated BTB Transactions”) and will constitute “Transactions” under (and as defined in) the CFin Holdings BTB Swap Agreement referred to in paragraph (b) below.
(b) On or prior to the Closing Date, Natixis and CFin Holdings shall enter into an ISDA 1992 Master Agreement (Multicurrency-Cross Border), together with a Schedule thereto in the form of Exhibit 2.1(b) (the “CFin Holdings BTB Swap Agreement”).
(c) On the Closing Date, CHC will, by the effectiveness of the Novation Agreement, be released and discharged from its obligations under the Existing CCG BTB Swap Agreements, including, without limitation, the CHC Guaranties, which shall be terminated.

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(d) On the Closing Date, each of CCG and CHC will, by the effectiveness of the Novation Agreement, be released and discharged from its obligations under the Amendment Inducement Agreement and such agreement shall be terminated.
(e) Within three (3) Business Days of the Closing Date, and pursuant to the terms of the Novation Agreement, Natixis shall return to CCG and CCG shall simultaneously transfer to CFin Holdings all collateral posted to Natixis by CCG pursuant to the credit support annex to the Existing CCG BTB Swap Agreements, it being agreed by CCG that Natixis is hereby authorized to deposit directly such released collateral with CFin Holdings on behalf of CCG.
(f) Effective as of the Closing Date, each of the limited liability company agreements of each of the Credit Enhanced Partnership GPs shall be amended and restated (the “Amended and Restated Credit Enhanced Partnership GP Agreements”) pursuant to which (i) CCG shall assign to CFin Holdings and CFin Holdings shall assume the obligations of CCG as a member of the Credit Enhanced Partnership GPs; (ii) any Guarantee Fees received by each of the Credit Enhanced Partnership GPs shall be transferred to CFin Holdings; and (iii) the rights of the Credit Enhanced Fund GPs, as the managing member of the Credit Enhanced Partnership GPs, shall be modified as provided therein.
(g) Effective as of the Closing Date, the Assignment and Subrogation Agreements shall each be amended and restated to, among other things, provide for the right of Natixis to foreclose upon the interest of Guaranteed Manager in the event of a breach of the obligations of CFin Holdings under the CFin Holdings BTB Agreements.
(h) On the Closing Date, CFin Holdings and Natixis shall enter into confirmations in the form of Exhibit 2.1(h) (the “CFin Holdings Gap Confirmations”).
ARTICLE 3
STABILIZATION OF THE BONDS; DEBT SERVICE SHORTFALL PAYMENTS AND B
CERTIFICATE WRITE-DOWNS
3.1 Work-Out Agreements. In order to induce CFin Holdings to enter into the CFin Holdings BTB Agreements set forth in Section 2.1, the parties hereto agree to take the actions set forth in this Section 3.1 in order to cause Stabilization to occur with respect to the Schedule B-1 Bonds and to provide support to the Schedule B-2 Bonds (collectively, the “Stabilization Work-Out Bonds”) issued in connection with the Properties owned by Credit Enhanced Local Partnerships (the “Stabilization Work-Out Properties”).
3.1.1 Schedule B-1 Work-Out Agreements. Within thirty (30) days following the Closing Date, CCG shall cause Bond Special Servicer to enter into work-out agreements in form and substance satisfactory to Natixis (the “Schedule B-1 Work-Out Agreements”) with each of the Credit Enhanced Local Partnerships whose Properties are financed by those Credit Enhanced Fund Bonds listed on Schedule B-1 (the “Schedule B-1 Bonds”). The Schedule B-1 Work-Out Agreements shall be such agreements as contemplated by Section 5.3(d) of the Bond Reimbursement Agreement to enable the debt service coverage ratio requirements for the

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Properties with respect to which the Schedule B-1 Bonds have been issued to meet the requirements for Stabilization under the Bond Reimbursement Agreement, and shall be in substantially the same form as attached hereto as Exhibit 3.1.1, with such changes thereto to which Natixis has given its prior consent, which consent shall not be unreasonably withheld or delayed.
(a) Schedule B-1 Work-Out Sources. The sources to enable the conditions for Stabilization to be met under the Schedule B-1 Work-Out Agreements shall consist of one or more of the following (the “Schedule B-1 Work-Out Sources”):
(i) payments to be made by or on behalf of the respective Credit Enhanced Local Partnerships, including amounts guaranteed for such purpose by the Local General Partners who are not Affiliated with CCG (the “Unaffiliated Local General Partners”) or their respective Affiliates pursuant to guaranties to cause Stabilization to occur and to fund, among other obligations, Debt Service Shortfall Payments until Stabilization has occurred (the “Local Partnership Guaranties”) that are applied to either pay off that portion of the principal amount of the respective Schedule B-1 Bonds or to acquire subordinate debt;
(ii) capital held by the respective Credit Enhanced Funds (directly or through a Middle-Tier Entity) that has not been contributed to the respective Credit Enhanced Local Partnerships in which they have invested by reason of Stabilization not having occurred with respect to the Property of such Credit Enhanced Local Partnership (the “Unfunded Equity Payments”) which is applied to the partial mandatory redemption of the respective Schedule B-1 Bonds (which both CFin Holdings and Natixis agree as of the date hereof may be applied for the purpose of achieving Stabilization without further approval of Natixis or CFin Holdings unless a Cash Freeze Event has occurred); or
(iii) funds to be released (the “Series B Adjustments”) from either (x) the Stabilization Escrow Account or (y) other adjustments to be made to the value of the B Certificates including substitutions of existing obligations under the respective Schedule B-1 Bond with subordinated debt; provided, however, that the amount of the Series B Adjustments required to be made available by the Centerline Parties with respect to the Schedule B-1 Bonds shall be at least Thirty Million Dollars ($30,000,000.00), but not greater than the aggregate amount set forth in Schedule B-1 (the “Centerline Stabilization Cap”).
(b) The Schedule B-1 Work-Out Agreements shall be entered into within thirty (30) days following the Closing Date and true, correct and complete copies thereof shall be delivered to Natixis. The Centerline Parties agree to cause the transactions contemplated thereunder to be completed within nine (9) months of the Closing Date (other than with respect to the Walton Trails Project). Failure to complete such transactions, including the Stabilization of the Properties related to the Schedule B-1 Bonds, shall constitute a Cash Freeze Event. For the purposes of this Section 3.1.1, Stabilization with respect to any Property shall not have occurred until Freddie Mac shall have delivered to the respective trustee under the bond indenture for such Stabilization Work-Out Bond a notification that Stabilization has occurred. The amount and the allocation of the respective Schedule B-1 Work-Out Sources to cause Stabilization to occur are set forth on Schedule B-1 hereto. Natixis and CFin Holdings hereby consent to the use of the Schedule B-1 Work-Out Sources as set forth in Schedule B-1, to the

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extent that such consent is required under the respective agreements to which it is party. Notwithstanding the foregoing, the Centerline Parties may, with respect to the Walton Trails Project, agree, pursuant to the Schedule B-1 Work-Out Agreement for the Walton Trails Project, to forebear from foreclosing on such Property for up to two years from the Closing Date (the “Forbearance Election Termination Date”) and elect not to continue to make Debt Service Shortfall Payments or cause Stabilization to occur for such Property (a “Forbearance Election”). If a Forbearance Election is made then all amounts that were projected to be applied to the Walton Trails Project as a Series B Adjustment which are not so applied shall be applied to cause Stabilization to occur with respect to one or more Schedule B-2 Bonds within nine months of the Forbearance Election Termination Date making the Forbearance Election, but in any event prior to the Required Stabilization Date. No Series B Adjustments projected to be applied to the Walton Trails Project shall be applied unless such Series B Adjustment causes Stabilization to occur with respect to the Walton Trails Project. It shall be a condition to the consummation of each Schedule B-1 Work-Out Agreement that the related Credit Enhanced Partnership shall have received a Stabilization Opinion in form and substance reasonably acceptable to Natixis. It shall be a condition to the entering into of each Schedule B-1 Work-Out Agreement that the related Property be a Natixis Approved Property at the time that such agreement is entered into; provided that it shall not be a condition to performance or consummation of such Schedule B-1 Work-Out Agreement that such Property continue to be a Natixis Approved Property.
For the avoidance of doubt, CFin Holdings shall have no obligations in respect of Debt Service Shortfall Payments for any Schedule B-1 Bond.
3.1.2 Schedule B-2 Preliminary Work-Out Agreements. Within thirty (30) days following the Closing Date, CCG shall cause CAHA in its capacity as Bond Special Servicer to enter into work-out agreements in form and substance satisfactory to Natixis (the “Schedule B-2 Preliminary Work-Out Agreements”) with each of the Credit Enhanced Local Partnerships whose Properties are financed by those Bonds listed on Schedule B-2 (the “Schedule B-2 Bonds”). The Schedule B-2 Preliminary Work-Out Agreements shall be such agreements, as contemplated by Section 5.3(d) of the Bond Reimbursement Agreement, that:
(a) extend the date of mandatory Stabilization for those Schedule B-2 Bonds to a date not earlier than the Required Stabilization Date; provided, however, that the date for entry into the Schedule B-2 Preliminary Work Out Agreement for the Mission del Rio Project shall be extended to December 31, 2010 or such date as the Form 8609s with respect to the Mission del Rio Project have been duly completed and filed (the “Mission del Rio Expiration Date”) (the “Extended Schedule B-2 Stabilization Date”); and
(b) provide credit support to the Credit Enhanced Local Partnership for payment of (x) Debt Service Shortfall Payments with respect to the period until Stabilization occurs but not later than the Required Stabilization Date, which credit support shall be provided by CFin Holdings pursuant to a Work-Out Guaranty, with the first source of funds to pay under such Work-Out Guaranty coming from Loans borrowed under the Credit Agreement, and (y) amounts required to achieve Stabilization, which credit support shall be exclusively provided in the form of a Limited Support Guaranty.

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It shall be a condition to the consummation of each Schedule B-2 Preliminary Work-Out Agreement that the related Credit Enhanced Partnership shall have received a Stabilization Opinion in form and substance reasonably acceptable to Natixis. It shall be a condition to the entering into of each Schedule B-2 Preliminary Work-Out Agreement that the related Property be a Natixis Approved Property at the time that such agreement is entered into.
3.1.3 Schedule B-2 Stabilization Work-Out Agreements. Each of CCG and Natixis agree that they will commence negotiations with Freddie Mac, in its capacity as majority owner of the Schedule B-2 Bonds, to obtain relief from the Stabilization requirement with respect to the all of Schedule B-2 Bonds, which relief may consist, among other possible actions, of the reduction in interest rate, provision for bifurcating debt service payments into “must-pay” and “cash flow only” obligations, acceptance of a lower debt service coverage ratio for determining whether Stabilization has been achieved and/or provision of subordinate debt, and which alternative remedies may be applied to all or any of the Schedule B-2 Bonds (the “Modified Stabilization Resolution”). Upon reaching such Modified Stabilization Resolution, CCG shall cause CAHA in its capacity as Bond Special Servicer to enter into work-out agreements in form and substance reasonably satisfactory to Natixis (the “Schedule B-2 Stabilization Work-Out Agreements”) with each of the Credit Enhanced Local Partnerships whose Properties are financed by Schedule B-2 Bonds. The Schedule B-2 Stabilization Work-Out Agreements shall be such agreements that provide for Stabilization upon the conditions of the Modified Stabilization Resolution with respect to a particular Schedule B-2 Bond being achieved.
It shall be a condition to the consummation of each Schedule B-2 Stabilization Work-Out Agreement that the related Credit Enhanced Partnership shall have received a Stabilization Opinion in form and substance acceptable to Natixis. It shall be a condition to the entering into of each Schedule B-2 Stabilization Work-Out Agreement that the related Property be a Natixis Approved Property at the time that such agreement is entered; provided that it shall not be a condition to performance or consummation of such Schedule B-2 Stabilization Work-Out Agreement that such Property continue to be a Natixis Approved Property.
(a) Available Schedule B-2 Work-Out Sources. In addition to cash flows generated by the respective Properties and amounts otherwise loaned, advanced or made available by the Centerline Parties for such purpose (which, to the extent loaned or advanced, shall be deemed to be a Receivable and which shall be assigned to CFin Holdings under the Receivables Assignment and Assumption Agreement), the sources to enable the conditions for Stabilization to be met under the Schedule B-2 Work-Out Agreements shall consist of one or more of the following (the “Schedule B-2 Work-Out Sources”):
(i) payments by the Unaffiliated Local General Partners pursuant to the Local Partnership Guaranties;
(ii) the Unfunded Equity Payments;
(iii) payments of Guarantee Fees made by the Credit Enhanced Partnerships to the respective Credit Enhanced Fund GPs, and further distributed to CFin

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Holdings (the “True-Up Guaranty Fee Payments”) which is applied to pay off the principal amount of the respective Schedule B-2 Bonds or to acquire subordinate debt;
(iv) funds held by CFin Holdings other than amounts borrowed at any time under the Credit Agreement, which capital is presently $4,878,487.92 (“Existing CFin Holdings Capital”);
(v) amounts paid to CFin Holdings by CCG (or paid directly by Natixis to CFin Holdings) pursuant to Section 2.1(e) (the “Collateral Release Capital” and together with the Unfunded Equity Payments, the True-Up Guaranty Fee Payments and Existing CFin Holdings Capital, the “Unrestricted Stabilization Sources”);
(vi) amounts received by CFin Holdings from the Receivables Assignment made pursuant to the Receivables Assignment and Assumption Agreement (“Available Receivables”);
(vii) excess cash held by CFin that is distributable to CFin Holdings (“CFin Distributions”); and
(viii) with the consent of Natixis, and provided that Stabilization has occurred with respect to all of the Schedule B-1 Bonds, amounts drawn or available to be drawn by CFin Holdings under the Credit Agreement, as such amounts may be increased for such purpose (the “Credit Agreement Draws”).
(b) Obligation to enter into Schedule B-2 Stabilization Work-Out Agreements. The Schedule B-2 Stabilization Work-Out Agreements shall only be entered into if Natixis, CFin Holdings and CCG shall have approved of such Schedule B-2 Stabilization Work-Out Agreements, which consent shall not be unreasonably withheld or delayed and Freddie Mac shall have agreed that upon the consummation of such Schedule B-2 Stabilization Work-Out Agreements it will have determined that the conditions for satisfying Stabilization shall be deemed to have been met, and the allocation of the Schedule B-2 Work-Out Sources that shall be applied to satisfy the obligations under such Schedule B-2 Stabilization Work-Out Agreements shall be made as CFin Holdings, CCG and Natixis shall agree. It shall be a condition to the consummation of each Schedule B-2 Stabilization Work-Out Agreement that the related Credit Enhanced Partnership shall have received a Stabilization Opinion in form and substance reasonably acceptable to Natixis. It shall be a condition to the entering into of each Schedule B-2 Stabilization Work-Out Agreement that the related Property be a Natixis Approved Property at the time that such agreement is entered; provided that it shall not be a condition to performance or consummation of such Schedule B-2 Stabilization Work-Out Agreement that such Property continue to be a Natixis Approved Property
(c) Failure to enter into Schedule B-2 Stabilization Work-Out Agreements. If by the Required Stabilization Date, Modified Stabilization Resolutions are not reached with respect to any one or more Schedule B-2 Bonds which Modified Stabilization Resolutions provide for the application of all of the Unrestricted Stabilization Sources, then CCG shall have the right to cause CFin Holdings and CAHA to enter into such Schedule B-2 Stabilization Work-Out Agreements as it, in its discretion, shall determine. Unrestricted

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Stabilization Sources may be applied to lend to the respective Credit Enhanced Funds, as Fund Voluntary Loans, amounts that CCG determines in its sole discretion as being appropriate and, notwithstanding anything to the contrary contained herein, including Section 3.2 hereof but subject to Section 3.3 hereof, CCG, on behalf of CFin Holdings, and the Credit Enhanced Fund GP, on behalf of the Credit Enhanced Funds, shall have the right to direct the use of such Unrestricted Stabilization Sources so long as the relevant Property is a Natixis Approved Property at the time such funds are applied.
(d) Termination of Obligations to Satisfy Schedule B-2 Obligations. Notwithstanding the foregoing, each Work-Out Guaranty shall provide that CFin Holdings shall not be required to make any further payments under such Work-Out Guaranty with respect to a specified Schedule B-2 Bond, and such Work-Out Guaranty shall terminate, upon the earlier of:
(i) the Stabilization of a Schedule B-2 Bond; or
(ii) the termination of the respective Investor Return Floor Agreement with the Credit Enhanced Fund investing in the Property financed by the Schedule B-2 Bond; or
(iii) the Required Stabilization Date.
3.1.4 For the avoidance of doubt, CFin Holdings shall have no obligations in respect of Debt Service Shortfall Payments for any Schedule B-2 Bond other than as provided in the related Work-Out Guaranty.
3.1.5 The Work-Out Agreements provided with respect to one or more Schedule B-2 Bonds may provide for a Work-Out Guaranty (a “Limited Support Guaranty”) that provides a pledge of the Unrestricted Stabilization Sources to satisfy the obligation to cause Stabilization to occur, provided that such pledge is subordinate to the assets pledged pursuant to the Credit Agreement or limits recourse to the Unrestricted Stabilization Sources. In order to provide for the allocation of the Unrestricted Stabilization Sources, with the consent of the Administrative Agent, such assets may be segregated in a separate collateral account, junior to the lien of the Credit Agreement.
3.2 Conditions to Advances by CFin Holdings. No Applications (nor any Stabilization Payment made from Unrestricted Stabilization Sources after the Required Stabilization Date) may be made by CFin Holdings unless CCG, as the managing member of CFin Holdings provides, to CFin Holdings and to Natixis (as both Administrative Agent and as Special Member of CFin Holdings) certification in the form of Exhibit 3.2 (the “Advance Certification”), at least six (6) Business Days prior to making such Application or such Stabilization Payment. Any payments by CFin Holdings of (w) Debt Service Shortfall Payments, except as provided in Section 3.1.2; (x) Stabilization Payments made after the Required Stabilization Date from sources other than the Unrestricted Stabilization Sources, (y) any Stabilization Payments from any sources prior to the Required Stabilization Date or (z) after the occurrence of a Cash Freeze Event, shall require the prior consent of Natixis to the making of such payment, as required by Section 5.3. With respect to any Application for which consent is required, if the Advance Certification is delivered as described in the first sentence of this

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Section and no objection to the advance described in such Advance Certification is received by the date that payment is to be made as set forth in the Advance Certification (provided that such date of payment is at least six (6) business days after delivery to Natixis of the Advance Certification) by CCG, such consent of Natixis shall be deemed to have been given.
3.3 Overriding Limit on Use of Credit Agreement Proceeds. Notwithstanding anything else to the contrary contained herein or in any of the other Restructuring Documents to which the parties hereto are a party, (i) proceeds of the Loans made on or about the Closing Date (whether used on the Closing Date or thereafter) will be used (x) exclusively for Debt Service Shortfall Payments on Natixis Approved Properties which loan proceeds shall be a first priority source for such Debt Service Shortfall Payments, or (y) to the extent approved by the Administrative Agent, to satisfy obligations to cause Stabilization to occur; (ii) proceeds of other Loans under the Credit Agreement will only be used for Credit Enhanced Fund Expenses (unless otherwise approved by the Lenders); (iii) no amounts on deposit in the Operating Account or the Wachovia Deposit Account or any other funds of CFin Holdings shall be used without the consent of Natixis if a Cash Freeze Event has occurred and is continuing; (iv) CFin Holdings shall not make any Application in respect of Debt Service Shortfall Payments unless the related Property is a Natixis Approved Property; and (v) any Application consisting of cash shall only be made directly to the applicable Credit Enhanced Fund pursuant to its Master Note. In connection with the foregoing provisions of Section 3.3, CFin Holdings shall have no obligations under this Agreement to the extent such obligations would violate the foregoing provisions of this Section 3.3, and CFin Holdings shall not enter into any Work-Out Guaranty unless such Work-Out Guaranty gives effect to the foregoing limits and the other limitations set forth herein.
ARTICLE 4
BOND SERVICER AND ASSET MANAGER; RECEIVABLES ASSIGNMENT; AND
REIMBURSEMENT FOR EXPENSES
4.1 Bond Servicer. Until the Full Distribution Date, CMC shall not take any affirmative action to terminate its agreement with Freddie Mac as Bond Servicer with respect to the Credit Enhanced Fund Bonds and CAHA shall continue to serve as Bond Special Servicer and shall use reasonable commercial efforts to cause such agreement to be extended upon either the termination of such agreement by its terms or events occurring that permit Freddie Mac to terminate such agreement.
4.2 Asset Manager and Management of Credit Enhanced Funds and Credit Enhanced Partnerships. Until the Full Distribution Date:
4.2.1 CAHA agrees that CAHA will continue to perform Asset Management Services for the respective Credit Enhanced Fund so long as (i) Guaranteed Manager is the manager of the Credit Enhanced Fund GP or an Affiliate of CAHA is the general partner of the Credit Enhanced Fund, (ii) CAHA is in the business of providing such services to funds acquiring Tax Credit Investments and (iii) CAHA is compensated for such services in amounts that are comparable to the amounts paid to other market participants which provide similar asset management services.

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4.2.2 CAHA shall perform the Asset Management Services (a) in accordance with (i) applicable laws, (ii) the terms of the respective Credit Enhanced Fund Agreements and Credit Enhanced Partnership Agreements; and (iii) the express terms of this Agreement; (b) using a degree of skill and attention no less than that which CAHA presently provides to other funds with Tax Credit Investments in which it serves as asset manager and (c) in a manner consistent with the practices and procedures followed by reasonable and prudent managers of national standing relating to investments similar to the Tax Credit Investments. Without limiting the foregoing, CAHA, in its role as asset manager shall manage all Properties in respect of which Natixis has exposure under the related Investor Return Floor Agreements with a degree of skill and attention that is no less than that which CAHA provides with respect to Properties for which Natixis has no such exposure.
The failure of CAHA to perform in accordance with the standards set forth above in this Section 4.2.2 shall constitute an Operative Event giving rise to the right to exercise rights under the Assignment and Subrogation Agreements.
4.2.3 Unless Guaranteed Manager is an Affiliate of Natixis, Guaranteed Manager agrees that (i) it will not take any affirmative action to cause the Credit Enhanced Fund GPs to withdraw as the general partner of the Credit Enhanced Funds in which the respective Credit Enhanced Fund GP is the general partner; (ii) it will not terminate the arrangements under the Fund Management Agreement, to the extent such arrangements are with respect to the Credit Enhanced Funds and the Credit Enhanced Funds have not removed the Credit Enhanced Fund GP.
4.2.4 Natixis agrees that it will not take any affirmative action to cause the Credit Enhanced Fund GP to be removed as the general partner of any Credit Enhanced Fund or CAHA’s services as asset manager of a Credit Enhanced Fund to be terminated so long as the Credit Enhanced Fund GP or CAHA have not performed such services in a manner that constitutes gross negligence or willful misconduct or willful malfeasance, so long as CAHA shall perform pursuant to Section 4.2.2 and so long as neither the Credit Enhanced Fund GP, CAHA or CCG are Bankrupt. Without limiting the foregoing, if any one or more actions taken, or failures to take action, by CAHA constitute (either individually or in the aggregate) gross negligence or willful malfeasance or willful misconduct in the performance of its duties hereunder or a material breach with respect to the Restructuring Documents, then upon the request of Natixis, CAHA shall cause Guaranteed Manager to resign its duties as manager under the Fund Management Agreement, and shall substitute therefor the replacement manager nominated by Natixis, in respect of all related management functions.
4.2.5 Each of the Assignment and Subrogation Agreements shall be amended and restated as set forth in Section 2.1(g) to reflect the matters set forth therein and in this Section 4.2.
4.3 Receivables Assignment. On the Closing Date, the Receivables Assignors shall assign and convey to CFin Holdings all rights of each Receivables Assignor in and to all present and future Receivables, all pursuant to the Receivables Assignment and Assumption Agreement (the “Receivables Assignment”). A description of each of the items of the Receivables Assignment, and the amount which is currently owed and being assigned is set forth on

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Exhibit 4.3. Notwithstanding the specificity of Exhibit 4.3, it is the intent of the parties hereto that the Receivables Assignment shall include (but not be limited to) the transfer of (x) all present and future rights of the Receivable Assignors and their respective wholly owned Subsidiaries to receive all accrued and unpaid fees, receivables, deferral fees, organization fees, acquisition fees, partnership management fees, asset management fees, disposition fees, rights to payment and payments in respect of any and all economic interests, rights and entitlement of every kind and nature whatsoever, including all such amounts which have yet to accrue to the extent such amounts are payable to the Receivable Assignors or their Affiliates from any other Receivables Assignor or the Credit Enhanced Funds, Credit Enhanced Partnerships, any Middle-Tier Entity and Credit Enhanced Local Partnerships, in each case other than the Excluded Fee Rights set forth in Section 4.3.1 (such non-excluded items, collectively, the “Fee Rights”), and (y) all “voluntary loans” and all rights to repayment of amounts advanced by the Centerline Parties directly or indirectly to, or rights of reimbursement from, any other Receivables Assignor or the Credit Enhanced Funds, Credit Enhanced Partnerships or Credit Enhanced Local Partnerships, including all amounts to be evidenced by the Master Notes (collectively, the “Loan Receivables”).
4.3.1 The “Excluded Fee Rights” are the following:
(a) Amounts payable to CCG pursuant to the Success Fee Letter;
(b) Amounts payable to the Centerline Parties for reimbursements of Credit Enhanced Fund Expenses payable to the Centerline Parties pursuant to Section 4.4 hereof not exceeding the limits set forth therein (including without limitation the proviso therein); and
(c) Any amounts receivable by the Centerline Parties or their Affiliates in connection with the ownership of the B Certificate or pursuant to the Bond Servicing Agreement.
4.4 Credit Enhanced Fund Expenses. In consideration for the Receivables Assignors agreeing to make the Receivables Assignment and the obligations of CAHA and Guaranteed Manager under Sections 4.2.1, 4.2.2 and 4.2.3, CFin Holdings agrees that, commencing with the year ending December 31, 2010 and so long as the obligation to pay Guaranteed Obligations are outstanding, it will advance to each Credit Enhanced Fund amounts sufficient to cause the respective Credit Enhanced Fund Expenses of each Credit Enhanced Entity to be paid if and to the extent that the Credit Enhanced Fund does not have sufficient resources to cause such Credit Enhanced Fund Expenses to be paid when such costs are due and payable. Credit Enhanced Fund Expenses required to be paid by CFin Holdings in a calendar year with respect to any Credit Enhanced Fund shall not exceed, for any given year the difference between (x) the amount set forth on Exhibit 4.4 with respect to each Credit Enhanced Fund less (y) the amount of Credit Enhanced Fund Expenses paid by the respective Credit Enhanced Fund with respect to such year; provided, however, that that aggregate amount of Credit Enhanced Fund Expenses required to be paid by CFin Holdings shall not be more than $1,000,000 in the aggregate per calendar year with respect to all Credit Enhanced Funds. The parties hereto agree that the limits and thresholds set forth in the previous sentence shall be no less favorable to CFin Holdings (or Natixis) than any similar limits and/or thresholds applicable to any other similar guarantor of tax credit properties sponsored by the Centerline Parties receiving similar release from repayment obligations, and

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(x) to the extent that more favorable terms apply to such other guarantor, this Section 4.4 shall be deemed to be amended as if such more favorable terms were set forth herein mutatis mutandis and (y) if such other guarantor does not provide for reimbursement or subsidies for asset management expenses, the obligations of CFin Holdings under this Section. 4.4 shall terminate.
4.4.1 “Credit Enhanced Fund Expenses” shall be those bona fide, reasonable and customary expenses (excluding any expenses not incurred on an arms’ length basis) incurred in any year, consistent with past practices, commencing with the year ending December 31, 2010, by Guaranteed Manager, CAHA, CCG or their Affiliates on behalf of the Credit Enhanced Entities, including without limitation the Centerline Controlled General Partners related to a Credit Enhanced Fund, in connection with the administration of such Credit Enhanced Fund Group or the asset management of their respective investments. Subject to the foregoing, Credit Enhanced Fund Expenses shall include, without limitation, (i) the actual cost to the Credit Enhanced Entities of goods, services and materials supplied by Persons not Affiliated with the Credit Enhanced Entities or their Affiliates used for or by the Credit Enhanced Entities; (ii) direct travel, reimbursable meal and telephone expenses of employees of CCG who are not Controlling Persons on Credit Enhanced Entity business; (iii) expenses incurred for the Credit Enhanced Entities’ legal, accounting, bookkeeping, computer and printing services; (iv) the cost of preparing the information and the reports required to be delivered to investors in the Credit Enhanced Entities; and (v) the costs to CCG of employing or contracting the services of CCG personnel or third parties to perform administrative services and asset management services on behalf of the Credit Enhanced Entities. Expenses incurred by CCG or its Affiliates in connection with the administration of the Credit Enhanced Entities, including, but not limited to, salaries, fringe benefits and travel expenses of controlling Persons of the Credit Enhanced Fund GP, rent and such other items generally constituting Credit Enhanced Fund GP overhead, shall not constitute Credit Enhanced Fund Expenses. For purposes of this Section 4.4.1, “controlling Persons” shall include any Person who performs functions for a Credit Enhanced Entity or its Affiliates similar to those performed by the chairman or member of the board of directors, executive management, senior management or any Person who holds a 5% or more equity interest in such entity or who has the power to direct or cause the direction of such entity. Credit Enhanced Fund Expenses with respect to each of the Credit Enhanced Fund Groups shall be calculated in the same manner as CCG allocates expenses to other privately issued multiple property funds with corporate investors, which funds have been formed to invest in properties similar to the Properties. The present methodology used by Centerline in allocating such expenses is set forth on Exhibit 4.4 hereto.
4.5 Payment Direction and Assignment of Receivables. As consideration for the obligation of the Receivables Assignors to make the Receivables Assignment:
(a) Guaranteed Manager shall enter into an assignment conveying to CFin Holdings all of its rights to receive from the Credit Enhanced Funds payments of the fees agreed to be paid pursuant to the Fund Management Agreement;
(b) each of the Credit Enhanced Fund GPs will acknowledge such assignment and agree to make payments of such fees to CFin Holdings;

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(c) all Fund Voluntary Loans shall be evidenced by promissory notes (including the Master Notes), and CAHA shall endorse to CFin Holdings (for further endorsement to the Administrative Agent) the promissory notes evidencing such Fund Voluntary Loans made prior to the date hereof;
(d) each Credit Enhanced Fund and Credit Enhanced Fund GP will acknowledge the granting of such assignment and agree to make repayments of Fund Voluntary Loans when payable to CFin Holdings; and
(e) each of the limited liability company agreements of each of the Credit Enhanced Partnership GPs will be amended to provide that any payments of Guarantee Fee received by such Credit Enhanced Partnership GPs shall be distributed to CFin Holdings, as a member and shall not be distributed to Natixis or any other remaining member.
Notwithstanding the foregoing, all Guarantee Fees received by the Credit Enhanced Partnerships shall be applied when received as contemplated by clause (e) of this Section 4.5.
ARTICLE 5
TERMINATION OR AMENDMENT OF EXISTING DOCUMENTS AND ONGOING AGREEMENTS
5.1 Amendment of CFin Holdings Limited Liability Company Agreement. The existing Limited Liability Company Agreement of CFin Holdings shall be amended and restated in order to reflect, among other things, CFin Holdings’ entering into of the Credit Agreement, and the admission of independent managers.
5.2 Capital Contributions to the Credit Enhanced Funds and Credit Enhanced Partnerships. If the Credit Enhanced Partnerships receive Capital Contributions from their respective limited partners, such Capital Contributions shall only be used for the purpose of contributing such funds to the respective Credit Enhanced Fund or payment of the Guarantee Fee, which is to be applied as set forth in Section 2.1(f). To the extent consistent with the obligations owed to the Credit Enhanced Partnership, all Capital Contributions received by the Credit Enhanced Funds, whether such Capital Contributions are received from the Credit Enhanced Partnerships or in the form of a return of capital (but only to the extent not required by a Credit Enhanced Partnership to make True-Up Payments), are to be retained by the Credit Enhanced Fund solely for the purpose of funding reserves to be applied to make advances to Credit Enhanced Local Partnerships, or payment of Credit Enhanced Fund Expenses.
5.3 Approval of Key Decisions. Notwithstanding anything herein to the contrary, CFin Holdings shall not do, nor shall it be required to do, any of the following without Natixis’ prior written consent (“Natixis Approval Rights”), provided that, unless otherwise provided in Section 3.2, if Natixis has not responded within ten (10) Business Days of any notice of the following by CCG, the failure to so respond shall constitute approval of such action. The Natixis Approval Rights shall be the following:
(a) Approval of the amount of any True-Up Payments or the amount of any payments due on a Guarantee Payment Date;

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(b) Any Capital Transactions with respect to the Credit Enhanced Local Partnerships;
(c) Any withdrawal or replacement of a Local General Partner, including the identity of any replacement Local General Partner;
(d) Any payments of Capital Contributions by a Credit Enhanced Fund to a Credit Enhanced Local Partnership if any material condition to such payment required under the respective Local Partnership Agreement has not been materially satisfied;
(e) Making Debt Service Shortfall Payments with respect to any Credit Enhanced Local Partnership, except as expressly provided in Section 3.1.2(b) of this Agreement;
(f) Making Stabilization payments (the “Stabilization Payments”) with respect to any Credit Enhanced Local Partnership, except as expressly provided in Section 3.1.1 or Section 3.1.3 of this Agreement;
(g) The substitution of an investment by a Credit Enhanced Fund in a Local Partnership during the term that the Natixis Investor Return Floor Agreement is outstanding;
(h) The retention by any Credit Enhanced Entity or Credit Enhanced Local Partnership of CCG or its Affiliates to perform services which CCG or its Affiliates do not presently provide to such entities;
(i) Making any Credit Enhanced Fund Expenses exceeding the limits set forth in Section 4.4 (including without limitation the proviso therein); and
(j) Making any other Application.
ARTICLE 6
CONDITIONS PRECEDENT
6.1 Effectiveness. The “Closing Date” shall be the earliest date as of which Natixis shall have received evidence satisfactory to it, in its sole discretion, that each of the following have occurred (and each document to be delivered, and each other event or condition to occur, shall be in form and substance satisfactory to Natixis in its sole discretion):
6.1.1 Documents.
(a) This Agreement shall have been executed and delivered by duly authorized officers of each of Natixis, and each of the Centerline Parties;
(b) The Novation Agreement shall have been executed and delivered by duly authorized officers of each of Natixis, CCG and CFin Holdings;
(c) The CFin Holdings BTB Swap Agreement shall have been executed and delivered by duly authorized officers of each of Natixis and CFin Holdings;

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(d) The CFin Holdings Gap Confirmations shall have been executed and delivered by duly authorized officers of Natixis and CFin Holdings;
(e) The consent of the lenders under the BOA Credit Agreement to the transactions contemplated hereby and by the other Restructuring Documents;
(f) The Success Fee Letter shall have been executed and delivered by duly authorized officers of Natixis;
(g) Natixis shall have received all required legal opinions from Paul, Hastings, Janofsky and Walker LLP, including as to corporate, tax and security matters;
(h) the Credit Agreement and each of the other Loan Documents as defined therein shall have been executed and delivered by duly authorized officers of the parties thereto, and all of the conditions precedent set forth in Section 4 thereof shall have been satisfied; and
(i) Natixis shall have received such other documents, agreements, instruments, consents, approvals and opinions as it shall require, in its sole discretion, in connection with this Agreement and the transactions referred to herein or contemplated hereby.
6.1.2 Terms of the Transactions.
(a) CCG shall have assigned, and CFin Holdings shall have assumed the obligations of CCG as a member of the general partner of the respective CCG BTB Credit Enhanced Partnerships, and the limited liability agreements of the respective general partners of the CCG BTB Credit Enhanced Partnerships shall have been amended and restated to, among other things, reflect such assignment and assumption.
(b) CCG shall have paid to CFin Holdings all collateral returned to it that was previously posted to Natixis under the credit support annex to the Existing CCG BTB Swap Agreements.
(c) Guaranteed Manager shall have entered into an assignment conveying to CFin Holdings all of its rights to receive from the Credit Enhanced Funds payments of the fees agreed to be paid pursuant to the Fund Management Agreement, which shall have been acknowledged and agreed to by each of the Credit Enhanced Fund GPs.
(d) CAHA and CCG shall have entered into an assignment conveying to CFin Holdings all of their rights to receive repayment of all Fund Voluntary Loans advanced to the Credit Enhanced Funds, which shall have been acknowledged and agreed to by each Credit Enhanced Fund and Credit Enhanced Fund GP and or delivered endorsed promissory notes evidencing the obligation to repay the Fund Voluntary Loans.
(e) Each of the limited liability company agreements of each of the Credit Enhanced Partnership GPs shall have been amended as contemplated herein.

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(f) The operating agreement of CFin Holdings shall have been amended and restated as contemplated herein.
(g) The Island Recapitalization shall have occurred contemporaneously herewith.
(h) All other transactions contemplated under Article 5 shall have occurred.
6.1.3 Organizational Proceedings.
(a) Natixis shall have received a copy of the resolutions, in form and substance reasonably satisfactory, of the board of directors, general partner, or other governing body, as applicable, of each of the Centerline Parties authorizing the execution, delivery and performance of each of the Restructuring Documents to which it is a party.
ARTICLE 7
REPRESENTATIONS AND WARRANTIES
7.1 Representations and Warranties to Natixis. In order to induce Natixis to enter into this Agreement, (i) each Centerline Party makes the representations and warranties contained in Section 7.1.1, 7.1.2, 7.1.3 and 7.1.4 with respect to such respective Centerline Party to Natixis and (ii) each of CHC, CCG and CAHA make the representations and warranties contained in Section 7.1.4 through Section 7.1.19: to Natixis:
7.1.1 Corporate Status. Each of the Centerline Controlled Entities (i) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
7.1.2 Corporate Power and Authority; Enforceability. Each of the Centerline Controlled Entities has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Agreement. Each of CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and CMC has duly executed and delivered this Agreement and such Agreement constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Each of CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and CMC (i) is in compliance with all Applicable Laws, and (ii) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith or to have

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all such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.
7.1.3 No Violation. None of (i) the execution, delivery and performance by any Centerline Party or Centerline Controlled Entity of any Restructuring Document and compliance with the terms and provisions therein, or (ii) the consummation of the other transactions contemplated hereby or by the other Restructuring Documents on the relevant dates therefor will (1) contravene any material Applicable Law of any Governmental Authority, (2) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Centerline Controlled Entities (other than Liens under the Security Agreement and the other security agreements contemplated herein) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other contractual obligation to which any such Centerline Controlled Entities or Centerline Party is a party or by which they or any of their property or assets is bound, except with respect to any agreement other than an agreement evidencing indebtedness to the extent that any such conflict, breach, contravention, default, creation or imposition could not reasonably be expected to result in a Material Adverse Effect or (3) violate any provision of the Organizational Documents of the Centerline Controlled Entities.
7.1.4 Debt of Centerline Entities. As of the Closing Date, none of the Centerline Controlled Entities (other than CHC, CCG, CMC and GP Holdings) has any Debt other than (i) the Fee Rights, (ii) the Loan Receivables, (iii) the Debt set forth in Section 6.01 of the Credit Agreement and (iv) Debt of CAHA in respect of the BOA Credit Agreement. For purposes of this clause, “Debt” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed, and (d) any guarantees of the foregoing.
7.1.5 Disclosure. CHC, CCG and CAHA have disclosed to Natixis or its advisors, including TCAM, all agreements, instruments and corporate or other restrictions (including under their respective organizational documents) to which the Credit Enhanced Entities are subject or by which any of their property or activities is bound or subject.
CHC, CCG and CAHA have disclosed to Natixis or its advisors, including TCAM all matters known to it with respect to the Credit Enhanced Entities that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
None of the reports, financial statements, certificates or other information furnished or given by CHC, CCG or CAHA on behalf of any Centerline Party to Natixis or its advisors, including TCAM in connection with the negotiation of this Agreement, the Receivables Assignment and Assumption Agreement, the Master Notes, the Novation Agreement, the CFin Holdings BTB Swap Agreement, the Amended and Restated Credit Enhanced GP Agreements and the CFin Holdings Gap Confirmations (collectively, the “Restructuring Documents”) or

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delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when considered as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (i) with respect to projections, estimates and forward-looking information, CHC, CCG and CAHA represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by Natixis that such projections, estimates and forward-looking information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from the projected results set forth therein, and such differences may be material, and (ii) such reports, financial statements, certificates and other information were based upon financial information provided by the Local General Partners and Local Partnerships and CHC, CCG and CAHA assume that such financial information provided by the Local General Partners and Local Partnerships does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that CHC, CCG and CAHA represent and warrant to Natixis that they, in good faith, have no reason to believe that such information is materially incorrect.
7.1.6 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of this Agreement or (b) the legality, validity, binding effect or enforceability of this Agreement, except in the case of either clause (a) or (b), such as have been obtained or made and are in full force and effect.
7.1.7 Solvency. Taking into account the obligations hereunder, each of the Centerline Parties, is on a consolidated basis, taken as a whole, Solvent, and will be Solvent following the consummation of the transactions contemplated hereby. Taking into account the transactions contemplated herein, each of the Credit Enhanced Entities and CFin Holdings is Solvent, and will be Solvent following the consummation of the transactions contemplated hereby.
7.1.8 Liens. CHC, CCG and CAHA represent that there are no Liens on the property or assets of any Credit Enhanced Entity, CAHA, and Guaranteed Manager other than (i) Liens on the Fee Rights and the Loan Receivables in favor of CFin Holdings and Natixis, as Administrative Agent under Credit Agreement, (ii) Liens on the limited partnership interests of the Credit Enhanced Funds interest in the Local Partnerships securing the obligations of the Credit Enhanced Fund to make contributions to the Local Partnerships, (iii) Liens on the partnership interests of the Credit Enhanced Partnership GPs in each Credit Enhanced Fund GP pursuant to the Assignment and Subrogation Agreements, (iv) the Liens set forth in Section 6.02 of the Credit Agreement; and (v) with respect to CAHA, Liens pursuant to the BOA Credit Agreement. Notwithstanding the foregoing, no representation is made with respect to any rights or liens with respect to any rights to Fee Rights or Loan Receivables which have been obtained by the Centerline Parties from former Local General Partners (or their Affiliates) not affiliated with any Centerline Party, including rights to development fees or other fees, other than that the Centerline Parties have not affirmatively agreed to any liens with respect to such rights.

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7.1.9 Ownership. CHC, CCG and CAHA represent that Exhibit 7.1.10 sets forth a complete and accurate chart, in all material respects, of each of the Centerline Global Entities (excluding CHC and CCG) and their Subsidiaries, including (i) the legal name of each such Centerline Global Entity, (ii) the jurisdiction of organization of each such Centerline Global Entity, (iii) each Person that has an ownership interest (including minority interests) in each such Centerline Global Entity, including (1) the percentage voting ownership and percentage economic ownership of each such Centerline Global Entity, and (2) any unfunded equity commitments with respect to each such Centerline Global Entity, and (iv) the manager and/or servicer with respect to each such Centerline Global Entity.
7.1.10 Receivables. CHC, CCG and CAHA represent that Exhibit 4.3 sets forth a complete and accurate list of all Fee Rights and Loan Receivables from the Credit Enhanced Local Partnerships to the Credit Enhanced Funds and of all Fund Voluntary Loans from the Credit Enhanced Funds to the Credit Enhanced Local Partnerships outstanding as of the date indicated on Exhibit 4.3, including with respect thereof (i) the name of the Payor, (ii) the obligor that is the payee, (iii) the amount thereof, (iv) the legal document under which such Fee Right or Loan Receivable has arisen, and (v) the type of such asset. All Fee Rights and Loan Receivables are held by the parties that have assigned them to CFin Holdings pursuant to the Receivables Assignment and Assumption Agreement and all present and future rights to all Fee Rights and Loan Receivables have been transferred to CFin Holdings pursuant to such Receivables Assignment and Assumption Agreement. Other than as disclosed on Exhibit 4.3, there are no other agreements, instruments or other legal documents known to CHC, CCG and CAHA that will or could give rise to any Fee Rights and Loan Receivables.
Each of the Fee Rights and Loan Receivables is properly recorded in all material respects on the books and records of the applicable Credit Enhanced Entity.
7.1.11 Projections. The projections of the (i) current average amounts and the future expected amounts of Credit Enhanced Fund Expenses, (ii) the required amounts to achieve Stabilization for each of the Schedule B-1 Bonds as set forth on Schedule B-1 annexed, (iii) required amounts to achieve Stabilization for each of the Schedule B-2 Bonds, and (iv) the amount of the Debt Service Shortfall Payments, delivered to Natixis on or before the Closing Date were prepared in good faith based upon current information available to the Bond Servicer and to the best of each Centerline Party’s knowledge is a reasonable approximation of the amount of such obligations and assumptions believed by CHC, CCG and CAHA to be reasonable at the time made; provided that, (x) with respect to projections, estimates and forward-looking information, CHC, CCG and CAHA represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by Natixis that such projections, estimates and forward-looking information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from the projected results set forth therein, and such differences may be material, and (y) such reports, financial statements, certificates and other information were based upon financial information provided by the Local General Partners and Local Partnerships and CHC, CCG and CAHA assume that such financial information provided by the Local General Partners and Local Partnerships does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they

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were made, not misleading, provided that CHC, CCG and CAHA represent and warrant to Natixis that they, in good faith, have no reason to believe that such information is materially incorrect.
7.1.12 Local Partnership Voluntary Loans. CHC, CCG and CAHA represent that as of the Closing Date, there are no direct “voluntary loans” or other loans or Fund Voluntary Loans made by any of the Centerline Parties to any Centerline Party or Affiliate thereof, except those set forth on Exhibit 4.3.
7.1.13 Taxes and Other Obligations. Each of the Credit Enhanced Entities and Guaranteed Manager has paid or caused to be paid all material payments, expenses and Taxes required to have been paid by it, except where such payments and expenses are Fund Voluntary Loans, Fee Rights or Loan Receivables.
7.1.14 Uniform Commercial Code Financing Statements. CHC, CCG and CAHA represent that Exhibit 7.1.15 sets forth a complete and accurate list, in all material respects, of each Uniform Commercial Code financing statement filed against the entity listed thereon.
7.1.15 Disposition Fees. CHC, CCG and CAHA represent that there have been no Disposition Fees on or prior to the Closing Date with respect to any of the Centerline Global Entities.
7.1.16 Employees. CHC, CCG and CAHA represent that no employees of CHC, CCG or CAHA or any Credit Enhanced Entity hold any Receivables.
7.1.17 Compliance with Laws. CHC, CCG and CAHA represent that each of the Controlled Entities is in compliance with all Applicable Laws binding upon it or its property, in each case, except to the extent any such failure to comply could not reasonably be expected to have a Material Adverse Effect. No ERISA Event (as defined in the Credit Agreement and substituting CHC for each reference to “Borrower” in such definition) has occurred.
7.1.18 Centerline Controlled Local Partnership GPs. For each of the Credit Enhanced Local Partnerships where Centerline has replaced the general partner, it has disaffiliated its entities from a tax perspective so as not to cause potential “partner non-recourse debt” issues.
7.2 Representations and Warranties to Centerline Parties. In order to induce each of CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and CMC to enter into this Agreement, Natixis makes the following representations and warranties to each of CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and CMC:
7.2.1 Corporate Status. Natixis (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

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7.2.2 Corporate Power and Authority. Natixis has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement. Natixis has duly executed and delivered this Agreement.
ARTICLE 8
COVENANTS
8.1 Management of Investments. Each Centerline Party agrees to use reasonable commercial efforts within its capacity as asset manager, without any obligation to expend funds other than as required herein, to cause the Credit Enhanced Local Partnerships to operate their Properties in compliance with the requirements under Section 42 of the Code and in a manner so as to avoid recapture of Tax Credits.
8.2 Information with Respect to Bonds. The Centerline Parties shall promptly provide to Natixis all amendments to the documents executed in connection with the Credit Enhanced Fund Bonds when received.
8.3 Fees and Loans. Each Centerline Parties covenants that they will respect the structure of ownership of the Credit Enhanced Entities and CFin Holdings and will cause fees and payments to be made as contemplated by such structure.
8.4 Removal of Agents. No Centerline Controlled Entity will cause or permit the removal of any Person controlling, or any manager, servicer, advisor or general partner in respect of, any Subject Party without Natixis’ consent. As used in this Article 8, “Subject Party” means each Credit Enhanced Entity and each Credit Enhanced Local Partnership.
8.5 Modification of Primary Agreements. No Centerline Controlled Entity will cause or permit any amendment, supplement, waiver, consent or modification to any of the organizational documents of any Subject Party, any debt or reimbursement agreement between a Credit Enhanced Local Partnership (to the extent any Centerline Controlled Entity is the general partner in respect thereof) and the issuer of the related Credit Enhanced Fund Bonds, or any other similar agreement or any management, servicing or advisory agreement with any Subject Party. No Centerline Controlled Entity will amend the Bond Reimbursement Agreement in any manner that would materially reduce the rights of the Centerline Controlled Entity to perform its obligations contemplated under this Agreement. No Centerline Controlled Entity will amend any Work-Out Agreement or Work-Out Guaranty without the consent of Natixis. Notwithstanding any provision of this Section 8.5 that may be deemed to limit the rights and obligations of the CMC, CSI or CAHA, in their capacities as Bond Servicer, sub-servicer or special sub-servicer, each of CMC, CSI or CAHA are not constrained by any provision of the first two sentences of this Section 8.5 to the extent such provision relates to a Credit Enhanced Local Partnership and may be deemed to limit the potential actions that they may make in their respective capacities of bond servicer, sub-servicer or special sub-service of any debt securing the Properties or their fiduciary duties to others whom they have a fiduciary relationship in such capacities.

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8.6 Use of Master Note. No Centerline Party will make any Fund Voluntary Loan unless (i) through the Master Note and (ii) through a Receivables Assignor, with respect to which CFin Holdings is the payee thereof.
8.7 Update of Information. CHC, CCG and CAHA shall provide to Natixis an updated Exhibit 4.3 each calendar quarter and shall certify that such updated Exhibit 4.3 is true and correct in all material respects. Each of CHC, CCG and CAHA shall promptly provide to Natixis such information related to the Subject Parties as Natixis shall reasonably request. In addition, each of CHC, CCG and CAHA shall promptly provide to Natixis (i) copies of all notices delivered under the “Investor Services Agreement” referenced in the operating agreement of CFin and (ii) copies of all amendments, supplements, waivers or consents with respect to the documents executed in connection with the Credit Enhanced Fund Bonds when received.
8.8 Disclosure of Local General Partner Information. CAHA shall provide to Natixis for use only upon the removal or resignation of the Asset Manager, the names, addresses, contact Person and contact information for each of the Local General Partners and the principals thereof. Until such time as Guaranteed Manager shall cease to be the Asset Manager with respect to the Credit Enhanced Funds, such information so delivered shall be kept confidential and shall not be disclosed to any third party, including, without limitation, any competitor of Centerline.
8.9 Access to Information. CHC, CCG and CAHA will permit any representatives designated by Natixis, upon reasonable prior notice and during normal business hours, to visit and inspect the properties of any Subject Party, to examine and make extracts from the books and records any information with respect to the Subject Parties (but, with respect to the Credit Enhanced Local Partnerships, only if the Local General Partner is an Affiliate of CAHA), and to discuss the affairs, finances and condition of the Subject Parties with the officers and independent accountants of CHC, CCG and CAHA, all at such reasonable times during normal business hours and as often as reasonably requested.
8.10 Books and Records. Each Subject Party (other than the Credit Enhanced Local Partnerships) shall maintain its books and records, and report its financial results and results of operations, in accordance with GAAP and in accordance with customary lower income tax credit industry practice, in each case consistently applied.
8.11 Debt. No Centerline Controlled Entities (other than CHC, CAHA, CMC CCG and GP Holdings) shall have any Debt (as defined above) other than (i) the Fee Rights, (ii) the Loan Receivables and, the Debt set forth in Section 6.01 of the Credit Agreement.
8.12 Subordination. To the extent any Centerline Controlled Entity or its affiliates holds any debt of any Subject Party, such Person hereby agrees to subordinate such debt to the Fee Rights and the Loan Receivables under the Full Distribution Date.
8.13 Costs and Expenses. Each of CHC, CCG and CAHA will cause the Subject Parties to pay only reasonable expenses and costs (other than Fee Rights and the Loan Receivables) in the ordinary course of business consistent with past practice on an arm’s length basis and to parties not affiliated with the Centerline Parties.

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8.14 Cooperation with Advisors. CAHA and CCG shall (and CCG shall cause each of its Subsidiaries to) comply with any request by Natixis to provide information to or otherwise cooperate with any advisors appointed by Natixis in relation to the Properties and the Credit Enhanced Entities, including without limitation, Tax Credit Asset Management, a division of R.J. Finlay & Co.
8.15 Determination of Taxability. CHC and CCG hereby covenant and agree that (I) if any Schedule B-2 Bond which financed a property in which a Credit Enhanced Partnership indirectly has invested (a “Natixis Portfolio Bond”) owned by CHC or CCG or any affiliate thereof is subject to a Determination of Taxability (as defined in the Indenture pursuant to which such Natixis Portfolio Bond is issued), prior to Stabilization of such Schedule B-2 Bond CHC and CCG shall not present such Natixis Portfolio Bond for mandatory redemption (irrespective of the right to do so under the documents pertaining to such Stabilization Work-Out Bond), and (II) if Freddie Mac is the owner of a Natixis Portfolio Bond that is subject to a Determination of Taxability, CHC and CCG shall cause SPV I to acquire such Natixis Portfolio Bond by causing a Release Event (as defined in the Bond Reimbursement Agreement) and, once acquired, such Natixis Portfolio Bond shall not be presented for mandatory redemption (irrespective of the right to do so under the documents pertaining to such Natixis Portfolio Bond).
ARTICLE 9
MISCELLANEOUS
9.1 Amendments and Waivers. Except as expressly set forth in this Agreement, neither this Agreement, nor any terms hereof may be amended, supplemented, modified or waived except with the written consent of each of the parties hereto.
9.2 Notices and Other Communications; Facsimile Copies.
9.2.1 General. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the party to be notified and sent to the address or facsimile number as indicated below, or (ii) addressed to such other address as shall be notified in writing to each other party hereto.
If to a Centerline Party, to:
c/o Centerline Affordable Housing Advisors LLC
625 Madison Avenue
New York, New York 10022
Attention: Andrew J. Weil
Phone: (212) 521-6394
Fax: (212) 751-3550
with a copy to:

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Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
First Floor
New York, New York 10022
Attention: Alan S. Cohen, Esq.
Phone: (212) 318-6075
Fax: (212) 230-5160
If to Natixis, to:
Natixis Financial Products Inc.
9 West 57th Street, 35th Floor
New York, NY 10019
Attention: Kevin Alexander
Phone: (212) 891-1943
Fax: (212) 891-6265
with a copy to:
Natixis Financial Products Inc.
9 West 57th Street, 35th Floor
New York, NY 10019
Attention: General Counsel
Phone: (212) 891-6191
Fax: (212) 891-1922
9.2.2 Effectiveness. All communications described in Section 9.2.1 above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in Section 9.2.1 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.
9.3 Survival of Representations and Warranties. All representations and warranties made hereunder shall survive the execution and delivery of this Agreement.
9.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and CMC may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Natixis (and any attempted assignment or transfer by such Person without such consent shall be null and void) and (ii) Natixis may not assign or otherwise transfer its rights or obligations hereunder without the prior written consent of CFin Holdings and CCG, which consent shall not be unreasonably withheld, and no consent shall be required for a transfer

39

to an Affiliate or if an Event of Default or Cash Freeze Event has occurred. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
9.5 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
9.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
9.7 No Petition. Each Centerline Party hereby agrees (which agreement shall be binding upon its successors, assigns and participants) that, notwithstanding any other provision of this Agreement to the contrary, it shall not, prior to the date that is one year and one day (or, if longer, one day longer than any applicable preference period then in effect) after the Full Distribution Date, institute against, or join any other Person in instituting against, CFin Holdings, any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under U.S. federal or state bankruptcy or similar laws. Nothing in this Section 9.7 shall preclude, or be deemed to stop, such party (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or proceeding voluntarily filed or commenced by CFin Holdings or (B) any involuntary insolvency proceeding filed or commenced by a Person other than such party or any of its Affiliates or (ii) from commencing against CFin Holdings or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.
Each Centerline Party agrees that the terms of this Section 9.7 are for the benefit of the Administrative Agent and the Lender (and their respective successors, assigns and participants) under the Credit Agreement, and shall be directly enforceable by the Administrative Agent (on behalf of itself and the Lender and their respective successors, assigns and participants), including, without limitation, by injunctive relief and other specific performance, as if such Persons were direct parties hereto.
CFin Holdings agrees that it shall not, after the date hereof, become party to any agreement that does not include “non-petition” provisions therein that are substantively the same as the provisions set forth above in this Section 9.7 (and shall not amend or eliminate any “non-petition” provisions in any agreement to which it is party).
The provisions of this Section 9.7 shall survive termination of this Agreement.
9.8 Third Party Beneficiary. Notwithstanding anything herein to the contrary, the parties hereto agree that the Administrative Agent shall be an express direct third party beneficiary of all of the agreements, undertakings and obligations of the Centerline Parties, and

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shall have all of the rights and benefits of CFin Holdings, contained in this Agreement as if the Administrative Agent was a party hereto.
Each Centerline Party hereby acknowledges that all of CFin Holdings’ assets (including, without limitation, its rights under this Agreement) have been pledged to the Administrative Agent under the Credit Agreement to secure CFin Holdings’ obligations thereunder and the other Secured Obligations under the Security Agreement referred to therein.
Each Centerline Party hereby acknowledges and agrees that the Administrative Agent shall have the direct right to enforce any of the rights of and benefits granted to CFin Holdings under this Agreement (but neither the Administrative Agent or the Lender (or any of their respective successors, assigns or participants) shall assume or otherwise be obligated to perform any of CFin Holding’s obligations hereunder). This Agreement shall not be amended, supplemented or modified, nor shall any waiver with respect hereto be granted, without the prior written consent of the Administrative Agent.
9.9 Arm’s-Length Transaction. The Parties hereto acknowledge and agree that the transactions contemplated by this Agreement (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Centerline Entities, on the one hand, and CFin Holdings and Natixis on the other, and in connection therewith, (i) Natixis has not assumed an advisory or fiduciary responsibility in favor of the Centerline Parties, their Subsidiaries, equity holders or Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or any other obligation to the Centerline Parties except the obligations expressly set forth in or contemplated by this Agreement and (ii) Natixis is acting solely as a principal and not as the agent or fiduciary of the Centerline Parties, their Subsidiaries, equity holders, Affiliates, creditors or any other Person. The Centerline Parties have consulted their own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Centerline Parties agree that they will not claim that Natixis has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Centerline Parties or their Subsidiaries, in connection with such transactions.
9.10 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
9.11 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

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(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 9.2 or at such other address of the parties hereto shall have been notified pursuant thereto;
(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.11 any special, exemplary, punitive or consequential damages.
(f) WAIVERS OF JURY TRIAL. EACH OF THE CENTERLINE PARTIES AND NATIXIS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
[SIGNATURES FOLLOW ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer

CENTERLINE AFFORDABLE HOUSING ADVISORS LLC
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

CENTERLINE GUARANTEED MANAGER LLC
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer
[SIGNATURES CONTINUE ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CENTERLINE FINANCIAL HOLDINGS LLC
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chairman

CENTERLINE MORTGAGE CAPITAL INC.
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer
[SIGNATURES CONTINUE ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NATIXIS FINANCIAL PRODUCTS INC.
By:	/s/ Kevin Alexander
	Name:	Kevin Alexander
	Title:	MD

By:	/s/ Thomas Sharpe
	Name:	Thomas Sharpe
Title:

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Exhibit 10.4
Execution Copy

SENIOR SECURED CREDIT AGREEMENT
dated as of
March 5, 2010
between
CENTERLINE FINANCIAL HOLDINGS LLC
The LENDERS Party Hereto
and
NATIXIS FINANCIAL PRODUCTS INC.,
as Administrative Agent

SENIOR SECURED CREDIT AGREEMENT dated as of March 5, 2010, between CENTERLINE FINANCIAL HOLDINGS LLC, the LENDERS party hereto, and NATIXIS FINANCIAL PRODUCTS INC., as Administrative Agent.
The Borrower (as hereinafter defined) has requested that the Lenders (as hereinafter defined) make loans to it in an aggregate principal amount as provided for herein.
The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Account Control Agreement” means the DB Account Control Agreement and the Wachovia Account Control Agreement.
“Accrued Interest” has the meaning assigned to such term in Section 2.08(b).
“Administrative Agent” means Natixis, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Administrative Services Agreement” has the meaning assigned to such term in the Operating Agreement.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments or Loans hereunder represented by the aggregate amount of such Lender’s Commitments or Loans hereunder.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form reasonably agreed to by the Administrative Agent and the Borrower.
“Availability Period” means the period from and including the Effective Date to and including the Maturity Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Managers” has the meaning assigned to such term in Section 3.14.
“BofA Credit Documents” means the Second Amended and Restated Revolving Credit and Term Loan Agreement dated on or about March 5, 2010 among CHC and CCG as the borrowers, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, and the documents executed in connection therewith.
“Borrower” means Centerline Financial Holdings LLC, a Delaware limited liability company.
“Borrowing” means all Loans made or continued on the same date.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CCG” means Centerline Capital Group Inc.
“Centerline Party” means, collectively, CHC, CCG, Centerline Affordable Housing Advisors LLC, Centerline Guaranteed Manager LLC, Centerline Mortgage Capital Inc. and each of the parties to the Master Agreement and the Receivables Assignment and Assumption Agreement (other than the Borrower and Natixis).
“CFIN” means Centerline Financial LLC.
“CFIN Documents” means the Senior Loan Agreement dated as of June 28, 2006 among CFIN, the lenders party thereto and Citibank, N.A., as senior agent and the other “Credit Documents” and “Operating Agreement” referenced therein.
“CFIN Holdings BTB Agreements” has the meaning assigned to such term in the Master Agreement.
“Change in Control” means at any time CCG and its Affiliates Controlled by CCG do not collectively own, directly or indirectly, at least 51% of each class of Voting Interests of the Borrower.
“CHC” means Centerline Holding Company (formerly known as CharterMac Corporation).

“Code” means the Internal Revenue Code of 1986.
“Collateral” has the meaning assigned to such term in the Security Agreement.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make one or more Loans hereunder during the Availability Period pursuant to Section 2.01(a), expressed as an amount representing the maximum aggregate principal amount of the Loans to be made by such Lender hereunder, as such commitment may be (a) increased from time to time pursuant to Section 2.01(a), (b) reduced from time to time pursuant to Section 2.05 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is $20,000,000, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.
“Company Purposes” has the meaning assigned to such term in the Operating Agreement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Enhanced Fund Expenses” has the meaning assigned to such term in the Master Agreement.
“DB Account Control Agreement” means the Account Control Agreement dated as of the date hereof among the Borrower, the Administrative Agent and Deutsche Bank National Trust Company, as securities intermediary.
“Debt Service Shortfall Payments” has the meaning assigned to such term in the Master Agreement.
“Default” means any event or condition which constitutes an Event of Default or which with the giving of notice, the lapse of time or both would, unless cured or waived, become an Event of Default.
“Dollars” or “$” refers to lawful money of the United States of America.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Eligible Assignee” means (a) any Lender, any Affiliate of a Lender and any Approved Fund, and (b) any commercial bank, savings and loan association or savings bank or any other entity which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB- or higher from S&P or a rating of Baa3 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to the Borrower without the imposition of any withholding or similar taxes.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Event of Default” has the meaning assigned to such term in Article VII.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority,

instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Hedging Agreement” means any agreement (other than any CFIN Holdings BTB Agreements) with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of their Subsidiaries shall be a Hedging Agreement.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable arising, and accrued expenses or intercompany payables incurred, in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Independent Managers” has the meaning assigned to such term in the Operating Agreement.
“Interest Accrual Date” means, with respect to any Loan, the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.
“Interest Rate Swap” means the Master Agreement dated as of June 15, 2007 between the Borrower and SP Pinewood LP, the Schedule thereto and the Confirmation thereunder dated as of June 15, 2007.
“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Hedging Agreement.
“Lenders” means the Persons listed on the signature pages hereof and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Liquidating Event” has the meaning assigned to such term in the Operating Agreement.
“Loan Documents” means, collectively, this Agreement and the Security Documents.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Management Fees” means, for any period, the sum of all fees, salaries and other compensation paid or incurred by the Borrower to Affiliates (other than Affiliates that are employees of the Borrower and its Subsidiaries) in respect of services rendered in connection with the management or supervision of the Borrower and its Subsidiaries.
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X of the Board.
“Master Agreement” has the meaning assigned to such term in the Operating Agreement.

“Master Note” means the Master Notes dated as of the date hereof, each between the Borrower and a Credit Enhanced Fund Entity (as defined in the Master Agreement) and any other “Master Note” entered into with the Borrower.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or any of the other Loan Documents, (c) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents against the Borrower or (d) the rights of or benefits available to the Lenders under this Agreement or any of the other Loan Documents; provided that no such material adverse effect shall be deemed to have occurred with respect to the Borrower and its Subsidiaries as a result of any such material adverse effect occurring with respect to, either individually or in the aggregate, any Credit Enhanced Entity, Middle-Tier Entity, Credit Enhanced Local Partnership or any Property held by any Credit Enhanced Local Partnership (as each such term is defined in the Master Agreement).
“Material Agreements” means any credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or Guarantee by, the Borrower.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means March 5, 2037.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Natixis” means Natixis Financial Products Inc.
“Natixis Lender” means Natixis as a Lender under this Agreement.
“Natixis CDS” means the credit default swaps listed in Schedule A to the Master Agreement.
“Natixis Portfolio Properties” means the properties listed on Schedule D to the Master Agreement.
“Operating Account” means the securities account referenced in the DB Account Control Agreement.

“Operating Agreement” means the First Amended and Restated Limited Liability Company Agreement dated as of the date hereof by and among the members and the independent managers of the Borrower.
“Participant” means any Person to whom a participation is sold as permitted by clause (d) of Section 9.04.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and
(g) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease permitted by this Agreement;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 1 year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;
(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clauses (a) and (b) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;
(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
(f) any other investment approved by the Administrative Agent.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Receivables Assignment and Assumption Agreement” means the Receivables Assignment and Assumption Agreement dated as of the date hereof among CCG, CHC, certain other parties thereto and the Borrower.
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having outstanding Loans and unused Commitments representing more than 50% of the sum of the total outstanding Loans and unused Commitments at such time.
“Restricted Payment” means membership distributions of the Borrower (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any portion of any membership interest in the Borrower or of any warrants, options or other rights to acquire any such membership interest (or to make any payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to fair market or equity value of the Borrower or any Subsidiary).

“S&P” means Standard & Poor’s Ratings Services, a Division of the McGraw-Hill Companies, Inc.
“Security Agreement means the Security Agreement dated as of the date hereof between the Borrower and the Administrative Agent.
“Security Documents” means, collectively, the Security Agreement, the Account Control Agreement, and all other instruments and documents executed and delivered pursuant to any of the foregoing.
“Stabilization Payments” has the meaning assigned to such term in the Master Agreement.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower; it being understand that pursuant to the representation set forth in Section 3.14 the only Subsidiary of the Borrower on the date hereof is CFIN.
“Tax Credit Partnerships” means the tax credit partnerships with respect to which Natixis has entered into the Natixis CDS relating to the Natixis Portfolio Properties.
“Tax Payment Amount” means, for any period, an amount not exceeding in the aggregate the amount of Federal, state and local income taxes the Borrower would otherwise have paid in the event it were a corporation (other than an “S corporation” within the meaning of Section 1361 of the Code) for such period.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
“Transaction Documents” means the (i) Loan Documents, (ii) the Operating Agreement, (iii) the CFIN Holdings BTB Agreements, (iv) the Administrative Services Agreement, (v) the Warrant Agreement, (vi) the Registration Rights Agreement (as defined in the Warrant Agreement), (vii) the Master Agreement, (viii) the Master Note, (ix) the Receivables Assignment and Assumption Agreement, (x) the Interest Rate Swap, (xi) any Work-Out Guaranty and (xii) any document executed in connection with any of the foregoing.

“Voting Interests” of any Person at any time shall mean the Equity Interests of such Person that are at such time entitled to vote in the election of the Board of Managers of such Person.
“Wachovia Account Control Agreement” means the Account Control Agreement dated as of the date hereof among the Borrower, the Administrative Agent and Wachovia Bank, National Association.
“Wachovia Deposit Account” means the deposit account referenced in the Wachovia Account Control Agreement.
“Warrant Agreement” has the meaning assigned to such term in the Operating Agreement.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Work-Out Guaranty” has the meaning assigned to such term in the Master Agreement.
SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein, including in Section 6.10), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified, supplemented, re-enacted or redesignated from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.03 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Borrower will not change the last day of its fiscal year from December 31, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30, respectively.
ARTICLE II
THE CREDITS
SECTION 2.01 The Loans and Commitments.
(a) Loans and Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make one or more Loans to the Borrower during the Availability Period in an aggregate principal amount not exceeding such Lender’s Commitment, provided that each Lender’s Commitment shall automatically increase by its Applicable Percentage of any Credit Enhanced Fund Expenses required to be paid by the Borrower pursuant to Section 4.4 of the Master Agreement up to an aggregate amount for all Commitments not exceeding $1,000,000 per calendar year beginning with calendar year 2010. Amounts prepaid or repaid in respect of Loans may not be reborrowed.
(b) Debt Service Shortfall Payments Loans. Any Lender may, in such Lender’s sole and absolute discretion, make loans to the Borrower subject to the condition set forth in Section 4.02, which loans shall constitute a “Loan” of such Lender for all purposes under this Agreement. Unless the context otherwise requires, for all purposes of this Agreement references to the “principal amount” of Loans shall include any such loans from the date on which such loans are made. Any Loans made pursuant to this Section 2.01(b) shall be included in the repayment of the Loans on the Maturity Date. Amounts prepaid or repaid in respect of Loans may not be reborrowed. It is understood and agreed that this Section 2.01(b) shall not constitute or give rise to any obligation to provide any financing.
SECTION 2.02 Loans and Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
SECTION 2.03 Requests for Borrowings.
(a) Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall be in writing and signed by the Borrower.
(b) Content of Borrowing Requests. Each Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day; and
(iii) the bank account of the Tax Credit Partnership to which funds are to be disbursed, which shall comply with the requirements of Section 2.04, or, with respect to any Borrowing on the Closing Date, the Operating Account.

(c) Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04 Funding of Borrowings.
(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account designated by the Borrower in the applicable Borrowing Request.
(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If the Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.05 Termination and Reduction of the Commitments.
(a) Scheduled Termination. Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York City time, on the last day of the Availability Period.
(b) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each partial reduction of the Commitments pursuant to this Section shall be in an amount that is at least $1,000,000 or a larger multiple of $1,000,000.
(c) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable.

(d) Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
SECTION 2.06 Repayment of Loans; Evidence of Debt.
(a) Repayment. The Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of the Loans on the Maturity Date.
(b) Ratable Application of Payments. Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.
(c) Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(d) Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender’s share thereof.
(e) Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(f) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and in a form reasonably approved by the Administrative Agent and the Borrower.
SECTION 2.07 Prepayment of Loans.
(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.
(b) Notices, Etc. The Borrower shall notify the Administrative Agent in writing of any optional prepayment hereunder not later than 11:00 a.m., New York City time, two Business Days before the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and any other information required to be in such notice pursuant to Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount equal to $500,000 or a larger multiple of $100,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

SECTION 2.08 Interest.
(a) Loans. Each Loan shall accrue interest at a rate per annum equal to 10%.
(b) Deferral and Payment of Interest. On each Interest Accrual Date prior to the Maturity Date, in lieu of a payment to each Lender of accrued interest on the Loans on such Interest Accrual Date, such accrued interest shall not be due and payable hereunder on such Interest Accrual Date but instead shall be deferred and payable on the Maturity Date. Interest shall accrue on each such deferred interest amount at a rate per annum equal to 10% and shall be compounded on each subsequent Interest Accrual Date. All deferred and/or unpaid interest under this Section 2.08(b) (collectively, “Accrued Interest”) shall be paid on the Maturity Date. Unless the context requires otherwise, references herein to “interest” shall include Accrued Interest.
(c) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to 12%.
(d) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
SECTION 2.09 [Intentionally Deleted].
SECTION 2.10 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or otherwise), or under any other Loan Document (except to the extent otherwise provided therein), prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices as designated by the Administrative Agent to the other parties hereto except as otherwise expressly provided in the relevant Loan Document and except payments pursuant to Section 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.
(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing shall be made from the Lenders, each Borrowing shall be allocated among the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.05 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iii) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.
(d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(e) Payments by the Borrower; Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b) or Section 2.10(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.11 Replacement of Lenders. If any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04;
(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii) such assignment does not conflict with applicable law;
(iv) if applicable, the replaced Lender shall be obligated to make such replacement, without such Lender’s consent, in accordance with the provisions of Section 9.04; and
(v) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
SECTION 3.01 Organization; Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s limited liability company and other powers and have been duly authorized by all necessary limited liability company action and, if required, by all necessary member or shareholder action. This Agreement and each of the other Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents or Transaction Documents to which the Borrower is to be a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions:
(a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for filings and recordings in respect of the Liens created pursuant to the Security Documents,
(b) will not violate any applicable law or any order of any Governmental Authority, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect,
(b) will not violate the Operating Agreement or other organizational documents of the Borrower or any of its Subsidiaries,
(d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets or the BofA Credit Documents, or give rise to a right thereunder to require any payment to be made by any such Person, and
(e) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
SECTION 3.04 Financial Condition; No Material Adverse Change. The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2008 and (ii) the first three quarters of the fiscal year ended December 31, 2009. Such financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP. Since December 31, 2008, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, provided that no such material adverse change shall be deemed to have occurred with respect to the Borrower and its Subsidiaries as a result of any such material adverse change occurring with respect to, either individually or in the aggregate, any Credit Enhanced Entity, Middle-Tier Entity, Credit Enhanced Local Partnership or any Property held by any Credit Enhanced Local Partnership (as each such term is defined in the Master Agreement).
SECTION 3.05 Properties
(a) Property Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property (other than intellectual property) material to its business, subject only to Liens permitted by Section 6.02 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b) Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person to an extent that could reasonably be expected to have a Material Adverse Effect.
SECTION 3.06 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which (a) on the Closing Date is a reasonable possibility of an adverse determination or (b) after the Closing Date which if adversely determined could reasonably be expected to have a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
SECTION 3.07 Compliance with Laws and Agreements. On the Closing Date each of the Borrower and its Subsidiaries is in compliance with all indentures, agreements and other instruments binding upon it or its property. Each of the Borrower and its Subsidiaries is in compliance with (i) all laws, regulations and orders of any Governmental Authority applicable to it or its property, except to the extent any such non-compliance could not reasonably be expected to have a Material Adverse Effect, and (ii) in all material respects all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.
SECTION 3.08 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Federal and other material Tax returns, information statements and reports required to have been filed and has paid or caused to be paid all Federal and other material Taxes required to have been paid by it, except with respect to any Taxes owing after the date hereof to the extent such Taxes are being contested in compliance with Section 5.04.
SECTION 3.10 ERISA. No ERISA Event has occurred.
SECTION 3.11 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject. The Borrower has disclosed to the Lenders all matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (considered as a whole with any modification or supplement thereto) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projections, estimates and forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that such projections, estimates and forward-looking information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from the projected results set forth therein, and such differences may be material.
SECTION 3.12 Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock.
SECTION 3.13 Material Agreements and Liens.
(a) Material Agreements. There are no Material Agreements outstanding on the date hereof other than the (i) Loan Documents, (ii) the CFIN Holdings BTB Agreements, (iii) the Interest Rate Swap and (iv) the Master Note.
(b) Liens. There are no Liens other than Liens permitted under Section 6.02.
SECTION 3.14 Subsidiaries and Investments. The Borrower’s only Subsidiary is CFIN, a Delaware limited liability Company. CFIN has no Subsidiaries. The Borrower does not hold any Investments other than Investments permitted under Section 6.05.
SECTION 3.15 Security Documents. The Security Documents to which the Borrower is a party create valid and perfected first priority security interests in the Collateral, securing the payment of the obligations owing to the Administrative Agent and the Lenders under this Agreement, subject to no equal or senior Lien, except as expressly permitted under Section 6.02.
ARTICLE IV
CONDITIONS
SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance in its sole discretion (or such condition shall have been waived in accordance with Section 9.02):
(a) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.
(b) Opinion of Counsel to the Borrower. A written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Paul, Hastings, Janofsky & Walker LLP, counsel for the Borrower and covering such matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent or the Required Lenders shall request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).

(c) Limited Liability Company Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the authorization of the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d) Officer’s Certificate. A certificate, dated the Effective Date and signed by a Financial Officer of the Borrower confirming compliance with the conditions set forth in clauses (a) and (b) of the first sentence of Section 4.02.
(e) Security Agreement. The Security Agreement, duly executed and delivered by the Borrower and the Administrative Agent. In addition, the Borrower shall have taken such other action as the Administrative Agent shall have requested in order to perfect the security interests created pursuant to the Security Agreement.
(f) Account Control Agreements. Each Account Control Agreement, duly executed and delivered by the parties thereto.
(g) Governmental Approvals; Third Party Approvals. The Borrower has demonstrated to the satisfaction of the Administrative Agent that all necessary consent or approval of, registration or filing with, or any other action by, any Governmental Authority and all necessary consent or approval of any third party (including with respect to the BofA Credit Documents) have been obtained or made and are in full force and effect in connection with the Transactions.
(h) Insurance. The Administrative Agent shall have received satisfactory evidence that the Borrower has obtained, from financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 4.02 Each Credit Event. The obligation of each Lender to make any Loan is additionally subject to the satisfaction of the following conditions:
(a) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents shall be true and correct (taking into account any “materiality” qualifiers set forth therein) on and as of the date of such Loan, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct (taking into account such “materiality” qualifiers) as of such earlier date;
(b) at the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing;
(c) the Administrative Agent shall have received at least three Business Days before the date of the proposed Borrowing (other than the Borrowing on the Closing Date) a certificate dated the date of such Loan and signed by a Financial Officer of the Borrower, and shall:
(i) provide reasonably detailed calculations of the corresponding Debt Service Shortfall Payments or Credit Enhanced Fund Expenses; and

(ii) certify that the Borrower is obligated under the Master Agreement to pay such Debt Service Shortfall Payments or Credit Enhanced Fund Expenses, as applicable, and all of the conditions set forth therein with respect to such payment have been complied with.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a) (i) if the Borrower has sufficient funds to pay the independent public accountants, within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) if the Borrower does not have sufficient funds to pay the independent public accountants, within 120 days after the end of each fiscal year of the Borrower, unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c) concurrently with any delivery of financial statements under clause (a) or (b) of this Section, a certificate of a Financial Officer of the Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d) by 5:00 p.m., New York City time, within 10 Business Days after the end of each calendar month or at any other time as the Administrative Agent or any Lender may reasonably request, a statement indicating the current balance of the Operating Account and the Wachovia Deposit Account as of the close of business as of the last Business Day of such month; and
(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a) promptly after any officer of the Borrower has actual knowledge of facts that would give him or her reason to believe that any Default has occurred, the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or its Subsidiaries which if adversely determined could be reasonably expected to have a Material Adverse Effect;
(c) the occurrence of any material default, of which any officer of the Borrower has actual knowledge under any Transaction Document;
(e) any foreclosure proceedings commenced or, to its knowledge, threatened with respect to any Natixis Portfolio Property; and
(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03 Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except in the case of clause (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04 Payment of Obligations. The Borrower will pay its obligations, including tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse

Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05 Maintenance of Properties; Insurance. The Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except for failures that could not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06 Books and Records; Inspection Rights. The Borrower will keep proper books of record and account in which full, true and correct entries in all material respects are made of all financial and other material dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.
SECTION 5.07 Compliance with Laws; Contractual Obligations. The Borrower will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, and with all of its contractual obligations (including in respect of its obligation as managing member of CFIN), hereunder or otherwise, unless failure to comply could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.
SECTION 5.08 Use of Proceeds. The proceeds of the Loans shall only be used for Stabilization Payments (with the consent of the Administrative Agent), Debt Service Shortfall Payments or Credit Enhanced Fund Expenses and shall only be used as permitted by the Operating Agreement and to the extent required by the Master Agreement, provided that (a) in no event shall such proceeds be used for Credit Enhanced Fund Expenses exceeding (i) $10,000 per any individual Natixis Portfolio Property in any calendar year or (ii) $1,000,000 in the aggregate for all Natixis Portfolio Properties in any calendar year. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.
SECTION 5.09 Further Assurances. The Borrower will take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, mortgages, deeds of trust, security agreements, account control agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Administrative Agent for the benefit of the Lenders, perfected security interests and Liens in all of the property of the Borrower as collateral security for its obligations hereunder; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

SECTION 5.10 Certain Additional Activities. The Borrower will (i) be a limited purpose company whose activities are restricted to those activities permitted by Section 6.04 and (ii) comply in all material respects with the terms and conditions set forth in the Operating Agreement (including complying with the special-purpose covenants set forth in Section 3.3 of the Operating Agreement).
SECTION 5.11 Cash Management. The Borrower will cause all monies and Permitted Investments received by it after the date hereof to be credited or deposited into and held in the Operating Account or the Wachovia Deposit Account, provided that the Borrower shall not permit at any time the aggregate balance of the Wachovia Deposit Account to exceed $100,000.
ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01 Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:
(a) Indebtedness created hereunder;
(b) Indebtedness in respect of the CFIN Holdings BTB Agreements;
(c) [Intentionally Deleted];
(d) Indebtedness in respect of the Interest Rate Swap;
(e) Indebtedness to Deutsche Bank National Trust Company or Wachovia Bank, National Association arising solely in connection with their respective Account Control Agreement and the bank accounts referenced therein; and
(f) Indebtedness pursuant to any Work-Out Guaranty.
SECTION 6.02 Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a) Liens created pursuant to the Security Documents,
(b) Liens created pursuant to the CFIN Holdings BTB Agreements;
(c) [Intentionally Deleted];
(d) Liens created pursuant to the Interest Rate Swap;

(e) Permitted Encumbrances;
(f) Customary ordinary course Liens in favor of Deutsche Bank National Trust Company or Wachovia Bank, National Association securing obligations of the Borrower (including Indebtedness permitted by Section 6.01(e)) under their respective Account Control Agreement or pursuant to the establishment of the bank accounts referenced therein; and
(g) Liens on Unrestricted Stabilization Sources (as defined in the Master Agreement) in lieu of Stabilization Payments to the extent permitted by the Master Agreement.
SECTION 6.03 Fundamental Changes.
(a) The Borrower will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).
(b) The Borrower will not acquire any business or property from, or capital stock of, or be a party to any acquisition of, any Person except for purchases of inventory and other property to be sold or used in the ordinary course of business.
(c) The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired, other than (i) Permitted Investments, (ii) loans and advances under the Master Note to fund Stabilization Payments, Debt Service Shortfall Payments or Credit Enhanced Fund Expenses to the extent required by the Master Agreement, (iii) Investments permitted by Section 6.05, and (iv) Restricted Payments permitted by Section 6.06.
SECTION 6.04 Lines of Business. The Borrower will not engage in any business other than for Company Purposes.
SECTION 6.05 Investments. The Borrower will not make or permit to remain outstanding any Investments except:
(a) the Operating Account and the Wachovia Deposit Account;
(b) Permitted Investments;
(c) Investments in CFIN as in effect on the date hereof;
(d) the CFIN Holdings BTB Agreements;
(e) [Intentionally Deleted];
(f) loans and advances under the Master Note to fund Stabilization Payments, Debt Service Shortfall Payments or Credit Enhanced Fund Expenses to the extent required by the Master Agreement;
(g) the Interest Rate Swap;

(h) Investments that were Permitted Investments at the time such Investment was made, provided that the Borrower shall promptly sell any such Investment.
The Borrower will not enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
SECTION 6.06 Restricted Payments. The Borrower will not make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that the Borrower may make Restricted Payments (a) pursuant to the Warrant Agreement so long as such Restricted Payment is permitted under the Operating Agreement and (b) to its members on or after April 12 of each fiscal year (the “current year”) in an amount equal to the Tax Payment Amount for the immediately preceding fiscal year (the “prior year”), so long as at least fifteen days prior to making any such Restricted Payment, the Borrower shall have delivered to each Lender (i) notification of the amount and proposed payment date of such Restricted Payment and (ii) a statement from the Borrower’s independent certified public accountants setting forth a detailed calculation of the Tax Payment Amount for the prior year and showing the amount of such Restricted Payment and all prior Restricted Payments; provided that notwithstanding the foregoing the Borrower shall not make any such Restricted Payment if any Event of Default shall have occurred and be continuing.
SECTION 6.07 Transactions with Affiliates. The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) any Restricted Payment permitted by Section 6.06 and (c) transactions permitted by Section 6.03(c)(ii).
SECTION 6.08 Restrictive Agreements. Except for the Loan Documents, the CFIN Documents, the CFIN Holdings BTB Agreements, the Interest Rate Swap, the Master Agreement, any Work-Out Guaranty and the credit default swap transactions with CFIN, the Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary.
SECTION 6.09 Management Fees. The Borrower will not pay any Management Fees other than pursuant to the Administrative Services Agreement and payments required under the Master Agreement.
SECTION 6.10 Modifications of Certain Documents. The Borrower will not consent to any amendment, modification, supplement or waiver of any of the provisions of the Operating Agreement, any Transaction Document or any agreement, instrument or other document evidencing or relating to the Transaction Documents without the prior consent of the Administrative Agent.

SECTION 6.11 Bankruptcy. The Borrower will not, without the approval of the Independent Managers, (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other similar relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition seeking (a) liquidation, reorganization or other similar relief in respect of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (b) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; or (vi) take any action for the purpose of effecting any of the foregoing.
SECTION 6.12 Cash Freeze Event. The Borrower will not permit any amounts held in the Operating Account or the Wachovia Deposit Account or any other funds of the Borrower to be used without the consent of the Lenders if a Cash Freeze Event has occurred and is continuing.
ARTICLE VII
EVENTS OF DEFAULT
SECTION 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a) the Borrower shall fail to pay (i) any principal of or interest on any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (ii) any fee or any other amount payable under this Agreement or under any other Loan Document within 5 days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Borrower’s Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made in any material respect;
(c) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.03 (with respect to the Borrower’s existence), Section 5.08, Section 5.09, Section 5.10(i), Section 5.11 or in Article VI;
(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a) or (c) of this Article) and such failure shall continue unremedied for a period of 30 or more days;

(e) the Borrower or any of the Borrower’s Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
(f) any event or condition shall occur that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of the Borrower’s Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Borrower’s Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 75 or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(h) the Borrower or any of the Borrower’s Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect (other than as a direct result of a “Wind Down Event” under the operating agreement of CFIN), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Borrower’s Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(i) the Borrower or any of the Borrower’s Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 (exclusive of judgment amounts to the extent covered by insurance or indemnification of creditworthy third parties) shall be rendered against the Borrower or any of the Borrower’s Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment;
(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) a Change in Control shall occur;
(m) the Borrower shall be terminated, dissolved or liquidated (as a matter of law or otherwise) or proceedings shall be commenced by any Person (including the Borrower) seeking the termination, dissolution or liquidation of the Borrower or any of its Subsidiaries;
(n) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by the Borrower;
(o) any of the Operating Agreement, any Loan Document, the Master Agreement, the Master Note, the Receivables Assignment and Assumption Agreement and the CFIN Holdings BTB Agreements ceases for any reason to be legal, valid or binding on the Borrower or any other Centerline Party, or the Borrower or any other Centerline Party shall state in writing that such document should cease for any reason to be legal valid or binding on the Borrower or such other Centerline Party; or
(p) a Liquidating Event shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 7.02 Application of Payments. Anything herein to the contrary notwithstanding, but subject to Section 4.09 of the Security Agreement, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received by the Administrative Agent (including any payments received in respect of optional prepayments under Section 2.07) shall be applied as follows:
(i) first, to the payment to the Administrative Agent of its costs and expenses, if any, of collection including out-of-pocket expenses of the Administrative Agent and the fees and expenses of its agents and its counsel;

(ii) next, to the payment in full of the principal of and interest on the Loans, in each case ratably in accordance with the respective amounts thereof then due and payable; and
(iii) finally, after the payment in full of the principal and interest on the Loans, to the Borrower, or its successors or assigns, or as a court of competent jurisdiction may direct.
ARTICLE VIII
AGENCY
SECTION 8.01 Administrative Agent. Each of the Lenders hereby irrevocably appoints Natixis to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, by its signature hereto each Lender authorizes the Administrative Agent to execute, deliver and perform the Transaction Documents and agrees to be bound by the terms and conditions thereof as if such Lender were a party thereto. Subject to the provisions of this Article VIII, the Administrative Agent shall take such actions under the Security Agreement as shall be directed by the Required Lenders. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Each Lender by its execution and delivery of this Agreement agrees that, in the event it shall hold any Permitted Investments of the Borrower, such Permitted Investments shall be held in the name and under the control of such Lender, and such Lender shall hold such Permitted Investments as a collateral sub-agent for the Administrative Agent thereunder. The Borrower by its execution and delivery of this Agreement hereby consents to the foregoing.
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the reasonable consent of the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, with the reasonable consent of the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Except as otherwise provided in Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders have consented.

After the Full Distribution Date (as defined in the Master Agreement), upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to promptly release its security interest in all Collateral. Any such release shall be deemed subject to the provision that the Secured Obligations (as defined in the Security Agreement) shall be reinstated if after such release any portion of any payment in respect of such Secured Obligations shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01 Notices.
(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, as follows:
(i) if to the Borrower, to it at Centerline Financial Holdings LLC, 625 Madison Avenue, 5th Floor, New York, New York 10022, Attention of Michael Larsen (Telecopier No. 212-751-3550; Telephone No. 212-317-5727);
(ii) if to the Administrative Agent, to Natixis Financial Products Inc., 9 W. 57th Street, New York, New York 10019 Attention of Kevin Alexander (Telecopier No. 212-891-5780; Telephone No. 212-891-6265); and
(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent).
SECTION 9.02 Waivers; Amendments.
(a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall
(i) increase the Commitment of any Lender without the written consent of each Lender adversely affected thereby,
(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby,
(iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,
(iv) change Section 2.10(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby, or

(v) change any of the provisions of this Section or the percentage in the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
SECTION 9.03 Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses. Each party hereto shall pay its own expenses (including the fees, charges and disbursements of counsel) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any one counsel per jurisdiction (except otherwise required due to conflicts of interest) for the Administrative Agent and the Lenders) in connection with any amendments, modifications or waivers of the provisions this Agreement and the other Loan Documents (whether or not the transactions contemplated thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any one counsel per jurisdiction (except otherwise required due to conflicts of interest) for the Administrative Agent and the Lenders) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (ii) all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein.
(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any one counsel per jurisdiction (except otherwise required due to conflicts of interest) for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom and any payments that the Administrative Agent is required to make under any indemnity issued to any bank pursuant to any Security Document, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its respective officers, directors or employees or (y) result from a claim brought by the Borrower against an Indemnitee or its respective officers, directors or employees for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Administrative Agent, any Lender or the Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its respective officers, directors or employees.
(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.
SECTION 9.04 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants, to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any Eligible Assignee; provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund and
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender.
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to the Borrower. No such assignment shall be made to the Borrower.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Natixis. Natixis Financial Products Inc. may not at any time hold less than a majority of the outstanding Loans and Commitments.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02(b) that affects such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.10(d) as though it were a Lender.
(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or been terminated. The provisions of Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution
(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or in Portable Document Format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09 Governing Law; Jurisdiction; Etc.
(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
(b) Submission to Jurisdiction. The Administrative Agent, each Lender and the Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c) Waiver of Venue. The Administrative Agent, each Lender and the Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12 Treatment of Certain Information; Confidentiality.
(a) Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
(b) Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this

Section or (B) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with said Act.
SECTION 9.14 Arms-length Transaction. The Borrower acknowledges and agrees that the transactions contemplated by this Agreement and the other Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, and in connection therewith, (i) neither the Administrative Agent nor the Lenders have assumed an advisory or fiduciary responsibility in favor of the Borrower, its Subsidiaries, its equity holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or any other obligation to the Borrower except the obligations expressly set forth in this Agreement and (ii) the Administrative Agent and the Lenders are acting solely as a principal and not as the agent or fiduciary of the Borrower, its Subsidiaries, management, equity holders, Affiliates, creditors or any other person. The Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that the Administrative Agent and/or the Lenders has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or its Subsidiaries, in connection with such transactions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENTERLINE FINANCIAL HOLDINGS LLC
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chairman
LENDERS NATIXIS FINANCIAL PRODUCTS INC., individually, as Administrative Agent and as Lender
By:	/s/ Kevin Alexander
	Name:	Kevin Alexander
Title:

By:	/s/ Thomas Sharpe
	Name:	Thomas Sharpe
Title:

Exhibit 10.5
RECEIVABLES ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS RECEIVABLES ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement” or this “Assignment and Assumption Agreement”), dated and effective as of March 5, 2010 , is entered into by and between CENTERLINE HOLDING COMPANY, a Delaware statutory trust (“CHC”), CENTERLINE CAPITAL GROUP INC., a Delaware corporation (“CCG”), CENTERLINE AFFORDABLE HOUSING ADVISORS LLC, a Delaware limited liability company (“CAHA”), CENTERLINE GUARANTEED MANAGER LLC, a Delaware limited liability company (“Guaranteed Manager”), each of the entities listed on Schedule A under the heading Credit Enhanced Fund General Partner (each a “Credit Enhanced Fund General Partner”, and collectively the “Credit Enhanced Fund General Partners”), each of the entities listed on Schedule A under the heading Credit Enhanced Partnership General Partner (each a “Credit Enhanced Partnership General Partner”, and collectively the “Credit Enhanced Partnership General Partners”), each of the entities listed on Schedule B under the heading Special Limited Partner (each a “Special Limited Partner”, and collectively the “Special Limited Partners” and, together with CHC, CCG, CAHA, Guaranteed Manager, the Credit Enhanced Fund General Partners and the Credit Enhanced Partnership General Partners, the “Assignors”) and CENTERLINE FINANCIAL HOLDINGS LLC (“CFin Holdings” or “Assignee” ).
W I T N E S S E T H :
WHEREAS, Guaranteed Manager is the manager of each of the respective Credit Enhanced Fund General Partners and of each of the Special Limited Partners except for RCC Credit Enhanced SLP LP - Series A, a Delaware limited partnership, of which RCC Credit Enhanced Asset Managers LLC-Series A, a Delaware limited liability company (and a Credit Enhanced Fund General Partner), is the general partner;
WHEREAS, each Credit Enhanced Fund General Partner is (i) the general partner of the respective limited partnership listed on Schedule A in the same row as that Credit Enhanced Fund General Partner under the heading Credit Enhanced Fund (each, a “Credit Enhanced Fund” and collectively, the “Credit Enhanced Funds”); (ii) the managing member of the respective Credit Enhanced Partnership General Partner listed on Schedule A in the same row as that Credit Enhanced Fund General Partner under the heading Credit Enhanced Partnership General Partner (each a “Credit Enhanced Partnership General Partner” and collectively, the “Credit Enhanced Partnership General Partners”), and each such Credit Enhanced Partnership General Partner is the general partner of the respective limited partnership listed on Schedule A in the same row as that Credit Enhanced Partnership General Partner under the heading Credit Enhanced Partnership (each a “Credit Enhanced Partnership” and collectively, the “Credit Enhanced Partnerships”);
WHEREAS, CAHA is the sole member of Guaranteed Manager and CCG is the sole member of CAHA;

WHEREAS, pursuant to that certain Master Novation Stabilization, Assignment, Allocation, Servicing and Asset Management Agreement, dated as of even date hereof (the “Master Agreement”) by and among CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings, Centerline Mortgage Capital Inc., a Delaware corporation, and Natixis Financial Products Inc., a Delaware corporation (“Natixis”), CFin Holdings has among other things agreed to cause to be advanced to the Credit Enhanced Funds amounts necessary to cause Stabilization to occur with respect to certain Properties, and in consideration of such obligation, Assignors will transfer, assign and convey (“Transfer”) to CFin Holdings the Receivables defined in Section 1 below;
WHEREAS, each of the Assignors believes that making the Transfers contained herein is in the best interests of the Assignors and each of the Credit Enhanced Funds, Credit Enhanced Partnerships and Credit Enhanced Local Partnerships, in which the Assignors hold a direct or indirect interest:
NOW, THEREFORE, it is hereby agreed as follows:
Section 1. Transfers of Receivables. Subject to the other terms of this Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the respective Assignors hereby Transfer to CFin Holdings all right, title, claim and interest of the respective Assignors in and to the following, whether presently owed and/or accrued or owed or accrued in the future (such rights being, collectively, the “Receivables”):
(a) the Fee Rights;
(b) the Loan Receivables;
(c) the agreements and other contractual rights and interests that give rise to or create the Fee Rights and Loan Receivables; and
(d) all other rights and assets set forth in Exhibit 4.3 to the Master Agreement.
It is expressly acknowledged by the parties hereto that
(i) CFin Holdings is not assuming any liabilities of any Assignor with respect to the Receivables by virtue of acceptance of the Transfer of Receivables contained herein;
(ii) each Assignor agrees that it will not cause or permit any Receivable, or any agreement, instrument or interest that gives rise, or could give rise, to a Receivable, to be converted into an equity interest (however designated); and
(iii) the Transfers of the Receivables to CFin Holdings are intended to be absolute transfers, assignments and conveyances in exchange for the consideration provided by CFin Holdings under this Agreement and the other Restructuring Documents, and not merely a collateral grant. However, if for any reason the Transfer of the Receivables to CFin Holdings is deemed not to be an

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absolute transfer, assignment and conveyance, then the Assignors hereby grant a security interest on the Receivables (and proceeds thereof) in favor of CFin Holdings to secure their obligations to CFin Holdings under this Agreement.
Section 2. Directions to Constituent Parties.
(a) Guaranteed Manager shall cause the respective Credit Enhanced Fund to pay the Asset Management Fees, Disposition Fees and other Fee Rights to CFin Holdings and to repay the Loan Receivables as and when such Asset Management Fees, Disposition Fees and other Fee Rights or Loan Receivables may become payable under the terms of the respective Credit Enhanced Partnership Agreement. The Assignors make no representation as to whether the Credit Enhanced Funds will have sufficient assets to pay the Asset Management Fees and Disposition Fees or the Loan Receivables, either when due or at any other time.
(b) The Assignors shall direct all payors with respect to the Receivables to remit all payments with respect to the Receivables directly to the Operating Account unless otherwise directed by Natixis (and any payments made by any payor to any other account, or in any other manner, shall not discharge any obligations of such payor in respect of such Receivables), and each Assignor hereby agrees that to the extent it is a payor with respect to any Receivable, it shall remit all payments thereon to the Operating Account.
(c) If any Assignor or any Credit Enhanced Fund receives any amount with respect to a Receivable, it shall immediately remit such amount to the Operating Account.
(d) Each of the Credit Enhanced Funds and Credit Enhanced Fund General Partners, by executing this Agreement acknowledge such directions.
Section 3. No Other Encumbrances of Membership Interest. The Assignors hereby jointly and severally covenant and warrant to CFin Holdings that (a) the Assignors have not executed any prior transfer, assignment, conveyance or pledge which is still valid of any Assignor’s interest in the Receivables, (b) each Assignor has full right and authority to make this Agreement, (c) this Agreement is enforceable against each Assignor and (d) each Assignor will not transfer, sell, convey or make any additional assignment of the Receivables (other than pursuant to this Agreement or pursuant to any pledge given to CFin Holdings or Natixis in connection with their obligations to the Credit Enhanced Partnerships).
Section 4. Representations And Warranties of Assignor. The Assignors hereby jointly and severally, represent and warrant to CFin Holdings that as of the date hereof:
(a) The rights and interests being conveyed hereunder constitute valid and existing rights and interests of the Assignors, and each Assignor has full legal title to, and has not designated to any other Person, the right to receive payment with respect to any right or interest it purports to Transfer hereunder.

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(b) Each Assignor’s respective Organizational Documents are in full force and effect and constitute the valid, legal and binding obligations of the respective parties thereto. There are no defaults currently existing under the Assignors’ corporate, organizational or company governance documents and agreements and no events exist which, with the giving of notice or passage of time or both, would constitute defaults under such documents or agreements.
(c) Each Assignor has been duly formed and is in good standing in the State of Delaware and in each jurisdiction in which it is required to be in good standing; all necessary certificates, and all amendments thereto, have been duly recorded in the proper public records, and no state of facts now exists with respect to the Assignors that does not conform to the applicable certificates.
(d) Guaranteed Manager will not, by reason of entering into this Agreement, cease to be the manager of the Credit Enhanced Funds, the Local General Partners or the Special Limited Partners.
(e) The Master Agreement provides a direct and tangible benefit to the Assignors.
(f) The Receivables as of the date hereof are as set forth on Exhibit 4.3 of the Master Agreement.
Section 5. Covenants of Assignor Irrespective of Default. From and after the date of this Agreement, the Assignors hereby covenant and warrant that:
(a) The Assignors will not, with respect to the Credit Enhanced Funds, without the prior written consent of CFin Holdings and Natixis or unless otherwise permitted herein, take any action that could subordinate the present rights of Assignors to receive payments of the Asset Management Fees and Disposition Fees or Loan Receivables to any other rights of third parties.
(b) The Assignors will not, without the prior written consent of CFin Holdings and Natixis, sell, transfer by gift, or otherwise alienate or dispose of any part of any Assignor’s interest in the Credit Enhanced Entities.
(c) The Assignors will not, without the prior written consent of CFin Holdings and Natixis, amend, modify, or rescind any Organizational Documents or waive any rights thereunder, except those which are not material in nature and do not and will not, in the future, affect in any manner, the rights of CFin Holdings hereunder.
(d) The Assignors will not, without the prior written consent of CFin Holdings and Natixis, take or consent to any action which could result in a sale, encumbrance or hypothecation of any or all of the Receivables that are the subject of the Transfers hereunder.

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(e) The Assignors will, immediately after obtaining knowledge thereof, give written notice to CFin Holdings in the event of any default under any Organizational Documents by any party thereto.
(f) No Assignor shall, nor shall it permit any of its Subsidiaries to, cause any payment or distribution in respect of any equity interest in any Centerline Controlled Entity (other than any Credit Enhanced Partnership) to be made to any Person unless such payment or distribution is made to CFin Holdings.
Section 6. No Conflicting Agreements. The Assignors hereby covenant and warrant to CFin Holdings that this Agreement does not and will not constitute a default by the Assignors or any of the Credit Enhanced Entities under the Organizational Documents or any mortgage, deed of trust, security agreement, loan agreement, or other contract or agreement to which the Assignors or any of the Credit Enhanced Entities are a party.
Section 7. Binding Effect of Agreement. This Agreement will remain in full force and effect so long as the Credit Enhanced Funds are in existence and each Credit Enhanced Fund General Partner is the general partner of the respective Credit Enhanced Fund or any Receivables remain payable, and will bind and benefit the successors and permitted assigns of the Assignors and CFin Holdings. In any event this Agreement shall not terminate prior to the Full Distribution Date. CFin Holdings may at any time assign or otherwise transfer, in whole or in part, any interest it may have hereunder including (without limitation) pursuant to the Security Agreement and, in connection with any enforcement of rights under the Security Agreement, the Administrative Agent shall have the right to cause CFin Holdings’ rights hereunder to be transferred to any person or entity selected by the Administrative Agent, all without notice to or consent by any Assignor. No Credit Enhanced Fund General Partner shall transfer or assign its interest in the respective Credit Enhanced Fund, nor shall Guaranteed Manager transfer or assign its interest in the Credit Enhanced Partnership General Partner, without the prior written consent of CFin Holdings, which may be conditioned upon such assignee’s or transferee’s assumption in writing of each Assignor’s interests, rights and obligations in and under this Agreement. Nothing contained herein shall prohibit any party from assigning their rights, other than their rights in connection with the Receivables, as collateral security for a loan to such party or its Affiliates.
Section 8. Remedies.
(a) The rights, powers and remedies given to CFin Holdings by this Agreement will be in addition to all rights, powers and remedies given to CFin Holdings by virtue of any statute or rule of law.
(b) No act done or omitted by CFin Holdings pursuant to the rights and powers granted to it by this Agreement will be deemed a waiver by CFin Holdings of its rights and powers pursuant to any instrument executed in connection with this Agreement and is made and accepted without any prejudice to any of the rights and powers possessed by CFin Holdings with regard to the terms of any such instruments executed in connection therewith.

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Section 9. No Petition. Each Assignor hereby agrees (which agreement shall be binding upon its successors, assigns and participants) that, notwithstanding any other provision of this Agreement to the contrary, it shall not, prior to the date that is one year and one day (or, if longer, one day longer than any applicable preference period then in effect) after the Full Distribution Date, institute against, or join any other Person in instituting against, CFin Holdings, any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under U.S. federal or state bankruptcy or similar laws. Nothing in this Section 9 shall preclude, or be deemed to stop, such party (i) from taking any action prior to the expiration of the aforementioned period in (A) any case or proceeding voluntarily filed or commenced by CFin Holdings or (B) any involuntary insolvency proceeding filed or commenced by a Person other than such party or any of its Affiliates or (ii) from commencing against CFin Holdings or any of its properties any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding.
Each Assignor agrees that the terms of this Section 9 are for the benefit of the Administrative Agent and the Lender (and their respective successors, assigns and participants) under the Credit Agreement, and shall be directly enforceable by the Administrative Agent (on behalf of itself and the Lender and their respective successors, assigns and participants), including, without limitation, by injunctive relief and other specific performance, as if such Persons were direct parties hereto.
CFin Holdings agrees that it shall not, after the date hereof, become party to any agreement that does not include “non-petition” provisions therein that are substantively the same as the provisions set forth above in this Section 9 (and shall not amend or eliminate any “non-petition” provisions in any agreement to which it is party).
The provisions of this Section 9 shall survive termination of this Agreement.
Section 10. 1Third Party Beneficiary. Notwithstanding anything herein to the contrary, the parties hereto agree that the Administrative Agent shall be an express direct third party beneficiary of all of the agreements, undertakings and obligations of the Assignors contained in this Agreement, and acknowledge the security interest held by the Administrative Agent in and to the Receivables that are the subject of the Transfers herein. The Assignors hereby authorize the Administrative Agent to file any Uniform Commercial Code financing statements (including “all assets” financing statements) required by the Administrative Agent to perfect (i) the Transfer of Receivables hereunder (including prior Transfers to any Receivables Assignor) and (ii) (for back-up security interest purposes only) the security interest created in Section 1(iii) hereof.
Section 11. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York.
Section 12. Amendment. None of the terms or provisions of this Agreement may be waived, altered, modified, limited or amended except by an agreement executed by the Assignors and CFin Holdings.

[1]	Note: Unnecessary — protected by fraud/theft statutes

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Section 13. Rights Supplement. The rights granted to CFin Holdings herein will be supplementary and in addition to those granted in any other agreements with respect to the Credit Enhanced Funds.
Section 14. Notices. All notices and communications provided for hereunder will be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (changes prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

If to CFin Holdings:	Centerline Capital Group Inc.
625 Madison Avenue
New York, NY 10022
Attention: Andrew J. Weil

with copies to:	Natixis Financial Products Inc.
9 West 57th Street, 35th Floor
New York, NY 10019
Attention: Kevin Alexander

and

Natixis Capital Markets
9 West 57th Street, 35th Floor
New York, NY 10019
Attention: General Counsel

If to the Assignor:	Centerline Capital Group Inc.
625 Madison Avenue
New York, NY 10022
Attention: Andrew J. Weil

with copies to:	Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Alan S. Cohen, Esq.
Section 15. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts executed and delivered, each as an original, will constitute but one and the same executed and delivered document.

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Section 16. Definitions. All capitalized terms used, but not defined herein, shall have the meaning ascribed to them in the Master Agreement.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement by their duly authorized representatives as of the day and year first above written.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer:
Chief Executive Officer and President

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer

CENTERLINE AFFORDABLE HOUSING ADVISORS LLC
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Signature Page to Receivables Assignment and Assumption Agreement

CENTERLINE GUARANTEED MANAGER LLC
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer

CENTERLINE FINANCIAL HOLDINGS LLC
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chairman

Signature Page to Receivables Assignment and Assumption Agreement

EACH OF THE FUND GENERAL PARTNERS LISTED ON SCHEDULE A
By:	Centerline Guaranteed Manager, its manager

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer

EACH OF THE SPECIAL LIMITED PARTNERS LISTED ON SCHEDULE B (EXCEPT FOR RCC CREDIT ENHANCED SLP LP- SERIES A)
By:	Centerline Guaranteed Manager, its manager

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer

RCC CREDIT ENHANCED SLP LP — SERIES A
By:	RCC Credit Enhanced Asset Managers LLC- Series A, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Signature Page to Receivables Assignment and Assumption Agreement

RCC CREDIT ENHANCED ASSET MANAGERS LLC-SERIES A, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

RCC CREDIT ENHANCED ASSET MANAGERS LLC-SERIES B, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

RCC CREDIT ENHANCED ASSET MANAGERS LLC-SERIES C, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

RCC CREDIT ENHANCED ASSET MANAGERS LLC-SERIES D, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

CHARTERMAC CREDIT ENHANCED ASSET MANAGERS LLC-SERIES E, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

CHARTERMAC CREDIT ENHANCED ASSET MANAGERS LLC-SERIES F, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Signature Page to Receivables Assignment and Assumption Agreement

CHARTERMAC CREDIT ENHANCED ASSET MANAGERS LLC-SERIES G, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

CENTERLINE CREDIT ENHANCED ASSET MANAGERS LLC-SERIES H, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

CHARTERMAC CREDIT ENHANCED ASSET MANAGERS LLC-SERIES I, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

CHARTERMAC CREDIT ENHANCED ASSET MANAGERS LLC-SERIES J, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

CENTERLINE CREDIT ENHANCED ASSET MANAGERS LLC-SERIES K, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

CENTERLINE CREDIT ENHANCED ASSET MANAGERS LLC-SERIES L, NUMBER 1
By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Signature Page to Receivables Assignment and Assumption Agreement

The foregoing Assignment and Assumption Agreement
is hereby confirmed and acknowledged.
Centerline Credit Enhanced Partners LP- Series A
By: RCC Credit Enhanced Asset Managers LLC — Series A, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Centerline Credit Enhanced Partners LP- Series B
By: RCC Credit Enhanced Asset Managers LLC — Series B, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Signature Page to Receivables Assignment and Assumption Agreement

The foregoing Assignment and Assumption Agreement
is hereby confirmed and acknowledged.
Centerline Credit Enhanced Partners LP- Series C
By: RCC Credit Enhanced Asset Managers LLC — Series C, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Centerline Credit Enhanced Partners LP- Series D
By: RCC Credit Enhanced Asset Managers LLC — Series D, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Signature Page to Receivables Assignment and Assumption Agreement

The foregoing Assignment and Assumption Agreement
is hereby confirmed and acknowledged.
Centerline Credit Enhanced Partners LP- Series E
By: CharterMac Credit Enhanced Asset Managers LLC — Series E, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Centerline Credit Enhanced Partners LP- Series F
By: CharterMac Credit Enhanced Asset Managers LLC — Series F, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Signature Page to Receivables Assignment and Assumption Agreement

The foregoing Assignment and Assumption Agreement
is hereby confirmed and acknowledged.
Centerline Credit Enhanced Partners LP- Series G
By: CharterMac Credit Enhanced Asset Managers LLC — Series G, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Centerline Credit Enhanced Partners LP- Series H
By: Centerline Credit Enhanced Asset Managers LLC — Series H, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Signature Page to Receivables Assignment and Assumption Agreement

The foregoing Assignment and Assumption Agreement
is hereby confirmed and acknowledged.
Centerline Credit Enhanced Partners LP- Series I
By: CharterMac Credit Enhanced Asset Managers LLC — Series I, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Centerline Credit Enhanced Partners LP- Series J
By: CharterMac Credit Enhanced Asset Managers LLC — Series J, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Signature Page to Receivables Assignment and Assumption Agreement

The foregoing Assignment and Assumption Agreement
is hereby confirmed and acknowledged.
Centerline Credit Enhanced Partners LP- Series K
By: Centerline Credit Enhanced Asset Managers LLC — Series K, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Centerline Credit Enhanced Partners LP- Series L
By: Centerline Credit Enhanced Asset Managers LLC — Series L, its general partner

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Signature Page to Receivables Assignment and Assumption Agreement

The foregoing Assignment and Assumption Agreement
is hereby confirmed and acknowledged.
Centerline Guaranteed Manager LLC, as manager of
2665 Favor Road LLC
3629 Montreal Creek Circle LLC
2038 Bent Creek Way LLC
5420 Riverdale Road LLC
10401 Brockington Road LLC
CCL East Riverside Road LLC
CCL Airport Road LLC
CCL West St. Andrews Drive LLC
CCL Southeast Moreland School Road LLC
I-70 South Service Road LLC

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer

Signature Page to Receivables Assignment and Assumption Agreement

The foregoing Assignment and Assumption Agreement
is hereby confirmed and acknowledged.
RCC Guaranteed SLP III, LP-Series A
By: RCC Guaranteed Asset Managers III LLC — Series A, its general partner
By: Centerline Guaranteed Manager LLC, its manager

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer

Centerline Texas GP Holdings LLC
By: Centerline GP Holdings LLC, its managing member

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Member

Centerline HA LLC

By:	Centerline Affordable Housing Advisors LLC,
its managing member

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Chief Executive Officer and President

Signature Page to Receivables Assignment and Assumption Agreement

The foregoing Assignment and Assumption Agreement
is hereby confirmed and acknowledged.
8600 Winkler Road LLC

By:	Centerline Texas GP Holdings LLC, its sole member

By:	Centerline GP Holdings LLC, its managing member

By:	/s/ Marc D. Schnitzer
Marc D. Schnitzer
Member

Signature Page to Receivables Assignment and Assumption Agreement

SCHEDULE A

		Credit Enhanced Fund General	Credit Enhanced Partnership General
Credit Enhanced Fund	Credit Enhanced Partnership	Partner	Partner
Centerline Credit Enhanced Partners LP-Series A	Centerline Credit Enhanced Partnership LP-Series A, Number 1	RCC Credit Enhanced Asset Managers LLC-Series A	RCC Credit Enhanced Asset Managers LLC-Series A, Number 1

Centerline Credit Enhanced Partners LP-Series B	Centerline Credit Enhanced Partnership LP-Series B, Number 1	RCC Credit Enhanced Asset Managers LLC-Series B	RCC Credit Enhanced Asset Managers LLC-Series B, Number 1

Centerline Credit	Centerline Credit Enhanced	RCC Credit Enhanced	RCC Credit Enhanced
Enhanced Partners LP-Series C	Partnership LP-Series C, Number 1	Asset Managers LLC-Series C	Asset Managers LLC-Series C, Number 1

Centerline Credit Enhanced Partners LP-Series D	Centerline Credit Enhanced Partnership LP-Series D, Number 1	RCC Credit Enhanced Asset Managers LLC-Series D	RCC Credit Enhanced Asset Managers LLC-Series D, Number 1

Centerline Credit Enhanced Partners LP-Series E	Centerline Credit Enhanced Partnership LP-Series E, Number 1	CharterMac Credit Enhanced Asset Managers LLC-Series E	CharterMac Credit Enhanced Asset Managers LLC-Series E, Number 1

Centerline Credit Enhanced Partners LP-Series F	Centerline Credit Enhanced Partnership LP-Series F, Number 1	CharterMac Credit Enhanced Asset Managers LLC-Series F	CharterMac Credit Enhanced Asset Managers LLC-Series F, Number 1

Centerline Credit Enhanced Partners LP-Series G	Centerline Credit Enhanced Partnership LP-Series G, Number 1	CharterMac Credit Enhanced Asset Managers LLC-Series G	CharterMac Credit Enhanced Asset Managers LLC-Series G, Number 1

Centerline Credit Enhanced Partners LP-Series H	Centerline Credit Enhanced Partnership LP-Series H, Number 1	Centerline Credit Enhanced Asset Managers LLC-Series H	Centerline Credit Enhanced Asset Managers LLC-Series H, Number 1

Centerline Credit Enhanced Partners LP-Series I	Centerline Credit Enhanced Partnership LP-Series I, Number 1	CharterMac Credit Enhanced Asset Managers LLC-Series I	CharterMac Credit Enhanced Asset Managers LLC-Series I, Number 1

Centerline Credit Enhanced Partners LP-Series J	Centerline Credit Enhanced Partnership LP-Series J, Number 1	CharterMac Credit Enhanced Asset Managers LLC-Series J	CharterMac Credit Enhanced Asset Managers LLC-Series J, Number 1

Centerline Credit Enhanced Partners LP-Series K	Centerline Credit Enhanced Partnership LP-Series K, Number 1	Centerline Credit Enhanced Asset Managers LLC-Series K	Centerline Credit Enhanced Asset Managers LLC-Series K, Number 1

Centerline Credit Enhanced Partners LP-Series L	Centerline Credit Enhanced Partnership LP-Series L, Number 1	Centerline Credit Enhanced Asset Managers LLC-Series L	Centerline Credit Enhanced Asset Managers LLC-Series L, Number 1

SCHEDULE B
Special Limited Partners
RCC Credit Enhanced SLP LP — Series A
RCC Credit Enhanced SLP LLC — Series B
RCC Credit Enhanced SLP LLC — Series C
RCC Credit Enhanced SLP LLC — Series D
CharterMac Credit Enhanced SLP LLC — Series E
CharterMac Credit Enhanced SLP LLC — Series F
CharterMac Credit Enhanced SLP LLC — Series G
Centerline Credit Enhanced SLP LLC — Series H
CharterMac Credit Enhanced SLP LLC — Series I
CharterMac Credit Enhanced SLP LLC — Series J
Centerline Credit Enhanced SLP LLC — Series K
Centerline Credit Enhanced SLP LLC — Series L

Exhibit 10.6
EXECUTION COPY

DATE:	March 5, 2010

TO:	CENTERLINE CAPITAL GROUP INC. (f/k/a Charter Mac Corporation)
(“Assignor”)

ATTENTION:	Andrew Weil
Executive Director
TELEPHONE: (212) 521-6394
FACSIMILE: (212) 751-3543

TO:	CENTERLINE GUARANTEED HOLDINGS LLC
(“Assignee”)

ATTENTION:	Andrew Weil
Executive Director
TELEPHONE: (212) 521-6394
FACSIMILE: (212) 751-3543

FROM:	MERRILL LYNCH CAPITAL SERVICES, INC.
(“Remaining Party” or “MLCS”)

CONTACT:	James Nacos Municipal Capital Markets
TELEPHONE: (212) 449-7358
FACSMILE: (212) 449-9856

RE:	TRANSACTION ASSIGNMENT AGREEMENT FOR THE TRANSACTIONS SPECIFIED ON SCHEDULE I ATTACHED HERETO
Dear Sir or Madam:
The purpose of this communication (the “Transaction Assignment Agreement”) dated as of March 5, 2010 (the “Assignment Trade Date”) is to set forth the terms and conditions of the assignment to and assumption by Assignee of all of the rights and obligations of Assignor under the Confirmation Letters (collectively, the “Confirmation Letters”) for the Transactions entered into between MLCS and Assignor as specified on Schedule I attached hereto (collectively, the “Transactions”) in connection with that certain ISDA Master Agreement, together with the Multicurrency-Cross Border Schedule and Credit Support Annex thereto, between MLCS and Assignor dated as of December 31, 2001 and as amended, restated/or supplemented from time to time (the “Prior Agreement”).
Centerline Holding Company (“Guarantor”), as successor to CharterMac, a Delaware statutory trust, unconditionally guaranteed the obligations of Assignor under the Prior Agreement and, by its signature hereto, consents to and acknowledges the assignment to and assumption by Assignee of the rights and obligations of Assignor thereunder and the obligations of Guarantor with respect to the Transactions by virtue of that that certain Reaffirmation of Guarantee, dated as of the date hereof (the “Reaffirmation”), among MLCS, Guarantor, Assignor and Assignee.
This Transaction Assignment Agreement (including Schedule I) supplements, forms part of, and is subject to that certain ISDA Master Agreement, together with the Multicurrency-Cross Border Schedule and Credit Support Annex thereto (as amended, restated and/or supplemented from time to time, collectively, the “Agreement”), between MLCS and Assignee dated as of even date herewith. All provisions contained in the Agreement shall govern this Transaction Assignment Agreement and the Transactions, except as expressly modified below.
Assignment Provisions. Upon the execution and delivery of this Transaction Assignment Agreement by all the parties hereto, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties will be deemed to have agreed, on the Assignment Trade Date, as follows:
(a)
Assignor sells, assigns, transfers, and sets over to Assignee, its successors and permitted assigns, all of its right, title, and interest in, to, under, and in respect of, the Transactions including, without limitation, its rights to the collateral securing Remaining Party under the Prior Agreement which it hereby directs Remaining Party to transfer to the collateral account of Assignee which transfer shall be a condition precedent to the assignment hereunder. Assignor releases and discharges Remaining Party from, and agrees not to make any claim against Remaining Party with respect to, any obligations of Remaining Party arising and to be performed under and in respect of the Transactions.

(b)
Assignee accepts such sale, assignment and transfer and assumes and agrees to perform each and every obligation of Assignor arising and to be performed under the Transactions on and after the date hereof, with the same force and effect as if Assignee had been a party to the Transactions originally, and with the exceptions that (i) the Independent Amounts specified under each of the Confirmation Letters previously were amended by Assignor and MLCS pursuant to that certain Amendment to Swap Documents, dated as of December 27, 2007, and now shall apply to Assignee as set forth under the Credit Support Annex to the Multicurrency-Cross Border Schedule to the Agreement and (ii) Assignee shall provide MLCS a monthly servicing report regarding the payment status of each bond issue and any other indebtedness secured by the Properties (as defined in the Agreement).

(c)
Remaining Party consents to the sale, assignment and transfer by Assignor and the assumption by Assignee referred to above. Remaining Party releases and discharges Assignor from, and agrees not to make any claim against Assignor with respect to, any obligations of Assignor arising and to be performed under and in respect of the Transactions on or after the date hereof provided nothing herein shall affect the obligations of the Guarantor under the Reaffirmation. Assignee agrees that Assignee shall be liable for any obligations in respect of the Transactions whether or not such obligations relate to events or circumstances that arose prior to the date hereof.

(d)
Assignor hereby represents and warrants to, and covenants and agrees with, Assignee and Remaining Party that: (i) it is duly organized, validly existing, and in good standing under the law of the jurisdiction of its organization; (ii) it has all requisite power and authority to assign and delegate to Assignee its rights and obligations under the Transactions as provided herein and has taken all necessary action to authorize such assignment and delegation; and (iii) such assignment and delegation is its legal, valid, and binding obligations enforceable against Assignor in accordance with the terms hereof.

(e)
Assignee hereby represents and warrants to, and covenants and agrees with, Assignor and Remaining Party that: (i) it is duly organized, validly existing, and in good standing under the law of the jurisdiction of its organization; (ii) it has all requisite power and authority to assume the rights and obligations of Assignor under the Transactions as provided herein and has taken all necessary action to authorize such assumption and performance; and (iii) such assumption and the Transactions are its legal, valid, and binding obligations enforceable against Assignee in accordance with the terms hereof.

(f)	Remaining Party hereby consents to the termination of the Participation Agreement (as defined in the Prior Agreement) by Assignee following its assignment to Assignee by Assignor on the date hereof.

(g)	Account Details:

Payments to Remaining Party: [PLEASE ADVISE]

Payments to Assignee: Not Applicable
[Remainder of page intentionally left blank]

Please confirm that the foregoing Transaction Assignment Agreement correct sets forth the terms of our agreement by executing where specified below and returning to us by facsimile or electronic transmission.

Yours sincerely, MERRILL LYNCH CAPITAL SERVICES, INC., a Delaware corporation
By:	/s/ Edward H. Curland
	Name:	Edward H. Curland
Authorized Signatory

Accepted and Confirmed as of the
Assignment Trade Date written above:
CENTERLINE CAPITAL GROUP INC.,
a Delaware corporation, Assignor

By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE GUARANTEED HOLDINGS LLC,
a Delaware limited liability company, Assignee
By: Centerline Capital Group Inc., its managing
member

By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

Acknowledged and Consented To By:
CENTERLINE HOLDING COMPANY,
a Delaware statutory trust, Guarantor

By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

SCHEDULE I TO TRANSACTION ASSIGNMENT AGREEMENT
List of Transactions and Confirmation Letters assigned to and assumed by
Centerline Guaranteed Holdings LLC

Transaction Number	MLCS Administrative Number	Original Notional Amount

004	02MU00759	USD 75,576,609
006	03MU01716	USD 93,177,000
008	03MU02151	USD 60,610,000
010	04MU00899	USD 88,772,000
012	04MU01631	USD 9,294,715
014	04MU01934	USD 69,362,000

MASTER ASSIGNMENT, STABILIZATION, ASSIGNMENT ALLOCATION,
SERVICING AND ASSET MANAGEMENT AGREEMENT
DATED AS OF MARCH 5, 2010

ARTICLE 1 DEFINITIONS AND RULES OF INTERPRETATION	2

1.1. Definitions	2
1.2. Rules of Interpretation	12

ARTICLE 2 FORMATION OF GUARANTEED HOLDINGS ASSIGNMENT OF RECEIVABLES, INTERESTS AND OTHER RIGHTS; FUND AND LOCAL PARTNERSHIP ADVANCES	13
2.1. Formation of Guaranteed Holdings	13
2.2. Assignment of Receivables, Interests and Other Rights	13
2.3. Assignment of Certain Non-Member Manager Interests	14
2.4. Assignment of Certain Interests in Lower Tier Property Partnership General Partners	14
2.5. Admission of Guaranteed Holdings	14
2.6. Use of Guaranteed Holdings Proceeds	14
2.7. Payment Direction and Assignment of Guaranteed Holdings Assigned Rights	15
2.8. Replacement of Former Guaranteed Manager with Guaranteed Manager Former Guaranteed Manager shall assign to Guaranteed Manager all of its rights as manager or managing member, as the case may be, of each of the Fund General Partners and Special Limited Partners	16
2.9. Replacement of Members of Centerline Controlled Local General Partners	16

ARTICLE 3 ASSIGNMENT OF EXISTING BTB SWAP AGREEMENTS , ISSUANCE OF REPLACEMENT GUARANTEED HOLDINGS SWAP AGREEMENTS , REAFFIRMATION OF CHC GUARANTY AND TERMINATION OF ASSIGNMENT AND SUBROGATION AGREEMENTS	16
3.1. Assignment of Existing BTB Swap Agreement, Reaffirmation of Guaranty, and Issuance of Replacement Swap	16
3.2. Termination of Assignment and Assumption Agreements	17
3.3. Assignment and Termination of Participation Agreement	17
3.4. Termination of CCG Investor Guarantees	17

ARTICLE 4 PRINCIPAL REDUCTION AGREEMENTS	17
4.1. Bond Reductions	17
4.2. Calculation of the Principal Reduction Amounts	17
4.3. Sources for Funding the Principal Reduction Amounts	18
4.4. Interest Reductions	19
4.5. Payment of the Principal Reduction Amount	19

(Continued)

Page

4.6. Recalculated Future Amortization Payments	19
4.7. Funding Annual Shortfalls	19

ARTICLE 5 ASSET MANAGER AND REIMBURSEMENT FOR EXPENSES	19
5.1. Asset Manager and Management of Guaranteed Funds and Guaranteed Partnerships	19
5.2. Notwithstanding anything herein to the contrary, Affiliates of Island Capital may provide management services on the Properties subject to replacement by MLCS on any Property in the event such Property does not meet its Revised Debt Service Schedule payments	20

ARTICLE 6 RESERVED	20

ARTICLE 7 CONDITIONS PRECEDENT	20
7.1. Effectiveness	20

ARTICLE 8 REPRESENTATIONS AND WARRANTIES	21
8.1. Representations and Warranties to MLCS	22

ARTICLE 9 COVENANTS	25
9.1. Management of Investments	26
9.2. Information with Respect to Bonds	26
9.3. Fees and Loans	26

ARTICLE 10 MISCELLANEOUS	26
10.1. Amendments and Waivers; Third Party Beneficiary	26
10.2. Notices and Other Communications; Facsimile Copies	26
10.3. Survival of Representations and Warranties	27
10.4. Successors and Assigns	27
10.5. Counterparts	28
10.6. Severability	28
10.7. OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK	28
10.8. Submission to Jurisdiction; Waivers	28

SCHEDULE A	List of Guaranteed Partnerships, Guaranteed Partnership GPs, Guaranteed Funds, Guaranteed Fund GPs and Investor Return Floor Agreements
SCHEDULE B-1	Non-Stabilized Local Partnerships

ii

(Continued)

Page

SCHEDULE B-2	Stabilized Local Partnerships
SCHEDULE C	Properties Owned by the Guaranteed Local Partnerships
SCHEDULE D	Centerline Controlled General Partners
SCHEDULE E	Affiliated Local General Partners/Assignors

EXHIBIT 2.2.1(a)	Form of Assignment of Rights Agreement
EXHIBIT 2.2.1(b)	Form of Receivables Assignment and Assumption Agreement
EXHIBIT 3.1(a)	Form of Assignment Agreement
EXHIBIT 3.1(b)	Form of Guaranteed Holdings BTB Swap Agreement
EXHIBIT 3.1(d)	Form of Reaffirmation of Guarantee
EXHIBIT 5.1	Bond Servicing Agreement
EXHIBIT 5.1.2	Asset Management Services
EXHIBIT 8.1.8	Entity Ownership Chart
EXHIBIT 8.1.10	Guaranteed Holdings Assigned Rights
EXHIBIT 8.1.11	Projections
EXHIBIT 8.1.12	Local Partnership Voluntary Loans
EXHIBIT 8.1.14	UCC Financing Statements

iii

Exhibit 10.7
MASTER ASSIGNMENT, STABILIZATION, ASSIGNMENT ALLOCATION,
SERVICING AND ASSET MANAGEMENT AGREEMENT
THIS MASTER ASSIGNMENT, STABILIZATION, ASSIGNMENT ALLOCATION, SERVICING AND ASSET MANAGEMENT AGREEMENT (this “Agreement”) is dated as of March 5, 2010 among CENTERLINE HOLDING COMPANY, a Delaware statutory trust (“CHC”), CENTERLINE CAPITAL GROUP INC., a Delaware corporation (“CCG”), CENTERLINE AFFORDABLE HOUSING ADVISORS LLC, a Delaware limited liability company (“CAHA”), CENTERLINE GUARANTEED MANAGER II LLC, a Delaware limited liability company (“Guaranteed Manager”), CENTERLINE GUARANTEED HOLDINGS LLC, a Delaware limited liability company (“Guaranteed Holdings”), CENTERLINE MORTGAGE CAPITAL INC., a Delaware corporation (“CMC”) and CENTERLINE GUARANTEED MANAGER LLC, a Delaware limited liability company (“ Former Guaranteed Manager”).
HABENDUM
WHEREAS, CCG through its Affiliate CAHA has sponsored, among other funds, the Guaranteed Funds, each of which has as its sole limited partner the respective Guaranteed Partnership; and
WHEREAS, Merrill Lynch Capital Services, Inc., a Delaware corporation (“MLCS”) has entered into Investor Return Floor Agreements (“IRFAs”) with each of the Guaranteed Partnerships, which IRFAs are identified on Schedule A; and
WHEREAS, CCG has entered into that certain ISDA Master Agreement, dated as of December 31, 2001, together with the Multicurrency-Cross Border Schedule to the Master Agreement, the ISDA Credit Support Annex and Paragraph 13 to the Schedule to the ISDA Master Agreement and various confirmation letters (the “Confirmation Letters”) (collectively, the “Existing BTB Swap Agreements”), with MLCS with respect to the IRFAs, which Existing BTB Swap Agreements have been guaranteed by CHC (the “CHC Guaranty”); and
WHEREAS, each of the Guaranteed Funds has acquired Tax Credit Investments in certain Local Partnerships whose Properties are financed by tax-exempt and taxable bond obligations in which CHC holds a continuing interest through the indirect ownership of a participating interest in the B Certificates that were issued as part of the Bond Transaction, which obligations are listed on Non-Stabilized Local Partnerships on Schedule B-1 and Stabilized Local Partnerships as Schedule B-2 annexed hereto (collectively, the “Guaranteed Fund Bonds”); and
WHEREAS, CMC is the primary servicer with respect to the Guaranteed Fund Bonds and, as of the date hereof, CSI is the subservicer with respect to the Guaranteed Fund Bonds and CAHA is the special subservicer with respect to the Guaranteed Fund Bonds; and
WHEREAS, the parties hereto desire to enter into the agreements and covenants contained herein and perform the obligations contemplated in this Agreement and the other agreements to be entered into pursuant hereto; and

NOW, THEREFORE, in consideration for the covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS AND RULES OF INTERPRETATION
1.1. Definitions.
1.1.1 Definitions of Parties and Affiliates. For purposes of this Agreement the respective parties hereto and certain of their Affiliates are defined as set forth below:
CAHA. Centerline Affordable Housing Advisors LLC, a Delaware limited liability company (formerly known as Related Capital Company LLC and as CharterMac Capital LLC).
CCG. Centerline Capital Group Inc., a Delaware corporation (formerly known as Charter Mac Corporation).
Centerline Controlled Entities. Collectively, CHC, CCG, CAHA, GP Holdings, Guaranteed Manager, the Guaranteed Entities, the Middle Tier Entities and the Centerline Controlled General Partners.
Centerline Controlled General Partners. Collectively, those Local General Partners that are Affiliates of Centerline, and designated in Schedule D as a Centerline Controlled Local General Partner.
Centerline Parties. Collectively, CHC, CCG, CAHA, Guaranteed Manager, Former Guaranteed Manager, CMC and Guaranteed Holdings.
Centerline Global Entities. Collectively, CHC, CCG, CAHA, GP Holdings, Guaranteed Manager, Former Guaranteed Manager, the Guaranteed Entities, the Middle Tier Entities, the Centerline Controlled General Partners and the Local Partnerships.
CHC. Centerline Holding Company, a Delaware statutory trust (formerly known as CharterMac).
CMC. Centerline Mortgage Capital Inc., a Delaware corporation.
CSI. Centerline Servicing Inc., a Delaware corporation.
Former Guaranteed Manager. Centerline Guaranteed Manager LLC, a Delaware limited liability company.
GP Holdings. Centerline GP Holdings LLC, a Delaware limited liability company.
Guaranteed Entities. The Guaranteed Funds, the Guaranteed Fund GPs, the Guaranteed Partnerships, the Guaranteed Partnership GPs and the Guaranteed SLPs.

2

Guaranteed Holdings. Centerline Guaranteed Holdings LLC, a Delaware limited liability company.
Guaranteed Manager. Centerline Guaranteed Manager II LLC, a Delaware limited liability company.
MLCS. Merrill Lynch Capital Services, Inc.
SPV I. Centerline Sponsor 2007-1 Securitization, LLC, a Delaware limited liability company.
SPV II. Centerline Stabilization 2007-1 Securitization, LLC, a Delaware limited liability company.
1.1.2 General Definitions. The following terms shall have the meanings set forth in this Section or elsewhere in the provisions of this Agreement referred to below.
Affiliate. As to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means directly or indirectly possessing the power (i) to vote 10% or more of the capital stock having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement, or otherwise. Notwithstanding the foregoing, neither MLCS and its Affiliates nor Island and its Affiliates shall be deemed to be “Affiliates” of any Centerline Party or any of their respective Affiliates. For the avoidance of doubt, Centerline GP Holdings LLC (and its Affiliates) shall be deemed to be Affiliates of the Centerline Parties (and each of their respective Affiliates). As used herein, the term “Affiliated” has a meaning correlative to the term “Affiliate”.
Affiliated Local General Partners. Those Local General Partners that are affiliated with CCG.
Annex. The term as defined in Section 3.1(b).
Annual Servicing Fee. Shall mean the “annual servicing fee” referred to in Section V(L)(2) of the Master Agreement Schedule.
Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
Approved Expenses. The term as defined in Section 2.6.1(d).
Asset Management Services. Those services set forth in Exhibit 5.1.2.
Assigned BTB Transactions. The term as defined in Section 3.1(a).
Assignment Agreement. The term as defined in Section 3.1(a).

3

Assignment and Subrogation Agreements. Those Assignment and Subrogation Agreements delivered by Guaranteed Manager to MLCS with respect to each Guaranteed Fund, pursuant to which Guaranteed Manager pledged to MLCS its interest as managing member of the respective Guaranteed Fund GPs and Guaranteed SLPs.
Assignment of Rights Agreement. The term as defined in Section 2.2.1(a).
B Certificates. Those certain series B certificates held by SPV I in connection with the Bond Transaction.
Bankruptcy or Bankrupt. With respect to any Person, such Person’s making an assignment for the benefit of creditors, becoming a party to any liquidation or dissolution action or proceeding with respect to such Person or any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors with respect to such Person, or the appointment of a receiver, liquidator, custodian or trustee for such Person or a substantial part of such Person’s assets and, if any of the same occur involuntarily, the same is not dismissed, stayed or discharged within 180 days; or the entry of an order for relief against such Person under the United States Bankruptcy Code.
BOA Credit Agreement. The Revolving Credit and Term Loan Agreement dated as of December 27, 2007 by and among CHC, CCG, those Persons listed as guarantors thereto, Bank of America, N.A. and the other lenders party thereto in their capacities as lenders and Bank of America, N.A., as administrative agent, as the same has been amended to the date hereof, and as further amended as of the date hereof, and as may be amended in the future.
Bond Reimbursement Agreement. That certain Reimbursement, Pledge and Security Agreement dated as of December 1, 2007 between Freddie Mac and SPV I, as the same may be amended or modified from time to time.
Bond Servicer. CMC, as servicer pursuant to the Bond Servicing Agreement, or any successor thereto as servicer.
Bond Servicing Agreement. That certain Servicing Agreement dated as of December 1, 2007 between Freddie Mac and CMC, relating to the Bond Transaction, attached hereto as Exhibit 5.1.
Bond Transaction. The exchange of a portfolio of bonds from Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC and Centerline 2007-1 T Securitization, LLC to Freddie Mac, pursuant to which Freddie Mac issued series A certificates and the B certificates held as of the date hereof by SPV I for purposes of a securitization of such portfolio that is guaranteed by Freddie Mac pursuant to that certain Bond Exchange and Sale Agreement dated as of December 1, 2007 among Freddie Mac, Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC, Centerline 2007-1 T Securitization, LLC, SPV I and SPV II, and the documents contemplated thereby.
Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state of New York.
CAHA Reimbursement. The term as defined in Section 2.6.1(g).

4

Capital Contributions. With respect to any Guaranteed Entity, the capital contributions to be made by its limited partners or members.
Capital Expenditures. Means the aggregate of all expenditures during any period for the acquisition, leasing, construction, replacement, repair, substitution or improvement of fixed or capital assets or additions to equipment, in each case required to be capitalized under GAAP.
Capital Transaction. Any transaction not in the ordinary course of business which results in a Guaranteed Fund or Guaranteed Local Partnership receives cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property, financings, and refinancings.
Cash Collateral. The collateral posted pursuant to the Credit Support Annex to support CCG’s obligations under the Existing BTB Swap Agreements, as such amount may exist from time to time.
Cash Collateral Amount. The term as defined in Section 4.3.1(a).
Cash Flow Needs. The term as defined in Section 2.6.1(c).
CCG Investor Guarantees. Means the guarantees issued by CCG to certain Guaranteed Partnerships and their investors, which provide, in part, for guaranty obligations that are credit enhanced by IRFAs.
CHC Guaranty. The guaranty as defined in the third paragraph of the Habendum.
Closing Date. The term as contemplated in Section 7.1.
Code. The Internal Revenue Code of 1986, as amended.
Confirmation Letters. Means the term as defined in the second paragraph of the Habendum.
Debt Service Coverage Ratio or DSCR. Means, unless otherwise stated within the indenture with respect to a Guaranteed Fund Bond, the ratio of net operating income in each of three (3) prior months to maximum principal and interest in any month on the applicable Guaranteed Fund Bond.
Debt Service Shortfall Payments. For any Guaranteed Local Partnership on any date on which a scheduled principal payment, and/or a scheduled payment of accrued interest, is required to be made on the related Guaranteed Fund Bonds, an amount equal to the lesser of:
(1) the amount of funds needed by such Guaranteed Local Partnership to enable it to pay the full amount of such principal and/or interest payment on such scheduled payment date in accordance with the documents governing the relevant Guaranteed Fund Bond (after taking into account all other sources of funds available to such Guaranteed Local Partnership in accordance with such governing documents to make such payment and to the extent such governing documents do not provide for a priority with respect to such payments, it shall be deemed that such amount is after all other expenses for the Guaranteed Local Partnership are paid); and

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(2) the amount of such principal and/or interest payment that is then due and owing.
Disposition Fee. The disposition fee payable to Guaranteed Fund GP pursuant to the respective Guaranteed Fund Agreement or any other similar or analogous fee.
Earn-Out Amount. The term as defined in Section 4.3.1(b).
Excluded Fee Rights. The term as contemplated in Section 2.2.2.
Existing BTB Swap Agreements. The agreements as defined in the third paragraph of the Habendum.
Fee Rights. The term as defined in Section 2.1.1(i).
15-Year Compliance Period. The 15-year period specified in Section 42(i)(1) of the Code as currently in effect as applicable to each building included in a Property.
Final True-Up Date has the meaning set forth in the respective Guaranteed Partnership Agreements.
Freddie Mac. Federal Home Loan Mortgage Corporation, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States.
Freddie Mac Approval. The term as defined in Section 4.1.
Fund Cash Flow Needs. Means expenditures incurred by a Guaranteed Fund in connection with the operations of the Guaranteed Fund or its general partner to the extent such expenditures exceed the amounts available to the Fund for such purpose, including reserves held by a Guaranteed Fund for such purpose.
Full Distribution Date. The date as of which all amounts owing to MLCS under the BTB Swap Agreements have been paid and the obligations of MLCS under the IRFAs have terminated.
Fund Management Agreement. The Fund Management Agreement between Guaranteed Manager, the Guaranteed Fund GPs as listed on Schedule A thereto and Centerline GP Holdings LLC, dated as of March 5, 2010.
Fund Voluntary Loans. Loans made by the partners or other lenders permitted to make loans to either the Guaranteed Funds or the Guaranteed Partnerships in order to pay expenses of the Guaranteed Funds or Guaranteed Partnership or to advance funds to the Guaranteed Local Partnerships pursuant to and as more fully defined in the Guaranteed Fund Agreements and Guaranteed Partnership Agreements and referred to therein as “Voluntary Loans.”
GAAP. Principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors, as in effect from time to time, and (ii) consistently applied with past financial statements of each Person adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be

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in a position to deliver an unqualified opinion (other than qualifications regarding changes in GAAP and as to normal year-end adjustments) as to financial statements in which such principles have been properly applied.
Governmental Authority. Any foreign, federal, state, provincial, regional, local municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.
Guarantee Payment Date Has the meaning set forth in the respective Guaranteed Partnership Agreement.
Guaranteed Fund Agreements. The agreements of limited partnership of the Guaranteed Funds, as may be amended from time to time.
Guaranteed Fund Bonds. Those bonds as defined in the fourth paragraph of the Habendum.
Guaranteed Fund GPs. The general partner of each of the Guaranteed Funds, from time to time, each of which as of the date hereof is listed on Schedule A under the heading Guaranteed Fund GPs.
Guaranteed Funds. Each of the limited partnerships listed on Schedule A under the heading Guaranteed Funds.
Guaranteed Holdings Amount. The term as defined in Section 4.3.1(c).
Guaranteed Holdings Assigned Rights. The term as defined in Section 2.2.1(b).
Guaranteed Holdings BTB Swap Agreement. Has the meaning set forth in Section 3.1(b).
Guaranteed Holdings Operating Agreement. The Limited Company Agreement of Guaranteed Holdings, dated as of the date hereof.
Guaranteed Holdings Proceeds. The terms as defined in Section 2.6.1.
Guaranteed Local Partnerships. Local Partnerships in which a Guaranteed Fund has an ownership interest as a limited partner or through a Middle-Tier Entity.
Guaranteed LTGP. Centerline Guaranteed LTGP LLC.
Guaranteed Obligations. The term as defined in each of the respective Guaranteed Partnership Agreements.
Guaranteed Partnership Agreements. The agreements of limited partnership of the Guaranteed Partnerships, as may be amended from time to time.
Guaranteed Partnership. Each of the limited partnerships listed on Schedule A under the heading Guaranteed Partnerships.

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Guaranteed Partnership GPs. The general partner of each of the Guaranteed Partnerships from time to time, each of which as of the date hereof is listed on Schedule A under the heading Guaranteed Partnership GPs.
Guarantee Payment Date. The term as defined in each of the respective Guaranteed Partnership Agreements.
Guaranteed SLPs. The special limited partners or special members of the Guaranteed Local Partnerships, as defined in the respective Guaranteed Fund Agreement, each of which is related to a Guaranteed Fund.
IRFA. Each MLCS Investor Return Floor Agreement as defined in each of the Guaranteed Partnership Agreements and as set forth on Schedule A under the heading Investor Return Floor Agreements.
ISDA. The International Swaps and Derivatives Association, Inc.
Island. Island Capital Company LLC, and its Subsidiaries.
Island Purchaser. C-III Capital Partners LLC, a Delaware limited liability company.
Island Recapitalization. The transaction being consummated, the actions being taken and the conditions being satisfied respecting (x) the Purchase and Sale Agreement by and among Island Purchaser, CHC, CCG, ARcap 2004-RR3 Resecuritization, Inc., ARcap 2005-RR5 Resecuritization, Inc, Centerline Fund Management LLC, Centerline CMBS Fund II Management LLC, Centerline REIT Inc., CM Investor LLC, CMC and Centerline Mortgage Partners Inc., contemporaneously with closing of this Agreement, (y) the amendment and restatement of the BOA Credit Agreement and (z) the transaction contemplated herein.
Lien. Any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance.
Loan Receivables. The term defined in Section 2.2.1(b)(ii).
Local General Partners. The general partners or managing members of the Local Partnerships.
Local Partnership Assigned Interests. The term as defined in Section 2.4.
Local Partnership Voluntary Loans. Means Voluntary Loans issued by a Guaranteed Fund to a Local Partnership.
Local Partnerships. The term as defined in the definition of Tax Credit Investments.
Master Agreement. The term as defined in Section 3.1(b).
Master Agreement Schedule. The term as defined in Section 3.1(b).
Master Note. The promissory note issued by each Guaranteed Fund to Guaranteed Holdings to evidence Fund Voluntary Loans, including Voluntary Loans advanced by the Centerline Parties

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to the Guaranteed Fund prior to the deliver of the Receivables Assignment and Assumption Agreement.
Material Adverse Effect. An effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse effect on the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Person and its Subsidiaries taken as a whole.
Middle-Tier Entity. A limited liability company, in which a Guaranteed Fund is a member holding all or a portion of the membership interests in such Middle Tier Entity and which Middle Tier Entity is a limited partner or member of a Local Partnership.
MLCS Assigned Interests. The Guaranteed Holdings Assigned Rights and the Local Partnership Assigned Interests.
Modified Stabilization. With respect to each of the Guaranteed Fund Bonds, the achievement by the underlying Property of Stabilization, provided however that in place of using a the Debt Service Coverage Ratio provided in the underlying Bond Indenture there shall be used a Debt Service Coverage Ratio equal to 1.0 to 1, the determination of which shall be made by the Bond Servicer, acting in good faith.
Must-Pay Modification. The term as defined in Section 4.4.
Non-Stabilized Bonds. Means the Guaranteed Fund Bonds respecting Non-Stabilized Local Partnerships as set forth on Schedule B-1.
Non-Stabilized Local Partnerships. Means those Local Partnerships listed on Schedule B-2, each of which as of the date of this Agreement are financed with Guaranteed Fund Bonds and whose operations have not met the requirements for Stabilization.
Non-Stabilized 1.0 DSCR Reduction Amount. The term as defined in Section 4.2.1.
Non-Stabilized 1.1 DSCR Reduction Amount. The term as defined in Section 4.2.3.
Organizational Documents. (i) With respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
Paragraph 13. The term as defined in Section 3.1(b).

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Participation Agreement. Means that Amended and Restated Master Participation Agreement, dated as of September 24, 2003, among CCG and Guaranteed Fund GP’s thereto.
Person. Any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise.
PHJW. The term as defined in Section 7.1.1(h).
Principal Reduction Amount. The term as contemplated in Section 4.2.
Projections. Means the amounts as contemplated in Section 8.1.11 and as set forth in Exhibit 8.1.11.
Properties. The real property interests owned by Guaranteed Local Partnerships, each of which as of the date hereof is set forth on Schedule C.
Property Assignment Agreements. Means the respective assignment and assumption agreements pursuant to which Guaranteed Manager is assigned certain rights to receive fees or other payables by the Local Partnerships in which a Centerline Controlled General Partner is a general partner.
Property Assignors. Each Person that has (or is required to) assign certain property to Guaranteed Holdings pursuant to the Receivables Assignment and Assumption Agreement.
Property Cash Flow Needs. Means expenditures incurred by a Guaranteed Local Partnership in connection with the operations of their respective Properties to the extent such expenditures exceed the amounts available to a Local General Partnership for such purpose, including reserves held by a Local General Partnership for such purpose.
Reaffirmation Guarantee. The term as defined in Section 3.1(d).
Receivables. Each fee, receivable, “voluntary loan”, Master Note or right to payment held by or payable to the Guaranteed Entities, in each case in respect of the Guaranteed Funds, that are, or are required to be, conveyed by the respective Guaranteed Entities to Guaranteed Holdings pursuant to the Receivables Assignment and Assumption Agreement, which Receivables shall not include the Excluded Fee Rights.
Receivables Assignment and Assumption Agreement. The term as defined in Section 2.2.1(b).
Resolution Funds. The term as defined in Section 2.6.2.
Restructuring Documents. The term as defined in Section 8.1.9.
Revised Debt Service Schedules. The term as defined in Section 4.6.
Semi-Annual Fee. Shall mean the “semi-annual fee” referred to in Section V(L)(2) of the Master Agreement Schedule.
Soft Portion. The term as defined in Section 4.4.

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Solvent. With respect to any Person, at any date, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
Stabilized Bonds. Means the Guaranteed Fund Bonds respecting Stabilized Local Partnerships as set forth on Schedule B-2.
Stabilized Local Partnerships. Means those Local Partnerships listed on Schedule B-2, each of which as of the date of this Agreement are financed with Guaranteed Fund Bonds and whose operations have met the requirements for Stabilization.
Stabilized 1.0 DSCR Reduction Amount. The term as defined in Section 4.2.2.
Stabilization. With respect to each of the Guaranteed Fund Bonds, the definition attributable thereto as set forth in the Stabilization Escrow Agreement, the determination of which shall be made by the Bond Servicer, acting in good faith.
Stabilization Escrow Agreement. That certain Stabilization Escrow and Security Agreement dated as of December 1, 2007, between Freddie Mac and SPV II, as the same may be amended or modified from time to time.
Subsidiary. With respect to any Person, any other Person of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests, is owned, directly or indirectly, by such Person.
Tax Credits. Low-income housing tax credits, state low-income housing tax credits, historic rehabilitation tax credits, state historic rehabilitation tax credits and similar tax credits established by state programs, as well as depreciation and losses derived from the single-family and multi-family affordable housing transactions owned by any Local Partnerships that are allocated to the limited partner or investor member of such Local Partnership in accordance with Section 42 of the Code and any applicable state legislation.
Tax Credit Investments. Ownership interests in limited partnerships or limited liability companies (the “Local Partnerships”) in respect of which Tax Credits are allocated to such Local Partnerships.
True-Up Obligations. The terms as defined in Section 2.6.1(i).

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Voluntary Loans. Means loans made by a partner of either a Guaranteed Fund or a Local Partnership, which are unsecured loans, repayable as set forth in the Organizational Documents of the borrower or in the note issued by such borrower.
Unfunded Equity Amount. The term as defined in Section 4.3.1(c).
Work-Out Agreements. The term defined in Section 4.1.
Work-Out Bonds. The term as defined in Section 4.1.
Work-Out Properties. The term as defined in Section 4.1.
1.2. Rules of Interpretation.
(a) Unless otherwise expressly indicated, a reference to any document or agreement shall include such document or agreement as amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement.
(b) The singular includes the plural and the plural includes the singular.
(c) Unless otherwise expressly indicated, a reference to any law or regulation includes any amendment or modification to, or replacement of, such law or regulation.
(d) A reference to any Person includes its permitted successors and permitted assigns.
(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.
(f) The words “include,” “includes” and “including” are not limiting.
(g) Reference to a particular “Section” refers to that section of this Agreement unless otherwise indicated. Reference to a particular “Exhibit” or “Schedule” refers to that Exhibit or Schedule, as applicable, to this Agreement.
(h) The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
(i) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(j) This Agreement and the other documents delivered in connection herewith are the result of negotiation among, and have been reviewed by counsel to, among

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others, the respective parties and is the product of discussions and negotiations among all parties. Accordingly, this Agreement and the other documents are not intended to be construed against a Person merely on account of such Person’s involvement in the preparation of such documents.
ARTICLE 2
FORMATION OF GUARANTEED HOLDINGS
ASSIGNMENT OF RECEIVABLES, INTERESTS AND OTHER RIGHTS; FUND AND
LOCAL PARTNERSHIP ADVANCES
2.1. Formation of Guaranteed Holdings. On or prior to the Closing Date, CCG shall cause the formation of Guaranteed Holdings as a Delaware limited liability company. On the Closing Date, pursuant to Guaranteed Holdings Operating Agreement, MLCS shall be admitted as “special manager”, as such term is defined in the Guaranteed Holdings Operating Agreement.
2.2. Assignment of Receivables, Interests and Other Rights.
2.2.1 On the Closing Date
(a) each Affiliated Local General Partner listed on Schedule E hereto shall assign and convey to Guaranteed Manager all of the rights of such Affiliated Local General Partner to certain payments, interests and other rights pursuant to the terms of an Assignment of Rights Agreement (the “Assignment of Rights Agreement”), in the form attached hereto as Exhibit 2.2.1(a); and
(b) the Property Assignors shall assign and convey to Guaranteed Holdings the rights of each Property Assignor to certain payments, interests and other rights (the “Guaranteed Holdings Assigned Rights”) pursuant to the terms of an Assignment and Assumption Agreement (the “Receivables Assignment and Assumption Agreement”), in the form attached hereto as Exhibit 2.2.1(b). A description of each of the items assigned pursuant to the Receivables Assignment and Assumption Agreement is set forth on Exhibit 8.1.10 hereto. Notwithstanding the specificity of Exhibit 8.1.10, and except as provided herein, it is the intent of the parties hereto that the Receivables Assignment and Assumption Agreement shall include (but not be limited to) the assignment of:
(i) all rights of the Centerline Parties and their respective wholly-owned Subsidiaries to receive all accrued and unpaid fees and fees which have yet to accrue to the extent such fees are payable to the Centerline Parties or their Affiliates from the Guaranteed Funds, Guaranteed Partnerships and Guaranteed Local Partnerships, other than the Excluded Fee Rights set forth in Section 2.2.2 (the “Fee Rights”);
(ii) all rights to repayment of amounts advanced by the Centerline Parties directly to, or rights of reimbursement from, the Guaranteed Funds, Guaranteed Partnerships or Guaranteed Local Partnerships including, but not limited to, each master Note (the “Loan Receivables”); and
(iii) all rights of CCG to the Cash Collateral posted to MLCS.

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2.2.2 The Excluded Fee Rights are the following:
(a) Property management fees, to the extent such fees are objectively usual and customary market fees for the management of properties similar to the Properties;
(b) all rights of the Centerline Parties with respect to the B Certificates, including any servicing or other fees payable in connection therewith; and
(c) servicing fees respecting the Bond Transaction.
2.3. Assignment of Certain Non-Member Manager Interests. On the Closing Date, Former Guaranteed Manager shall assign and convey to Guaranteed Manager all of its interests as a non-member manager in each of the Guaranteed Fund GP, each of the Guaranteed SLPs and in each Affiliated Local General Partner (and the Guaranteed Manager shall be admitted as a manager in place of the Former Guaranteed Manager).
2.4. Assignment of Certain Interests in Lower Tier Property Partnership General Partners. On the Closing Date, Centerline Acquisitions II LLC and Centerline Dispositions II LLC shall assign and convey to Guaranteed LTGP, pursuant to an amendment of the respective LLC agreement, all their respective interests in the Affiliated Local General Partners (the “Local Partnership Assigned Interests”).
2.5. Admission of Guaranteed Holdings. On the Closing Date, Guaranteed Holdings shall be admitted in place of CCG as a member of the Guaranteed Partnerships GPs, with Guaranteed Holdings assuming the obligations to pay the Guaranteed Obligations pursuant to the IRFAs.
2.6. Use of Guaranteed Holdings Proceeds.
2.6.1 Proceeds realized by Guaranteed Holdings from (i) Guaranteed Holdings Assigned Rights or (ii) from a release of the Cash Collateral in each such case in accordance with section (A)(1) of the definition of “Independent Amount Reductions” in Paragraph 13 (collectively, the “Guaranteed Holdings Proceeds”), may be used by Guaranteed Holdings for the following purposes. Items (a) through (d) below may be made only with the consent of MLCS:
(a) to make Fund Voluntary Loans to the respective Guaranteed Funds in order for such Guaranteed Fund to make Local Partnership Voluntary Loans to enable a Local Partnership to pay Debt Service Shortfall Payments;
(b) to make Fund Voluntary Loans to the respective Guaranteed Funds in order for such Guaranteed Fund to make Local Partnership Voluntary Loans to enable a Local Partnership to meet Property Cash Flow Needs;
(c) to make Fund Voluntary Loans to the respective Guaranteed Funds in order for such Guaranteed Fund to meet Fund Cash Flow Needs (collectively, 2.5(a)-(c), “Cash Flow Needs”);

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(d) to pay other expenses of the Guaranteed Funds, Guaranteed Partnerships, their respective general partners or such other purposes (“Approved Expenses”);
(e) to pay the Annual Servicing Fee;
(f) to pay the Semi-Annual Fee;
(g) to reimburse CAHA for asset management services provided directly by CAHA in an annual amount equal to $560,000 per annum (the “CAHA Reimbursement”), so long as CAHA continues to serve as asset manager for the Funds, as provided in Section 5.1, which payments shall be made from Guaranteed Holdings Proceeds to the extent available, and if not available, from the Cash Collateral. The CAHA Reimbursement shall be payable quarterly, in arrears, in which CAHA is the asset manager, pursuant to Section 5.1;
(h) until receipt of Freddie Mac Approval, to make Debt Service Shortfall Payments on the Stabilized Bonds and Non-Stabilized Bonds provided that CHC or CCG contribute an amount not less than $167,000 per month for the purpose of making such payments; and
(i) to pay Guaranteed Obligations on any Guarantee Payment Date (the “True-Up Obligations”).
2.6.2 If Stabilization has been achieved with respect to each of the Work-Out Bonds, up to an aggregate amount of Ten Million Dollars ($10,000,000) (less other amounts previously used to fund Debt Service Shortfalls) from Cash Collateral in accordance with section (A)(3) of the definition of “Independent Amount Reductions” contained in Paragraph 13 may be used by Guaranteed Holdings to fund Capital Expenditures and Debt Service Shortfalls Payments (the “Resolution Funds”). The Resolution Funds may be disbursed by Guaranteed Holdings only with the consent of MLCS.
2.7. Payment Direction and Assignment of Guaranteed Holdings Assigned Rights. In order to secure the obligation of the Property Assignors to assign the Guaranteed Holdings Assigned Rights:
(a) pursuant to the Receivable Assignment Agreement, Guaranteed Manager shall convey to Guaranteed Holdings all of its rights to receive from the Guaranteed Funds payments of the fees agreed to be paid pursuant to the Fund Management Agreement;
(b) each of the Guaranteed Fund GPs will acknowledge such assignment and agree to make payments of such fees to Guaranteed Holdings;
(c) all Fund Voluntary Loans shall be evidenced by promissory notes, which shall be in an original principal amount equal to all amounts previously advanced to the respective Guaranteed Fund as voluntary loans and shall be made payable to Guaranteed Holdings;

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(d) each Centerline Entity having an interest in fees or loans payable by the Centerline Controlled Local Partnerships shall assign to CAHA or Guaranteed Manager all fees, loans or other receivables relating to the Centerline Controlled Local Partnership and further assigned to Guaranteed Holdings pursuant to the Receivable Assignment Agreement; and
(e) each Guaranteed Fund will acknowledge the granting of such assignment and agree to make repayments of Fund Voluntary Loans when payable to Guaranteed Holdings.
2.8. Replacement of Former Guaranteed Manager with Guaranteed Manager. Former Guaranteed Manager shall assign to Guaranteed Manager all of its rights as manager or managing member, as the case may be, of each of the Fund General Partners and Special Limited Partners.
2.9. Replacement of Members of Centerline Controlled Local General Partners. Centerline Manager shall assume the obligations of the existing manager of the Centerline Controlled General Partners and Guaranteed LTGP LLC shall be admitted as the sole member of the Centerline Controlled General Partners in place of Centerline Acquisitions II LLC and Centerline Dispositions II LLC.
ARTICLE 3
ASSIGNMENT OF EXISTING BTB SWAP AGREEMENTS , ISSUANCE OF
REPLACEMENT GUARANTEED HOLDINGS SWAP AGREEMENTS , REAFFIRMATION
OF CHC GUARANTY AND TERMINATION OF ASSIGNMENT AND SUBROGATION
AGREEMENTS
3.1. Assignment of Existing BTB Swap Agreement, Reaffirmation of Guaranty, and Issuance of Replacement Swap. On the Closing Date, the following actions will be taken:
(a) CCG, as assignor and Guaranteed Holdings, as assignee, shall enter into an assignment and assumption agreement in the form attached hereto as Exhibit 3.1(a) (the “Assignment Agreement”) pursuant to which the obligations under the Confirmation Letters to the Existing BTB Swap Agreements (the “Assigned BTB Transactions”) will be assigned to Guaranteed Holdings and Guaranteed Holdings will assume the obligations thereunder.
(b) Guaranteed Holdings shall enter into an ISDA 1992 Master Agreement (the “Master Agreement”) with MLCS, together with a Multicurrency-Cross Border Schedule to the Master Agreement (the “Master Agreement Schedule”), an ISDA Credit Support Annex to the Master Agreement Schedule (the “Annex”) and Paragraph 13 to the Annex (the “Paragraph 13”), all in the form of Exhibit 3.1(b) (the “Guaranteed Holdings BTB Swap Agreement”) revising its obligations with respect to the Assigned BTB Transactions.
(c) CCG, by the effectiveness of the Assignment Agreement, will be released and discharged from certain of its obligations under the Existing BTB Swap Agreements.

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(d) On the Closing Date, CHC shall be released from its obligations under the CHC Guaranty except for such obligations and rights retained under Reaffirmation of Guarantee in the form of Exhibit 3.1(d) (the “Reaffirmation Guarantee”).
3.2. Termination of Assignment and Assumption Agreements. Effective as of the Closing Date, the Assignment and Assumption Agreements issued by Former Guaranteed Manager and GP Holdings shall each be terminated.
3.3. Assignment and Termination of Participation Agreement. On the Closing Date, CCG shall assign and convey to Guaranteed Holdings all of its rights and interests in the Participation Agreement, which Participation Agreement shall then be terminated.
3.4. Termination of CCG Investor Guarantees. Guaranteed Holdings and Centerline shall following the Closing Date negotiate with the limited partners of the Guaranteed Partnerships to replace any CCG Investor Guarantees with guarantees from Guaranteed Holdings.
ARTICLE 4
PRINCIPAL REDUCTION AGREEMENTS
4.1. Bond Reductions. If on or before January 12, 2012 (x) Freddie Mac delivers acknowledgements (“Freddie Mac Approval”) that the actions to be taken pursuant to this Section 4.1 will constitute an event that will cause Stabilization to occur with respect to each of the Work-Out Bonds and (y) CAHA determines that the actions to be taken are appropriate, then CAHA as the special servicer with respect to the Work-Out Bonds, and each of respective borrowers under the Work-Out Bonds will enter workout-agreements for each of the Work-Out Bonds (the “Work-Out Agreements”) which will provide for the following with respect to the bonds listed on Schedule B (the “Work-Out Bonds”) issued in connection with the Properties owned by Guaranteed Local Partnerships (the “Work-Out Properties”).
4.2. Calculation of the Principal Reduction Amounts. The Principal Reduction Amounts shall consist of the following:
4.2.1 the difference at any point in time between (x) the face amount of the Work-Out Bonds with respect to Non-Stabilized Properties and (y) the face amount of such Work-Out Bonds for which the underlying Work-Out Properties generate sufficient net operating income (including Capital Expenditures permitted to be made with respect to such loan) to qualify for Modified Stabilization as if such Work-Out Bonds bore an interest rate of 5.75% per annum for the remaining term of such Work-Out Bonds (the “Non-Stabilized 1.0 DSCR Reduction Amount”);
4.2.2 the difference at any point in time between (x) the face amount of the Work-Out Bonds with respect to Stabilized Properties and (y) the face amount of such Work-Out Bonds for which the underlying Work-Out Properties generate sufficient net operating income (including Capital Expenditures permitted to be made with respect to such loan) ) at a 1.0 to 1

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Debt Service Coverage Ratio as if such Work-Out Bonds bore an interest rate of 5.75% per annum for the remaining term of such Work-Out Bonds (the “Stabilized 1.0 DSCR Reduction Amount”); and
4.2.3 (a) the difference at any point in time between (x) the face amount of the Work-Out Bonds with respect to Non-Stabilized Properties and (y) the face amount of such Work-Out Bonds for which the underlying Work-Out Properties generate sufficient net operating income (including Capital Expenditures permitted to be made with respect to such loan) to qualify for Stabilization if such bonds bore an interest rate of 5.75% for the remaining term of such Work-Out Bonds less (b) the Non-Stabilized 1.0 DSCR Reduction Amount (the “Non-Stabilized 1.1 DSCR Reduction Amount”).
4.3. Sources for Funding the Principal Reduction Amounts.
4.3.1 Guaranteed Holdings shall provide or cause to be provided:
(a) (x) Twenty Five Million Dollars ($25,000,000) from a release of the Cash Collateral in accordance with section (A)(2) of the definition of “Independent Amount Reductions” in Paragraph 13 (the “Cash Collateral Amount”);
(b) the earn-out reserves with respect to the Work-Out Properties, which earn-out reserves are currently in the amount of approximately Three Million Dollars ($3,000,000) (the “Earn-Out Amount”); and
(c) the capital contributions withheld by Funds from the respective Local Partnerships payable subject to the condition of Stabilization being achieved, which unpaid capital contributions are currently in the amount of approximately Eight Million Four Hundred Thousand Dollars ($8,400,000) the “Unfunded Equity Amount”, and collectively with the Cash Collateral Amount and the Earn-Out Amount, the “Guaranteed Holdings Amount”).
4.3.2 Centerline Parties shall provide, either directly by cash, a reduction of the Stabilization Escrow or reduction in the value of the B Certificates in the following amounts:
(a) in the case of Modified Stabilization:
(i) the sum of (w) the Non-Stabilized 1.0 DSCR Reduction Amount and (x) the lesser of (1) the Stabilized 1.0 DSCR Reduction Amount and (2) Fifty One Million, Four Hundred Thousand Dollars ($51,400,000) less the Non-Stabilized 1.0 DSCR Reduction Amount, less
(ii) the Guaranteed Holdings Amount:
(b) in the case of Stabilization:
(i) the sum of (w) the Non-Stabilized 1.0 DSCR Reduction Amount, (x) the lesser of (1) the Stabilized 1.0 DSCR Reduction Amount and (2) Fifty One Million, Four Hundred Thousand Dollars ($51,400,000) less the Non-Stabilized 1.0 DSCR Reduction Amount and (y) Non-Stabilized 1.1 DSCR Reduction Amount less

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(ii) the Guaranteed Holdings Amount.
4.4. Interest Reductions. The difference between the stated Work-Out Bond interest coupon and 5.75% (the “Soft Portion”) shall be payable by the respective Work-Out Property only to the extent that such Work-Out Property generates sufficient net operating income (including Capital Expenditures permitted to be made with respect to such loan) to make such payments when they are due, and to the extent not payable, on the next date that net operating income (including Capital Expenditures permitted to be made with respect to such loan) is sufficient to pay any unpaid Soft Portion amount, with any balance of the unpaid Soft Portion amount due upon maturity of such Work-Out Bond (the “Must-Pay Modification”).
4.5. Payment of the Principal Reduction Amount. Entering into the Work-Out Agreements and the method in which the Principal Reduction Amounts are applied is expressly subject to the conditions as set forth in section (A)(2) of the definition of “Independent Amount Reductions” of Paragraph 13.
4.6. Recalculated Future Amortization Payments. Centerline and Freddie Mac shall recalculate future amortization payments to reflect the principal reductions (the “Revised Debt Service Schedules”). Centerline shall provide MLCS with the Revised Debt Service Schedules prior to closing based on a projected allocation.
4.7. Funding Annual Shortfalls. Until receipt of Freddie Mac Approval, Guaranteed Holdings shall make Debt Service Shortfall Payments on the Stabilized Bonds and Non-Stabilized Bonds from a release of the Cash Collateral as provided for in “Exhibit A to Paragraph 13 to ISDA Credit Support Annex” of Paragraph 13, provided that CCG or CHC contribute or pay an amount not less than $167,000 per month for the purpose of making such payments.
ARTICLE 5
ASSET MANAGER AND REIMBURSEMENT FOR EXPENSES
5.1. Asset Manager and Management of Guaranteed Funds and Guaranteed Partnerships. Until the Full Distribution Date:
5.1.1 CAHA agrees that, CAHA will continue to perform Asset Management Services for the respective Guaranteed Fund (i) so long as Guaranteed Manager is the manager of the Guaranteed Fund GP or an Affiliate of CAHA is the general partner of the Guaranteed Fund, (ii) so long as CAHA is in the business of providing such services to funds acquiring Tax Credit Investments, (iii) until CAHA is replaced with a third party by MLCS, in which event CAHA will cooperate with such replacement; or (iv) until CAHA delivers to MLCS notice that it is withdrawing as the provider of Asset Management Services, provided that CAHA may not withdraw from providing such services unless CAHA shall provide MLCS with notice of its intent to withdraw not less than ninety (90) days prior to the date of such withdrawal. In the case of any of the foregoing CAHA shall provide assistance to MLCS in locating a successor asset manager and in turning over management to such successor.

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5.1.2 CAHA shall perform the Asset Management Services (a) in accordance with (i) applicable laws, (ii) the terms of the respective Guaranteed Fund Agreements and Guaranteed Partnership Agreements; and (iii) the express terms of this Agreement; (b) using a degree of skill and attention no less than that which CAHA presently provides to other funds with Tax Credit Investments in which it serves as asset manager and (c) in a manner consistent with the practices and procedures followed by reasonable and prudent managers of national standing relating to investments similar to the Tax Credit Investments.
5.1.3 Guaranteed Holdings shall, for MLCS’ benefit, engage a third party to provide oversight of CAHA’s performance of Asset Management Services.
5.2. Notwithstanding anything herein to the contrary, Affiliates of Island Capital may provide management services on the Properties subject to replacement by MLCS on any Property in the event such Property does not meet its Revised Debt Service Schedule payments.
ARTICLE 6
RESERVED
ARTICLE 7
CONDITIONS PRECEDENT
7.1. Effectiveness. The “Closing Date” shall be the earliest date as of which each of the following have occurred:
7.1.1 Documents.
(a) Guaranteed Holdings, as managing member and shall have entered into Guaranteed Holdings Operating Agreement which shall reflect, among other things, certain provisions of this Agreement.
(b) This Agreement shall have been executed and delivered by duly authorized officers of each of the Centerline Parties.
(c) The Receivables Assignment and Assumption Agreement and the Property Assignment Agreements shall have been executed and delivered by duly authorized officers of each of the parties thereto;
(d) The Assignment Agreement shall have been executed and delivered by duly authorized officers of each of the parties thereto.
(e) The Guaranteed Holdings BTB Swap Agreement shall have been executed and delivered by duly authorized officers of each of MLCS and Guaranteed Holdings.
(f) CHC shall have executed and delivered the Reaffirmation of Guarantee.

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(g) The consent of the lenders under the BOA Credit Agreement to the transactions contemplated hereby and by the other Restructuring Documents.
(h) MLCS shall have received all required legal opinions from Paul, Hastings, Janofsky and Walker LLP (“PHJW”) and Richards Layton and Finger, special Delaware counsel.
(i) PHJW shall have delivered its memorandum with respect to treatment of the restructuring of the Guaranteed Fund Bonds.
(j) MLCS shall have received such other documents, agreements, instruments, consents, approvals and opinions as it shall require, in its sole discretion, in connection with this Agreement and the transactions referred to herein or contemplated hereby.
7.1.2 Terms of the Transactions.
(a) CCG shall have assigned to Guaranteed Holdings all of its rights and interests in the Cash Collateral that was previously posted to MLCS under the credit support annex to the Existing BTB Swap Agreements.
(b) Guaranteed Manager shall have entered into an assignment conveying to Guaranteed Holdings all of its rights to receive from the Guaranteed Funds payments of the fees agreed to be paid pursuant to the Fund Management Agreement, which shall have been acknowledged and agreed to by each of the Guaranteed Fund GPs.
(c) CAHA and CCG shall have conveyed to Guaranteed Holdings all of their rights to receive repayment of all Fund Voluntary Loans advanced to the Guaranteed Funds, which shall have been acknowledged and agreed to by each Guaranteed Fund and Guaranteed Fund GP and or delivered endorsed promissory notes evidencing the obligation to repay the Fund Voluntary Loans.
(d) Each of the limited liability company agreements of each of the Guaranteed Partnership GPs shall have been amended as contemplated herein.
(e) The Guaranteed Holdings Operating Agreement shall have been entered into as contemplated herein.
(f) The Island Recapitalization shall have occurred contemporaneously herewith.
(g) The BOA Credit Agreement shall have been amended and restated.
(h) All other transactions contemplated under Article 5 shall have occurred.
ARTICLE 8
REPRESENTATIONS AND WARRANTIES

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8.1. Representations and Warranties to MLCS. Each Party hereto makes the following representations and warranties to MLCS.
8.1.1 Corporate Status. Each of the Centerline Controlled Entities (i) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
8.1.2 Corporate Power and Authority; Enforceability. Each of the Centerline Controlled Entities has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Agreement. Each of CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings and CMC has duly executed and delivered this Agreement and such Agreement constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, subject to the effects of Bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Each of CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings and CMC (i) is in compliance with all Applicable Laws and (ii) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith or to have all such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.
8.1.3 No Violation. None of (i) the execution, delivery and performance by any of CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings or CMC of this Agreement and compliance with the terms and provisions herein or (ii) the consummation of the other transactions contemplated hereby on the relevant dates therefore will (1) contravene any Centerline Entities applicable provision of any material Applicable Law of any Governmental Authority, (2) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Centerline Controlled Entities (other than Liens under any security agreements contemplated herein) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other contractual obligation to which the Centerline Controlled Entities is a party or by which they or any of their property or assets is bound, except to the extent that any such conflict, breach, contravention, default, creation or imposition could not reasonably be expected to result in a Material Adverse Effect or (3) violate any provision of the Organizational Documents of the Centerline Controlled Entities.
8.1.4 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the

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execution, delivery and performance of this Agreement or (b) the legality, validity, binding effect or enforceability of this Agreement, except, in the case of either clause (a) or (b), such as have been obtained or made and are in full force and effect except for section 2530 approval from HUD with respect to the change in the managing member of the Affiliated Local General Partner.
8.1.5 Solvency. Taking into account the obligations hereunder, each of the Centerline Parties, is on a consolidated basis, taken as a whole, Solvent, and will be Solvent following the consummation of the transactions contemplated hereby. Taking into account the transactions contemplated herein, each of the Guaranteed Entities and Guaranteed Holdings is Solvent, and will be Solvent following the consummation of the transactions contemplated hereby.
8.1.6 Intentionally Deleted
8.1.7 Liens. There are no Liens on the property or assets of any Guaranteed Fund, other than (i) Liens on the limited partnership interests of the Guaranteed Funds interest in the Local Partnerships securing the obligations of the Guaranteed Fund to make contributions to the Local Partnerships, and (ii) Liens on the partnership interests of the Guaranteed Asset Managers in each Guaranteed Fund GP’s pursuant to the Assignment and Subrogation Agreements, which Assignment and Subrogation Agreements shall be terminated in accordance with Section 3.2 herein. Notwithstanding the foregoing, no representation is made with respect to any rights or Liens with respect to any rights to Fee Rights or Loan Receivables which have been obtained by the Centerline Parties from former Local General Partners or their Affiliates, including rights to development fees or other fees, other than that the Centerline Parties have not affirmatively agreed to any Liens with respect to such rights.
8.1.8 Ownership. Exhibit 8.1.8 sets forth a complete and accurate chart, in all material respects, of each of the Centerline Global Entities (excluding CHC and CCG) and their Subsidiaries, including (i) the legal name of each such Centerline Global Entity, (ii) the jurisdiction of organization of each such Centerline Global Entity, (iii) each Person that has an ownership interest (including minority interests) in each such Centerline Global Entity, including (1) the percentage voting ownership and percentage economic ownership of each such Centerline Global Entity, and (2) any unfunded equity commitments with respect to each such Centerline Global Entity, and (iv) the manager and/or servicer with respect to each such Centerline Global Entity.
8.1.9 Information True, Complete and Not Misleading. CHC, CCG and CAHA have made available to MLCS all material agreements, instruments and corporate or other restrictions (including under their respective organizational documents) to which the Centerline Controlled Entities are subject or by which any of their property or activities is bound or subject.
CHC, CCG and CAHA have disclosed to MLCS all matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Holdings or MLCS, in its capacity as issues of the IRFAs.

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None of the reports, financial statements, certificates or other information furnished or given by CHC, CCG or CAHA on behalf of any Centerline Party to MLCS in connection with the negotiation of this Agreement, the Receivable Assignment Agreements, the Master Notes, the Assignment Agreement, the Holdings BTB Swap Agreements, the Amended and Restated Credit Enhanced GP Agreements, the Holdings Operating Agreement (collectively, the “Restructuring Documents”) or delivered hereunder or there under (as modified or supplemented by other information so furnished), when considered as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (i) with respect to projections, estimates and forward-looking information, CHC, CCG and CAHA represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the MLCS that such projections, estimates and forward-looking information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from the projected results set forth therein, and such differences may be material, and (ii) such reports, financial statements, certificates and other information were based upon financial information provided by the Local General Partners and Local Partnerships and CHC, CCG and CAHA assume that such financial information provided by the Local General Partners and Local Partnerships does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
8.1.10 Guaranteed Holdings Assigned Rights. Exhibit 8.1.10 sets forth a complete and accurate list, in all material respects, of all Guaranteed Holdings Assigned Rights as of the dates noted thereon, including a description of each of the items assigned. All Guaranteed Holdings assigned rights are held by the parties that have assigned them to Guaranteed Holdings pursuant to the Receivable Assignment and Assumption Agreement and all present and rights to future Guaranteed Holdings Assigned Rights have been transferred to Guaranteed Holdings pursuant to such Receivable Assignment and Assumption Agreement. Other than as disclosed on Exhibit 8.1.10, there are no other agreements, instruments or other legal documents known to CHC, CCG and CAHA that will or could give rise to any Guaranteed Holdings Assigned Rights.
8.1.11 Projections. Exhibit 8.1.11, sets forth projections of the (i) the required amounts to achieve Stabilization for each of the Work-Out Bonds and (ii) the amount of the Debt Service Shortfall Payments (collectively, the “Projections”), which Projections were prepared in good faith based upon information then available to the Bond Servicer and to the best of each Centerline Party’s knowledge is a reasonable approximation of the amount of such obligations and assumptions believed by CHC, CCG and CAHA to be reasonable at the time made; it being recognized by MLCS that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of CHC, CCG and CAHA, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

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8.1.12 Local Partnership Voluntary Loans. As of the Closing Date, there are no direct Voluntary Loans made by any of the Centerline Parties to any Local Partnership, except those set forth on Exhibit 8.1.12.
8.1.13 Taxes and Other Obligations. Each of the Guaranteed Funds and the Guaranteed Partnerships has paid or caused to be paid all material payments, expenses and taxes required to have been paid by it, except where (i) such payments and expenses are Guaranteed Holdings Assigned Rights, (ii) the validity or amount thereof is being contested in good faith by appropriate proceedings, (iii) such Guaranteed Fund or Guaranteed Partnership has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (iv) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
8.1.14 Uniform Commercial Code Financing Statements. Exhibit 8.1.14 sets forth a complete and accurate list, in all material respects, of each Uniform Commercial Code financing statement filed against the entity listed thereon.
8.1.15 Disposition Fees. There have been no Disposition Fees on or prior to the Closing Date with respect to any of the Centerline Global Entities.
8.1.16 Employees. None of the Guaranteed Funds or the Guaranteed Partnerships have any employees. No employees of CHC, CCG or CAHA hold any Guaranteed Holdings Assigned Rights.
8.1.17 Compliance with Laws. Each of CHC, CCG, CAHA, the Guaranteed Manager and CMC is in compliance with all Applicable Law binding upon it or its property, in each case, except to the extent any such failure to comply could not reasonably be expected to have a Material Adverse Effect.
8.1.18 No Violation. None of (i) the execution, delivery and performance by any of any Centerline Global Entity (excluding CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings and CMC) of this Agreement and compliance with the terms and provisions herein, or (ii) the consummation of the other transactions contemplated hereby on the relevant dates therefore will (1) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Centerline Global Entity (excluding CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings and CMC) pursuant to the BOA Credit Agreement, except to the extent that any such conflict, breach, contravention, default, creation or imposition could not reasonably be expected to result in a Material Adverse Effect or (2) violate any provision of the Organizational Documents of any Centerline Global Entity (excluding CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings and CMC).
ARTICLE 9
COVENANTS

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9.1. Management of Investments. Each Centerline Party agrees to use reasonable commercial efforts within its capacity as asset manager, without any obligation to expend funds other than as required herein, to cause the Guaranteed Local Partnerships to operate their Properties in compliance with the requirements under Section 42 of the Code and in a manner so as to avoid recapture of Tax Credits.
9.2. Information with Respect to Bonds. The Centerline Parties shall promptly provide to MLCS all amendments to the documents executed in connection with the Guaranteed Fund Bonds when received.
9.3. Fees and Loans. Each Centerline Parties covenants that they will respect the structure of ownership of the Guaranteed Entities and Guaranteed Holdings and will cause fees and payments to be made as contemplated by such structure.
ARTICLE 10
MISCELLANEOUS
10.1. Amendments and Waivers; Third Party Beneficiary. Except as expressly set forth in this Agreement, neither this Agreement, nor any terms hereof may be amended, supplemented, modified or waived except with the written consent of each of the parties hereto. MLCS is a third party beneficiary of this Agreement and shall receive notice of any amendment hereto, and, to the extent that any amendment of this Agreement could adversely effect the rights or interests of MLCS, the written consent of MLCS to such amendment shall be required for such amendment to be effective, which consent shall not be unreasonably delayed, conditioned or denied. There are no other third party beneficiaries of this Agreement.
10.2. Notices and Other Communications; Facsimile Copies.
10.2.1 General. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the party to be notified and sent to the address or facsimile number as indicated below, or (ii) addressed to such other address as shall be notified in writing to each other party hereto.
If to a Centerline Party, to:
c/o Centerline Affordable Housing Advisors LLC
625 Madison Avenue
New York, New York 10022
Attention: Andrew J. Weil
Phone: (212) 521-6394
Fax: (212) 751-3550
with a copy to:

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Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: Alan S. Cohen, Esq.
Phone: (212) 318-6075
Fax: (212) 230-5160
If to MLCS, to:
Merrill Lynch Capital Services, Inc. Merrill Lynch Capital
Services, Inc.
4 World Financial Center, 11th Floor
250 Vesey Street
New York, NY 10080
Attention: James Nacos
with copies to:
Merrill Lynch Capital Services, Inc.
4 World Financial Center, 11th Floor
250 Vesey Street
New York, NY 10080
Attention: Daniel Nussbaum
Kutak Rock LLP
225 Peachtree Street, N.E.
Suite 2100
Atlanta, GA 30303
Attention: David A. Nix, Esq.
10.2.2 Effectiveness. All communications described in Section 10.2.1 above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, and (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person designated in Section 10.2.1 to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.
10.3. Survival of Representations and Warranties. All representations and warranties made hereunder shall survive the execution and delivery of this Agreement.
10.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of CHC, CCG, CAHA, Guaranteed Manager, Guaranteed

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Holdings and CMC may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the MLCS (and any attempted assignment or transfer by such Person without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby any legal or equitable right, remedy or claim under or by reason of this Agreement.
10.5. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
10.6. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.7. OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
10.8. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 10.2 or at such other address of the parties hereto shall have been notified pursuant thereto;
(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

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(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.8 any special, exemplary, punitive or consequential damages.
(f) WAIVERS OF JURY TRIAL. EACH OF THE CENTERLINE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE AFFORDABLE HOUSING ADVISORS LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE MORTGAGE CAPITAL, INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer

[SIGNATURES CONTINUE ON NEXT PAGE]
Signature Page to Master Novation Agreement

CENTERLINE GUARANTEED HOLDINGS LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE GUARANTEED MANAGER II LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

[SIGNATURES CONTINUE ON NEXT PAGE]
Signature Page to Master Novation Agreement

WITHDRAWING MANAGER: CENTERLINE GUARANTEED MANAGER LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President
Signature Page to Master Novation Agreement

Exhibit 10.8
Final Execution
RECEIVABLES ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS RECEIVABLES ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated and effective as of March 5, 2010, is entered into by and between CENTERLINE HOLDING COMPANY, a Delaware statutory trust (“CHC”), CENTERLINE CAPITAL GROUP INC., a Delaware corporation (“CCG”), CENTERLINE AFFORDABLE HOUSING ADVISORS LLC, a Delaware limited liability company (“CAHA”), CENTERLINE GUARANTEED MANAGER II LLC, a Delaware limited liability company (“Guaranteed Manager”), CENTERLINE GUARANTEED HOLDINGS LLC (“Guaranteed Holdings” or “Assignee” ), and each of the entities listed on Schedule A under the heading Special Limited Partner (each a “Special Limited Partner”, and collectively the “Special Limited Partners” and, together with CHC, CCG, CAHA, Guaranteed Manager and Guaranteed Holdings, the “Assignors”).
W I T N E S S E T H :
WHEREAS, Guaranteed Manager is the manager of each of the respective limited liability companies listed on Schedule A under the heading Guaranteed Fund General Partner (each a “Guaranteed Fund General Partner” and collectively, the “Guaranteed Fund General Partners”) and each of the Special Limited Partners;
WHEREAS, the respective Guaranteed Fund General Partner is (i) the general partner of each of the respective limited partnerships listed on Schedule A in the row that the respective Guaranteed Fund General Partner is listed under the heading Guaranteed Fund (each, a “Guaranteed Fund” and collectively, the “Guaranteed Funds”); (ii) the managing member of the general partner (each “a Guaranteed Partnership General Partner, and collectively, the “Guaranteed Partnership General Partners”) of respective limited partnerships listed in the row that the respective Guaranteed Fund General Partner is listed under the heading Guaranteed Partnership (each a “Guaranteed Partnership” and collectively, the Guaranteed Partnerships”);
WHEREAS, CAHA is the sole member of Guaranteed Manager and CCG is the sole member of CAHA;
WHEREAS, pursuant to that certain Master Assignment, Stabilization, Assignment Allocation, Servicing and Asset Management Agreement, dated as of even date hereof (the “Master Agreement”) by and among CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings and Centerline Mortgage Capital Inc., Guaranteed Holdings has among other things agreed to cause to be advanced to the Guaranteed Funds amounts necessary to cause Stabilization to occur with respect to certain Properties, and in consideration of such obligation, CCG, as the sole member of Guaranteed Holdings, is to contribute the Receivables defined in Section 1 below, which contribution is being made pursuant to the Limited Liability Company Agreement of Guaranteed Holdings, dated as of even date hereof (the “Guaranteed Holdings Operating Agreement”);

WHEREAS, each of the Assignors believes that making the assignments contained herein is in the best interests of the Assignors and each of the Guaranteed Funds and Guaranteed Partnerships, in which the Assignors hold a direct or indirect interest.
NOW, THEREFORE, it is hereby agreed as follows:
Section 1. Assignment of Receivables. Subject to the other terms of this Agreement, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the respective Assignors hereby grant, convey, transfer and assign to Guaranteed Holdings all right, title, claim and interest of the respective Assignors in and to their respective rights to receive payment or repayment of the following fees and obligations, whether presently owed and/or accrued or owed or accrued in the future (such rights being, collectively, the “Receivables”):
(a) the Fee Rights; and
(b) the Loan Receivables.
It is expressly acknowledged by the parties that
(i) the Receivables shall not include the right of any Assignors as an equity participant in the Guaranteed Funds or their constituent partners or members but shall be limited to the rights to receive fees or loan repayments;
(ii) each Assignor agrees that it will not cause or permit any Receivable, or any agreement, instrument or interest that gives rise, or could give rise, to a Receivable, to be converted into an equity interest (however designated);
(iii) in addition to the assignment of rights set forth above, the Assignors hereby pledge all of their right, title and interest in and to the agreements and other interests that give rise to the Receivables to Guaranteed Holdings, to secure the Assignors’ respective obligations to Guaranteed Holdings under this Agreement; and
(iv) the assignments of the Receivables to Guaranteed Holdings are intended to be absolute assignments in exchange for the consideration provided by Guaranteed Holdings under this agreement and the other Restructuring Documents, and not merely a collateral grant. However, if for any reason the assignment of the Receivables to Guaranteed Holdings is deemed not to be an absolute assignment, then the Assignors grant a back-up security interest on the Receivables in favor of Guaranteed Holdings to secure their obligations to Guaranteed Holdings under this Agreement.
Section 2. Directions to Constituent Parties; Set Off Rights.
(a) Guaranteed Manager shall cause the respective Guaranteed Fund to pay the Asset Management Fees and Disposition Fees to Guaranteed Holdings and to repay

2

the Loan Receivables as and when such Asset Management Fees or Loan Receivables may payable under the terms of the respective Guaranteed Partnership Agreement. The Assignors make no representation as to whether the Guaranteed Funds will have sufficient assets to pay the Asset Management Fees and Disposition Fees or the Loan Receivables, either when due or at any other time. The parties acknowledge and agree that CCG and CAHA shall have the right to apply any Receivables arising with the respect to the Guaranteed Funds with respect to which such Operative Event has occurred to satisfy the obligation of Assignee to pay Guaranteed Fund Expenses with respect to such Guaranteed Fund prior to contributing such amounts to Assignee, subject to the Guaranteed Holdings BTB Swap Agreement.
(b) The Assignors shall remit all payments received with respect to the Receivables to the Guaranteed Holdings Operating Account (as defined in the Cash Management Agreement) subject to revision upon agreement as to payment of Guaranteed Fund Expenses.
(c) Each of the Guaranteed Funds and Guaranteed Fund General Partners, by executing this Agreement acknowledge such directions.
Section 3. No Other Encumbrances of Membership Interest. The Assignors hereby jointly and severally covenant and warrant to Guaranteed Holdings that (a) the Assignors have not executed any prior assignment or pledge which is still valid of any Assignor’s interest in the Receivables, (b) each Assignor has full right and authority to make this Agreement, (c) this Agreement is enforceable against each Assignor and (d) each Assignor will not transfer, sell, convey or make any additional assignment of the Receivables (other than pursuant to this Agreement or pursuant to any pledge given to Guaranteed Holdings or Merrill Lynch Capital Services, Inc. (“MLCS”) in connection with their obligations to the Guaranteed Partnerships).
Section 4. Representations And Warranties of Assignor. The Assignors hereby jointly and severally, represent and warrant to Guaranteed Holdings and MLCS, as a Third Party Beneficiary hereof, that as of the date hereof.
(a) The rights and interests being conveyed hereunder constitute valid and existing rights and interests of the Assignors.
(b) Each Assignor’s respective Organizational Documents are in full force and effect and constitute the valid, legal and binding obligations of the respective parties thereto. There are no defaults currently existing under the Assignors’ corporate, organizational or company governance documents and agreements and no events exist which, with the giving of notice or passage of time or both, would constitute defaults under such documents or agreements.
(c) Each Assignor has been duly formed and is in good standing in the State of Delaware and in each jurisdiction in which it is required to be in good standing; all necessary certificates, and all amendments thereto, have been duly recorded in the proper

3

public records, and no state of facts now exists with respect to the Assignors that does not conform to the applicable certificates.
(d) Guaranteed Manager will not, by reason of entering into this Agreement, cease to be the manager of the Guaranteed Funds, the Local General Partners or the Special Limited Partners.
(e) The Master Agreement provides a direct and tangible benefit to the Assignors.
(f) The Receivables as of the date hereof are as set forth on Exhibit 4.3 of the Master Agreement.
Section 5. Covenants of Assignor Irrespective of Default. From and after the date of this Agreement, the Assignors hereby covenant and warrant that:1
(a) The Assignors will not, with respect to the Guaranteed Funds, without the prior written consent of Guaranteed Holdings and MLCS or unless otherwise permitted herein, take any action that could subordinate the present rights of Assignors to receive payments of the Asset Management Fees and Disposition Fees or Loan Receivables to any other rights of third parties.
(b) The Assignors will not, without the prior written consent of Guaranteed Holdings and MLCS, sell, transfer by gift, or otherwise alienate or dispose of any part of the Assignor’s interest in the Guaranteed Entities.
(c) The Assignors will not, without the prior written consent of Guaranteed Holdings and MLCS, amend, modify, or rescind any Organizational Documents or waive any rights thereunder, except those which are not material in nature and do not and will not, in the future, affect in any manner, the rights of Guaranteed Holdings hereunder.
(d) The Assignors will not, without the prior written consent of Guaranteed Holdings and MLCS, take or consent to any action which could result in a sale, encumbrance or hypothecation of any or all of the Receivables assigned hereby.
(e) The Assignors will, immediately after obtaining knowledge thereof, give written notice to Guaranteed Holdings in the event of any default under any Organizational Documents by any party thereto.
Section 6. No Conflicting Agreements. The Assignors hereby covenant and warrants to Guaranteed Holdings and MLCS that this Agreement does not and will not constitute a default by the Assignors, the Guaranteed Entities, under the Organizational Documents or any mortgage, deed of trust, security agreement, loan agreement, or other contract or agreement to which the Assignors or the Guaranteed Funds are a party.

[1]	Consider future sales of the GP interests in Local Partnerships that Centerline is currently holding.

4

Section 7. Binding Effect of Agreement. This Agreement will remain in full force and effect so long as the Guaranteed Funds are in existence and the Guaranteed Fund General Partner is the general partner thereof or any Receivables remain payable (the date upon which this Agreement is no longer in full force and effect, the “Termination Date”), and will bind and benefit the successors and permitted assigns of the Assignors and Guaranteed Holdings. Guaranteed Holdings may at any time assign or otherwise transfer, in whole or in part, any interest it may have hereunder. The Guaranteed Fund General Partner shall not transfer or assign its interest in the Guaranteed Fund, nor shall Guaranteed Manager transfer or assign its interest in the Guaranteed Partnership General Partner without the prior written consent of Guaranteed Holdings and MLCS, which may be conditioned upon such assignee’s or transferee’s assumption in writing of all of the Assignor’s Interest, rights and obligations in and under this Agreement. Nothing contained herein shall prohibit any party from assigning their rights, other than their rights in the Receivables, as collateral security for a loan to such party or its Affiliates.
Section 8. Remedies.
(a) The rights, powers and remedies given to Guaranteed Holdings by this Agreement will be in addition to all rights, powers and remedies given to Guaranteed Holdings by virtue of any statute or rule of law.
(b) No act done or omitted by Guaranteed Holdings pursuant to the rights and powers granted to it by this Agreement will be deemed a waiver by Guaranteed Holdings of its rights and powers pursuant to any instrument executed in connection with this Agreement and is made and accepted without any prejudice to any of the rights and powers possessed by Guaranteed Holdings with regard to the terms of any such instruments executed in connection therewith.
Section 9. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York.
Section 10. Amendment. None of the terms or provisions of this Agreement may be waived, altered, modified, limited or amended except by an agreement executed by the Assignors and Guaranteed Holdings.
Section 11. Rights Supplement. The rights granted to Guaranteed Holdings herein will be supplementary and in addition to those granted in any other agreements with respect to the Guaranteed Funds.
Section 12. Notices. All notices and communications provided for hereunder will be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (changes prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

5

If to Guaranteed Holdings:	Centerline Capital Group Inc.
625 Madison Avenue
New York, NY 10022
Attention: Andrew J. Weil

with copies to:	Merrill Lynch Capital Services, Inc.
4 World Financial Center, 11th Floor
New York, NY 10080
Attention: James Nacos

and

Kutak Rock LLP
225 Peachtree Street, N.E.
Suite 2100
Atlanta, GA 30303
Attention: David A. Nix, Esq.

If to the Assignor:	Centerline Capital Group Inc.
625 Madison Avenue
New York, NY 10022
Attention: Andrew J. Weil

with copies to:	Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Alan S. Cohen, Esq.
Section 13. Counterparts. This Agreement may be executed in any number of counterparts, and all such counterparts executed and delivered, each as an original, will constitute but one and the same executed and delivered document.
Section 14. Definitions. All capitalized terms used, but not defined herein, shall have the meaning ascribed to them in the Master Agreement.
SECTION 15. THIRD PARTY BENEFICIARY. The Assignors and Assignee hereby agree that MLCS is intended to, and shall be, a third party beneficiary of this Agreement. To the extent that this Agreement conflicts with the terms of the Guaranteed Holdings BTB Swap Agreement, the Guaranteed Holdings BTB Swap Agreement shall govern. To the extent not already provided for herein, all fees and payments hereunder shall be subordinate to any fees or payments owed to MLCS under the Guaranteed Holdings BTB Swap Agreement, or any documents related thereto.

6

[Remainder of page intentionally left blank]

7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives as of the day and year first above written.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE AFFORDABLE HOUSING ADVISORS LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE GUARANTEED MANAGER II LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE GUARANTEED HOLDINGS LLC

By:	Centerline Capital Group Inc., its managing member

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

Acknowledged and Agreed:

CENTERLINE GUARANTEED CORPORATE PARTNERS II LP-SERIES A

By:	RCC Guaranteed Asset Managers II L.L.C.- Series A, its general partner

	By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

RCC GUARANTEED ASSET MANAGERS II L.L.C.-SERIES A

By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

CENTERLINE GUARANTEED CORPORATE PARTNERS II LP-SERIES B

By:	RCC Guaranteed Asset Managers II L.L.C.- Series B, its general partner

	By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

RCC GUARANTEED ASSET MANAGERS II L.L.C.-SERIES B

By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

CENTERLINE GUARANTEED CORPORATE PARTNERS II LP-SERIES C

By:	RCC Guaranteed Asset Managers II L.L.C.- Series C, its general partner

	By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

RCC GUARANTEED ASSET MANAGERS II L.L.C.-SERIES C

By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

CENTERLINE GUARANTEED CORPORATE PARTNERS II LP-SERIES D

By:	RCC Guaranteed Asset Managers II L.L.C.- Series D, its general partner

	By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

RCC GUARANTEED ASSET MANAGERS II L.L.C.-SERIES D

By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

CENTERLINE GUARANTEED CORPORATE PARTNERS II LP-SERIES E

By:	RCC Guaranteed Asset Managers II L.L.C.- Series E, its general partner

	By:	Centerline Guaranteed Manager II LC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

RCC GUARANTEED ASSET MANAGERS II L.L.C.-SERIES E

By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

CENTERLINE GUARANTEED CORPORATE PARTNERS II LP-SERIES F

By:	RCC Guaranteed Asset Managers II L.L.C.- Series F, its general partner

	By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

RCC GUARANTEED ASSET MANAGERS II L.L.C.-SERIES F

By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

Acknowledged and Agreed:

RCC GUARANTEED SLP II, L.P.-SERIES A

By:	RCC Guaranteed Asset Managers II L.L.C.- Series A, its general partner

	By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

RCC GUARANTEED SLP II, L.P.-SERIES B

By:	RCC Guaranteed Asset Managers II L.L.C.- Series B, its general partner

	By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

RCC GUARANTEED SLP II, L.P.-SERIES C

By:	RCC Guaranteed Asset Managers II L.L.C.- Series C, its general partner

	By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

RCC GUARANTEED SLP II, L.P.-SERIES D

By:	RCC Guaranteed Asset Managers II L.L.C.- Series D, its general partner

	By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

RCC GUARANTEED SLP II, L.P.-SERIES E

By:	RCC Guaranteed Asset Managers II L.L.C.- Series E, its general partner

	By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

RCC GUARANTEED SLP II, L.P.-SERIES F

By:	RCC Guaranteed Asset Managers II L.L.C.- Series F, its general partner

	By:	Centerline Guaranteed Manager II LLC, its manager

	By:	/s/ Marc D. Schnitzer

		Name:	Marc D. Schnitzer
		Title:	Chief Executive Officer and President

SCHEDULE A

Guaranteed
		Guaranteed Fund	Partnership General
Guaranteed Fund	Guaranteed Partnership	General Partner	Partner	Special Limited Partner
Centerline Guaranteed Corporate Partners II LP-Series A	Centerline Guaranteed Partnership LP-Series A, Number 1	RCC Guaranteed Asset Managers II L.L.C.-Series A	RCC Guaranteed Asset Managers II L.L.C.-Series A, Number 1	RCC Guaranteed SLP II, L.P.-Series A
Centerline Guaranteed Corporate Partners II LP-Series B	Centerline Guaranteed Partnership LP-Series B, Number 1	RCC Guaranteed Asset Managers II L.L.C.-Series B	RCC Guaranteed Asset Managers II L.L.C.-Series B, Number 1	RCC Guaranteed SLP II, L.P.-Series B
Centerline Guaranteed Corporate Partners II LP-Series C	Centerline Guaranteed Partnership LP-Series C, Number 1 and Centerline Guaranteed Partnership LP-Series C, Number 2	RCC Guaranteed Asset Managers II L.L.C.-Series C	RCC Guaranteed Asset Managers II L.L.C.-Series C, Number 1 and RCC Guaranteed Asset Managers II L.L.C.-Series C, Number 2	RCC Guaranteed SLP II, L.P.-Series C
Centerline Guaranteed Corporate Partners II LP-Series D	Centerline Guaranteed Partnership LP-Series D, Number 1	RCC Guaranteed Asset Managers II L.L.C.-Series D	RCC Guaranteed Asset Managers II L.L.C.-Series D, Number 1	RCC Guaranteed SLP II, L.P.-Series D
Centerline Guaranteed Corporate Partners II LP-Series E	Centerline Guaranteed Partnership LP-Series E, Number 1 and Centerline Guaranteed Partnership LP-Series E, Number 2	RCC Guaranteed Asset Managers II L.L.C.-Series E	RCC Guaranteed Asset Managers II L.L.C.-Series E, Number 1 and RCC Guaranteed Asset Managers II L.L.C.-Series E, Number 2	RCC Guaranteed SLP II, L.P.-Series E

Exhibit 10.9
EXECUTION COPY
(Multicurrency — Cross Border)
ISDA ®
International Swaps and Derivatives Association, Inc.
MASTER AGREEMENT
dated as of March 5, 2010
between

MERRILL LYNCH CAPITAL SERVICES, INC.	CENTERLINE GUARANTEED HOLDINGS LLC
have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.
Accordingly, the parties agree as follows: —
1. Interpretation
(a) Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.
(b) Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.
(c) Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.
2. Obligations
(a) General Conditions.
(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.
(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement
Copyright © 1992 by International Swap Dealers Association, Inc.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.
(b) Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.
(c) Netting. If on any date amounts would otherwise be payable:—
(i) in the same currency; and
(ii) in respect of the same Transaction,
by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.
The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.
(d) Deduction or Withholding for Tax.
(i) Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party (“X”) will:—
(1) promptly notify the other party (“Y”) of such requirement;
(2) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;
(3) promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and
(4) if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—
ISDA® 1992

2

(A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or
(B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.
(ii) Liability. If: —
(1) X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);
(2) X does not so deduct or withhold; and
(3) a liability resulting from such Tax is assessed directly against X, then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).
(e) Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.
3. Representations
Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:—
(a) Basic Representations.
(i) Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;
(ii) Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;
(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of
ISDA® 1992

3

any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;
(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and
(v) Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
(b) Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.
(c) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.
(d) Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.
(e) Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.
(f) Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.
4. Agreements
Each party agrees with the other that, so long as either party has or may have any obligation under this
Agreement or under any Credit Support Document to which it is a party:—
(a) Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:—
(i) any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;
(ii) any other documents specified in the Schedule or any Confirmation; and
(iii) upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any
ISDA® 1992

4

such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.
(b) Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.
(c) Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.
(d) Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.
(e) Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.
5. Events of Default and Termination Events
(a) Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:—
(i) Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;
(ii) Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;
(iii) Credit Support Default.
(1) Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;
(2) the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or
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(3) the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;
(iv) Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;
(v) Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);
(vi) Cross Default. If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);
(vii) Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party: —
(1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to
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(7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or
(viii) Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer: —
(1) the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or
(2) the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.
(b) Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event
Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:—
(i) Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party): —
(1) to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or
(2) to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;
(ii) Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));
(iii) Tax Event Upon Merger. The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with,
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or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);
(iv) Credit Event Upon Merger. If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or
(v) Additional Termination Event. If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).
(c) Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.
6. Early Termination
(a) Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).
(b) Right to Terminate Following Termination Event.
(i) Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.
(ii) Transfer to Avoid Termination Event. If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.
If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).
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Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.
(iii) Two Affected Parties. If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.
(iv) Right to Terminate. If: —
(1) a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or
(2) an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.
(c) Effect of Designation.
(i) If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.
(ii) Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).
(d) Calculations.
(i) Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.
(ii) Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate.
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Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.
(e) Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”. If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.
(i) Events of Default. If the Early Termination Date results from an Event of Default: —
(1) First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.
(2) First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.
(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.
(4) Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.
(ii) Termination Events. If the Early Termination Date results from a Termination Event: —
(1) One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.
(2) Two Affected Parties. If there are two Affected Parties: —
(A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency
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Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and
(B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).
If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.
(iii) Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).
(iv) Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.
7. Transfer
Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that: —
(a) a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and
(b) a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).
Any purported transfer that is not in compliance with this Section will be void.
8. Contractual Currency
(a) Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.
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(b) Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.
(c) Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.
(d) Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.
9. Miscellaneous
(a) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.
(b) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.
(c) Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.
(d) Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.
(e) Counterparts and Confirmations.
(i) This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(ii) The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall he entered into as soon as practicable and may he executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.
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(f) No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.
(g) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.
10. Offices; Multibranch Parties
(a) If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.
(b) Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.
(c) If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.
11. Expenses
A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.
12. Notices
(a) Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—
(i) if in writing and delivered in person or by courier, on the date it is delivered;
(ii) if sent by telex, on the date the recipient’s answerback is received;
(iii) if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);
(iv) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or
(v) if sent by electronic messaging system, on the date that electronic message is received, unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.
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(b) Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.
13. Governing Law and Jurisdiction
(a) Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.
(b) Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:—
(i) submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and
(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.
Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.
(c) Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.
(d) Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.
14. Definitions
As used in this Agreement:—
“Additional Termination Event” has the meaning specified in Section 5(b).
“Affected Party” has the meaning specified in Section 5(b).
“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.
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“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.
“Applicable Rate” means:—
(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;
(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;
(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and
(d) in all other cases, the Termination Rate.
“Burdened Party” has the meaning specified in Section 5(b).
“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.
“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.
“Credit Event Upon Merger” has the meaning specified in Section 5(b).
“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.
“Credit Support Provider” has the meaning specified in the Schedule.
“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.
“Defaulting Party” has the meaning specified in Section 6(a).
“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).
“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.
“Illegality” has the meaning specified in Section 5(b).
“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).
“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.
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“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.
“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.
“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.
“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.
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“Non-defaulting Party” has the meaning specified in Section 6(a).
“Office” means a branch or office of a party, which may be such party’s head or home office.
“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.
“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.
“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.
“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.
“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of: —
(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and
(b) such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.
“Specified Entity” has the meanings specified in the Schedule.
“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.
“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.
“Stamp Tax” means any stamp, registration, documentation or similar tax.
“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.
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“Tax Event” has the meaning specified in Section 5(b).
“Tax Event Upon Merger” has the meaning specified in Section 5(b).
“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).
“Termination Currency” has the meaning specified in the Schedule.
“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.
“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.
“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.
“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.
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IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

MERRILL LYNCH CAPITAL SERVICES, INC., a Delaware corporation			CENTERLINE GUARANTEED HOLDINGS LLC, a Delaware limited liability company

			By:	Centerline Capital Group Inc., a Delaware corporation, its managing member

By:	/s/ Edward H. Curland			By:	/s/ Marc D. Schnitzer

	Name:	Edward H. Curland			Name:	Marc D. Schnitzer
	Title:	Authorized Signatory			Title:	Chief Executive Officer and President
	Date:	March 5, 2010			Date:	March 5, 2010
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Exhibit 10.10
EXECUTION COPY

MULTICURRENCY — CROSS BORDER SCHEDULE
to the Master Agreement
between
MERRILL LYNCH CAPITAL SERVICES, INC.,
(“Party A”)
and
CENTERLINE GUARANTEED HOLDINGS LLC,
(“Party B”)
Dated as of March 5, 2010

I.
TERMINATION PROVISIONS
In this Agreement:
A.	“Specified Entity” means in relation to Party A for the purpose of:

Section 5(a)(v),	Not Applicable
Section 5(a)(vi),	Not Applicable
Section 5(a)(vii),	Not Applicable
Section 5(b)(iv),	Not Applicable
in relation to Party B for the purpose of:

Section 5(a)(v),	Not Applicable
Section 5(a)(vi),	Not Applicable
Section 5(a)(vii),	Not Applicable
Section 5(b)(iv),	Not Applicable
B.
“Specified Transaction” will have the meaning specified in Section 14 of this Agreement. No change from Section 14, other than the definition of “Specified Transaction” shall expressly include any Transaction or Confirmation entered into between Party A and Party B under this Agreement, including without limitation the Transactions and Confirmations specified on Schedule I to that certain Transaction Assignment Agreement, dated as of even date herewith, among Party A, Party B and Centerline Capital Group, Inc.

C.	The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and Party B.
If such provisions apply:
“Specified Indebtedness” will have the meaning specified in Section 14 of this Agreement unless another meaning is specified here: No change from Section 14.
“Threshold Amount” means, in respect of Party A, U.S. $100,000,000 or its equivalent in other currencies, and in respect of Party B, U.S. $0 or its equivalent in other currencies.
D.	The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will apply to Party A and Party B.
E.	The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or Party B.
F.	“Payments on Early Termination.” In lieu of any payments that would otherwise be due under Section 6(e) of the Agreement, if any Early Termination Date occurs with respect to any Confirmation, Party B shall be deemed required to pay under Section 6(e) of the Agreement Party A’s Loss as determined by Party A as a result of the termination of such Confirmation.
G.	“Termination Currency” means United States Dollars.
H.
“Additional Termination Events.” The following shall constitute Additional Termination Events pursuant to Section 5(b)(v): With respect to any Confirmation, any Additional Termination Event as defined in said Confirmation.

II.
TAX REPRESENTATIONS
A.	Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:
It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.
B.	Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B will make the following representations specified below:
(i)
Party A: Party A is a corporation created and existing under the laws of the State of Delaware. Party A is a U.S. person within the meaning of Section 7701 of the Internal Revenue Code and its U.S. employer identification number is 13-3227875.

(ii)
Party B: Party B is a limited liability company created and existing under the laws of the State of Delaware. Party B is a U.S. person within the meaning of Section 7701 of the Internal Revenue Code and its U.S. employer identification number is 27-1991375.

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III.
DOCUMENTS TO BE DELIVERED
For the purposes of Section 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents as applicable:
1.	Tax forms, documents or certificates to be delivered are:
Each party agrees to deliver to the other party, upon reasonable demand by such other party, any tax form that may be required or reasonably requested in writing in order to allow such other party to make a payment under this Agreement (or under any Credit Support Document) without any deduction or withholding for or on account of any tax imposed by any government or other taxing authority in respect of any such payment (other than a stamp, registration, documentation or similar tax), or with such deduction or withholding at a reduced rate, which form shall be correct, complete and duly executed.

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2.	Other Documents to be delivered are:

Party Required			Covered by
to Deliver	Form/Document/	Date by which to	Section 3(d)
Document	Certificate	be Delivered	Representation
Party A/Party B	Annual audited and quarterly unaudited financial statements (or in the case of Party A, of its Credit Support Provider and in the case of Party B, of itself and any Credit Support Provider) prepared in accordance with generally accepted accounting principles in the country in which the party (or its Credit Support Provider as applicable) is organized; in addition, Party B shall provide Party A notice of any Monetary Liability Collateral Trigger Event and, after the expiration of any applicable notice and cure period, notice of any default with respect to any debt which is secured by the Properties (the “Subject Debt”) which would give any person or entity the right to foreclose, and shall, promptly upon request, provide such other information as Party A may reasonably request, including, but not limited to, any information necessary for Party A to calculate Exposure, any Independent Amount and/or Monetary Liability under this Agreement. Provided, however, that Party B shall not be required to provide such audited financial statements if Party A does not approve payment for the expense of delivering those statements.	Promptly after request (except with respect to notices of the occurrence of any Monetary Liability Collateral Trigger Event or any default on the Subject Debt which would give any Person or entity the right to foreclosure, as to which Party B shall give Party A notice within five (5) business days (or, except with respect to any Monetary Liability Collateral Trigger Event, if a notice and right to cure period is applicable, within five (5) business days of the expiration of such notice and cure period). Provided that financial statements shall have been deemed delivered hereunder to the extent publicly available.	Yes.

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Party Required			Covered by
to Deliver	Form/Document/	Date by which to	Section 3(d)
Document	Certificate	be Delivered	Representation
Party A/Party B	A duly executed copy of any Credit Support Document.	Concurrently with the execution of this Agreement, or if set forth in any Confirmation, concurrently with the delivery of such Confirmation provided, however the Account Agreements shall be delivered no later than March 19, 2010.	No.

Party A/Party B	A certificate of an authorized officer for such party and any Credit Support Provider of such party certifying the authority, names and true signatures of the officers signing this Agreement, each Confirmation and any Credit Support Document, reasonably satisfactory in form and substance to the other party, and, as applicable, certified copies of any applicable resolution(s) or other documents authorizing the execution and delivery of this Agreement as reasonably satisfactory in form and substance to the other party.	Concurrently with the execution of this Agreement, and, if a Confirmation so requires it on or before the date set forth therein.	Yes.

Party B	Opinion of outside counsel as to due authorization, execution and delivery and enforceability of this Agreement (including the Schedule, any Confirmations executed on the date hereof and any Credit Support Documents) in form and substance acceptable to Party A.	Concurrently with the execution of this Agreement.	No.

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IV.
MISCELLANEOUS
A.	Addresses for Notices. For the purpose of Section 12(a) of this Agreement:
Address for notices or communications to Party A:

Address:	Merrill Lynch World Headquarters
4 World Financial Center, 11th Floor
250 Vesey Street
New York, New York 10080
Attention: Municipal Capital Markets
Facsimile: (917) 778-0836
Telephone: (212) 449-7403

(For all purposes)

With a copy to:	GMI Counsel
Merrill Lynch World Headquarters
4 World Financial Center, 12th Floor
New York, New York 10080
Attention: Swap Group
Facsimile: (212) 449-6993
(For all notices pursuant to Sections 5, 6 and 7 of this Agreement as well as any changes to Party B’s address, telephone number or facsimile number)
Address for notices or communications to Party B:

Centerline Guaranteed Holdings LLC]
625 Madison Avenue, 5th Floor
New York, New York 10022
Attention: Andrew Weil, Executive Director
Facsimile: (212) 751-3543
Telephone: (212) 521-6394
B.	Process Agent. For the purpose of Section 13(c):
Party A appoints as its Process Agent: Not Applicable
Party B appoints as its Process Agent: Not Applicable
C.	Offices. The provisions of Section 10(a) will apply to this Agreement.
D.	Multibranch Party. For the purpose of Section 10(c) of this Agreement:
Party A is not a Multibranch Party.

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Party B is not a Multibranch Party.
E.	Calculation Agent. The Calculation Agent is Party A, unless otherwise specified in a Confirmation in relation to the relevant Transaction.
F.	Credit Support Document. Details of any Credit Support Document:

Party A:	None.

Party B:	(i) that certain Credit Support Annex to the Schedule to this Master Agreement, as amended, restated and/or supplemented from time to time;

(ii) that certain (a) Pledge and Security Agreement (All Assets), dated as of even date herewith, between Party A and Party B; (b) Assignment, Pledge and Security Agreement, dated as of even date herewith, between Party A and Centerline Affordable Housing LLC (“CAHA”); (c) Assignment, Pledge and Security Agreement, dated as of even date herewith, among Party A and Centerline Guaranteed Manager II LLC (“Guaranteed Manager”); and (d) Assignment, Pledge and Security Agreement, dated as of even date herewith, among Party A, CAHA and Guaranteed Manager (the foregoing, collectively, as amended, restated and/or supplemented from time to time, the “Pledge Agreements”);

(iii) that certain (a) Cash Management Agreement, dated as of the date hereof, between Party A, Party B and Guaranteed Manager; (b) Deposit Account Control Agreement, dated as of even date herewith, among Party A, Party B and Wachovia Bank, National Association; (c) Deposit Account Control Agreement, dated of even date herewith, among Party A, Guaranteed Manager and Wachovia Bank, National Association and any other account control agreements securing Party B’s obligations hereunder (the foregoing, collectively, as amended, restated and/or supplemented from time to time, the “Account Agreements”);

(iv) Guaranty of Centerline Holding Company (“Guarantor”), as reaffirmed on the date hereof by virtue of that certain Reaffirmation of Guarantee; provided, however, the obligations of the Guarantor thereunder shall be limited as described therein; and

(iv) any other documents evidencing, securing and/or guaranteeing Party B’s obligations under the Agreement.
G.	Credit Support Provider.
1.	“Credit Support Provider” means in relation to Party A, None.

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2.	“Credit Support Provider” means in relation to Party B, the Guarantor and any obligor, assignor, or pledgor under any Credit Support Document securing Party B’s obligations under the Agreement.
H.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.
I.	Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply, unless one party provides at least fifteen days’ prior notice to the other that subparagraph (ii) will not apply.
J.	“Affiliate” will have the meaning specified in Section 14 of this Agreement.
V.
OTHER PROVISIONS
A.	Financial Statements. Section 3(d) is hereby amended by adding in the third line thereof after the word “respect” and before the period:
“or, in the case of financial statements, a fair presentation of the financial condition of the relevant party”
B.	Additional Representations. For purposes of Section 3, the following shall be added, immediately following paragraph (f) thereto:
(g) It is an “eligible contract participant” within the meaning of the United States Commodity Exchange Act.
(h) It has entered into this Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business.
(i) It is entering into this Agreement, any Credit Support Document to which it is a party, each Transaction and any other documentation relating to this Agreement or any Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).
(j) Each party represents that the individuals executing and delivering this Agreement and any other documentation (including any Credit Support Document) relating to this Agreement on behalf of such party or to secure such party’s obligation hereunder are duly empowered and authorized to do so, and such individuals have duly executed and delivered this Agreement and any such other documentation.
(k) There are no other documents or agreements relating to any Guaranteed Partnership Agreement except for the Amended and Restated Master Participation Agreement dated September 24, 2003 and the Original Master

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Participation Agreement referred to therein (collectively and individually, as applicable, as amended, restated and/or supplemented from time to time, the “Participation Agreement”) other than those described therein each of which have been assumed by Party B and terminated as of the date hereof. Party A as a third party beneficiary of the Participation Agreement hereby consents to such assumption and termination. In addition, Party A hereby acknowledges the termination of the assignments of interests relating to the Participation Agreement.
In addition, the parties each represent (which representations will be deemed to be repeated on each date on which a Transaction is entered into) that:
(j) Non-Reliance. Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into or amended, extended or otherwise modified) that it is acting for its own account, and has made its own independent decisions to enter into this Agreement and any Transaction hereunder and as to whether this Agreement and any Transaction hereunder is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement or any Transaction hereunder, it being understood that information and explanations related to the terms and conditions of this Agreement and any Transaction hereunder shall not be considered investment advice or a recommendation to enter into this Agreement or any Transaction hereunder. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of any Transaction hereunder.
C.
Transfer. Notwithstanding the provisions of Section 7 of this Agreement, Party A may assign and delegate, in whole but not in part, its rights and obligations under this Agreement without the consent of Party B to any wholly-owned corporate subsidiary of Merrill Lynch & Co., Inc. (“ML&Co.”) organized in the United States of America, provided that no Event of Default or Termination Event shall be occurring with respect to such wholly-owned subsidiary as result of such transfer. Further, Party A may assign and delegate any of its rights and obligations under this Agreement with notice to Party B (and, in the event such assignment is prior to the True-Up Adjustment Date as defined in any applicable Guaranteed Partnership Agreement or made to one of Party B’s competitors (with competitors being limited to those entities which are engaged in the syndication of Tax Credits as defined in the applicable Guaranteed Partnership Agreements) as reasonably determined in good faith by Party A, with the prior written consent of Party B, which consent shall not be unreasonably withheld or delayed; provided, however, such consent of Party B will not be required if the proposed transfer is based on Party A’s reasonable, good faith determination that such transfer is necessitated by legal or regulatory requirements and there is no non-competitor to which Party A can make such an assignment on commercially reasonable terms) to any party assuming, either directly or indirectly, Party A’s rights and obligations under any applicable IRFA

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pursuant to the terms thereof. Any transfer permitted by the foregoing will not constitute an event described in Section 5(a)(viii) or 5(b)(iv). In the event that a court of law makes a final non-appealable determination that Party A impermissibly assigned this Agreement to a competitor of Party B as defined above, without Party B’s consent, Party A shall be obligated to pay the legal fees incurred by Party B in connection with Party B’s claim of impermissible assignment.
D.	Method of Notice. Section 12(a)(ii) of the Master Agreement is deleted in its entirety.
E.	Jurisdiction.
(a) Section 13(b)(i) of the Master Agreement is amended to read in its entirety as follows:
“(i) submits to the jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, which submission shall be exclusive unless none of such courts has lawful jurisdiction over such Proceedings;” and
(b) the final paragraph of Section 13(b) of the Agreement is hereby deleted.
F.	Set-Off.
(a) Without affecting the provisions of this Agreement requiring the calculation of certain net payment amounts, all payments under this Agreement will be made without setoff or counterclaim; provided, however, that in addition to any rights of setoff a party may have as a matter of law or otherwise, upon the designation or deemed designation of any Early Termination Date, the non-Defaulting Party or non-Affected Party (in either case, “X”) may without prior notice set off any sum or obligation (whether or not arising under this Agreement, whether matured or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) owed or due by the Defaulting Party or Affected Party (in either case, “Y”) to X against any sum or obligation (whether or not arising under this Agreement, whether or not matured, whether or not contingent and regardless of the currency, place of payment or booking office of the obligation) owed or due by X or any Affiliate of X to Y.
(b) For the purpose of cross-currency set-off, X may convert any obligation to another currency at a market rate determined by X.
(c) If an obligation is unascertained, X may in good faith estimate that obligation and set off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained.
G.
Escrow. If by reason of the time difference between the cities in which payments are to be made, it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder, either party may at its option and in its sole discretion notify the other party that payments on that date are to be made in

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escrow. In this case deposit of the payment due earlier on that date shall be made by 2:00 p.m. (local time at the place for the earlier payment) on that date with an escrow agent selected by the notifying party, accompanied by irrevocable payment instruction (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it in escrow. The party that elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall cause those arrangements to provide that the intended recipient of the payment due to be deposited first shall be entitled to interest on that deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11:00 a.m. local time on that day) if that payment is not released by 5:00 p.m. local time on the date it is deposited for any reason other than the intended recipient’s failure to make the escrow deposit it is required to make hereunder in a timely fashion. The escrow agent selected shall be a banking institution mutually acceptable to Party A and Party B.
H.	Consent to Recording. The parties agree that each may electronically record all telephonic conversations between marketing and trading personnel in connection with this Agreement.
I.	Representations. Section 3(a)(iii) is hereby amended by inserting the words “or investment policies, or guidelines, procedures, or restrictions” immediately following the word “documents.”
J.
Recharacterization. The Parties intend that each Confirmation and each of the Transactions as defined therein be treated as a swap transaction under the ISDA Master Agreement. In the event that, notwithstanding the intention of the parties, any of the Confirmations is recharacterized as a commercial loan, Party B hereby grants to Party A a first lien on and security interest in all of the Collateral described in the Pledge Agreements and the Collateral or the Collateral Account Funds described in any of the applicable Account Agreements and the proceeds thereof as security for the repayment of such commercial loan.

K.
WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.

L.	ADDITIONAL COVENANTS OF PARTY B.
1.	With respect to each IRFA (as defined in the Confirmations; collectively, all Confirmations relating to any IRFA, shall be referred to as the “Back-to-Back

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Confirm”), prior to the True-Up Adjustment Date (as defined in the applicable Guaranteed Partnership Agreement), Party B shall deliver to Party A a certificate containing a statement as to whether Party B is aware of the occurrence of any Monetary Liability Collateral Trigger Event (as defined in the Credit Support Annex) and containing True-Up Adjustment calculations substantially similar to the True-Up Projections to be delivered in connection with the True-Up Adjustment Date in form and substance as may reasonably be required by Party A within 60 days after the end of each calendar quarter. Such calculations shall be certified by Reznick Group LLP, or any other firm of independent certified public accountants acceptable to Party A (collectively, “Reznick”) annually on or before July 1 (but only need to be certified by Reznick once a year). Promptly after the True-Up Adjustment Date Party B shall deliver a copy of the calculations made by Reznick in determining the True-Up Adjustment. Following the True-Up Adjustment Date, annually on or before each July 1, Party B shall cause Reznick to deliver to Party A a certified calculation of the actual and currently projected Internal Rate of Return (as defined in the Guaranteed Partnership Agreement) to the Limited Partners in form and substance as may reasonably be required by Party A to enable Party A to determine whether any Monetary Liability (as defined in the Credit Support Annex) may exist as a result thereof.
2.
On or prior to July 1 of each year, Party B will pay Party A an annual servicing fee of $2,000 with respect to each of the Properties shown on Annex C to the Credit Support Annex; provided, however, Party B shall receive a credit against any such servicing fee to the extent Party B or its affiliates have otherwise paid amounts to Party A or its affiliates for servicing the bonds financing the applicable property.

3.
Party B will pay Party A a semi-annual fee equal to 0.2% per annum of the Notional Amount of the IRFA’s (as defined in the Confirmations), without duplication, as to which the Confirmations relate, payable semi-annually on each December 31 and June 30 in arrears, commencing on the date hereof and with the first payment due on June 30, 2010, and terminating, as accrued, upon the earlier to occur of (i) the end of the last day of the Compliance Period with respect to all of the Properties as to which the applicable IRFA relates, or (ii) until such time as Party A is no longer the obligor with respect to all the IRFAs, and Party A is satisfied that it no longer has any liability thereunder and all amounts owed to Party A under the Agreement in connection with the IRFAs have been paid in full; provided, however, that Party A shall agree to defer fifty percent (50%) of such fee until the earlier of (i) or (ii) to occur.

4.
Party B will pay Party A an assumption fee (the “Assumption Fee”) equal to $42,000,000, which shall be due upon the earlier of the termination of all Transactions hereunder (whether as the result of the Scheduled Termination Date, Early Termination Date, or otherwise), or any earlier date upon which Party A permits Party B to make distributions to any holder of equity or membership interests in Party B (collectively “the Assumption Fee Due Date”); provided, however, such Assumption Fee shall be payable in an amount up to fifty percent

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(50%) of the value of any collateral securing Party B’s obligations hereunder (including the value of any assets pledged under the Pledge Agreements, including the Pledged Interests and all collateral as defined therein) which remains after payment of all amounts due hereunder on the Assumption Fee Due Date other than the Assumption Fee. The value of such collateral shall be determined by Party A.
5.
Neither the Guarantor nor Party B shall consent to any amendment or modification of any of the applicable Project Documents as defined in the Guaranteed Partnership Agreement or any Fund Agreement (as defined in each Guaranteed Partnership Agreement) without the prior written consent of Party A if such amendment could have an adverse effect on Party A.

6.
None of the Properties shall be used to secure any additional debt without the holder of such debt entering into a subordination and standstill agreement requiring Party B’s consent prior to the initiation of any foreclosure proceedings, and Party B shall not provide any such consent to initiate foreclosure proceedings without the consent of Party A; and provided that bondholder consent is required prior to the initiation of foreclosure proceedings.

7.
Party B must obtain written consent of Party A prior to the sale or transfer of any interest in Party B, CAHA, Guaranteed Manager, any interest owned or controlled by Party B in any Partnership (as defined in each Guaranteed Partnership Agreement), any interest owned or controlled by Party B in any Fund (as defined in each Guaranteed Partnership Agreement) and/or any interest owned or controlled by Party B in any Local Partnership (as defined in each Guaranteed Partnership Agreement).

8.
Party B shall not make any distributions, and shall not permit any Affiliate that is a member or partner in any Guaranteed Partnership, Fund or Local Partnership to make any distributions, other than in accordance with the terms of the Agreement and documents providing security for Party B’s obligations thereunder (including, without limitation, the Account Agreements).

9.
Party B shall not consent, and shall not permit any Affiliate that is a partner or member in any Guaranteed Partnership, Fund or Local Partnership, to consent to any sale or other transfer of a Property without Party A’s prior written consent.

10.
Party A shall have the right to cause Party B, or any Affiliate of Party B that is a partner or member in any Guaranteed Partnership, Fund or Local Partnership, to replace the manager of any Property for which collateral posted under the Credit Support Annex is used to fund debt service shortfalls or other expenses of the Property.

11.	Party B shall deliver, or caused to be delivered, to Party A copies of all servicing and asset management files, to the extent available, including accounting,

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compliance (Form 8609 and first year files), and tax-related documentation, and copies of all legal documents relating to the Guaranteed Partnerships and Funds.

12.
Party B shall not consent and shall not permit any Affiliate that is a partner or member in any Guaranteed Partnership, Fund or Local Partnership, to consent or approve any termination of a deficit restoration obligation.

M.	ADDITIONAL COVENANTS OF PARTY A.
1.
Party A will not amend any IRFA without the prior written consent of Party B if said amendment could increase Party B’s obligations hereunder. In the event Party A amends any IRFA without the prior written consent of Party B and such amendment has the effect of increasing Party B’s obligations hereunder, Party B shall not be obligated hereunder for any such increased obligations resulting from such amendment.

2.
Without the consent of Party B, Party A will not consent to any of the actions which, without such consent of Party A, would constitute an Additional Termination Event under subsections (i) or (ii) of numbered Section 3 of any IRFA Confirmation.

N.	Section 9(b) of the Agreement is hereby amended by adding at the end thereof the following:
Notwithstanding the foregoing, Party B hereby agrees to execute and deliver any amendments, modifications or waivers (collectively, the “Modifications”) reasonably requested by Party A in connection with any transfer or assignment of any IRFA pursuant to the terms thereof. Party A agrees to seek payment under the applicable IRFA for all fees and costs incurred by Party B in connection with such Modifications and to the extent Party A receives payment for such fees and costs pursuant to the applicable IRFA, it shall pay such costs to Party B.
O.
Suspension of Payments and Transfers. Notwithstanding any language contained in the Agreement that may be argued should be interpreted to the contrary, including without limitation Section 2(a) of the Master Agreement and Paragraph 4 of the ISDA Credit Support Annex, Party B shall have no right to suspend any payments due under the Agreement or any Transfers due under the Credit Support Annex, for any reason.

[Remainder of page left blank intentionally]

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[Signature page to Multicurrency-Cross Border Schedule to Master Agreement]
Please confirm your agreement to be bound by the terms of the foregoing by executing the copy of this Multicurrency — Cross Border Schedule enclosed for that purpose and returning it to us.

Very truly yours, MERRILL LYNCH CAPITAL SERVICES, INC., a Delaware corporation
By:	/s/ Edward H. Curland
	Name:	Edward H. Curland
Authorized Signatory
[Signatures continued on following page]

[Signature page to Multicurrency-Cross Border Schedule to Master Agreement]

CENTERLINE GUARANTEED HOLDINGS LLC, a Delaware limited liability company
By: Centerline Capital Group Inc., its managing member

By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

Exhibit 10.11
EXECUTION COPY

(Bilateral Form)	(ISDA Agreements Subject to New York Law Only)
ISDA®
International Swaps and Derivatives Association, Inc.
CREDIT SUPPORT ANNEX
to the Schedule to the
ISDA Master Agreement
dated as of March 5, 2010
between

MERRILL LYNCH CAPITAL SERVICES, INC.	and	CENTERLINE GUARANTEED HOLDINGS LLC
(“Party A”)		(“Party B”)
This Annex supplements, forms part of, and is subject to, the above-referenced Agreement, is part of its Schedule and is a Credit Support Document under this Agreement with respect to each party.
Accordingly, the parties agree as follows:—
Paragraph 1. Interpretation
(a) Definitions and Inconsistency. Capitalized terms not otherwise defined herein or elsewhere in this Agreement have the meanings specified pursuant to Paragraph 12, and all references in this Annex to Paragraphs are to Paragraphs of this Annex. In the event of any inconsistency between this Annex and the other provisions of this Schedule, this Annex will prevail, and in the event of any inconsistency between Paragraph 13 and the other provisions of this Annex, Paragraph 13 will prevail.
(b) Secured Party and Pledgor. All references in this Annex to the “Secured Party” will be to either party when acting in that capacity and all corresponding references to the “Pledgor” will be to the other party when acting in that capacity; provided, however, that if Other Posted Support is held by a party to this Annex, all references herein to that party as the Secured Party with respect to that Other Posted Support will be to that party as the beneficiary thereof and will not subject that support or that party as the beneficiary thereof to provisions of law generally relating to security interests and secured parties.
Paragraph 2. Security Interest
Each party, as the Pledgor, hereby pledges to the other party, as the Secured Party, as security for its Obligations and grants to the Secured Party a first priority continuing security interest in, lien on and right of Set-off against all Posted Collateral Transferred to or received by the Secured Party hereunder. Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party.

Paragraph 3. Credit Support Obligations
(a) Delivery Amount. Subject to Paragraphs 4 and 5, upon demand made by the Secured Party on or promptly following a Valuation Date, if the Delivery Amount for that Valuation Date equals or exceeds the Pledgor’s Minimum Transfer Amount, then the Pledgor will Transfer to the Secured Party Eligible Credit Support having a Value as of the date of Transfer at least equal to the applicable Delivery Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the amount by which:
(i) the Credit Support Amount
exceeds
(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.
(b) Return Amount. Subject to Paragraphs 4 and 5, upon a demand made by the Pledgor on or promptly following a Valuation Date, if the Return Amount for that Valuation Date equals or exceeds Secured Party’s Minimum Transfer Amount, then the Secured Party will Transfer to the Pledgor Posted Credit Support specified by the Pledgor in that demand having a Value as of the date of Transfer as close as practicable to the applicable Return Amount (rounded pursuant to Paragraph 13). Unless otherwise specified in Paragraph 13, the “Return Amount” applicable to the Secured Party for any Valuation Date will equal the amount by which:
(i) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party exceeds
(ii) the Credit Support Amount.
“Credit Support Amount” means, unless otherwise specified in Paragraph 13, for any Valuation Date (i) the Secured Party’s Exposure for that Valuation Date plus (ii) the aggregate of all Independent Amounts applicable to the Pledgor, if any, minus (iii) all Independent Amounts applicable to the Secured Party, if any, minus (iv) the Pledgor’s Threshold; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero.
Paragraph 4. Conditions Precedent, Transfer Timing, Calculations and Substitutions
(a) Conditions Precedent. Each Transfer obligation of the Pledgor under Paragraphs 3 and 5 and of the Secured Party under Paragraphs 3, 4(d)(ii), 5 and 6(d) is subject to the conditions precedent that:
(i) no Event of Default, Potential Event of Default or Specified Condition has occurred and is continuing with respect to the other party; and
(ii) no Early Termination Date for which any unsatisfied payment obligations exist has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the other party.
(b) Transfer Timing. Subject to Paragraphs 4(a) and 5 and unless otherwise specified, if a demand for the Transfer of Eligible Credit Support or Posted Credit Support is made by the Notification Time, then the relevant Transfer will be made not later than the close of business on the next Local Business Day; if a demand is made after the Notification Time, then the relevant Transfer will be made not later than the close of business on the second Local Business Day thereafter.
(c) Calculations. All calculations of Value and Exposure for purposes of Paragraphs 3 and 6(d) will be made by the Valuation Agent as of the Valuation Time. The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the Local Business Day following the applicable Valuation Date (or in the case of Paragraph 6(d), following the date of calculation).

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(d) Substitutions.
(i) Unless otherwise specified in Paragraph 13, upon notice to the Secured Party specifying the items of Posted Credit Support to be exchanged, the Pledgor may, on any Local Business Day, Transfer to the Secured Party substitute Eligible Credit Support (the “Substitute Credit Support”); and
(ii) subject to Paragraph 4(a), the Secured Party will Transfer to the Pledgor the items of Posted Credit Support specified by the Pledgor in its notice not later than the Local Business Day following the date on which the Secured Party receives the Substitute Credit Support, unless otherwise specified in Paragraph 13 (the “Substitution Date”); provided that the Secured Party will only be obligated to Transfer Posted Credit Support with a Value as of the date of Transfer of that Posted Credit Support equal to the Value as of that date of the Substitute Credit Support.
Paragraph 5. Dispute Resolution
If a party (a “Disputing Party”) disputes (I) the Valuation Agent’s calculation of a Delivery Amount or a Return Amount or (II) the Value of any Transfer of Eligible Credit Support or Posted Credit Support, then (1) the Disputing Party will notify the other party and the Valuation Agent (if the Valuation Agent is not the other party) not later than the close of business on the Local Business Day following (X) the date that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (2) subject to Paragraph 4(a), the appropriate party will Transfer the undisputed amount to the other party not later than the close of business on the Local Business Day following (X) the date that the demand is made under Paragraph 3 in the case of (I) above or (Y) the date of Transfer in the case of (II) above, (3) the parties will consult with each other in an attempt to resolve the dispute and (4) if they fail to resolve the dispute by the Resolution Time, then:
(i) In the case of a dispute involving a Delivery Amount or Return Amount, unless otherwise specified in Paragraph 13, the Valuation Agent will recalculate the Exposure and the Value as of the Recalculation Date by:
(A) utilizing any calculations of Exposure for the Transactions (or Swap Transactions) that the parties have agreed are not in dispute;
(B) calculating the Exposure for the Transactions (or Swap Transactions) in dispute by seeking four actual quotations at mid-market from Reference Market-makers for purposes of calculating Market Quotation, and taking the arithmetic average of those obtained; provided that if four quotations are not available for a particular Transaction (or Swap Transaction), then fewer than four quotations may be used for that Transaction (or Swap Transaction); and if no quotations are available for a particular Transaction (or Swap Transaction), then the Valuation Agent’s original calculations will be used for that Transaction (or Swap Transaction);
(C) utilizing the procedures specified in Paragraph 13 for calculating the Value, if disputed, of Posted Credit Support.
(ii) In the case of a dispute involving the Value of any Transfer of Eligible Credit Support or Posted Credit Support, the Valuation Agent will recalculate the Value as of the date of Transfer pursuant to Paragraph 13.
Following a recalculation pursuant to this Paragraph, the Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) not later than the Notification Time on the Local Business Day following the Resolution Time. The appropriate party will, upon demand following that notice by the Valuation Agent or a resolution pursuant to (3) above and subject to Paragraphs 4(a) and 4(b), make the appropriate Transfer.

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Paragraph 6. Holding and Using Posted Collateral
(a) Care of Posted Collateral. Without limiting the Secured Party’s rights under Paragraph 6(c), the Secured Party will exercise reasonable care to assure the safe custody of all Posted Collateral to the extent required by applicable law, and in any event the Secured Party will be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, the Secured Party will have no duty with respect to Posted Collateral, including, without limitation, any duty to collect any Distributions, or enforce or preserve any rights pertaining thereto.
(b) Eligibility to Hold Posted Collateral; Custodians.
(i) General. Subject to the satisfaction of any conditions specified in Paragraph 13 for holding Posted Collateral, the Secured Party will be entitled to hold Posted Collateral or to appoint an agent (a “Custodian”) to hold Posted Collateral for the Secured Party. Upon notice by the Secured Party to the Pledgor of the appointment of a Custodian, the Pledgor’s obligations to make any Transfer will be discharged by making the Transfer to that Custodian. The holding of Posted Collateral by a Custodian will be deemed to be the holding of that Posted Collateral by the Secured Party for which the Custodian is acting.
(ii) Failure to Satisfy Conditions. If the Secured Party or its Custodian fails to satisfy any conditions for holding Posted Collateral, then upon a demand made by the Pledgor, the Secured Party will, not later than five Local Business Days after the demand, Transfer or cause its Custodian to Transfer all Posted Collateral held by it to a Custodian that satisfies those conditions or to the Secured Party if it satisfies those conditions.
(iii) Liability. The Secured Party will be liable for the acts or omissions of its Custodian to the same extent that the Secured Party would be liable hereunder for its own acts or omissions.
(c) Use of Posted Collateral. Unless otherwise specified in Paragraph 13 and without limiting the rights and obligations of the parties under Paragraphs 3, 4(d)(ii), 5, 6(d) and 8, if the Secured Party is not a Defaulting Party or an Affected Party with respect to a Specified Condition and no Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then the Secured Party will, notwithstanding Section 9-207 of the New York Uniform Commercial Code, have the right to:
(i) sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Posted Collateral it holds, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor; and
(ii) register any Posted Collateral in the name of the Secured Party, its Custodian or a nominee for either.
For purposes of the obligation to Transfer Eligible Credit Support or Posted Credit Support pursuant to Paragraphs 3 and 5 and any rights or remedies authorized under this Agreement, the Secured Party will be deemed to continue to hold all Posted Collateral and to receive Distributions made thereon, regardless of whether the Secured Party has exercised any rights with respect to any Posted Collateral pursuant to (i) or (ii) above.
(d) Distributions and Interest Amount.
(i) Distributions. Subject to Paragraph 4(a), if the Secured Party receives or is deemed to receive Distributions on a Local Business Day, it will Transfer to the Pledgor not later than the following Local Business Day any Distributions it receives or is deemed to receive to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose).

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(ii) Interest Amount. Unless otherwise specified in Paragraph 13 and subject to Paragraph 4(a), in lieu of any interest, dividends or other amounts paid or deemed to have been paid with respect to Posted Collateral in the form of Cash (all of which may be retained by the Secured Party), the Secured Party will Transfer to the Pledgor at the times specified in Paragraph 13 the Interest Amount to the extent that a Delivery Amount would not be created or increased by that Transfer, as calculated by the Valuation Agent (and the date of calculation will be deemed to be a Valuation Date for this purpose). The Interest Amount or portion thereof not Transferred pursuant to this Paragraph will constitute Posted Collateral in the form of Cash and will be subject to the security interest granted under Paragraph 2.
Paragraph 7. Events of Default
For purposes of Section 5(a)(iii)(1) of this Agreement, an Event of Default will exist with respect to a party if:
(i) that party fails (or fails to cause its Custodian) to make, when due, any Transfer of Eligible Collateral, Posted Collateral or the Interest Amount, as applicable, required to be made by it and that failure continues for two Local Business Days after notice of that failure is given to that party;
(ii) that party fails to comply with any restriction or prohibition specified in this Annex with respect to any of the rights specified in Paragraph 6(c) and that failure continues for five Local Business Days after notice of that failure is given to that party; or
(iii) that party fails to comply with or perform any agreement or obligation other than those specified in Paragraphs 7(i) and 7(ii) and that failure continues for 30 days after notice of that failure is given to that party.
Paragraph 8. Certain Rights and Remedies
(a) Secured Party’s Rights and Remedies. If at any time (1) an Event of Default or Specified Condition with respect to the Pledgor has occurred and is continuing or (2) an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Pledgor, then, unless the Pledgor has paid in full all of its Obligations that are then due, the Secured Party may exercise one or more of the following rights and remedies:
(i) all rights and remedies available to a secured party under applicable law with respect to Posted Collateral held by the Secured Party;
(ii) any other rights and remedies available to the Secured Party under the terms of Other Posted Support, if any;
(iii) the right to Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and
(iv) the right to liquidate any Posted Collateral held by the Secured Party through one or more public or private sales or other dispositions with such notice, if any, as may be required under applicable law, free from any claim or right of any nature whatsoever of the Pledgor, including any equity or right of redemption by the Pledgor (with the Secured Party having the right to purchase any or all of the Posted Collateral to be sold) and to apply the proceeds (or the Cash equivalent thereof) from the liquidation of the Posted Collateral to any amounts payable by the Pledgor with respect to any Obligations in that order as the Secured Party may elect.
Each party acknowledges and agrees that Posted Collateral in the form of securities may decline speedily in value and is of a type customarily sold on a recognized market, and, accordingly, the Pledgor is not entitled to prior notice of any sale of that Posted Collateral by the Secured Party, except any notice that is required under applicable law and cannot be waived.

6

(b) Pledgor’s Rights and Remedies. If at any time an Early Termination Date has occurred or been designated as the result of an Event of Default or Specified Condition with respect to the Secured Party, then (except in the case of an Early Termination Date relating to less than all Transactions (or Swap Transactions) where the Secured Party has paid in full all of its obligations that are then due under Section 6(e) of this Agreement):
(i) the Pledgor may exercise all rights and remedies available to a pledgor under applicable law with respect to Posted Collateral held by the Secured Party;
(ii) the Pledgor may exercise any other rights and remedies available to the Pledgor under the terms of Other Posted Support, if any;
(iii) the Secured Party will be obligated immediately to Transfer all Posted Collateral and the Interest Amount to the Pledgor; and
(iv) to the extent that Posted Collateral or the Interest Amount is not so Transferred pursuant to (iii) above, the Pledgor may:
(A) Set-off any amounts payable by the Pledgor with respect to any Obligations against any Posted Collateral or the Cash equivalent of any Posted Collateral held by the Secured Party (or any obligation of the Secured Party to Transfer that Posted Collateral); and
(B) to the extent that the Pledgor does not Set-off under (iv)(A) above, withhold payment of any remaining amounts payable by the Pledgor with respect to any Obligations, up to the Value of any remaining Posted Collateral held by the Secured Party, until that Posted Collateral is Transferred to the Pledgor.
(c) Deficiencies and Excess Proceeds. The Secured Party will Transfer to the Pledgor any proceeds and Posted Credit Support remaining after liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b) after satisfaction in full of all amounts payable by the Pledgor with respect to any Obligations; the Pledgor in all events will remain liable for any amounts remaining unpaid after any liquidation, Set-off and/or application under Paragraphs 8(a) and 8(b).
(d) Final Returns. When no amounts are or thereafter may become payable by the Pledgor with respect to any Obligations (except for any potential liability under Section 2(d) of this Agreement), the Secured Party will Transfer to the Pledgor all Posted Credit Support and the Interest Amount, if any.
Paragraph 9. Representations
Each party represents to the other party (which representations will be deemed to be repeated as of each date on which it, as the Pledgor, Transfers Eligible Collateral) that:
(i) it has the power to grant a security interest in and lien on any Eligible Collateral it Transfers as the Pledgor and has taken all necessary actions to authorize the granting of that security interest and lien;
(ii) it is the sole owner of or otherwise has the right to Transfer all Eligible Collateral it Transfers to the Secured Party hereunder, free and clear of any security interest, lien, encumbrance or other restrictions other than the security interest and lien granted under Paragraph 2;
(iii) upon the Transfer of any Eligible Collateral to the Secured Party under the terms of this Annex, the Secured Party will have a valid and perfected first priority security interest therein (assuming that any central clearing corporation or any third-party financial intermediary or other entity not within the control of the Pledgor involved in the Transfer of that Eligible Collateral gives the notices and takes the action required of it under applicable law for perfection of that interest); and
(iv) the performance by it of its obligations under this Annex will not result in the creation of any security interest, lien or other encumbrance on any Posted Collateral other than the security interest and lien granted under Paragraph 2.

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Paragraph 10. Expenses
(a) General. Except as otherwise provided in Paragraphs 10(b) and 10(c), each party will pay its own costs and expenses in connection with performing its obligations under this Annex and neither party will be liable for any costs and expenses incurred by the other party in connection herewith.
(b) Posted Credit Support. The Pledgor will promptly pay when due all taxes, assessments or charges of any nature that are imposed with respect to Posted Credit Support held by the Secured Party upon becoming aware of the same, regardless of whether any portion of that Posted Credit Support is subsequently disposed of under Paragraph 6(c), except for those taxes, assessments and charges that result from the exercise of the Secured Party’s rights under Paragraph 6(c).
(c) Liquidation/Application of Posted Credit Support. All reasonable costs and expenses incurred by or on behalf of the Secured Party or the Pledgor in connection with the liquidation and/or application of any Posted Credit Support under Paragraph 8 will be payable, on demand and pursuant to the Expenses Section of this Agreement, by the Defaulting Party or, if there is no Defaulting Party, equally by the parties.
Paragraph 11. Miscellaneous
(a) Default Interest. A Secured Party that fails to make, when due, any Transfer of Posted Collateral or the Interest Amount will be obligated to pay the Pledgor (to the extent permitted under applicable law) an amount equal to interest at the Default Rate multiplied by the Value of the items of property that were required to be Transferred, from (and including) the date that Posted Collateral or Interest Amount was required to be Transferred to (but excluding) the date of Transfer of that Posted Collateral or Interest Amount. This interest will be calculated on the basis of daily compounding and the actual number of days elapsed.
(b) Further Assurances. Promptly following a demand made by a party, the other party will execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by that party to create, preserve, perfect or validate any security interest or lien granted under Paragraph 2, to enable that party to exercise or enforce its rights under this Annex with respect to Posted Credit Support or an Interest Amount or to effect or document a release of a security interest on Posted Collateral or an Interest Amount.
(c) Further Protection. The Pledgor will promptly give notice to the Secured Party of, and defend against, any suit, action, proceeding or lien that involves Posted Credit Support Transferred by the Pledgor or that could adversely affect the security interest and lien granted by it under Paragraph 2, unless that suit, action, proceeding or lien results from the exercise of the Secured Party’s rights under Paragraph 6(c).
(d) Good Faith and Commercially Reasonable Manner. Performance of all obligations under this Annex, including, but not limited to, all calculations, valuations and determinations made by either party, will be made in good faith and in a commercially reasonable manner.
(e) Demands and Notices. All demands and notices made by a party under this Annex will be made as specified in the Notices Section of this Agreement, except as otherwise provided in Paragraph 13.
(f) Specifications of Certain Matters. Anything referred to in this Annex as being specified in Paragraph 13 also may be specified in one or more Confirmations or other documents and this Annex will be construed accordingly.

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Paragraph 12. Definitions
As used in this Annex:—
“Cash” means the lawful currency of the United States of America.
“Credit Support Amount” has the meaning specified in Paragraph 3.
“Custodian” has the meaning specified in Paragraphs 6(b)(i) and 13.
“Delivery Amount” has the meaning specified in Paragraph 3(a).
“Disputing Party” has the meaning specified in Paragraph 5.
“Distributions” means with respect to Posted Collateral other than Cash, all principal, interest and other payments and distributions of cash or other property with respect thereto, regardless of whether the Secured Party has disposed of that Posted Collateral under Paragraph 6(c). Distributions will not include any item of property acquired by the Secured Party upon any disposition or liquidation of Posted Collateral or, with respect to any Posted Collateral in the form of Cash, any distributions on that collateral, unless otherwise specified herein.
“Eligible Collateral” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.
“Eligible Credit Support” means Eligible Collateral and Other Eligible Support.
“Exposure” means for any Valuation Date or other date for which Exposure is calculated and subject to Paragraph 5 in the case of a dispute, the amount, if any, that would be payable to a party that is the Secured Party by the other party (expressed as a positive number) or by a party that is the Secured Party to the other party (expressed as a negative number) pursuant to Section 6(e)(ii)(2)(A) of this Agreement as if all Transactions (or Swap Transactions) were being terminated as of the relevant Valuation Time; provided that Market Quotation will be determined by the Valuation Agent using its estimates at mid-market of the amounts that would be paid for Replacement Transactions (as that term is defined in the definition of “Market Quotation”).
“Independent Amount” means, with respect to party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.
“Interest Amount” means, with respect to an Interest Period, the aggregate sum of the amounts of interest calculated for each day in that Interest Period on the principal amount of Posted Collateral in the form of Cash held by the Secured Party on that day, determined by the Secured Party for each such day as follows:
(x) the amount of that Cash on that day; multiplied by
(y) the Interest Rate in effect for that day; divided by
(z) 360.
“Interest Period” means the period from (and including) the last Local Business Day on which an Interest Amount was Transferred (or, if no Interest Amount has yet been Transferred, the Local Business Day on which Posted Collateral in the form of Cash was Transferred to or received by the Secured Party) to (but excluding) the Local Business Day on which the current Interest Amount is to be Transferred.
“Interest Rate” means the rate specified in Paragraph 13.
“Local Business Day”, unless otherwise specified in Paragraph 13, has the meaning specified in the Definitions Section of this Agreement, except that references to a payment in clause (b) thereof will be deemed to include a Transfer under this Annex.

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“Minimum Transfer Amount” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.
“Notification Time” has the meaning specified in Paragraph 13.
“Obligations” means, with respect to a party, all present and future obligations of that party under this Agreement and any additional obligations specified for that party in Paragraph 13.
“Other Eligible Support” means, with respect to a party, the items, if any, specified as such for that party in Paragraph 13.
“Other Posted Support” means all Other Eligible Support Transferred to the Secured Party that remains in effect for the benefit of that Secured Party.
“Pledgor” means either party, when that party (i) receives a demand for or is required to Transfer Eligible Credit Support under Paragraph 3(a) or (ii) has Transferred Eligible Credit Support under Paragraph 3(a).
“Posted Collateral” means all Eligible Collateral, other property, Distributions, and all proceeds thereof that have been Transferred to or received by the Secured Party under this Annex and not Transferred to the Pledgor pursuant to Paragraph 3(b), 4(d)(ii) or 6(d)(i) or released by the Secured Party under Paragraph 8. Any Interest Amount or portion thereof not Transferred pursuant to Paragraph 6(d)(ii) will constitute Posted Collateral in the form of Cash.
“Posted Credit Support” means Posted Collateral and Other Posted Support.
“Recalculation Date” means the Valuation Date that gives rise to the dispute under Paragraph 5; provided, however, that if a subsequent Valuation Date occurs under Paragraph 3 prior to the resolution of the dispute, then the “Recalculation Date” means the most recent Valuation Date under Paragraph 3.
“Resolution Time” has the meaning specified in Paragraph 13.
“Return Amount” has the meaning specified in Paragraph 3(b).
“Secured Party” means either party, when that party (i) makes a demand for or is entitled to receive Eligible Credit Support under Paragraph 3(a) or (ii) holds or is deemed to hold Posted Credit Support.
“Specified Condition” means, with respect to a party, any event specified as such for that party in Paragraph 13.
“Substitute Credit Support” has the meaning specified in Paragraph 4(d)(i).
“Substitution Date” has the meaning specified in Paragraph 4(d)(ii).
“Threshold” means, with respect to a party, the amount specified as such for that party in Paragraph 13; if no amount is specified, zero.
“Transfer” means, with respect to any Eligible Credit Support, Posted Credit Support or Interest Amount, and in accordance with the instructions of the Secured Party, Pledgor or Custodian, as applicable:
(i) in the case of Cash, payment or delivery by wire transfer into one or more bank accounts specified by the recipient;
(ii) in the case of certificated securities that cannot be paid or delivered by book-entry, payment or delivery in appropriate physical form to the recipient or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to the recipient;
(iii) in the case of securities that can be paid or delivered by book-entry, the giving of written instructions to the relevant depository institution or other entity specified by the recipient, together with a written copy thereof to the recipient, sufficient if complied with to result in a legally effective transfer of the relevant interest to the recipient; and
(iv) in the case of Other Eligible Support or Other Posted Support, as specified in Paragraph 13.

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“Valuation Agent” has the meaning specified in Paragraph 13.
“Valuation Date” means each date specified in or otherwise determined pursuant to Paragraph 13.
“Valuation Percentage” means, for any item of Eligible Collateral, the percentage specified in Paragraph 13.
“Valuation Time” has the meaning specified in Paragraph 13.
“Value” means for any Valuation Date or other date for which Value is calculated and subject to Paragraph 5 in the case of a dispute, with respect to:
(i) Eligible Collateral or Posted Collateral that is:
(A) Cash, the amount thereof; and
(B) a security, the bid price obtained by the Valuation Agent multiplied by the applicable Valuation Percentage, if any;
(ii) Posted Collateral that consists of items that are not specified as Eligible Collateral, zero; and
(iii) Other Eligible Support and Other Posted Support, as specified in Paragraph 13.

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Exhibit 10.12
EXECUTION COPY
Paragraph 13. Elections and Variables
(a) Security Interest for “Obligations.” The term “Obligations” as used in this Annex includes the following additional obligations: None.
(b) Credit Support Obligations.
(i) Delivery Amount, Return Amount and Credit Support Amount.
(A) “Delivery Amount” has the meaning specified in Paragraph 3(a).
(B) “Return Amount” has the meaning specified in Paragraph 3(b).
(C) “Credit Support Amount” means, for any Valuation Date, (1) Party A’s Exposure for that Valuation Date plus (2) the aggregate of all Independent Amounts applicable to Party B, if any, minus (3) Party B’s Threshold; provided, however, that (x) in the case where the sum of the Independent Amounts applicable to Party B exceeds zero, the Credit Support Amount will not be less than the sum of all Independent Amounts applicable to Party B and (y) in all other cases, the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields an amount less than zero.
(ii) Eligible Collateral. The following items will qualify as “Eligible Collateral”:

			Valuation
			Percentage
(A	)	Cash	100%
(B	)	Negotiable debt obligations issued by the U.S. Treasury Department having an original maturity at issuance of not more than one year.	99%
(iii) Other Eligible Support. “Other Eligible Support” shall not apply to Party A and for Party B shall mean such other types of collateral (including letters of credit or insurance bonds) as are in form and substance satisfactory to Party A. No value shall be given hereunder to any collateral pledged under or obligation under any Credit Support Document except for Eligible Collateral or Other Eligible Support delivered pursuant to the preceding sentence (e.g. no value shall be given to the Pledge Agreements or the Guarantee for purposes of determining Party B’s posting obligation hereunder); provided, however, such

Pledge Agreements and the collateral pledged thereunder shall be given value for purposes of determining the amount of the Assumption Fee due under Part V(L)(4) of the Schedule.
(iv) Thresholds.
(A) “Independent Amount” is not applicable to Party A and means with respect to Party B the amount specified below under “Other Provisions” together with any other Independent Amounts set forth in any Confirmation.
(B) “Threshold” means with respect to Party A: Not Applicable.
(C) “Threshold” means with respect to Party B: Zero.
(D) “Minimum Transfer Amount” means with respect to Party A and Party B, $10,000.
(E) Rounding. The Delivery Amount and the Return Amount will be rounded up and down to the nearest integral multiple of $5,000 respectively.
(c) Valuation and Timing.
(i) “Valuation Agent” means Party A.
(ii) “Valuation Date” means (A) the Effective Date of each Transaction, (B) any Local Business Day elected by Valuation Agent (but not more than one such day in each calendar week) (each, a “Weekly Valuation Date”) and on the 15th day of each calendar month (or any other day of the month selected by Party A, but not more than one such day in each calendar month) (each, a “Monthly Valuation Date”) (or if such day is not a Local Business Day, then the immediately preceding Local Business Day) and (C) each other Local Business Day designated as a Valuation Date by notice given to Party B no later than the Notification Time on the Local Business Day before the Valuation Date so designated.
(iii) “Valuation Time” means the close of business in the city of the Valuation Agent on the Valuation Date or date of calculation, as applicable, provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.
(iv) “Notification Time” means 10:00 a.m., New York time, on a Local Business Day.

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(v) Transfer Timing. Notwithstanding Paragraph 4(b), the Transfer of Delivery Amounts by Party B will be made not later than the fifth Local Business Day following the delivery of the calculation of Value and Exposure to Party B.
(d) Conditions Precedent and Secured Party’s Rights and Remedies. The following Termination Event(s) will be a “Specified Condition” for Party B:

Illegality	☑
Tax Event	☑
Tax Event Upon Merger	☑
Credit Event Upon Merger	☑
Additional Termination Event(s)	☑
(e) Substitution.
(i) “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).
(ii) Consent. If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d): Applicable with respect to any proposed substitution of Other Eligible Support.
(f) Dispute Resolution.
(i) “Resolution Time” means 1:00 p.m., New York time, on the third Local Business Day following the date on which notice of the dispute is given under Paragraph 5.
(ii) Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), the Value of Eligible Collateral and Other Eligible Support other than Cash will be calculated as follows.
(A) With respect to Eligible Collateral, the sum of (1) (x) the arithmetic mean of the closing bid prices quoted on the relevant date of three nationally recognized principal market makers (one of which may include an Affiliate of Party A) for such security chosen by the Valuation Agent multiplied by the applicable Valuation Percentage or (y) if fewer than three quotations are available from such principal market makers on the relevant date, the arithmetic mean of the closing bid prices on the next preceding date multiplied by the applicable Valuation Percentage, plus (2) the accrued interest on such security (except to the extent Transferred to a party pursuant to any applicable provision of this Agreement or

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included in the applicable price referred to in (1) of this clause) as of such date;
(B) With respect to Other Eligible Support, the process agreed to by Party A and Party B at the time such Other Eligible Support is accepted by Party A.
(iii) Alternative. Not Applicable.
(g) Holding and Using Posted Collateral.
(i) Eligibility to Hold Posted Collateral; Custodians. Party A and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:
(A) Party A is not a Defaulting Party.
(B) The Custodian: The Custodian is (1) Party A or a wholly owned, direct or indirect, subsidiary of ML & Co. or (2) a bank or trust company located in the State of New York having total assets of at least $10,000,000,000; provided, however, if the rating of such Custodian (other than a subsidiary of ML & Co.) is less than A by S&P and A2 by Moody’s, both Party A and Party B must consent to such entity serving as Custodian hereunder with such consent not to be unnecessarily withheld.
(ii) Use of Posted Collateral. The provisions of Paragraph 6(c) will apply to Party A with respect to Posted Collateral, except as otherwise provided to the contrary in Paragraph 13(m)(x).
(h) Distributions and Interest Amount.
(i) Interest Rate. The “Interest Rate” with respect to cash held by Party A will be the rate per annum equal to the overnight Federal Funds Rate as reported in the Federal Reserve Publication H.15-519.
(ii) Transfer of Interest Amount. The Interest Amount shall not be Transferred, but shall be retained as collateral held by Party A and shall constitute an Additional Independent Amount in accordance with the definition of Additional Independent Amounts under Paragraph 13(m)(vi).
(iii) Alternative to Interest Amount. Not Applicable.
(i) Additional Representation(s). Not Applicable.
(j) Other Eligible Support and Other Posted Support.
(i) “Value” with respect to Other Eligible Support means such amount as may be determined pursuant to the valuation process Party A and Party B

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agreed to at the time such Other Eligible Support or Other Posted Support is accepted by Party A.
(ii) “Transfer” with respect to Other Eligible Support and Other Posted Support shall, with respect to Other Eligible Support and Other Posted Support that is in the form of cash, certificated securities and book-entry securities, have the same meaning provided in subsections (i), (ii) and (iii), respectively, of the definition of “Transfer,” and, with respect to other types of Other Eligible Support and Other Posted Support, have the meaning agreed to by Party A and Party B at the time such Other Eligible Support or Other Posted Support is accepted by Party A.
(k) Demands and Notices. All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, unless otherwise specified here:

Party A:	Same as Notices Section
Party B:	Same as Notices Section
(l) Addresses for Transfers. To be advised.
(m) Other Provisions.
(i) Agreement as to Single Secured Party And Pledgor. Party A and Party B agree that, notwithstanding anything to the contrary in the recital to this Annex, Paragraph (1)(b) or Paragraph 2 or the definitions in Paragraph 12, (A) the term “Secured Party” as used in this Annex means only Party A, (B) the term “Pledgor” as used in this Annex means only Party B, and (C) only Party B makes the pledge and grant in Paragraph 2, the acknowledgment in the final sentence of Paragraph 8(a) and the representations in Paragraph 9. Party A and Party B further agree that, notwithstanding anything to the contrary in the recital to this Annex or Paragraph 7, this Annex will be considered a Credit Support Document only with respect to Party B, and the Events of Default in Paragraph 7 will apply only to Party B.
(ii) The definition of “Posted Collateral” in this Annex shall also include any and all accounts in which Cash Collateral is held.
(iii) Additions to Paragraph 3. The following subparagraph (c) is hereby added to Paragraph 3 of this Annex:
(c) No offset. On any Valuation Date, if either (i) each party is required to make a Transfer under Paragraph 3(a) or (ii) each party is required to make a Transfer under Paragraph 3(b), then the amounts of those obligations will not offset each other.

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(iv) “Exposure” means, for any Valuation Date or other date for which Exposure is calculated, the sum of Aggregate Monetary Liability Exposure (as defined below) and Timber Oaks Exposure (as defined below).
        Definitions Used to Determine Exposure:
“Aggregate Monetary Liability Exposure” shall mean the aggregate sum of Monetary Liability Exposure with respect to each IRFA, provided that any Monetary Liability Exposure related to the Timber Oaks Property shall equal the Timber Oaks Exposure with respect to any Exposure relating to events covered thereby.
“Aggregate Monetary Liability Required Collateral Amount” shall mean the aggregate sum of all Monetary Liability Required Collateral Amounts.
“Monetary Liability” shall mean all present and future amounts Party A is, or may be, obligated to pay under each IRFA (as defined in the Confirmations), collectively. Such amounts may occur for any of the following reasons: (a) any expected delay or shortfall in the receipt of anticipated Tax Benefits (as defined in the applicable Guaranteed Partnership Agreement) to the Limited Partner (as defined in the applicable Guaranteed Partnership Agreement) which would cause the calculated Internal Rate of Return (as defined in the applicable Guaranteed Partnership Agreement) to be less than the Guaranteed Return Rate (as defined in the Guaranteed Partnership Agreement); (b) any potential recapture or loss of Tax Benefits which would cause the calculated Internal Rate of Return to be less than the Guaranteed Return Rate; or (c) to the extent not already covered by (a) or (b), the occurrence of any event or circumstance that may lead to an obligation of Party A to pay any amounts under the IRFA; in any case, for which the General Partner (as defined in the applicable Guaranteed Partnership Agreement) or a party on behalf of the General Partner has not already paid or posted collateral so as to eliminate Party A’s risk under the applicable IRFA with respect thereto.
“Monetary Liability Collateral Trigger Event” shall mean the occurrence of any of the following events: (A) a monetary default or any other default (but with respect to such other defaults, only after any applicable notice and cure period has expired) with respect to any foreclosable debt secured by any of the Properties which gives any person or entity the right to accelerate the debt and/or initiate foreclosure proceedings (including without limitation the failure by the Guarantor to fund the amounts set forth in Section 7 of that certain Reaffirmation of Guarantee, dated as of even date herewith); (B) any government authority challenges the past, present, or future Tax Benefits of the Limited Partner; or (C) any event or circumstance, not already covered by (A) through (B),

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occurs (including lawsuits, etc.) which could in Party A’s reasonable opinion lead to Monetary Liability.
“Monetary Liability Exposure” shall mean, with respect to each IRFA (as defined in the Confirmations), 125% (100% at the end of the last day of the Last Tax Credit Year, as defined in the applicable Guaranteed Partnership Agreement with respect to the IRFAs as defined in the Confirmations for Transaction Nos. 004 and 006, and at the end of the last day of the Last Compliance Period Year with respect to the IRFAs as defined in the Confirmations for Transaction Nos. 008, 010, 012 and 014), in either case, after payment of the Final Guaranteed Benefit Deficiency Payment)) of (i) the portion of the Aggregate Monetary Liability Required Collateral Amount applicable to such IRFA, plus (ii) any deficiency claimed by the Internal Revenue Service relating to amounts payable under such IRFA unless Party B delivers an unqualified opinion of tax counsel acceptable to Party A in its reasonable discretion to the effect any such claimed deficiency will not be due.
“Monetary Liability Required Collateral Amount” shall mean, upon the occurrence and continuance of any Monetary Liability Collateral Trigger Event, the amount of Monetary Liability associated therewith calculated as set forth below:
(A) Upon the occurrence of any Monetary Liability Collateral Trigger Event, Party A shall have the right to request that Party B deliver, within five (5) business days, certified calculations from Reznick Group LLP, or any other firm of independent certified public accountants acceptable to Party A (collectively, “Reznick”) setting forth the amount of Monetary Liability that may result due to the occurrence of such Monetary Liability Collateral Trigger Event. In performing such calculations, Reznick shall assume that the Monetary Liability Collateral Trigger Event will result in the maximum Monetary Liability that could occur as a result thereof (e.g. if any governmental authority claims that any Tax Benefits may be subject to recapture, that such recapture will occur). Reznick shall use its professional judgment to make assumptions necessary for the calculation of Monetary Liability (except as otherwise provided herein) and may engage such independent third-party experts to advise on any assumptions beyond its expertise as it deems necessary. With respect to any Monetary Liability Collateral Trigger Event set forth in subsection (A) of the definition thereof, Reznick shall assume that foreclosure of the first mortgages securing the Properties will occur on the 120th day following the occurrence of the applicable Monetary Liability Collateral Trigger Event. If any assumed foreclosure date has already past, the assumed foreclosure date shall be the date on which the

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calculations are being made. Further, in any case, if the calculation of Monetary Liability would be higher assuming a later foreclosure date than those already set forth in this subsection, the assumed foreclosure date shall be such later foreclosure date. If at any time Party A believes that there has been a change in circumstances that would result in a higher amount of Monetary Liability associated with a Monetary Liability Collateral Trigger Event if such amount was recalculated, Party A shall have the right to request that Party B deliver, within five (5) business days, new certified calculations from Reznick setting for the amount of Monetary Liability that may result due to the occurrence of such Monetary Liability Collateral Trigger Event (but no more than twice in any calendar year with respect to the same Monetary Liability Collateral Trigger Event). If Party B fails to deliver to Party A certified calculations from Reznick as to the amount of Monetary Liability with respect to any Monetary Liability Collateral Trigger Event within five (5) business days of receipt of Party A’s request therefor (whether with respect to the initial calculation of Monetary Liability associated with a Monetary Liability Collateral Trigger Event, or with respect to any request for a recalculation pursuant to this Section), Party A shall have the right to determine the amount of Monetary Liability associated with the subject Monetary Liability Collateral Trigger Event, in its sole and absolute discretion, which amount shall be binding until certified calculations from Reznick complying with this subsection are delivered. Notwithstanding anything to the contrary contained herein, upon a failure by the Guarantor to fund any amount required by Section 7 of that certain Reaffirmation of Guarantee, dated as of even date herewith, the Monetary Liability Required Collateral Amount as a result of such failure shall equal the amount which Guarantor failed to fund.
(B) Party A shall reduce the amount of Monetary Liability associated with a Monetary Liability Collateral Trigger Event to zero upon the occurrence of any of the following events: (a) Party A is satisfied that payments to the Limited Partner have been made by the General Partner or other sources which eliminate Party A’s risk of having any obligations under the applicable IRFA arising from such Monetary Liability Collateral Trigger Event, (b) Party A is satisfied that such Monetary Liability Collateral Trigger Event has been resolved in such a manner which eliminates Party A’s risk of having any obligations under the applicable IRFA arising from such Monetary Liability Collateral Trigger Event (which may include the execution of a forbearance agreement with the applicable lender satisfactory to Party A), or (c) Party A receives a certificate from Reznick pursuant to (i)

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above, that there is no more Monetary Liability with respect to the subject Monetary Liability Collateral Trigger Event.
(C) The cost of Reznick and any third-party experts shall be at Party B’s expense.
“Timber Oaks Exposure” shall mean the potential financial impact inclusive of penalties and interest which may be due, relating to the failure to receive or late receipt of Form 8609, the failure to timely file restriction agreements, or the receipt of Form 8823s, respecting the Timber Oaks Property. On the date hereof, Party B shall deposit or cause to be deposited, $1,000,000 with Party A respecting the Timber Oaks Exposure (the “Deposit”). In accordance with its pledge of interests, Party B shall also deposit an amount equal to the proceeds of any sale of general partnership interests in Chapel Ridge of Cedar Rapids, Chapel Ridge and Bluff and Brisben Johnston Commons Properties upon settlement of any such sale (which sale must be approved by Party A) (the “Sale Proceeds”). Upon delivery on or before September 15, 2010 by Party B to Party A of (i) copies of Form 8609s for all residential buildings, (ii) withdrawal/cancellation of Form 8823s previously issued, and (iii) a calculation by Reznick (the “Reznick Calculation”), and based upon assumptions acceptable to Party A, of the estimated incremental amount of the Timber Oaks Exposure (the “Required Items”), Party B shall further deposit or cause to be deposited (each, an “Additional Deposit”) the amount that the then cumulative estimated Timber Oaks Exposure as calculated exceeds the sum of the Deposit and the Sale Proceeds. If form 8609s are received and the sum of the Deposit and the Sale Proceeds then equals the cumulative estimated Timber Oaks Exposure, then Party B shall have no further liability respecting the Timber Oaks Property. If the sum of the Deposit and the Sale Proceeds deposit exceeds the actual Timber Oaks Exposure as calculated in the Reznick Calculation and delivered on or before September 15, 2010, then Party A shall return to Party B such excess, up to the amount of the amount of the Deposit ($1,000,000). If Party B fails to deliver the Reznick Calculation or before September 15, 2010, Party A shall calculate Timber Oaks Exposure in its sole discretion, Party B shall post as additional an amount equal to Timber Oaks Exposure, as so calculated by Party A, less the sum of the Deposit and Sales Proceeds. If a determination is made by the Texas housing credit authority that it will not issue Form 8609s with respect to the Timber Oaks Property, then the Timber Oaks Exposure shall include that no Tax Credits were available with respect to the Timber Oaks Property from the initial date in which such Tax Credits may have been claimed.
(v) Exposure will not be recalculated in connection with application of the dispute resolution procedures of Paragraph 5 to the Confirmations for Transaction Nos. 004, 006, 008, 010, 012 and/or 014.

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(vi) “Independent Amount” shall mean, for all of the Confirmations, $67,384,689.81, plus any Additional Independent Amounts (as defined below), less any Independent Amount Reductions (as defined below and as specified in this subparagraph (vi)).
“Additional Independent Amounts” shall mean the sum of all Transfers hereunder (plus the Interest Amount referred to under Paragraph 13(h)(ii) hereof) by Party B or from the Cash Management Account on and after March 5, 2010. Notwithstanding anything to the contrary, to the extent Party B has an obligation to make a Transfer relating to Exposure hereunder, such Transfer shall not also constitute an Additional Independent Amount. Upon any subsequent reduction of Exposure, however, the Return Amount due Party B shall constitute an Additional Independent Amount.
“Independent Amount Reductions” shall mean a reduction of the Independent Amount as follows:
(A) The Independent Amount shall be reduced from time to time as applicable upon the following events and in the following amounts:
(1) On any Business Day (but not more than once per month) by an amount equal to amount set forth in a Collateral Account Release Request in the form attached hereto as “Exhibit A.” Party B hereby directs Party A to transfer any Return Amount related to such Independent Amount Reduction to the Cash Management Account to be applied pursuant to Section 6 thereof, which direction cannot be changed without the consent of Party A;
(2) In an amount equal to $25,000,000 simultaneous with the compliance with the conditions set forth in (A) — (H) below as determined by Party A. Collateral relating to such $25,000,000 Independent Amount Reduction may be used to help fund (A) and (B) below, provided Party A is satisfied in its sole discretion that all of the conditions will be met upon such release:
(A) Reduction of principal on the debt secured by the Non-Stabilized Properties listed on Annex B to achieve a minimum 1.0x Debt Service Coverage Ratio, assuming a debt service payment based on a reduction in the interest rate to 5.75% plus amortization, plus a contingent interest rate component payable to the extent of property cash flow to support the current interest rate to be funded from the Loan Repayment Documents (as defined in (H) below).

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(B) Reduction of principal on the debt secured by the Stabilized Properties listed on Annex B to achieve a minimum 1.0x Debt Service Coverage Ratio, assuming a debt service payment based on a reduction in the interest rate to 5.75% plus amortization, plus a contingent interest rate component payable to the extent of property cash flow to support the current interest rate to be funded from the Loan Repayment Documents.
(C) Reduction of principal on the debt secured by the Non-Stabilized Properties (as determined by Party B) up to a minimum 1.1x Debt Service Coverage Ratio or such lower Debt Service Coverage Ratio (but not less than 1.0x) so as to satisfy the requirement set forth below in (G).
(D) Amounts used to fund (A) and (B) above may include (i) Three Million Dollars ($3,000,000) from the release of earn-out reserves on the Non-Stabilized Properties, (ii) Eight Million Four Hundred Thousand Dollars ($8,400,000) from the respective Funds from amounts withheld from the capital contributions payable to the respective Local Partnerships subject to the condition of stabilization being achieved, and (iii) the Twenty-Five Million Dollar ($25,000,000) release of Eligible Collateral upon Independent Amount Reduction in this (A)(2) (assuming compliance of all other conditions as determined by Party A).
(E) Reduction in the must-pay component of debt service on both Stabilized and Non-Stabilized Properties to an interest rate of 5.75% plus principal amortization based on the reduced principal amounts (following any principal reductions under (A) — (C) above).
(F) Evidence satisfactory to Party A (with Party B hereby acknowledging that no such evidence delivered on or before the date hereof is satisfactory to Party A), including, without limitation, an opinion of Paul Hastings and an analysis from Reznick, that there will be no potential negative impact to the Investors (or to Party A under the IRFA) other than a loss of interest deductions due to the debt reduction in an amount not to exceed $5,500,000 per annum.
(G) Evidence satisfactory to Party A in its reasonable discretion that no further bond stabilization

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payments or required principal reductions (other than scheduled amortizations) are required for the Properties.
(H) Delivery of documentation of Party B to receive repayment for any amounts paid in connection with the reductions of principal (the “Loan Repayment Documents”) with a collateral assignment of such rights in a form acceptable to Party A.
This Independent Amount Reduction shall not be available on or after January 12, 2012.
(3) Following the Independent Amount Reduction described in subparagraph (2) above, Party A hereby agrees to reduce the Independent Amount from time to time by an aggregate amount up to $10,000,000 with any collateral released relating to such reduction to fund proposed capital expenditures and meet debt service shortfalls at the Properties which Party A approves following request by Party B or its bank group. Party A shall have no obligation whatsoever to release any collateral in excess of $10,000,000, which shall include all amounts released for debt service shortfalls pursuant to subparagraph (1) above or this subparagraph (3).
(B) The Independent Amount shall be reduced to $0 upon the replacement of Party A as the obligor with respect to all the IRFAs, and Party A is satisfied that it no longer has any liability thereunder and all amounts owed to Party A by Party B in connection with the IRFAs, including under the Agreement, have been paid in full.
        Definitions Used to Determine Independent Amount Reductions:
“Cash Management Account” shall mean the account established by and described in that certain Cash Management Agreement, dated as of even date herewith, among Party A, Party B, Centerline Guaranteed Manager II LLC and Wachovia Bank, National Association.
All other capitalized terms used to determine Independent Amount Reductions not otherwise defined in the Agreement, shall have the meanings set forth in that certain Master Assignment, Stabilization, Assignment Allocation, Servicing and Asset Management Agreement, dated as of even date herewith, among Party B and the other parties hereto.
(vii) Bond Servicing. To the extent not otherwise provided under the terms of the documents relating to and/or securing this Agreement, Party B or its Affiliates shall provide or cause to be provided to MLCS, with respect to each of the Properties, periodic servicing reports as reasonably requested by Party A.

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(viii) Capitalized terms not otherwise defined herein, or in the Agreement, shall have the meanings ascribed to them in that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Guaranteed Partnership II, L.P.-Series A, Number 1 dated as of July 10, 2002 as amended, restated and/or supplemented from time to time; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Partnership II, L.P.-Series B, Number 1 dated as of September 24, 2003, as amended, restated and/or supplemented from time to time; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Partnership II, L.P.-Series C, Number 1 dated as of October 31, 2003, as amended, restated and/or supplemented from time to time; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Partnership II, L.P.-Series C, Number 2 dated as of October 31, 2003; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Guaranteed Partnership II, L.P. — Series D, Number 1 dated as of April 14, 2004, as amended, restated and/or supplemented from time to time; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Guaranteed Partnership II, L.P. — Series E, Number 1 dated as of June 22, 2004, as amended, restated and/or supplemented from time to time; that certain First Amended and Restated Agreement of Limited Partnership of Related Capital Guaranteed Partnership II, L.P. — Series E, Number 2 dated as of June 22, 2004, as amended, restated and/or supplemented from time to time; or that certain First Amendment and Restated Agreement of Limited Partnership of Related Capital Guaranteed Partnership II, L.P. — Series F, Number 1 dated as of July 27, 2004, as amended, restated and/or supplemented from time to time, as applicable (each a “Guaranteed Partnership Agreement”).
(ix) “Property” or “Properties” shall mean each property individually and all properties collectively, as applicable, as set forth in Annex A hereto.
(x) The investment of all collateral posted as Cash under this Annex shall be controlled by Party A in its sole and absolute discretion exercised in a commercially reasonable manner.

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[Signature page to ISDA Credit Support Annex and Paragraph 13 thereto]
Please confirm your agreement to be bound by the terms of the foregoing by executing the copy of this ISDA Credit Support Annex and Paragraph 13 thereto enclosed for that purpose and returning it to us.

Very truly yours, MERRILL LYNCH CAPITAL SERVICES, INC., a Delaware corporation
By	/s/ Edward H. Curland
	Name	Edward H. Curland
Authorized Signatory

[Signatures continued on following page]

[Signature page to ISDA Credit Support Annex and Paragraph 13 thereto]

CENTERLINE GUARANTEED HOLDINGS LLC, a Delaware limited liability company
By:	Centerline Capital Group Inc., a Delaware
corporation, its managing member

By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

Exhibit 10.13
EXECUTION COPY
REAFFIRMATION OF GUARANTEE
REAFFIRMATION OF GUARANTEE (this “Reaffirmation”), dated as of March 5, 2010, is executed by CENTERLINE HOLDING COMPANY (formerly known as and successor to CharterMac), a Delaware business trust (the “Guarantor”), in favor of MERRILL LYNCH CAPITAL SERVICES, INC., a Delaware corporation (“MLCS”).
WHEREAS, Centerline Capital Group Inc. (formerly known as and successor to Charter Mac Corporation), a Delaware corporation (“CCG”), and MLCS entered into that certain ISDA Master Agreement, dated as of December 31, 2001 (the “Master Agreement”), together with the Multicurrency-Cross Border Schedule to the Master Agreement (the “Schedule”), the ISDA Credit Support Annex thereto (the “Annex”) and the confirmation letters identified on Schedule I to the Transaction Assignment Agreements (as defined below) (such confirmation letters collectively being referred to herein as the “Existing Confirmation Letters”) evidencing transactions between CCG and MLCS with respect to certain payment obligations under various Investor Return Floor Agreements (the “IRFAs”) (all such documents, as amended, restated and/or supplemented from time to time, collectively, the “Existing Swap Agreement” and, together with all documents providing security therefore or guaranteeing the same, the “Existing Swap Documents”);
WHEREAS, Guarantor executed that certain Seventh Amended and Restated Guarantee of CharterMac, dated August 17, 2006 (the “Guarantee”), in favor of MLCS with respect to certain obligations of CCG under the Existing Swap Agreement (a true and correct copy of the Guarantee is attached hereto as Appendix A);
WHEREAS, on the date hereof, Guarantor, CCG, Centerline Affordable Housing Advisors LLC (“CAHA”), Centerline Guaranteed Manager II LLC (“Guaranteed Manager”), Centerline Guaranteed Holdings LLC (“Guaranteed Holdings”), Centerline Mortgage Capital Inc. (“CMC”) and Centerline Guaranteed Manager LLC (“Former Guaranteed Manager”) are entering into that certain Master Assignment, Stabilization, Assignment Allocation, Servicing and Asset Management Agreement (the “Master Assignment Agreement”);
WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Master Assignment Agreement or the Existing Swap Documents, as applicable;
WHEREAS, on the date hereof, (i) the Property Assignors are assigning and conveying to Guaranteed Holdings all rights of each Property Assignor to certain payments, interests and other rights; (ii) Former Guaranteed Manager is assigning and conveying to Guaranteed Manager all interests of Former Guaranteed Manager as a non-member manager in each Guaranteed Fund GP, Guaranteed SLP and Affiliated Local General Partner; (iii) Centerline Acquisitions II LLC and Centerline Dispositions II LLC are assigning and conveying to Guaranteed LTGP all interests of Centerline Acquisitions II LLC and Centerline Dispositions II LLC in each Affiliated

Local General Partner; and (iv) Guaranteed Holdings is being admitted in place of CCG as a member of each Guaranteed Partnership GP (collectively, the “Assignments”);
WHEREAS, in connection with and in consideration, inter alia, for the Assignments, the rights and obligations of CCG under the Existing Confirmation Letters are being assigned to and assumed by Guaranteed Holdings pursuant to a Transaction Assignment Agreement, dated as of the date hereof (the “Transaction Assignment Agreement”), among MLCS, CCG and Guaranteed Holdings (and with the consent and acknowledgement of Guarantor), such that the Existing Confirmation Letters will be governed by and subject to an ISDA Master Agreement, together with a Multicurrency-Cross Border Schedule to the Master Agreement and an ISDA Credit Support Annex thereto, entered into on the date hereof between MLCS and Guaranteed Holdings (collectively, as amended, restated and/or supplemented from time to time, the “New Swap Agreement” and, together with all documents providing security therefore or guaranteeing the same, as amended, restated and/or supplemented from time to time, the “New Swap Documents,” and together with the Master Assignment Agreement, and the Assignments, the “Restructuring Documents);
WHEREAS, in consideration of MLCS’s agreement to consent to the assignment of the obligations of CCG to Guaranteed Holdings pursuant to the Transaction Assignment Agreement, MLCS’s agreement to enter into the New Swap Agreement and MLCS’s agreement contained herein to release the Guarantor from certain obligations pursuant to the terms hereof, the Guarantor has agreed to reaffirm its obligations for the Ongoing Guarantee Liabilities hereunder;
WHEREAS, it is a condition precedent to MLCS’s agreement to enter into the Transaction Assignment Agreement and the New Swap Agreement that the Guarantor execute and deliver this Reaffirmation in favor of MLCS with respect to certain obligations relating to the Existing Swap Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and conditions herein, the parties hereto agree as follows:
1. Representations and Warranties. THE PARTIES HERETO RECOGNIZE THAT SOME OF THE MATTERS AS TO WHICH REPRESENTATIONS AND WARRANTIES ARE MADE BY GUARANTOR IN THIS REAFFIRMATION ARE OUTSIDE THE KNOWLEDGE OF GUARANTOR AND THAT IN SOME INSTANCES SUCH REPRESENTATIONS AND WARRANTIES MAY NOT BE KNOWN TO BE TRUE AND CORRECT IN EACH AND EVERY RESPECT WHEN MADE. THE PURPOSE OF THE REPRESENTATIONS AND WARRANTIES IS TO (1) ALLOCATE THE RISK OF LOSS AS PROVIDED IN THIS REAFFIRMATION IN THE EVENT OF ANY LOSS TO WHICH MLCS IS ENTITLED TO INDEMNIFICATION HEREUNDER ARISING FROM ANY SUCH REPRESENTATION OR WARRANTY BEING UNTRUE AND (2) TO DEFINE THE RIGHTS OF THE PARTIES IN SUCH EVENT. FOR CLARITY AND THE AVOIDANCE OF DOUBT, WHETHER GUARANTOR OR MLCS HAS KNOWLEDGE THAT A REPRESENTATION OR WARRANTY IS OR MAY BE UNTRUE OR INACCURATE SHALL NOT ON THE ONE HAND, BE A BAR OR DEFENSE TO OR OTHERWISE AFFECT MLCS’S RIGHT TO INDEMNIFICATION OR OFFSET AND SHALL NOT, ON

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THE OTHER HAND, GIVE RISE TO A CLAIM BY MLCS AGAINST GUARANTOR FOR FRAUD, FRAUDULENT INDUCEMENT, GROSS NEGLIGENCE OR THE LIKE.
Guarantor hereby represents and warrants to MLCS as of the Closing Date, as follows:
1.1 Corporate Status. Each of the Centerline Controlled Entities (i) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified.
1.2 Corporate Power and Authority; Enforceability. Each of the Centerline Controlled Entities has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the applicable Restructuring Documents and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of such documents. Each of the Centerline Controlled Entities has duly executed and delivered the applicable Restructuring Documents and such documents constitute the legal, valid and binding obligation of such Person enforceable in accordance with its terms. Each of Centerline Controlled Entities (i) is in compliance with all Applicable Laws and (ii) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted.
1.3. No Violation. None of (i) the execution, delivery and performance by any of Centerline Controlled Entities of the applicable Restructuring Documents and compliance with the terms and provisions therein, nor (ii) the consummation of the other transactions contemplated thereby on the relevant dates therefor will (1) contravene any applicable provision of any Applicable Law of any Governmental Authority, (2) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of the Centerline Controlled Entities (other than Liens under any security agreements contemplated herein) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other contractual obligation to which the Centerline Controlled Entities is a party or by which they or any of their property or assets is bound, or (3) violate any provision of the Organizational Documents of the Centerline Controlled Entities.
1.4 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of the applicable Restructuring Documents or (b) the legality, validity, binding effect or enforceability of the applicable Restructuring Documents.
1.5. Intentionally Omitted.

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1.6 Solvency. Taking into account the obligations hereunder, the Centerline Controlled Entities, on a consolidated basis, taken as a whole, are Solvent, and will be Solvent following the consummation of the transactions contemplated hereby. Taking into account the transactions contemplated herein, each of the Guaranteed Entities and Guaranteed Holdings is Solvent, and will be Solvent following the consummation of the transactions contemplated by the applicable Restructuring Documents.
1.7 Liens. There are no Liens on the property or assets of any Guaranteed Fund, other than (i) Liens on the limited partnership interests of the Guaranteed Funds interest in the Local Partnerships securing the obligations of the Guaranteed Fund to make contributions to the Local Partnerships, and (ii) Liens on the partnership interests of the Guaranteed Manager in each Guaranteed Fund GPs and Guaranteed SLPs pursuant to the Assignment and Subrogation Agreements.
1.8 Ownership. Exhibit 7.1.8 to the Master Assignment Agreement sets forth a complete and accurate chart, in all material respects, of each of the Centerline Global Entities (excluding CHC and CCG) and their Subsidiaries, including (i) the legal name of each such Centerline Global Entity, (ii) the jurisdiction of organization of each such Centerline Global Entity, (iii) each Person that has an ownership interest (including minority interests) in each such Centerline Global Entity, including (1) the percentage voting ownership and percentage economic ownership of each such Centerline Global Entity, and (2) any unfunded equity commitments with respect to each such Centerline Global Entity, and (iv) the manager and/or servicer with respect to each such Centerline Global Entity.
1.9 Information True, Complete and Not Misleading. CHC, CCG and CAHA have made available to MLCS all material agreements, instruments, side agreements and corporate or other restrictions (including under their respective organizational documents) to which the Centerline Controlled Entities are subject or by which any of their property or activities is bound or subject.
CHC, CCG and CAHA have disclosed to MLCS all matters known to it that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Guaranteed Holdings or MLCS, in its capacity as issuer of the IRFA.
None of the reports, financial statements, certificates or other information furnished or given by CHC, CCG or CAHA on behalf of any Centerline Controlled Entity to MLCS in connection with the negotiation of the Restructuring Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when considered as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (i) with respect to projections, estimates and forward-looking information, CHC, CCG and CAHA represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and such assumptions have been updated to the extent such assumptions were determined to be unreasonable, it being recognized by MLCS that such projections, estimates and forward-looking information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such projections, estimates and forward-looking information may differ from

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the projected results set forth therein, and such differences may be material, and (ii) such reports, financial statements, certificates and other information were based upon financial information provided by the Local General Partners and Local Partnerships and CHC, CCG and CAHA assume that such financial information provided by the Local General Partners and Local Partnerships does not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (each of (i) and (ii) being the “Projection Exceptions”).
1.10 Guaranteed Holdings Assigned Rights. Exhibit 4.3 to the Master Assignment Agreement sets forth a complete and accurate list, in all material respects, of all Guaranteed Holdings Assigned Rights as of the date hereof, including a description of each of the items assigned. All Guaranteed Holdings Assigned Rights are held by the parties that have assigned them to Guaranteed Holdings pursuant to the Property Assignment Agreement and all present and rights to future Guaranteed Holdings Assigned Rights have been transferred to Guaranteed Holdings pursuant to such Property Assignment Agreement. Other than as disclosed on Exhibit 4.3 to the Master Assignment Agreement, there are no other agreements, side letters, instruments or other legal documents known to CHC, CCG and CAHA that will or could give rise to any Guaranteed Holdings Assigned Rights. All rights of any Affiliate of Guarantor that has an equity or economic interest in any entity involved in the transactions relating to the IRFAs have been assigned to Guaranteed Holdings or an Affiliate thereof other than the interests of CAHA and Centerline Guaranteed Holdings LLC.
1.11 Projections. The projections of the (i) current average amounts and the future expected amounts of Guaranteed Fund Expenses, (ii) the required amounts to achieve Stabilization for each of the Work-Out Bonds as set forth on Schedule B to the Master Assignment Agreement and (iii) the amount of the Debt Service Shortfall Payments, delivered to MLCS on or before the Closing Date were prepared in good faith based upon current information available to the Bond Servicer and to the best of each Centerline Party’s knowledge, after due inquiry, is a reasonable approximation of the amount of such obligations and assumptions believed by CHC, CCG and CAHA to be reasonable at the time made; it being recognized by MLCS that such projections are subject to the Projection Exceptions.
1.12 Local Partnership Voluntary Loans. As of the Closing Date, there are no direct Voluntary Loans made by any of the Centerline Parties to any Local Partnership, except those set forth on Exhibit 4.3 to the Master Assignment Agreement. There are no past due amounts on any Bonds.
1.13 Taxes and Other Obligations. Each of the Guaranteed Funds and the Guaranteed Partnerships has paid or caused to be paid all material payments, expenses and Taxes required to have been paid by it, except where (i) such payments and expenses are Receivables Contributions, (ii) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (iii) such Guaranteed Fund or Guaranteed Partnership has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
1.14 Uniform Commercial Code Financing Statements. Exhibit 8.1.14 to the Master Assignment Agreement sets forth a complete and accurate list, in all material respects, of each Uniform Commercial Code financing statement filed against the entity listed thereon.

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1.15 Disposition Fees. There have been no Disposition Fees (earned or accrued) on or prior to the Closing Date with respect to any of the Centerline Global Entities.
1.16 Employees. None of the Guaranteed Funds nor the Guaranteed Partnerships have any employees. No employees of CHC, CCG or CAHA hold any Guaranteed Holdings Assigned Rights.
1.17 Compliance with Laws. Each of CHC, CCG, CAHA, the Guaranteed Manager and CMC is in compliance with all Applicable Laws binding upon it or its property, in each case. The ownership and operation of the Properties have been conducted in accordance with all Applicable Laws of all Governmental Authorities having jurisdiction over the Properties and/or the applicable Centerline Controlled Entity.
1.18 No Violation. None of (i) the execution, delivery and performance by any of any Centerline Global Entity of the Restructuring Documents and compliance with the terms and provisions therein, or (ii) the consummation of the other transactions contemplated thereby on the relevant dates therefor will (1) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Centerline Global Entity pursuant to the BOA Credit Agreement or (2) violate any provision of the Organizational Documents of any Centerline Global Entity.
1.19. Litigation. There is no action, suit, claim, proceeding, arbitration governmental inquiry or investigation pending threatened against any Centerline Global Entity or any Affiliate thereof, at law or in equity, before or by any Governmental Authority, which, if adversely determined, would prevent the consummation of the this Reaffirmation or the transactions contemplated by the Master Assignment Agreement, or materially and adversely affect the Assignments or the transactions contemplated by the Master Assignment Agreement. There is no action or suit by or against any Property Assignor pending or threatened by or against any other Person or entity relating to the Assignments or the transactions contemplated by the Master Assignment Agreement.
1.20. LIHTC Matters. Except as set forth on Exhibit A, (i) each Property held by a Guaranteed Local Partnership is a “qualified low-income housing project,” and (ii) each apartment building at such Property is a “qualified low-income building,” (within the meaning of Section 42(c)(2) and Section 42(i)(3), of the Code respectively), and (iii) each Property has received 8609’s for all buildings in which Tax Credits have been claimed (except the Timber Oaks project). Each Property has been operated in material compliance (“Compliance”) with all regulatory agreements with the state agencies and each Guaranteed Local Partnership has complied in all material respects with all applicable state and federal monitoring and reporting requirements with respect to Tax Credits and the Properties, including, without limitation, all such requirements of the state agency and of the IRS, whether in regulations, administrative rulings or other promulgations, and each Guaranteed Local Partnership has fully satisfied all other material ownership and operating restrictions contained in any restrictive covenants of record, loan agreements, or otherwise, including tenant income and rent restrictions, applicable to the such Property. No owner of any Property has received any notice that it was not in

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Compliance. None of the Guaranteed Local Partnerships are currently a party to any legal, administrative or regulatory proceeding in which, among other things, the IRS is seeking to recapture or otherwise disallow any Tax Credit claimed in the current or prior years. The applicable Centerline Global Entities have at all times been in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration, list maintenance and record keeping and with the Treasury Regulations thereunder (including any predecessor or successor Code provisions or Treasury Regulations thereof, as applicable). No Centerline Global Entity, as applicable, has at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011, 301.6111 or 301.6112 or that would have been such a “listed transaction” if current tax law was in effect at the time the transaction was entered into.
1.21. Capital Contributions. Schedule I attached hereto contains a true, accurate and complete list of: (i) the amount of the Capital Contributions of the applicable Centerline Controlled Entity to each Guaranteed Local Partnership as of the Closing Date; (ii) the amount of the remaining Capital Contributions of the applicable Centerline Controlled Entity attributable to each Guaranteed Local Partnership as of the Closing Date; and (iii) the amount of the Capital Account Balance of the applicable Centerline Controlled Entity with respect to each Guaranteed Local Partnership as of December 31, 2009.
2. Guarantor hereby acknowledges and agrees that the Guarantee shall continue in full force and effect in accordance with its terms and is hereby ratified and confirmed, notwithstanding any action or inaction of MLCS, and Guarantor hereby agrees to indemnify MLCS for any losses, expenses, damages, claims and/or similar liabilities (a “Loss”) but only to the extent Guarantor and/or CCG would have been obligated to MLCS for any such Loss assuming the Existing Swap Documents remained in full force and effect (and had not been modified or supplemented), other than any obligation to post Collateral for any Exposure or Independent Amount, on and after the date hereof with respect to any of the following (collectively, the “Ongoing Guarantee Liabilities”):
a.	The inaccuracy of any representations or warranties contained in Section 1 hereof.

b.
Relating to the Timber Oaks project; provided, however, that Guarantor shall be released from any Ongoing Guaranteed Liability under this Section 2(b) upon receipt of copies of all Form 8609’s for all residential units at the Timber Oaks project; the withdrawal or cancellation of all Form 8823’s previously issued; an analysis of Reznick or other accounting firm acceptable to MLCS, calculating the potential financial impact to the investor due to the late delivery of the Form 8609’s; and payment by the Centerline Controlled Entities of the amount of the potential financial impact (inclusive of interest and penalties that may be due to the Internal Revenue Service) as calculated by Reznick and agreed to by MLCS as such conditions are more fully described in Paragraph 13 of the Credit Support Annex delivered on the date hereof;

c.	Any Local Partnership receiving notice of non-compliance from the Internal Revenue Service under any federal tax laws or regulation relating to any period on or before the date hereof;

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d.	Any non-compliance under federal tax laws or regulations by any third party Local General Partner for any Property relating to any period on or before the date hereof;

e.	Any non-compliance under federal tax laws or regulations by any Affiliated Local General Partner for any Property relating to any period on or before the date hereof;

f.	Any allocation of any Tax Credit to an investor in any Guaranteed Partnership not entitled to receive such allocation relating to any period on or before the date hereof;

g.	Any inaccuracy in, or non-compliance under any federal tax laws or regulations, with respect to the historic components of current pro formas provided by any Centerline Party to MLCS;

h.	Any inaccuracy in, or non-compliance under any federal tax laws or regulations, with respect to the future components of current pro formas provided by any Centerline Controlled Entity to MLCS;

i.
Any non-compliance under federal tax laws or regulations by any Guaranteed Partnership, Guaranteed Fund or Guaranteed Local Partnership, or any member or partner of any of the foregoing, relating to any period on or before the date hereof;

j.	Any revenues or expenses with respect to the Properties not being recorded in accordance with federal tax laws or regulations or GAAP relating to any period before the date hereof ;

k.
Failure for net income or loss to be have been properly allocated within any Guaranteed Partnership, Guaranteed Fund and/or Guaranteed Local Partnership, or any member or partner of any of the foregoing relating to any period on or before the date hereof;

l.	Any Deficit Restoration Obligation resulting in future liability to any investor in any Guaranteed Partnership, any Centerline Party and/or MLCS;

m.
Any rights of any Centerline Global Entity, Centerline Controlled Entity or an Affiliate thereof as applicable to receive fees, payments or other receivables from the Guaranteed Partnerships, Guaranteed Funds and/or Local Guaranteed Partnerships, or any member or partner of any of the foregoing, not being assigned as contemplated by the Master Assignment Agreement and/or the New Swap Agreement;

n.
Any equity interests in any Centerline Global Entity, Centerline Controlled Entity or an Affiliate thereof as applicable not being assigned as contemplated by the Master Assignment Agreement and/or the New Swap Agreement;

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o.
Any due and unpaid outstanding liabilities of the Guaranteed Partnerships, Guaranteed Funds and/or Guaranteed Local Partnerships, or any member or partner of any of the foregoing, to any Centerline Global Entity, Centerline Controlled Entity or any third party relating to any period on or before the date hereof;

p.	Any True-Up Payments calculation prior to the date hereof not being performed in accordance with the Organizational Documents of the Guaranteed Partnerships;

q.
Any claim by or liability to investors in the Guaranteed Partnerships against the Guaranteed Funds, the Guaranteed Fund GPs or any Centerline Controlled Entity that any True-Up Payments calculation prior the date hereof was not performed in accordance with the Organizational Documents of the Guaranteed Partnerships;

r.
Any claim or liability resulting from consent not being obtained with respect to any action taken by any general partner or manager of any Guaranteed Partnerships, Guaranteed Fund and/or Guaranteed Local Partnerships on or before the date hereof;

s.
Any negative financial impact to the Guaranteed Partnerships, the Guaranteed Funds and/or the Guaranteed Local Partnerships resulting from units at any of the Properties having been taken out of service due casualty, fire or similar loss on or before the date hereof;

t.
Any claim or liability resulting from actions taken by CMC or any Centerline Controlled Entity under any Bond Transaction on or before the date hereof relating to, among other things, debt forbearances, default waivers and/or stabilization extensions;

u.
Any claim against or liability to the Properties, the Local General Partners, the Guaranteed Funds, the Guaranteed Local Partnerships or MLCS resulting from any pending or threatened litigation existing on the date hereof relating to any of the foregoing;

v.
Any claim against or liability to the Properties, the Local General Partners, the Guaranteed Funds, the Guaranteed Local Partnerships or MLCS resulting from any environmental condition existing on the date hereof at the Properties;

w.
Any claim against or liability to the Properties, the Local General Partners, the Guaranteed Funds, the Guaranteed Local Partnerships or MLCS, relating to any period on or before the date hereof, resulting from the expiration of any Section 8 Housing Assistance Payment Contract at the Properties;

x.	Any non-compliance with any subsidy or financing program of any state that provides direct or indirect assistance to any Property relating to any period on or before the date hereof,

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y.
Any adverse financial impact to the capital accounts of any partner or member in any Local General Partners, Guaranteed Fund and/or the Guaranteed Local Partnerships relating to any period on or before the date hereof;

z.	Any claim or liability relating to insufficient reserves on the part of the Guaranteed Partnerships, the Guaranteed Funds and/or the Guaranteed Local Partnerships existing on the date hereof;

aa.	Non-compliance under any federal tax laws or regulations relating to any period on or before the date hereof with respect to any bond financing applicable to any of the Properties;

bb.
Any negative financial impact to the Guaranteed Partnerships, the Guaranteed Funds and/or the Guaranteed Local Partnerships resulting from other subsidies providing assistance directly or indirectly to the Properties existing on the date hereof;

cc.
Any bankruptcy of any Centerline Global Entity or Centerline Controlled Entity that results in an adverse financial impact to any General Partnership, Guaranteed Fund and/or Guaranteed Local Partnership, or any partner or member of any of the foregoing; and

dd.	Any of the facts or circumstances listed on Exhibit A hereto;
provided, however, Guarantor shall only be liable to the extent any such Loss (i) relates to one of the Properties listed on Exhibit B hereto and either Guarantor had knowledge of applicable facts or circumstances or a prudent asset manager exercising appropriate care and due diligence should have had knowledge of the applicable facts or circumstances, in each such case as of the date hereof, (ii) relates to any Property other than those listed on Exhibit B; provided, however, Guarantor shall not be liable for any Loss for which it can show it had no knowledge and with the care and due diligence of a prudent asset manager would not have known and the facts or circumstances giving rise to such Loss, and (iii) any such Losses relate to facts and circumstances in 2(l), (m) and (n) regardless of who controls the Property.
3. Except with respect to the Ongoing Guarantee Liabilities set forth in Section 2 of this Reaffirmation, MLCS agrees that the Guarantor shall be released from its obligations under the Guarantee on the date hereof.
4. Guarantor hereby acknowledges and agrees that MLCS is relying upon this Reaffirmation in conjunction with the execution of the Transaction Assignment Agreement and the New Swap Agreement. The obligations of the Guarantor hereunder are only with respect to any Loss arising by reason of the obligations under the Confirmations to the Existing Swap Agreements and that Guarantor shall have no obligation to post Collateral relating to any Exposure or Independent Amount pursuant to the Collateral Support Annex to the Existing Swap Agreement or otherwise.
5. Guarantor hereby represents and warrants to MLCS that it has no defenses to the enforcement of any rights or remedies available to MLCS under the Existing Swap Agreement

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and that it has no rights of offset or other claims against MLCS with respect to the Existing Swap Agreement or enforcement of the rights and remedies under the Existing Swap Agreement.
6. Guarantor acknowledges receipt and approval of the Transaction Assignment Agreement and the New Swap Agreement and further agrees to their acceptance and consents to the terms thereof.
7. Guarantor hereby agrees to fund up to $167,000 per month in debt service shortfalls relating to the Bond financing at the Properties until the earlier of January 12, 2012 or receipt of evidence satisfactory to MLCS pursuant to Paragraph 13(m)(vi)(2)(F) of the Credit Support Annex of the New Swap Agreement.
8. This Reaffirmation shall inure to the benefit of MLCS and its respective heirs, successors and assigns.
9. This Reaffirmation shall be governed by the laws of the State of New York.

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[Signature Page to Reaffirmation of Guarantee]
IN WITNESS WHEREOF, Guarantor has duly executed this Reaffirmation under seal as of the day and year first above written.

“GUARANTOR” CENTERLINE HOLDING COMPANY, a Delaware business trust
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

Acknowledged and Consented To By:

MERRILL LYNCH CAPITAL SERVICES, INC., a Delaware corporation
By:	/s/ Edward H. Curland
	Name:	Edward H. Curland
	Title:	Authorized Signatory

Exhibit 10.14
EXECUTION COPY
OMNIBUS AGREEMENT
This Omnibus Agreement (this “Agreement”), dated as of March 5, 2010, is entered into by and among Centerline Holding Company, a Delaware statutory trust (“Centerline”), Centerline Capital Company, LLC, a Delaware limited liability company (“CCC” and together with Centerline, the “Centerline Parties”), Related Special Assets LLC, a Delaware limited liability company (“RSA”) and Related General II, L.P. (“RG II”, and together with RSA , the “Related Parties”).
Preliminary Statement
The Related Parties hold the following securities issued by the Centerline Parties:
•	11% Cumulative Convertible Preferred Shares, Series A-1 issued by Centerline (the “11% Preferred Shares”) — held by RSA;
•	Special Preferred Voting Shares issued by Centerline (the “SPV Shares”) - held by RG II; and
•	Special Common Units issued by CCC (the “SCUs”) — held by RG II
Centerline has advised the Related Parties that it expects to enter into a purchase and sale agreement, by and among C-III Capital Partners LLC (“Newco”), on the one hand, and Centerline and certain of its subsidiaries, on the other hand, pursuant to which Newco will acquire (i) Centerline’s assets comprising the former ARCap Investors LLC (“ARCap”) business and certain other assets and (ii) newly issued Special Series A Shares (as defined below) representing an approximately twenty percent (20%) fully diluted ownership interest in Centerline, for an aggregate purchase price equal to (a) approximately $50,000,000 in cash and (b) the assumption of approximately $60,000,000 of Centerline’s senior secured debt obligations (the “Island Sale”). In addition, Centerline will enter into various agreements with certain of its lenders, creditors and claimants to restructure certain of its other outstanding debt obligations and a management agreement with an affiliate of Newco pursuant to which such affiliate will provide executive management services to Centerline (the “Restructuring”, and together with the Island Sale, the “Transaction”). The expected terms of the Transaction, including the Restructuring, are summarized on Schedule III hereto (the “Transaction Summary”).
Reclassification/Trust Amendment. As a condition to consummating the Transaction, Centerline must effectuate a recapitalization with respect to the following shares (the “Existing Preferred Shares”): (i) the outstanding 4.4% Cumulative Perpetual Convertible Community Reinvestment Act Preferred Shares, Series A-1 (the “4.4% CRA Preferred Shares”), Convertible Community Reinvestment Act Preferred Shares (the “CRA Preferred Shares”), Series A Convertible Community Reinvestment Act Preferred Shares (the “Series A CRA Preferred Shares” and together with the 4.4% CRA Preferred Shares and the CRA Preferred Shares, the “Existing CRA Preferred Shares”); and (ii) the outstanding 11% Preferred Shares. Pursuant to the transactions contemplated by paragraphs (i), (ii) and (iii) below, referred to as the “Recapitalization”), the Existing Preferred Shares and the 11% Preferred Shares will:

(i) except as provided in clauses (ii) and (iii) below with respect to the 4.4% CRA Preferred Shares, if applicable, and the 11% Preferred Shares be surrendered to Centerline and cancelled in exchange for the issuance by Centerline of Special Series A Shares (the “Special Series A Shares”), with the rights and privileges set forth in the certificate of designation substantially in the form attached hereto as Exhibit A (the “Special Series A COD”),
(ii) at Centerline’s option, and in its sole and absolute discretion, in the case of the 4.4% CRA Preferred Shares, be reclassified into Special Series A Shares by means of an amendment to the certificate of designation of the 4.4% CRA Preferred Shares (the “4.4% COD”) that amends and restates the 11.0% COD in its entirety as provided in the Special Series A COD (the “4.4% COD Amendment”), and
(iii) in the case of the 11% Preferred Shares, be reclassified into Special Series A Shares (the “Reclassification”) by means of an amendment to the certificate of designation of the 11% Preferred Shares (the “11.0% COD”) that amends and restates the 11.0% COD in its entirety as provided in the Special Series A COD, substantially the form attached hereto as Exhibit B (the “11% COD Amendment”).
Following the Recapitalization, Centerline will seek to amend its current Trust Agreement (as defined below) to increase the number of shares of Centerline authorized for issuance (the “Trust Amendment”) to permit the automatic conversion of the Special Series A Shares into the appropriate number of Common Shares (as defined below) pursuant to the terms of the Special Series A COD, the 4.4% COD Amendment, if applicable, and the 11% COD Amendment.
RSA is the holder of 11% Preferred Shares in the number set forth on Schedule I hereto, representing approximately ninety-seven percent (97%) of the issued and outstanding 11% Preferred Shares. RSA (i) desires to approve and consent to the Reclassification pursuant to the 11% COD Amendment and to have its 11% Preferred Shares reclassified into the number of Special Series A Shares set forth on Schedule I hereto and (ii) agrees to approve and consent to the Trust Amendment (and to grant an irrevocable proxy to Centerline, or any person designated by Centerline, to vote its Special Series A Shares in favor thereof) in accordance with terms set forth herein.
SPV Amendment. In addition, RG II (an affiliate of RSA) is the holder of SPV Shares in the number set forth on Schedule II hereto. In connection with the Transaction and the Recapitalization, RG II desires to amend the certificate of designation of the SPV Shares in substantially the form of amendment attached hereto as Exhibit C to, among other matters, eliminate the right of the holders of the SPVs to nominate and/or elect certain trustees to Centerline’s board of trustees (the “SPV COD Amendment”) and therefore desires to approve and consent to the SPV COD Amendment and (and grant an irrevocable proxy to Centerline, or any person designated by Centerline, to vote such SPV Shares in favor thereof) in accordance with the terms set forth herein.

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Release. In connection with the Transaction, Centerline, on the one hand, and the Related Parties and The Related Companies, L.P. (“TRCLP”), on the other, have agreed to mutually release each other from certain losses and claims they may have against the other.
SCU Amendment. In addition, RG II is the holder of SCUs in the number set forth on Schedule II hereto. In connection with the Transaction and the Recapitalization, RG II has agreed to amend the Amended and Restated Operating Agreement of CCC (the “CCC Operating Agreement”) in substantially the form of amendment attached hereto as Exhibit D (the “CCC Operating Agreement Amendment”) to eliminate (x) the distribution tax gross-up (i.e., the Preferred Return as defined in the CCC Operating Agreement) and provide that the distribution on each SCU will be equal in amount to any dividend paid on each Common Share and (y) Centerline’s obligation to contribute the Quarterly Distribution Shortfall (as defined in the CCC Operating Agreement).
NOL Lock-Up Agreement. In connection with the Restructuring, Centerline must also enter into certain protective measures to prevent Centerline from experiencing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and compromising its ability to use its net operating losses (“NOLs”). Centerline views its NOLs as a valuable asset of Centerline, which is likely to inure to the benefit of Centerline and its shareholders, and Centerline believes that it is in the best interests of Centerline and its shareholders to provide for the protection of Centerline’s NOLs. RSA and RG II understand and agree with this view.
In connection therewith, and as a condition to consummating the Transaction, Centerline will adopt a Tax Benefit Preservation Plan (the “NOL Preservation Plan”) substantially in the form attached hereto as Exhibit E. As a further protective measure, Centerline must enter into lock-up agreements (the “Lock-Up Agreements”) in substantially the form attached hereto as Exhibit F with certain holders (the “Existing Holders”) of shares of beneficial interest in Centerline (which includes RSA and RG II and their beneficial owners) who, as of the effective date of the NOL Preservation Plan, individually own 4.75% or more of such shares then outstanding together with any Affiliates and Associates (in each case, as defined in the Lock-Up Agreements) of such holder.
Advisory Agreement; ROFO/ROFR Rights. As part of the Restructuring, TRCLP Affordable Acquisitions LLC, a Delaware limited liability company and an affiliate of both RSA and RG II (“TRCLP Affordable”), will enter into a Consulting and Advisory Agreement (the “Advisory Agreement”), with Centerline Capital Group, Inc., a subsidiary of Centerline, in substantially the form attached hereto as Exhibit G pursuant to which TRCLP Affordable will perform consulting and advisory services for Centerline in consideration for which Centerline will grant TRCLP Affordable, among other things, rights of first refusal and rights of first offer (the “ROFO/ROFR Rights”) with respect to certain Tax Credit Properties and Tax Credit Equity Interests (in each case, as defined in the Advisory Agreement).
Debt Assumption. In consideration of the ROFO/ROFR Rights, TRCLP Affordable has agreed to incur five million dollars ($5,000,000) of Centerline’s senior secured debt that will

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remain outstanding following the Restructuring pursuant to a loan agreement substantially in the form attached hereto as Exhibit H (the “Related Loan Agreement”).
Amendment Agreement. In addition to the agreements contemplated by the Transaction, Centerline and RSA entered into a Settlement Agreement dated April 8, 2009 (the “Settlement Agreement”) in connection with the settlement of Carfagno v. Schnitzer, 08-CV-912(SAS) (S.D.N.Y.) and other related lawsuits (the “Settlement”) pursuant to which RSA agreed to waive (the “Waiver”) certain of its rights under the Certificate of Designation for the 11.0% Preferred Shares (the “11% Certificate of Designation”) with respect to the dividend rate and conversion price for the 11.0% Preferred Shares that RSA holds (the “RSA Shares”). On May 18, 2009, the court having jurisdiction over the Settlement (the “Court”) issued its Order and Final Judgment (the “Order”) approving the Settlement, including the Waiver, but such Order is not effective until the dismissal of the actions Off v. Ross, et al, Civ. A. No. 3468-VCP (Del. Ch.) and Ciszerk v. Ross, Civ. A. No. 3511-VCP (Del. Ch.) (the “Dismissal”). In order to implement the Waiver and in accordance with the amendment provisions of the 11% Certificate of Designation contained in Section 5(c)(i)(ii) thereof, Centerline and RSA have agreed to amend in its entirety the 11% Certificate of Designation pursuant to the Amendment Agreement attached hereto as Exhibit I (the “Amendment Agreement”).
NOW, THEREFORE, in consideration of the representations, warranties, premises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Agreement
ARTICLE I.
RECLASSIFICATION OF 11% PREFERRED SHARES
1.1 Consent to Reclassification; Surrender of Share Certificates. Subject to the terms and conditions of this Agreement:
(a) Effective as of the closing date of the Transaction (the “Transaction Closing Date”) and subject to the provisions of Article VI hereof, RSA hereby irrevocably and unconditionally:
(i) consents to the adoption of the 11% COD Amendment and all of its 11% Preferred Shares shall be deemed voted in favor of the 11% COD Amendment; and
(ii) surrenders all of its 11% Preferred Shares, including any of its rights, powers, preferences, limitations, duties and obligations as a holder of 11% Preferred Shares, in exchange for the number of Special Series A Shares set forth on Schedule I hereto and shall deliver to Centerline for cancellation the share certificate(s) (the “11% Preferred Certificates”) representing such 11% Preferred Shares so surrendered for exchange.
1.2 Adoption of the 11% COD Amendment; Delivery of Share Certificates.

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(a) Upon the consent of RSA to the adoption of the 11% COD Amendment in accordance with Section 1.1, Centerline shall formally adopt the 11% COD Amendment, effective as of the Transaction Closing Date.
(b) As soon as practicable after the Transaction Closing Date, Centerline shall deliver to RSA a certificate in substantially the form attached hereto as Exhibit K (the “Special Series A Certificate”) evidencing the Special Series A Shares owned by RSA.
(c) To the extent Section 5.c.ii of the 11.0% COD is applicable, in connection with the consummation of the Transaction, RSA, as the holder of at least a majority of the outstanding 11%Preferred Shares, hereby irrevocably and unconditionally provides its consent under Section 5.c.ii of the 11.0% COD.
ARTICLE II.
AMENDMENT OF THE CERTIFICATE OF DESIGNATION OF THE SPECIAL PREFERRED VOTING SHARES
2.1 Consent to Amendment. Effective as of the Transaction Closing Date and subject to the provisions of Article VI hereof, RG II hereby irrevocably and unconditionally consents to the adoption of the SPV COD Amendment and all of its SPV Shares shall be deemed voted in favor of the SPV COD Amendment.
2.2 Adoption of the SPV COD Amendment. Upon the consent of RG II to the adoption of the SPV COD Amendment in accordance with Section 2.1, Centerline shall formally adopt the SPV COD Amendment, effective as of the Transaction Closing Date.
ARTICLE III.
AMENDMENT OF THE LIMITED LIABILITY COMPANY AGREEMENT OF CENTERLINE CAPITAL COMPANY, LLC
3.1 Consent to Amendment. Effective as of the Transaction Closing Date and subject to the provisions of Article VI hereof, RG II hereby irrevocably and unconditionally consents to the CCC Operating Agreement Amendment and all of its SCUs shall be deemed voted in favor of the CCC Operating Agreement Amendment.
3.2 Adoption of the CCC Operating Agreement Amendment. Upon receipt of the consent of RG II, CCC shall formally adopt the CCC Operating Agreement Amendment.
ARTICLE IV.
AMENDMENT TO TRUST AGREEMENT
4.1 Consent to Amendment of Trust Agreement. In the event that:
(a) the board of trustees of Centerline (i) deems it to be advisable and in the best interests of Centerline and its shareholders to recommend approval by Centerline’s shareholders of the Trust Amendment to increase the number of authorized shares of Centerline from 160,000,000 Shares to at least the minimum number of Common Shares necessary to effectuate, in accordance with the Special Series A COD, the 4.4% COD Amendment and the 11% COD

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Amendment, the conversion into Common Shares of all Special Series A Shares issued or created pursuant to the Transaction and (b) adopts a resolution setting forth the Trust Amendment, and
(b) the board of trustees of Centerline submits the Trust Amendment to the shareholders of Centerline entitled to vote for the approval and adoption thereof, then the Related Parties hereby agree to (A) approve and adopt the Trust Amendment on the terms set forth therein and (B) vote all of the Special Series A Shares owned by RSA and all of the SPV Shares owned by RG II as contemplated in this Agreement in favor of adopting the Trust Amendment at every annual, special or adjourned meeting of the shareholders of Centerline and in every written consent in lieu of such meeting at which or in which the approval and adoption of the Trust Amendment is presented for shareholder action.
4.2 Grant of Irrevocable Proxy.
(a) By executing this Agreement, the Related Parties hereby irrevocably appoint Centerline, or any person designated by Centerline, with full power of substitution and re-substitution, as the sole attorney, agent and proxy for the Related Parties and hereby authorize and empower Centerline, or any person so designated by Centerline, as its proxy to vote all of the Special Series A Shares (created in connection with the Reclassification) of RSA identified on Schedule I hereto and all of the SPV Shares of RG II identified on Schedule II hereto, in each case, that now or hereafter may be owned beneficially or of record by RSA or RG II, as applicable, and to exercise all voting and other rights of the Related Parties (to the fullest extent the Related Parties are entitled to do so) with respect to such Special Series A Shares and such SPV Shares, at every annual, special or adjourned meeting of the shareholders of Centerline and with respect to any written consent in lieu of any such meeting, the power to execute and deliver such written consent.
(b) This proxy is limited strictly to the matters specified in Section 4.1 hereof and shall not be exercisable with respect to any other matter that is subject to approval by Centerline’s shareholders.
(c) To the fullest extent permitted by law, this proxy (a) is coupled with an interest, (b) shall be irrevocable and binding on successors and assigns of the Related Parties (including any transferee of any of the aforementioned Special Series A Shares or SPV Shares, as applicable), (c) shall be valid beyond eleven (11) months after the date of the execution of this Agreement and not be terminated by operation of law or upon the occurrence of any event.
(d) The proxy set forth in this Section 4.2 shall operate to revoke any prior proxy as to such Special Series A Shares heretofore granted by RSA and to such SPV Shares heretofore granted by RG II and, unless Centerline directs the Related Parties otherwise in writing, the Related Parties agree (i) not to grant any subsequent proxies with respect to the aforementioned Special Series A Shares or SPV Shares, (ii) to deposit any such Special Series A Shares or SPV Shares into a voting trust or (iii) to enter into a voting agreement with respect to such Special Series A Shares or SPV Shares.

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ARTICLE V.
INSURANCE COVERAGE; RELEASES
5.1 Insurance Coverage. From and after the Transaction Closing Date, subject to applicable law, Centerline, shall indemnify and hold harmless all its past and present officers and directors, including Stephen M. Ross and Jeff Blau (“Directors and Officers”), to the same extent and in the same manner the Directors and Officers are entitled to be indemnified as of the date of this Agreement pursuant to its Trust Agreement and Centerline Bylaws (collectively, “Indemnification Arrangements”), for acts or omissions occurring at or prior to the Transaction Closing Date. Centerline agrees that all rights of the Directors and Officers to exculpation, advancement of expenses and indemnification under the Indemnification Arrangements shall survive the Transaction Closing Date and shall continue in full force and effect in accordance with their terms and that such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Directors and Officers. Centerline shall pay any expenses of the Directors and Officers under this Section 5.1 as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law. The provisions of this Section 5.1 are intended to be for the benefit of, and shall be enforceable by, each of Messrs. Ross and Blau, his heirs and his representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
5.2 Mutual Releases.
(a) Centerline Release. Centerline on behalf of itself and on behalf of each of its respective subsidiaries, predecessors, current and former officers, directors, managers, members, stockholders and employees, successors and assigns, absolutely and irrevocably releases, remises, acquits and forever discharges the Related Parties and TRCLP and every entity and person affiliated with, preceding and/or succeeding the Related Parties and TRCLP including, without limitation, all of their affiliates, officers, directors, trustees, partners, members, fiduciaries, shareholders, agents, attorneys, and employees (collectively, the “Related Released Parties”) from any and all claims, rights, demands, suits, actions or causes of action, losses, costs, obligations, liabilities, expenses, debts and duties of every kind or nature, known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, at law or in equity (“Claims”), arising out of or relating in any way to the Securities Purchase Agreement dated as of January 25, 2008, between Centerline and RSA (the “SPA”).
(b) Related Release. Each Related Party and TRCLP, on behalf of itself and on behalf of each of its respective subsidiaries, predecessors, current and former officers, directors, managers, members, stockholders and employees, successors and assigns, absolutely and irrevocably releases, remises, acquits and forever discharges Centerline and every entity and person affiliated with, preceding and/or succeeding Centerline including, without limitation, all of their affiliates, officers, directors, trustees, partners, members, fiduciaries, shareholders, agents, attorneys, and employees (collectively, the “Centerline Released Parties”) from any and all Claims, arising out of or relating in any way to (i) the SPA; and (ii) the Common Shares, the SPV Shares, the 11% Preferred Shares or the SCUs held by the Related Parties or TRCLP to the extent related to Claims through and including the Transaction Closing Date. Notwithstanding

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the foregoing, the release of the Centerline Released Parties provided in this Section 5.2(b) shall not be effective with respect to the indemnification obligations of Centerline under the SPA.
(c) Attorneys’ Fees. In the event any action is filed to enforce or defend releases in Sections 5.2(a) or (b), the prevailing party in such action shall be entitled to, in addition to any other damages or relief available, an award of reasonable attorneys’ fees and costs incurred in connection with such action, including reasonable attorneys’ fees and costs incurred in any bankruptcy or appellate proceeding.
(d) Advice of Counsel. In executing releases in Sections 5.2(a) or (b), each party hereto acknowledges that it has consulted with and had the advice of independent legal counsel of its own choosing in negotiations for and preparation of such releases and that each party was fully advised by such legal counsel with respect to all rights which are affected by such releases.
ARTICLE VI.
INDEMNIFICATION
6.1 If Centerline or its Affiliates agrees to provide to any other holder of Existing Preferred Shares indemnification rights against claims by third parties with respect to the Transaction, the Related Parties shall also be entitled to the same indemnification right.
ARTICLE VII.
REPRESENTATIONS AND WARRANTIES
7.1 Representations and Warranties of the Centerline Parties. The Centerline Parties hereby represent and warrant to the Related Parties that as of the Transaction Closing Date:
(a) Due Organization; Good Standing.
(i) Centerline is duly created, validly existing and in good standing as a statutory trust under the laws of the State of Delaware.
(ii) CCC is duly formed, validly existing and in good standing as a limited liability company under the laws of the State of Delaware.
(b) Authority; Enforceability; Corporate and Other Proceedings.
(i) Centerline has the requisite trust power and authority to execute and deliver this Agreement and to carry out the Reclassification and the other transactions contemplated hereby, and this Agreement has been duly authorized, executed and delivered by Centerline and (assuming the due authorization, the execution and delivery by the Related Parties) constitutes the legal, valid and binding obligation of Centerline, enforceable against Centerline in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (ii) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

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(ii) CCC has the requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby, and this Agreement has been duly authorized, executed and delivered by CCC and (assuming the due authorization, the execution and delivery by the Related Parties) constitutes the legal, valid and binding obligation of CCC, enforceable against CCC in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (ii) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.
(c) Reclassification of Special Series A Shares.
(i) The Special Series A Shares created through the Reclassification, upon formal adoption of the 11% COD Amendment, shall have been duly authorized and upon creation pursuant to the 11% COD Amendment will be validly issued and outstanding, fully paid and nonassessable.
(ii) Centerline has reserved (to the extent required) from its duly authorized shares the maximum number of Special Series A Shares contemplated by (a) this Agreement, (b) the 4.4% COD Amendment, (c) the Special Series A COD and (d) those certain Consent and Exchange Agreements between Centerline and certain holders of the Existing CRA Preferred Shares (items (b), (c) and (d) referred to herein as the “Other Agreements”).
(d) Absence of Defaults.
(i) The execution, delivery and performance of this Agreement by Centerline and the consummation of the Reclassification and the other transactions contemplated hereby will not (i) violate any provision of applicable law, (ii) violate any provisions of Centerline’s Second Amended and Restated Trust Agreement, dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007 (collectively, the “Trust Agreement”), or the Fifth Amended and Restated Bylaws of Centerline (as amended, the “Centerline Bylaws”) or (iii) violate any order, judgment, injunction, determination, award or decree of any court or other governmental agency applicable to Centerline or its assets.
(ii) The execution, delivery and performance of this Agreement by CCC and the other transactions contemplated hereby will not (i) violate any provision of applicable law, (ii) violate any provisions of organizational documents or governing instruments or (iii) violate any order, judgment, injunction, determination, award or decree of any court or other governmental agency applicable to CCC or its assets.
(e) No Conflicts. The execution, delivery and performance of this Agreement by the Centerline Parties and the consummation of the Reclassification and the other transactions contemplated hereby will not conflict with or require the consent of any other person under (other than consents received on or prior to the Transaction Closing Date in connection with the Transaction) any material lease or agreement of the Centerline Parties pursuant to, any material

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agreement, document, instrument, or any organizational document, or any judgment, decree, order, law, statute, rule or regulation, applicable to the Centerline Parties.
(f) SEC Reports; Financial Statements. Centerline has filed all reports required to be filed by it under the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof on a timely basis (the “SEC Reports”). As of their respective dates, the SEC Reports complied in all materials respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Except as qualified in the SEC Reports, the audited and unaudited financial statements and schedules included in the SEC Reports present fairly in all material respects the consolidated financial position of Centerline and its subsidiaries as of the dates indicated and the consolidated results of operations and cash flows of Centerline and its subsidiaries for the periods specified therein; except as qualified in the SEC Reports, such financial statements and schedules have been prepared in conformity with the books and records of Centerline and generally accepted accounting principles applied on a consistent basis during the periods involved.
(g) Capitalization of Centerline.
(i) All of the issued and outstanding beneficial interests in Centerline (a) have been duly and validly authorized and are fully paid and nonassessable, (b) have been issued in compliance with all federal and state securities laws and (c) were not issued in violation of any preemptive right, resale right, right of first refusal or other similar right.
(ii) Except as contemplated by this Agreement, the Other Agreements, the Trust Agreement, or as disclosed in the SEC Reports or Schedule III hereto, there are no (i) outstanding warrants, options, agreements, convertible securities or other commitments or instruments pursuant to which Centerline is or may become obligated to issue or sell any of Centerline’s shares or other securities (or securities convertible into securities of Centerline), (ii) preemptive rights, resale rights, rights of first refusal or similar rights to purchase or otherwise acquire shares or other securities of Centerline pursuant to any provision of applicable law, the Trust Agreement or any contract, “shareholders’ rights plan”, “poison pill” (other than the NOL Preservation Plan) or similar plan, arrangement or scheme to which Centerline is a party or (iii) right, contractual or otherwise, to cause Centerline to register pursuant to the Securities Act, any beneficial interests in Centerline upon the creation of the Special Series A Shares, in each case, other than those rights that have been expressly waived, fully and unconditionally.
(iii) Immediately following the creation of the Special Series A Shares pursuant to the Special Series A COD and the reclassification of the 4.4% Preferred Shares and the 11% Preferred Shares pursuant to the 4.4% COD Amendment and the 11% COD Amendment, respectively, and assuming all requisite holders of Existing CRA Preferred Shares enter into or otherwise duly approve Other Agreements, the Special Series A Shares will represent not less than fifty-one percent (51%) of the voting power and liquidation rights of Centerline’s Common Shares (as defined in the Trust Agreement) on a fully diluted basis, assuming vesting of all outstanding restricted Common Shares and conversion or exchange of all outstanding vested options exercisable for Common Shares, SPV Shares or SCUs.

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(h) Issuance Exemption. Based upon and assuming the accuracy of the representations of the Related Parties in Section 7.2 hereof and the holders of beneficial interest in Centerline in the Other Agreements, the creation of the Special Series A Shares pursuant to the Reclassification does not require registration under the Securities Act or applicable state securities and “blue sky” laws. Centerline has made all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or “blue sky” laws.
(i) Consents. The Centerline Parties are not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency in connection with or as a condition to the performance of this Agreement, except those that will have been obtained as of the Transaction Closing Date.
7.2 Representations and Warranties of the Related Parties. The Related Parties hereby represent and warrant to the Centerline Parties that as of the Transaction Closing Date:
(a) Due Organization; Good Standing. The Related Parties are duly organized, validly existing and in good standing under the laws of the jurisdictions of their respective organization.
(b) Authority; Enforceability; Corporate and Other Proceedings. The Related Parties have the requisite power and authority (i) to execute and deliver this Agreement, (ii) to consent to the 11% COD Amendment, (iii) to consent to the SPV COD Amendment, (iii) to consent to the CCC Operating Agreement Amendment and (iv) to carry out the Reclassification and the other transactions contemplated hereby, and this Agreement has been duly authorized, executed and delivered by the Related Parties and constitutes the legal, valid and binding obligation of the Related Parties, enforceable against the Related Parties in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (b) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.
(c) 11% Preferred Shares.
(i) RSA owns and possesses good and valid title to all of the 11% Preferred Shares as set forth on Schedule I hereto, free and clear of all liens (statutory or otherwise), mortgages, pledges, assessments, security interests, leases, adverse claims, levies, or other encumbrances or restrictions of whatever nature.
(ii) Other than the 11% Preferred Shares set forth on Schedule I hereto, RSA does not own or hold any other 11% Preferred Shares.
(d) SPV Shares and SCUs.
(i) RG II owns and possesses good and valid title to all of the SPV Shares and SCUs set forth on Schedule II hereto, free and clear of all liens (statutory or otherwise), mortgages, pledges, assessments, security interests, leases, adverse claims, levies, or other encumbrances or restrictions of whatever nature.

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(ii) Other than the SPV Shares and the SCUs set forth on Schedule II hereto, RG II does not own or hold any SPV Shares or SCUs.
(e) Absence of Defaults. The execution, delivery and performance of this Agreement by the Related Parties and the consummation of the Reclassification and the other transactions contemplated hereby will not violate (i) any provision of applicable law, (ii) any provision of RSA’s organizational documents or governing instruments, (iii) any provision of RG II’s organizational documents or governing instruments, or (iv) any order, judgment, injunction, determination, award or decree of any court or other governmental agency applicable to the Related Parties or their respective assets.
(f) No Conflicts. The execution, delivery and performance of this Agreement by the Related Parties and the consummation of the Reclassification and the other transactions contemplated hereby will not conflict with or require the consent of any other person under (other than consents received on or prior to the Transaction Closing Date in connection with the Transaction) any material agreement, document, instrument, or any organizational document, or any judgment, decree, order, law, statute, rule or regulation, applicable to the Related Parties.
(g) Consents. The Related Parties are not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency in connection with or as a condition to the performance of this Agreement.
(h) Experience. The Related Parties are “accredited investors” within the meaning of Regulation D promulgated under the Securities Act and, by virtue of their experience in evaluating and investing in private placement transactions of securities in companies similar to the Centerline Parties, the Related Parties are capable of evaluating the merits and risks of its investment in the Centerline Parties and has the capacity to protect their own interests. The Related Parties have had access to the Centerline Parties’ senior management and has had the opportunity to conduct such due diligence review as it has deemed appropriate.
(i) Investment.
(i) The Related Parties have not been formed solely for the purpose of making this investment and is not making this investment with the view to, or for resale in connection with, any distribution of any part thereof in violation of, or in a manner that would require registration of the Special Series A Shares created as contemplated hereby under the Securities Act.
(ii) The Related Parties acknowledge and understand that (i) the Special Series A Shares have not been registered under the Securities Act or applicable state securities or “blue sky” laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities or “blue sky” laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Related Parties’ representations as expressed herein and the Related Parties will not take any actions that would have caused the Special Series A Shares being acquired in the Reclassification, to be registered under the Securities Act or applicable state securities or “blue sky” laws, as applicable,

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and (ii) the Centerline Parties do not intend to register the Special Series A Shares under any such securities’ laws.
(iii) The Related Parties are able to bear the economic risk and lack of liquidity inherent in holding the Special Series A Shares and can afford a total loss of its investment.
(j) Transfer Restrictions. The Related Parties acknowledge and understand that it must bear the economic risk of this investment for an indefinite period of time because the Special Series A Shares (and the Common Shares into which they will be converted) must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities or “blue sky” laws or unless an exemption from such registration is available. The Related Parties understand that any transfer agent of the Centerline Parties will be issued stop transfer instructions with respect to the Special Series A Shares unless any transfer thereof is subsequently registered under the Securities Act and applicable state securities or “blue sky” laws or unless an exemption from such registration is available.
7.3 Representations and Warranties of the Centerline Parties and the Related Parties. Each party hereto hereby represents and warrants to the other party that it has not and will not pay any commission or other remuneration, directly or indirectly, to any broker or other intermediary, in connection with the Reclassification.
ARTICLE VIII.
ACKNOWLEDGMENTS
8.1 Acknowledgments. The Related Parties hereby acknowledges that:
(a) Representatives of Island C-III Holdings LLC and the Centerline Parties have met with the Related Parties and presented an overview of the Transaction;
(b) they have received and thoroughly reviewed the Transaction Summary;
(c) they have had such opportunity as they deem adequate to obtain from representatives of the Centerline Parties such information as is necessary to permit the Related Parties to fully comprehend the Transaction Summary and to evaluate the merits and risks of the Transaction described therein and the Reclassification contemplated hereby;
(d) the terms of the Transaction are not yet final and are subject to further negotiation and documentation; and
(e) they have and are acting for themselves and not at the direction or instruction of any other person or entity, including the Centerline Parties.
ARTICLE IX.
MISCELLANEOUS
9.1 Entire Agreement; Amendments. This Agreement (including any schedules and exhibits hereto), the 11% COD Amendment, the Amendment Agreement, the SPV COD Amendment, the CCC Operating Agreement Amendment, the Lock-Up Agreements, the Release, the Advisory

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Agreement, and the Related Loan Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior agreements, representations and understandings of the parties hereto, written or oral. The terms of this Agreement shall not be modified or amended except by subsequent written agreement of the parties hereto.
9.2 Termination. This Agreement shall be of no force and effect if the Transaction Closing Date has not occurred on or before September 30, 2010.
9.3 Counterparts; Facsimile; PDF. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Any facsimile or portable document format copies hereof or signature hereon shall, for all purposes, be deemed originals.
9.4 Waiver. No waiver by one of the parties hereto of the another party’s breach of any term, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition of this Agreement. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
9.5 Governing Law. The parties hereto agree that this Agreement shall be construed, and the rights and obligations of the parties hereto under the Agreement shall be determined, in accordance with the substantive laws of the State of Delaware applicable to contracts to be performed entirely within the State of Delaware as though this Agreement were to be wholly performed within the State of Delaware and as though all persons or entities who are parties hereto were domiciliaries of the State of Delaware.
9.6 Consent to Jurisdiction. The parties hereto hereby submit to the exclusive jurisdiction of the federal and state courts of New York located in New York County, New York, in connection with any action arising out of or relating to this Agreement and any of the agreements, instruments and other documents entered into in connection herewith and the parties hereto hereby irrevocably agree that all claims in respect of any such suit, action or proceeding shall be heard and determined in such courts. The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such court or any defense of inconvenient forum for the maintenance of any such suit, action or proceeding. Each of the parties hereto agrees that a judgment in any such suit, action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
9.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS

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(WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.
9.8 Severability. Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision of this Agreement is held to be unlawful, invalid or unenforceable by a court of competent jurisdiction, such illegality, invalidity or unenforceability shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect and shall be binding upon the parties hereto.
9.9 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.
9.10 No Third Party Beneficiaries. Except as set forth in Article V, Article VI and Article IX hereof, this Agreement is not intended and shall not be construed to confer upon any person or entity other than the parties hereto any rights or remedies hereunder.
9.11 Further Assurances. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under any United States federal, state or local statute, law, ordinance, regulation, rule, code order or other requirement or rule of law, and execute and deliver such documents and other instruments, as may be required to carry out the provisions of this Agreement and effect the transactions contemplated by this Agreement.
9.12 Headings; References; Interpretation. The headings contained in this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning or interpretation of any of the terms or provisions of this Agreement. The references herein to Sections, Schedules and Exhibits, unless otherwise indicated, are references to sections, schedules and exhibits to this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural number, all words in the plural number shall extend to and include the singular number, and all words in any gender shall extend to and include all genders. To the fullest extent permitted by law, this Agreement shall be construed without regard to any presumption or rule requiring construction against the party drafting or causing this instrument to be drafted.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

CENTERLINE CAPITAL COMPANY, LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

RELATED SPECIAL ASSETS LLC
By:	The Related Realty Group, Inc., its Manager

By:	/s/ Jeff Blau
	Name:	Jeff Blau
	Title:	President

RELATED GENERAL II, L.P.
By:	RCMP, Inc., its General Partner

By:	/s/ Jeff Blau
	Name:	Jeff Blau
	Title:	President

ACKNOWLEDGED AND ACCEPTED SOLELY WITH RESPECT TO SECTION 5.2: THE RELATED COMPANIES, L.P.
By:	The Related Realty Group, Inc.,
its General Partner

By:	/s/ Jeff Blau
	Name:	Jeff Blau
	Title:	President

Exhibit 10.15
Execution Version
SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN
AGREEMENT

Dated as of March 5, 2010
by and among
CENTERLINE HOLDING COMPANY and
CENTERLINE CAPITAL GROUP INC.,
as the Borrowers,

CENTERLINE INVESTOR LP LLC, CENTERLINE INVESTOR LP II LLC,
CENTERLINE INVESTOR LP III LLC, CENTERLINE CAPITAL COMPANY LLC,
CENTERLINE AFFORDABLE HOUSING ADVISORS LLC, CENTERLINE HOLDING
TRUST, CENTERLINE HOLDING TRUST II, CM INVESTOR LLC, CENTERLINE
FINANCE CORPORATION,
CENTERLINE MANAGER LLC
and other named entities party hereto as of the date hereof and from time to time, as Guarantors,

BANK OF AMERICA, N.A. and other named
entities party hereto as of the date hereof and from time to time, as Lenders,
and
BANK OF AMERICA, N.A.,
as Issuing Bank, and as Administrative Agent on behalf of the Lenders
* * * * *
BANC OF AMERICA SECURITIES LLC and CITICORP USA, INC.,
as Co- Lead Arrangers
and
BANC OF AMERICA SECURITIES LLC, as Book Manager

i

ii

iii

iv

SECOND AMENDED AND RESTATED
REVOLVING CREDIT AND TERM LOAN AGREEMENT
SECOND AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this “Credit Agreement”) dated as of March 5, 2010 is by and among CENTERLINE HOLDING COMPANY, a Delaware statutory trust (“CHC”), and CENTERLINE CAPITAL GROUP INC., a Delaware corporation (“CCG”) (each a “Borrower” and collectively, the “Borrowers”); those Persons (as defined below) listed as Guarantors on Schedule 1 as of the date hereof and any other Person who may from time to time be listed on such Schedule in accordance with this Credit Agreement (each a “Guarantor” and collectively, the “Guarantors”); BANK OF AMERICA, N.A. and the other lenders party hereto as listed on Schedule 2 from time to time in accordance with this Credit Agreement (each a “Lender” and collectively, the “Lenders”); and BANK OF AMERICA, N.A., as Administrative Agent (as defined below), and as Issuing Bank (in such capacity, the “Issuing Bank”).
This Credit Agreement amends and restates in its entirety that certain Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 19, 2008, by and among the parties hereto (as previously amended from time to time, the “Original Agreement”), and is intended as a continuation of the transactions contemplated by the Original Agreement, and is not intended as a novation thereof. All references to the Original Agreement in any of the Loan Documents (as defined below) shall constitute references to this Credit Agreement.
The parties hereto agree as follows:
1. DEFINITIONS AND RULES OF INTERPRETATION.
1.1 Definitions.
1.1.1 Definitions of Borrowers, Guarantors and Affiliates. For purposes of this Credit Agreement the Borrowers, Guarantors and certain of their Affiliates are defined as set forth below:
Borrower and Borrowers. See the introductory paragraph to this Credit Agreement.
CAHA. Centerline Affordable Housing Advisors LLC, a Delaware limited liability company (formerly known as Related Capital Company LLC and as CharterMac Capital LLC).
CCC. Centerline Capital Company, LLC, a Delaware limited liability company.
CCG. See the introductory paragraph to this Credit Agreement.
Centerline Investor LP. Centerline Investor LP LLC, a Delaware limited liability company.
Centerline Investor LP II. Centerline Investor LP II LLC, a Delaware limited liability company.
Centerline LIHTC Sub. Centerline Investor LP III, a Delaware limited liability company.

Centerline Manager LLC. Centerline Manager LLC, a Delaware limited liability company.
Centerline Manager Transfer. The transfer, prior to or after the date hereof, by Centerline Manager LLC, to Guaranteed Manager or to Guaranteed Manager II, of its interests as managing member of general partners of certain Guaranteed Funds.
CFin. Centerline Financial LLC, a Delaware limited liability company through which CHC indirectly engages in the business of providing credit intermediation.
CFin Enhanced Projects. See Section 8.25.
CFin Holdings. Centerline Financial Holdings LLC, a Delaware limited liability company.
CHC. See the introductory paragraph to this Credit Agreement.
CMC. Centerline Mortgage Capital Inc., a Delaware corporation.
CMP. Centerline Mortgage Partners Inc., a Delaware corporation.
CSL. Centerline Servicing LLC, a Delaware limited liability company.
Dissolving Subsidiaries. Those Subsidiaries whose assets are being sold to Newco in connection with the Island Recapitalization or that CHC anticipates dissolving following the consummation of the Island Recapitalization, consisting of Centerline A/C Investors, LLC, ARCap 2004 RR3 Resecuritization Inc., ARCap 2005 RR5 Resecuritization Inc., Centerline Investors I LLC, Centerline REIT Inc. and Centerline Credit Management LLC; provided, however, that, upon written notice to the Administrative Agent, the Borrowers shall have the unilateral right to delete any Subsidiary from the definition of “Dissolving Subsidiaries” (and, following any such notice, such Subsidiary shall, to the extent applicable, continue as a Guarantor or Pledged Entity).
EIT. Centerline Equity Issuer Trust, a Delaware statutory trust.
EIT Notes. Those certain three subordinated notes associated with LIHTC Properties known as Lakepointe, Orchard Mill and Shannon Lake, held by EIT on the Closing Date.
EIT II. Centerline Equity Issuer Trust II, a Delaware statutory trust.
EIT II Transfer. The transfer after the Closing Date by EIT of all of its rights and title to and interest in the EIT Notes to EIT II.
Excluded Entities. CFin, CFin Holdings, Centerline Guarantor LLC, a Delaware limited liability company, Guaranteed Manager, Guaranteed Manager II, and Guaranteed Holdings. In addition, from and after such time as EIT has completed, and certified in writing to the Administrative Agent that it has completed, the EIT II Transfer, EIT shall be an Excluded Entity.

Excluded Entity Distributions. Any Distribution by an Excluded Entity to CHC or one of CHC’s Subsidiaries which is not an Excluded Entity. By way of example, any Distribution to CFin Holdings from CFin shall not constitute an Excluded Entity Distribution.
Guaranteed Holdings. Centerline Guaranteed Holdings LLC, a Delaware limited liability company, formed as a special purpose entity as contemplated by the terms of the Merrill Agreements in connection with the Island Recapitalization.
Guaranteed Manager. Centerline Guaranteed Manager LLC, a Delaware limited liability company.
Guaranteed Manager II. Centerline Guaranteed Manager II LLC, a Delaware limited liability company or an entity to be formed as a Delaware limited liability company in connection with the transactions contemplated by the Merrill Agreements.
Guarantor and Guarantors. See the introductory paragraph to this Credit Agreement.
Holding Trust. Centerline Holding Trust, a Delaware statutory trust.
Holding Trust II. Centerline Holding Trust II, a Delaware statutory trust.
Newco. C-III Capital Partners LLC, a Delaware limited liability company.
Pledged Entities. (a) Those Persons who are not Guarantors, but whose Capital Stock (or a portion thereof) is pledged to secure the Loans as part of the Equity Collateral, and (b) CMC and CMP; provided, however, that “Pledged Entities” shall not include the Excluded Entities notwithstanding the fact that Capital Stock of an Excluded Entity may be pledged to the Administrative Agent to secure the Obligations for the benefit of the Lenders.
SPV I. Centerline Sponsor 2007-1 Securitization, LLC, a Delaware limited liability company.
SPV II. Centerline Stabilization 2007-1 Securitization, LLC, a Delaware limited liability company.
1.1.2 General Definitions. The following terms shall have the meanings set forth in this Section or elsewhere in the provisions of this Credit Agreement referred to below:
Act. See Section 26.
Administrative Agent. Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
Administrative Agent’s Office. The Administrative Agent’s address and, as appropriate, account as set forth on Schedule 3, or at such other location as the Administrative Agent may designate to the Borrowers and the Lenders from time to time.

Advisory Agreement. The Consulting and Advisory Agreement, dated as of the date hereof, by and between CCG and TRCLP Affordable Acquisitions LLC, a Delaware limited liability company, as the same may be amended, modified, restated or supplemented from time to time.
Affiliate. As to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means directly or indirectly possessing the power (i) to vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by agreement, or otherwise.
Applicable Law. All applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
Applicable Margin. The Applicable Margin applicable to the Loans shall be as set forth on Exhibit 1.1.A.
Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
ARCap Transaction. The sale by CHC, CCG and certain of their Subsidiaries of certain assets, including equity interests in certain of CHC’s or CCG’s Subsidiaries, by which CHC, CCG and their Subsidiaries sell their servicing and special servicing business and platform to Newco, as part of the Island Recapitalization.
Assignment and Acceptance. See Section 17.2.2.
Balloon. The principal balance of the Term Loan anticipated to become due and payable on the Term Loan Maturity Date. As of the date hereof, the Balloon equals $65,000,000.00, and such amount shall be reduced on a dollar for dollar basis for prepayments of the Term Loan to be applied to the Balloon pursuant to the terms of Section 4.2.
Bank of America. Bank of America, N.A., and its successors.
Bankruptcy Code. 11 USC Sections 101 et. seq.
Base Rate. For any day, a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loans. All or any portion of the Revolving Loans or the Term Loan bearing interest calculated by reference to the Base Rate.
BBA LIBOR. See the definition of LIBOR Rate.
B Bonds. Those certain series B certificates held initially by SPV I in connection with the Bond Transaction.
Bond Transaction. The exchange of a portfolio of bonds from Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC and Centerline 2007-1 T Securitization, LLC to Freddie Mac, pursuant to which Freddie Mac issued series A certificates that were sold by a placement agent and series B certificates that were held initially by SPV I for purposes of a securitization of such portfolio that is credit enhanced by Freddie Mac pursuant to a Bond Exchange and Sale Agreement dated as of December 1, 2007 among Freddie Mac, Centerline 2007-1 EIT Securitization, LLC, Centerline 2007-1 SU Securitization, LLC, Centerline 2007-1 T Securitization, LLC, SPV I and SPV II, and the documents contemplated thereby.
Borrower Materials. See Section 25.4.
Business Day. Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
Capitalized Lease Obligation. That portion of the obligations under a capital lease that is required to be capitalized in accordance with GAAP.
Capital Stock. Any and all shares, interests, participations or other equivalents, preferred or common (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing (including convertible debt instruments).
Cash Collateral. See Section 5.2.
Cash Equivalents. (a) Securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (c) Dollar denominated time and demand deposit accounts or money market accounts with domestic banks (i) that are “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (ii) have “Tier 1 capital” (as defined in such regulations) of not less than $250,000,000, where such accounts are insured by the FDIC.
Casualty Event. With respect to any property (including any interest in property) of either Borrower, any Guarantor or any of their respective Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which such Person receives insurance proceeds, proceeds of a condemnation award or other compensation.
Centerline Group. Consists of CHC and each of its direct and indirect Subsidiaries.
Centerline-Sponsored Funds. All low income housing tax credit funds sponsored and managed by any Affiliate of CHC, or a predecessor in interest thereof.
Change in Control. The occurrence of any of the following:
(a) the occurrence of any events or circumstances such that any of CCG, or, except solely as the result of a transaction expressly permitted by Section 10.5.3, any of the Guarantors or any of the Pledged Entities, either directly or indirectly, shall no longer be controlled by CHC;
(b) as to CHC: (i) any merger or consolidation of CHC with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of CHC, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of the total voting power on a fully diluted basis of the aggregate outstanding securities of the transferee or surviving entity normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity; (ii) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act) , other than Island or its Affiliates, is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act) of the common shares representing a majority of total voting power of the aggregate outstanding common shares of CHC normally entitled to vote in the election of directors of CHC; (iii) during any period of 12 consecutive calendar months, individuals who were directors or trustees of CHC on the first day of such period (together with any new directors or trustees whose election by the board of directors or board of trustees of CHC or whose nomination for election by the stockholders of CHC was approved by a vote of a majority of the directors or trustees then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of CHC; or (iv) any Person becomes entitled to either force a change in the individuals serving on CHC’s board of directors, or name one or more individuals to serve on CHC’s board of directors, as a result of such Person’s rights as a holder of any preferred Capital Stock of CHC; or
(c) in the event that CCG issues preferred Capital Stock creating rights to force any change in CCG’s board of directors, if any, or management, similar to such rights arising under the EIT Preferred Shares, the exercise of any such rights resulting in any such forced changes.

CHC/CCG Guaranty. CHC’s and CCG’s joint and several guarantee of the payment of all amounts payable by CMC to CSL pursuant to Sections 7.01 and 4.01 of the Amended and Restated Subservicing Agreement, dated as of the date hereof, by and among CMC, CSL, and solely with respect to Section 8.14 thereof, CHC and CCG, as amended, restated supplemented or otherwise modified from time to time.
CHC’s Filings. Forms 10-Q and 10-K filed from time to time by CHC with the SEC.
Closing Date. The first date on which the conditions set forth in Section 7 have been satisfied, or waived in accordance with Section 23.
Code. The Internal Revenue Code of 1986, as amended.
Collateral. Collectively, the Equity Collateral, the Cash Collateral, and the Other Collateral.
Commitment. With respect to each Lender, (a) the aggregate Dollar amount set forth on Schedule 2 equal to the sum of (i) such Lender’s Revolving Loan Commitment (including such Lender’s commitment to participate in the issuance, extension, renewal and honoring of Existing Letters of Credit or New Letters of Credit), plus (ii) such Lender’s Term Loan Commitment; or (b) if such Lender’s Revolving Loan Commitment and Term Loan Commitment are terminated pursuant to the provisions hereof, zero.
Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 2 obtained by dividing (i) the sum of such Lender’s Revolving Loan Commitment and Term Loan Commitment, by (ii) the aggregate Commitments of all Lenders.
Compliance Certificate. See Section 9.5.1(c).
Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the named Person and its Subsidiaries, consolidated in accordance with GAAP.
Consolidated EBITDA. With respect to any Person for any period; the sum (without duplication) of:
(a) Consolidated Net Income;
plus:
(b) in each case to the extent deducted, or not included in net income, in determining Consolidated Net Income,
(i) consolidated interest expense on Total Debt,
(ii) the Unused Facility Fee and any other unused facility fees on Total Debt,

(iii) Distributions paid, accrued or allocated to any class of preferred Capital Stock (if actually paid, solely if and to the extent permitted to be paid by the terms of this Credit Agreement; and other than Distributions permitted and contemplated by Section 10.7),
(iv) all federal, state, local and foreign income tax expense,
(v) depreciation, depletion, and amortization expense (including mortgage servicing rights) and other similar non-cash items,
(vi) non-cash losses related to mortgage servicing rights,
(vii) income allocated to minority interests related to SCU’s,
(viii) non-cash compensation, including all non-cash payments or accrued amounts for bonuses,
(ix) non-cash impairments of non-working capital assets, including intangibles and Supplemental Loans,
(x) non-recurring net losses from the sale or other disposition of assets outside the ordinary course of business permitted under this Credit Agreement,
(xi) non-cash losses associated with the change in fair market value of rights and obligations under Derivative Agreements,
(xii) any cash revenue received but not recognized as income in determining Consolidated Net Income;
(xiii) any other non-cash losses or expenses,
(xiv) the principal amount of any Supplemental Loans collected,
(xv) all cash payments received or cash collateral released under any Derivative Agreements,
(xvi) all non-cash reserves taken, directly or indirectly, on account of any risk-sharing arrangements with Fannie Mae, Freddie Mac or any similar or successor governmental or quasi-governmental body or any similar risk-sharing arrangement with any other Person,
(xvii) severance and transaction costs in an amount not greater than $8,500,000 during 2010 and relating to the Island Recapitalization, and
(xviii) amounts payable for third party costs and expenses out of the escrow account established under the Escrow Agreement;

(xix) all non-cash losses arising out of the deconsolidation process with respect to the Excluded Entities, minus:
(c) in each case to the extent added, or not included as a net loss, in determining Consolidated Net Income,
(i) all federal, state, local and foreign income tax benefits,
(ii) all federal, state, local and foreign taxes actually paid in cash,
(iii) non-cash gains related to sales of mortgage loans,
(iv) losses allocated to minority interests related to SCU’s,
(v) non-cash recoveries of non-working capital assets, including intangibles,
(vi) non-recurring net gains from the sale or other disposition of assets outside the ordinary course of business permitted under this Credit Agreement,
(vii) non-cash gains associated with the change in fair market value of rights and obligations under Derivative Agreements,
(viii) other non-recurring gains (including, without limitation, gains related to mortgage servicing rights),
(ix) cash that is not generally available due to a restriction created by operation of the terms of its Governing Documents or any agreement, instrument or Applicable Law, or is otherwise designated as restricted by any Person, to the extent of any such restriction; provided that any minimum capital or cash collateral postings required by Freddie Mac, Fannie Mae or their successors shall not constitute such a restriction,
(x) the principal amount of any Supplemental Loans, or cash reserves created in the nature of Supplemental Loans or other protective advances, directly or indirectly made to or for the benefit of any LIHTC Property or Centerline-Sponsored Fund,
(xi) all amounts paid, advanced or otherwise made available to Island or any of its Affiliates, including, without limitation, pursuant to the Management Agreement,
(xii) all cash payments made or cash collateral provided under any Derivative Agreements,

(xiii) all cash payments actually made, directly or indirectly, on account of any risk-sharing arrangements with Fannie Mae, Freddie Mac or any similar or successor governmental or quasi-governmental body or any similar risk-sharing arrangement with any other Person,
(xiv) all amounts due and payable to third parties under the Timex Contribution Agreement to the extent such amounts are included in CHC’s Consolidated Net Income,
(xv) any cash compensation actually paid, and
(xvi) any other non-cash revenues
(xvii) any non-cash reserves reversed,
(xviii) any non-cash gains arising out of the deconsolidation process with respect to the Excluded Entities.
Consolidated Net Income. With respect to any Person for any period of calculation, after adjusting for (y) the impact of FIN 46(R) from consolidation of partnerships and entities required by FASB and (z) the deconsolidation of the Excluded Entities, the net income (or loss) of the Person with respect to which Consolidated Net Income is being calculated (the “Target Person”) and its Subsidiaries on a consolidated basis; provided that Consolidated Net Income shall exclude:
(a) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such amounts are not permitted by operation of the terms of its organizational documents or any agreement, instrument or Applicable Law applicable to such Subsidiary,
(b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or prior to the date any such Person is merged into or consolidated with the Target Person or any of its Subsidiaries or that Person’s assets are acquired by the Target Person or any of its Subsidiaries, and
(c) any income (or loss) for such Period of any Person if such Person is not a Subsidiary, except that the Target Person’s equity in the net income of any such Person shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Period to the Target Person or a Subsidiary as a Distribution (and in the case of a Distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Target Person as described in clause (a) of this proviso).
Contingent Liabilities. Any guaranties or other indirect contingent Indebtedness (excluding any such guaranties or other indirect contingent Indebtedness incurred by the Excluded Entities), and with the aggregate amount thereof with respect to such Contingent Liabilities to be equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or (x) if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or (y) if the amount of the Contingent Liability is less than the determinable amount of the primary obligation (e.g. because of limited recourse to the guarantor), the maximum amount of potential liability on account of such guaranty or other contingent obligation. For the avoidance of doubt, any such guaranties or other indirect contingent Indebtedness incurred by a Person other than an Excluded Entity, by which such Person guaranties or otherwise becomes liable for Indebtedness of an Excluded Entity, shall constitute Contingent Liabilities.
Continue, Continuation and Continued. Refers to the continuation of a Base Rate Loan or a LIBOR Rate Loan from one Interest Period to another Interest Period pursuant to Section 2.3.2.
Contractual Obligations. For any Person, any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which such Person is a party or by which it or any of its assets or properties is bound or to which it or any of its assets or properties is subject.
Conversion Request. A notice given by the Borrowers to the Administrative Agent of the Borrower’s election to Convert or Continue a Base Rate Loan to a LIBOR Rate Loan, or vice versa, in accordance with Sections 2.3.1 and 2.3.2.
Convert, Conversion and Converted. Refers to the conversion of either a Base Rate Loan into a LIBOR Rate Loan or a LIBOR Rate Loan into a Base Rate Loan pursuant to Sections 2.3.1 and 2.3.2.
Covered Taxes. See Section 6.2.1.
Credit Agreement. See the introductory paragraph to this Credit Agreement.
Creditor Parties. The Lenders, the Administrative Agent and the Issuing Bank, or such group of such Persons as a context may suggest or require.
Daily Unused Amount. See Section 2.1.2(c).
Default. Any event or circumstance which is either an Event of Default, or, with the giving of notice or the passage of time or both, will become an Event of Default.
Default Rate. An interest rate equal to (a) the Base Rate plus (b) 5% per annum, in all cases to the fullest extent permitted by applicable laws.
Delinquent Lender. See Section 13.5.3.
Derivative Agreement. Any forward contract, futures contract, swap, option or other similar agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements).

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of CHC or any Subsidiary of CHC, including, without limitation, on account of and pursuant to SCU’s, other than dividends payable solely in shares of common stock of CHC or such Subsidiary; the payment or prepayment of principal of, premium, if any, or interest on, or purchase, redemption, defeasance, retirement or other acquisition of or with respect to any shares of any class of Capital Stock of CHC or any Subsidiary of CHC, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by CHC or any Subsidiary of CHC to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of CHC or any Subsidiary of CHC.
Distribution Default. Any Default, other than a Financial Covenant Default.
Dollars or $. Dollars in lawful currency of the United States.
Domestic Lending Office. Initially, the office of each Lender designated as such by notice to the Borrowers; thereafter, such other office of such Lender, if any, that shall be making or maintaining Base Rate Loans.
Drawdown Date. The date on which any Revolving Loan is made or is to be made, and the date on which any Revolving Loan, in accordance with Section 2.3, is Converted or Continued.
EIT Agreement. The Second Amended and Restated Trust Agreement dated as of December 27, 2007, as amended from time to time, by and among the managing trustees party thereto, CHC, Wilmington Trust Company, as registered trustee, Holding Trust and CAHA, as manager relating to EIT.
EIT Common Shares. The common shares of EIT, and any securities into or for which such common shares hereafter may be converted or exchanged, constituting all Capital Stock of EIT other than the EIT Preferred Shares.
EIT Preferred Shares. The preferred shares issued by EIT as of the date of the EIT Agreement.
Eligible Assignee. Any Person that meets the requirements to be an assignee under Sections 17.2.6, 17.2.7 and 17.2.8 (subject to such consents, if any, as may be required under Section 17.2.6).
Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA established, maintained or contributed to (including any plan to which an obligation to contribute exists) by the Borrower, any Guarantor or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.
Employee-Owned Entity. The Management-Owned Entities and any other Person as to which one or more employees of the Centerline Group own, directly or indirectly, any equity interest.
Equal or Higher Order Loan Party. Each Borrower shall be an Equal or Higher Order Loan Party of the other Borrower, any Guarantor and any Pledged Entity. Each Guarantor shall be an Equal or Higher Order Loan Party of any other Guarantor and any Pledged Entity. Each Pledged Entity shall be an Equal or Higher Order Loan Party of any other Pledged Entity.
Equity Collateral. All of the Capital Stock of CFin Holdings held by CCG (consisting of 90% of CFin Holdings’ issued and outstanding Capital Stock); and all of the Capital Stock in CCG, each of the Guarantors (other than CCC), Guaranteed Holdings, EIT (other than the EIT Preferred Shares), EIT II, SPV I, SPV II, and any other Persons listed on Schedule 1 under paragraph C thereof.
ERISA. The Employee Retirement Income Security Act of 1974 as amended, and regulations promulgated thereunder.
ERISA Affiliate. Any Person which is treated as a single employer with CHC or any Subsidiary of CHC under Section 414 of the Code.
ERISA Event. (i) A “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Guaranteed Pension Plan; (ii) the failure to meet the minimum funding standard of Code Section 412 with respect to any Guaranteed Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Code Section 412(m) with respect to any Guaranteed Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Guaranteed Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Borrower, Guarantor, Pledged Entity or ERISA Affiliate from any Guaranteed Pension Plan with two or more contributing sponsors or the termination of any such plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Guaranteed Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Guaranteed Pension Plan; (vi) the imposition of liability on any Borrower, Guarantor, Pledged Entity or ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by any Borrower, Guarantor, Pledged Entity or any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Borrower, Guarantor, Pledged Entity or any ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission that could give rise to the imposition on any Borrower, Guarantor, Pledged Entity or any ERISA Affiliate of material fines, penalties, taxes or related charges under the Code in respect of any Employee Benefit Plan including without limitation, the occurrence of a prohibited transaction within the meaning of Code Section 4975, that would have a Material Adverse Effect; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against any Borrower, Guarantor, Pledged Entity or any ERISA Affiliate in connection with any such Employee Benefit Plan that would have a Material Adverse Effect; (x) receipt from the Internal Revenue Service of notice of the failure of any Guaranteed Pension Plan (or any other Employee Benefit Plan intended to be qualified under Code Section 401(a)) to qualify under Code Section 401(a), or the failure of any trust forming part of any Employee Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA to qualify for exemption from taxation under Code Section 501(a); or (xi) the imposition of a Lien pursuant to Code Section 401(a)(29) or 412(n) or pursuant to ERISA with respect to any Employee Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA.
Escrow Agreement. That certain Escrow Agreement, dated as of March 5, 2010, by and among, CHC, CCG, the Administrative Agent, and Bank of America, as escrow agent, as amended and/or restated from time to time.
Event of Default. See Section 11.1.
Excess Sale Proceeds. Proceeds in excess of $15,000,000 in the aggregate (plus $1.00 for each $3.00 by which the Balloon is reduced following the Closing Date) realized from any one transaction or series of transactions in which CHC or any of its Subsidiaries conveys, sells, transfers, securitizes, monetizes or otherwise disposes of any of their respective assets (generically, a “Sale of Assets”). Excess Sale Proceeds expressly exclude:
(a) to the extent constituting proceeds of a Sale of Assets, any proceeds of Casualty Events which are applied in accordance with the provisions of Section 4.2.2(b);
(b) to the extent constituting proceeds of a Sale of Assets, the proceeds from (i) any sale or transfer of office equipment not used in the business of CHC or its Subsidiaries permitted pursuant to Section 10.5.3(b), or (ii) any other sale or transfer permitted pursuant to Section 10.5.3(c) and (e);
(c) any Sale of Assets by any Excluded Entity; provided, however, such exclusions from the definition of Excess Sale Proceeds shall not in any way diminish or alter the Obligation to apply any Excluded Entity Distributions in accordance with the provisions of Sections 4.2.2(c); and
(d) any Sale of Assets by a Centerline-Sponsored Fund.
Excess Sale Proceeds shall be net of (w) reasonable costs and expenses of effecting such sale (including, without limitation, reasonable legal and brokerage fees) pursuant to one or more arm’s length transactions; (x) repayment of Indebtedness secured solely by, and incurred in connection with the acquisition of, the asset disposed of; (y) any income or gains tax due and payable arising out of such sale; and (z) reasonable purchase price reserves (until such time as any portion of such reserves are released to CHC or such Subsidiary).
Excluded Taxes. With respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any Obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which either Borrower is located.
Existing Letters of Credit. Those Letters of Credit issued under the Original Agreement that continue to be outstanding as of the date hereof and that are listed on Schedule 5, and any renewals or extensions thereof.
Expense Reimbursements. All amounts received, or to be received, by any member of the Centerline Group, any employee of the Centerline Group or by any Employee-Owned Entity from any Centerline-Sponsored Fund as repayment of any liabilities owed by the Centerline-Sponsored Fund to such Person, other than amounts representing (a) Supplemental Loans and (b) any incidental reimbursements (such as travel expenses) to employees of the Centerline Group in the ordinary course of business.
FASB. Financial Accounting Standards Board.
Fannie Mae. Federal National Mortgage Association, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States.
FDIC. The Federal Deposit Insurance Corporation.
Fee Letter. The fee letter, of even date herewith, among the Borrowers and the Administrative Agent.
Fees. Collectively, the Letter of Credit Fees and the Unused Facility Fee.
FHA. The United States Federal Housing Authority.
Financial Covenant Default. Any Default arising out of a failure to satisfy any of the terms of Sections 10.13 and 10.14.
Fiscal Quarter(s). The approximately thirteen (13) or fourteen (14) week periods, the first of which shall commence on the first day of each Fiscal Year, and the second, third and fourth of which shall commence on the first day of April, July and October, respectively.
Fiscal Year. The period commencing on January 1 and ending on December 31 of each calendar year.
Fixed Charges. The amount measured as of the last day of the applicable period derived from:
(a) interest expense on Total Debt that is due and payable during such applicable period, plus
(b) the Unused Facility Fee and any other unused facility fees on any Indebtedness included in Total Debt, plus

(c) scheduled principal payments on any Indebtedness included in Total Debt, plus
(d) any payments actually made on account of Contingent Liabilities if, and to the extent, not deducted from Consolidated Net Income in calculating Consolidated EBITDA, plus
(e) mandatory Distributions paid to any class of preferred Capital Stock.
Freddie Mac. Federal Home Loan Mortgage Corporation, a shareholder-owned government-sponsored enterprise organized and existing under the laws of the United States.
Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
Fund Deferred Fees. Those certain Asset Management Fees and Disposition Fees (as such terms are defined in the Fund Documents) or such other fees payable to the Fund GPs of the Centerline-Sponsored Funds, or their assignees, to the extent any of such fees are intended under the Fund Documents to be paid (i) from the operations of the Centerline-Sponsored Funds (including, without limitation, from Sale or Refinancing Proceeds (as defined in the Fund Documents)) and not from the proceeds of the capital contributions of the limited partners or members of such Centerline-Sponsored Funds, or (ii) upon liquidation of the Centerline-Sponsored Fund.
Fund Documents. With respect to each Fund GP, the partnership agreement or limited liability company agreement of the Centerline-Sponsored Fund for which such Fund GP serves as general partner or managing member.
Fund GPs. The general partners and managing members of the Centerline-Sponsored Funds.
GAAP. Principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors, as in effect from time to time, and (ii) consistently applied with past financial statements of each Borrower, each Guarantor and their respective Subsidiaries adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than qualifications regarding changes in GAAP and as to normal year-end adjustments) as to financial statements in which such principles have been properly applied.
Governing Documents. With respect to any Person, its certificate or articles of incorporation, certificate of formation, certificate of trust, or, as the case may be, certificate of limited partnership, its by-laws, operating agreement, trust agreement or, as the case may be, partnership agreement or other constitutive documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.
Governmental Authority. Any foreign, federal, state, provincial, regional, local municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator; provided that, notwithstanding the foregoing, the term “Governmental Authority” shall be deemed not to include Freddie Mac, Fannie Mae, FHA or any other similar agency.
Government Obligations. See the definition of Cash Equivalents.
Guaranteed Funds. See Section 9.5.1(a)(iii).
Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA established, maintained, or contributed to (including any plan to which an obligation to contribute exists) by either Borrower, any Guarantor, any Pledged Entity or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
Guaranties. Collectively: (a) the guaranties described on Schedule 1; and (b) each guaranty executed and delivered after the date hereof (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) by a Person that becomes a Guarantor hereunder in accordance with Section 9.20; pursuant to which, among other things, each Guarantor jointly, severally and unconditionally guaranties the payment and performance in full of the Obligations, in each case, as amended and/or restated from time to time.
Indebtedness. As to any Person, all of the following, whether or not included as a liability or indebtedness in accordance with GAAP, but without duplication:
(a) every obligation of such Person for money borrowed;
(b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;
(c) every reimbursement obligation of such Person with respect to letters of credit (which are drawn but not reimbursed or which are not yet drawn), bankers’ acceptances, or similar facilities issued for the account of such Person;
(d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements, but excluding trade accounts payable arising in the ordinary course of business);
(e) every obligation of such Person under any capitalized lease representing the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP;
(f) every obligation of such Person under any synthetic lease representing the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a capital lease;

(g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise (other than in connection with the disposition of the business operations of such Person relating thereto, a disposition of defaulted receivables for collection and not as a financing arrangement or a true sale without recourse to such Person), and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith;
(h) every obligation of such Person to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock, other than any such obligation which may be satisfied solely through the conversion to common stock or other delivery of equity securities and not through delivery of cash or any other assets;
(i) every net obligation of such Person under any Derivative Agreement;
(j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law; and
(k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) above (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.
The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (1) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (2) any Capitalized Lease Obligation shall be the present value of the aggregate of the rentals obligation under such capitalized lease payable over the term thereof that is not subject to termination by the lessee, (3) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than CHC or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, which the seller is obligated to repay (4) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amounts, (5) any Derivative Agreement shall be the net maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (6) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price, (7) any guaranty or other contingent liability referred to in clause (k) above shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, (x) if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith or (y) if the amount of the guaranty or other contingent liability is less than the determinable amount of the primary obligation (e.g., because of limited recourse to the guarantor), the maximum amount of potential liability on account of such guaranty or other contingent obligation, and (8) the amount of any Indebtedness for borrowed money pursuant to any revolving credit facility or other credit accommodation permitting future advances shall be the amount actually borrowed at the time of determination. Notwithstanding the foregoing, Indebtedness of any Centerline-Sponsored Fund or any limited partnership owning a LIHTC Property, that constitutes the sole Indebtedness of a CHC Subsidiary because such Subsidiary is a single purpose entity holding no assets other than its partnership interest held in connection with its serving as the general partner of such Centerline-Sponsored Fund or limited partnership, shall not constitute Indebtedness under this Credit Agreement.
Information. See Section 25.2.
Intercompany Subordination Agreement. That certain Subordination Agreement, dated as of December 27, 2007, and ratified as of the date hereof, among the Borrowers, the Guarantors, the Pledged Entities, the subordinating creditors and the Administrative Agent, which provides, inter alia, that all Indebtedness owing to another Borrower, Guarantor or Pledged Entity shall be subordinated to the full and final payment of the Obligations.
Interest Payment Date. The first Business Day of each calendar month.
Interest Period. With respect to all or any relevant portion of each Revolving Loan or the Term Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrowers in a Revolving Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, each Business Day, and (ii) for any LIBOR Rate Loan 1, 2, 3, 6 or (if available from all Lenders) 12 months, and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan or portion thereof and ending on the last day of one of the periods set forth above, as selected by the Borrowers in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(a) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b) if the Borrowers fail to give notice as provided in Section 2.3.4, the Borrowers shall be deemed to have requested a conversion of the affected LIBOR Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;
(c) any Interest Period relating to any LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and
(d) any Interest Period relating to any LIBOR Rate Loan that would otherwise extend beyond the applicable Maturity Date shall end on such Maturity Date.
Island. Island Capital Group LLC, a Delaware limited liability company.
Island Recapitalization. The transactions being consummated, the actions being taken and the conditions being satisfied by Island, Newco, the Borrowers, the Guarantors, the Pledged Entities and other Persons prior to or contemporaneously with the closing of this Credit Agreement, which shall include, without limitation, (a) the restructuring of the Indebtedness evidenced by the Original Agreement, (b) the ARCap Transaction, and (c) the Related Loan, which shall include the execution and delivery of the agreements, instruments and writings, the performance of all actions and the satisfaction of all conditions, referred to or contemplated by (y) the Closing Checklist attached to this Credit Agreement as Exhibit 7.1, and (z) the Closing Checklist attached to the Newco Loan Agreement as Exhibit 6.1.
Issuing Bank. See the introductory paragraph to this Credit Agreement.
LC Guaranty. See Section 5.1.2.
Lender or Lenders. See the introductory paragraph to this Credit Agreement. Such term shall also include any Person that becomes a Lender by way of assignment or transfer pursuant to this Credit Agreement.
Letter of Credit. Each of the Existing Letters of Credit and each New Letter of Credit.
Letter of Credit Application. See Section 5.1.2.
Letter of Credit Fees. See Section 5.6.
Letter of Credit Participation. See Section 5.1.5.
LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London.
LIBOR Lending Office. Initially, the office of each Lender designated as such by notice to the Borrower; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate. For any Interest Period with respect to a LIBOR Rate Loan, the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for a period of time comparable to such LIBOR Rate Loan which is equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) as of 11:00 a.m. London time on the day that is two (2) LIBOR Business Days preceding the first day of the Interest Period applicable to such LIBOR Rate Loan. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two LIBOR Business Days prior to the commencement of such Interest Period. If the Administrative Agent’s London branch is not offering such rate, then the LIBOR Rate shall be deemed to be unavailable.
In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR Rate deposits of any Lender, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.
LIBOR Rate Loans. All or any portion of the Revolving Loans or the Term Loan bearing interest calculated by reference to the LIBOR Rate.
Liens. Any encumbrance, mortgage, deed of trust, assignment, attachment, deposit arrangement, lien (statutory, judgment or otherwise), pledge, hypothecation, charge, restriction or other security interest, security agreement, or any interest of any kind securing any obligation of any entity or person, whether such interest is based on common law, civil law, statute or contract.
LIHTC Advance Amount. The total amount borrowed hereunder with respect to a particular LIHTC Investment.
LIHTC Investments. See Section 3.1(b).
LIHTC Property. A multi-family affordable housing real estate property located in the United States that provides low income housing tax credits to investors under the Code.
Line of Business or Lines of Business. See Section 10.6.2.
Loan Documents. This Credit Agreement, any Notes, the Letters of Credit, the Guaranties, the Pledge Agreements, the Other Security Documents, the Fee Letter, the Intercompany Subordination Agreement, the Omnibus Ratification and Amendment Agreement, any Derivative Agreement between a Borrower or Guarantor and a Lender or an Affiliate of a Lender relating to any portion of the Loans, and any other agreement between or among a Borrower and/or any Guarantor or Pledged Entity, and the Administrative Agent and/or any Lender relating to fee arrangements, or any other agreement, instrument or writing between or among such parties pursuant to, ancillary to or contemplated by this Credit Agreement, in each case as amended or restated from time to time.
Loan Party. Any of the Borrowers, the Guarantors or the Pledged Entities.
Loans. Collectively, the Revolving Loans and the Term Loan.
Management Agreement. The Management Agreement, dated on or about the Closing Date, by and among Island Centerline Manager LLC, a Delaware limited liability company, CHC and CCG, as the same may be amended, modified, restated or supplemented from time to time.
Management-Owned Entities. Collectively, Centerline GP Holdings LLC, Centerline GP Dispositions LLC, CCL Dispositions II LLC and CCL Acquisitions II LLC.
Material Adverse Effect. A material adverse effect on (i) the properties, assets, financial condition, operations or business of each of the Borrowers and Guarantors, and their Subsidiaries, taken as a whole, (ii) the ability of either Borrower or any Guarantor to fully and timely pay or perform its obligations under the Loan Documents, (iii) the legality, validity, binding effect or enforceability against either Borrower or any Guarantor of a Loan Document to which it is a party, or (iv) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any other Creditor Party under any Loan Document.
Maturity Dates. Collectively, the Revolver Maturity Date and the Term Loan Maturity Date.
Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit issued for the account of a Borrower, as such aggregate amount may be reduced from time to time by draws under such Letters of Credit or otherwise pursuant to the terms of such Letters of Credit.
Measurement Date. See the definition of Total Debt/Consolidated EBITDA Ratio.
Merrill. Merrill Lynch Capital Services Inc., a Delaware corporation.
Merrill Agreements. The Master Assignment, Stabilization, Assignment Allocation, Services and Asset Management Agreement, dated on or about the Closing Date, among CHC, CCG, CAHA, Guaranteed Manager, Guaranteed Holdings, CMC, and Guaranteed Manager II and each of the agreements executed in connection therewith, including, but not limited to (a) the Receivables Assignment and Assumption Agreement, by and among CHC, CCG Guaranteed Manager II and Guaranteed Holdings (the “Merrill Receivables Assignment and Assumption Agreement”), (b) the Transaction Assignment Agreement, among CCG, CHC, Guaranteed Holdings and Merrill, (c) the ISDA 1992 form (Multicurrency - Cross Border) Master Agreement, among Guaranteed Holdings and Merrill and the Schedule, Credit Support Annexes and Confirmations thereto and (d) the Reaffirmation of Guarantee by CHC in favor of Merrill (the “Reaffirmation of Guarantee”), as such agreements may be amended, modified, restated or supplemented from time to time.

Merrill Receivables Assignment and Assumption Agreement. See the definition of Merrill Agreements.
Moody’s. Moody’s Investors Service, Inc. and its successors.
Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by either Borrower, any Guarantor or any ERISA Affiliate.
Natixis. Natixis Financial Products Inc., a Delaware corporation.
Natixis Agreements. The Master Novation, Stabilization, Assignment, Servicing and Asset Management Agreement, dated on or about the Closing Date, by and among CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings, CMC and Natixis, and each of the other agreements executed in connection therewith, including, but not limited to (a) the Receivables Assignment and Assumption Agreement by and among CHC, CCG, CAHA, Guaranteed Manager, CFin Holdings and each of the Credit Enhanced Funds, Credit Enhanced Partnership General Partners and Special Limited Partners listed on Exhibit A thereto (the “Natixis Receivables Assignment and Assumption Agreement”), (b) the Senior Secured Credit Agreement between CFin Holdings and Natixis, (c) the Novation Agreement, dated on or about the Closing Date, among CCG, CFin Holdings and Natixis, and (d) the ISDA 1992 form (Multicurrency — Cross Border) Master Agreement between CFin Holdings and Natixis and the Schedule, Credit Support Annexes and Confirmations thereto, as such agreements may be amended, modified, restated or supplemented from time to time.
Natixis Receivables Assignment and Assumption Agreement. See the definition of Natixis Agreements.
Negative Covenants and Financial Covenants. The covenants of the Borrowers and the Guarantors set forth in Section 10.
Newco Loan Agreement. That certain Term Loan Agreement, dated as of the date hereof, among Newco, the guarantors named therein, the Administrative Agent and the Lenders, as amended or restated from time to time.
New Lending Office. See Section 6.2.4.
New Letters of Credit. Letters of Credit issued by the Issuing Bank pursuant to the terms of Section 5 from and after the Closing Date.
Non-Compete Agreement. Sections 6.10 and 6.11 of that certain Purchase and Sale Agreement, of even date herewith, entered into among CHC, certain of its Subsidiaries and Newco, in connection with the Island Recapitalization.
Non-U.S. Lender. See Section 6.2.4.

Notes. Any Revolving Notes and any Term Notes as a Lender may request from time to time pursuant to Section 2.1.3 or Section 2.2.2, as the case may be.
Obligations. All indebtedness, obligations and liabilities of the Borrowers, any of the Guarantors and their respective Subsidiaries to any of the Lenders, the Issuing Bank, the Administrative Agent or any of their Affiliates, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents, including, without limitation, under any Derivative Agreement between a Borrower or Guarantor and any Lender or Lender’s Affiliate relating to any portion of the Loans, or Reimbursement Obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
Omnibus Ratification and Amendment Agreement. That certain Omnibus Ratification and Amendment Agreement, of even date herewith, among CHC, CCG, those Persons listed as Guarantors on Schedule A attached thereto, those Person listed as pledgors on Schedule A attached thereto, those Persons listed as subordinating creditors on Schedule A attached thereto, those Persons listed as Lenders on Schedule A attached thereto and the Administrative Agent.
Omnibus Release and Termination Agreement. That certain Omnibus Release and Termination Agreement, of even date herewith, among the Persons listed as terminating parties on Schedule A attached thereto, the Administrative Agent and those Persons listed as Lenders on Schedule A attached thereto.
Original Agreement. See the second paragraph of this Credit Agreement.
Other Collateral. All of the collateral described in the Other Security Documents.
Other Security Documents. Collectively: (a) the security agreements, pledge agreements and other documents and agreements described on Schedule 1; and (b) each security agreement executed and delivered after the date hereof (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) by a Subsidiary in accordance with Section 9.20; pursuant to which, among other things, Liens on the Other Collateral are granted, in each case, as amended or restated from time to time.
Other Taxes. See Section 6.2.2.
Outstanding or outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
Participant. See Section 17.4.
PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Indebtedness. See Section 10.3.
Permitted Liens. See Section 10.1.
Permitted Refinancing. With respect to any Person, any modification, refinancing, refunding, renewal or extension of any Permitted Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Permitted Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus any other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 10.3, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the maturity date of the Permitted Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Permitted Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders, in the Administrative Agent’s reasonable judgment, as those contained in the documentation governing the Permitted Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Permitted Indebtedness are not materially less favorable to the Borrower and the Guarantors or the Lenders than the terms and conditions of the Permitted Indebtedness being modified, refinanced, refunded, renewed or extended, and (e) such modification, refinancing, refunding, renewal or extension is incurred by the Person or Persons who are the obligors on the Permitted Indebtedness being modified, refinanced, refunded, renewed or extended.
Person. Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
Platform. See Section 25.4.
Pledge Agreements. Collectively: (a) the pledge agreements and other documents and agreements described on Schedule 1; and (b) each pledge agreement executed and delivered after the date hereof (each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) by the holder(s) of the Capital Stock of a Subsidiary in accordance with Section 9.20; pursuant to which, among other things, Liens on the Equity Collateral are granted, in each case, as amended or restated from time to time.
Prior Fiscal Quarter. See the definition of Total Debt/Consolidated EBITDA Ratio.
Pro Forma Leverage Test. In order to determine
(a) whether certain Indebtedness constitutes Permitted Indebtedness pursuant to Section 10.3,

(b) whether certain mergers or consolidations are permitted pursuant to Section 10.5.1, or
(c) whether certain acquisitions are permitted pursuant to Section 10.6.3, the Total Debt/Consolidated EBITDA Ratio for CHC as of the Measurement Date, after giving pro forma effect to such Indebtedness, merger, consolidation or acquisition, shall not exceed 5.0 to 1.0.
Projected Consolidated EBITDA. The amount set forth on Schedule 4.2.3 with respect to each Fiscal Year ending during the term of this Credit Agreement, commencing with the Fiscal Year ending on December 31, 2011.
Public Lender. See Section 25.4.
Reaffirmation of Guarantee. See definition of Merrill Agreements.
Register. See Section 17.3.
Regulation D. Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
Reimbursement Obligation. See Section 5.2.
Related Loan. The loan by the Lenders of $5,000,000 to TRCLP Affordable Acquisitions LLC, a wholly-owned Subsidiary of The Related Companies, in connection with, and as contemplated by, the Island Recapitalization.
Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective equityholders, directors, trustees, officers, employees, agents, attorneys, representatives and advisors of such Person and such Person’s Affiliates.
Required Lenders. Any Lender or combination of two or more Lenders holding at least 66.67% of the Total Commitment (as the Commitment for each Lender is reflected on Schedule 2).
Reserve Percentage. The maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Eurocurrency Liabilities” as defined in Regulation D.
Revolver. The credit facility pursuant to which Revolving Loans are made and Letters of Credit are issued as contemplated by the terms of this Credit Agreement.
Revolver Maturity Date. March 4, 2015, subject to acceleration under Section 11.2.1.
Revolving Credit Lender. Each Lender whose Revolving Loan Commitment and Revolving Loan Commitment Percentage is greater than zero.

Revolving Credit Limit. The aggregate of all Revolving Loan Commitments from time to time under this Credit Agreement, as may be reduced from time to time pursuant to the terms of this Credit Agreement. As of the date hereof, the Revolving Credit Limit equals $36,981,200. In addition, in the event that any Existing Letter of Credit is terminated or expires, or the amount remaining available to be drawn under any Existing Letter of Credit is reduced, the outstanding principal balance of the Revolving Credit Limit shall be reduced dollar for dollar. Promptly in the event of any reduction in the Revolving Credit Limit, the Administrative Agent will provide written notice to the Borrowers, the Guarantors and the Lenders of the decrease in the Revolving Credit Limit and the Total Credit Amount then occurring. From time to time as the Administrative Agent provides notice of any such decrease, the Administrative Agent will also provide a revised Schedule 2 pursuant to Section 17.3 reflecting the updated Revolving Loan Commitments and the then applicable Revolving Credit Limit.
Revolving Exposure. At any time, the sum of the outstanding amount of all Revolving Loans, plus the Maximum Drawing Amount, plus, without duplication, all Unpaid Reimbursement Obligations.
Revolving Loan Account. See Section 17.3.
Revolving Loan Commitment. Each Revolving Credit Lender’s share of the obligation of such Lender to make Revolving Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading Revolving Loan Commitment opposite such Lender’s name on Schedule 2 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be (a) reduced from time to time pursuant to Section 2.4;or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 17.2.
Revolving Loan Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth opposite its name on Schedule 2.
Revolving Loan Request. See Section 2.1.5(a).
Revolving Loans. The revolving credit loans made by the Revolving Credit Lenders to the Borrowers pursuant to Section 2.1.
Revolving Note. See Section 2.1.3.
S&P. Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
SCUs. Special Common Units issued by CCC entitling the holders thereof to a Preferred Return (as defined in CCC’s Amended and Restated Operating Agreement dated November 17, 2003, as amended).
SEC. The United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of the United States Securities and Exchange Commission.

Servicing Agreements. Those certain Servicing Agreements, each between CSL and CAHA, on the one hand, and either CMC, CMP or other Loan Parties, each dated on or about the date hereof, pursuant to which CSL and CAHA performs servicing or sub-servicing for such Loan Party.
Solvent. A Person is Solvent if the present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured.
Subordinated Debt. Any of the Borrowers’ Indebtedness for borrowed money subordinated to the payment and performance of the Obligations upon terms and conditions reasonably acceptable to the Administrative Agent. Such Indebtedness will be acceptable to the Administrative Agent, and therefore will constitute Subordinated Debt, if such Indebtedness is not secured by any interest in the Collateral and provides in writing that (a) that payments with respect to such Indebtedness are prohibited during the existence of either or both of (i) a Default in any Obligation requiring the payment of money or (ii) any Event of Default, and (b) that the holder of such Indebtedness shall have agreed, for the benefit of the Lenders, to refrain from pursuing any rights or remedies with respect to such Indebtedness or with respect to any collateral or security therefor (other than the filing of any appropriate proof of claim) until such time as the Obligations have been fully and indefeasibly paid and performed.
Subsidiary. Any corporation, association, trust, partnership, limited liability company or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.
Supplemental Loans. Loans made to the LIHTC Properties or to the Centerline-Sponsored Funds which are made in connection with making operating or capital protective advances in the form of documented or undocumented so-called “supplemental loans” or “voluntary loans” in the ordinary course of business consistent with past practices.
Target Person. See definition of Consolidated Net Income.
Tax Distribution. Any Distribution made to any holder of any Capital Stock in CHC in an amount equal to the product of (a) CHC’s taxable income, if any, allocated to such holder, times (b) the then applicable highest federal and New York State, and New York City income tax rates.
Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term Loan. The term loan advanced by the Term Loan Lenders to the Borrowers pursuant to Section 2.2.
Term Loan Account. See Section 17.3.

Term Loan Commitment. As to each Term Loan Lender, the portion of the Term Loan advanced by such Term Loan Lender as set forth on Schedule 2, or in the Assignment and Acceptance pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 17.2.
Term Loan Commitment Percentage. With respect to each Term Loan Lender, the percentage set forth opposite its name on Schedule 2.
Term Loan Lender. Each Lender whose Term Loan Commitment and Term Loan Commitment Percentage is greater than zero.
Term Loan Limit. The aggregate of all Term Loan Commitments from time to time under this Credit Agreement, as may be reduced from time to time pursuant to Section 4.2. As of the date hereof, the Term Loan Limit equals $137,500,000.00.
Term Loan Maturity Date. March 3, 2017, subject to acceleration under Section 11.2.1.
Term Note. See Section 2.2.2.
The Related Companies. The Related Companies, L.P., a New York limited partnership.
The Related Companies Group. Consists of The Related Companies and all of its Affiliates other than the Centerline Group.
Timex Contribution Agreement. Contribution Agreement, dated as of December 17, 2002, by and among certain of the Loan Parties and The Related Companies, among others, pursuant to which CHC acquired its platform for the syndication of LIHTC Investments.
Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time.
Total Credit Amount. The aggregate of the Revolving Credit Limit and the Term Loan Limit, from time to time. As of the date hereof, the Total Credit Limit equals $174,481,200. The Total Credit Amount is subject to decrease pursuant to the definition of Revolving Credit Limit, Section 2.4 and Section 4.2.
Total Debt. The sum (without duplication) of the outstanding principal of
(a) Revolving Loans, plus
(b) the Term Loan, plus
(c) Subordinated Debt of the Borrowers, the Guarantors or any of the Pledged Entities (other than Indebtedness of EIT, to the extent that such Indebtedness is otherwise permitted hereunder), plus

(d) all other Indebtedness described in the following clauses of the definition of Indebtedness: (a) through (h), (i) (to the extent not constituting Permitted Indebtedness) and (j), plus
(e) Indebtedness of the Excluded Entities to the extent that such Indebtedness does not constitute Permitted Indebtedness, plus
(f) without duplication, any Contingent Liabilities incurred in connection with or relating to any of the foregoing.
Notwithstanding anything to the contrary contained herein, (i) Indebtedness associated with any general partnership interests held by special purpose entities that are Subsidiaries of CHC shall be included in the calculation of “Total Debt” only to the extent of any recourse to any of the Loan Parties; and (ii) the following Indebtedness shall be excluded from the definition of Total Debt: (1) any Indebtedness constituting Permitted Indebtedness pursuant to clauses (e), (g), (h), (k) through (o) and (r) of Section 10.3.1 and Section 10.3.2, (2) that certain promissory note made by CHC, in principal face amount of $20,000,000, made by CHC payable to the order of Centerline Guarantor LLC, (3) CHC’s $75,000,000 DUS risk-share guaranty for the benefit of Fannie Mae, (4) accrued loss share reserve(s) for the benefit of Fannie Mae and Freddie Mac, (5) any put obligations related to the preferred Capital Stock of CHC set forth on item 2 of Schedule 8.5.4, (6) the CHC/CCG Guaranty, and (7) CHC’s guarantee and indemnification obligations arising under the Reaffirmation of Guarantee.
Total Debt/Consolidated EBITDA Ratio. The ratio calculated by dividing Total Debt by Consolidated EBITDA. In connection with calculating such ratio for purposes of determining (a) whether certain Indebtedness constitutes Permitted Indebtedness pursuant to Section 10.3, (b) whether certain mergers or consolidations are permitted pursuant to Section 10.5.1, or (c) whether certain acquisitions are permitted pursuant to Section 10.6.3;
(y) Total Debt shall be measured as of the date such Indebtedness is to be incurred or such merger, consolidation or investment is to be consummated (the “Measurement Date”), and
(z) CHC’s Consolidated EBITDA shall be measured for the twelve month period ending on the last day of the Fiscal Quarter for which CHC is obligated to have provided financial statements pursuant to Section 9.5.1(a) or (b) immediately preceding such Measurement Date (the “Prior Fiscal Quarter”).
Type. As to all or any portion of any Revolving Loan or the Term Loan, its nature as a Base Rate Loan or LIBOR Rate Loan.
Uniform Customs. See Section 5.1.4.
United States. United States of America.

Unpaid Reimbursement Obligation. The Reimbursement Obligations for which the Borrowers do not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, Section 5.2.
Unused Facility Fee. See Section 2.1.2.
Valid Business Impediment. The existence of any (a) valid legal prohibition or regulatory condition, (b) contractual impediment required for the ongoing profitable operation of such Person, or (c) circumstance in which a consent cannot be obtained after reasonable effort, that would (in any such event) prevent to any extent such Person from providing a Guaranty, an all asset Lien, a Lien on a specific asset or a pledge of Capital Stock, as applicable. In addition, a Valid Business Impediment shall also exist, solely for purposes of determining, under Sections 3.1(b) and 9.19, whether Centerline Investor LP or Centerline Investor LP II is permitted to make a LIHTC Investment instead of Centerline LIHTC Sub, if (x) the LIHTC Project which is the subject of the LIHTC Investment is to be funded with exempt bond financing which would not be a qualified bond under Section 147(a)(1) of the Code, or any successor provision thereto, by virtue of Centerline LIHTC Sub being deemed to be a “substantial user” of the Project (as such term is used in regulations promulgated under the Code) or (y) if the LIHTC Project which is the subject of the LIHTC Investment is not treated as having an eligible basis greater than zero under Section 42(d)(A)(i) of the Code solely by virtue of the LIHTC Project being purchased from a person who would be deemed to be a related person for purposes of Section 42(d)(2)(B)(iii) of the Code by reason of Centerline LIHTC Sub being a partner of the purchaser.
Voting Stock. Capital Stock of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of the directors (or persons performing similar functions) of the corporation, association, trust, partnership, limited liability company or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.
1.2 Rules of Interpretation.
(a) Unless otherwise expressly indicated, a reference to any document or agreement shall include such document or agreement as amended, modified, restated, ratified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.
(b) The singular includes the plural and the plural includes the singular.
(c) Unless otherwise expressly indicated, a reference to any law or regulation includes any amendment or modification to, or replacement of, such law or regulation.
(d) A reference to any Person includes its permitted successors and permitted assigns.
(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include,” “includes” and “including” are not limiting.
(g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that term as defined under Article 9 of the Uniform Commercial Code.
(h) Reference to a particular “Section” refers to that section of this Credit Agreement unless otherwise indicated. Reference to a particular “Exhibit” or “Schedule” refers to that Exhibit or Schedule, as applicable, to this Credit Agreement.
(i) The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
(l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent, the Lenders, the Guarantors and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against any party merely on account of such party’s involvement in the preparation of such documents.
(m) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders, the Borrowers and the Guarantors shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
2. REVOLVING LOANS AND TERM LOAN.
2.1 Revolving Loans.

2.1.1 Commitments to Make Revolving Loans. Subject to the terms and conditions of this Credit Agreement, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers from time to time during the period commencing on the Closing Date and ending on the Revolver Maturity Date, during which period the Borrowers may borrow, repay and re-borrow in accordance with the terms of this Credit Agreement, an amount equal to the then applicable Revolving Loan Commitment of each Revolving Credit Lender; provided, however, that the Borrowers shall not be permitted to borrow Revolving Loans hereunder to the extent that (a) such borrowing would cause the total Revolving Exposure to exceed the Revolving Credit Limit, or (b) a Default has occurred and is continuing or would otherwise be caused by such borrowing. In the event that such borrowing would cause the total Revolving Exposure to exceed the Revolving Credit Limit, the Borrowers agree that such event shall be an Event of Default unless the Borrowers shall, within two (2) Business Days after notice of such excess from the Administrative Agent, pay cash to the Administrative Agent in such amount as shall be necessary to eliminate such excess.
2.1.2 Unused Facility Fee. The Borrowers agree to pay to the Administrative Agent for the pro rata benefit of the Lenders in accordance with their respective Revolving Loan Commitment Percentages a fee (the “Unused Facility Fee”) calculated as follows:
(a) The Unused Facility Fee will accrue at the rate of 0.25% per annum (based on a 360 day year and actual number of days elapsed) times the Daily Unused Amount (as defined below).
(b) The Unused Facility Fee as calculated under this Section for each day of such Fiscal Quarter shall be payable quarterly in arrears on the first day of each Fiscal Quarter for the immediately preceding Fiscal Quarter commencing on the first such date following the date hereof, with a final payment on the Revolver Maturity Date or any earlier date on which the Revolving Loan Commitments shall terminate.
(c) For purposes of the forgoing, the “Daily Unused Amount” shall mean (i) the Revolving Credit Limit, minus (ii) the actual principal outstanding balance of Revolving Loans determined on a daily basis, minus (iii) the applicable Maximum Drawing Amount determined on a daily basis.
2.1.3 Revolving Notes. At the request from time to time of any Revolving Credit Lender, such Lender’s portion of the Revolving Loan Commitment shall be evidenced by a separate promissory note made by the Borrowers payable to the order of such Lender in substantially the form of Exhibit 2.1.3 (each a “Revolving Note”), dated as of the date hereof (or such other date on which such Lender may become a Revolving Credit Lender in accordance with Section 17) and completed with appropriate insertions. Any such Revolving Note shall be payable to the order of such Lender in a principal face amount equal to such Lender’s Revolving Loan Commitment and representing the joint and several obligations of the Borrowers to pay to such Lender such principal amount or, if less, the outstanding amount of all Revolving Loans actually made by such Lender as reflected from time to time in the Revolving Loan Account, plus interest accrued thereon, as set forth below.

2.1.4 Interest on Revolving Loans. Except as otherwise provided in Section 6.12:
(a) Each Revolving Loan which is a Base Rate Loan shall bear interest for each day such Revolving Loan is outstanding at the rate per annum equal to the Base Rate plus the Applicable Margin as in effect from time to time applicable to Revolving Loans that are Base Rate Loans.
(b) Each Revolving Loan which is a LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin as in effect from time to time applicable to Revolving Loans that are LIBOR Rate Loans.
(c) The Borrowers promise to pay interest on each Revolving Loan in arrears on each Interest Payment Date with respect thereto.
2.1.5 Requests for Revolving Loans.
(a) The Borrowers shall give to the Administrative Agent written notice in the form of Exhibit 2.1.5 of each Revolving Loan requested hereunder (a “Revolving Loan Request”) by no later than 1:00 p.m. Boston time no less than (a) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan and (b) three (3) Business Days prior to the proposed Drawdown Date of any LIBOR Rate Loan. Each such notice shall specify (i) the principal amount of the Revolving Loan requested, (ii) the proposed Drawdown Date of such Revolving Loan, (iii) the Type of such Revolving Loan and (iv) the Interest Period for such Revolving Loan that is to be a LIBOR Rate Loan. In addition, any Revolving Loan Request delivered in connection with a LIHTC Investment pursuant to Section 3.1(b)(i) shall be accompanied by a certificate of an officer of CHC certifying that the applicable LIHTC Property’s satisfaction of the investment criteria set forth on Schedule 9.19. Promptly upon receipt of any Revolving Loan Request, the Administrative Agent shall notify each of the Lenders thereof. Each Revolving Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Loan requested from such Lenders on the proposed Drawdown Date. Each Revolving Loan Request with respect to a Base Rate Loan shall be in a minimum aggregate amount of $500,000 and integral multiples of $100,000 in excess thereof and each Revolving Loan Request with respect to a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and integral multiples of $100,000 in excess thereof.
(b) Each Revolving Loan that is advanced under this Credit Agreement shall be made by all of the Revolving Credit Lenders simultaneously and proportionately to their respective Revolving Loan Commitment Percentages, it being understood that no Revolving Credit Lender shall be responsible for any default by any other Revolving Credit Lender in such Delinquent Lender’s obligation to make a Revolving Loan requested hereunder nor shall the Revolving Loan Commitment of any Lender to make any Revolving Loan be increased or decreased as a result of a default by a Delinquent Lender in the Delinquent Lender’s obligation to make a Revolving Loan requested hereunder. No later than

4:00 p.m. Boston time on the date that the Administrative Agent receives a Revolving Loan Request, the Administrative Agent shall notify each Revolving Credit Lender of such Revolving Loan request. Each Revolving Credit Lender shall make the amount of its Revolving Loan available to the Administrative Agent, in same day funds, at the office of the Administrative Agent located at 225 Franklin Street, Boston, Massachusetts, not later than 1:00 p.m. Boston time on the date on which the Revolving Loan is to be made.
(c) Except as provided in Section 5.3 with respect to Revolving Loans to be used to reimburse the Administrative Agent or Issuing Bank for the amount of any drawing under a Letter of Credit, upon satisfaction or waiver of the conditions precedent specified in Section 7, the Administrative Agent shall make the proceeds of such Revolving Loan available to the Borrowers by causing an amount of same day funds equal to the proceeds of such Revolving Loan received by the Administrative Agent from the Revolving Credit Lenders to be credited to the account of the Borrowers at the Administrative Agent.
(d) Unless the Administrative Agent shall have been notified by any Revolving Credit Lender prior to the date on which a Revolving Loan is to be advanced that such Revolving Credit Lender does not intend to make available to the Administrative Agent the amount of such Revolving Credit Lender’s Revolving Loan requested on such date, the Administrative Agent may assume that such Revolving Credit Lender will make such amount available to the Administrative Agent on such date and that the Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on the date of such advance. If such corresponding amount is not in fact made available to the Administrative Agent by such Revolving Credit Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Delinquent Lender together with (i) interest thereon, for each day from the advance of such Revolving Loan until the date such amount is paid to the Administrative Agent, at the greater of the rate of interest accruing on such Revolving Loan or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus (ii) any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If such Delinquent Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day such Revolving Loan is outstanding, at the rate payable under this Credit Agreement with respect to such Revolving Loan (provided that, except to the extent otherwise prohibited in this Agreement, the Borrower may instead immediately borrow additional Revolving Loans such that, after giving effect to an additional failure by such Delinquent Lender to fund, the Borrower has borrowed the full amount set forth in the applicable Revolving Loan Request, and, if applicable, the Administrative Agent is reimbursed for any amounts advanced by it on behalf of such Delinquent Lender).
(e) Nothing in this Section shall be deemed to relieve any Delinquent Lender from its obligation to fulfill its Revolving Loan Commitment hereunder, to prejudice any rights that the Borrowers may have against any Delinquent Lender as a result of any default by such Delinquent Lender hereunder, or to require the Borrowers to pay more than the rate of interest otherwise applicable to the principal amounts outstanding.

2.2 Term Loan.
2.2.1 Commitments to Make Term Loan. Subject to the terms and conditions set forth in the Original Agreement, each Lender has loaned to the Borrowers the amount of its Term Loan Commitment Percentage of the Term Loan outstanding as of the Closing Date. On the Closing Date the total outstanding principal amount of the Term Loan shall be $137,500,000.00. Any principal of the Term Loan repaid may not be reborrowed.
2.2.2 Term Notes. At the request from time to time of any Term Loan Lender, such Lender’s portion of the Term Loan shall be evidenced by a separate promissory note made by the Borrowers payable to the order of such Lender in substantially the form of Exhibit 2.2.2 (each a “Term Note”), dated the Closing Date (or such other date on which such Lender may become a Term Loan Lender in accordance with Section 17) and completed with appropriate insertions. Any such Term Note shall be payable to the order of such Lender in a principal face amount equal to such Lender’s Term Loan Commitment and representing the joint and several obligations of the Borrowers to pay to such Lender such principal amount or, if less, the outstanding amount of the Term Loan actually made by such Lender as reflected from time to time in the Term Loan Account, plus interest accrued thereon, as set forth below.
2.2.3 Interest on Term Loan. Except as otherwise provided in Section 6.12:
(a) To the extent that all or any portion of the Term Loan bears interest at the Base Rate, the Term Loan or such portion shall bear interest at the rate per annum equal to the Base Rate plus the Applicable Margin as in effect from time to time applicable to all or any portion of the Term Loan bearing interest at the Base Rate.
(b) To the extent that all or any portion of the Term Loan bears interest at the LIBOR Rate, the Term Loan or such portion shall bear interest during the applicable Interest Period at the rate per annum equal to the LIBOR Rate determined for such Interest Period plus the Applicable Margin as in effect from time to time applicable to all or any portion of the Term Loan bearing interest at the LIBOR Rate.
(c) The Borrowers promise to pay interest on the Term Loan or any portion thereof in arrears on each Interest Payment Date with respect thereto.
2.3 Types of Loans: Conversion and Continuation Options.
2.3.1 Conversion to Different Type of Loan. The Borrowers may elect from time to time, by giving the Administrative Agent written notice in the form of Exhibit 2.3.1 by 1:00 p.m. Boston time, to convert any portion of the outstanding Loans to a Loan of another Type, provided that (a) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrowers shall give the Administrative Agent at least one (1) Business Day’s prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrowers shall give the Administrative Agent at least three (3) Business Days’ prior written notice of such election; (c) with respect to any such conversion of a LIBOR Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto unless the Borrowers pay breakage fees to the extent required pursuant to Section 6.11, and (d) no outstanding portion of the Loans may be converted into, or continued as, a LIBOR Rate Loan when any Default has occurred and is continuing. Promptly upon the receipt of any such election, the Administrative Agent shall notify the Lenders thereof. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such portion of the outstanding Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted into another Type as provided herein, provided that any partial conversion with respect to an outstanding portion of the Loans shall be in an aggregate principal amount of $1,000,000 or whole multiples of $100,000 in excess thereof. Each Conversion Request by the Borrowers relating to the conversion of any portion of the Loans to a LIBOR Rate Loan shall be irrevocable.
2.3.2 Continuation of Type of Loan. Any portion of the Loans of any Type may be continued as the same Type upon the expiration of an Interest Period with respect thereto by the Borrowers giving to the Administrative Agent written notice in the form of Exhibit 2.3.1 by 1:00 p.m. Boston time, to continue any portion of the outstanding Loans as such Type; provided that no LIBOR Rate Loan may be continued as such when any Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default of which officers of the Administrative Agent active upon the Borrowers’ account have actual knowledge. In the event that the Borrowers fail to provide any notice with respect to the continuation of any LIBOR Rate Loan, then such LIBOR Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto. The Administrative Agent shall notify the Lenders thereof promptly when any such automatic conversion contemplated by this Section is scheduled to occur.
2.3.3 LIBOR Rate Loans. Any conversion to or from LIBOR Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Rate Loans having the same Interest Period shall not be less than $1,000,000 or whole multiples of $100,000 in excess thereof. No more than eight (8) LIBOR Rate Loans having different Interest Periods may be outstanding at any time.
2.3.4 Notification by Borrowers. The Borrowers shall notify the Administrative Agent, such notice to be irrevocable, at least three (3) Business Days prior to the Drawdown Date of any portion of the Loans if all or any portion of the Loans is to bear interest at the LIBOR Rate. After any portion of the Loans has initially been made, the provisions of Sections 2.3.1 and 2.3.2 shall apply mutatis mutandis with respect to such portion of the Loans so that the Borrowers may have the same interest rate options with respect to such portion of the Loans outstanding from time to time.
2.3.5 Amounts, Etc. Any portion of the Loan bearing interest at the LIBOR Rate relating to any Interest Period shall be in the amount of $1,000,000 or an integral multiple of $100,000 in excess thereof. No Interest Period relating to the Term Loan or any portion thereof bearing interest at the LIBOR Rate shall extend beyond the date on which a regularly scheduled installment payment of the principal of the Term Loan is to be made unless a portion of the Term Loan at least equal to such installment payment has an Interest Period ending on such date or is then bearing interest at the Base Rate.

2.4 Reduction of Commitments.
2.4.1 Elective Reduction of Commitments. The Borrowers shall have the right, without premium or penalty (except as otherwise set forth herein), at any time and from time to time upon at least three (3) Business Days prior written notice to the Administrative Agent to reduce by $3,000,000, or integral multiples of $1,000,000 in excess thereof, or to terminate entirely the Revolving Credit Limit in excess of the then outstanding Revolving Exposure; provided, however, that the Revolving Credit Limit may not be reduced below $10,000,000 unless all Revolving Loans and all other Obligations relating thereto are paid and performed in full, all Letters of Credit are terminated, replaced or secured by Cash Collateral in accordance with Section 5.2, and the Revolving Credit Limit is reduced to zero.
2.4.2 Pro Rata Reductions in Commitments. In the event of any reduction pursuant to Section 2.4.1, the Revolving Loan Commitments of the Lenders shall be either (i) reduced pro rata in accordance with their respective Revolving Loan Commitment Percentages of the amount so reduced, or (ii) as the case may be, terminated. Promptly after receiving any notice from the Borrowers delivered pursuant to Section 2.4.1, the Administrative Agent will notify the Lenders of the substance thereof. Upon the effective date of any such reduction or termination, the Borrowers shall pay to the Administrative Agent for the respective pro rata accounts of such Lenders the full amount of any Unused Facility Fee then accrued on the amount of the reduction. No reduction or termination of the Revolving Loan Commitments may be reinstated. Upon any reduction or termination of the aggregate Revolving Loan Commitments pursuant to this Section, the Administrative Agent will unilaterally revise, and will circulate to the Borrowers and each of the Lenders, a revised Schedule 2 reflecting such reduction or termination.
3. USE OF PROCEEDS
3.1 Use of Proceeds. The proceeds of the Revolving Loans and the Term Loan shall be used solely and exclusively for the following purposes:
(a) Use of Term Loan. The proceeds of the Term Loan that are fully advanced as of the Closing Date shall be repaid in full in accordance with the terms of this Credit Agreement, and may not be reborrowed. The proceeds of the Term Loan shall be used solely to pay in full or in part, or to refinance, the credit facilities outstanding under the Original Agreement.
(b) Use of Revolving Loans. From the Closing Date through the Revolver Maturity Date, the proceeds of Revolving Loans equal to an aggregate outstanding balance of up to $25,000,000 may be borrowed, repaid and reborrowed from time to time and may be used entirely (i) for investments by Centerline LIHTC Sub or, in the event of a Valid Business Impediment to Centerline LIHTC Sub making such investment, Centerline Investor LP or Centerline Investor LP II (“LIHTC Investments”) and (ii) for the Borrowers’, Guarantors’ and Pledged Entities’ general corporate purposes.
4. REPAYMENT OF REVOLVING LOANS AND TERM LOAN.
4.1 Revolving Loans.

4.1.1 Maturity. The Borrowers promise to pay on the Revolver Maturity Date, and there shall become absolutely due and payable on the Revolver Maturity Date, all of the Revolving Loans outstanding on such date, together with any and all accrued and unpaid interest thereon and all other fees and other amounts and Obligations then accrued and outstanding with respect thereto.
4.1.2 Repayments of Revolving Loans for LIHTC Investments. With respect to any LIHTC Advance Amount advanced in order to fund any LIHTC Investments in a particular LIHTC Property, the Borrowers shall repay such LIHTC Advance Amount on the earlier to occur of (a) such date as the LIHTC Investments in such LIHTC Property (or such LIHTC Property itself ) are sold, transferred or otherwise disposed of, and (b) 180 days after the first Revolving Loan was made with respect to such LIHTC Property.
4.1.3 Optional Repayments of Revolving Loans. The Borrowers shall have the right, at their election, to repay all or any portion of the outstanding Revolving Loans, at any time without penalty or premium; provided that any full or partial prepayment of the outstanding amount of any portions of the Revolving Loans that are LIBOR Rate Loans may be made only on the last day of the Interest Period relating thereto (unless breakage costs are paid by the Borrowers pursuant to Section 6.11). The Borrowers shall provide to the Administrative Agent, no later than 12:00 p.m. Boston time, at least three (3) Business Days prior written notice of any proposed prepayment of any LIBOR Rate Loans pursuant to this Section, specifying the proposed date of prepayment and the principal amount to be prepaid. Any prepayment of a portion of the then outstanding Revolving Loans shall be applied, in the absence of instruction by the Borrowers, (a) first, to prepay all outstanding fees and interest accrued to the date or prepayment on the amount being prepaid, (b) second, to the principal of such Revolving Loans which are Base Rate Loans, and (c) third, to the principal of such Revolving Loans which are LIBOR Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion to their respective Revolving Loan Commitment Percentages, to the respective unpaid principal amount of each such Lender’s outstanding portion of the Revolving Loans as reflected in the Revolving Loan Account.
4.2 Amortization of Term Loan. The entire outstanding principal balance of the Term Loan, along with all interest thereon and any other Obligations relating thereto, shall be absolutely due and payable in full on the Term Loan Maturity Date.
4.2.1 Mandatory Quarterly Amortization. Commencing with the first such payment to be due and payable on December 30, 2011, and ending with the last such payment to be due and payable on December 30, 2016, a portion of the then outstanding principal balance of the Term Loan equal to $2,976,190 shall be due and payable on the last Business Day of each Fiscal Quarter following the date hereof.
4.2.2 Mandatory Prepayments from Excess Sale Proceeds, Casualty Events and Distributions from Excluded Entities. Concurrently with the receipt by CHC or any of its Subsidiaries of:
(a) any Excess Sale Proceeds during the term of this Credit Agreement;

(b) net cash proceeds from Casualty Events which have not been utilized by CHC or such Subsidiary to repair or replace the property so damaged, destroyed or taken within one hundred eighty (180) days of receipt of such proceeds (or within 365 days of such receipt if a contract for such utilization is executed and delivered within 180 days of such Casualty Event);
(c) any Excluded Entity Distributions;
(d) any amounts released to a Loan Party or the Administrative Agent from the escrow account established under the Escrow Agreement;
the Borrowers shall pay to the Administrative Agent for the respective accounts of the Lenders an amount equal to 100% of such proceeds or Distributions, to be applied in the manner set forth in Section 4.2.4; provided, however, the terms of this Section 4.2.2 may be waived by the Required Lenders.
4.2.3 Additional Mandatory Prepayments from Consolidated EBITDA. Commencing with the Fiscal Year ending on December 31, 2011 and with respect to each Fiscal Year ending thereafter until the Term Loan Maturity Date, the Borrowers shall prepay the then outstanding principal balance of the Term Loan in an amount equal to 75% of the excess, if any, of (a) Consolidated EBITDA for such Fiscal Year, over (b) 130% of the Projected Consolidated EBITDA for such Fiscal Year; provided, that, in order to avoid double-counting, receipts which are applied to prepay the Loans pursuant to Section 4.2.2 that are included in Consolidated EBITDA for the relevant Fiscal Year shall be excluded from Consolidated EBITDA for purpose of calculating any mandatory prepayment required pursuant to this Section 4.2.3. The amount to be paid pursuant to this Section shall be due and payable one Business Day following the earlier to occur of (y) the day on which the audited financial statements of CHC with respect to the Fiscal Year for which Consolidated EBITDA is determined are delivered to the Administrative Agent pursuant to Section 9.5.1(a), and (z) the date on which such audited financial statements are required to be so delivered to the Administrative Agent pursuant to Section 9.5.1(a).
4.2.4 Application of Mandatory Repayments. Provided there is not then outstanding any Event of Default, all payments made pursuant to Section 4.2.2 and Section 4.2.3 shall be applied (a) first, to prepay or pay all outstanding fees and interest accrued to the date of prepayment on the amount being prepaid, (b) second, to the outstanding principal amount of the Balloon which are Base Rate Loans, (c) third, to the outstanding principal amount of the Balloon which are LIBOR Rate Loans, and (d) fourth, after such time as the amount of the Balloon and all other Obligations relating thereto have been paid in their entirety, to prepay quarterly amortization payments due pursuant to Section 4.2.1 in inverse order of maturity. Such payments shall be made pro rata among the Lenders in accordance with their respective Term Loan Commitment Percentages. Any such payments shall permanently reduce the Term Loan Limit and the related Term Loan Commitments.
4.2.5 Optional Prepayments of Term Loan. The Borrowers shall have the right at any time to prepay the Term Loan on or before the Term Loan Maturity Date, as a whole or in part, without premium or penalty; provided that the minimum optional prepayment amount shall equal or exceed $1,000,000, upon not less than one (1) Business Day with respect to Base

Rate Loans and three (3) Business Days with respect to LIBOR Rate Loans prior written notice to the Administrative Agent; provided further that (a) no portion of the Term Loan bearing interest at the LIBOR Rate may be prepaid pursuant to this Section except on the last day of the Interest Period relating thereto (unless breakage costs are paid by the Borrowers pursuant to Section 6.11) and (b) each partial prepayment shall be allocated among the Lenders, in proportion to their respective Term Loan Commitment Percentages, to the respective unpaid principal amount of each such Lender’s outstanding portion of the Term Loan as reflected in the Term Loan Account. Any optional prepayment of principal of the Term Loan pursuant to this Section shall be accompanied by payment in full of all interest accrued to the date of prepayment on the amount being prepaid and, during such time as there is no Default outstanding, shall be applied to the remaining scheduled installments of the Term Loan or to the Balloon as the Borrowers may direct, on a pro rata basis among the Lenders. No amount prepaid with respect to the Term Loan may be reborrowed.
5. LETTERS OF CREDIT.
5.1 Letter of Credit Commitments.
5.1.1 Existing Letters of Credit. Listed on Schedule 5 are all the Existing Letters of Credit.
5.1.2 Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrowers of a letter of credit application on the Issuing Bank’s customary form (a “Letter of Credit Application”), the Issuing Bank on behalf of the Revolving Credit Lenders and in reliance upon the agreement of such Lenders set forth in Section 5.1.5 and upon the representations and warranties of the Borrowers contained herein, agrees to issue, extend and renew for the account of the Borrowers one or more New Letters of Credit, in such form as may be requested from time to time by one of the Borrowers and agreed to by the Issuing Bank; and the Administrative Agent (if different than the Issuing Bank) shall, on behalf of the Revolving Credit Lenders and in reliance upon the agreement of such Lenders set forth in Section 5.1.5 and upon the representations and warranties of the Borrowers contained herein, agrees to enter into an LC Guaranty to support the Reimbursement Obligations of the Borrowers with respect to all Letters of Credit outstanding from time to time (an “LC Guaranty”); provided, however, that after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount on all New Letters of Credit and all Unpaid Reimbursement Obligations with respect to New Letters of Credit shall not exceed $10,000,000 at any one time, and (ii) the Revolving Exposure shall not exceed the Revolving Credit Limit at such time.
5.1.3 Letter of Credit Applications. Each Letter of Credit Application shall be completed to the reasonable satisfaction of the Administrative Agent and the Issuing Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.
5.1.4 Terms of Letters of Credit. Each Letter of Credit shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiration date no later than the date which is thirty (30) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, sixty (60) days) prior to the Revolver Maturity Date. Subject to clause (b) above, each Letter of Credit shall expire (without giving effect to any extension thereof by reason of an interruption of business) at or prior to the close of business 365 days, in the case of standby Letters of Credit, or 180 days, in the case of documentary Letters of Credit, after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days or 180 days, as applicable, after such renewal or extension); provided that the Issuing Bank shall, upon request of the Borrowers, agree to extend, renew or issue any such standby Letter of Credit providing for automatic extensions thereof to a date not later than 365 days beyond its current expiration date (or such longer period as may be agreed to by the Issuing Bank) (provided that in no event shall such period up to or longer than 365 days extend beyond the date referred to in clause (b) above); and provided further that any such automatic extension of a Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed (but not less than 30 days prior to the then-current expiration date) upon at the time such Letter of Credit is extended, renewed or issued. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Issuing Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit. No Letter of Credit shall be for less than $500,000.00 (unless otherwise agreed to by the Issuing Bank) and there shall be no more than ten (10) Letters of Credit outstanding at any one time.
5.1.5 Letter of Credit Participation of Lenders. Each Revolving Credit Lender severally, but not jointly, agrees that it shall be absolutely liable, without regard to the occurrence of any Default or any other condition precedent whatsoever, to the extent of such Lender’s Revolving Loan Commitment Percentage, to reimburse the Administrative Agent on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit and, if applicable, each payment made by the Administrative Agent to the Issuing Bank under any LC Guaranty relating to any Letter of Credit issued for the account of either of the Borrowers to the extent that such amount is not reimbursed by the Borrowers pursuant to Section 5.2 (such agreement by a Lender being called herein the “Letter of Credit Participation” of such Lender).
5.1.6 Participations of Lenders. Each such payment made by a Revolving Credit Lender shall, unless the applicable Reimbursement Obligation has been otherwise funded as a Revolving Loan bearing interest at the Base Rate pursuant to Section 5.2, be treated as the purchase by such Revolving Credit Lender of a participating interest in the Borrowers’ Reimbursement Obligation under Section 5.2 in an amount equal to such payment. To that extent, each Revolving Credit Lender shall share in accordance with its respective Revolving Loan Commitment Percentage, in any interest which accrues pursuant to Section 5.2.
5.2 Reimbursement Obligation of the Borrowers. In order to induce the Administrative Agent to cause the Issuing Bank to issue, extend and renew each Letter of Credit, the Borrowers agree to reimburse or pay to the Administrative Agent for the account of the Administrative Agent and/or the Issuing Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed for either of the Borrowers’ account, within two (2) Business Days after notice from the Administrative Agent or the Issuing Bank that any draft presented under such Letter of Credit is honored by the Issuing Bank, or the Issuing Bank or the Administrative Agent otherwise makes a payment with respect thereto or the Administrative Agent makes any payment under any LC Guaranty, (a) the amount paid by the Issuing Bank or the Administrative Agent under or with respect to such Letter of Credit, and (b) the amount of any taxes, fees, charges or other costs and expenses whatsoever reasonably incurred by the Issuing Bank or Administrative Agent or any Lender (without duplication of any amounts paid by the Borrowers pursuant to Section 6.2, and other than Excluded Taxes) in connection with any payment made by the Issuing Bank, Administrative Agent or any Lender under, or with respect to, such Letter of Credit (collectively, the “Reimbursement Obligations”); provided that, regardless of whether the conditions to borrowing set forth herein are then satisfied, payment of each Reimbursement Obligation by the Borrowers under this Section shall be made through the automatic funding of a Revolving Loan bearing interest at the Base Rate applicable to Revolving Loans in an amount equal to the amount of such Reimbursement Obligation, and the Borrowers hereby irrevocably authorize and direct the Administrative Agent and Issuing Bank to take such actions as may be necessary to effectuate such automatic funding of any such Base Rate Loans. Notwithstanding the foregoing, upon the reduction (but not termination) of the Revolving Credit Limit to an amount less than the then outstanding Revolving Exposure at such time as the then applicable Maximum Drawing Amount is greater than zero, the Borrowers shall within two (2) Business Days provide cash or Cash Equivalents to the Administrative Agent in an amount equal to the lesser of (i) the excess of the Revolving Exposure over the Revolving Credit Limit, and (ii) such Maximum Drawing Amount, which amount shall be held by the Administrative Agent for the benefit of the Lenders and the Administrative Agent as cash collateral for all Reimbursement Obligations, and upon the reduction of the Revolving Credit Limit to zero, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit issued for the account of the Borrowers in accordance with Section 11.2.1, the Borrowers shall immediately provide cash or Cash Equivalents to the Administrative Agent in an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, as cash collateral for all Reimbursement Obligations (all such cash collateral to be provided pursuant to this sentence, collectively, the “Cash Collateral”).
Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this Section at any time from the date such amounts become due and payable (whether as stated in this Section, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Administrative Agent on demand and shall accrue interest at the Default Rate.

5.3 Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Administrative Agent shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrowers fail to reimburse the Administrative Agent as provided in Section 5.2 on or before the date that such draft is paid or other payment is made by the Issuing Bank or the Administrative Agent or, as a result of the applicable borrowing limits described therein being exceeded such Reimbursement Obligations are not satisfied by the making of a Revolving Loan bearing interest at the Base Rate applicable to Revolving Loans, the Administrative Agent may at any time thereafter notify the Revolving Credit Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 2:00 p.m. Boston time on the Business Day next following the receipt of such notice, each such Revolving Credit Lender shall make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, such Revolving Credit Lender’s Revolving Loan Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times (b) the amount equal to such Lender’s Revolving Loan Commitment Percentage of such Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date the Issuing Bank or the Administrative Agent paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Revolving Loan Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to the Administrative Agent, and the denominator of which is 360. The responsibility of the Issuing Bank and the Administrative Agent to the Borrowers and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.
5.4 Obligations Absolute. The Borrowers’ obligations under this Section shall be joint, several, absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which either Borrower may have or have had against the Issuing Bank or the Administrative Agent, any Lender or any beneficiary of a Letter of Credit. The Borrowers further agree with the Administrative Agent and the Lenders that none of the Issuing Bank, the Administrative Agent and the Lenders shall be responsible for, and the Borrowers’ Reimbursement Obligations under Section 5.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of either Borrower against the beneficiary of any Letter of Credit or any such transferee. None of the Issuing Bank, the Administrative Agent and the Lenders shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrowers agree that any action taken or omitted by the Issuing Bank, the Administrative Agent or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and in the absence of gross negligence or willful misconduct, shall be binding upon the Borrowers and the Guarantors and shall not result in any liability on the part of the Issuing Bank, the Administrative Agent or any Lender to the Borrowers or Guarantors.
5.5 Reliance by Issuer. To the extent not inconsistent with Section 5.4, the Issuing Bank and the Administrative Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document reasonably believed by such Person to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Issuing Bank or the Administrative Agent.
5.6 Letter of Credit Fees. The Borrowers shall pay the following fees in respect of each Letter of Credit (the “Letter of Credit Fees”): (a) to the Administrative Agent, a per annum fee in an amount equal to (i) during such time as there is outstanding no Event of Default, 3.00% times the Maximum Drawing Amount of each such Letter of Credit, and (ii) during such time as there exists an Event of Default, the rate provided in Section 6.12 (to the fullest extent permitted by applicable law), which Letter of Credit Fees shall be for the accounts of the Lenders in accordance with their respective Revolving Loan Commitment Percentages; and (b) to the Issuing Bank, for the account of the Issuing Bank as a fronting fee, a per annum fee in an amount equal to 0.125% times the Maximum Drawing Amount of each Letter of Credit. The Letter of Credit Fees shall be paid quarterly in arrears on the first Business Day of each Fiscal Quarter for the immediately preceding Fiscal Quarter. In respect of each Letter of Credit issued for the account of either Borrower, the Borrowers shall also pay to the Issuing Bank for the Issuing Bank’s own account, at such other time or times as such charges are customarily made by the Issuing Bank, the Issuing Bank’s customary issuance, amendment, negotiation, payment or document examination and other administrative fees as in effect and applicable from time to time.
6. CERTAIN GENERAL PROVISIONS.
6.1 Payments to Administrative Agent. All payments of principal and interest on any outstanding portion of the Loans and all Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents (unless the provisions of this Credit Agreement or another Loan Document require otherwise) shall be made on the due date thereof to the Administrative Agent in Dollars for the respective accounts of the Creditor Parties, by wire transfer of immediately available funds, at the Administrative Agent’s Office or at such other place as the Administrative Agent may from time to time designate, in each case no later than 12:00 p.m. Boston time.
6.2 No Offsets, Taxes Etc.
6.2.1 No Offsets. Any and all payments by the Borrowers or Guarantors hereunder or under any of the other Loan Documents shall be made free and clear of and without deduction or withholding for any and all present or future Taxes, unless such Taxes are required by law or the administration thereof to be deducted or withheld (all such Taxes, excluding the Excluded Taxes and Other Taxes, being referred to herein as “Covered Taxes”). If the

Borrowers or Guarantors shall be required by law or the administration thereof to deduct or withhold any Covered Taxes from or in respect of any sum payable hereunder or under any other Loan Document, (a) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this paragraph), the applicable Creditor Parties receive an amount equal to the sum they would have received if no such deduction or withholding had been made; (b) the Borrowers and Guarantors shall make such deductions or withholdings; and (c) the Borrowers and Guarantors shall pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law.
6.2.2 Other Taxes. The Borrowers and Guarantors agree to pay, in a timely manner and in accordance with all applicable law, any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (all such taxes, charges and levies being herein referred to as “Other Taxes”) imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) which arise from any payment made by the Borrowers or Guarantors hereunder or under any of the other Loan Documents or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or any of the other Loan Documents.
6.2.3 Indemnification. The Borrowers and Guarantors agree to indemnify each of the Creditor Parties for the full amount of Covered Taxes or Other Taxes not deducted, withheld and paid by the Borrowers or Guarantors in accordance with Sections 6.2.1 and 6.2.2 on amounts payable by the Borrowers and Guarantors under this Section which are paid by any of the Creditor Parties and any liability (including penalties and interest arising therefrom or with respect thereto, other than penalties and interest attributable solely to the gross negligence or willful misconduct of such Creditor Parties, as applicable) arising therefrom or with respect thereto, whether or not any such Covered Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within fifteen (15) days from the date a Creditor Party makes written demand therefor. A certificate as to the amount of such Covered Taxes or Other Taxes and evidence of payment thereof submitted to the Borrowers and Guarantors shall be conclusive, absent manifest error, of the amount due from the Borrowers or Guarantors to such Creditor Party.
6.2.4 Non-U.S. Lenders. Each Creditor Party that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Closing Date (or, in the case of a Creditor Party which becomes a party hereto pursuant to this Credit Agreement after the Closing Date, on or prior to the date upon which such Creditor Party becomes a party hereto), and from time to time thereafter upon the reasonable request of the Borrowers (but only if such Non-U.S. Lender or beneficial owner is legally entitled to do so) deliver to the Borrowers and the Administrative Agent two properly completed and duly executed copies of either United States Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, or any other form prescribed by applicable law as a basis for claiming exemption from (or reduction in) United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable law, in each case claiming complete exemption from, or reduced rate of, United States federal withholding tax and payments of interest hereunder. In addition, in the case of a Non-U.S. Lender claiming exemption from United States federal withholding tax under Section

871(h) or Section 881(c) of the Code, such Non-U.S. Lender (to the extent legally entitled to do so) shall deliver a certificate, in substantially the same form as Exhibit 6.2.4, to the Borrowers and the Administrative Agent, certifying that such Non-U.S. Lender or beneficial owner is not (A) a bank for purposes of Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, and (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. Each Non-U.S. Lender (i) agrees that it shall promptly notify the Borrowers and the Administrative Agent in the event any such representation provided pursuant to this Section is no longer accurate and (ii) agrees that it will deliver updated versions of the foregoing, as applicable, whenever any of the previous certifications provided herein has become inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Creditor Party to a continued exemption from or reduction in United States withholding tax with respect to payments under this Credit Agreement. All forms provided in this Section shall be delivered by each Non-U.S. Lender to the Borrowers and the Administrative Agent on or before the date it becomes a party to this Credit Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).
6.2.5 U.S. Lenders. Any Creditor Party that is not a Non-U.S. Lender and that may not be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii) shall deliver to the Borrowers on or prior to the date on which such Creditor Party becomes a Creditor Party under this Credit Agreement (and from time to time thereafter as prescribed by applicable law or upon the reasonable request of the Borrowers), two duly executed and properly completed copies of United States Internal Revenue Service Form W-9, or any successor form that such Creditor Party is entitled to provide at such time in order to comply with United States back-up withholding requirements. Notwithstanding any other provision in this Section, no amount shall be required to be paid to a Creditor Party under this Section with respect to backup withholding if there has been a notified underreporting pursuant to Section 3406(a)(1)(C) of the Code (or similar provision or successor provision) with respect to such Creditor Party.
6.2.6 Pre-Existing Withholding Requirements. The Borrowers and Guarantors shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States federal withholding tax pursuant to this Credit Agreement to the extent that the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Non-U.S. Lender became a party to this Credit Agreement or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to the Loans; provided, however, that this clause shall not apply to the extent (i) the indemnity payment or additional amounts any transferee or assignee of any Creditor Party, or any Creditor Party through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment or transfer to such transferee or assignee, or Creditor Party making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of Section 6.2.4.

6.2.7 Mitigation. Any Creditor Party claiming any indemnity payment or additional payment amounts payable pursuant to this Section shall use reasonable efforts (consistent with legal and regulatory restrictions), at the Borrowers’ and Guarantors’ expense, (a) to file any certificate or document reasonably requested in writing by the Borrowers, or (b) to change the jurisdiction of its applicable lending office if the making of such a filing or change (i) would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, (ii) would not require such Creditor Party to disclose any information such Creditor Party deems confidential and (iii) would not, in the sole determination of such Creditor Party, be otherwise disadvantageous to such Creditor Party.
6.2.8 Refunds. If any Creditor Party (including a transferee) determines in its sole discretion that it is entitled to claim a refund from a Governmental Authority in respect of Covered Taxes or Other Taxes with respect to which any of the Borrowers or Guarantors has paid additional amounts pursuant to this Section, it will promptly notify the applicable Borrower or Guarantor of the availability of such refund claim and shall, within twenty (20) days after receipt of a written request by such Borrower or Guarantor, make a claim to the Governmental Authority for such refund at such Borrower’s or Guarantor’s expense. If any Creditor Party receives a refund (including a refund made pursuant to the preceding sentence) in respect of any Covered Taxes or Other Taxes with respect to which a Borrower or Guarantor has paid additional amounts pursuant to this Section, such Creditor Party shall within ten (10) Business Days from the date of the receipt pay over such refund (solely to the extent of such Borrower’s or Guarantor’s payment, plus a pro rata portion of any interest paid by the relevant Governmental Authority with respect to such refund) to such Borrower or Guarantor, net of all out of pocket expenses of such Creditor Party incurred in connection with obtaining such refund, including reasonable attorneys fees; provided, however, that such Borrower or Guarantor, upon the request of such Creditor Party, agrees to repay the amount paid over to such Borrower or Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the applicable Creditor Party in the event such Creditor Party is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Creditor Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to a Borrower, a Guarantor or any other Person. Notwithstanding anything to the contrary, in no event will any Creditor Party be required to pay any amount under this Section the payment of which would place such Creditor Party in a less favorable net after-tax position than such Creditor Party would have been in if the additional amounts giving rise to such refund of any Covered Taxes or Other Taxes had never been paid.
6.2.9 Evidence of Payment. The Borrowers and Guarantors shall furnish to the Administrative Agent and each of the Creditor Parties the original or a certified copy of a receipt evidencing any payment of Covered Taxes or Other Taxes made by the Borrowers or Guarantors as soon as such receipt becomes available.
6.2.10 Survival. The provisions of this Section shall survive the termination of this Credit Agreement and repayment of all Obligations for a period of one year.
6.3 Computations. All computations of interest on Loans, any Fees or any other amount due hereunder shall, unless otherwise expressly provided herein, be based on a 365/366-day year for all Base Rate Loans, and a 360-day year for all other purposes, and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest and fees shall accrue during such extension.
6.4 Interest Limitation. Notwithstanding any other term of this Credit Agreement or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any Person liable hereunder by the Lenders shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of Section 5197 of the Revised Statutes of the United States, as amended or 12 U.S.C. Section 85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Credit Agreement or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum, shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.
6.5 Inability to Determine LIBOR Rate. In the event, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Administrative Agent shall in good faith determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the LIBOR Rate that would otherwise determine the rate of interest to be applicable to any LIBOR Rate Loan during any Interest Period or (b) the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining their LIBOR Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders. In such event (i) any Revolving Loan Request or Conversion Request with respect to LIBOR Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan and (iii) the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders, shall so notify the Borrowers and the Lenders.
6.6 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to (i) make or maintain LIBOR Rate Loans, or (ii) perform its obligations in respect of any LIBOR Rate Loan, such Lender shall forthwith give notice of such circumstances to the Borrowers, the Administrative Agent and the other Lenders and thereupon (a) the commitment of such Lender to make LIBOR Rate Loans or convert any outstanding portion of the Loans of another Type to LIBOR Rate Loans shall forthwith be suspended, and (b) such Lender’s Loans then outstanding as LIBOR Rate Loans if any such Loans exist, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. The Borrowers hereby agree promptly to pay to the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Section, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder.
6.7 Additional Costs, Etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Creditor Party by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
6.7.1 Taxes. subject any Creditor Party to any Tax or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Creditor Party’s Commitment or the LIBOR Rate Loans, or change in the basis of taxation of payments to such Creditor Party (other than Taxes, levies, imposts, charges, fees, deductions or withholdings covered by Section 6.2 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Creditor Party), or
6.7.2 Reserves. impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Creditor Party), or
6.7.3 Other Costs. impose on any Creditor Party any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, such Lender’s Commitment, any Letters of Credit or the LIBOR Rate Loans, and the result of any of the foregoing is:
(a) to increase the cost to any Creditor Party of making, funding, issuing, renewing, extending or maintaining any of the LIBOR Rate Loans, such Commitment, any Letter of Credit, or
(b) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Creditor Party hereunder on account of such Commitment, any Letter of Credit or any outstanding portion of the Loans, or
(c) to require such Creditor Party to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Creditor Party from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Creditor Party at any time and from time to time and as often as the occasion therefor may arise, pay to such Creditor Party such additional amounts as will be sufficient to compensate such Creditor Party for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum upon presentation by such Creditor Party of a certificate in accordance with Section 6.9; provided that the Borrowers shall not be liable to any Creditor Party for costs incurred more than one hundred eighty (180) days prior to receipt by the Borrowers of such certificate from such Creditor Party, as applicable, unless such costs were incurred prior to such 180-day period solely as a result of such present or future applicable law being retroactive to a date which occurred prior to such 180-day period.
6.8 Capital Adequacy. If after the date hereof any Creditor Party determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or Governmental Authority with appropriate jurisdiction, or (ii) compliance by such Creditor Party or any corporation controlling such Creditor Party with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Creditor Party’s Commitment with respect to any outstanding portion of the Loans to a level below that which such Creditor Party could have achieved but for such adoption, change or compliance (taking into consideration such Creditor Party’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Creditor Party to be material, then such Creditor Party may notify the Borrowers of such fact upon presentation of a certificate in accordance with Section 6.9. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrowers and such Creditor Party shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrowers receive such notice, an adjustment to the compensation payable hereunder which will adequately compensate such Creditor Party in light of these circumstances. If the Borrowers and such Creditor Party are unable to agree to such adjustment within thirty (30) days of the date on which the Borrowers receive such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Creditor Party’s reasonable determination, provide adequate compensation; provided that the Borrowers shall not be liable to any Creditor Party for costs incurred more than one hundred eighty (180) days prior to receipt by the Borrowers of such notice. Each Creditor Party shall allocate such cost increases among its customers in good faith and on an equitable basis.
6.9 Certificate. A certificate setting forth any additional amounts payable pursuant to Section 6.7 or Section 6.8 and a reasonably detailed explanation of such amounts which are due, submitted by any Creditor Party to the Borrowers, shall be prima facie evidence in the absence of manifest error that such amounts are due and owing.
6.10 Mitigation Obligations; Replacement of Lenders.
6.10.1 Designation of a Different Lending Office. If any Lender requests compensation, or the Borrowers are required to pay any additional amounts to or for the benefit of such Lender, pursuant to Section 6.6, Section 6.7 or Section 6.8, or if any Lender gives a notice pursuant to Section 6.6, then such Lender shall use reasonable efforts to designate a different Domestic Lending Office or LIBOR Lending Office for funding or booking any portion of its outstanding Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts compensable or payable pursuant to Section 6.6, Section 6.7 or Section 6.8, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 6.6 as applicable, and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
6.10.2 Survival. All of the Borrower’s Obligations under Section 6.7, Section 6.8, Section 6.9 and this Section shall survive termination of the Commitments and repayment of all other Obligations hereunder.
6.11 Indemnity. The Borrowers agree to indemnify the Administrative Agent and each Lender and to hold each of them harmless from and against any loss, cost or expense that such Person may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any LIBOR Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its LIBOR Rate Loans, (b) default by the Borrowers in making a borrowing or conversion after a Borrower has given (or is deemed to have given) a Revolving Loan Request or a notice (in the case of all or any portion of the Loans pursuant to Section 2.3.4) or a Conversion Request relating thereto in accordance with Section 2.3.1 or 2.3.2 or (c) the making of any payment of a LIBOR Rate Loan or the making of any conversion of any such outstanding portion of the Loans to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such LIBOR Rate Loans.
6.12 Interest and Fees After Event of Default. At the Administrative Agent’s discretion or upon written request of the Required Lenders, upon the occurrence and during the continuance of an Event of Default, the Borrowers shall pay interest on the principal amount of all outstanding Obligations (other than Letter of Credit Fees) at a fluctuating interest rate per annum at all times equal to the Default Rate, and Letter of Credit Fees at a rate equal to 2% above the otherwise applicable fee, to the fullest extent permitted by applicable laws.
6.13 Replacement of Lenders. (a) If any Lender requests compensation, or the Borrowers are required to pay any additional amount to or for the benefit of such Lender, pursuant to Section 6.6, Section 6.7 or Section 6.8, or if any Lender gives a notice pursuant to Section 6.7, (b) if any Lender is a Delinquent Lender; or (c) if any Lender refuses to consent, or unreasonably withholds, conditions or delays its consent, pursuant to Section 23.1.1 or Section 23.1.2; then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 17), all of its interests, rights and obligations under this Credit Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations; provided that:
(i) the Borrowers shall have paid to the Administrative Agent the processing and recordation fee specified in Section 17.2.2;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of all Loans made by it, accrued interest thereon, accrued fees and all other amounts payable hereunder and under the other Loan Documents (including any amounts under Section 6.6, Section 6.7 or Section 6.8) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii) such assignment does not conflict with any applicable laws; and
(iv) A Lender shall not be required to make any such assignment or delegation pursuant to this Section if, prior to the consummation of such assignment, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
7. CONDITIONS PRECEDENT
The Lenders’ willingness to execute and deliver this Credit Agreement, and to make Revolving Loans and the Term Loan, and for the Issuing Bank to consider extending or renewing any of the Existing Letters of Credit or issuing any New Letters of Credit, are subject to the satisfaction or waiver (in each Lender’s unrestricted discretion) of the following conditions precedent; provided that the execution and delivery by a Lender of this Credit Agreement shall be deemed to constitute the agreement of such Lender that the conditions precedent to the initial borrowings hereunder have been satisfied:
7.1 Documents. The Creditor Parties shall have received each of the following, in form and substance reasonably satisfactory to such Creditor Parties and their respective counsel:
(a) Counterparts of this Credit Agreement, and the other Loan Documents required to be executed and delivered contemporaneously with this Credit Agreement, including, without limitation, those documents reflected on the Closing Checklist attached to this Credit Agreement as Exhibit 7.1, duly executed and delivered by each of the parties thereto;
(b) Such other documents, agreements and instruments and the completion of all actions as the Creditor Parties may reasonably request.
7.2 Other Conditions Precedent to advancing any portion of the Loans.
(a) No Default shall have occurred and be continuing as of the Closing Date or the date of the making of a portion of the Loans or would exist immediately after giving effect thereto.
(b) All warranties and representations made by or on behalf of either of the Borrowers or any of the Guarantors to any of the Creditor Parties pursuant to the Loan Documents shall be true and accurate in all material respects.

(c) The Creditor Parties reasonably shall be satisfied that the Pledge Agreements and Other Security Documents create or will create, as security for the Obligations, a valid and enforceable perfected first priority security interest in and Lien upon all of the Equity Collateral and Other Collateral described therein in favor of the Administrative Agent, on behalf of the Creditor Parties, subject to no other Liens, other than such Liens as are permitted pursuant to the terms of the Pledge Agreements or Other Security Documents and Permitted Liens.
(d) The Required Lenders shall, in their good faith judgment, be satisfied that, other than for those matters set forth on Schedule 8.2, no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to result in a Material Adverse Effect.
(e) the Borrowers and the Guarantors shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which any such Person is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to have a Material Adverse Effect.
(f) The Borrowers shall have paid the Administrative Agent, for the ratable benefit of the Lenders, where applicable, such amounts as shall be due under the Fee Letter and shall have paid all other amounts required on or prior to such borrowing date to be paid hereunder.
8. REPRESENTATIONS AND WARRANTIES
In order to induce the Creditor Parties to enter into this Credit Agreement and to make the Loans, each of the Borrowers, and each of the Guarantors, jointly and severally, represent and warrant to the Administrative Agent, the Issuing Bank and the Lenders as follows:
8.1 Financial Information. Pro forma consolidated financial statements of each Borrower and a pro forma consolidating balance sheet and income statement for CHC, as of and for the fiscal quarter ended most recently prior to the date hereof, have been delivered to the Creditor Parties and, have been prepared in good faith based on assumptions believed by the Borrowers to be reasonable as of the date of delivery thereof, and fairly present in all material respects the financial condition of each Borrower, each Guarantor and each Pledged Entity as of such date, on a pro forma basis after giving effect to the transactions contemplated to occur on the Closing Date.
8.2 Litigation. Except as set forth on Schedule 8.2, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of either Borrower or any Guarantors, threatened, against any of them or their respective Subsidiaries, before any court, tribunal or administrative agency or board that, if adversely determined, would reasonably be expected to, either in any case or in the aggregate, have a Material Adverse Effect, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the balance sheet of such Person, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.
8.3 Good Title and No Liens. The Borrowers, the Guarantors and the Pledged Entities are the lawful owners of their respective assets and are and will be the lawful owners of such assets, free and clear of all liens and encumbrances of any nature whatsoever other than (i) as permitted in conjunction with this Credit Agreement, (ii) liens and encumbrances securing other Indebtedness incurred in connection with the conduct of business by such Persons in the ordinary course of their respective businesses consistent with past practices and listed on Schedule 8.3, (iii) liens and encumbrances which are being released, terminated or discharged with the proceeds of the Term Loan or (iv) Permitted Liens.
8.4 Franchise, Patents, Copyrights, Etc. Each of the Borrowers and each of the Guarantors possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, required for the conduct of its business substantially as now conducted, without known conflict with any rights of others, except to the extent the failure to own or have the same would not be reasonably expected to have a Material Adverse Effect.
8.5 Entity Matters.
8.5.1 Organization. Each of the Borrowers, each Guarantor and each of the Pledged Entities:
(a) is the type of business entity, formed in the jurisdiction, and qualified to do business in the jurisdictions, as set forth on Schedule 8.5.1.
(b) that purports to be a Delaware statutory trust, is a duly organized validly existing statutory trust in good standing under the laws of the State of Delaware and is duly qualified in each jurisdiction where the nature of its business is such that qualification is required, except where failure to be so qualified would not result in a Material Adverse Effect, and has all requisite power and authority to conduct its business and to own its property as now conducted or owned and as contemplated by this Credit Agreement.
(c) that purports to be a corporation, is a duly organized validly existing corporation in good standing under the laws of the jurisdiction set forth on Schedule 8.5.1 and is duly qualified in the jurisdiction where the nature of its business is such that qualification is required, except where failure to be so qualified would not result in a Material Adverse Effect, and has all requisite power and authority to conduct its business and to own its property as now conducted or owned and as contemplated by this Credit Agreement.
(d) that purports to be a limited liability company, is a duly organized validly existing limited liability company in good standing under the laws of the jurisdiction set forth on Schedule 8.5.1 and is duly qualified in the jurisdiction where the nature of its business is such that qualification is required, except where failure to be so qualified would not result in a Material Adverse Effect, and has all requisite power and authority to conduct its business and to own its property as now conducted or owned and as contemplated by this Credit Agreement.

8.5.2 Ownership. The ownership of the Capital Stock of CCG, each of the Guarantors and each of the Pledged Entities is set forth on Schedule 8.5.2. True and complete copies of each of the Governing Documents for each such Person is listed on Schedule 8.5.2 and have been furnished to the Administrative Agent by the Borrowers and the Guarantors. The Borrowers and the Guarantors further represent and warrant that Schedule 8.5.2 sets forth all of the information required to be set forth thereon with respect to all of their respective Subsidiaries that are either (i) a Borrower, a Guarantor or a Pledged Entity, or (ii) an entity that generates net income or holds net assets equal to or greater than 5% of CHC’s Consolidated Net Income or consolidated net assets.
8.5.3 Taxpayer Identification Numbers. The taxpayer identification numbers and state organizational numbers (if applicable) of each Borrower, each Guarantor and each Pledged Entity are accurately stated in Schedule 8.5.3.
8.5.4 Equity Interests. The Borrowers and the Guarantors are each the owner, free and clear of all liens and encumbrances (other than those created in favor of the Administrative Agent pursuant to the Loan Documents), of the Capital Stock which they purport to own of each of their respective Subsidiaries required to be listed on Schedule 8.5.2. All shares of such Capital Stock constituting corporate shares have been validly issued and are fully paid and nonassessable, all shares or units of such Capital Stock constituting equity in other forms of entities (e.g. statutory trusts, limited liability companies or partnerships) are not subject to any calls or assessments, no rights to subscribe to any additional Capital Stock of any such Person have been granted, and no options, warrants, or similar rights are outstanding, except as set forth on Schedule 8.5.4.
CHC may unilaterally, from time to time, revise the Schedules referenced in this Section 8.5 by providing such revised Schedule to the Administrative Agent, so as to reflect the addition or removal of Subsidiaries that meet or no longer meet the criteria set forth above or other changed circumstances; provided that the right to modify such Schedules shall in no event diminish or otherwise affect the Loan Parties’ obligations under the other provisions of this Credit Agreement (including, without limitation, under Sections 9 and 10 hereof).
8.6 Authorization. The execution and delivery of this Credit Agreement and the other Loan Documents to which each Borrower or any Guarantor is to become a party and the performance by such Persons of the transactions contemplated hereby and thereby; including, without limitation, the consummation of (a) the restructuring of the Indebtedness under the Original Agreement, (b) the ARCap Transaction, and (c) the other transactions contemplated by, and incidental to, the Island Recapitalization; (i) are within the authority of each Borrower and each Guarantor, as applicable, (ii) have been duly authorized by all necessary corporate, trust or limited liability company action, as applicable, (iii) do not conflict with, result in any breach or contravention of or require any consent, waiver, authorization or approval under any legal requirement to which any such Person is subject or any judgment, order, writ, injunction, license or permit applicable to any such Person, as applicable, and (iv) do not conflict with any provision of any such Person’s Governing Documents or any Contractual Obligation of any such Person, as applicable, except, in each case described in this Section 8.6, where such conflict would not have a Material Adverse Effect.

8.7 Valid and Binding. Each of the Loan Documents constitutes the legal, valid and binding obligation of each of the Borrowers and the Guarantors party thereto, enforceable against each such Person in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors generally and, with respect to the availability of the remedies of specific enforcement and other equitable remedies, subject to the discretion of the court before which any proceeding therefor may be brought.
8.8 Deferred Compensation and ERISA. Except as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, the Borrowers, the Guarantors, the Pledged Entities and each ERISA Affiliate are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. No ERISA Event has occurred or is reasonably expected to occur except ERISA Events that, individually or in the aggregate, could not reasonably be expected to result in a liability of any Borrower, Guarantor, Pledged Entity or ERISA Affiliate in excess of $1,000,000. Except to the extent required under Section 4980B of the Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of any Borrower, Guarantor, Pledged Entity or ERISA Affiliate. No Employee Benefit Plan that is a group health plan within the meaning of Part 6 of Title I of ERISA is self-insured or provides benefits by any means other the purchase of insurance. None of the Borrowers, Guarantors, Pledged Entities or any ERISA Affiliates has any Guaranteed Pension Plan except as may be designated to the Lender in writing by the Borrowers from time to time. As of the most recent valuation date for each Guaranteed Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate of all Guaranteed Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000; and no “Reportable Event” within the meaning of Section 4043 of ERISA has occurred with respect to any Guaranteed Pension Plan. The granting of any portion of the Loans, the performance by the Borrowers and the Guarantors of their respective obligations under the Loan Documents and the Borrowers’, the Guarantors’ and the Pledged Entities’ conducting of their respective operations do not and will not violate any provisions of ERISA or any Employee Benefit Plan.
8.9 No Materially Adverse Contracts, Etc. Except as set forth on Schedule 8.9, neither Borrower nor any Guarantor or any Pledged Entity, and none of their respective Subsidiaries, is subject to, or in breach or default under, any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation, that has or is expected in the future to have, or where such breach or default has or is expected to have, a Material Adverse Effect. Except as set forth on Schedule 8.9, neither Borrower nor any Guarantor or any Pledged Entity, and none of their respective Subsidiaries, is a party to, or in breach or default under, any contract or agreement that has or is expected to have, or where such breach or default has or is expected to have, any Material Adverse Effect.
8.10 Compliance With Other Instruments, Laws, Etc. Neither Borrower nor any Guarantor or any Pledged Entity, and none of their respective Subsidiaries, is in violation of any provision of its Governing Documents, or any Contractual Obligations or any legal requirements, including, without limitation, with respect to any leverage limitations, or any environmental, hazardous substance or regulatory matter, in any of the foregoing cases in a manner that could reasonably be expected to result in the imposition of substantial penalties or result in a Material Adverse Effect.
8.11 Tax Status. The Borrowers, the Guarantors, the Pledged Entities and their respective Subsidiaries (a) have filed all federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which such Person is subject, except for any inadvertent and immaterial failures to file, and (b) have paid all federal, state and other material Taxes shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings for which appropriate reserves have been taken and are being maintained in accordance with GAAP. Except for Taxes being contested as provided in clause (b) above, there are no unpaid Taxes in any material amount claimed to be due in writing by the taxing authority of any jurisdiction, and such Persons know of no basis for any such claim.
8.12 Holding Company and Investment Company Acts. Neither Borrower nor any Guarantor or any Pledged Entity, and none of their respective Subsidiaries, is a “holding company,” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 2005; nor are any such Persons an “investment company,” or an “affiliated company” or a “principal underwriter” of an “investment company,” as such terms are defined in the Investment Company Act of 1940.
8.13 Certain Transactions. Except as set forth on Schedule 8.13, as of the date of this Credit Agreement, none of the Related Parties of either Borrower, any Guarantor, any Pledged Entity or any of their respective Subsidiaries is presently a party to any transaction with any such Persons (other than (a) for services as employees, officers, trustees, agents, attorneys, representatives, advisors or directors; (b) transactions (i) with fund entities which are consolidated on the books of any such Person solely because of the application of FASB Accounting Standards Codification Topic 810 or other similar accounting pronouncements, and (ii) with public investment funds that would have been so consolidated under FASB Accounting Standards Codification Topic 810 or other similar accounting pronouncements, except for the rights of the investors in such funds to remove the general partners of such funds without cause; (c) such transactions between or among one or more members of The Related Companies Group, on the one hand, and the Centerline Group, on the other hand, or other transactions in which a member of the Related Companies Group purchases LIHTC Investments (or the LIHTC Property associated with the same) from a Centerline-Sponsored Fund, each upon terms and conditions no less advantageous to the Centerline Group than would be available on an arm’s length basis with a Person who is not an Affiliate; (d) such transactions with Island and its subsidiaries and controlled Affiliates which are not otherwise prohibited by this Agreement and are upon terms and conditions no less advantageous to the Centerline Group than would be available on an arm’s length basis with a Person who is not an Affiliate; or (e) such transactions with Newco and its subsidiaries and Affiliates which are not otherwise prohibited by this Agreement and are upon terms and conditions no less advantageous to the Centerline Group than would be available on an arm’s length basis with a Person who is not an Affiliate), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, trustee, director or such employee or any corporation, partnership, trust or other entity in which any officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
8.14 Loan Documents. All of the representations and warranties of the Borrowers and the Guarantors made in the Loan Documents are true and correct in all material respects as of the date when made or deemed made thereunder or under this Credit Agreement.
8.15 Regulations U and X. No portion of the Loans is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
8.16 Solvency. Taking into account the Obligations hereunder, the Borrowers, the Guarantors, the Pledged Entities and their respective Subsidiaries (excluding the Excluded Entities) are on a consolidated basis, taken as a whole, Solvent.
8.17 No Material Change; No Default. There has been no (i) events or circumstances that could reasonably be expected to have a Material Adverse Effect (except as set forth on Schedule 8.17), or (ii) Change in Control, in each case since the date of the Borrowers’ and Guarantors’ last financial statements most recently delivered to the Administrative Agent; and there is not currently outstanding any Default.
8.18 Insurance. Each of the Borrowers, each of the Guarantors and each of the Pledged Entities maintains in full force and effect such insurance with financially sound and reputable insurers with respect to such Person’s properties and business, against such casualties, liabilities and contingencies, as are in accordance with the general practices of reasonably prudent businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms and in such forms as are reasonable and prudent in the ordinary course of such Persons’ business.
8.19 Use of Proceeds. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes and uses specified in Section 3.
8.20 Labor Matters. Except as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:
8.20.1 As of the date hereof, there are no strikes, lockouts or slow downs against either Borrower, any Guarantor or Pledged Entity or any of their respective Subsidiaries pending or, to the knowledge of the Borrowers and Guarantors, threatened;
8.20.2 The hours worked by and payments made to employees of any such Persons have not been in violation in any material respect with the federal Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters and all payments due from such Persons, or for which any claim may be made against any of such Persons, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Persons; and

8.20.3 The consummation of the transactions contemplated by this Credit Agreement, including, without limitation, in connection with the Island Recapitalization, will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which either Borrower, any Guarantor or Pledged Entity, or any of their respective Subsidiaries, is bound.
8.21 Exchange Listing. Intentionally deleted.
8.22 No Broker or Finder. Neither Borrower nor any Guarantor or any other Person acting on their behalf, has dealt with any broker, finder or other Person who or which may be entitled to a broker’s or finder’s fee, or other compensation, payable by the Creditor Parties or the Administrative Agent in connection with the Loans, the execution and delivery of the Loan Documents, the consummation of the transactions contemplated hereby, and the performance of the Obligations.
8.23 LIHTC Investments. All LIHTC Investments made with funds provided by any of the Persons included in the Centerline Group as of the Closing Date have been made by Centerline Investor LP or Centerline Investors LP II. All LIHTC Investments in which either Centerline Investor LP or Centerline LP II holds an interest as of the Closing Date are listed on Schedule 8.23. Schedule 8.23 will be revised from time to time in accordance with the terms of this Credit Agreement in order to list all LIHTC Investments in which Centerline LIHTC Sub, Centerline Investor LP or Centerline LP II holds an interest as of the date of such revision.
8.24 Non-Spinnaker Bonds. Neither CHC nor any of its Subsidiaries owns all or any portion of any mortgage revenue bond except as set forth on Schedule 8.24.
8.25 Supplemental Loans. As of the Closing Date, the aggregate principal balance of all Supplemental Loans outstanding does not exceed $26,150,000 (excluding any Supplemental Loans outstanding in connection with the Merrill Agreements and the Natixis Agreements) and there are outstanding no Supplemental Loans in connection with (a) any LIHTC Properties or Centerline-Sponsored Funds that has CFin as the provider of either a direct or back-to-back credit default swap; or (b) any debt with respect to which CFin is providing any credit enhancement (LIHTC Properties or Centerline-Sponsored Funds described in the foregoing clause (a) and any debt described in the foregoing clause (b), collectively, the “CFin Enhanced Projects”).
8.26 [Intentionally Omitted]
8.27 Island Recapitalization. The Island Recapitalization has been completed in all material respects (with it being understood that certain of the transactions to be consummated pursuant to the Natixis Agreements and the Merrill Agreements are contemplated to occur, pursuant to the express terms of the Natixis Agreements and the Merrill Agreements, respectively, after the Closing Date).
8.28 Information True, Complete and Not Misleading. All of the factual information provided by or on behalf of the Borrowers or the Guarantors that is contained or referred to in this Section 8 and in the Schedules to this Credit Agreement, and in the certificates and opinions furnished to the Administrative Agent or the Lenders by or on behalf of the Borrowers and the

Guarantors in connection with this Credit Agreement or any other Loan Document, is true, accurate and complete in all material respects, and omits no material fact necessary to make the same, in light of the circumstances when made, not misleading.
9. AFFIRMATIVE COVENANTS
For so long as this Credit Agreement is in effect, and until such time as all of the Obligations have been indefeasibly fully paid and performed, unless the Creditor Parties shall otherwise consent in the manner provided for in Section 23, the Borrowers and the Guarantors shall comply, jointly and severally, and shall cause all of their Subsidiaries to comply, with the following covenants:
9.1 Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest, fees and other Obligations provided for in this Credit Agreement or any other Loan Document, all in accordance with the terms of this Credit Agreement and the other Loan Documents.
9.2 Maintenance of Location and Office. Each Borrower and each Guarantor will maintain (i) its jurisdiction of formation in the jurisdiction indicated on Schedule 8.5.1, and its chief executive office in New York, New York, or at such other jurisdiction or place in the United States as such Borrower or Guarantor shall designate by not less than thirty (30) days prior written notice to the Administrative Agent.
9.3 Organizational Number. Neither Borrower, nor any Guarantor or Pledged Entity, will change its organizational number or taxpayer identification number, except upon thirty (30) days prior written notice to the Administrative Agent.
9.4 Records and Accounts. Each Borrower and each Guarantor will keep, and cause each of their respective Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP.
9.5 Delivery of Financial Statements and Notices.
9.5.1 Financial Statements, Reports, Etc. Each Borrower and Guarantor will furnish, or shall cause each of the Affiliates specifically enumerated hereafter to furnish, to the Administrative Agent (in form and substance reasonably acceptable to the Administrative Agent), either physically or through electronic delivery, and the Administrative Agent will promptly furnish to each Lender, the following:
(a) Within:
(i)	ninety (90) days after the end of each Fiscal Year with respect to CHC and CCG,

(ii)	one hundred five (105) days after the end of each Fiscal Year with respect to EIT, EIT II (if and to the extent that EIT II prepares such financial statements), CMC and CMP,

(iii)	one hundred twenty (120) days after the end of each Fiscal Year with respect to each guaranteed Centerline-Sponsored Fund (the “Guaranteed Funds”) but only to the extent that such financial statements of a Guaranteed Fund are delivered to any of the Centerline Group’s investors, and

(iv)	one hundred twenty (120) days after the end of each Fiscal Year with respect to CFin, CFin Holdings (but only to the extent such financial statements are delivered to Natixis), and Guaranteed Holdings (but only to the extent such financial statements are delivered to Merrill), its consolidated balance sheet, income statement, statement of equity and cash flow statement, and, with respect to CHC and CCG, consolidating balance sheet and related statement of income showing the financial condition of each such Person and its consolidated Subsidiaries as of the close of such Fiscal Year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding Fiscal Year. The consolidating statements shall include separate figures for CAHA. Such balance sheets and related statements referred to above (other than with respect to CCG) shall be audited by Deloitte & Touche LLP or other independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and shall be accompanied by an opinion of such accountants (which opinion shall not be qualified in any material respect), to the effect that such consolidated financial statements fairly present the financial condition and results of operations of such Person and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied. In addition, such audited statements shall be accompanied by unaudited equity statements and cash flow statements of CAHA, excluding the partnerships it controls and consolidates, certified as true and correct by CHC’s chief financial officer;
(b) within forty-five (45) days with respect to CHC, and within sixty (60) days with respect to CCG, EIT, EIT II (if and to the extent that EIT II prepares such financial statements), CMC, CMP, the Guaranteed Funds (but only to the extent such financial statements are delivered to any of the Centerline Group’s investors), CFin, CFin Holdings (but only to the extent such financial statements are delivered to Natixis) and Guaranteed Holdings (but only to the extent such financial statements are delivered to Merrill), after the end of each of the first three Fiscal Quarters of each Fiscal Year, each such Person’s consolidated balance sheet, income statement, statement of equity and cash flow statement, and, with respect to CCG and CHC, consolidating balance sheet and related statement of income showing the financial condition of such Person and its consolidated Subsidiaries as of the close of such Fiscal Quarter and the results of its operations and the operations of such Subsidiaries during such Fiscal Quarter and the then elapsed portion of the Fiscal Year, and comparative figures for the same periods in the immediately preceding Fiscal Year, all unaudited and certified by such Person’s chief financial officer as fairly presenting the financial condition and results of operations of such Person and its consolidated Subsidiaries on a consolidated (and, in the case of CCG and CHC, a consolidating) basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments. The consolidating statement shall include separate figures for CAHA. In addition, such statements shall be accompanied by unaudited equity statements and cash flow statements of CAHA, excluding the partnerships it controls and consolidates, certified as true and correct by CHC’s chief financial officer;

(c) concurrently with any delivery of financial statements with respect to CHC under clause (a) or (b) above, a certificate substantially in the form of Exhibit 9.5.1(c) (a “Compliance Certificate”) of CHC’s chief financial officer opining and certifying (i) that no Default has occurred or, if a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 10.13 and 10.14 and, (x) setting forth the Borrowers’ calculation of Consolidated EBITDA, Fixed Charges and Total Debt, (y) certifying that there has been no change in the business activities, assets or liabilities of any Person likely to result, in the good faith and reasonable judgment of CHC’s chief financial officer, in a Material Adverse Effect, or if there has been any such change, describing such change in reasonable detail, and (z) certifying that the Borrowers, the Guarantors and the Pledged Entities are in compliance with Section 10.11;
(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by such Persons with the SEC, or with any national securities exchange, or distributed to its shareholders, partners or members, as the case may be. In the event that CHC is no longer required to file periodic and other reports to the SEC, the Borrowers shall provide from time to time such statements and reports as CHC would have been required to file on a so-called Form 8-K if it were still required to file such statements and reports with the SEC;
(e) promptly after the receipt thereof by any such Person or any Subsidiary, a copy of any “management letter” received by any such Person from its certified public accountants, and the management’s response thereto;
(f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of such Persons or any of their Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; including, without limitation, if so requested, a reasonably detailed consolidated budget reflecting CHC and its Subsidiaries in the aggregate as well as reflecting each of the separate businesses included in such consolidated group;
(g) documents required to be delivered pursuant to Section 9.5.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) which may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such Person posts such documents, or provides a link thereto, on such Person’s website on the internet; or (ii) on which such documents are posted on such Person’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent);
(h) within fifteen (15) days after any sale of assets producing Excess Sale Proceeds (or amounts that, in the absence of the “basket” contained in the definition of such term, would constitute Excess Sale Proceeds), a report reflecting the sale price, detailed expenses and detailed accounting of Excess Sale Proceeds, if any, for such sale;

(i) within forty-five (45) days after the end of each Fiscal Quarter of CHC, commencing with the Fiscal Quarter ending March 31, 2010, a detailed report setting forth (i) the collection by any member of the Centerline Group, during such Fiscal Quarter, of any Fund Deferred Fees, Expense Reimbursements or Supplemental Loan repayments under voluntary loans, protective advances and accounts payable advances, together with a breakdown of how and to which third parties outside of the Centerline Group such collected funds were distributed, and (ii) the advance by any member of the Centerline Group during such Fiscal Quarter of any Supplemental Loans or amounts to cover expenses of Centerline-Sponsored Funds;
(j) a copy of Fannie Mae’s DUS watch list for mortgage loans serviced by CMC, including, without limitation, information on loans that have matured or are in default, and special servicing action plans related to the same, upon the earlier to occur of (i) promptly after the such reports are delivered to Fannie Mae, or (ii) such time as such reports are required to be delivered to Fannie Mae;
(k) a copy of Freddie Mac’s Risk Share watch list for mortgage loans serviced by CMP, including, without limitation, information on loans that have matured or are in default, upon the earlier to occur of (i) promptly after the such reports are delivered to Freddie Mac, or (ii) such time as such reports are required to be delivered to Freddie Mac;
(l) from time to time as the Administrative Agent may request in its discretion at reasonable intervals, reports of all revenue or other amounts of any kind received or accrued by any of the Management-Owned Entities during the time period specified in such request, including, without limitation, Management Proceeds, such reports to include the amount, source and disposition, if any, of such revenues and other amounts Funds; and
(m) On or before the fifteenth day following the end of each calendar month after the Closing Date, the Borrowers shall provide to the Administrative Agent a revised version of Schedule 8.23 which shall describe all LIHTC Investments currently in place as of the last day of the immediately preceding calendar month.
9.5.2 Notices. With reasonable promptness, but in all events within five (5) Business Days after the Person described below has actual knowledge thereof:
(a) Defaults. Each Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to notify the Administrative Agent in writing of the occurrence of any act, event or condition which constitutes a Default under any of the Loan Documents, such notice to include a written statement of any remedial or curative actions which such Person proposes to undertake to cure or remedy any such Default before it becomes an Event of Default.
(b) Collateral. Each Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to give notice to the Administrative Agent in writing of any events or circumstances relating to (i) the Equity Collateral that materially adversely affects the rights of the Administrative Agent or any other Creditor Parties with respect thereto; and (ii) any other Collateral that materially adversely affects the value of the Collateral, taken as a whole, or rights of the Administrative Agent or any other Creditor Parties to exercise remedies with respect thereto provided for under any of the Loan Documents, other than (in any such case described in this clause (ii)) conditions or events which are generally applicable to the industries in which the Loan Parties operate.
(c) Litigation. Each Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, give notice to the Administrative Agent in writing of any litigation or proceedings threatened or any pending litigation and proceedings affecting any such Person that, if adversely determined, could reasonably be expected to result in liabilities in excess of $2,000,000, or with respect to any of the foregoing Persons, that could reasonably be expected to have a Material Adverse Effect, and stating the nature and status of such litigation or proceedings. Each Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, give notice to the Administrative Agent in writing in form and detail reasonably satisfactory to the Administrative Agent of any judgment, final or otherwise, against such Persons in excess of $2,000,000. Notwithstanding the foregoing, the parties hereto agree that the litigation listed on Schedule 8.2 shall be excluded from the notice provisions of this Section.
(d) Change in Credit Rating. Each Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, give notice to the Administrative Agent in writing of (i) any change in any such Person’s credit rating, or the credit rating pertaining to any debt obligations of any such Person; or (ii) any change in the servicer rating of CSL, CAHA or any of their Affiliates party to the Servicing Agreements; in either case as determined by Moody’s, S&P or any other nationally recognized rating service from time to time.
(e) Management. The Borrowers and Guarantors will provide to the Administrative Agent prompt notice in the event that (a) the employment of (i) any of their respective officers or other members of senior management who is a reporting person for purposes of Section 16 of the United States Securities and Exchange Act of 1934, or (ii) any of Island’s officers or other members of senior management actively involved in performing services under the Management Agreement as the functional equivalent of such a reporting person, has been terminated or will be terminating.
(f) Material Adverse Change. Each Borrower and each Guarantor will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent in writing of any events or circumstances that in the good faith judgment of the Borrowers is reasonably likely to cause a Material Adverse Effect, other than events or circumstances which are generally applicable to the industries in which the Loan Parties operate.
(g) Certain Agreements. The Borrower and Guarantors will provide to the Administrative Agent prompt notice in the event of any breach or default under the Management Agreement, the Servicing Agreements or the Non-Compete Agreement of which the Borrower or any Guarantor has knowledge.
(h) Regulatory Status with Agencies. The Borrowers and Guarantors will provide to the Administrative Agent prompt notice in the event such Borrower or

Guarantor has actual knowledge that Fannie Mae, Freddie Mac or FHA has, or is reasonably likely to, adversely change the regulatory or license status of CMC or CMP.
(i) Notice to Lenders. The Administrative Agent will promptly furnish to each Lender a copy of each notice received by the Administrative Agent under this Section 9.5.2.
(j) Sale of LIHTC Properties to The Related Companies Group. The Borrowers and the Guarantors shall furnish prompt notice to the Administrative Agent if and when any Centerline-Sponsored Fund or any Affiliate of the Borrowers enters into a purchase and sale agreement with The Related Companies Group or any of its Affiliates with respect to a LIHTC Investment, a LIHTC Property or an equity interest in a LIHTC Property.
9.5.3 True, Accurate and Complete Financial Statements. All financial statements furnished hereunder shall be true, accurate and complete in all material respects and shall fairly present in all material respects the financial condition of such Persons as of the date thereof.
9.5.4 Revisions to Schedule 8.5.2. The Borrowers and Guarantors shall provide from time to time all information as the Administrative Agent may reasonably request regarding any Subsidiaries listed on Schedule 8.5.2; provided, however, that, with respect to proprietary or confidential information that may be requested from time to time, the confidentiality of any such information shall be maintained in accordance with the terms of Section 25.
9.6 Existence; Conduct of Business.
9.6.1 Statutory Trusts. Each of the Borrowers, the Guarantors and the Pledged Entities, if any, that are organized as statutory trusts (see Schedule 8.5.1) will (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Delaware statutory trust, (b) preserve and keep in full force all of its rights and franchises, except where such failure would not have a material adverse effect on the business, assets or condition, financial or otherwise, of such Person, and (c) only engage in the Lines of Business and as contemplated by its Governing Documents.
9.6.2 Corporations. Each of the Borrowers, the Guarantors and the Pledged Entities, if any, that are organized as corporations (see Schedule 8.5.1) will (a) do or cause to be done all things necessary to preserve and keep in full force and effect its existence as a Delaware corporation, (b) preserve and keep in full force all of its rights and franchises, except where such failure would not have a material adverse effect on the respective business, assets or condition, financial or otherwise, of such Person, and (c) only engage in the Lines of Business and as contemplated by its Governing Documents.
9.6.3 Limited Liability Companies. Each of the Borrowers, the Guarantors and the Pledged Entities, if any, that are organized as limited liability companies (see Schedule 8.5.1) will (a) do or cause to be done all things necessary to preserve and keep in full force and effect such Person’s existence as a Delaware limited liability company, (b) preserve and keep in full force all of such Person’s rights and franchises, except where such failure would not have a material adverse effect on the business, assets or condition, financial or otherwise, of such Person, and (c) only engage in the Lines of Business and as contemplated by such Person’s Governing Documents.
Notwithstanding anything to the contrary contained in this Section 9.6 and in Section 22, the Borrowers and their respective Subsidiaries may from time to time liquidate Subsidiaries, or merge or consolidate Subsidiaries into or with other Subsidiaries, so long as (in any such case) such liquidation, merger or consolidation is not prohibited by Section 10.5.
9.7 Insurance. Each of the Borrowers, each of the Guarantors, each of the Pledged Entities and their respective Subsidiaries shall maintain with respect to its business operations, and shall cause each of their respective Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to such properties and its business against such casualties, liabilities and contingencies as shall be in accordance with the general practices of reasonably prudent businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms, covering such risks and for such periods as may be reasonably acceptable to the Administrative Agent. At the Administrative Agent’s request from time to time, the Borrowers and Guarantors shall provide a comprehensive or partial list (as requested) of all such policies and true, correct and complete copies of some or all such policies, as may be requested.
9.8 Taxes. The Borrowers and each Guarantor and Pledged Entity will, and will cause each of their Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all Taxes imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, except for those Taxes which any such Person is contesting in good faith by appropriate proceedings and with respect to which appropriate reserves have been established and are being maintained in accordance with GAAP.
9.9 Compliance with Laws, Contracts, Licenses, and Permits. Each Borrower, each Guarantor and each Pledged Entity will, and will cause each of their respective Subsidiaries to, comply with (a) all applicable legal requirements now or hereafter in effect wherever its business is conducted, (b) the provisions of its Governing Documents, and (c) all of its Contractual Obligations (except during any period where such compliance is not permitted by the terms of this Credit Agreement), except to the extent the failure to comply with any of the foregoing would not be reasonably expected to result in a Material Adverse Effect. If at any time while any Obligation is outstanding, any authorization, consent, permit or license from any Governmental Authority, Freddie Mac, Fannie Mae, FHA or similar agencies or other third party consents, approvals, or notifications, shall become necessary or required in order that any such Person may fulfill any of its respective Obligations under any of the Loan Documents, such Person will promptly take or cause to be taken all reasonable steps within its respective power to obtain such authorization, consent, permit or license, or other third party consents, and to provide such notifications, and furnish the Administrative Agent with evidence thereof.
9.10 Indemnification Against Payment of Brokers’ Fees. Each Borrower and each Guarantor agrees to defend, indemnify and hold harmless the Administrative Agent and each other Creditor Party from and against any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder’s fees in respect of any portion of the Loans (except as resulting from any arrangements or agreements made with any broker or finder by the Administrative Agent or another Creditor Party).
9.11 Fiscal Year. The fiscal year of each Borrower and each Guarantor (and each of their Subsidiaries) presently ends on December 31 of each year. If any of the Borrowers, the Guarantors or their Subsidiaries shall change their fiscal year end, such Person shall promptly furnish the Administrative Agent with thirty (30) days prior written notice thereof.
9.12 Place for Records; Inspection. The Borrowers, the Guarantors and the Pledged Entities shall maintain all of their business records at the address specified in Section 18. Upon reasonable notice and at reasonable times during normal business hours, the Administrative Agent and, during such time as there is outstanding any Default with respect to which notice, if any is required under Section 11.1.2, has been given, each Lender shall have the right to examine each Borrower’s, each of the Guarantor’s, and each Pledged Entity’s property and make copies of and abstracts from each such Person’s books of account, correspondence and other records and to discuss their respective financial and other affairs with any of their respective senior officers and any accountants hired by any such Person, it being agreed that the Administrative Agent and each Lender receiving any such information shall hold such information in confidence in accordance with the provisions of Section 25. Any transferee of any portion of the Loans or any holder of a participation interest in the Loans shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loans or of further participation interests therein; provided, however, that the Administrative Agent, or any Lender, transferee, holder or participant shall be bound by the confidentiality provisions of Section 25. The Administrative Agent and Lenders shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ accountants; provided, however, that (a) providing any such opportunity shall not unreasonably hinder or delay such discussions, and (b) no such opportunity shall be required to be provided during such time as there is in existence an Event of Default.
9.13 Replacement Documentation. Upon receipt of an affidavit of an officer of the Administrative Agent or a Lender as to the loss, theft, destruction or mutilation of any Note, or as to any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Loan Document, each Borrower and each Guarantor will promptly issue, in lieu thereof, a replacement Note or other Loan Document which shall be, as applicable, in the same principal amount thereof and otherwise of like tenor.
9.14 Further Assurances. Each Borrower and each Guarantor will cooperate with, and will cause each of its Subsidiaries to cooperate with, the Administrative Agent and execute such further instruments and documents as the Administrative Agent shall reasonably request to carry out to the Administrative Agent’s reasonable satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.
9.15 Guaranties. Each of the Guarantors shall at all times comply with the terms and conditions of its respective Guaranty.

9.16 Additional Information. Without derogating the Borrowers’ obligations hereunder, and each Guarantor’s obligations pursuant hereto and to its respective Guaranties, each Borrower and each Guarantor will promptly supply the Administrative Agent with such additional information relating to this Credit Agreement and the other Loan Documents and the performance of the Obligations contemplated hereby and thereby as the Administrative Agent may hereafter reasonably request from time to time.
9.17 EIT Preferred Shares Covenants. EIT shall maintain, with no material modifications, all covenants applicable to and binding upon EIT Preferred Shares.
9.18 Ownership of CCG, Guarantors and Pledged Entities.
(a) Holding Trust shall hold at all times, beneficially and of record, (i) 100% of the EIT Common Shares and voting control of EIT, on a fully diluted basis, assuming the conversion of all convertible securities, the granting of all authorized options and equity awards and the exercise of all options, warrants, subscription rights, preemptive rights and other similar rights, (ii) 100% of the Capital Stock of SPV I, and (iii) 100% of the Capital Stock of SPV II.
(b) Holding Trust and EIT shall not issue any additional Capital Stock or any rights or instruments convertible into Capital Stock.
(c) CHC shall hold at all times, beneficially and of record, (i) all of the Capital Stock of CCG and (ii) 100% of the Common Shares of Beneficial Interest of Holding Trust and Holding Trust II (as defined in the Governing Documents of Holding Trust and Holding Trust II, respectively).
(d) CCG shall hold at all times, beneficially and of record, (i) all of the Common Units of CCC (as defined in the Governing Documents of CCC), (ii) 1% of the Capital Stock of CAHA, (iii) all of the Capital Stock of CMC, CMP, CM Investor LLC and Guaranteed Holdings, and (iv) until the conditions set forth in Section 9.21 have been satisfied all of the Capital Stock of Centerline Finance Corporation, Centerline Credit Management LLC and Centerline A/C Investors LLC.
(e) CCC shall hold at all times, beneficially and of record, 99% of the Capital Stock of CAHA.
(f) CCG shall maintain at all times direct ownership of at least 90% of the voting and common equity interests in the Capital Stock of CFin Holdings.
(g) CFin Holdings shall maintain at all times direct ownership of 100% of the voting and common equity interests in the Capital Stock of CFin.
(h) CAHA shall hold at all times, beneficially and of record not less than (i) 49% of the Capital Stock of Centerline Investor LP, (ii) 49% of the Capital Stock of CCL Dispositions II LLC, (iii) 49% of the Capital Stock of CCL Acquisitions II LLC, (iv) 100% of the Capital Stock of Centerline LIHTC Sub; and (v) 100% of the Capital Stock of Centerline Manager LLC.

(i) Centerline GP Holdings LLC shall hold at all times, beneficially and of record, (i) all of the Capital Stock of Centerline Investor LP not held by CAHA, and (ii) 100% of the Capital Stock of Centerline Investor LP II.
(j) Holding Trust II shall hold at all times, beneficially and of record, all of the Capital Stock of EIT II.
(k) Until the conditions set forth in Section 9.21 have been satisfied, (i) Centerline A/C Investors LLC shall hold at all times, beneficially and of record, 100% of the Capital Stock of Centerline Investors I LLC, (ii) Centerline Investors I LLC shall hold at all times, beneficially and of record, 100% of the Capital Stock of Centerline REIT Inc., and (iii) Centerline REIT Inc. shall hold at all times, beneficially and of record, 100% of the Capital Stock of ARCap 2004 RR3 Resecuritization Inc. and ARCap 2005 RR5 Resecuritization Inc.
9.19 LIHTC Investments. The Borrowers and Guarantors shall cause all LIHTC Investments that are made from funds provided by CHC or its Subsidiaries to be made by Centerline LIHTC Sub, or, in the event of a Valid Business Impediment, Centerline Investor LP or Centerline Investor LP II. Each LIHTC Investment shall satisfy all of the investment criteria set forth on Schedule 9.19.
9.20 New Subsidiaries. Contemporaneously with or prior to the formation or acquisition of a Subsidiary, the Borrowers and Guarantors shall (a) cause each Subsidiary of the Borrowers or the Guarantors formed or acquired after the date hereof to grant an all asset Lien to the Administrative Agent, for the benefit of the Lenders, (which Lien shall have first priority status except as provided in Section 10.1.11 below), (b) cause each such Subsidiary to execute and deliver an unlimited guaranty of the Obligations, and (c) cause all Capital Stock in such new Subsidiary owned by such Borrower or any of its Subsidiaries to be pledged to the Administrative Agent, in each case by executing and delivering, or causing to be executed and delivered, a security agreement, guaranty and pledge agreement in form and substance reasonably satisfactory to the Administrative Agent. Each such new Subsidiary shall thereafter be a Guarantor (or in the event such Subsidiary cannot become a Guarantor because of a Valid Business Impediment, a Pledged Entity) hereunder. Notwithstanding the foregoing provisions of this Section 9.20, no such grant of an all asset Lien or Lien on a specific asset, execution of a guaranty or pledge of Capital Stock shall be required if, and solely to the extent that, a Valid Business Impediment is applicable to such grant, guaranty or pledge. Notwithstanding the foregoing, the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other similar tax, title insurance or similar items) is excessive in relation to the benefit to the Creditor Parties of the security afforded thereby.
9.21 Dissolving Subsidiaries. As soon as reasonably practicable after the Closing Date, the Borrowers agree to, and will, (a) cause all of the Dissolving Subsidiaries to Distribute all of their respective assets to a Borrower or a Guarantor, (b) dissolve or cause to be dissolved all of the Dissolving Subsidiaries, and (c) deliver to the Administrative Agent evidence of such Distributions and dissolutions in form and substance reasonably satisfactory to the Administrative Agent.

10. NEGATIVE COVENANTS; FINANCIAL COVENANTS
For so long as this Credit Agreement is in effect, and until such time as all of the Obligations have been indefeasibly fully paid and performed, unless the Creditor Parties shall otherwise consent to the extent and in the manner set forth in Section 23, the Borrowers and the Guarantors shall comply, jointly and severally, with the following covenants:
10.1 Liens. The Borrowers and Guarantors shall not create, incur, suffer or assume, and they shall not permit or suffer any Pledged Entity creating, incurring, suffering or assuming, any Lien upon or with respect to any of such Person’s assets, including, without limitation, any Capital Stock, except such Persons may create, incur or assume the following Liens (collectively, “Permitted Liens”):
10.1.1 Affordable Housing Syndications.
(a) Liens on Capital Stock owned by Centerline LIHTC Sub, Centerline Investor LP, Centerline Investor LP II or Centerline SLP LLC, granted by such Person in connection with a LIHTC Investment to secure capital contribution obligations in the ordinary course of CHC’s Subsidiaries’ multi-family affordable housing business;
(b) Liens arising in the ordinary course of CHC’s Subsidiaries’ multi-family affordable housing business on general partner or managing member interests in Centerline-Sponsored Funds, consisting of the right to remove such general partners or managing members in order to secure obligations of such general partners or managing members to (i) the respective Centerline-Sponsored Funds, (ii) investors in such Centerline-Sponsored Funds, or (iii) Natixis or Merrill with respect to certain Guaranteed Funds;
10.1.2 Governmental Charges. Liens or charges for current Taxes which are not delinquent or remain payable without penalty, or the validity of which is being contested in good faith and by appropriate proceedings upon stay of execution of the enforcement thereof; provided that the obligor with respect thereto shall have set aside on its books and shall maintain adequate reserves for their payments in conformity with GAAP;
10.1.3 Liens Contemplated Hereby. Liens in favor of the Administrative Agent, on behalf of the Lenders, pursuant to and as contemplated by the terms hereof and by the terms of the other Loan Documents;
10.1.4 Mortgage Warehouse Lines. Liens pursuant to any mortgage warehouse line of credit constituting Permitted Indebtedness pursuant to Section 10.3.1(h) (provided that (i) no Lien in connection with any mortgage warehouse line of credit gives rise to any interest in any collateral other than any mortgages financed with the proceeds of such line of credit (and with respect to which the Administrative Agent and the Lenders hereby disclaim any Lien), and (ii) underlying mortgage loans made under such warehouse lines shall be entered into pursuant to unconditional purchase commitments (subject to program deliverable and other requirements arising in the ordinary course of business consistent with past practices) from Fannie Mae, Freddie Mac or FHA, or other investors acceptable to the mortgage warehouse lender, on terms and conditions consistent with the mortgage warehouse line of credit utilized by CMC on the date hereof);

10.1.5 Bond Warehouse Lines. Liens pursuant to any bond warehouse line of credit constituting Permitted Indebtedness pursuant to Section 10.3.1(i) (provided that (i) no Lien in connection with any bond warehouse line of credit gives rise to any interest in any collateral other than any bonds financed with the proceeds of such line of credit (and with respect to which the Administrative Agent and the Lenders hereby disclaim any Lien), provided that bonds acquired under such warehouse lines shall be entered into pursuant to purchase commitments (subject to deliverable and other requirements arising in the ordinary course of business consistent with market practices) from investors acceptable to the bond warehouse lender, on terms and conditions consistent with market practices);
10.1.6 Existing Liens. Liens existing on the date hereof and listed on Schedule 8.3 and any renewal, replacement, modification or extension thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by indebtedness permitted by Section 10.3, and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is in connection with a Permitted Refinancing;
10.1.7 Mechanics Liens, etc. Landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’, brokers’ or other like statutory Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
10.1.8 Pledges & Deposits. Liens (including pledges and deposits) incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and other similar obligations incurred in the ordinary course of business, other than any Lien imposed by ERISA;
10.1.9 Bids. Liens (including pledges and deposits) incurred to secure the performance of bids, trade contracts, governmental contracts, tenders, and leases (other than Indebtedness), statutory obligations, surety, appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
10.1.10 Easements. Easements, rights-of-way, restrictions, reservations, covenants, conditions, encroachments, other minor defects or irregularities of title, and other similar encumbrances affecting real property (including encumbrances consisting of zoning restrictions, easements, licenses and restrictions on the use of real property or minor imperfections in title thereto) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
10.1.11 Judgments. Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1.7;

10.1.12 Purchase Money. Liens securing Indebtedness that constitutes Permitted Indebtedness pursuant to Section 10.3.1(b); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (ii) the Indebtedness secured thereby does not (at the time such Indebtedness is incurred) exceed the cost of the property being acquired on the date of acquisition (unless such Indebtedness does not provide the creditor with recourse to the Borrowers or their respective Subsidiaries on account of any deficiency);
10.1.13 Precautionary UCC Financing Statements. The interest of a lessor under Liens arising from precautionary UCC financing statement filings regarding leases (other than Indebtedness) entered into by such Persons in the ordinary course of business;
10.1.14 Bankers’ Liens. Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (b) that are contractual or statutory set-off rights arising in the ordinary course of business with financial institutions or bankers’ Liens on deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;
10.1.15 Licenses. Any interest or title of a licensor, lessor or sublessor under any license or lease agreement pertaining to real property pursuant to which rights are granted to such Persons;
10.1.16 Public Utilities. Deposits or pledges in favor of public or private utility companies arising in the ordinary course of business and not out of any extraordinary transaction;
10.1.17 Bond Transaction. Liens of Freddie Mac in connection with the Bond Transaction;
10.1.18 New Subsidiaries/Asset Acquisitions. Liens (a) on any asset or property of a Person at the time such Person becomes a Subsidiary of any Borrower in accordance with the terms of Section 9.20 or any Guarantor is merged into or consolidated with or into any Borrower or any Guarantor in accordance with the terms of Section 10.5.1 and any modifications, replacements, renewals or extensions thereof in connection with a Permitted Refinancing of the related Indebtedness, and (b) existing on any asset prior to the acquisition thereof by any Borrower or any Guarantor in accordance with the terms of Section 10.6.3 and any modifications, replacements, renewals or extensions thereof in connection with a Permitted Refinancing of the related Indebtedness, and in the case of each of clause (a) and (b) above, not created in contemplation of such event;
10.1.19 Investment and Dispositions; Cash Earned Money Deposits. Liens (i)(a) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 10.6.3 to be applied against the purchase price for such investment and (b) consisting of an agreement to dispose of any property in a disposition permitted under Section 10.5.3, in each case under this clause (i), solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien and (ii) cash earnest money deposits made by CHC or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Credit Agreement;
10.1.20 Debt Liens. Liens on the property of any Borrower, Guarantor or Pledged Entity securing secured Indebtedness constituting Permitted Indebtedness pursuant to clauses (g) and (q) of Section 10.3.1;
10.1.21 Insurance Premium Financing Liens: Liens on insurance proceeds under insurance policies for which the premiums have been financed as contemplated by Section 10.3.1(c); and
10.1.22 Receivables Assignment and Assumption Agreement Liens. Liens in favor of (a) CFin Holdings pursuant to the Natixis Receivables Assignment and Assumption Agreement and (b) Guaranteed Holdings pursuant to the Merrill Receivables Assignment and Assumption Agreement, but solely to the extent that such Liens arise for precautionary purposes in case the transfers and assignments described in the Natixis Receivables Assignment and Assumption Agreement and the Merrill Receivables Assignment and Assumption Agreement are deemed not to be true sales.
10.2 Negative Pledge and Double Negative Pledge.
10.2.1 Negative Pledge. The Borrowers shall not grant, create, or suffer to be granted or created, any Lien (other than any Liens in favor of the Administrative Agent) on the Capital Stock directly or indirectly held by it of (a) CMC and CMP, (b) from and after such time as the Natixis Agreements have been executed and delivered, and to the extent required therein, Guaranteed Manager, or (c) from and after such time as the Merrill Agreements have been executed and delivered, and to the extent required therein, Guaranteed Manager II.
10.2.2 Double Negative Pledge. Other than pursuant to the terms of this Credit Agreement, in no event shall the Borrowers agree with, or become obligated to, or permit or suffer any of their Subsidiaries agreeing or becoming obligated to, any other Person (other than Fannie Mae and Freddie Mac with respect to CMC and CMP) to refrain from granting or creating a Lien on the Capital Stock of CMC, CMP, Guaranteed Manager or Guaranteed Manager II; provided, however, that neither the Natixis Agreements nor the Merrill Agreements shall prohibit any granting of a Lien on the Capital Stock of CMC or CMP to the Administrative Agent for the benefit of the Lenders.
10.3 Indebtedness. The Borrowers and Guarantors shall not incur, assume or become obligated with respect to, or permit or suffer any Pledged Entity incurring, assuming or becoming obligated with respect to, directly or indirectly, any Indebtedness (on a consolidated and individual basis) except such Persons may incur, assume or become obligated with respect to the following Indebtedness (collectively, “Permitted Indebtedness”):
10.3.1 Types of Permitted Indebtedness and Persons to whom they Apply. Set forth below is a list of each type of Permitted Indebtedness with a description of which entities may incur, without duplication, the particular type of Permitted Indebtedness:

(a) The Borrowers, Guarantors and Pledged Entities may have outstanding Indebtedness existing on the date of this Credit Agreement, listed and described, but only to the extent so listed and described and only with respect to the Person disclosed to be liable with respect to each such specific Indebtedness on Schedule 10.3.1 and any Permitted Refinancing thereof;
(b) Each of the Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness for borrowed money on a recourse or non-recourse basis if and to the extent that such Indebtedness is either (i) unsecured, (ii) non-recourse Indebtedness or Indebtedness secured only by other Permitted Liens (with respect to Indebtedness owed to unrelated third parties), or (iii) Subordinated Debt; provided that after giving pro forma effect to the incurrence of any such Indebtedness described in clauses (i) and (iii) above the Pro Forma Leverage Test shall be satisfied. Indebtedness shall be considered to be on a non-recourse basis where the creditor has recourse against the debtor only to the extent and with respect to specific assets financed by such Indebtedness, and on account of fraud and other enumerated bad acts;
(c) Each of the Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness for the financing of insurance premiums where (i) the sole collateral for such financing is a security interest in the proceeds of such insurance, and (ii) such insurance is required to be in place pursuant to the terms of Section 9.7;
(d) Subject to satisfaction of the Pro Forma Leverage Test with respect to Indebtedness owed to Affiliates which are not a Loan Party, the Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness consisting of obligations owed by a Borrower, Guarantor or a Pledged Entity to any of their respective Affiliates; provided, however, that if any such Affiliate is not a Borrower or a Guarantor, such Indebtedness must be subordinated to the Obligations in accordance with the Intercompany Subordination Agreement upon terms and conditions satisfactory to the Administrative Agent (provided further, however, that any such Indebtedness, regardless of when it is incurred, need not be subject to the Intercompany Subordination Agreement if it arises out of tax credit transactions between or among one or more members of The Related Companies Group, on the one hand, and the Centerline Group, on the other hand, entered into in the ordinary course of business upon terms and conditions no less advantageous to the Centerline Group than would be available on an arm’s length basis with a Person who is not an Affiliate);
(e) The Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness for Taxes to the extent that payment thereof shall at the time not be required to be made in accordance with Section 9.8;
(f) Each of the Borrowers and the Guarantors shall be jointly and severally liable for and may incur the Obligations;
(g) Each of the Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness consisting of cash management charges, or arising out of ACH services, and other Indebtedness in respect of overdraft protection and similar arrangements, in each case, incurred in the ordinary course of business consistent with such entity’s past practices;

(h) Each of CMC and CMP may incur Indebtedness in respect of mortgage warehouse lines of credit; provided that underlying mortgage loans made under such warehouse lines shall be entered into pursuant to unconditional purchase commitments from Fannie Mae, Freddie Mac or FHA, or other investors acceptable to the mortgage warehouse lender, on terms and conditions consistent with the mortgage warehouse line of credit utilized by CMC on the date hereof;
(i) Subject to satisfaction of the Pro Forma Leverage Test, the Pledged Entities may incur Indebtedness in respect of bond warehouse lines of credit; provided that underlying bonds warehoused thereon shall be issued pursuant to purchase commitments from investors acceptable to the Administrative Agent in its reasonable discretion; provided that any investor with prior commitments from Holding Trust shall be deemed to be reasonably acceptable to the Administrative Agent;
(j) Subject to satisfaction of the Pro Forma Leverage Test, each new direct or indirect Subsidiary becoming a Guarantor or Pledged Entity after the date hereof may be liable for any Indebtedness that exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;
(k) Each of the Borrowers, the Guarantors and the Pledged Entities may incur Indebtedness which may be deemed to exist pursuant to any guaranties of commercial office space leases incurred by a different Borrower, Guarantor or Pledged Entity in the ordinary course of business consistent with past practices for such Person undertaking such Indebtedness;
(l) Each of the Borrowers may incur Indebtedness consisting of unsecured promissory notes issued to current or former directors, consultants, managers, officer and employees or their spouses or estates of any of its Subsidiaries to purchase or redeem Capital Stock of CHC (other than any more than a de minimus amount of such Indebtedness on account of SCU’s), issued to such director, consultants, manager, officer or employee in the ordinary course of business consistent with past practices for such Person undertaking such Indebtedness;
(m) Each of CHC, CCG, CAHA, CFin Holdings, Guaranteed Holdings, CMC, CMP and Centerline Finance Corporation may incur Indebtedness in respect of workers’ compensation claims;
(n) Each of the Borrowers, Guarantors and Pledged Entities may incur unsecured Indebtedness consisting of incentive, non-compete, consulting, deferred compensation, employment, or other similar arrangements or co-investment programs for employees, entered in the ordinary course of business consistent with market standards;
(o) Each of Holding Trust, SPV I, SPV II and CHC, may incur Indebtedness in connection with the Bond Transaction; provided, however, such Indebtedness shall be Permitted Indebtedness solely if and to the extent that such Indebtedness results from circumstances or events beyond the control of either Borrower or any of their Subsidiaries (except, with respect to this proviso, SPV I may incur Indebtedness arising under the Bond Transaction in the event CMC elects to foreclose in its capacity as special servicer under the Bond Transaction);

(p) Each of the Borrowers, Guarantors and Pledged Entities may incur Contingent Liabilities solely to the extent that such Contingent Liabilities are incurred in the ordinary course of business consistent with past practices and market practices and arising solely out of (i) risk-sharing arrangements with Fannie Mae and Freddie Mac with respect to mortgage loan originations on multifamily properties and (ii) Contingent Liabilities where the primary obligor is a different Borrower, Guarantor or Pledged Entity and where such primary obligations constitute Permitted Indebtedness;
(q) Each of the Borrowers, Guarantors and Pledged Entities may incur Indebtedness pursuant to Derivative Agreements entered into (i) by the Borrowers in connection with the Obligations, or (ii) by the Borrowers, Guarantors and Pledged Entities, as the case may be, with respect to their own Indebtedness for borrowed money permitted by Section 10.3.1(b), in the ordinary course of business and not for speculation;
(r) CHC and CCC may incur Indebtedness on account of accrued Distributions that are not paid pursuant to Section 10.7 to the extent such accruals constitute Indebtedness;
(s) CHC and CCG may incur Indebtedness on account of the CHC/CCG Guaranty;
(t) CHC may incur Indebtedness on account of guarantee and indemnification obligations arising under the Reaffirmation of Guarantee;
10.3.2 CHC. CHC may incur, without duplication:
(a) Indebtedness to Fannie Mae, Freddie Mac, GNMA, FHA or other parties with whom CHC or its Subsidiaries originate, sell, repurchase or service mortgage loans, to the extent directly relating to or arising out of such origination, sale, repurchase, or servicing in the ordinary course of business;
(b) Indebtedness secured by real property acquired upon foreclosure of mortgages, to the extent directly related to such real property, not in excess of the fair market value thereof, and reasonably expected by CHC to be recovered from the sale or other disposition of the subject real property;
10.4 EIT. Notwithstanding any other provision of this Credit Agreement or any other Loan Document, EIT will incur no Indebtedness of any kind other than accrued and unpaid obligations to holders of the EIT Preferred Shares existing on the Closing Date to the extent permitted under Section 9.17. Prior to the completion of the EIT II Transfer, EIT shall own no assets other than (a) the EIT Notes; and (b) those certain Freddie Mac Enhanced A Certificates issued to EIT in connection with the Bond Transaction; and EIT shall have outstanding no Indebtedness other than liabilities to the holders of the EIT Preferred Shares which liabilities are effectively economically defeased by such Freddie Mac Enhanced A Certificates.
10.5 Merger; Ownership Interests; Sale of Assets; Liquidations. The Borrowers and Guarantors shall not, and shall not permit or suffer any of the Pledged Entities to, with respect to each such Person:

10.5.1 Mergers, Consolidations and Asset Sales. Merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of such Person; provided, however that (i) as long as there is no Default for which notice, if required, has been given is then outstanding, (ii) where at least one of the parties to the merger or consolidation is a Loan Party, the surviving Person in any such merger or consolidation is the Equal or Higher Order Loan Party and (iii) such merger or consolidation could not reasonably be expected to cause a Material Adverse Effect:
(a) the Borrowers, the Guarantors and the Pledged Entities may cause other Persons (other than an Excluded Entity) to merge into or consolidate with a Borrower, a Guarantor or a Pledged Entity (including in connection with an investment permitted pursuant to Section 10.6.2 or an acquisition permitted pursuant to Section 10.6.3); provided, that after giving pro forma effect to such transaction, the Pro Forma Leverage Test is satisfied;
(b) any Subsidiary of CHC (other than an Excluded Entity) may merge with any other Person (other than an Excluded Entity) in order to effect an investment permitted pursuant to Section 10.6.2 or an acquisition permitted pursuant to Section 10.6.3, provided that after giving pro forma effect to such transaction, the Pro Forma Leverage Test is satisfied; and
(c) any Borrower, Guarantor or Pledged Entity may be merged or consolidated with or into any other Borrower, Guarantor or Pledged Entity.
10.5.2 Dissolve, liquidate, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of such Person; provided, however that any Guarantor or Pledged Entity may be dissolved or liquidated so long as (a) such Person has first distributed all of its assets to an Equal or Higher Order Loan Party, (b) at the time of such dissolution or liquidation, such Person has no material assets or liabilities,and (c) such dissolution or liquidation could not reasonably be expected to cause a Material Adverse Effect.
10.5.3 Other Asset Transfers. Effect any sale, disposition, contribution or other transfer of their respective tangible or intangible assets constituting all or a material asset of a Line of Business, other than (a) sales, dispositions, contributions or other transfers of any such assets to any Equal or Higher Order Loan Party; (b) sales of used, obsolete or worn out equipment or other property not used in the business of CHC and its Subsidiaries, (c) dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement equipment; (d) dispositions of accounts receivables in connection with the collection or compromise thereof; (e) any disposition of any inventory or other property or asset by the Borrowers and Guarantors in the ordinary course of business, consistent with past practices, including, without limitation, any sales of (i) a LIHTC Investment to a Centerline-Sponsored Fund, (ii) servicing rights on FHA mortgage loans in connection with the origination of such loans, and (iii) mortgage loans to pre-committed buyers; (f) dispositions of leases, subleases, licenses or sublicenses of real property in the ordinary course of business and which do not materially interfere with the business of the

Borrowers and the Guarantors; (g) transfers of property subject to Casualty Events upon receipt of the net cash proceeds of such Casualty Events; and (h) immaterial dispositions of investments in joint ventures relating to multi-family affordable housing developments, to the extent required by or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangement in effect on the Closing Date. For the avoidance of doubt, by way of example only, and not in limitation of the foregoing, any sale, disposition, contribution or other transfer of CMC’s Fannie Mae Delegated Underwriting and Servicing license or any similar license or governmental or quasi-governmental agency servicing rights shall be deemed to constitute a transfer of a material asset of a Line of Business.
10.5.4 Centerline Manager Transfer. Notwithstanding any other provision of this Credit Agreement, Centerline Manager LLC may consummate the Centerline Manager Transfer.
10.6 Loans, Guarantees, Investments and Acquisitions.
10.6.1 Limitations on Loans. The Borrowers and Guarantors will not make, and will not permit or suffer any of the Pledged Entities making, any loans, advances or extensions of credit to any Person (other than a Borrower, a Guarantor, or a Pledged Entity), except:
(a) loans made by CAHA to a Person developing a LIHTC Property in connection with a LIHTC Investment which is permitted to be made in accordance with the terms of Section 3.1(b) where such loan is consistent with CAHA’s past practices of making so-called “pre-development loans” and the proceeds of any such loans is drawn from funds available to be drawn as Revolving Loans;
(b) Supplemental Loans in aggregate principal amounts not to exceed $2,000,000 per Fiscal Year in each of 2010, 2011 and 2012, to support LIHTC Properties  included in the Guaranteed Funds listed in Schedule A-1 to the Omnibus Release and Termination Agreement;
(c) Supplemental Loans in aggregate principal amounts not to exceed $2,000,000 for the Fiscal Year ending December 31, 2010 and $1,000,000 for the Fiscal Year ending December 31, 2011 to support LIHTC Properties included in the Guaranteed Funds listed in Schedule A-2 to the Omnibus Release and Termination Agreement that are not CFin Enhanced Projects;
(d) Supplemental Loans to support LIHTC Properties that are financed by the B Bonds;
(e) Supplemental Loans to non Guaranteed Funds (other than Supplemental Loans made pursuant to clauses (b) through (d) above) in aggregate principal amounts not to exceed $2,500,000 per Fiscal Year during each Fiscal Year prior to the Revolver Maturity Date; and
(f) advances to employees to cover reasonable business expenses in the ordinary course of business.

10.6.2 Limitations on Investments. The Borrowers and Guarantors will not make, and will not permit or suffer any of the Pledged Entities making, any investment in any business, other than investments in the businesses engaged in by the Borrowers and Guarantors consisting of the following (collectively, the “Lines of Business”):
(a) Substantially as engaged in on the Closing Date: (i) the syndication of LIHTC Investments, (ii) the provision of asset management services, (iii) the origination, selling and servicing of mortgage loans pursuant to governmental or quasi-governmental agency programs, and (iv) the ownership, management, stabilization and maintenance of the B Bonds and cash flows derived therefrom,
(b) investments by any Borrower, Guarantor and Pledged Entity in any other Borrower, Guarantor and Pledged Entity;
(c) the acquisition and securitization of tax-exempt bonds issued to fund construction of affordable housing in the United States;
(d) investments (including debt obligations and Capital Stock) converted in connection with (x) the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment and (y) the non-cash proceeds of any disposition permitted by Section 10.5; and
(e) any businesses reasonably complementary to any of the businesses described in clause (a) of this Section;
10.6.3 Limitations on Acquisitions. The Borrowers and Guarantors will not make, and will not permit or suffer any of the Pledged Entities making, any acquisition of the Capital Stock or all, substantially all or a material portion of the assets of any Person unless (a) such acquisition is in furtherance of the Lines of Business, and (b) at the time of any such acquisition (i) there is no Default outstanding for which notice, if required, has been given, and (ii) the Pro Forma Leverage Test is satisfied.
10.7 Distributions. The Borrowers, the Guarantors and the Pledged Entities shall not make any Distributions to any Persons other than (a) Tax Distributions (provided, however, that no such Tax Distributions shall be made at such time as there is outstanding a Distribution Default), (b) to a Person that is a Borrower or a Guarantor; (c) to a Person that is a Pledged Entity provided that such Pledged Entity, within one Business Day, makes a further Distribution of such amounts to a Person that is a Borrower or a Guarantor; and (d) to the holders of the EIT Preferred Shares or the holders of any securities into which the EIT Preferred Shares are converted if and to the extent that such Distributions are made solely out of funds received from Freddie Mac as contemplated by the Bond Transaction.
10.8 Affiliate Payments. No Borrower, Guarantor or Pledged Entity will make any payments to any Affiliate that is not a Borrower or Guarantor on account of any Indebtedness owed by such Person to such Affiliate, other than: (a) reimbursements for the payment of Taxes during such time as there is outstanding no Distribution Default; (b) payments in order to cover operating expenses and current liabilities for services rendered, (c) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of any Borrower and any Guarantor in the ordinary course of business as determined in good faith by the board of directors or senior management of the Person making such payment, (d) payments required to be made under the Management Agreement, the Advisory Agreement and the Servicing Agreements, and (e) payments to the Related Companies Group on account of obligations incurred in the ordinary course of business in connection with transactions in which a member of the Related Companies Group purchases a LIHTC Property or an equity interest in a LIHTC Property from a Centerline-Sponsored Fund or an Affiliate of the Borrowers; provided that any of the foregoing payments are upon terms and conditions no more favorable to such Affiliate, and no less favorable to the Borrowers and the Guarantors, than would be available in an arm’s-length transaction between independent parties. Notwithstanding the foregoing, nothing in this Section shall prohibit any member or members of The Related Companies Group from continuing to perform its obligations with respect to any LIHTC Property which it owns prior to the date hereof.
10.9 Purchase of Margin Stock. Except with the prior written consent of the Administrative Agent, the Borrowers and the Guarantors shall not utilize and shall not permit or suffer any other Person utilizing, any part of the proceeds of the Loans to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
10.10 Transactions with Affiliates. The Borrowers and the Guarantors shall not enter, and shall not permit or suffer the Pledged Entities entering, into any purchase, sale, lease or other transaction with an Affiliate (other than the Borrowers, the Guarantors or the Pledged Entities), except (a) (i) in the ordinary course of business, (ii) as expressly permitted by Sections 10.1, 10.3, 10.4, 10.5 and 10.7, or (iii) with the prior written consent of the Administrative Agent, on terms with respect to this clause (a) that are no less favorable to the Borrower, Guarantor or Pledged Entity, as the case may be, than those that might be obtained at the time in a comparable arm’s-length transaction with any Person who is not an Affiliate, and (b) those transactions set forth in the Management Agreement, the Advisory Agreement and the Servicing Agreements.
10.11 Amendment to Governing Documents. Except with the prior written consent of the Administrative Agent, the Borrowers, Guarantors and Pledged Entities shall not amend or agree with any Person to vary the terms of any of their respective Governing Documents; provided, however, that any such Person may enter into such amendments or agreements if such change or amendment does not or will not adversely affect (a) the liability, risk or rights of any Creditor Party under any of the Loan Documents or in connection with any of the transactions contemplated hereby or thereby, or (b) the status of such Person as an entity that would not be substantively consolidated with any other of the Borrowers, the Guarantors or the Pledged Entities in the event any of them is the debtor in any bankruptcy proceeding.
10.12 Business Lines. The Borrowers and the Guarantors shall not engage, and shall not permit or suffer any Pledged Entity engaging, in any business lines, other than their respective Lines of Business.

10.13 Consolidated EBITDA to Fixed Charge Ratio. CHC shall maintain at the end of each Fiscal Quarter a ratio of Consolidated EBITDA to Fixed Charges equal to or greater than the ratios set forth on Exhibit 1.1A.
10.14 Total Debt/Consolidated EBITDA Ratio. CHC shall maintain at the end of each Fiscal Quarter a Total Debt/Consolidated EBITDA Ratio equal to or less than the ratios set forth on Exhbit 1.1A.
10.15 Stock Buy-Backs. No Borrower, Guarantor, or Pledged Entity shall purchase or otherwise acquire for any consideration (other than such purchaser’s common stock) its Capital Stock during the term of this Credit Agreement.
10.16 Amendment to Certain Agreements.
10.16.1 Neither the Borrower, nor any Guarantor or Pledged Entity, shall permit or consent to any amendment to, or waiver of any material provision of, the Management Agreement, the Servicing Agreements or the Non-Compete Agreement without the prior written consent of the Administrative Agent. In furtherance, and not in limitation, of the foregoing, neither CHC nor any of its Subsidiaries that are parties to the Non-Compete Agreement shall, by amendment, waiver, consent or failure to enforce, permit Newco to engage in, nor shall CHC or any such Subsidiary suffer Newco engaging in, any activity that violates the terms of the Non-Compete Agreement.
10.16.2 Neither the Borrower, nor any Guarantor or Pledged Entity shall permit or consent to any amendment to, or waiver of any provision of any of the Merrill Agreements or the Natixis Agreements requiring any release by the Administrative Agent of any of the Collateral that is not required to be released pursuant to the Merrill Agreements and the Natixis Agreements in force and effect as of the date hereof without the prior written consent of the Administrative Agent.
10.17 Excluded Entities. Notwithstanding any other provision of this Credit Agreement or any other of the Loan Documents, the Borrowers and the Guarantors shall not permit or suffer any of the Excluded Entities (a) engaging in any business, financial or other activities of any kind, (b) incurring any Indebtedness, (c) selling or purchasing any assets or making any investments, (d) merging into or with either Borrower, any Guarantor, any Pledged Entity or any other Person, or (e) permitting or suffering either Borrower, any Guarantor, any Pledged Entity or any other Person merging into such Excluded Entity; except that:
10.17.1 Centerline Guarantor LLC. Centerline Guarantor LLC shall continue to engage in the business of holding as payee a $20,000,000 promissory note from CHC and providing guaranties of (a) obligations normally guaranteed by local developers of LIHTC Properties in the ordinary course of business consistent with past practices and (b) obligations owing to Freddie Mac pursuant to the limited support guaranty delivered pursuant to the Bond Transaction;
10.17.2 Guaranteed Manager and Guaranteed Manager II. Guaranteed Manager shall continue to engage in the business of holding the managing member interests of the general partners of all of the Guaranteed Funds or tax credit investments in which the

Guaranteed Funds have invested and, from and after such time as called for under the Natixis Agreements and the Merrill Agreements, Guaranteed Manager shall engage in such business solely with respect to the Guaranteed Funds addressed in the Natixis Agreements. At such time as called for under the Natixis Agreements and the Merrill Agreements, Guaranteed Manager II shall engage in such business solely with respect to the Guaranteed Funds addressed in the Merrill Agreements.
10.17.3 CFin and CFin Holdings. CFin and CFin Holdings shall engage solely in such business activities as are contemplated by, and necessary and appropriate for the performance by such Persons of their obligations under, the Natixis Agreements, including, without limitation, incurring such Indebtedness as is contemplated by the Natixis Agreements;
10.17.4 Guaranteed Holdings. Guaranteed Holdings shall engage solely in such business activities as are contemplated by, and necessary and appropriate for the performance by such Person of its obligations under, the Merrill Agreements, including, without limitation, incurring such Indebtedness, if any, as is contemplated by the Merrill Agreements.
10.17.5 EIT. During such time as EIT shall be an Excluded Entity, EIT shall have no assets other than those certain Freddie Mac Enhanced A Certificates issued to EIT in connection with the Bond Transaction; and EIT shall have outstanding no Indebtedness other than the liabilities to the holders of the EIT Preferred Shares which liabilities are effectively economically defeased by such Freddie Mac Enhanced A Certificates.
11. DEFAULT
11.1 Events of Default. Each of the following events or circumstances, unless cured within any applicable grace period set forth or referred to below in this Section, shall constitute an “Event of Default”:
11.1.1 Failure to Pay.
(a) The Borrowers shall fail to pay any principal on any outstanding portion of the Loans as and when the same shall become due and payable; or
(b) The Borrowers shall fail to pay any interest or any other Obligation under any outstanding portion of the Loans within five (5) days of when the same is due and payable;
11.1.2 Failure to Perform. Either Borrower or any Guarantor shall: (a) fail to comply with any of its Negative Covenants and Financial Covenants; (b) fail to comply, within thirty (30) days after such Person receives notice of such failure from the Administrative Agent or from any Lender, with any of its other agreements and covenants contained herein which are not otherwise referenced herein (such thirty day period to be extended at the discretion of the Administrative Agent (but not by more than forty-five (45) days) if such failure can be cured, the Borrowers and Guarantors have promptly commenced and are diligently pursuing a cure and the Administrative Agent determines that such extension is reasonably necessary in order to effect such a cure); or (c) fail to comply with any of its other agreements, covenants, liabilities and obligations contained in any of the other Loan Documents beyond any applicable notice and grace periods;
11.1.3 Breach of Representation or Warranty. Any representation or warranty of either Borrower or any Guarantor in this Credit Agreement or any of the other Loan Documents shall have been false or misleading in any material respect upon the date when made or deemed to have been made or repeated;
11.1.4 Failure to Pay Other Indebtedness or Perform Contractual Obligations. Either Borrower, any Guarantor or any Pledged Entity shall be in default or breach (a) of any recourse or non-recourse obligations aggregating $10,000,000 or more, and the effect thereof is (i) to cause an acceleration, mandatory redemption or other required repurchase of such obligations, or (ii) to permit the holder(s) of such obligations to accelerate the maturity of any such obligations or require a redemption or other repurchase of such obligations; or any such obligations shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or (b) of, in any material respect, any obligations under the Management Agreement, the Servicing Agreements or the Non-Compete Agreement;
11.1.5 Insolvency. Either Borrower, any Guarantor or any Pledged Entity shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any such Person or of any substantial part of any such Person’s assets or shall commence any case or other proceeding relating to any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any such Person and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein;
11.1.6 Involuntary Proceedings. (i) The filing of any case or other proceeding against either Borrower, any Guarantor or any Pledged Entity under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect and such case or proceeding is not controverted within twenty (20) days and dismissed within sixty (60) days of its commencement; (ii) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any such Person, or adjudicating any such Person bankrupt or insolvent, or approving a petition in any such case or other proceeding; or (iii) a decree or order for relief is entered in respect of any such Person, in an involuntary case under federal bankruptcy laws as now or hereafter constituted;
11.1.7 Judgments. There shall remain in force, undischarged, unsatisfied, unstayed or unvacated, or not bonded pending appeal, for more than ninety (90) days, whether or not consecutive, any final judgment against either Borrower, any Guarantor or any Pledged Entity that, with other outstanding final judgments undischarged against such Person, exceeds in the aggregate $1,000,000.00;

11.1.8 Cancellation of Loan Documents. If any of the Loan Documents shall be canceled, terminated, revoked or rescinded or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of either Borrower, any Guarantor or any Pledged Entity, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;
11.1.9 ERISA. There occurs one or more ERISA Events that individually or in the aggregate results in or otherwise is associated with liability of any Borrower, Guarantor, Pledged Entity or ERISA Affiliate in excess of $1,000,000 annually; provided, however, that it shall be an Event of Default if there exists, as of any valuation date for a Guaranteed Pension Plan, or in the aggregate for all Guaranteed Pension Plans (excluding Guaranteed Pension Plans with assets in excess of benefit liabilities) an excess of the actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such plan) of benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the fair market value of the assets of such plan, only if such excess individually or in the aggregate for all Guaranteed Pension Plans (excluding in such computation any Guaranteed Pension Plans with assets greater than benefit liabilities) exceeds $1,000,000 annually;
11.1.10 Indictment. Either Borrower, any Guarantor or any Pledged Entity shall be indicted for a federal crime, a punishment for which could include the forfeiture of any assets of such Person; or
11.1.11 Change in Control. There shall occur a Change in Control.
11.2 Remedies Upon Event of Default. During the continuance of an Event of Default:
11.2.1 Accelerate Debt. The Administrative Agent may, and with the direction of the Required Lenders shall, declare the Obligations evidenced by this Credit Agreement and the other Loan Documents immediately due and payable and such date shall constitute the Revolver Maturity Date and the Term Loan Maturity Date (provided that in the case of the occurrence of an event set forth in Sections 11.1.5 and 11.1.6, such acceleration shall be automatic); and
11.2.2 Pursue Remedies. The Administrative Agent may, and with the direction of the Required Lenders shall, pursue any and all remedies provided for hereunder, or under any one or more of the other Loan Documents. Except as expressly contemplated or permitted by the terms of this Credit Agreement, each Lender may exercise setoff rights as contemplated by, and pursuant to, Section 12 solely with the consent of the Administrative Agent, but not otherwise. Further, no Lender in its capacity as such, may proceed to protect and enforce its rights by suit in equity, action at law or other proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement or the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, or otherwise proceed to enforce the payment thereof or exercise any other legal or equitable right of such Lender, all such rights being delegated to the Administrative Agent in accordance with the terms of this Credit Agreement.

11.2.3 Power of Attorney. For the purpose of exercising the rights granted by this Section, as well as any and all other rights and remedies of the Administrative Agent or the Lenders, each of the Borrowers and each Guarantor hereby irrevocably constitutes and appoints the Administrative Agent (or any agent designated by the Administrative Agent) its true and lawful attorney-in-fact, with full power of substitution, which appointment is coupled with an intent, exercisable upon and during the continuance of any Event of Default, to execute, acknowledge and deliver any instruments and to and perform any acts in the name and on behalf of the Borrowers or any Guarantor.
11.3 Written Waivers. If a Default is waived by the Administrative Agent and/or any other Creditor Party, in accordance with the applicable provisions of Section 23, in their sole discretion, pursuant to a specific written instrument executed by an authorized officer of such Persons, respectively, the Default so waived shall be deemed to have never occurred.
11.4 Allocation of Proceeds. If an Event of Default shall have occurred and be continuing and the Maturity Dates have been accelerated, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrowers hereunder or thereunder, shall be applied in the following order and priority:
(a) amounts due to the Administrative Agent, in its capacity as such, in respect of fees and expenses due under Section 14, or otherwise due under this Credit Agreement and the other Loan Documents;
(b) any amounts due the other Creditor Parties pursuant to the terms of this Credit Agreement and the other Loan Documents other than principal of or interest on any portion of the Loans;
(c) payments of interest on any outstanding portion of the Loans to be applied pro rata to each Lender and proportionately to the aggregate unpaid and accrued interest on the Revolving Loans and the Term Loan respectively;
(d) payments of principal of the Revolving Loans and Term Loans, payments of Reimbursement Obligations, and payments under any Derivative Agreement relating to any portion of the Loans between a Borrower or Guarantor and any Lender or Lender’s Affiliate, to be applied pro rata to each Lender and Lender’s Affiliate proportionately to the aggregate of such unpaid principal, Reimbursement Obligations and amounts due under such Derivative Agreements, respectively, at the time of allocation;
(e) payments of all other Obligations pro rata to each Creditor Party; and
(f) any amount remaining after application as provided above, and after all of the Obligations have been indefeasibly paid in full, shall be paid to either Borrower or whomever else may be legally entitled thereto.
11.5 Performance by the Administrative Agent. If either Borrower or any of the Guarantors shall fail to perform any covenant, duty or agreement contained in any of the Loan

Documents, the Administrative Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Person after the expiration of any cure or grace periods set forth herein if and to the extent the Administrative Agent considers in its discretion that such performance is necessary or advisable in order to protect or preserve the Collateral or in order to protect against a potential Material Adverse Effect. In such event, such Person shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, the Administrative Agent shall not have any liability or responsibility whatsoever for the performance of any obligation of such Person under this Credit Agreement or any other Loan Document in the absence of its gross negligence or willful misconduct. All amounts expended by the Administrative Agent pursuant to this Section shall constitute Obligations secured by the Collateral.
11.6 Rights Cumulative. The rights and remedies of the Administrative Agent and the other Creditor Parties under this Credit Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent and the other Creditor Parties may be selective and no failure or delay by any such Person in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
12. SETOFF.
Regardless of the adequacy of any Collateral, if any Event of Default shall have occurred and be continuing, any deposits or other sums credited by or due from the Administrative Agent or any other Creditor Party to either Borrower or any of the Guarantors and any securities or other property of either Borrower or any of the Guarantors in the possession of the Administrative Agent or such other Creditor Party or any of their respective Affiliates may, at any time, solely with the consent of the Administrative Agent, without demand or notice (any such notice being expressly waived by the Borrowers and the Guarantors), in whole or in part, be applied to or set off by the Administrative Agent or such other Creditor Party against the payment of Obligations, now existing or hereafter arising, of the Borrowers or any of the Guarantors to the Administrative Agent or such other Creditor Party regardless of the adequacy of any other collateral securing any outstanding portion of the Loans. The Administrative Agent and each of the other Creditor Parties agree with and among each other that (i) if an amount to be set off is to be applied to Indebtedness of the Borrowers or any of the Guarantors to the Administrative Agent or such other Creditor Party, such amount shall be applied ratably first to Obligations owed to the Creditor Party exercising such right of set off and pro rata to any other similarly situated Creditor Parties, and then to the Obligations owed all other Creditor Parties, including, without limitation, Reimbursement Obligations owed to the Issuing Bank or all Lenders, and (ii) if the Administrative Agent or such other Creditor Party shall receive from either Borrower or any Guarantor or any other source, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by this Credit Agreement in the name of, or constituting Reimbursement Obligations owed to, the Administrative Agent or such other Creditor Party by proceedings against a Borrower or a Guarantor at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations owed to the Administrative Agent or such other Creditor Party any amount in excess of its ratable portion of the payments received by all of the Creditor Parties with respect to the debt evidenced hereby corresponding to all of the Creditor Parties, such Creditor Party will make such disposition and arrangements with the other Creditor Parties with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Creditor Party receiving in respect of the debt evidenced hereby in its name or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Creditor Party, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO THE ADMINISTRATIVE AGENT OR ANY OTHER CREDITOR PARTY EXERCISING ANY RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF EITHER BORROWER OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
13. THE ADMINISTRATIVE AGENT.
13.1 Authorization.
13.1.1 Authorization to Act. The Administrative Agent is authorized to take such action on behalf of each of the Creditor Parties and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, including the authority, without the necessity of any notice to or further consent of the Creditor Parties, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Loan Documents, and no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.
13.1.2 Independent Contractor. The relationship between the Administrative Agent and each of the Creditor Parties is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Creditor Parties. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Creditor Parties.
13.1.3 Representative. As an independent contractor empowered by the Creditor Parties to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Creditor Parties, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Creditor Parties and the

Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party,” “pledgee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, pledges, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Creditor Parties and the Administrative Agent.
13.1.4 Regarding Collateral. The Administrative Agent is authorized and directed by the Creditor Parties to consent to any sale or other disposition of Collateral permitted to be sold or disposed of hereunder, and to release its liens on such Collateral, and the Administrative Agent is authorized to rely on a certification from the Borrowers that such sale or disposition is permitted hereunder.
13.2 Employees, Advisors and the Administrative Agent. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel selected by it in the absence of gross negligence or willful misconduct, concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers pursuant to Section 14.
13.3 No Liability. Neither the Administrative Agent (in its capacity as Administrative Agent) nor any of its Related Parties nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable to any Creditor Party for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence. Each of the Issuing Bank and the Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Required Lenders as they reasonably deem appropriate or it shall first be indemnified to its reasonable satisfaction by the other Creditor Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Issuing Bank and the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Creditor Parties and all future holders of a Commitment or of a Letter of Credit Participation.
13.4 No Representations.
13.4.1 General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Letters of Credit, any Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for any of the Obligations, or for the value of any such collateral security or for the validity, enforceability, or collectibility of any such amounts owing with respect to any of the Loan Documents, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for any of the Loan Documents or to inspect any of the properties, books or records of the Borrowers, the Guarantors or any of their respective Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any Guarantor shall have been duly authorized or is true, accurate and complete so long as the Administrative Agent believes in good faith that any such notice, consent, waiver or request is genuine and has been signed, sent or made by the proper person. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Creditor Parties, with respect to the creditworthiness or financial conditions of the Borrowers, any Guarantor or any of their Subsidiaries. Each Creditor Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Creditor Party, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement, the other Loan Documents and the transactions contemplated hereby.
13.4.2 Closing Documentation, Etc. For purposes of determining compliance with the conditions set forth in Section 7, each Creditor Party that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent to such Creditor Party for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Creditor Party.
13.5 Payments.
13.5.1 Payments to Administrative Agent. A payment by the Borrowers to the Administrative Agent hereunder or under any of the other Loan Documents for the account of any Creditor Party shall constitute a payment to such Creditor Party. The Administrative Agent agrees promptly to distribute to each Creditor Party such Creditor Party’s pro rata share of payments received by the Administrative Agent for the account of such Creditor Party except as otherwise expressly provided herein or in any of the other Loan Documents.
13.5.2 Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might expose it to any liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

13.5.3 Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Administrative Agent its pro rata share of any Revolving Loan or to pay any Letter of Credit Participation in accordance with the terms of this Credit Agreement or (ii) to comply with the provisions of Section 12 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent and shall be deemed a Delinquent Lender (a “Delinquent Lender”) until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of any outstanding portion of the Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining applicable non-delinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the applicable non-delinquent Lenders in proportion to their respective pro rata shares of all applicable outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all applicable outstanding Loans and Unpaid Reimbursement Obligations of the non-delinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to the respective Revolving Loan Commitment Percentages or Term Loan Commitment Percentages, as the case may be, of all the Lenders without giving effect to the nonpayment causing such delinquency.
13.5.4 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and the Revolving Credit Lenders ratably agree hereby to indemnify and hold harmless the Issuing Bank, from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent and/or the Issuing Bank have not been reimbursed by the Borrowers as required by Section 14 and indemnifications pursuant to Section 15), and liabilities of every nature and character arising out of or related to this Credit Agreement or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s or the Issuing Bank’s actions taken hereunder or thereunder, except to the extent that any of the same shall be paid by or on behalf of the Borrowers or caused by the Administrative Agent’s or the Issuing Bank’s willful misconduct or gross negligence.
13.6 Administrative Agent as Lender and Issuing Bank. In its individual capacity, Bank of America shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it and as the purchaser of any Letter of Credit Participation as it would have were it not also the Administrative Agent or Issuing Bank.
13.7 Resignation. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Creditor Parties and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Unless an Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be acceptable to the Borrowers; provided that the Borrowers shall not unreasonably withhold, condition or delay any such acceptance. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Creditor Parties, appoint a successor Administrative Agent, which shall be a financial institution having a rating of not less than A by S&P or its equivalent by another nationally recognized rating agency. Unless an Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be acceptable to the Borrowers; provided that the Borrowers shall not unreasonably withhold, condition or delay any such acceptance. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. Any resignation by Bank of America, as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, (c) the successor Issuing Bank shall issue letters of credit pursuant to the terms of this Credit Agreement and in substitution for Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to the Letters of Credit then outstanding or the obligation to issue New Letters of Credit.
13.8 Notification of Defaults. Each Creditor Party hereby agrees that, upon learning of the existence of a Default, it shall promptly notify the Administrative Agent thereof, whereupon the Administrative Agent will notify the other Creditor Parties of such Default. The Administrative Agent hereby agrees that upon receipt of any notice under this Section it shall promptly notify the other Creditor Parties of the existence of such Default.
13.9 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations and the Maturity Dates shall have occurred, the Administrative Agent may if it so elects and, shall if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Loan Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Required Lenders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions (other than with respect to such liabilities arising out of the Administrative Agent’s, but not the Required Lenders’, gross negligence or willful misconduct); provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.
13.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to either Borrower, any Guarantor or any of the Pledged Entities, the Administrative Agent (irrespective of whether the principal of any outstanding portion of the Loans or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration, by operation of the terms of Section 11.2.1, or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any portion of the Loans or Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Creditor Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Creditor Parties and the Administrative Agent under Sections 5.6, 6.1, and 14) allowed in such proceeding or under any such assignment;
(b) at the direction of the Required Lenders to credit bid; and
(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with the terms of this Credit Agreement.
Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Creditor Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Creditor Parties, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.6, 6.1, and 14).
Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Creditor Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Creditor Party or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.
14. EXPENSES.
The Borrowers agree to pay (i) the Administrative Agent (and, during the existence of an Event of Default, the Lenders) for the reasonable costs of producing and reproducing this Credit

Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, including, without limitation, in connection with the consummation of the transactions contemplated by the Island Recapitalization, (ii) without duplication of any amounts paid by the Borrowers pursuant to Section 6.2, any Taxes (including any interest and penalties in respect thereto) payable by any of the Creditor Parties (other than Excluded Taxes) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby agreeing to indemnify the Creditor Parties with respect thereto), (iii) the reasonable fees, expenses and disbursements of the Administrative Agent’s (and, during the existence of an Event of Default, the Lenders’) counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, negotiation, execution, delivery, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, amendments, modifications, restatements, approvals, consents or waivers hereto or hereunder, and proposed amendments, modifications, restatements, approvals, consents or waivers hereto or hereunder, (iv) the reasonable fees, expenses and disbursements of the Administrative Agent incurred by the Administrative Agent in connection with the preparation and syndication of the Loan Documents and other instruments mentioned herein, including, without limitation, collateral examination, reasonable legal fees, appraisal expenses and environmental audits, (v) the reasonable fees, expenses and disbursements of the Administrative Agent incurred by the Administrative Agent in connection with the administration or interpretation of the Loan Documents and other instruments mentioned herein, including, without limitation, collateral examination and appraisal expenses, (vi) all reasonable fees, expenses and disbursements (including without limitation reasonable attorneys’ fees and costs and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any of the Creditor Parties in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against any of the Guarantors, the Borrowers or any of their respective Subsidiaries or the administration thereof during the continuance of an Event of Default, and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Creditor Party’s relationship with any of the Borrowers, the Guarantors, or any of their respective Subsidiaries, unless such Creditor Party is conclusively determined by a final order of a court of competent jurisdiction to have breached its obligations hereunder, (vii) any reasonable and customary fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by any of the Creditor Parties or any of their Affiliates in establishing, maintaining or handling of any accounts for the collection, application or disposition of any of the Collateral, and (viii) all reasonable fees, expenses and disbursements of the Administrative Agent (and, during the existence of an Event of Default, the Lenders) incurred in connection with UCC searches, and UCC filings. The Borrowers and the Guarantors authorize the Administrative Agent (or, with the consent of the Administrative Agent, any other Creditor Party to debit any account maintained by either Borrower or a Guarantor, with the Administrative Agent or such Creditor Party or with any of their Affiliates, in payment of amounts due hereunder. The covenants of this Section shall survive payment or satisfaction of all other Obligations.
15. INDEMNIFICATION.
The Borrowers and the Guarantors agree jointly and severally to indemnify and hold harmless the Creditor Parties together with each of their Affiliates and their Related Parties, from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby, including, without limitation, (i) any actual or proposed use by the Borrowers or any of their Subsidiaries of the proceeds of any portion of the Loans or Letters of Credit, (ii) the reversal or withdrawal of any provisional credits granted by any Creditor Party, or any of their Affiliates upon the transfer of funds from bank agency or lock box accounts or in connection with the provisional honoring of checks or other items, (iii) the Borrowers, the Guarantors or any of their respective Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents, (iv) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrowers, the Guarantors or any of their respective Subsidiaries, or (v) with respect to the Borrowers, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any environmental law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any hazardous substances or any action, suit, proceeding or investigation brought or threatened with respect to any hazardous substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent (and, to the extent that the interests of a Lender materially differ from those of the Administrative Agent in connection with such case, or during the existence of an Event of Default, the reasonable fees and disbursements of counsel to such Lender) incurred in connection with any such event, circumstances, investigation, litigation or other proceeding, provided, however, that the Borrowers and Guarantors shall not be liable to the Creditor Parties, any of their Affiliates or any of their Related Parties for any of the foregoing to the extent that they arise from such Person’s gross negligence or willful misconduct as determined by final order of a court of competent jurisdiction. In litigation, or the preparation therefor, the Administrative Agent (and, during the existence of an Event of Default, the Lenders) shall be entitled to select its own (or their own respective) counsel and, in addition to the foregoing indemnity, the Borrowers and Guarantors agree to pay promptly the reasonable fees and expenses of such counsel. If and to the extent that the obligations of either Borrower or any Guarantor under this Section are unenforceable for any reason, the Borrowers and Guarantors hereby jointly and severally agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Section shall survive payment or satisfaction in full of all other Obligations. Each of the Creditors Parties agree to promptly notify the Borrowers of any such claim, action, suit, liability, loss, damage or expense after becoming aware of the same; provided that the failure to provide such notice shall not affect the Borrowers’ and Guarantors’ obligations under this Section.
16. SURVIVAL OF COVENANTS, JOINT AND SEVERAL OBLIGATIONS, ETC.
16.1 Survival. All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers, the Guarantors or any of their respective Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Creditor Parties, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making of any portion of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any

Obligation due under this Credit Agreement or any of the other Loan Documents remains outstanding or any obligation to make any Loans or any obligation to extend or renew any Existing Letter of Credit or issue any New Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.
16.2 Joint and Several Obligations. All of the Obligations shall be the individual, as well as the joint and several, obligation, responsibility, commitment and liability of each of the Borrowers and the Guarantors. Regardless of the payment in full of the Obligations and termination of all Commitments of the Lenders if, after the payment in full of the Obligations, any portion of such payments to the Administrative Agent or any other Creditor Party is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then the Obligations and all liens, rights and remedies therefor or relating thereto shall be reinstated to the extent of such invalidation, declaration, set aside or repayment, and the Borrowers and the Guarantors shall continue to be jointly and severally liable for such reinstated Obligations as if such Obligations had not been paid.
16.3 Maximum Amount. Anything contained in this Credit Agreement or the other Loan Documents to the contrary notwithstanding, the amount of the Obligations payable by each Borrower under this Credit Agreement or the other Loan Documents shall be the aggregate amount of the Obligations unless a court of competent jurisdiction adjudicates such Borrower’s Obligations under this Credit Agreement and the other Loan Documents (or the amount thereof) to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), in which case the amount of the Obligations payable by such Borrower hereunder or thereunder shall be limited to the maximum amount that could be incurred by such Borrower without rendering such Borrower’s obligations under this Credit Agreement and the other Loan Documents invalid or unenforceable under such applicable law.
17. ASSIGNMENT AND PARTICIPATION.
17.1 General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any of the Guarantors may assign or otherwise transfer any of their respective rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 17.2, (b) by way of participation in accordance with the provisions of Section 17.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 17.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 17.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

17.2 Assignments. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Revolving Loan Commitment or Term Loan Commitment, and the Loans at the time owing to it); provided that:
17.2.1 Minimum Assignments. Subject to the terms of Section 17.2.5, any assignment of any Revolving Loan Commitment shall be for the entire amount of such assignor’s Revolving Loan Commitment or for a minimum amount of such Revolving Loan Commitment equal to $5,000,000 plus a whole multiple of $1,000,000 in excess thereof; and any assignment of any Term Loans shall be for the entire amount of such assignor’s Term Loans or for a minimum amount of such Term Loans equal to $5,000,000; provided, however, that the foregoing minimum amounts shall not apply to any assignment to another Lender or to a Lender’s Affiliate or Approved Fund (provided further, however, that the aggregate Commitments held by any particular Lender and its Affiliates and its Approved Funds shall satisfy the foregoing minimum amounts).
17.2.2 Deliverables. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance substantially in the form and content of Exhibit 17.2.2 (an “Assignment and Acceptance”), together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in such substance and form, and providing such information, as the Administrative Agent may require from time to time, provided, however, that only one such processing and recordation fee will be charged in connection with the simultaneous assignment by a single Lender to more than one of its Approved Funds.
17.2.3 Joinder. Subject to acceptance and registration thereof by the Administrative Agent pursuant to Section 17.3, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations as such under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Person’s rights and obligations under this Credit Agreement, such Person shall cease to be a party hereto) but shall continue to be entitled to the benefits of (i) Sections 6.2, 6.6, 6.7, 6.8 and 6.11 with respect to facts and circumstances occurring prior to the effective date of such assignment and (ii) Section 15 notwithstanding such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Person of a participation in such rights and obligations in accordance with Section 17.4.
17.2.4 No Incremental Cost to Borrowers. The Borrowers shall bear no incremental cost or expense arising out of or relating to any assignment contemplated by this Section 17.

17.2.5 Pro Rata Assignments. Any assignment hereunder by any Lender shall consist of a proportional assignment of such Lender’s Revolving Loan Commitment and Term Loan Commitment, unless an Event of Default has occurred and is then continuing.
17.2.6 Required Consents. Assignments hereunder by any Lender shall require the following consents:
(a) the consent of the Borrowers (such consents not to be unreasonably withheld, conditioned or delayed; provided that the Creditor Parties acknowledge and agree that it shall not be unreasonable for the Borrowers to withhold their approval of any competitor of any Borrower) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(b) the consent of the Administrative Agent and the Issuing Bank (such consents not to be unreasonably withheld, conditioned or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.
17.2.7 No Assignment to Natural Persons. No such assignment shall be made to a natural person.
17.2.8 No Assignment to Borrowers. No such assignment shall be made to either Borrower or to any of their Subsidiaries or Affiliates.
17.3 Register; Accounts. The Administrative Agent will maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it, and Schedule 2 as a register for the recordation of the names and addresses of the Lenders and the Issuing Bank, and the Commitments and Commitment Percentages of each Lender. The Administrative Agent will also maintain accounts reflecting principal amounts of the Revolving Loans and Term Loan owing to each Lender pursuant to the terms hereof from time to time, payments made on such Loans and other appropriate debits and credits (the “Revolving Loan Account” and the “Term Loan Account,” respectively and, collectively with Schedule 2, the “Register”). The Administrative Agent may unilaterally, from time to time, revise the Register so as to update the information set forth thereon (including, without limitation, as a result of any reductions of Commitments pursuant to Section 2.4, as well as arising out of the execution and delivery of any Assignment and Acceptance); and the entries in the Register shall be conclusive absent manifest error. The Borrowers, the Guarantors, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded as a Lender in the Register  pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
17.4 Participations. Any Lender may at any time, without the consent of, or notice to, either Borrower, any Guarantor, or any of the other Creditor Parties, sell participations to any Person (other than the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, or a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Credit Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (c) no Participant shall have any right to direct the vote of such Lender with respect to any matter requiring the vote or approval of the Required Lenders, and (d) the Borrowers, the Guarantors and the other Creditor Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement in accordance with the terms of this Credit Agreement; provided that such agreement or instrument may provide that, solely as between such Lender and the Participant, such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any portion of the Loans, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of the Unused Facility Fee or Letter of Credit Fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest. Subject to Section 17.5, the Borrowers and the Guarantors agree that each Participant shall be entitled to the benefits of Sections 6.2, 6.6, 6.7, 6.8 and 6.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 17.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12 as though it were a Lender, provided such Participant agrees to be subject to Section 12 as though it were a Lender.
17.5 Payments to Participants. A Participant shall not be entitled to receive any greater payment under Sections 6.2, 6.6, 6.7, 6.8 and 6.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
17.6 Miscellaneous Assignment Provisions. A Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of either Borrower, any Guarantor, the Administrative Agent or the Issuing Bank hereunder.
17.7 Recordation in Register. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with a copy of any Note subject to such assignment, the Administrative Agent will (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the other Creditor Parties by issuance of an updated Schedule 2.

18. NOTICES, ETC.
Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement shall be in writing and shall be (i) delivered in hand, (ii) mailed by United States registered or certified first class mail, postage prepaid, (iii) sent by overnight courier, or (iv) sent by facsimile or email, addressed as follows:
(a) if to the Borrower, any Guarantor or any Pledged Entity, to the address and with the copy described on Schedule 3;
(b) if to the Administrative Agent, to the address and with the copy described on Schedule 3; and
(c) if to the Issuing Bank or a Lender, at the Issuing Bank’s or such Lender’s address for its Domestic Lending Office set forth on Schedule 2 hereto;
or, in each case, to such other address for notice as such party shall have last furnished in writing to the Person giving the notice.
Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier, email or facsimile, at the time of the receipt thereof or the sending of such email or facsimile, and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.
19. GOVERNING LAW; JURISDICTION; VENUE.
THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW BUT INCLUDING AND GIVING EFFECT TO SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS, THE STATE OF NEW YORK, OR ANY FEDERAL COURT SITTING THEREIN, AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PARTY BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 18. EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

20. HEADINGS.
The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
21. COUNTERPARTS.
This Credit Agreement and any amendment, modification or restatement hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile, email or by other electronic method of transmission by any of the parties hereto of an executed counterpart hereof or of any amendment, waiver or restatement hereto shall be as effective as an original executed counterpart hereof or of such amendment, waiver or restatement and shall be considered a representation that an original executed counterpart hereof or such amendment, waiver or restatement as the case may be, will be delivered.
22. ENTIRE AGREEMENT, ETC.
22.1 Entire Agreement. The Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in the Loan Documents.
22.2 Additional Guarantors and Pledged Entities. The Administrative Agent and CHC may from time to time, without any action of any other Lender, Borrower or Guarantor, revise Schedule 1 so as to reflect the addition or removal of Persons from the definition of Guarantors and Pledged Entities. Such revised Schedule 1 provided by the Administrative Agent and CHC from time to time shall be conclusively presumed to be true, accurate correct, and binding upon all of the parties hereto, in the absence of manifest error.
23. CONSENTS, AMENDMENTS, WAIVERS, ETC.
23.1 General Rule. Any consent or approval required or permitted by this Credit Agreement to be given by all of the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by either Borrower, any of the Guarantors or any of their respective Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, no consent, approval, amendment, modification or waiver shall:
23.1.1 Affected Lenders. Without the written consent of each Borrower, each Guarantor and each Lender directly affected thereby:

(a) reduce or forgive the principal amount of any portion of the Loans or Reimbursement Obligations, or reduce the rate of interest on any portion of the Loans or the amount of the Unused Facility Fee or Letter of Credit Fees (other than interest accruing pursuant to Section 6.12 following the effective date of any waiver by the Required Lenders of the Event of Default relating thereto);
(b) increase the amount of the Total Commitment or any Lender’s Revolving Loan Commitment or Term Loan Commitment (except upon an assignment in accordance with the terms of Section 17) or extend the expiration date of the Total Commitment or any Lender’s Revolving Loan Commitment or Term Loan Commitment;
(c) postpone or extend either the Revolver Maturity Date or the Term Loan Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, any portion of the Loans or Reimbursement Obligations or any fees or other amounts payable to such Lender or waive any Event of Default relating thereto (it being understood that (i) a waiver of the application of the Default Rate, (ii) any vote to accelerate or to rescind any acceleration made pursuant to Section 11.2.1 of amounts owing with respect to any portion of the Loans and other Obligations and (iii) any modifications of the provisions relating to amounts or timing of prepayments of portion of the Loans and other Obligations shall require only the approval of the Required Lenders);
(d) release the Borrowers from any Obligations consisting of principal, interest, fees, reimbursement obligations, expenses, or indemnities, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their guaranty obligations under the Guaranties (excluding, if either Borrower, any Guarantor or any of their Subsidiaries becomes a debtor under the Bankruptcy Code, the release of “cash collateral,” as defined in Section 363(a) of the Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Lenders); provided, however, that the release or sale of Collateral in connection with (i) an exercise of remedies or (ii) credit bidding of the Obligations shall require only the consent of the Required Lenders; and
(e) amend any provision of this Credit Agreement calling for the pro rata application of funds to any Creditor Parties;
For the avoidance of doubt, sales or other dispositions of Collateral that are not prohibited, or are expressly permitted, pursuant to the terms of Section 10.5 shall not require consent from the Administrative Agent or from any Lender, and the Administrative Agent shall be permitted to, and shall upon any such permitted sale or other disposition, release its lien on such Collateral in order to permit the applicable Borrower or Guarantor to effect such sale or other disposition. Additionally, notwithstanding the foregoing provisions of this Section 23.1.1, the sale of all or a material asset of a Line of Business (but less than all or substantially all of the Collateral) shall not require the consent of more than the Required Lenders.
23.1.2 All Lenders. Without the written consent of all of the Lenders, (a) amend or waive Section 23.1 (other than Sections 23.1.3 and 23.1.4), 23.2 or 23.3 or the definition of Required Lenders, (b) permit an assignment of any rights hereunder by either Borrower, (c) amend or waive Section 11.4;

23.1.3 Administrative Agent and Issuing Bank. Without the written consent of the Administrative Agent, and, to the extent affected thereby, the Issuing Bank, amend or waive Section 5 or Section 13, the amount or time of payment of any Letter of Credit Fees payable for the Administrative Agent’s or the Issuing Bank’s account or any other provision applicable to the Administrative Agent or the Issuing Bank; or
23.1.4 Upon Change in Administrative Agent or Issuing Bank. In the event of any change in the Person acting as the Administrative Agent or the Issuing Bank hereunder, without the written consent of the Person formerly acting as such, amend or waive any provision of this Credit Agreement accruing to the benefit of such Person in respect of all actions taken or omitted to be taken by either of them prior to such change.
23.2 Waivers. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent, the Issuing Bank or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers or any Guarantor shall entitle such Person to other or further notice or demand in similar or other circumstances.
23.3 Reasonable Cooperation by Creditor Parties. If and to the extent that the written consent of the Required Lenders, all of the Lenders or the Issuing Bank, respectively, is required to take any of the actions contemplated by this Section, and the Administrative Agent has given such consent, none of the other Creditor Parties entitled to give or withhold their consent shall unreasonably withhold, condition or delay its decision regarding the giving of any such consent.
24. SEVERABILITY.
The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction under particular circumstances, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and under such circumstances, and shall not in any manner affect such clause or provision in any other jurisdiction or other circumstances, or any other clause or provision of this Credit Agreement in any jurisdiction. The parties agree that they will negotiate in good faith to replace any provision hereof so held invalid or unenforceable with a valid provision which is as similar as possible to the invalid or unenforceable provision.
25. CONFIDENTIALITY.
25.1 Confidentiality. During such period as any portion of the Loans remains outstanding and is not then due and payable and any of the Commitments remain in effect, and for six months thereafter (and twelve months with respect to proprietary information of CFin disclosed hereunder), each of the Creditor Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), to the extent utilized for the administration of the

Obligations and the Loan Documents, including, without limitation, the assignment, participation or exercise of remedies with respect thereto, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) to the extent required to exercise any remedies hereunder or under any other Loan Document or to take any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to either Borrower or a Guarantor and their respective Obligations, (g) with the consent of CHC or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Creditor Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower (provided, however, with respect to this clause (ii), the Creditor Parties acknowledge that they are each subject to the confidentiality provisions of this Section 25 and that, accordingly, they will each view any disclosures of any Information they receive from another Creditor Party to be provided on a confidential basis under the terms of this Section 25 unless they have a reasonable basis to believe in a particular instance that such Information is being provided on a nonconfidential basis by such Creditor Party).
25.2 Definition of Information. For purposes of this Section, “Information” means all confidential information received from either Borrower or any Guarantor relating to either Borrower, any Guarantor or any Pledged Entity or any of their respective businesses, other than any such information that is available to any Creditor Party or an Affiliate of such Creditor Party on a nonconfidential basis prior to disclosure by either Borrower, any Guarantor or any Pledged Entity, or subsequently becomes available on such basis. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
25.3 Compliance Standard. Each of the Creditor Parties acknowledges that (a) the Information may include material non-public information concerning the Borrowers, the Guarantors, and their Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including federal and state securities laws. To the extent practicable and possible in compliance with applicable law, regulation, proceeding or court order, each of the Creditor Parties shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Creditor Party by such governmental agency) or pursuant to legal process.
25.4 Intralinks and Public Lenders. The Borrowers and the Guarantors hereby acknowledge that (a) the Administrative Agent will make available to the other Creditor Parties materials and/or information provided by or on behalf of the Borrowers and the Guarantors hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers and the Guarantors hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers and the Guarantors shall be deemed to have authorized the Creditor Parties to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers and the Guarantors or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in this Section); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
26. USA PATRIOT ACT.
Each Creditor Party hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of the Borrowers and other information that will allow such Creditor Party to identify the Borrowers in accordance with the Act.
27. NO ADVISORY OR FIDUCIARY RESPONSIBILITY.
In connection with all aspects of each transaction contemplated hereby, the Borrowers and the Guarantors acknowledge and agree, and acknowledge the understanding of each Person included in the Centerline Group, that: (i) the Loans provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver, restatement or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, the Guarantors and their respective Affiliates, on the one hand, and the Administrative Agent, on the other hand, and the Borrowers and the Guarantors are each capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver, restatement or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent is and has been acting solely as a principal and is not the agent, fiduciary, or financial advisor for the Borrowers, the Guarantors or any of their respective stockholders, creditors or employees, any other Person in the Centerline Group or any other Person; (iii) the Administrative Agent has not assumed or will not assume an agency, fiduciary, or advisory responsibility in favor of the Borrowers or any Guarantor, or any other Person in the Centerline Group, with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, restatement, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent has advised or is currently advising either Borrower, any Guarantor or any other Person in the Centerline Group on other matters) and the

Administrative Agent has no obligation to either Borrower, any Guarantor or any other Person in the Centerline Group with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the Guarantors or other Persons in the Centerline Group, and the Administrative Agent has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver, restatement or other modification hereof or of any other Loan Document) and the Borrowers and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each of the Borrowers and the Guarantors hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty.
28. DESIGNATION OF PERMITTED LIENS.
The designation of a Lien as a Permitted Lien is not, and shall not be deemed to be, an acknowledgment by any Creditor Party to any Person that the Lien shall have priority over any Lien of the Administrative Agent granted in any Loan Document for the benefit of the other Creditor Parties.
29. WAIVER OF JURY TRIAL.
EACH PARTY HERETO MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM BASED HEREON ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS, ARISING UNDER CONTRACT, TORT, STRICT LIABILITY OR ANY OTHER LAW OR AT EQUITY, AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, each party hereto hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each Borrower and each Guarantor (i) certifies that no representative, agent or attorney of any Creditor Party has represented, expressly or otherwise, that such Creditor Party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that this waiver constitutes a material inducement for the Creditor Parties to execute this Credit Agreement and make the Loans and issue Letters of Credit.

30. RELEASE.
30.1 Waiver of Defaults under the Original Agreement. Each of the Creditor Parties hereby acknowledges and agrees that upon the effectiveness of this Credit Agreement pursuant to Section 7 hereof, any Defaults (as defined in the Original Agreement) under the Original Agreement are hereby waived; provided that such waiver shall not impair the rights and remedies of the Creditor Parties pursuant to this Agreement on account of any Default hereunder, including, without limitation, any such Default arising pursuant to the same facts and circumstances as any Default (as defined in the Original Agreement) which has been waived pursuant to this Section 30.1.
30.2 Waiver of any Claims Against Creditor Parties.
(a) The Borrowers and the Guarantors acknowledge and agree that, as of the date hereof: (i) none of the Borrowers or Guarantors have any claim or cause of action against the Administrative Agent, the Issuing Bank or the Lenders arising out of, under or in any way relating to the Original Agreement or the Loan Documents (as defined in the Original Agreement), any documents, instruments, agreements, dealings or other matters in connection with such Loan Documents, the transactions contemplated by such Loan Documents, or any actions taken or not taken by the Administrative Agent or the Lenders in connection therewith; (ii) none of the Borrowers or the Guarantors have any offset rights, counterclaims or defenses of any kind against payment and performance of the obligations under such Loan Documents; and (iii) the Administrative Agent and the Lenders have heretofore properly performed and satisfied in a timely manner all of their obligations to the Borrowers and the Guarantors under such Loan Documents.
(b) In consideration of the execution and delivery by the Administrative Agent, the Issuing Bank and the Lenders herein, the Borrowers and the Guarantors agree to eliminate any possibility that any past conditions, acts, omission, events, circumstances or matters would impair or otherwise adversely affect any of the rights, interests, contracts, collateral security or rights and remedies of the Administrative Agent, the Issuing Bank or the Lenders under the Loan Documents (for the avoidance of doubt, as defined in this Credit Agreement). Therefore, each of the Borrowers and the Guarantors, on their own behalf and on behalf of each of their respective Subsidiaries, successors and assigns, hereby waives, releases and discharges the Administrative Agent, the Issuing Bank and the Lenders, from any and all claims, demands, actions or causes of action on or before the date hereof and arising out of, under or in any way relating to such Loan Documents (including this Credit Agreement), any documents instruments, agreements, dealings or other matters connected with such Loan Documents, the transactions contemplated by such Loan Documents or any actions taken or not taken by the Administrative Agent, the Issuing Bank or the Lenders in connection therewith, including, without limitation, all matters, claims, transactions or things occurring on or prior to the date hereof. The waivers, releases and discharges in this paragraph shall be effective regardless of any other event that may occur or not occur prior to, or on or after the date hereof.

[Signatures Appear on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWERS: CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer

GUARANTORS: CENTERLINE INVESTOR LP LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE INVESTOR LP II LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE INVESTOR LP III LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President
[Signatures Continue on Next Page]

Signature Page to Second Amended and Restated Revolving Credit and Term Loan Agreement

CENTERLINE CAPITAL COMPANY LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE AFFORDABLE HOUSING ADVISORS LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE HOLDING TRUST
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE HOLDING TRUST II
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE FINANCE CORPORATION
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President
 [Signatures Continue on Next Page]

Signature Page to Second Amended and Restated Revolving Credit and Term Loan Agreement

CENTERLINE CREDIT MANAGEMENT LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CM INVESTOR LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

CENTERLINE MANAGER LLC
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer
[Signatures Continue on Next Page]

Signature Page to Second Amended and Restated Revolving Credit and Term Loan Agreement

ADMINISTRATIVE AGENT AND LENDERS: BANK OF AMERICA, N.A., as the Administrative Agent, as the Issuing Bank, and as a Lender
By:	/s/ John F. Simon
	Name:	John F. Simon
	Title:	SVP

CITICORP USA, INC., as a Lender
By:	/s/ Lu Shi
	Name:	Lu Shi
	Title:	Vice President

COMERICA BANK, as a Lender
By:	/s/ Sarah R. Miller
	Name:	Sarah R. Miller
	Title:	Vice President

MLBUSA COMMUNITY DEVELOPMENT CORP., as a Lender
By:	/s/ John F. Simon
	Name:	John F. Simon
	Title:	Authorized Signatory

MORGAN STANLEY BANK, as a Lender
By:	/s/ Todd Vannucci
	Name:	Todd Vannucci
	Title:	Managing Director

CIBC INC., as a Lender
By:	/s/ Charles D. Mulkeen
	Name:	Charles D. Mulkeen
	Title:	Authorized Signatory

Signature Page to Second Amended and Restated Revolving Credit and Term Loan Agreement

Exhibit 10.16
REGISTRATION RIGHTS AGREEMENT
dated as of
March 5, 2010
among
CENTERLINE HOLDING COMPANY
and
THE SHAREHOLDERS PARTY HERETO

-i-

(continued)

Page

Section 4.14. Availability of Equitable Remedies	19

-ii-

REGISTRATION RIGHTS AGREEMENT
This AGREEMENT (this “Agreement”) dated as of March 5, 2010 is entered into by and among Centerline Holding Company, a Delaware statutory trust (the “Company”), and each Shareholder that executes the signature pages to this Agreement.
In consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. The following terms, as used herein, have the following meanings:
“Affiliate” of a Person means a Person that controls, is controlled by, or is under common control with, such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning specified in the preamble to this Agreement.
“Board” means the board of trustees of the Company.
“Business Day” means any day except a Saturday, Sunday or other day on which banks in New York City are authorized by law to be closed.
“Common Shares” means the common shares of beneficial interest of the Company.
“Company” shall have the meaning specified in the preamble to this Agreement.
“Damages” shall have the meaning specified in Section 3.01 of this Agreement.
“Demand Registration” shall have the meaning specified in Section 2.01(a) of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“FINRA” means the Financial Industry Regulatory Authority, Inc. (formerly, the National Association of Securities Dealers, Inc.) and any successor thereto.
“Indemnified Party” shall have the meaning specified in Section 3.03 of this Agreement.

“Indemnifying Party” shall have the meaning specified in Section 3.03 of this Agreement.
“Inspectors” shall have the meaning specified in Section 2.04(g) of this Agreement.
“Maximum Offering Size” shall have the meaning specified in Section 2.01(e) of this Agreement.
“Permitted Transferee” means in the case of any Shareholder, a Person to whom Registrable Securities are Transferred by such Shareholder; provided, however, that (i) such Transfer does not violate any agreement between such Shareholder and the Company or any of the Company’s subsidiaries, (ii) such Transfer is not made in a registered offering or pursuant to Rule 144 and (iii) such transferee shall be a Permitted Transferee only if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to Section 4.05(a).
“Person” means an individual, corporation, partnership, limited liability company, partnership, association, trust, unincorporated organization or other entity.
“Piggyback Registration” shall have the meaning specified in Section 2.02(a) of this Agreement.
“Public Offering” means an underwritten public offering of Registrable Securities of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.
“Records” shall have the meaning specified in Section 2.04(g) of this Agreement.
“Registering Shareholders” shall have the meaning specified in Section 2.01(a)(ii) of this Agreement.
“Registrable Securities” means, at any time, any Common Shares, any security or instrument that is, whether or not subject to a condition, convertible into or exercisable for Common Shares and any other security or instrument issued or issuable by the Company or any of its successors or assigns in respect of any such Common Shares or security by way of conversion, exchange, exercise, dividend, split, reverse split, combination, recapitalization, reclassification, merger, amalgamation, consolidation, sale of assets, other reorganization or otherwise until (i) a registration statement covering such Common Shares or such other security has been declared effective by the SEC and such Common Shares or such other security has been disposed of pursuant to such effective registration statement or (ii) such Common Shares are (or such other security is) sold under circumstances in which all of the applicable conditions of Rule 144 are met or are freely transferable by the Shareholder without regard to holding period, volume or manner of sale volume limitations pursuant to Rule 144(b)(1); provided, that the Company shall have provided a legal opinion reasonably acceptable to the applicable Shareholder to such effect.
“Registration Expenses” means any and all expenses incident to the performance of, or compliance with, any registration or marketing of securities, including all (i) registration and

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filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 2.04(h)), (vii) reasonable fees and expenses of any special expert retained by the Company in connection with such registration, (viii) reasonable fees, out-of-pocket costs and expenses of the Shareholders, including one counsel for all of the Shareholders participating in the offering selected by the Shareholders holding the majority of the Registrable Securities to be sold for the account of all Shareholders in the offering, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, and (xiv) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 2.04(m).
“Requesting Shareholder” shall have the meaning specified in Section 2.01(a) of this Agreement.
“Rule 144” means Rule 144 (or any successor or similar provisions) under the Securities Act.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
“Shareholder” means at any time, any Person (other than the Company) who shall then be a party to or bound by this Agreement, so long as such Person shall “beneficially own” (as such term is defined in Rule 13d-3 of the Exchange Act) any Registrable Security.
“Shelf Registration” shall have the meaning specified in Section 2.03(a) of this Agreement.

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“Shelf Requesting Shareholder” shall have the meaning specified in Section 2.03(a) of this Agreement.
“Transfer” means, with respect to any Registrable Security, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Registrable Security or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Registrable Security or any participation or interest therein or any agreement or commitment to do any of the foregoing.
“Underwritten Takedown” shall have the meaning specified in Section 2.03(a) of this Agreement.
Section 1.02. Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or a Section of, or Exhibit to, this Agreement, unless otherwise indicated. The words “include,” “includes” or “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereunder,” “hereby” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used in their plural or singular forms, respectively.
ARTICLE 2
Registration Rights
Section 2.01. Demand Registration. (a) If the Company shall receive a request from one or more Shareholders (the requesting Shareholder(s) shall be referred to herein as the “Requesting Shareholder”) that the Company effect the registration under the Securities Act of all or any portion of the Requesting Shareholder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested registration (each such request shall be referred to herein as a “Demand Registration”) at least ten (10) Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other Shareholders and thereupon shall use its commercially reasonable efforts to effect, as expeditiously as possible, the registration under the Securities Act of:
(i) subject to the restrictions set forth in Section 2.01(e), all Registrable Securities for which the Requesting Shareholder has requested registration under this Section 2.01, and
(ii) subject to the restrictions set forth in Section 2.01(e) and Section 2.02, all other Registrable Securities of the same class as those requested to be registered by the Requesting Shareholder that any Shareholder (all such Shareholders, together with the Requesting Shareholder, the “Registering Shareholders”) has requested the Company to register pursuant to Section 2.02, by request received by the Company within seven (7)

4

Business Days after such Shareholders receive the Company’s notice of the Demand Registration, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided, however, that the Company shall not be obligated to effect a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds $10,000,000 or such lesser amount that constitutes all of the Requesting Shareholder’s Registrable Securities; provided, the proceeds expected are no less than $1,00,000.00. The Company shall file the initial registration statement with the SEC as promptly as possible, but in any event within fifteen (15) days for a Form S-3 and thirty (30) days for any other form. In no event shall the Company be required to effect more than two (2) Demand Registrations hereunder within any one (1) year period and no more than six (6) Demand Registrations hereunder in total.
(b) Promptly after the expiration of the seven (7) Business Day period referred to in Section 2.01(a)(ii), the Company will notify all Registering Shareholders of the identities of the other Registering Shareholders and the number of shares of Registrable Securities requested to be included therein. At any time prior to the effective date of the registration statement relating to such registration, the Requesting Shareholder may revoke such request, without liability to any of the other Registering Shareholders, by providing a notice to the Company revoking such request. A request, so revoked, shall be considered to be a Demand Registration unless (i) such revocation arose out of the fault of the Company (in which case the Company shall be obligated to pay all Registration Expenses in connection with such revoked request) or (ii) the Requesting Shareholder reimburses the Company for all Registration Expenses of such revoked request.
(c) The Company shall be liable for and shall pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Registration is effected, and regardless of whether a Demand Registration shall not be deemed to have occurred, unless the Requesting Shareholder elects to pay such Registration Expenses as described in the last sentence of Section 2.01(b).
(d) A Demand Registration shall not be deemed to have occurred:
(i) unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least one hundred eighty (180) days (or such shorter period in which all Registrable Securities of the Registering Shareholders included in such registration have actually been sold thereunder); provided, however, that a Demand Registration shall not be deemed to have occurred if, after such registration statement becomes effective, (x) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (y) less than 90% of the Registrable Securities included in such registration statement have been sold thereunder;
(ii) if the Maximum Offering Size is reduced in accordance with Section 2.01(e) such that less than 75% of the Registrable Securities of the Requesting Shareholders sought to be included in such registration are included;

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(iii) if the Requesting Shareholder determines in good faith to withdraw (prior to the effective date of the registration statement relating to such request) the proposed registration due to marketing or regulatory reasons;
(iv) if the registration statement relating to such request is not declared effective within ninety (90) days of the date such registration is first filed with the SEC; or
(v) if the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Requesting Shareholder).
(e) If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Company and the Requesting Shareholder that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any security that the Company proposes to be included that are not Registrable Securities (including any security for the benefit of any other Person not a party to this Agreement)) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:
(i) first, all Registrable Securities requested to be included in such registration by all Registering Shareholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of Registrable Securities held by each such Shareholder); and
(ii) second, any securities proposed to be registered by the Company (including for the benefit of any other Person not a party to this Agreement).
(f) Upon notice to the Requesting Shareholder, the Company may postpone effecting a registration pursuant to this Section 2.01 on one occasion during any period of six (6) consecutive months for a reasonable time specified in the notice but not exceeding sixty (60) days (which period may not be extended or renewed), if (i) the Company reasonably determines that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced or (ii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.
Section 2.02. Piggyback Registration. (a) If the Company proposes to register any Registrable Security under the Securities Act (other than (i) a Shelf Registration, which will be subject to the provisions of Section 2.03; provided, however, that any Underwritten Takedown will be subject to this Section 2.02, (ii) a registration on Form S-8 or S-4, or any successor or similar forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with an exchange

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offer or a direct or indirect acquisition by the Company of another Person, (iii) a registration relating to a rights offering to the Company’s existing security holders or (iv) a shelf registration for a primary offering by the Company pursuant to Rule 415 under the Securities Act), whether or not for sale for its own account (a “Piggyback Registration”), the Company each such time shall give prompt notice at least ten (10) Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Shareholder, which notice shall set forth such Shareholder’s rights under this Section 2.02 and shall offer such Shareholder the opportunity to include in such registration statement the number of Registrable Securities of the same class or series as those proposed to be registered as each such Shareholder may request subject to the provisions of Section 2.02(b). Upon the request of any such Shareholder made within seven (7) Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Shareholder), the Company shall use all commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Shareholders, to the extent required to permit the disposition of the Registrable Securities so to be registered; provided, however, that (x) if such registration involves an underwritten Public Offering, all such Shareholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 2.04(f) on the same terms and conditions as apply to the Company or the Requesting Shareholder, as applicable, and (y) if, at any time after giving notice of its intention to register any Registrable Security pursuant to this Section 2.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 2.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.01 or a Shelf Registration to the extent required by Section 2.03. The Company shall pay all Registration Expenses in connection with each Piggyback Registration.
(b) If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.01(e) shall apply) and the managing underwriter advises the Company that, in its view, the number of Shares that the Company and such Shareholders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:
(i) first, so much of the Registrable Securities proposed to be registered for the account of the Company as would not cause the offering to exceed the Maximum Offering Size,
(ii) second, all Registrable Securities requested to be included in such registration by any Shareholder pursuant to this Section 2.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration by each), and

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(iii) third, any securities proposed to be registered for the account of any other Person with such priorities among them as the Company shall determine.
Section 2.03. Shelf Registration. (a) If the Company is or becomes eligible to use Form S-3, one or more Shareholders (the “Shelf Requesting Shareholder”) may request the Company to effect a registration (a “Shelf Registration”) of some or all of the Registrable Securities held by such Shelf Requesting Shareholder under a registration statement pursuant to Rule 415 under the Securities Act (or any successor or similar rule). The Company shall be required to effectuate only one (1) Public Offering from such Shelf Registration (an “Underwritten Takedown”) within any six (6) month period, which offering shall be deemed a Demand Registration and six (6) Public Offerings from such Shelf Registration. The provisions of Section 2.01 shall apply mutatis mutandis to each Underwritten Takedown, with references to “filing of the registration statement” or “effective date” being deemed references to filing of a prospectus or supplement for such offering and references to “registration” being deemed references to the Public Offering; provided, however, that Registering Shareholders shall include only Shareholders whose Registrable Securities are included in such Shelf Registration or may be included therein without the need for an amendment to such Shelf Registration (other than an automatically effective amendment). So long as the Shelf Registration is effective, a Shareholder may request any Demand Registration pursuant to Section 2.01 only with respect to Registrable Shares that are not registered on such Shelf Registration.
(b) If the Company shall receive a request from a Shelf Requesting Shareholder that the Company effect a Shelf Registration, then the Company shall promptly give notice of such requested registration at least ten (10) Business Days prior to the anticipated filing date of the registration statement relating to such Shelf Registration to the other Shareholders and thereupon shall use its commercially reasonable efforts to effect, as expeditiously as possible (but in any event within fifteen (15) days), the registration under the Securities Act of:
(i) all Registrable Securities for which the Shelf Requesting Shareholder has requested registration under this Section 2.03 and
(ii) all other Registrable Securities of the same class as those requested to be registered by the Shelf Requesting Shareholder that any Shareholder has requested the Company to register by request received by the Company within seven (7) Business Days after such Shareholders receive the Company’s notice of the Shelf Registration, all to the extent necessary to permit the registration of the Registrable Securities so to be registered on such Shelf Registration.
(c) At any time prior to the effective date of the registration statement relating to such Shelf Registration, the Shelf Requesting Shareholder may revoke such request, without liability to any of the other Registering Shareholders, by providing a notice to the Company revoking such request.
(d) The Company shall be liable for and pay all Registration Expenses in connection with any Shelf Registration.

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(e) Upon notice to the Shelf Requesting Shareholder, the Company may postpone effecting a registration pursuant to this Section 2.03 on one occasion during any period of six (6) consecutive months for a reasonable time specified in the notice but not exceeding sixty (60) days (which period may not be extended or renewed), if (i) the Company determines that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced or (ii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.
Section 2.04. Registration Procedures. Whenever Shareholders request that any Registrable Security be registered pursuant to Section 2.01, 2.02 or 2.03 subject to the provisions of such Sections, the Company shall use all commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:
(a) The Company shall as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use all commercially reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than one hundred eighty (180) days, or in the case of a Shelf Registration, three (3) years (or such shorter period in which all of the Registrable Securities of the Shareholders included in such registration statement shall have actually been sold thereunder). Any such registration statement shall be an automatically effective registration statement to the extent permitted by the SEC’s rules and regulations.
(b) Prior to filing a registration statement or prospectus or any amendment or supplement thereto (other than any report filed pursuant to the Exchange Act that is incorporated by reference therein), the Company shall, if requested, furnish to each participating Shareholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as such Shareholder or underwriter reasonably may request in order to facilitate the disposition of the Registrable Securities owned by such Shareholder.
(c) After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Shareholders thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Shareholder holding

9

Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.
(d) The Company shall use all commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Shareholder holding such Registrable Securities reasonably (in light of such Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Registrable Securities owned by such Shareholder, provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.04(d), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction.
(e) The Company immediately shall notify each Shareholder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment.
(f) The Shareholders shall have the right to select an underwriter or underwriters in connection with any Public Offering resulting from its exercise of a Demand Registration (including any Underwritten Takedown), if such underwriter or underwriters is reasonably acceptable to the Company. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.
(g) The Company shall make available, at the offices where normally kept, during the Company’s normal business hours, for inspection by any Shareholder who certifies to the Company that it has a current intention to sell and any underwriter participating or which is considering participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 2.04 and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable any of the Inspectors to exercise its due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspector in connection with

10

such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the Inspector reasonably believes the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Registrable Securities unless and until such information is made generally available to the public. Each Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.
(h) The Company shall use commercially reasonable efforts to furnish to each Registering Shareholder and to each such underwriter, if any, a signed counterpart, addressed to such Shareholder or underwriter, of (i) an opinion or opinions of counsel to the Company, and (ii) a comfort letter or comfort letters from the Company’s independent public accountants and (iii) any opinion of a “qualified independent underwriter”, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as a majority of such Shareholders or the managing underwriter therefor reasonably requests.
(i) The Company shall otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement satisfies the requirements of Rule 158 under the Securities Act.
(j) The Company may require each Shareholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.
(k) Each Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(e), such Shareholder forthwith shall discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(e), and, if so directed by the Company, such Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.04(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.04(e) to the date when the Company shall make available to such Shareholder prospectuses supplemented or amended to conform with the requirements of Section 2.04(e).

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(l) The Company shall use commercially reasonable efforts to list all Registrable Securities covered by such registration statement on any securities exchange or quotation system on which the Common Shares are then listed or traded.
(m) The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and (ii) otherwise use their reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.
(n) The Company shall designate a transfer agent and registrar for the class or classes or series of securities which includes such Registrable Securities and obtain a CUSIP number for the same, in each case not later than the date such registration is declared effective by the SEC.
Section 2.05. Participation In Public Offering. No Shareholder may participate in any Public Offering hereunder unless such Shareholder (a) agrees to sell such Shareholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.
Section 2.06. Rule 144 Sales; Cooperation By The Company. If any Shareholder shall transfer any Registrable Securities pursuant to Rule 144, the Company shall use its commercially reasonable efforts to cooperate with such Shareholder and shall provide to such Shareholder such information as such Shareholder shall reasonably request. Without limiting the foregoing, the Company shall:
(a) make and keep available public information, as those terms are contemplated by Rule 144;
(b) timely file with the SEC all reports and other documents required to be filed under the Securities Act and the Exchange Act; and
(c) furnish to each Shareholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company and such other information as such Shareholder may reasonably request in order to avail itself of any rule or regulation of the SEC allowing such Shareholder to sell any Registrable Securities without registration.
ARTICLE 3
Indemnification and Contribution
Section 3.01. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Shareholder beneficially owning any Registrable Securities covered by a registration statement, each Person who controls such Shareholder within the meaning of Section

12

15 of the Securities Act and Section 20 of the Exchange Act, and the members, partners, directors, trustees, managers, officers, equity owners, employees, agents, successors, assigns, personal representatives of such Shareholder or such controlling Person from and against any and all losses, damages, injuries, liabilities, claims, demands, settlements, judgments, awards, fines, penalties, taxes, fees (including reasonable attorneys’ fees and disbursements), charges, costs (including costs of investigation and defense) or expenses of any nature (collectively, “Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendment or supplement thereto) or any preliminary prospectus or issuer free-writing prospectus (as defined in Rule 405 under the Securities Act), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Shareholder or on such Shareholder’s behalf expressly for use therein and expressly for use in connection with such registration; provided, further, that the indemnity agreement contained in this Section 3.01 shall not apply to any Shareholder to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus or issued free-writing prospectus if the final prospectus or issuer free-writing prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus or issuer free-writing prospectus has not been sent or given to such Person at or prior to the confirmation of sale to such Person nor to any Shareholder for Damages caused by such Shareholder’s continuing use of a prospectus with respect to which a notice pursuant to Section 2.04(e) is required to be given and has not received notice of the amendment or supplement of such prospectus as contemplated in Section 2.04(e). The Company also agrees to indemnify any underwriter of the Registrable Securities, its officers and directors and each Person, if any, who controls such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 3.01.
Section 3.02. Indemnification by Participating Shareholders. Each Shareholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the registration statement and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Company to such Shareholder provided in Section 3.01, but only with respect to information furnished in writing by such Shareholder or on such Shareholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or free- writing prospectus. Each such Shareholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person, if any, who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 3.02. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 2, the Company may require that it

13

shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it and each Shareholder harmless to the extent customarily provided by underwriters with respect to similar securities. No Shareholder shall be liable under this Section 3.02 for any Damages in excess of the net proceeds realized by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Damages relate.
Section 3.03. Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 3, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify or otherwise. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (b) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including one or more defenses or counterclaims that are different from or in addition to those available to the Indemnifying Party or (c) the Indemnifying Party shall have failed to assume the defense within thirty (30) days of notice pursuant to this Section 3.03 or such shorter period that may prejudice the Indemnified Party under time periods prescribed by litigation relating to the indemnifiable claim.. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding, and (ii) does not include any injunctive or other equitable or non-monetary relief applicable to or affecting such Indemnified Person.
Section 3.04. Contribution. If the indemnification provided for in this Article 3 is unavailable for any reason to the Indemnified Parties in respect of any Damages, then each Indemnifying Party, in lieu of indemnifying the Indemnified Parties, shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements

14

or omissions that resulted in such Damages as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Damages shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Article 3 was available to such party in accordance with its terms.
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.04 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 3.04, no Shareholder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Shareholder from the sale of the Registrable Securities subject to the proceeding exceeds the amount of any Damages that such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, except in the case of proven fraud by such Shareholder. Each Shareholder’s obligation to contribute pursuant to this Section 3.04 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders and not joint.
No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
Section 3.05. Other Indemnification. The indemnity and contribution agreements contained in this Article 3 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties. Indemnification similar to that provided in this Article 3 (with appropriate modifications) shall be given by the Company and each Shareholder participating therein with respect to any required registration or other qualification of securities under any foreign, federal or state law or regulation or governmental authority other than the Securities Act.
ARTICLE 4
Miscellaneous
Section 4.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and delivered personally or by courier, overnight delivery service, or certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below, or as subsequently modified by written notice in accordance with this Section 4.01. All such notices shall be duly given and effective upon receipt (or refusal of receipt).

15

(a) if to the Company to:
Centerline Holding Company.
625 Madison Avenue
New York, New York 10022
Attention: Mark D. Schnitzer
with a copy to:
Paul Hastings, Janofsky & Walker LLP
75 E. 55th Street
New York, NY 10022
Attention: Michael Zuppone, Esq.
(b) if to any Shareholder, at the address for such Shareholder listed on the signature pages below or otherwise provided to the Company as set forth below.
Section 4.02. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 4.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement of the parties and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement does not, and is not, intended to confer upon any other Person any right, benefit or remedy hereunder (other than as provided expressly in Article 3, which is intended to be for the benefit of the Persons covered thereby).
Section 4.04. Amendment; Waiver. This Agreement may be amended only by a writing signed by the Company and the holders of at least 75% of the Registrable Securities held by the parties hereto at the time of such proposed amendment or modification. Any waiver of rights hereunder must be set forth in writing and signed by the party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
Section 4.05. Binding Effect; Assignment.
(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and Permitted Transferees. Notwithstanding the foregoing, this Agreement shall not be assigned by any party by operation

16

of law or otherwise, (except as permitted by Section 4.05(b)), without the prior written consent of each of the other parties and any such purported assignment shall be void ab initio. Any Shareholder that ceases to own beneficially any Registrable Security shall cease to be bound by the terms hereof, other than (i) the provisions of Article 3 applicable to such Shareholder with respect to any offering of Registrable Securities completed before the date such Shareholder ceased to own any Registrable Security and (ii) this Article 4.
(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Registrable Securities or otherwise, except that each Shareholder may assign rights hereunder to any Permitted Transferee of such Shareholder without the prior consent of the Company. Any such Permitted Transferee shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto (a “Joinder Agreement”) and shall thenceforth be a “Shareholder.”
Section 4.06. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.
Section 4.07. Dispute Resolution; Mediation; Jurisdiction.
(a) In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof, or the transactions contemplated hereby (each a “Dispute”), upon the written notice of any party, the other parties shall attempt in good faith to negotiate a resolution of the Dispute. If the other parties are unable for any reason to resolve a Dispute within thirty (30) days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 4.07(b).
(b) Any Dispute not resolved pursuant to Section 4.07(a) shall, at the request of any party (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in New York, New York. The parties shall have twenty (20) days from receipt by a party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the parties within twenty (20) days of receipt by a party (or parties) of a Mediation Request, then any party may request (on written notice to the other parties), that the International Institute for Conflict Prevention and Resolution appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other parties in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other parties except in the course of a judicial or regulatory proceeding or as may be required by law or requested by a governmental authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other parties reasonable written notice of the intended disclosure and afford the other parties a reasonable opportunity to protect its interests.

17

If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days of receipt by a party of a Mediation Request (whichever occurs sooner), or within such longer period as the parties may agree to in writing, then any party may file an action on the Dispute in any court having jurisdiction in accordance with Section 4.07(c).
(c) Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City and County of the State of New York for any litigation arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 4.01, shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or any transaction contemplated hereby in the courts of the State of New York or the courts of the United States of America located in the City and County of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Each of the parties hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement or any transaction contemplated hereby.
Section 4.08. Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder hereunder are several and not joint with the obligations of any other Shareholder hereunder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Shareholder pursuant hereto or thereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Shareholder shall be entitled to protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.
Section 4.09. Construction. The headings of the Articles and Sections in this Agreement are provided for convenience only, are not part of the agreement of the parties and shall not affect its construction or interpretation of this Agreement. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement was negotiated by the parties with the benefit of legal representation. If an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring and/or disfavoring a party by virtue of the authorship of any of the provisions this Agreement.
Section 4.10. Time of the Essence. Time is of the essence regarding all dates and time periods set forth or referred to in this Agreement.

18

Section 4.11. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic pdf submission), each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same instrument.
Section 4.12. Other Registration Rights. The Company hereby represents and warrants that neither the Company nor any of its subsidiaries has previously entered into any agreement granting any registration rights with respect to any Registrable Securities to any Person. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are equivalent to or more favorable than the registration rights granted to Shareholders hereunder, or which would reduce the amount of Registrable Securities the Shareholders can include in any registration filed pursuant to this Agreement, unless such rights are subordinate to those of the Shareholders hereunder.
Section 4.13. Further Actions. At any time and from time to time, each party agrees, at its expense (except as otherwise provided for herein), to take such actions and to execute and deliver such documents as reasonably may be necessary to effectuate the purposes of this Agreement and any transaction contemplated hereby.
Section 4.14. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement or any transaction contemplated hereby could not adequately be compensated by money damages, a party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement and no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.
[Signature pages follow]

19

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENTERLINE HOLDING COMPANY a Delaware statutory trust

By:	/s/ Marc D. Schnitzer

	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

Address for Notices: c/o Centerline Holding Company 625 Madison Avenue New York, New York 10022 Attention: Marc D. Schnitzer

With Copies of Notices to:

Paul Hastings, Janofsky & Walker LLP 75 E. 55th Street New York, NY 10022 Attention: Michael Zuppone, Esq.

C-III INITIAL ASSETS LLC, a Delaware limited liability company

By:	C-III CAPITAL PARTNERS LLC,
its	sole member

By:	ISLAND C-III MANAGER LLC,
its	Manager

By:	/s/ Jeffrey Cohen

	Name:	Jeffrey Cohen
	Title:	President

Address for Notices: c/o Island Capital Group LLC 717 Fifth Avenue, 18th Floor New York, New York 10022 Attention: President

With Copies of Notices to:

Proskauer Rose LLP 1585 Broadway New York, NY 10036-8299 Attention: Allan R. Williams, Esq. Fax: (212) 969-2900

2

Exhibit 10.17
REGISTRATION RIGHTS AGREEMENT
dated as of
March 5, 2010
among
CENTERLINE HOLDING COMPANY
and
THE SHAREHOLDERS PARTY HERETO

-i-

(continued)

Page

Section 4.14. Availability of Equitable Remedies	19

-ii-

REGISTRATION RIGHTS AGREEMENT
This AGREEMENT (this “Agreement”) dated as of March 5, 2010 is entered into by and among Centerline Holding Company, a Delaware statutory trust (the “Company”), and each Shareholder that executes the signature pages to this Agreement.
In consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. The following terms, as used herein, have the following meanings:
“Affiliate” of a Person means a Person that controls, is controlled by, or is under common control with, such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning specified in the preamble to this Agreement.
“Board” means the board of trustees of the Company.
“Business Day” means any day except a Saturday, Sunday or other day on which banks in New York City are authorized by law to be closed.
“Common Shares” means the common shares of beneficial interest of the Company.
“Company” shall have the meaning specified in the preamble to this Agreement.
“Damages” shall have the meaning specified in Section 3.01 of this Agreement.
“Demand Registration” shall have the meaning specified in Section 2.01(a) of this Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“FINRA” means the Financial Industry Regulatory Authority, Inc. (formerly, the National Association of Securities Dealers, Inc.) and any successor thereto.
“Indemnified Party” shall have the meaning specified in Section 3.03 of this Agreement.

“Indemnifying Party” shall have the meaning specified in Section 3.03 of this Agreement.
“Inspectors” shall have the meaning specified in Section 2.04(g) of this Agreement.
“Maximum Offering Size” shall have the meaning specified in Section 2.01(e) of this Agreement.
“Permitted Transferee” means in the case of any Shareholder, a Person to whom Registrable Securities are Transferred by such Shareholder; provided, however, that (i) such Transfer does not violate any agreement between such Shareholder and the Company or any of the Company’s subsidiaries, (ii) such Transfer is not made in a registered offering or pursuant to Rule 144 and (iii) such transferee shall be a Permitted Transferee only if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to Section 4.05(a).
“Person” means an individual, corporation, partnership, limited liability company, partnership, association, trust, unincorporated organization or other entity.
“Piggyback Registration” shall have the meaning specified in Section 2.02(a) of this Agreement.
“Public Offering” means an underwritten public offering of Registrable Securities of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.
“Records” shall have the meaning specified in Section 2.04(g) of this Agreement.
“Registering Shareholders” shall have the meaning specified in Section 2.01(a)(ii) of this Agreement.
“Registrable Securities” means, at any time, any Common Shares, any security or instrument that is, whether or not subject to a condition, convertible into or exercisable for Common Shares and any other security or instrument issued or issuable by the Company or any of its successors or assigns in respect of any such Common Shares or security by way of conversion, exchange, exercise, dividend, split, reverse split, combination, recapitalization, reclassification, merger, amalgamation, consolidation, sale of assets, other reorganization or otherwise until (i) a registration statement covering such Common Shares or such other security has been declared effective by the SEC and such Common Shares or such other security has been disposed of pursuant to such effective registration statement or (ii) such Common Shares are (or such other security is) sold under circumstances in which all of the applicable conditions of Rule 144 are met or are freely transferable by the Shareholder without regard to holding period, volume or manner of sale volume limitations pursuant to Rule 144(b)(1); provided, that the Company shall have provided a legal opinion reasonably acceptable to the applicable Shareholder to such effect.
“Registration Expenses” means any and all expenses incident to the performance of, or compliance with, any registration or marketing of securities, including all (i) registration and

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filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 2.04(h)), (vii) reasonable fees and expenses of any special expert retained by the Company in connection with such registration, (viii) reasonable fees, out-of-pocket costs and expenses of the Shareholders, including one counsel for all of the Shareholders participating in the offering selected by the Shareholders holding the majority of the Registrable Securities to be sold for the account of all Shareholders in the offering, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, and (xiv) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 2.04(m).
“Requesting Shareholder” shall have the meaning specified in Section 2.01(a) of this Agreement.
“Rule 144” means Rule 144 (or any successor or similar provisions) under the Securities Act.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.
“Shareholder” means at any time, any Person (other than the Company) who shall then be a party to or bound by this Agreement, so long as such Person shall “beneficially own” (as such term is defined in Rule 13d-3 of the Exchange Act) any Registrable Security.
“Shelf Registration” shall have the meaning specified in Section 2.03 of this Agreement.

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“Shelf Requesting Shareholder” shall have the meaning specified in Section 2.03(a) of this Agreement.
“Transfer” means, with respect to any Registrable Security, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Registrable Security or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Registrable Security or any participation or interest therein or any agreement or commitment to do any of the foregoing.
“Underwritten Takedown” shall have the meaning specified in Section 2.03(a) of this Agreement.
Section 1.02. Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference is to an Article or a Section of, or Exhibit to, this Agreement, unless otherwise indicated. The words “include,” “includes” or “including” and “such as” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereunder,” “hereby” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms, have correlative meanings when used in their plural or singular forms, respectively.
ARTICLE 2
Registration Rights
Section 2.01. Demand Registration. (a) If the Company shall receive a request from one or more Shareholders (the requesting Shareholder(s) shall be referred to herein as the “Requesting Shareholder”) that the Company effect the registration under the Securities Act of all or any portion of the Requesting Shareholder’s Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give notice of such requested registration (each such request shall be referred to herein as a “Demand Registration”) at least ten (10) Business Days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the other Shareholders and thereupon shall use its commercially reasonable efforts to effect, as expeditiously as possible, the registration under the Securities Act of:
(i) subject to the restrictions set forth in Section 2.01(e), all Registrable Securities for which the Requesting Shareholder has requested registration under this Section 2.01, and
(ii) subject to the restrictions set forth in Section 2.01(e) and Section 2.02, all other Registrable Securities of the same class as those requested to be registered by the Requesting Shareholder that any Shareholder (all such Shareholders, together with the Requesting Shareholder, the “Registering Shareholders”) has requested the Company to register pursuant to Section 2.02, by request received by the Company within seven (7)

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Business Days after such Shareholders receive the Company’s notice of the Demand Registration, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided, however, that the Company shall not be obligated to effect a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration equals or exceeds $10,000,000 or such lesser amount that constitutes all of the Requesting Shareholder’s Registrable Securities; provided, the proceeds expected are no less than $1,00,000.00. The Company shall file the initial registration statement with the SEC as promptly as possible, but in any event within fifteen (15) days for a Form S-3 and thirty (30) days for any other form. In no event shall the Company be required to effect more than two (2) Demand Registrations hereunder within any one (1) year period and no more than six (6) Demand Registrations hereunder in total.
(b) Promptly after the expiration of the seven (7) Business Day period referred to in Section 2.01(a)(ii), the Company will notify all Registering Shareholders of the identities of the other Registering Shareholders and the number of shares of Registrable Securities requested to be included therein. At any time prior to the effective date of the registration statement relating to such registration, the Requesting Shareholder may revoke such request, without liability to any of the other Registering Shareholders, by providing a notice to the Company revoking such request. A request, so revoked, shall be considered to be a Demand Registration unless (i) such revocation arose out of the fault of the Company (in which case the Company shall be obligated to pay all Registration Expenses in connection with such revoked request) or (ii) the Requesting Shareholder reimburses the Company for all Registration Expenses of such revoked request.
(c) The Company shall be liable for and shall pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Registration is effected, and regardless of whether a Demand Registration shall not be deemed to have occurred, unless the Requesting Shareholder elects to pay such Registration Expenses as described in the last sentence of Section 2.01(b).
(d) A Demand Registration shall not be deemed to have occurred:
(i) unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least one hundred eighty (180) days (or such shorter period in which all Registrable Securities of the Registering Shareholders included in such registration have actually been sold thereunder); provided, however, that a Demand Registration shall not be deemed to have occurred if, after such registration statement becomes effective, (x) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (y) less than 90% of the Registrable Securities included in such registration statement have been sold thereunder;
(ii) if the Maximum Offering Size is reduced in accordance with Section 2.01(e) such that less than 75% of the Registrable Securities of the Requesting Shareholders sought to be included in such registration are included;

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(iii) if the Requesting Shareholder determines in good faith to withdraw (prior to the effective date of the registration statement relating to such request) the proposed registration due to marketing or regulatory reasons;
(iv) if the registration statement relating to such request is not declared effective within ninety (90) days of the date such registration is first filed with the SEC; or
(v) if the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Requesting Shareholder).
(e) If a Demand Registration involves an underwritten Public Offering and the managing underwriter advises the Company and the Requesting Shareholder that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any security that the Company proposes to be included that are not Registrable Securities (including any security for the benefit of any other Person not a party to this Agreement)) exceeds the largest number of shares that can be sold without having an adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:
(i) first, all Registrable Securities requested to be included in such registration by all Registering Shareholders (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of Registrable Securities held by each such Shareholder); and
(ii) second, any securities proposed to be registered by the Company (including for the benefit of any other Person not a party to this Agreement).
(f) Upon notice to the Requesting Shareholder, the Company may postpone effecting a registration pursuant to this Section 2.01 on one occasion during any period of six (6) consecutive months for a reasonable time specified in the notice but not exceeding sixty (60) days (which period may not be extended or renewed), if (i) the Company reasonably determines that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced or (ii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.
Section 2.02. Piggyback Registration. (a) If the Company proposes to register any Registrable Security under the Securities Act (other than (i) a Shelf Registration, which will be subject to the provisions of Section 2.03; provided, however, that any Underwritten Takedown will be subject to this Section 2.02, (ii) a registration on Form S-8 or S-4, or any successor or similar forms, relating to Common Shares issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with an exchange

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offer or a direct or indirect acquisition by the Company of another Person, (iii) a registration relating to a rights offering to the Company’s existing security holders or (iv) a shelf registration for a primary offering by the Company pursuant to Rule 415 under the Securities Act), whether or not for sale for its own account (a “Piggyback Registration”), the Company each such time shall give prompt notice at least ten (10) Business Days prior to the anticipated filing date of the registration statement relating to such registration to each Shareholder, which notice shall set forth such Shareholder’s rights under this Section 2.02 and shall offer such Shareholder the opportunity to include in such registration statement the number of Registrable Securities of the same class or series as those proposed to be registered as each such Shareholder may request subject to the provisions of Section 2.02(b). Upon the request of any such Shareholder made within seven (7) Business Days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be registered by such Shareholder), the Company shall use all commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Shareholders, to the extent required to permit the disposition of the Registrable Securities so to be registered; provided, however, that (x) if such registration involves an underwritten Public Offering, all such Shareholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 2.04(f) on the same terms and conditions as apply to the Company or the Requesting Shareholder, as applicable, and (y) if, at any time after giving notice of its intention to register any Registrable Security pursuant to this Section 2.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all such Shareholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 2.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.01 or a Shelf Registration to the extent required by Section 2.03. The Company shall pay all Registration Expenses in connection with each Piggyback Registration.
(b) If a Piggyback Registration involves an underwritten Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.01(e) shall apply) and the managing underwriter advises the Company that, in its view, the number of Shares that the Company and such Shareholders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:
(i) first, so much of the Registrable Securities proposed to be registered for the account of the Company as would not cause the offering to exceed the Maximum Offering Size,
(ii) second, all Registrable Securities requested to be included in such registration by any Shareholder pursuant to this Section 2.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Shareholders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration by each), and

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(iii) third, any securities proposed to be registered for the account of any other Person with such priorities among them as the Company shall determine.
Section 2.03. Shelf Registration. (a) If the Company is or becomes eligible to use Form S-3, one or more Shareholders (the “Shelf Requesting Shareholder”) may request the Company to effect a registration (a “Shelf Registration”) of some or all of the Registrable Securities held by such Shelf Requesting Shareholder under a registration statement pursuant to Rule 415 under the Securities Act (or any successor or similar rule). The Company shall be required to effectuate only one (1) Public Offering from such Shelf Registration (an “Underwritten Takedown”) within any six (6) month period, which offering shall be deemed a Demand Registration and six (6) Public Offerings from such Shelf Registration. The provisions of Section 2.01 shall apply mutatis mutandis to each Underwritten Takedown, with references to “filing of the registration statement” or “effective date” being deemed references to filing of a prospectus or supplement for such offering and references to “registration” being deemed references to the Public Offering; provided, however, that Registering Shareholders shall include only Shareholders whose Registrable Securities are included in such Shelf Registration or may be included therein without the need for an amendment to such Shelf Registration (other than an automatically effective amendment). So long as the Shelf Registration is effective, a Shareholder may request any Demand Registration pursuant to Section 2.01 only with respect to Registrable Shares that are not registered on such Shelf Registration.
(b) If the Company shall receive a request from a Shelf Requesting Shareholder that the Company effect a Shelf Registration, then the Company shall promptly give notice of such requested registration at least ten (10) Business Days prior to the anticipated filing date of the registration statement relating to such Shelf Registration to the other Shareholders and thereupon shall use its commercially reasonable efforts to effect, as expeditiously as possible (but in any event within fifteen (15) days), the registration under the Securities Act of:
(i) all Registrable Securities for which the Shelf Requesting Shareholder has requested registration under this Section 2.03 and
(ii) all other Registrable Securities of the same class as those requested to be registered by the Shelf Requesting Shareholder that any Shareholder has requested the Company to register by request received by the Company within seven (7) Business Days after such Shareholders receive the Company’s notice of the Shelf Registration, all to the extent necessary to permit the registration of the Registrable Securities so to be registered on such Shelf Registration.
(c) At any time prior to the effective date of the registration statement relating to such Shelf Registration, the Shelf Requesting Shareholder may revoke such request, without liability to any of the other Registering Shareholders, by providing a notice to the Company revoking such request.
(d) The Company shall be liable for and pay all Registration Expenses in connection with any Shelf Registration.

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(e) Upon notice to the Shelf Requesting Shareholder, the Company may postpone effecting a registration pursuant to this Section 2.03 on one occasion during any period of six (6) consecutive months for a reasonable time specified in the notice but not exceeding sixty (60) days (which period may not be extended or renewed), if (i) the Company determines that effecting the registration would materially and adversely affect an offering of securities of the Company the preparation of which had then been commenced or (ii) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company reasonably believes would not be in the best interests of the Company.
Section 2.04. Registration Procedures. Whenever Shareholders request that any Registrable Security be registered pursuant to Section 2.01, 2.02 or 2.03 subject to the provisions of such Sections, the Company shall use all commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:
(a) The Company shall as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use all commercially reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than one hundred eighty (180) days, or in the case of a Shelf Registration, three (3) years (or such shorter period in which all of the Registrable Securities of the Shareholders included in such registration statement shall have actually been sold thereunder). Any such registration statement shall be an automatically effective registration statement to the extent permitted by the SEC’s rules and regulations.
(b) Prior to filing a registration statement or prospectus or any amendment or supplement thereto (other than any report filed pursuant to the Exchange Act that is incorporated by reference therein), the Company shall, if requested, furnish to each participating Shareholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to such Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as such Shareholder or underwriter reasonably may request in order to facilitate the disposition of the Registrable Securities owned by such Shareholder.
(c) After the filing of the registration statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the Shareholders thereof set forth in such registration statement or supplement to such prospectus and (iii) promptly notify each Shareholder holding

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Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC or any state securities commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.
(d) The Company shall use all commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as any Registering Shareholder holding such Registrable Securities reasonably (in light of such Shareholder’s intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Shareholder to consummate the disposition of the Registrable Securities owned by such Shareholder, provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.04(d), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction.
(e) The Company immediately shall notify each Shareholder holding such Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Shareholder and file with the SEC any such supplement or amendment.
(f) The Shareholders shall have the right to select an underwriter or underwriters in connection with any Public Offering resulting from its exercise of a Demand Registration (including any Underwritten Takedown), if such underwriter or underwriters is reasonably acceptable to the Company. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.
(g) The Company shall make available, at the offices where normally kept, during the Company’s normal business hours, for inspection by any Shareholder who certifies to the Company that it has a current intention to sell and any underwriter participating or which is considering participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 2.04 and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) as shall be reasonably necessary or desirable to enable any of the Inspectors to exercise its due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspector in connection with

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such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the Inspector reasonably believes the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Shareholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it or its Affiliates as the basis for any market transactions in the Registrable Securities unless and until such information is made generally available to the public. Each Shareholder further agrees that, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, it shall give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.
(h) The Company shall use commercially reasonable efforts to furnish to each Registering Shareholder and to each such underwriter, if any, a signed counterpart, addressed to such Shareholder or underwriter, of (i) an opinion or opinions of counsel to the Company, and (ii) a comfort letter or comfort letters from the Company’s independent public accountants and (iii) any opinion of a “qualified independent underwriter”, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, as a majority of such Shareholders or the managing underwriter therefor reasonably requests.
(i) The Company shall otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document covering a period of twelve (12) months, beginning within three (3) months after the effective date of the registration statement, which earnings statement satisfies the requirements of Rule 158 under the Securities Act.
(j) The Company may require each Shareholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.
(k) Each Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(e), such Shareholder forthwith shall discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.04(e), and, if so directed by the Company, such Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.04(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.04(e) to the date when the Company shall make available to such Shareholder prospectuses supplemented or amended to conform with the requirements of Section 2.04(e).

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(l) The Company shall use commercially reasonable efforts to list all Registrable Securities covered by such registration statement on any securities exchange or quotation system on which the Common Shares are then listed or traded.
(m) The Company shall have appropriate officers of the Company (i) prepare and make presentations at any “road shows” and before analysts and (ii) otherwise use their reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.
(n) The Company shall designate a transfer agent and registrar for the class or classes or series of securities which includes such Registrable Securities and obtain a CUSIP number for the same, in each case not later than the date such registration is declared effective by the SEC.
Section 2.05. Participation In Public Offering. No Shareholder may participate in any Public Offering hereunder unless such Shareholder (a) agrees to sell such Shareholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.
Section 2.06. Rule 144 Sales; Cooperation By The Company. If any Shareholder shall transfer any Registrable Securities pursuant to Rule 144, the Company shall use its commercially reasonable efforts to cooperate with such Shareholder and shall provide to such Shareholder such information as such Shareholder shall reasonably request. Without limiting the foregoing, the Company shall:
(a) make and keep available public information, as those terms are contemplated by Rule 144;
(b) timely file with the SEC all reports and other documents required to be filed under the Securities Act and the Exchange Act; and
(c) furnish to each Shareholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company and such other information as such Shareholder may reasonably request in order to avail itself of any rule or regulation of the SEC allowing such Shareholder to sell any Registrable Securities without registration.
ARTICLE 3
Indemnification and Contribution
Section 3.01. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Shareholder beneficially owning any Registrable Securities covered by a registration statement, each Person who controls such Shareholder within the meaning of Section

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15 of the Securities Act and Section 20 of the Exchange Act, and the members, partners, directors, trustees, managers, officers, equity owners, employees, agents, successors, assigns, personal representatives of such Shareholder or such controlling Person from and against any and all losses, damages, injuries, liabilities, claims, demands, settlements, judgments, awards, fines, penalties, taxes, fees (including reasonable attorneys’ fees and disbursements), charges, costs (including costs of investigation and defense) or expenses of any nature (collectively, “Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendment or supplement thereto) or any preliminary prospectus or issuer free-writing prospectus (as defined in Rule 405 under the Securities Act), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Shareholder or on such Shareholder’s behalf expressly for use therein and expressly for use in connection with such registration; provided, further, that the indemnity agreement contained in this Section 3.01 shall not apply to any Shareholder to the extent that any such loss is based on or arises out of an untrue statement or alleged untrue statement of material fact, or an omission or alleged omission to state a material fact, contained in or omitted from any preliminary prospectus or issued free-writing prospectus if the final prospectus or issuer free-writing prospectus shall correct such untrue statement or alleged untrue statement, or such omission or alleged omission, and a copy of the final prospectus or issuer free-writing prospectus has not been sent or given to such Person at or prior to the confirmation of sale to such Person nor to any Shareholder for Damages caused by such Shareholder’s continuing use of a prospectus with respect to which a notice pursuant to Section 2.04(e) is required to be given and has not received notice of the amendment or supplement of such prospectus as contemplated in Section 2.04(e). The Company also agrees to indemnify any underwriter of the Registrable Securities, its officers and directors and each Person, if any, who controls such underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 3.01.
Section 3.02. Indemnification by Participating Shareholders. Each Shareholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the registration statement and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Company to such Shareholder provided in Section 3.01, but only with respect to information furnished in writing by such Shareholder or on such Shareholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or free- writing prospectus. Each such Shareholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person, if any, who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 3.02. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 2, the Company may require that it

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shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it and each Shareholder harmless to the extent customarily provided by underwriters with respect to similar securities. No Shareholder shall be liable under this Section 3.02 for any Damages in excess of the net proceeds realized by such Shareholder in the sale of Registrable Securities of such Shareholder to which such Damages relate.
Section 3.03. Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 3, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify or otherwise. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (b) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including one or more defenses or counterclaims that are different from or in addition to those available to the Indemnifying Party or (c) the Indemnifying Party shall have failed to assume the defense within thirty (30) days of notice pursuant to this Section 3.03 or such shorter period that may prejudice the Indemnified Party under time periods prescribed by litigation relating to the indemnifiable claim.. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding, and (ii) does not include any injunctive or other equitable or non-monetary relief applicable to or affecting such Indemnified Person.
Section 3.04. Contribution. If the indemnification provided for in this Article 3 is unavailable for any reason to the Indemnified Parties in respect of any Damages, then each Indemnifying Party, in lieu of indemnifying the Indemnified Parties, shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements

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or omissions that resulted in such Damages as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Damages shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Article 3 was available to such party in accordance with its terms.
The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.04 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 3.04, no Shareholder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Shareholder from the sale of the Registrable Securities subject to the proceeding exceeds the amount of any Damages that such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, except in the case of proven fraud by such Shareholder. Each Shareholder’s obligation to contribute pursuant to this Section 3.04 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders and not joint.
No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
Section 3.05. Other Indemnification. The indemnity and contribution agreements contained in this Article 3 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties. Indemnification similar to that provided in this Article 3 (with appropriate modifications) shall be given by the Company and each Shareholder participating therein with respect to any required registration or other qualification of securities under any foreign, federal or state law or regulation or governmental authority other than the Securities Act.
ARTICLE 4
Miscellaneous
Section 4.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and delivered personally or by courier, overnight delivery service, or certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address as set forth below, or as subsequently modified by written notice in accordance with this Section 4.01. All such notices shall be duly given and effective upon receipt (or refusal of receipt).

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(a) if to the Company to:
Centerline Holding Company.
625 Madison Avenue
New York, New York 10022
Attention: Mark D. Schnitzer
with a copy to:
Paul Hastings, Janofsky & Walker LLP
75 E. 55th Street
New York, NY 10022
Attention: Michael Zuppone, Esq.
(b) if to any Shareholder, at the address for such Shareholder listed on the signature pages below or otherwise provided to the Company as set forth below.
Section 4.02. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 4.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement of the parties and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement does not, and is not, intended to confer upon any other Person any right, benefit or remedy hereunder (other than as provided expressly in Article 3, which is intended to be for the benefit of the Persons covered thereby).
Section 4.04. Amendment; Waiver. This Agreement may be amended only by a writing signed by the Company and the holders of at least 75% of the Registrable Securities held by the parties hereto at the time of such proposed amendment or modification. Any waiver of rights hereunder must be set forth in writing and signed by the party against whom the waiver is to be effective. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
Section 4.05. Binding Effect; Assignment.
(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and Permitted Transferees. Notwithstanding the foregoing, this Agreement shall not be assigned by any party by operation

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of law or otherwise, (except as permitted by Section 4.05(b)), without the prior written consent of each of the other parties and any such purported assignment shall be void ab initio. Any Shareholder that ceases to own beneficially any Registrable Security shall cease to be bound by the terms hereof, other than (i) the provisions of Article 3 applicable to such Shareholder with respect to any offering of Registrable Securities completed before the date such Shareholder ceased to own any Registrable Security and (ii) this Article 4.
(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any Transfer of Registrable Securities or otherwise, except that each Shareholder may assign rights hereunder to any Permitted Transferee of such Shareholder without the prior consent of the Company. Any such Permitted Transferee shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto (a “Joinder Agreement”) and shall thenceforth be a “Shareholder.”
Section 4.06. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions thereof.
Section 4.07. Dispute Resolution; Mediation; Jurisdiction.
(a) In the event of any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity hereof, or the transactions contemplated hereby (each a “Dispute”), upon the written notice of any party, the other parties shall attempt in good faith to negotiate a resolution of the Dispute. If the other parties are unable for any reason to resolve a Dispute within thirty (30) days after the receipt of such notice, the Dispute shall be submitted to mediation in accordance with Section 4.07(b).
(b) Any Dispute not resolved pursuant to Section 4.07(a) shall, at the request of any party (a “Mediation Request”), be submitted to non-binding mediation in accordance with the then current International Institute for Conflict Prevention and Resolution Mediation Procedure (the “Procedure”), except as modified herein. The mediation shall be held in New York, New York. The parties shall have twenty (20) days from receipt by a party of a Mediation Request to agree on a mediator. If no mediator has been agreed upon by the parties within twenty (20) days of receipt by a party (or parties) of a Mediation Request, then any party may request (on written notice to the other parties), that the International Institute for Conflict Prevention and Resolution appoint a mediator in accordance with the Procedure. All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations, and no oral or documentary representations made by the parties during such mediation shall be admissible for any purpose in any subsequent proceedings. No party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other parties in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other parties except in the course of a judicial or regulatory proceeding or as may be required by law or requested by a governmental authority or securities exchange. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other parties reasonable written notice of the intended disclosure and afford the other parties a reasonable opportunity to protect its interests.

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If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days of receipt by a party of a Mediation Request (whichever occurs sooner), or within such longer period as the parties may agree to in writing, then any party may file an action on the Dispute in any court having jurisdiction in accordance with Section 4.07(c).
(c) Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in the City and County of the State of New York for any litigation arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any litigation relating hereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 4.01, shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or any transaction contemplated hereby in the courts of the State of New York or the courts of the United States of America located in the City and County of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. Each of the parties hereby irrevocably and unconditionally waives any right it may have to trial by jury in connection with any litigation arising out of or relating to this Agreement or any transaction contemplated hereby.
Section 4.08. Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder hereunder are several and not joint with the obligations of any other Shareholder hereunder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Shareholder pursuant hereto or thereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Shareholder shall be entitled to protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.
Section 4.09. Construction. The headings of the Articles and Sections in this Agreement are provided for convenience only, are not part of the agreement of the parties and shall not affect its construction or interpretation of this Agreement. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. This Agreement was negotiated by the parties with the benefit of legal representation. If an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring and/or disfavoring a party by virtue of the authorship of any of the provisions this Agreement.
Section 4.10. Time of the Essence. Time is of the essence regarding all dates and time periods set forth or referred to in this Agreement.

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Section 4.11. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic pdf submission), each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same instrument.
Section 4.12. Other Registration Rights. The Company hereby represents and warrants that neither the Company nor any of its subsidiaries has previously entered into any agreement granting any registration rights with respect to any Registrable Securities to any Person. From and after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are equivalent to or more favorable than the registration rights granted to Shareholders hereunder, or which would reduce the amount of Registrable Securities the Shareholders can include in any registration filed pursuant to this Agreement, unless such rights are subordinate to those of the Shareholders hereunder.
Section 4.13. Further Actions. At any time and from time to time, each party agrees, at its expense (except as otherwise provided for herein), to take such actions and to execute and deliver such documents as reasonably may be necessary to effectuate the purposes of this Agreement and any transaction contemplated hereby.
Section 4.14. Availability of Equitable Remedies. Since a breach of the provisions of this Agreement or any transaction contemplated hereby could not adequately be compensated by money damages, a party shall be entitled, in addition to any other right or remedy available to it, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement and no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.
[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CENTERLINE HOLDING COMPANY a Delaware statutory trust

By:	/s/ Marc D. Schnitzer

	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

Address for Notices: c/o Centerline Holding Company 625 Madison Avenue New York, New York 10022 Attention: Marc D. Schnitzer

With Copies of Notices to:

Paul Hastings, Janofsky & Walker LLP 75 E. 55th Street New York, NY 10022 Attention: Michael Zuppone, Esq.

ISLAND CENTERLINE MANAGER LLC, a Delaware limited liability company

By:	/s/ Jeffrey Cohen

	Name:	Jeffrey Cohen
	Title:	President

Address for Notices: c/o Island Capital Group LLC 717 Fifth Avenue, 18th Floor New York, New York 10022 Attention: President

With Copies of Notices to:

Proskauer Rose LLP 1585 Broadway New York, NY 10036-8299 Attention: Allan R. Williams, Esq. Fax: (212) 969-2900

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Exhibit 10.18
AGREEMENT
This AGREEMENT (“Agreement”) is made and entered into as of this 5th day of March, 2010 by and between Marc D. Schnitzer (“Executive”) and Centerline Capital Group Inc. (the “Centerline” and collectively with Executive, the “Parties”).
WHEREAS, Executive and Centerline (a/k/a Centerline Affordable Housing Advisors LLC and f/k/a ChaterMac Capital LLC) are signatories to an Executive Employment Agreement dated January 1, 2007 (the “Employment Agreement”), which was amended by a written document dated April 15, 2008, and was amended a second time by a written document signed by the Parties on December 31, 2008;
WHEREAS, the Parties have agreed to terminate the Employment Agreement as amended and continue their employment relationship on an at-will basis effective as of the date of this Agreement; and
WHEREAS, the Parties understand that they are waiving legal rights by signing this Agreement, and enter into this Agreement voluntarily, with a full understanding of and agreement with all its terms;
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1. Termination of the Employment Agreement.
(a) The Parties hereby mutually terminate the Employment Agreement as amended and all of its provisions (notwithstanding anything contained in the Employment Agreement to the contrary) effective immediately, and from and after the date hereof the Employment Agreement as amended, including without limitation any non-compete provision, shall be null and void and have no further effect.
(b) The Parties shall continue their employment relationship on an at-will basis, which means that either the Executive or Centerline may modify or terminate the employment relationship at any time, for any reason, with or without notice.
(c) Executive acknowledges that, to date, he has not suffered any on-the-job injury or illness for which he has not already filed a claim, and that he does not know of any unlawful or inappropriate conduct at Centerline, whether involving its business conduct or policies or with respect to its employment policies, actions or decisions, that he has not already reported to Centerline.

2. Release.
(a) In General: In exchange for Centerline’s promises contained in this Agreement, Executive agrees to irrevocably and unconditionally release any and all Claims he may now have against Centerline and other parties as set forth in this Section 2.
(b) Released Parties: The “Released Parties” are Centerline, Centerline’s respective current and former related companies, partnerships, or joint ventures, and, with respect to each of them, all of their predecessors and successors, and, with respect to each such entity, all of its past, present, and future agents, directors, officers, managers, supervisors, employees, stockholders, members, owners, representatives, assigns, attorneys, agents and insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and their successors
(c) Claims Released: As of the date of the execution of this Agreement and in exchange for the consideration provided herein, Executive irrevocably and unconditionally releases, acquits, and forever discharges any and all known or unknown claims, charges, promises, actions, or similar rights that Executive may have (the “Claims”) against the Released Parties listed in subsection 2(b) above; except Executive does not release any Claims related to: (i) his right, if any, to coverage under any applicable Centerline directors and officers insurance policies or (ii) Executive’s right, if any, to expense reimbursements pursuant to applicable Centerline policy. Executive understands that the Claims that the Executive is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), and include without limitation, claims such as breach of contract, implied contract, promissory estoppel, or claims under any federal, state or local statute, law, order or ordinance, such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the New York Labor Law, the New York State Human Rights Law, and the New York City Human Rights Law.
(d) Centerline Release: In consideration of the promises and covenants contained herein, Centerline hereby agrees to irrevocably and unconditionally release and discharge Executive from any and all claims arising from or related to Executive’s employment with Centerline that Centerline now has, ever had or may have against the Executive except this release does not include any claims related to the following: (a) any criminal acts by Executive; and (b) any claims for fraud that Centerline, Centerline Holding Company, and/or their shareholders may have against Executive.
3. Payment and Benefits. In consideration of the promises of Executive as set forth herein, and without any obligation to do so, Centerline agrees to provide Executive with the payments and benefits as set forth in this Section 3.

(a) Upon the execution and delivery of this Agreement by both Parties, Centerline will pay to the Executive a contract termination payment of $100,000.00. Such amount shall be paid by check, net of all applicable taxes, withholdings, and deductions.
(b) Centerline will withhold taxes and other amounts and report amounts to tax authorities with respect to the payments and benefits Executive will receive under this Agreement as it determines, in its sole discretion, that it is required to do.
(c) Executive acknowledges that the Released Parties have paid him all payments or benefits (including but not limited to wages, bonus, commissions, sick or vacation pay) presently due to him other than expense reimbursements.
(d) The Parties acknowledge that nothing in this Agreement shall affect whether Executive is eligible for a 2009 bonus, which, if declared, would be announced and paid in 2010. Executive acknowledges that Centerline retains the sole and absolute discretion to determine whether a 2009 bonus will be declared, and the amount, if any, of the 2009 bonus.
(e) In the event Executive is terminated without Cause (as defined in the Employment Agreement) within six months after the closing of the transaction in which C-III Capital Partners LLC acquires certain assets of Centerline, Centerline will pay Executive severance in the amount of $677,875.00, less applicable taxes, withholdings and deductions provided Executive signs (and does not revoke) a separation agreement in a form acceptable to Centerline that contains a general release of claims in favor of Release Parties.
4. Promises.
(a) Pursuit of Released Claims: As of the execution of this Agreement, Executive warrants that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive.
(b) Ownership of Claims: Executive represents and warrants to Centerline that he has not assigned any rights or claims he may have against Centerline, or any of the other Released Parties, to any other person or entity.
(c) Nonadmission of Liability: The Parties agree not to assert that this Agreement is an admission of guilt or wrongdoing by Executive, Centerline, or any Released Party and they both acknowledge that Executive, Centerline and the Released Parties deny that they have engaged in wrongdoing of any kind or nature.
5. Business Materials and Property Disclosure. All written materials, records, and documents made by the Executive or coming into his possession concerning the business affairs of Centerline or its affiliated entities shall be the sole property of Centerline and, upon termination of his employment with Centerline, upon the request of Centerline, the Executive shall deliver the same to Centerline and shall retain no copies. The Executive shall also return to Centerline all other property in his possession owned by Centerline upon termination of Executive’s employment.

6. Inventions and Patents. The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, together with all products and proceeds of the Executive’s services for Centerline and its affiliates, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during his employment with Centerline (collectively, “Inventions”) shall belong exclusively to Centerline, provided that such Inventions grew out of the Executive’s work with Centerline or any of its affiliates, are related to the business (commercial or Experimental) of Centerline or any of its affiliates or are conceived or made on Centerline’s time or with the use of Centerline’s facilities or materials. The Executive shall promptly disclose such Inventions to Centerline and shall, subject to reimbursement by Centerline for all reasonable expenses incurred by the Executive in connection therewith: (i) assign to Centerline, without additional compensation, all patent and other rights to such Inventions for the United States and Foreign countries: (ii) sign all papers necessary to carry out the foregoing; and (iii) give testimony in support of the Executive’s inventorship.
7. Confidential Information. Executive agrees that, by virtue of the performance of his duties with Centerline or its affiliates and by virtue of the relationship of trust and confidence between the Executive and Centerline, Executive possesses (and will possess) certain data and knowledge of the operations of Centerline and its affiliates, which are proprietary in nature and confidential. The Executive covenants and agrees that he will not, at any time, while employed by Centerline or otherwise, reveal, divulge or make known to any person (other than Centerline and/or its affiliates) or use for his own account, any confidential or proprietary record, data, model, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by Centerline or any of its affiliates, or any other confidential or proprietary information whatsoever (the “Confidential Information”), whether or not obtained with the knowledge and permission of Centerline and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive, provided, however, that Confidential Information shall not be deemed to include any information that (A) is or hereafter becomes generally available to the public other than through disclosure by the Executive, (B) is rightfully received by the Executive after his employment ends from a third party or (C) was brought by the Executive prior to his employment relationship with Centerline or any of its predecessors. The Executive further covenants and agrees that he shall retain all such knowledge and information that he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of Centerline and its successors and assigns. Executive shall not, without the prior written consent of Centerline, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than Centerline and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any Confidential Information to anyone other than Centerline and those designated by it, Executive shall promptly notify Centerline of any such order and shall cooperate fully with Centerline (and the owner of such Confidential information) in protecting such in formation to the extent possible under applicable law, provided such information may be disclosed if Executive is advised by counsel that failure to disclose would subject the Executive to risk of penalty or fine. Nothing in this Section 7 is intended to, or shall, prohibit Executive from discussing any matters with his attorney for the purpose of seeking legal advice, provided that Executive notifies his attorney of Executive’s obligations under this section.

8. No Other Agreements. Executive acknowledges that by signing this Agreement, he has not relied upon any representations, promises or agreements by Centerline, its employees, its officers, its directors, or its representatives (including any Centerline attorney) which are not contained in this Agreement. Executive acknowledges that he is entering into this Agreement voluntarily and that he fully understands all of its provisions. This Agreement constitutes the entire understanding of the Parties and supersedes all prior oral and written agreements, including the Employment Agreement as amended. This Agreement cannot be modified except by a writing signed by all parties hereto.
9. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflicts of laws principles. Any litigation, arbitration, or similar proceeding with respect to such matters may be brought only within the state, county and City of New York and all parties to this Agreement consent to such jurisdiction and agree that venue only in the state, county and City of New York would be proper.
10. Titles/Captions. The titles/captions to the sections contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
11. Severability: If any provision of this Agreement is declared or determined by any court to be illegal or invalid, that part shall be modified or excluded from the Agreement only to the extent required by law, but the validity of the remaining parts, terms, or provisions shall not be affected and shall continue in full force and effect.
12. Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, and each such duly executed counterpart shall be of the same validity, force and effect as the original.
13. Successors and Assigns. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the respective successors and assigns of the Parties, including their personal representatives, administrators, executors, heirs and others taking from them; provided, however, that no party may delegate or avoid any of its liabilities, obligations or responsibilities under this Agreement.

14. Knowing and Voluntary Release of Claims. Executive agrees that this Agreement constitutes a knowing and voluntary waiver of rights or claims he may have against the Released Parties. Executive shall have, and Executive represents and warrants that Centerline gave him a reasonable period of time in which to consider this Agreement before executing it, and that such period was sufficient for his full and complete consideration of its terms. Centerline advised Executive to take this Agreement home, read it, and carefully consider all of its terms before signing it. Executive has carefully read this Agreement, fully understands what it means, and is entering into it voluntarily.
IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized officer to execute, this Agreement as of the day and year first above written.

MARC D. SCHNITZER: /s/ Marc D. Schnitzer
Date:	Feb. 25, 2010
CENTERLINE CAPITAL GROUP INC.:
By:	/s/ Robert L. Levy
	Name:	Robert L. Levy
	Title:	CFO
Date:	Feb. 26, 2010

Exhibit 10.19
AGREEMENT
This AGREEMENT (“Agreement”) is made and entered into as of this 5th day of March, 2010 by and between Robert L. Levy (“Executive”) and Centerline Capital Group Inc. (the “Centerline” and collectively with Executive, the “Parties”).
WHEREAS, Executive and Centerline (a/k/a Centerline Affordable Housing Advisors LLC and f/k/a ChaterMac Capital LLC) are signatories to an Executive Employment Agreement dated November 28, 2006 (the “Employment Agreement”), which was amended by a written document dated July 25, 2007, was amended a second time by a document dated April 15, 2008, was amended a third time by a written document signed by the Parties on December 31, 2008, and was amended a fourth time by a written document dated March 11, 2009;
WHEREAS, the Parties have agreed to terminate the Employment Agreement as amended and continue their employment relationship on an at-will basis effective as of the date of this Agreement; and
WHEREAS, the Parties understand that they are waiving legal rights by signing this Agreement, and enter into this Agreement voluntarily, with a full understanding of and agreement with all its terms;
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1. Termination of the Employment Agreement.
(a) The Parties hereby mutually terminate the Employment Agreement as amended and all of its provisions (notwithstanding anything contained in the Employment Agreement to the contrary) effective immediately, and from and after the date hereof the Employment Agreement as amended, including without limitation any non-compete provision, shall be null and void and have no further effect.
(b) The Parties shall continue their employment relationship on an at-will basis, which means that either the Executive or Centerline may modify or terminate the employment relationship at any time, for any reason, with or without notice.
(c) Executive acknowledges that, to date, he has not suffered any on-the-job injury or illness for which he has not already filed a claim, and that he does not know of any unlawful or inappropriate conduct at Centerline, whether involving its business conduct or policies or with respect to its employment policies, actions or decisions, that he has not already reported to Centerline.

2. Release.
(a) In General: In exchange for Centerline’s promises contained in this Agreement, Executive agrees to irrevocably and unconditionally release any and all Claims he may now have against Centerline and other parties as set forth in this Section 2.
(b) Released Parties: The “Released Parties” are Centerline, Centerline’s respective current and former related companies, partnerships, or joint ventures, and, with respect to each of them, all of their predecessors and successors, and, with respect to each such entity, all of its past, present, and future agents, directors, officers, managers, supervisors, employees, stockholders, members, owners, representatives, assigns, attorneys, agents and insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and their successors
(c) Claims Released: As of the date of the execution of this Agreement and in exchange for the consideration provided herein, Executive irrevocably and unconditionally releases, acquits, and forever discharges any and all known or unknown claims, charges, promises, actions, or similar rights that Executive may have (the “Claims”) against the Released Parties listed in subsection 2(b) above; except Executive does not release any Claims related to: (i) his right, if any, to coverage under any applicable Centerline directors and officers insurance policies or (ii) Executive’s right, if any, to expense reimbursements pursuant to applicable Centerline policy. Executive understands that the Claims that the Executive is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), and include without limitation, claims such as breach of contract, implied contract, promissory estoppel, or claims under any federal, state or local statute, law, order or ordinance, such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the New York Labor Law, the New York State Human Rights Law, and the New York City Human Rights Law.
(d) Centerline Release: In consideration of the promises and covenants contained herein, Centerline hereby agrees to irrevocably and unconditionally release and discharge Executive from any and all claims arising from or related to Executive’s employment with Centerline that Centerline now has, ever had or may have against the Executive except this release does not include any claims related to the following: (a) any criminal acts by Executive; and (b) any claims for fraud that Centerline, Centerline Holding Company, and/or their shareholders may have against Executive.
3. Payment and Benefits. In consideration of the promises of Executive as set forth herein, and without any obligation to do so, Centerline agrees to provide Executive with the payments and benefits as set forth in this Section 3.

(a) Upon the execution and delivery of this Agreement by both Parties, Centerline will pay to the Executive a contract termination payment of $100,000.00. Such amount shall be paid by check, net of all applicable taxes, withholdings, and deductions.
(b) Centerline will withhold taxes and other amounts and report amounts to tax authorities with respect to the payments and benefits Executive will receive under this Agreement as it determines, in its sole discretion, that it is required to do.
(c) Executive acknowledges that the Released Parties have paid him all payments or benefits (including but not limited to wages, bonus, commissions, sick or vacation pay) presently due to him other than expense reimbursements.
(d) The Parties acknowledge that nothing in this Agreement shall affect whether Executive is eligible for a 2009 bonus, which, if declared, would be announced and paid in 2010. Executive acknowledges that Centerline retains the sole and absolute discretion to determine whether a 2009 bonus will be declared, and the amount, if any, of the 2009 bonus.
(e) In the event Executive is terminated without Cause (as defined in the Employment Agreement) within six months after the closing of the transaction in which C-III Capital Partners LLC acquires certain assets of Centerline, Centerline will pay Executive severance in the amount of $134,769.00, less applicable taxes, withholdings and deductions provided Executive signs (and does not revoke) a separation agreement in a form acceptable to Centerline that contains a general release of claims in favor of Release Parties.
4. Promises.
(a) Pursuit of Released Claims: As of the execution of this Agreement, Executive warrants that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive.
(b) Ownership of Claims: Executive represents and warrants to Centerline that he has not assigned any rights or claims he may have against Centerline, or any of the other Released Parties, to any other person or entity.
(c) Nonadmission of Liability: The Parties agree not to assert that this Agreement is an admission of guilt or wrongdoing by Executive, Centerline, or any Released Party and they both acknowledge that Executive, Centerline and the Released Parties deny that they have engaged in wrongdoing of any kind or nature.
5. Business Materials and Property Disclosure. All written materials, records, and documents made by the Executive or coming into his possession concerning the business affairs of Centerline or its affiliated entities shall be the sole property of Centerline and, upon termination of his employment with Centerline, upon the request of Centerline, the Executive shall deliver the same to Centerline and shall retain no copies. The Executive shall also return to Centerline all other property in his possession owned by Centerline upon termination of Executive’s employment.

6. Inventions and Patents. The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, together with all products and proceeds of the Executive’s services for Centerline and its affiliates, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during his employment with Centerline (collectively, “Inventions”) shall belong exclusively to Centerline, provided that such Inventions grew out of the Executive’s work with Centerline or any of its affiliates, are related to the business (commercial or Experimental) of Centerline or any of its affiliates or are conceived or made on Centerline’s time or with the use of Centerline’s facilities or materials. The Executive shall promptly disclose such Inventions to Centerline and shall, subject to reimbursement by Centerline for all reasonable expenses incurred by the Executive in connection therewith: (i) assign to Centerline, without additional compensation, all patent and other rights to such Inventions for the United States and Foreign countries: (ii) sign all papers necessary to carry out the foregoing; and (iii) give testimony in support of the Executive’s inventorship.
7. Confidential Information. Executive agrees that, by virtue of the performance of his duties with Centerline or its affiliates and by virtue of the relationship of trust and confidence between the Executive and Centerline, Executive possesses (and will possess) certain data and knowledge of the operations of Centerline and its affiliates, which are proprietary in nature and confidential. The Executive covenants and agrees that he will not, at any time, while employed by Centerline or otherwise, reveal, divulge or make known to any person (other than Centerline and/or its affiliates) or use for his own account, any confidential or proprietary record, data, model, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by Centerline or any of its affiliates, or any other confidential or proprietary information whatsoever (the “Confidential Information”), whether or not obtained with the knowledge and permission of Centerline and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive, provided, however, that Confidential Information shall not be deemed to include any information that (A) is or hereafter becomes generally available to the public other than through disclosure by the Executive, (B) is rightfully received by the Executive after his employment ends from a third party or (C) was brought by the Executive prior to his employment relationship with Centerline or any of its predecessors. The Executive further covenants and agrees that he shall retain all such knowledge and information that he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of Centerline and its successors and assigns. Executive shall not, without the prior written consent of Centerline, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than Centerline and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any Confidential Information to anyone other than Centerline and those designated by it, Executive shall promptly notify Centerline of any such order and shall cooperate fully with Centerline (and the owner of such Confidential information) in protecting such in formation to the extent possible under applicable law, provided such information may be disclosed if Executive is advised by counsel that failure to disclose would subject the Executive to risk of penalty or fine. Nothing in this Section 7 is intended to, or shall, prohibit Executive from discussing any matters with his attorney for the purpose of seeking legal advice, provided that Executive notifies his attorney of Executive’s obligations under this section.

8. No Other Agreements. Executive acknowledges that by signing this Agreement, he has not relied upon any representations, promises or agreements by Centerline, its employees, its officers, its directors, or its representatives (including any Centerline attorney) which are not contained in this Agreement. Executive acknowledges that he is entering into this Agreement voluntarily and that he fully understands all of its provisions. This Agreement constitutes the entire understanding of the Parties and supersedes all prior oral and written agreements, including the Employment Agreement as amended. This Agreement cannot be modified except by a writing signed by all parties hereto.
9. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflicts of laws principles. Any litigation, arbitration, or similar proceeding with respect to such matters may be brought only within the state, county and City of New York and all parties to this Agreement consent to such jurisdiction and agree that venue only in the state, county and City of New York would be proper.
10. Titles/Captions. The titles/captions to the sections contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
11. Severability: If any provision of this Agreement is declared or determined by any court to be illegal or invalid, that part shall be modified or excluded from the Agreement only to the extent required by law, but the validity of the remaining parts, terms, or provisions shall not be affected and shall continue in full force and effect.
12. Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, and each such duly executed counterpart shall be of the same validity, force and effect as the original.
13. Successors and Assigns. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the respective successors and assigns of the Parties, including their personal representatives, administrators, executors, heirs and others taking from them; provided, however, that no party may delegate or avoid any of its liabilities, obligations or responsibilities under this Agreement.

14. Knowing and Voluntary Release of Claims. Executive agrees that this Agreement constitutes a knowing and voluntary waiver of rights or claims he may have against the Released Parties. Executive shall have, and Executive represents and warrants that Centerline gave him a reasonable period of time in which to consider this Agreement before executing it, and that such period was sufficient for his full and complete consideration of its terms. Centerline advised Executive to take this Agreement home, read it, and carefully consider all of its terms before signing it. Executive has carefully read this Agreement, fully understands what it means, and is entering into it voluntarily.
IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized officer to execute, this Agreement as of the day and year first above written.

ROBERT L. LEVY:
/s/ Robert L. Levy
Date:	Feb. 25, 2010

CENTERLINE CAPITAL GROUP INC.:
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	CEO and President
Date:	Feb. 26, 2010

Exhibit 10.20
AGREEMENT
This AGREEMENT (“Agreement”) is made and entered into as of this 5th day of March, 2010 by and between Andrew J. Weil (“Executive”) and Centerline Capital Group Inc. (the “Centerline” and collectively with Executive, the “Parties”).
WHEREAS, the Parties are signatories to an Executive Employment Agreement dated January 1, 2007 (the “Employment Agreement”), which was amended by a written document dated April 15, 2008, and was amended again by a written document signed by the Parties on December 31, 2008;
WHEREAS, the Parties have agreed to terminate the Employment Agreement as amended and continue their employment relationship on an at-will basis effective as of the date of this Agreement; and
WHEREAS, the Parties understand that they are waiving legal rights by signing this Agreement, and enter into this Agreement voluntarily, with a full understanding of and agreement with all its terms;
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1. Termination of the Employment Agreement.
(a) The Parties hereby mutually terminate the Employment Agreement as amended and all of its provisions (notwithstanding anything contained in the Employment Agreement to the contrary) effective immediately, and from and after the date hereof the Employment Agreement as amended, including without limitation any non-compete provision, shall be null and void and have no further effect.
(b) The Parties shall continue their employment relationship on an at-will basis, which means that either the Executive or Centerline may modify or terminate the employment relationship at any time, for any reason, with or without notice.
(c) Executive acknowledges that, to date, he has not suffered any on-the-job injury or illness for which he has not already filed a claim, and that he does not know of any unlawful or inappropriate conduct at Centerline, whether involving its business conduct or policies or with respect to its employment policies, actions or decisions, that he has not already reported to Centerline.

2. Release.
(a) In General: In exchange for Centerline’s promises contained in this Agreement, Executive agrees to irrevocably and unconditionally release any and all Claims he may now have against Centerline and other parties as set forth in this Section 2.
(b) Released Parties: The “Released Parties” are Centerline, Centerline’s respective current and former related companies, partnerships, or joint ventures, and, with respect to each of them, all of their predecessors and successors, and, with respect to each such entity, all of its past, present, and future agents, directors, officers, managers, supervisors, employees, stockholders, members, owners, representatives, assigns, attorneys, agents and insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and their successors
(c) Claims Released: As of the date of the execution of this Agreement and in exchange for the consideration provided herein, Executive irrevocably and unconditionally releases, acquits, and forever discharges any and all known or unknown claims, charges, promises, actions, or similar rights that Executive may have (the “Claims”) against the Released Parties listed in subsection 2(b) above; except Executive does not release any Claims related to: (i) his right, if any, to coverage under any applicable Centerline directors and officers insurance policies or (ii) Executive’s right, if any, to expense reimbursements pursuant to applicable Centerline policy. Executive understands that the Claims that the Executive is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), and include without limitation, claims such as breach of contract, implied contract, promissory estoppel, or claims under any federal, state or local statute, law, order or ordinance, such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the New York Labor Law, the New York State Human Rights Law, and the New York City Human Rights Law.
(d) Centerline Release: In consideration of the promises and covenants contained herein, Centerline hereby agrees to irrevocably and unconditionally release and discharge Executive from any and all claims arising from or related to Executive’s employment with Centerline that Centerline now has, ever had or may have against the Executive except this release does not include any claims related to the following: (a) any criminal acts by Executive; and (b) any claims for fraud that Centerline, Centerline Holding Company, and/or their shareholders may have against Executive.
3. Payment and Benefits. In consideration of the promises of Executive as set forth herein, and without any obligation to do so, Centerline agrees to provide Executive with the payments and benefits as set forth in this Section 3.

(a) Upon the execution and delivery of this Agreement by both Parties, Centerline will pay to the Executive a contract termination payment of $100,000.00. Such amount shall be paid by check, net of all applicable taxes, withholdings, and deductions.
(b) Centerline will withhold taxes and other amounts and report amounts to tax authorities with respect to the payments and benefits Executive will receive under this Agreement as it determines, in its sole discretion, that it is required to do.
(c) Executive acknowledges that the Released Parties have paid him all payments or benefits (including but not limited to wages, bonus, commissions, sick or vacation pay) presently due to him other than expense reimbursements.
(d) The Parties acknowledge that nothing in this Agreement shall affect whether Executive is eligible for a 2009 bonus, which, if declared, would be announced and paid in 2010. Executive acknowledges that Centerline retains the sole and absolute discretion to determine whether a 2009 bonus will be declared, and the amount, if any, of the 2009 bonus.
(e) In the event Executive is terminated without Cause (as defined in the Employment Agreement) within six months after the closing of the transaction in which C-III Capital Partners LLC acquires certain assets of Centerline, Centerline will pay Executive severance in the amount of $255,692.00, less applicable taxes, withholdings and deductions provided Executive signs (and does not revoke) a separation agreement in a form acceptable to Centerline that contains a general release of claims in favor of Release Parties.
4. Promises.
(a) Pursuit of Released Claims: As of the execution of this Agreement, Executive warrants that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive.
(b) Ownership of Claims: Executive represents and warrants to Centerline that he has not assigned any rights or claims he may have against Centerline, or any of the other Released Parties, to any other person or entity.
(c) Nonadmission of Liability: The Parties agree not to assert that this Agreement is an admission of guilt or wrongdoing by Executive, Centerline, or any Released Party and they both acknowledge that Executive, Centerline and the Released Parties deny that they have engaged in wrongdoing of any kind or nature.
5. Business Materials and Property Disclosure. All written materials, records, and documents made by the Executive or coming into his possession concerning the business affairs of Centerline or its affiliated entities shall be the sole property of Centerline and, upon termination of his employment with Centerline, upon the request of Centerline, the Executive shall deliver the same to Centerline and shall retain no copies. The Executive shall also return to Centerline all other property in his possession owned by Centerline upon termination of Executive’s employment.

6. Inventions and Patents. The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, together with all products and proceeds of the Executive’s services for Centerline and its affiliates, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during his employment with Centerline (collectively, “Inventions”) shall belong exclusively to Centerline, provided that such Inventions grew out of the Executive’s work with Centerline or any of its affiliates, are related to the business (commercial or Experimental) of Centerline or any of its affiliates or are conceived or made on Centerline’s time or with the use of Centerline’s facilities or materials. The Executive shall promptly disclose such Inventions to Centerline and shall, subject to reimbursement by Centerline for all reasonable expenses incurred by the Executive in connection therewith: (i) assign to Centerline, without additional compensation, all patent and other rights to such Inventions for the United States and Foreign countries: (ii) sign all papers necessary to carry out the foregoing; and (iii) give testimony in support of the Executive’s inventorship.
7. Confidential Information. Executive agrees that, by virtue of the performance of his duties with Centerline or its affiliates and by virtue of the relationship of trust and confidence between the Executive and Centerline, Executive possesses (and will possess) certain data and knowledge of the operations of Centerline and its affiliates, which are proprietary in nature and confidential. The Executive covenants and agrees that he will not, at any time, while employed by Centerline or otherwise, reveal, divulge or make known to any person (other than Centerline and/or its affiliates) or use for his own account, any confidential or proprietary record, data, model, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by Centerline or any of its affiliates, or any other confidential or proprietary information whatsoever (the “Confidential Information”), whether or not obtained with the knowledge and permission of Centerline and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive, provided, however, that Confidential Information shall not be deemed to include any information that (A) is or hereafter becomes generally available to the public other than through disclosure by the Executive, (B) is rightfully received by the Executive after his employment ends from a third party or (C) was brought by the Executive prior to his employment relationship with Centerline or any of its predecessors. The Executive further covenants and agrees that he shall retain all such knowledge and information that he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of Centerline and its successors and assigns. Executive shall not, without the prior written consent of Centerline, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than Centerline and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any Confidential Information to anyone other than Centerline and those designated by it, Executive shall promptly notify Centerline of any such order and shall cooperate fully with Centerline (and the owner of such Confidential information) in protecting such in formation to the extent possible under applicable law, provided such information may be disclosed if Executive is advised by counsel that failure to disclose would subject the Executive to risk of penalty or fine. Nothing in this Section 7 is intended to, or shall, prohibit Executive from discussing any matters with his attorney for the purpose of seeking legal advice, provided that Executive notifies his attorney of Executive’s obligations under this section.

8. No Other Agreements. Executive acknowledges that by signing this Agreement, he has not relied upon any representations, promises or agreements by Centerline, its employees, its officers, its directors, or its representatives (including any Centerline attorney) which are not contained in this Agreement. Executive acknowledges that he is entering into this Agreement voluntarily and that he fully understands all of its provisions. This Agreement constitutes the entire understanding of the Parties and supersedes all prior oral and written agreements, including the Employment Agreement as amended. This Agreement cannot be modified except by a writing signed by all parties hereto.
9. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflicts of laws principles. Any litigation, arbitration, or similar proceeding with respect to such matters may be brought only within the state, county and City of New York and all parties to this Agreement consent to such jurisdiction and agree that venue only in the state, county and City of New York would be proper.
10. Titles/Captions. The titles/captions to the sections contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
11. Severability: If any provision of this Agreement is declared or determined by any court to be illegal or invalid, that part shall be modified or excluded from the Agreement only to the extent required by law, but the validity of the remaining parts, terms, or provisions shall not be affected and shall continue in full force and effect.
12. Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, and each such duly executed counterpart shall be of the same validity, force and effect as the original.
13. Successors and Assigns. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the respective successors and assigns of the Parties, including their personal representatives, administrators, executors, heirs and others taking from them; provided, however, that no party may delegate or avoid any of its liabilities, obligations or responsibilities under this Agreement.

14. Knowing and Voluntary Release of Claims. Executive agrees that this Agreement constitutes a knowing and voluntary waiver of rights or claims he may have against the Released Parties. Executive shall have, and Executive represents and warrants that Centerline gave him a reasonable period of time in which to consider this Agreement before executing it, and that such period was sufficient for his full and complete consideration of its terms. Centerline advised Executive to take this Agreement home, read it, and carefully consider all of its terms before signing it. Executive has carefully read this Agreement, fully understands what it means, and is entering into it voluntarily.
IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized officer to execute, this Agreement as of the day and year first above written.

ANDREW J. WEIL:
/s/ Andrew J. Weil
Date:	Feb. 25, 2010

CENTERLINE CAPITAL GROUP INC.:
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	CEO and President
Date:	Feb. 26, 2010

Exhibit 10.21
AGREEMENT
This AGREEMENT (“Agreement”) is made and entered into as of this 5th day of March, 2010 by and between Paul Smyth (“Executive”) and Centerline Capital Group Inc. (the “Centerline” and collectively with Executive, the “Parties”).
WHEREAS, the Parties are signatories to an Executive Employment Agreement dated January 1, 2007 (the “Employment Agreement”), which was amended by a written document dated April 15, 2008, amended a second time by a written document signed by the Executive on December 15, 2008 and by Centerline on December 31, 2008, and amended a third time by a written document dated March 17, 2009;
WHEREAS, the Parties have agreed to terminate the Employment Agreement as amended and continue their employment relationship on an at-will basis effective as of the date of this Agreement; and
WHEREAS, the Parties understand that they are waiving legal rights by signing this Agreement, and enter into this Agreement voluntarily, with a full understanding of and agreement with all its terms;
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
1. Termination of the Employment Agreement.
(a) The Parties hereby mutually terminate the Employment Agreement as amended and all of its provisions (notwithstanding anything contained in the Employment Agreement to the contrary) effective immediately, and from and after the date hereof the Employment Agreement as amended, including without limitation any non-compete provision, shall be null and void and have no further effect.
(b) The Parties shall continue their employment relationship on an at-will basis, which means that either the Executive or Centerline may modify or terminate the employment relationship at any time, for any reason, with or without notice.
(c) Executive acknowledges that, to date, he has not suffered any on-the-job injury or illness for which he has not already filed a claim, and that he does not know of any unlawful or inappropriate conduct at Centerline, whether involving its business conduct or policies or with respect to its employment policies, actions or decisions, that he has not already reported to Centerline.

2. Release.
(a) In General: In exchange for Centerline’s promises contained in this Agreement, Executive agrees to irrevocably and unconditionally release any and all Claims he may now have against Centerline and other parties as set forth in this Section 2.
(b) Released Parties: The “Released Parties” are Centerline, Centerline’s respective current and former related companies, partnerships, or joint ventures, and, with respect to each of them, all of their predecessors and successors, and, with respect to each such entity, all of its past, present, and future agents, directors, officers, managers, supervisors, employees, stockholders, members, owners, representatives, assigns, attorneys, agents and insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and their successors
(c) Claims Released: As of the date of the execution of this Agreement and in exchange for the consideration provided herein, Executive irrevocably and unconditionally releases, acquits, and forever discharges any and all known or unknown claims, charges, promises, actions, or similar rights that Executive may have (the “Claims”) against the Released Parties listed in subsection 2(b) above; except Executive does not release any Claims related to: (i) his right, if any, to coverage under any applicable Centerline directors and officers insurance policies or (ii) Executive’s right, if any, to expense reimbursements pursuant to applicable Centerline policy. Executive understands that the Claims that the Executive is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), and include without limitation, claims such as breach of contract, implied contract, promissory estoppel, or claims under any federal, state or local statute, law, order or ordinance, such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the New York Labor Law, the New York State Human Rights Law, and the New York City Human Rights Law.
(d) Centerline Release: In consideration of the promises and covenants contained herein, Centerline hereby agrees to irrevocably and unconditionally release and discharge Executive from any and all claims arising from or related to Executive’s employment with Centerline that Centerline now has, ever had or may have against the Executive except this release does not include any claims related to the following: (a) any criminal acts by Executive; and (b) any claims for fraud that Centerline, Centerline Holding Company, and/or their shareholders may have against Executive.
3. Payment and Benefits. In consideration of the promises of Executive as set forth herein, and without any obligation to do so, Centerline agrees to provide Executive with the payments and benefits as set forth in this Section 3.

(a) Upon the execution and delivery of this Agreement by both Parties, Centerline shall (i) cause its subsidiary, Centerline REIT, Inc., to forgive all amounts owed by the Executive under that certain Revolving Credit Promissory Note dated June 28, 2004 (the “Note”) made by the Executive to the order of Centerline REIT, Inc. (f/k/a/ ARCap REIT, Inc.), effective immediately, and (ii) promptly deliver to the Executive the original Note marked canceled. The Executive understands that Centerline REIT, Inc. will issue to the Executive an IRS Form 1099 reflecting the amount owed by the Executive under that Note that was forgiven.
(b) Centerline will withhold taxes and other amounts and report amounts to tax authorities with respect to the payments and benefits Executive will receive under this Agreement as it determines, in its sole discretion, that it is required to do.
(c) Executive acknowledges that the Released Parties have paid him all payments or benefits (including but not limited to wages, bonus, commissions, sick or vacation pay) presently due to him other than expense reimbursements.
(d) The Parties acknowledge that nothing in this Agreement shall affect whether Executive is eligible for a 2009 bonus, which, if declared, would be announced and paid in 2010. Executive acknowledges that Centerline retains the sole and absolute discretion to determine whether a 2009 bonus will be declared, and the amount, if any, of the 2009 bonus.
(e) Centerline or C-III Capital Partners LLC (“C-III”) (but not both) will pay Executive severance in the amount of $108,365.00, less applicable taxes, withholdings and deductions provided: (1) Executive signs (and does not revoke) a separation agreement in a form acceptable to Centerline that contains a general release of claims in favor of Release Parties; and (2) (a) Executive is terminated without Cause (as defined in the Employment Agreement) by Centerline within six months after the closing of the transaction in which C-III acquires certain assets of Centerline (“Transaction”) and Executive is not offered employment with C-III (or its affiliated entities); or (b) after accepting employment with C-III (or any of its affiliated entitles) Executive is terminated without Cause (as defined in the Employment Agreement) by C-III (or its affiliated entitles) provided the termination occurs within six months after the closing of the Transaction.
4. Promises.
(a) Pursuit of Released Claims: As of the execution of this Agreement, Executive warrants that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive.
(b) Ownership of Claims: Executive represents and warrants to Centerline that he has not assigned any rights or claims he may have against Centerline, or any of the other Released Parties, to any other person or entity.

(c) Nonadmission of Liability: The Parties agree not to assert that this Agreement is an admission of guilt or wrongdoing by Executive, Centerline, or any Released Party and they both acknowledge that Executive, Centerline and the Released Parties deny that they have engaged in wrongdoing of any kind or nature.
5. Business Materials and Property Disclosure. All written materials, records, and documents made by the Executive or coming into his possession concerning the business affairs of Centerline or its affiliated entities shall be the sole property of Centerline and, upon termination of his employment with Centerline, upon the request of Centerline, the Executive shall deliver the same to Centerline and shall retain no copies. The Executive shall also return to Centerline all other property in his possession owned by Centerline upon termination of Executive’s employment.
6. Inventions and Patents. The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, together with all products and proceeds of the Executive’s services for Centerline and its affiliates, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during his employment with Centerline (collectively, “Inventions”) shall belong exclusively to Centerline, provided that such Inventions grew out of the Executive’s work with Centerline or any of its affiliates, are related to the business (commercial or Experimental) of Centerline or any of its affiliates or are conceived or made on Centerline’s time or with the use of Centerline’s facilities or materials. The Executive shall promptly disclose such Inventions to Centerline and shall, subject to reimbursement by Centerline for all reasonable expenses incurred by the Executive in connection therewith: (i) assign to Centerline, without additional compensation, all patent and other rights to such Inventions for the United States and Foreign countries: (ii) sign all papers necessary to carry out the foregoing; and (iii) give testimony in support of the Executive’s inventorship.
7. Confidential Information. Executive agrees that, by virtue of the performance of his duties with Centerline or its affiliates and by virtue of the relationship of trust and confidence between the Executive and Centerline, Executive possesses (and will possess) certain data and knowledge of the operations of Centerline and its affiliates, which are proprietary in nature and confidential. The Executive covenants and agrees that he will not, at any time, while employed by Centerline or otherwise, reveal, divulge or make known to any person (other than Centerline and/or its affiliates) or use for his own account, any confidential or proprietary record, data, model, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of obtaining or doing business by Centerline or any of its affiliates, or any other confidential or proprietary information whatsoever (the “Confidential Information”), whether or not obtained with the knowledge and permission of Centerline and whether or not developed, devised or otherwise created in whole or in part by the efforts of the Executive, provided, however, that Confidential Information shall not be deemed to include any information that (A) is or hereafter becomes generally available to the public other than through disclosure by the Executive, (B) is rightfully received by the Executive after his employment ends from a third party or (C) was brought by the Executive prior to his employment relationship with Centerline or any of its predecessors. The Executive further covenants and agrees that he shall retain all such knowledge and information that he shall acquire or develop respecting such Confidential Information in trust for the sole benefit of Centerline and its successors and assigns. Executive shall not, without the prior written consent of Centerline, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such Confidential Information to anyone other than Centerline and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any Confidential Information to anyone other than Centerline and those designated by it, Executive shall promptly notify Centerline of any such order and shall cooperate fully with Centerline (and the owner of such Confidential information) in protecting such in formation to the extent possible under applicable law, provided such information may be disclosed if Executive is advised by counsel that failure to disclose would subject the Executive to risk of penalty or fine. Nothing in this Section 7 is intended to, or shall, prohibit Executive from discussing any matters with his attorney for the purpose of seeking legal advice, provided that Executive notifies his attorney of Executive’s obligations under this section.
8. No Other Agreements. Executive acknowledges that by signing this Agreement, he has not relied upon any representations, promises or agreements by Centerline, its employees, its officers, its directors, or its representatives (including any Centerline attorney) which are not contained in this Agreement. Executive acknowledges that he is entering into this Agreement voluntarily and that he fully understands all of its provisions. This Agreement constitutes the entire understanding of the Parties and supersedes all prior oral and written agreements, including the Employment Agreement as amended. This Agreement cannot be modified except by a writing signed by all parties hereto.
9. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to its conflicts of laws principles. Any litigation, arbitration, or similar proceeding with respect to such matters may be brought only within the state, county and City of New York and all parties to this Agreement consent to such jurisdiction and agree that venue only in the state, county and City of New York would be proper.
10. Titles/Captions. The titles/captions to the sections contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
11. Severability: If any provision of this Agreement is declared or determined by any court to be illegal or invalid, that part shall be modified or excluded from the Agreement only to the extent required by law, but the validity of the remaining parts, terms, or provisions shall not be affected and shall continue in full force and effect.

12. Counterparts. This Agreement may be executed in counterparts and by facsimile signatures, and each such duly executed counterpart shall be of the same validity, force and effect as the original.
13. Successors and Assigns. This Agreement will apply to, be binding in all respects upon and inure to the benefit of the respective successors and assigns of the Parties, including their personal representatives, administrators, executors, heirs and others taking from them; provided, however, that no party may delegate or avoid any of its liabilities, obligations or responsibilities under this Agreement.
14. Knowing and Voluntary Release of Claims. Executive agrees that this Agreement constitutes a knowing and voluntary waiver of rights or claims he may have against the Released Parties. Executive shall have, and Executive represents and warrants that Centerline gave him a reasonable period of time in which to consider this Agreement before executing it, and that such period was sufficient for his full and complete consideration of its terms. Centerline advised Executive to take this Agreement home, read it, and carefully consider all of its terms before signing it. Executive has carefully read this Agreement, fully understands what it means, and is entering into it voluntarily.
IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized officer to execute, this Agreement as of the day and year first above written.

PAUL SMYTH:
/s/ Paul Smyth

Date:	Feb. 25, 2010

CENTERLINE CAPITAL GROUP INC.:
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	CEO and President
Date:	Feb. 26, 2010

Exhibit 10.22
EXECUTION COPY
CONSULTING AND ADVISORY AGREEMENT
This Consulting and Advisory Agreement (this “Agreement”), dated as of March 5, 2010, is entered by and between CENTERLINE CAPITAL GROUP, INC., a Delaware corporation (the “Company”), and TRCLP AFFORDABLE ACQUISITIONS LLC, a Delaware limited liability company (“Consultant”).
Preliminary Statement
The Company has advised the Consultant that it expects to enter into a purchase and sale agreement, by and among C-III Capital Partners LLC (“Newco”), on the one hand, and the Company, its parent, Centerline Holding Company, a Delaware statutory trust (“Centerline”) and certain Company Subsidiaries, on the other hand, pursuant to which Newco will acquire (i) the Company’s assets comprising the former ARCap Investors LLC (“ARCap”) business and certain other assets and (ii) newly issued Special Series A Shares representing an approximately twenty percent (20%) fully diluted ownership interest in Centerline, for an aggregate purchase price equal to (a) approximately $50,000,000 in cash and (b) the assumption of approximately $60,000,000 of Centerline’s senior secured debt obligations (the “Island Sale”).
In addition, the Company will enter into various agreements with certain of its lenders, creditors and claimants to restructure certain of its other outstanding debt obligations and a management agreement with an affiliate of Newco pursuant to which such affiliate will provide executive management services to the Company (the “Restructuring”, and together with the Island Sale, the “Transaction”).
Effective upon the consummation of the Transaction (the “Transaction Closing Date”), Consultant has agreed to perform consulting and advisory services for the Company, from time to time and on the terms set forth herein, in consideration for which the Company will grant to the Consultant, among other things, rights of first refusal and rights of first offer (the “ROFO/ROFR Rights”) with respect to certain Tax Credit Properties (as defined below) and Tax Credit Equity Interests (as defined below) and pay the Consultant certain fees and expenses.
In consideration of the ROFO/ROFR Rights, Consultant has agreed to incur five million dollars ($5,000,000) of Centerline’s senior secured debt that will be outstanding immediately prior to the consummation of the Restructuring pursuant to a separate agreement with the lender (the “Consultant Loan Agreement”); which debt (at its then remaining principal balance) will be assumed by Centerline and/or the Company if the Company exercises its option to terminate this Agreement in the event the Consultant, its principal owner or their Affiliates engage in Competitive Business (as defined below).
NOW, THEREFORE, in consideration of the representations, warranties, premises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Agreement
ARTICLE I.
DEFINITIONS
1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Advisory Services” has the meaning given such term in Section 2.1(a).
“Affiliate” means, as to any Person, any other Person that Controls, is Controlled by, or is under common Control with, such Person.
“Agreement” has the meaning given such term in the preamble hereto.
“Applicable Law” means, with respect to any Person, any treaty, constitution, law, statute, ordinance, rule, order, decree, regulation or other directive which is legally binding and has been enacted, issued or promulgated by any Governmental Entity, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.
“ARCap” has the meaning given such term in the preliminary statement hereto.
“Authorized Expense” has the meaning given such term in Section 4.3.
“Business Day” means any day other than a Saturday, a Sunday, or any other day on which banks are authorized or required to be closed in the State of New York.
“Change in Control” shall be deemed to have occurred if: (A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), which is not an Affiliate of Centerline is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of voting securities of Centerline representing 50.1% or more of the combined voting power of Centerline’s then outstanding voting securities; (B) any consolidation or merger of Centerline with or into any other corporation or other entity or person (other than an Affiliate of Centerline) in which the shareholders of Centerline prior to such consolidation or merger own or owns less than 50.1% of Centerline’s voting power immediately after such consolidation or merger (excluding any consolidation or merger effected exclusively to change the domicile of Centerline); (C) a sale of all or substantially all of the assets of Centerline; or (D) a liquidation or dissolution of Centerline.
“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations.
“Company Subsidiary” means any Person which is Controlled, directly or indirectly, by the Company.
“Competitive Business” means the syndication and sale of Tax Credits and Tax Credit Syndication Interests; provided, however, that the following shall not be deemed to be a

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Competitive Business: (i) the acquisition, development or co-development of a Tax Credit Property and the sale of the Tax Credit Syndication Interests resulting from such development and (ii) the acquisition of Tax Credits and Tax Credit Syndication Interests (other than any Tax Credits or Tax Credit Syndication Interests arising from transactions sponsored by the Company without the prior consent of the Company) through tender offers or other methods provided (A) the Consultant engages in such activities for its own account; and (B) the Tax Credit Syndication Interests acquired in connection with such activities are not acquired for the purpose of resale or syndication.
“Confidential Information” means all information pertaining to the business and operations of the Company and any of the Company Subsidiaries that is not generally available to the public and that is used, developed or obtained by the Company or any of its Affiliates or the Company Subsidiaries in connection with their respective businesses, including but not limited to, Property Information, the Information Schedule and information related to (i) financial information and projections, (ii) business strategies, (iii) products or services, (iv) fees, costs and pricing structures, (v) designs and layouts, (vii) results of research and development analysis, (vii) drawings, photographs and reports, (viii) computer software (including source code, object code, data, databases, documentation, operating systems, applications and programs listings), (ix) flow charts, manuals and documentation, (x) accounting and business methods, (xi) technology, trade secrets, know-how, inventions, devices, developments, improvements, enhancements, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) copyrights (registered or unregistered), (xiv) copyrightable works, (xv) vendors and suppliers and vendor or supplier lists, including lists of field service representatives, and (xvi) all similar and related information in whatever form or medium now known or hereafter existing. Information shall not be deemed to be generally available to the public merely because individual portions of the information have been separately published but only if all materials features comprising such information have been published in combination.
“Consultant” has the meaning given such term in the preamble hereto.
“Consultant Loan Agreement” has the meaning given such term in the preliminary statement hereto.
“Continuing Default” means (a) an Event of Default has occurred, (b) the non-defaulting party has delivered a notice to the defaulting party specifying the Event of Default and (c) the Event of Default has continued without cure for a period of thirty (30) days following delivery of the Default Notice.
“Control” or “Controlled” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Controlled Tax Credit Property” means any Tax Credit Property that is owned and Controlled by a Controlled Ownership Entity.

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“Controlled Ownership Entity” means any Ownership Entity that is directly or indirectly Controlled by the Company.
“Entity” means any corporation, limited liability company, partnership, trust, bank or other similar entity formed under the laws of any state, the United States of America or any foreign jurisdiction.
“Entity Information” means the immediate past five (5) years of financial statements for the entity in which the Tax Credit Equity Interest represents an ownership interest, as well as all material agreements entered into by such entity or that are binding on such entity.
“Event of Default” means, with respect to any party hereto, the material default in the performance of such party’s obligations under this Agreement.
“Governmental Entity” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government having jurisdiction over any of the parties hereto.
“Information Schedule” means Schedule I hereto.
“Initial Term” has the meaning given such term in Section 3.1.
“Interest Offer” means a bona fide written offer for the purchase of a Tax Credit Equity Interest that sets forth in reasonable detail the terms and conditions of such offer.
“Interest ROFR Exercise Notice” has the meaning given such term in Section 7.2(a).
“Interest ROFR Notice” has the meaning given such term in Section 7.2(a).
“Interest ROFO Exercise Notice” has the meaning given such term in Section 8.2(a).
“Interest ROFO Notice” has the meaning given such term in Section 8.2(a).
“Island Sale” has the meaning given such term in the preliminary statement hereto.
“Key Personnel” means Justin Ginsberg and Andrew Weil.
“LIHTC” means the low income housing tax credit available to an Ownership Entity pursuant to Section 42 of the Code.
“LIHTC Agency Sale Notice” means a request by an Ownership Entity to the LIHTC allocating or monitoring agency for a Tax Credit Property to find a purchaser for such Tax Credit Property pursuant to Section 42(h)(6) of the Code.
“Loss” means all losses, causes of action, liabilities, claims, demands, obligations, damages, penalties, fines, forfeitures, judgments, legal fees and other costs, fees and expenses.
“Newco” has the meaning given such term in the preliminary statement hereto.

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“Offer Terms” means reasonably detailed terms for the purchase of a Controlled Tax Credit Property or a Tax Credit Entity Interest, as applicable, including, but not limited to (i) whether such offer is subject to any material condition, including, obtaining or assuming financing, issuance of tax-exempt bonds, receipt of LIHTC assistance or subsidy, or subject to governmental consents or approvals; (ii) whether the offer includes consideration unrelated to the sale of the Controlled Tax Credit Property or Tax Credit Equity Interest; (iii) the purchase price and the terms of payment of the purchase price and (iv) the expected closing date of the sale.
“Option Right” means a right pursuant to a written agreement to purchase a Tax Credit Property or Tax Credit Equity Interest (e.g., pursuant to a purchase option or a right of first refusal).
“Ownership Entity” means the legal owner of a Tax Credit Property (or beneficial owner, in circumstances where legal title to the Tax Credit Property is held on a nominee or similar basis).
“Person” means an individual, partnership, corporation, limited liability company, trust, firm, incorporated or unincorporated association or organization, joint venture, joint stock corporation, government (or agency or political subdivision thereof) or other entity of any kind.
“Proceeding” means any threatened, pending or completed action, claim, complaint, dispute, grievance, summons suit, litigation, arbitration, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation
“Property Information” means all material information with regard to the ownership, financing and operation of the applicable Tax Credit Property as is in the possession of the Company or any Company Subsidiary, or which may reasonably be obtained without material cost by such entities, including: (i) Entity Information (ii) subsidy or PILOT agreements; (iii) rent roll with delinquency report (aged) / commercial leases; (iv) plans and specifications; (v) financing documents; (vi) governmental agency correspondence; (vii) the latest site inspection reports; and (viii) any other documents or information reasonably requested by the Consultant that may reasonably be obtained without cost by the Company.
“Property Offer” means a bona fide written offer from a third party for a Controlled Tax Credit Property that sets forth in reasonable detail the terms and conditions of such offer.
“Property ROFR Exercise Notice” has the meaning given such term in Section 7.1(a).
“Property ROFR Notice” has the meaning given such term in Section 7.1(a).
“Property ROFO Exercise Notice” has the meaning given such term in Section 8.1(a).
“Property ROFO Notice” has the meaning given such term in Section 8.1(a).
“Renewal Period” has the meaning given such term in Section 3.2.

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“Required Sale Notice” means the notice given by a Company Subsidiary pursuant to the partnership or operating agreement of an Ownership Entity, which notice requires that the general partner, managing member or manager of such Ownership Entity promptly use its reasonable efforts to obtain a buyer for the Tax Credit Property owned by such Ownership Entity on the most favorable terms then obtainable.
“Restructuring” has the meaning given such term in the preliminary statement hereto.
“Special Series A Shares” means the Special Series A Shares of the Company, with the rights and privileges set forth in the certificate of designation of the Special Series A Shares to be adopted in connection with the Restructuring.
“Tax Credit Equity Interest” means (i) any equity interest in any Ownership Entity, (ii) any non-equity manager, limited liability company or partnership interest in any Ownership Entity and (iii) any equity interest in any entity that directly or indirectly owns (a) any equity interest in any Ownership Entity or (b) any non-equity manager, limited liability company or partnership interest in any Ownership Entity.
“Tax Credit Equity Interest Purchase” has the meaning given such term in Section 9.1(a).
“Tax Credit Property” means any real property that (i) is owned by any Entity in which the Company or any Company Subsidiary owns, directly or indirectly, any equity interest or of which the Company or any Company Subsidiary is a non-equity manager, member or partner as of the Effective Date and (ii) received LIHTC benefits at any time while such real property was owned by such Entity.
“Tax Credit Property Sale” has the meaning given such term in Section 9.1(a).
“Tax Credit Syndication Interests” shall mean (i) a Tax Credit Property or (ii) a direct or indirect ownership interest in a partnership, limited liability company or other entity that has been formed to provide a pass-through of Tax Credits and tax losses from Tax Credit Properties including, without limitation, those which produce “421a Certificates” or “Inclusionary Zoning Certificates” with respect to New York City properties.
“Tax Credits” mean (i) Housing Tax Credits under (A) Section 42 of the Code (or any substantially equivalent replacement thereof) or (B) any applicable state-law equivalent thereof, including, without limitation, those real estate developments which have been allocated Housing Tax Credits pursuant to a tax-exempt bond allocation; (ii) Historic Rehabilitation Tax Credits under (A) Section 47 of the Code (or any substantially equivalent replacement thereof) or (B) any applicable state-law equivalent thereof; and (iii) New Markets Tax Credits under (A) Section 45(D) of the Code (or any substantially equivalent replacement thereof) and (B) any applicable state-law equivalent thereof.
“Termination Fee” means a dollar amount equal to the fair market value of the Consultant’s remaining rights under this Agreement (assuming no termination thereof) determined in accordance with the procedures set forth on Schedule II.
“Transaction” has the meaning given such term in the preliminary statement hereto.

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“Transaction Closing Date” has the meaning given such term in the preliminary statement hereto.
“Updated Information Schedule” has the meaning given such term in Section 6.2(b).
ARTICLE II.
RETENTION OF CONSULTANT
2.1 Retention of Consultant; Advisory Services.
(a) Subject to the terms and conditions of this Agreement, effective as the Transaction Closing Date, the Company hereby engages the Consultant and the Consultant hereby accepts the engagement by the Company to perform consulting and advisory services (the “Advisory Services”) in connection with the Company’s low income housing tax credit business as requested by the Company from time to time upon reasonable advance notice.
(b) The Advisory Services shall include (i) furnishing advice and consultation concerning the operation of the Tax Credit Properties to ensure compliance with applicable LIHTC law, (ii) an evaluation of the opportunities available to the Company for Tax Credit Properties and/or the Company’s Tax Credit Equity Interests at the end of the applicable LIHTC compliance periods, (iii) assistance regarding interaction with governmental agencies providing assistance to Tax Credit Properties, (iv) evaluation of refinancing opportunities for Tax Credit Properties, (v) monitoring changes in governmental programs and policies that could have an impact on Tax Credit Properties or Ownership Entities, (vi) participation in conferences with regard to the acquisition, maintenance and disposition of the Tax Credit Properties and/or the Company’s Tax Credit Equity Interests and (vii) participation in discussions regarding special projects and new initiatives concerning the LIHTC business.
ARTICLE III.
TERM; AUTOMATIC RENEWAL
3.1 Initial Term. Subject to Section 3.2 and Article X, the term of this Agreement shall be a period of three (3) years, commencing on the date hereof and terminating on the third anniversary of the date hereof (the “Initial Term”).
3.2 Automatic Renewal. At the end of the Initial Term and subject to Article X, this Agreement shall automatically renew for additional one (1) year periods (each, a “Renewal Period”) unless written notice of non-renewal is provided to the Company by the Consultant at least ninety (90) days prior to the expiration of the then-current Initial Term or Renewal Period.
ARTICLE IV.
DUTIES; STATUS; FEES; EXPENSES
4.1 Duties. During the term of this Agreement, the Consultant shall make itself available as reasonably requested by the Company on an as-needed basis and as reasonably acceptable to the Company. The Consultant shall perform its duties hereunder with fidelity and to the best of its ability. The Consultant shall have no fixed hours or schedule and shall be permitted to provide services at times and locations it and the Company agree are mutually convenient. The manner

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in which such services are provided shall be at the Consultant’s discretion; provided, however, that the Consultant shall at all times conduct itself with a standard of professionalism consistent with professionals in its field.
4.2 Status. The Consultant is an independent contractor, and nothing in this Agreement shall be construed or inferred to imply that the Consultant is a partner, joint venturer, agent or representative of, or otherwise associated with, the Company or any of its Affiliates or have the power to bind the Company. The Consultant shall have no authority to act as an agent of the Company and shall not represent to the contrary to any Person. The Consultant shall only consult, render advice and perform such tasks as the Company reasonably requests. The Consultant shall not make any, or otherwise represent to any third party that it has the authority to make any, management decisions or undertake to commit or bind the Company to any course of action in relation to any third party.
4.3 Fees. The Company shall pay the Consultant, quarterly in arrears, a fee in and amount equal to the interest incurred on the Consultant Loan Agreement for such quarter. For the avoidance of doubt, interest shall be computed from time to time on the then remaining principal balance of the Consultant Loan Agreement and the fee shall not include any additional interest required to be paid by Consultant to lender upon a default by the Consultant under the Consultant Loan Agreement.
4.4 Expenses. The Company shall reimburse the Consultant for all of its documented reasonably incurred direct costs and expenses paid to third parties in connection with providing the Advisory Services, not to exceed $25,000 per year in the aggregate unless approved in writing in advance by the Company (the “Authorized Expenses”).
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
5.1 Representations and Warranties of the Company. The Company hereby represents and warrants to the Consultant as of the Transaction Closing Date that:
(a) Due Organization; Good Standing. The Company is duly created, validly existing and in good standing as a corporation under the laws of the State of Delaware.
(b) Authority; Enforceability; Corporate and Other Proceedings.
(i) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby.
(ii) This Agreement has been duly authorized, executed and delivered by the Company and (assuming the due authorization, the execution and delivery by the Consultant) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (ii) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.

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(c) Absence of Defaults. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not violate:
(i) any provision of Applicable Law,
(ii) any provisions of the Company’s organizational documents; or
(iii) any order, judgment, injunction, determination, award or decree of any court or other Governmental Entity applicable to the Company or its assets.
(d) Consents. The Company is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Entity in connection with or as a condition to the performance of this Agreement.
5.2 Representations and Warranties of the Consultant. The Consultant hereby represents and warrants to the Company as of the Transaction Closing Date that:
(a) Due Organization; Good Standing. The Consultant is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(b) Authority; Enforceability; Corporate and Other Proceedings.
(i) The Consultant has the requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby.
(ii) This Agreement has been duly authorized, executed and delivered by the Consultant and (assuming the due authorization, the execution and delivery by the Company) constitutes the legal, valid and binding obligation of the Consultant, enforceable against the Consultant in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting rights of creditors and (b) general equitable principles, regardless of whether enforcement is sought in a proceeding at law or in equity.
(c) Absence of Defaults. The execution, delivery and performance of this Agreement by the Consultant and the consummation of the transactions contemplated hereby will not violate:
(i) any provision of Applicable Law,
(ii) any provision of the Consultant’s organizational documents or governing instruments, or
(iii) any order, judgment, injunction, determination, award or decree of any court or other Governmental Entity applicable to the Consultant or its assets.
(d) No Conflicts. The execution, delivery and performance of this Agreement by the Consultant and the consummation of the transactions contemplated hereby will not conflict with or require the consent of any other Person under any material agreement, document, instrument,

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or any organizational document, or any judgment, decree, order, law, statute, rule or regulation, applicable to the Consultant.
(e) Consents. The Consultant is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Entity in connection with or as a condition to the performance of this Agreement.
ARTICLE VI.
COVENANTS
6.1 Notice of Certain Events. The Company shall promptly notify the Consultant upon the occurrence of any of the following events:
(a) the Company’s or any Company Subsidiary’s receipt of a notification with respect to any Person’s intent to exercise an Option Right;
(b) the Company’s or any Company Subsidiary’s delivery of a Required Sale Notice at the end of the LIHTC compliance period for a Tax Credit Property;
(c) the Company’s or any Company Subsidiary’s determination not to deliver a Required Sale Notice at the end of the LIHTC compliance period for a Tax Credit Property and an explanation of the reason for not sending such notice;
(d) the Company’s or any Company Subsidiary’s delivery of a LIHTC Agency Sale Notice on or after the date that is one (1) year prior to the end of the LIHTC compliance period for a Tax Credit Property;
(e) the Company’s or any Company Subsidiary’s determination not to deliver an LIHTC Agency Sale Notice on or after the date that is one (1) year prior to the end of the LIHTC compliance period for a Tax Credit Property and an explanation of the reason for not sending such notice;
(f) the Company’s or any Company Subsidiary’s determination that title to any Tax Credit Property should be delivered to a lender or Governmental Agency; and
(g) any request received by the Company in writing from a bona fide purchaser to acquire a Tax Credit Property or Tax Credit Equity Interest where the Company or its Affiliate owns a non-controlling interest.
6.2 Information Schedule; Availability of Key Personnel.
(a) The Information Schedule attached hereto sets forth, or will be set forth (i) all Tax Credit Properties, including the address of such property, the LIHTC compliance period expiration date, the number of units, the amount of mortgage indebtedness and the mortgage maturity date, (ii) all Tax Credit Equity Interests owned by the Company or a Company Subsidiary, and (iii) for each non-Controlled Tax Credit Property, the name and address of the general partner, managing member or manager of the Ownership Entity that owns such non-Controlled Tax Credit Property, in each case, as of the Transaction Closing Date. To the extent

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such information is not readily available, the Information Schedule will be updated and provided to the Consultant within thirty (30) days after the Transaction Closing Date.
(b) The Company shall update the Information Schedule on a quarterly basis (each, an “Updated Information Schedule”) and shall promptly deliver such schedule to the Consultant.
(c) In addition to updating the categories of information set forth in Section 6.2(a), the Updated Information Schedule shall also provide any additional information mutually agreed upon by the Company and the Consultant.
(d) In no event shall the Company be required to provide any information in the Information Schedule that it reasonably believes is subject to a confidentiality covenant or confidentiality obligation that is binding upon the Company or any Company Subsidiary, by contract or otherwise.
(e) The Company shall ensure that its Key Personnel are reasonably available to the Consultant to discuss the information contained on the Updated Information Schedule.
6.3 Obligation to Inquire. Subject to any Applicable Law, contractual obligation, third party consent and any fiduciary duties (including those to its shareholders) reasonably determined in good faith to be owed by the Company or a Company Subsidiary to any other Person, in the event the Company or a Company Subsidiary makes a final determination to remove the general partner, managing member or manager of any Ownership Entity, the Company shall promptly notify the Consultant of such final determination and inquire as to whether the Consultant is interested in being considered for the day-to-day management of the Tax Credit Property owned by such Ownership Entity. Nothing herein shall commit the Company to make or cause to make the Consultant the day-to-day manager of any Tax Credit Property owned by such Ownership Entity and any such decision shall be in the sole and exclusive discretion of the Company.
ARTICLE VII.
RIGHT OF FIRST REFUSAL
7.1 Controlled Tax Credit Properties.
(a) Subject to any (x) Applicable Law, contractual obligations, third-party consents and any fiduciary duties (including those to its shareholders) as are determined by the Company in good faith to be owed by the Company and/or any Company Subsidiary to any other Person and (y) exceptions for transfers of certain Tax Credit Properties to Governmental Entities or non-profit organizations, if (1) any Controlled Ownership Entity receives an unsolicited, bona fide written offer from a third party not affiliated with the Company to purchase any Controlled Tax Credit Property and (2) the Controlled Ownership Entity determines that it is willing to sell such Controlled Tax Credit Property on the terms described in such offer, then the Company shall cause such Controlled Ownership Entity to send written notice thereof (a “Property ROFR Notice”) to the Consultant, together with a copy of such third party offer (and, if such offer does not meet the criteria of a Property Offer, then the Company shall set forth in such Property ROFR Notice the missing Offer Terms upon which the Company is willing to sell such Controlled Tax Credit Property). On or before the fifteenth (15th) day following the date on which the Consultant receives the Property ROFR Notice, the Consultant may send the Company

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a written notice (a “Property ROFR Exercise Notice”) informing the Company that the Consultant desires to purchase the subject Controlled Tax Credit Property on terms and conditions that are at least as favorable, in the aggregate, to the subject Controlled Ownership Entity as those set forth in the Property ROFR Notice and to proceed to negotiate a definitive agreement with respect thereto. If the Consultant does not timely send a Property ROFR Exercise Notice to the Company, then the Consultant shall cease to have any rights hereunder with respect to such Controlled Tax Credit Property, except as provided below. If the Consultant does timely send a Property ROFR Exercise Notice to the Company, then the Consultant shall, and the Company shall cause the Controlled Ownership Entity to, negotiate with one another in good faith for a period of up to thirty (30) days to reach a definitive agreement for the purchase and sale of such Controlled Tax Credit Property. Within five (5) Business Days of receipt of the Property ROFR Exercise Notice, the Company shall cause the Controlled Ownership Entity to provide the Consultant with the Property Information and shall allow the Consultant upon reasonable notice to inspect the Controlled Tax Credit Property and the books and records of the Controlled Ownership Entity. If the Consultant (or its designee) and the Controlled Ownership Entity do not enter into a definitive agreement for the purchase and sale of such Controlled Tax Credit Property within such thirty (30) day period or the Consultant does not negotiate in good faith, then the Consultant shall cease to have any rights hereunder with respect to such Controlled Tax Credit property, except as provided below.
(b) The Controlled Ownership Entity may not sell the Controlled Tax Credit Property to any third party on terms and conditions that are materially more favorable, in the aggregate, to the buyer than those set forth in the Property ROFR Notice. If the Controlled Ownership Entity does not consummate the sale of the Controlled Tax Credit Property to a third party on or prior to the nine (9) month anniversary of the date on which the Property ROFR Notice was sent to the Consultant, then the Consultant’s rights hereunder with respect to such Controlled Tax Credit Property shall be reinstated.
7.2 Tax Credit Equity Interests Owned by the Company or a Company Subsidiary.
(a) Subject to (x) any Applicable Law, contractual obligations, third-party consents and any fiduciary duties (including those to its shareholders) as are determined by the Company in good faith to be owed by the Company and/or any Company Subsidiary to any other Person and (y) exceptions for transfers of certain Tax Credit Equity Interests to Governmental Entities or non-profit organizations, if (i) the Company or any Company Subsidiary receives an unsolicited, bona fide written offer from a third party not affiliated with the Company to purchase any Tax Credit Equity Interest owned by any Company or any Company Subsidiary and (ii) the owner of such Tax Credit Equity Interest determines that it is willing to sell such interest on the terms described in such offer, then the Company shall send written notice thereof (an “Interest ROFR Notice”) to the Consultant, together with a copy of such third party offer (and, if such offer does not meet the criteria of an Interest Offer, then the Company shall set forth in such Interest ROFR Notice the missing Offer Terms upon which the Company is willing to sell such Tax Credit Equity Interest). On or before the fifteenth (15th) day following the date on which the Consultant receives the Interest ROFR Notice, the Consultant may send the Company a written notice (an “Interest ROFR Exercise Notice”) informing the Company that the Consultant desires to purchase the subject Tax Credit Equity Interest on terms and conditions that are at least as favorable, in the aggregate, to the owner of such interest as those set forth in

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the Interest ROFR Notice and to proceed to negotiate a definitive agreement with respect thereto. If the Consultant does not timely send an Interest ROFR Exercise Notice to the Company, then the Consultant shall cease to have any rights hereunder with respect to such Tax Credit Equity Interest, except as provided below. If the Consultant does timely send an Interest ROFR Exercise Notice to the Company, then the Consultant shall, and the Company shall cause the owner of the Tax Credit Equity Interest to, negotiate with one another in good faith for a period of up to thirty (30) days to reach a definitive agreement for the purchase and sale of such Tax Credit Equity Interest. Within five (5) Business Days of receipt of the Interest ROFR Exercise Notice, the Company shall provide the Consultant with information with respect to the Tax Credit Equity Interest and shall allow the Consultant, upon reasonable notice and to the extent the Company has the direct or indirect ability to do so, to inspect the applicable Controlled Tax Credit Property and the books and records of the applicable Controlled Ownership Entity. If the Consultant (or its designee) and the owner of the Tax Credit Equity Interest do not enter into a definitive agreement for the purchase and sale of such Tax Credit Equity Interest within such thirty (30) day period or the Consultant does not negotiate in good faith, then the Consultant shall cease to have any rights hereunder with respect to such Tax Credit Equity Interest, except as provided below. Anything herein to the contrary notwithstanding, the Company may cause a sale of a Tax Credit Equity Interest owned by the Company or a Company Subsidiary to an existing third party general partner, managing member or manager (or such Person’s Affiliate) of the Ownership Entity that owns the Tax Credit Property in which such Tax Credit Equity Interest represents a direct or indirect equity interest without complying with the provisions of this paragraph if the Company determines in good faith that such a sale is in the best interests of the Company and / or other investors in such Tax Credit Property because of the purchaser’s status.
(b) The owner of the Tax Credit Equity Interest may not sell such interest to any third party on terms and conditions that are materially more favorable, in the aggregate, to the buyer than those set forth in the Interest ROFR Notice. If the owner of the Tax Credit Equity Interest does not consummate the sale thereof to a third party on or prior to the nine (9) month anniversary of the date on which the Interest ROFR Notice was sent to the Consultant, then the Consultant’s rights hereunder with respect to such Tax Credit Equity Interest shall be reinstated.
ARTICLE VIII.
RIGHT OF FIRST OFFER
8.1 Controlled Tax Credit Properties.
(a) Subject to (i) any applicable, contractual obligations, third-party consents and any fiduciary duties (including those to its shareholders) as are determined by the Company in good faith to be owed by the Company and/or any Company Subsidiary to any other Person and (ii) exceptions for transfers of certain Tax Credit Properties to Governmental Entities or non-profit organizations, if any Controlled Ownership Entity determines (other than in connection with an unsolicited offer from a third party) that it desires to sell a Controlled Tax Credit Property, then prior to any general marketing of such Controlled Tax Credit Property, the Company shall cause such Controlled Ownership Entity to send written notice thereof (a “Property ROFO Notice”) to the Consultant, which notice shall set forth all of the Offer Terms upon which the Company is willing to sell such Controlled Tax Credit Property. On or before the thirtieth (30th) day following the date on which the Consultant receives the Property ROFO Notice, the Consultant

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may send the Company a written notice (a “Property ROFO Exercise Notice”) informing the Company that the Consultant desires to purchase the subject Controlled Tax Credit Property on terms and conditions that are at least as favorable, in the aggregate, to the subject Controlled Ownership Entity as those set forth in the Property ROFO Notice and to proceed to negotiate a definitive agreement with respect thereto. If the Consultant does not timely send a Property ROFO Exercise Notice to the Company, then the Consultant shall cease to have any rights hereunder with respect to such Controlled Tax Credit Property, except as provided below. If the Consultant does timely send a Property ROFO Exercise Notice to the Company, then the Consultant shall, and the Company shall cause the Controlled Ownership Entity to, negotiate with one another in good faith for a period of up to forty-five (45) days to reach a definitive agreement for the purchase and sale of such Controlled Tax Credit Property. Within five (5) Business Days of receipt of the Property ROFO Exercise Notice, the Company shall cause the Controlled Ownership Entity to provide the Consultant with the Property Information and shall allow the Consultant upon reasonable notice to inspect the Controlled Tax Credit Property and the books and records of the Controlled Ownership Entity. If the Consultant (or its designee) and the Controlled Ownership Entity do not enter into a definitive agreement for the purchase and sale of such Controlled Tax Credit Property within such forty-five (45) day period or the Consultant does not negotiate in good faith, then the Consultant shall cease to have any rights hereunder with respect to such Controlled Tax Credit Property, except as provided below.
(b) The Ownership Entity may not sell the Controlled Tax Credit Property to any third party on terms and conditions that are materially more favorable, in the aggregate, to the buyer than those set forth in the Property ROFO Notice. If the Ownership Entity does not consummate the sale of the Controlled Tax Credit Property to a third party on or prior to the nine (9) month anniversary of the date on which the Property ROFO Notice was sent to the Consultant, then the Consultant’s rights hereunder with respect to such Controlled Tax Credit Property shall be reinstated.
8.2 Tax Credit Equity Interests Owned by the Company or a Company Subsidiary.
(a) Subject to (i) any Applicable Law, contractual obligations, third-party consents and any fiduciary duties (including those to its shareholders) as are determined in good faith by the Company to be owed by the Company and/or any Company Subsidiary to any other Person and (ii) exceptions for transfers of certain Tax Credit Equity Interests to Governmental Entities or non-profit organizations, if the Company or any Company Subsidiary determines (other than in connection with an unsolicited offer from a third party) that it desires to sell a Tax Credit Equity Interest, then prior to any general marketing of such Tax Credit Equity Interest, the Company shall send written notice thereof (an “Interest ROFO Notice”) to the Consultant, which notice shall set forth all of the Offer Terms upon which the Company is willing to sell such Tax Credit Equity Interest. On or before the thirtieth (30th) day following the date on which the Consultant receives in the Interest ROFO Notice, the Consultant may send the Company a written notice (an “Interest ROFO Exercise Notice”) informing the Company that the Consultant desires to purchase the subject Tax Credit Equity Interest on terms and conditions that are at least as favorable, in the aggregate, to the owner thereof as those set forth in the Interest ROFO Notice and to proceed to negotiate a definitive agreement with respect thereto. If the Consultant does not timely send an Interest ROFO Exercise Notice to the Company, then the Consultant shall cease to have any rights hereunder with respect to such Tax Credit Equity Interest, except as

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provided below. If the Consultant does timely send an Interest ROFO Exercise Notice to the Company, then the Consultant shall, and the Company shall cause the owner of such Tax Credit Equity Interest to, negotiate with one another in good faith for a period of up to forty-five (45) days to reach a definitive agreement for the purchase and sale of such Tax Credit Equity Interest. Within five (5) Business Days of receipt of the Interest ROFO Exercise Notice, the Company shall provide the Consultant with information with respect to the Tax Credit Equity Interest and shall allow the Consultant, upon reasonable notice and to the extent the Company has the direct or indirect ability to do so, to inspect the applicable Controlled Tax Credit Property and the books and records of the applicable Controlled Ownership Entity. If the Consultant (or its designee) and the Controlled Ownership Entity do not enter into a definitive agreement for the purchase and sale of such Tax Credit Equity Interest within such forty-five (45) day period or the Consultant does not negotiate in good faith, then the Consultant shall cease to have any rights hereunder with respect to such Tax Credit Equity Interest, except as provided below. Anything herein to the contrary notwithstanding, the Company may cause a sale of a Tax Credit Equity Interest owned by the Company or a Company Subsidiary to an existing third party general partner, managing member or manager (or such Person’s Affiliate) of the Ownership Entity that owns the Tax Credit Property in which such Tax Credit Equity Interest represents a direct or indirect equity interest without complying with the provisions of this paragraph if the Company determines in good faith that such a sale is in the best interests of the Company and / or other investors in such Tax Credit Property because of the purchaser’s status.
(b) The owner of the Tax Credit Equity Interest may not sell such interest to any third party on terms and conditions that are materially more favorable, in the aggregate, to the buyer than those set forth in the Interest ROFO Notice. If the owner of the Tax Credit Equity Interest does not consummate the sale thereof to a third party on or prior to the nine (9) month anniversary of the date on which the Interest ROFO Notice was sent to the Consultant, then the Consultant’s rights hereunder with respect to such Tax Credit Equity Interest shall be reinstated.
ARTICLE IX.
SALE PROVISIONS
9.1 Sale of Tax Credit Property or Purchase of Tax Credit Equity Interest.
(a) Subject to Section 9.1(b) below and provided that the Company has the right to make the requests set forth below, not later than sixty (60) days from the expiration of the LIHTC compliance period for any Tax Credit Property, the Company or a Company Subsidiary shall either (i) request that such Tax Credit Property be sold (the “Tax Credit Property Sale”) or (ii) make a request to purchase the Tax Credit Equity Interest of any Person (other than the Company or a Company Subsidiary) having an interest in the Ownership Entity (the “Tax Credit Equity Interest Purchase”), in either case, for fair market value.
(b) In the event the Company or a Company Subsidiary determines:
(i) that it has a good business reason not to pursue the Tax Credit Property Sale or the Tax Credit Equity Interest Purchase, including its determination that doing so would violate Applicable Law, contractual obligations, third-party rights or fiduciary duties (including

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those owed to its shareholders) or would be imprudent due to specific market conditions or third party rights to acquire Tax Credit Property, or
(ii) that the Tax Credit Property Sale (or the sale of the Company’s Tax Credit Equity Interest therein) to an existing third party general partner, managing member (or such Person’s Affiliate) of the applicable Ownership Entity would be in the best interests of the Company and / or other investors in such Tax Credit Property because of the purchaser’s status the Company shall send a notice to the Consultant setting forth the basis of such determination and the details thereof; provided, however, that the Company shall not be required to disclose any details which it determines, in its sole and absolute discretion, would violate Applicable Law, contractual obligations, third party rights or fiduciary duties (including those owed to its shareholders).
9.2 Participation in Sale Process. Subject to Applicable Law, contractual obligations, third party consents and any fiduciary duties (including those to its shareholders) reasonably determined in good faith to be owed by the Company or any Company Subsidiary to any other Person, the Company shall:
(a) use commercially reasonable efforts to enable the Consultant to have an opportunity to bid on the sale of any Tax Credit Property that the Company knows will be or is being marketed for sale by, or on behalf of, an Ownership Entity that is not a Controlled Ownership Entity; and
(b) use commercially reasonable efforts to enable the Consultant to have an opportunity to bid on the sale of Tax Credit Equity Interests not owned by the Company or any Company Subsidiary that the Company knows will be or is being marketed for sale including, in each case, providing the Consultant with copies of all information relating to such potential sale as is reasonably available to the Company or any Company Subsidiary; provided, however, that neither the Company nor any Company Subsidiary shall be required to disclose any such information if the Company or Company Subsidiary determines, in its sole and absolute discretion, that the disclosure of such information is prohibited by Applicable Law, contract or otherwise. The Company shall have no obligation or liability to the Consultant for any determination by investors in an Ownership Entity or any fund which invests in an Ownership Entity or the general partner or manager of any Ownership Entity that the Consultant is not an acceptable buyer of any Tax Credit Property or Tax Credit Equity Interest which is subject to the terms of this Section 9.2.
ARTICLE X.
TERMINATION
10.1 Termination. This Agreement may be terminated only as follows:
(a) The Company and the Consultant may terminate this Agreement by mutual written consent.

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(b) The Consultant may terminate this Agreement at any time upon ninety (90) days prior written notice to the Company.
(c) The Consultant may terminate this Agreement upon five (5) days prior written notice to the Company in the event of a Continuing Default by the Company.
(d) The Company may terminate this Agreement upon five (5) days prior written notice to the Consultant in the event of a Continuing Default by the Consultant.
(e) The Company may terminate this Agreement upon thirty (30) days prior written notice to the Consultant in the event the Consultant has not, in the sole determination of the Company, reasonably performed its duties under this Agreement to the satisfaction of the Company and the Consultant fails to cure within a period of thirty (30) days following delivery of such notice.
(f) The Company may terminate this Agreement in the event of a Change in Control following the Transaction.
(g) The Company may terminate this Agreement upon thirty (30) days prior written notice to the Consultant if the Consultant or any Controlled Affiliate of Stephen M. Ross or the Related Companies, L.P. directly or indirectly engages in any Competitive Business and such persons fail to cease such Competitive Business within thirty (30) days following delivery of such notice.
10.2 Notice of Termination. In the event any party hereto desires to terminate this Agreement pursuant to Section 10.1 above, such party shall give written notice of termination setting forth the reason therefor to the other party hereto in accordance with Section 11.1 below.
10.3 Effect of Termination. If this Agreement is terminated, all further obligations of the parties hereto shall be terminated without further liability of any party to the other; provided, however, that (i) in the event the Agreement is terminated pursuant to Section 10.1(f), the Company shall pay to the Consultant the Termination Fee; (ii) in the event the Agreement is terminated pursuant to Section 10.1(g), Centerline and/or the Company (or any designee acceptable to the lender under the Consultant Loan Agreement) shall assume the Consultant Loan Agreement and all obligations thereunder and indemnify the Consultant and its Affiliates for any loss, cost and expense incurred from and after the date of such assumption; and (iii) the provisions of Article XI shall remain in full force and effect. Furthermore, upon any termination of this Agreement, the parties acknowledge that they are also bound to comply with their respective obligations under the side letter to the Consultant Loan Agreement as such side letter relates to this Article X, a copy of which is attached hereto as Exhibit A.
ARTICLE XI.
MISCELLANEOUS
11.1 Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be delivered or sent by registered or certified mail, return receipt requested in a prepaid envelope, by overnight mail or courier, or by

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facsimile transmission, to the addresses set forth below or such other addresses as such party shall hereafter specify in accordance with this Section:

If to the Company:	Centerline Capital Group Inc.
625 Madison Avenue
New York, NY 10022
Attention: Marc D. Schnitzer
Telephone: (212) 317-5700
Facsimile: (212) 593-5769

For notices to the Company, with a copy to (which copy shall not constitute notice):	Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, NY 10022 Attention: Alan S. Cohen Telephone: (212) 318-6000 Facsimile: (212) 319-4090

If to the Consultant:	TRCLP Affordable Acquisitions LLC
60 Columbus Circle
New York, NY 10023
Attention: Jeff T Blau
Telephone: 212 801 1030
Facsimile: 212 801 1036

For notices to the Consultant, with a copy to (which copy shall not constitute notice):	The Related Companies, L.P. 60 Columbus Circle New York, NY 10023 Attention: Michael Orbison Telephone: 212 801 3780 Facsimile: 212 801 1036
Such notice or other communication shall be deemed to have been given (i) when delivered, if sent by registered or certified mail or delivered personally or by facsimile transmission, or (ii) on the second following Business Day if sent by overnight mail or overnight courier.
11.2 Public Announcements. No party hereto shall make any public announcement or filing with respect to the transactions provided for herein without the consent of the other parties hereto, unless such party hereto has been advised by legal counsel that such disclosure is required by Applicable Law.
11.3 Proprietary Rights. All materials or information (whether or not protectable by patent or copyright) developed, furnished or prepared by the Consultant pursuant to this Agreement or arising out of the Consultant’s performance of this Agreement, whether originated, developed, made, conceived or authored by the Consultant alone or jointly with others, is work made for hire by the Consultant for the Company and shall be deemed “Confidential Information” subject

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to Section 11.4 below. All right, title and interest, including copyright, to such materials or information are the Company’s exclusive property for its use in whatever way it may determine, and shall be delivered to the Company promptly upon completion of the work hereunder or upon termination of this Agreement. The Consultant agrees to execute any document reasonably required to give effect to this Section 11.3.
11.4 Confidentiality.
(a) The Consultant will treat and hold as such any Confidential Information it receives or has received from the Company or any Company Subsidiaries or any of their representatives and will not use any of the Confidential Information (i) except in connection with this Agreement or (ii) for the benefit of anyone other than the Company; provided, however, that in the event the Consultant or any of its representatives or agents is requested to, or required by, Applicable Law to disclose any of such Confidential Information, the Consultant will notify the Company so that the Company may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 11.4; and in the event that no such protective order or other remedy is obtained, or that the Company does not waive compliance with the terms of this Section 11.4, the Consultant will furnish only that portion of the Confidential Information which the Consultant is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information. The Consultant will cause its representatives and agents to observe the terms of this Section 11.4 and the Consultant will be responsible for any breach of this Section 11.4 by any of its representatives or agents. If this Agreement is terminated for any reason whatsoever, the Consultant will either (i) promptly destroy all tangible embodiments (and all copies) of the Confidential Information in its possession and confirm such destruction to the Company in writing or (ii) return to the Company all tangible embodiments (and all copies) of the Confidential Information in the Consultant’s possession, except that the Consultant may maintain such embodiments and copies of the Confidential Information as may be necessary to preserve or defend its rights in connection with any potential dispute with the Consultant arising out of or relating to such termination.
(b) The Company and the Consultant will each treat and maintain as confidential and shall not disclose the existence or terms of this Agreement, except (i) to the extent required by Applicable Law, (ii) to the extent required to assert or defend rights under this Agreement in connection with any Proceeding and (iii) the parties hereto may disclose such matters to their advisors and representatives as necessary in connection with the ordinary conduct of their business (so long as such Persons agree to keep the terms of this Agreement confidential).
11.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.
11.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be

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reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
11.7 Entire Agreement; Amendments. This Agreement (including any schedules and exhibits hereto) and the Consultant Loan Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior agreements, representations and understandings of the parties hereto, written or oral. The terms of this Agreement shall not be modified or amended except by subsequent written agreement of the parties hereto.
11.8 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
11.9 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY AGREE AND CONSENT THAT ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11.10 Jurisdiction. Any Proceeding arising out of or relating to this Agreement, the enforcement of any provision hereof or any matters contemplated hereby shall be brought or otherwise commenced exclusively in any state or federal court located in the Borough of Manhattan, County of New York, State of New York. Each party hereto, on behalf of itself and its successors in interest and assigns:
(a) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the Borough of Manhattan, County of New York, State of New York (and each appellate court located in the State of New York), in connection with any such Proceeding;
(b) agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 11.1 shall constitute effective service of such process, summons, notice or document for purposes of any such Proceeding;
(c) agrees that for any such Proceeding each state and federal court located in the Borough of Manhattan, County of New York, State of New York, shall be deemed to be a convenient forum with respect to any such Proceeding; and
(d) agrees not to assert (by way of motion, as a defense or otherwise), in any such Proceeding commenced in any state or federal court located in the Borough of Manhattan, County of New York, State of New York, any claim that it, he or she is not subject personally to

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the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
11.11 Execution of Agreement; Counterparts; Electronic Signatures.
(a) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterparts.
(b) Electronic Signatures. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” or “pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile shall be deemed to be their original signatures for all purposes.
11.12 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party hereto agrees to execute and deliver any and all additional instruments and documents and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
11.13 Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights at law or at equity existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement (and thus waive as defense that there is an adequate remedy at law), and that each party hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent violation or threatened violation of the provisions of this Agreement.
11.14 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties to this Agreement and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
11.15 Headings; References; Interpretation. The headings of the Articles and Sections of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning or interpretation of any of the terms or provisions of this Agreement. The references herein to Articles, Sections, Schedules and Exhibits, unless otherwise indicated, are references to sections and subsections of and schedules to this Agreement. Whenever the words “include”, "includes”, or “including” are used in this Agreement, they shall be deemed to be followed by

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the words “without limitation”. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural number, all words in the plural number shall extend to and include the singular number, and all words in any gender shall extend to and include all genders.
11.16 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations hereunder is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person hereunder. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default hereunder, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute of limitations period has run.
11.17 No Construction Against Drafter. This Agreement has been negotiated and prepared by all parties hereto and their respective attorneys and, should any provision of this Agreement require judicial interpretation, the court interpreting or construing such provision shall not apply the rule of construction that a document is to be construed more strictly against one party hereto.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and sealed as of the day and year first written above.

CENTERLINE CAPITAL GROUP INC.
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	President & Chief Executive Officer

TRCLP AFFORDABLE ACQUISITIONS LLC
By:	/s/ Jeff Blau
	Name:	Jeff Blau
	Title:	President

Exhibit 10.23
EXECUTION COPY

TAX BENEFITS PRESERVATION PLAN
BETWEEN
CENTERLINE HOLDING COMPANY
AND
COMPUTERSHARE TRUST COMPANY, N.A.
DATED AS OF MARCH 5, 2010

Page

Article I. DEFINITIONS	2

1.1 Definitions	2

Article II. APPOINTMENT, COMPENSATION, INDEMNIFICATION AND DUTIES OF RIGHTS AGENT; SURVIVAL	7

2.1 Appointment of Rights Agent	7

2.2 Compensation of Rights Agent	7

2.3 Indemnification of Rights Agent	7

2.4 Duties of Rights Agent	7

2.5 Change of Rights Agent	9

2.6 Survival	10

Article III. ISSUANCE OF RIGHTS AND RIGHT CERTIFICATES; FORM OF RIGHT CERTIFICATES; DUE AUTHORIZATION AND EXECUTION OF RIGHT CERTIFICATES; REGISTRATION OF RIGHT CERTIFICATES	10

3.1 Issuance of Rights; Evidence of Rights	11

3.2 Form of Right Certificates	12

3.3 Due Authorization and Execution of Right Certificates	13

3.4 Registration of Right Certificates	13

Article IV. TRANSFER AND EXCHANGE OF RIGHT CERTIFICATES; MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES	13

4.1 Transfer and Exchange of Right Certificates	13

4.2 Mutilated, Destroyed, Lost or Stolen Certificates	14

Article V. EXERCISE OF RIGHTS	14

5.1 Exercise Period	14

5.2 Obligations of Rights Agent and Company Upon Exercise	14

5.3 Record Holder of Issued Series B Shares	15

5.4 New Rights Certificate	15

5.5 Termination of Rights	15

5.6 Condition to Transfer	16

Article VI. CANCELLATION AND DESTRUCTION OF RIGHT CERTIFICATES	16

6.1 Cancellation of Right Certificates	16

6.2 Destruction of Right Certificates	16

-i-

(continued)

Page

Article VII. RESERVATION AND AVAILABILITY OF SERIES B SHARES; LISTING OF SERIES B SHARES; REGISTRATION OF SERIES B SHARES; COMPLIANCE WITH SECURITIES LAWS; DUE AUTHORIZATION OF SERIES B SHARES; PAYMENT OF TAXES AND OTHER GOVERNMENTAL CHARGES	17

7.1 Reservation and Availability of Series B Shares	17

7.2 Listing of Series B Shares	17

7.3 Registration of Series B Shares; Compliance with Securities Laws	17

7.4 Due Authorization of Series B Shares	18

7.5 Payment of Taxes and Other Governmental Charges	18

Article VIII. ADJUSTMENT OF PURCHASE PRICE; NUMBER AND KIND OF SHARES OR NUMBER OF RIGHTS	18

8.1 Adjustment of Purchase Price	18

8.2 Computation of Current Market Price	19

8.3 Rights Issued Subsequent to Adjustments	21

8.4 Company Election to Defer Issuance	21

8.5 Additional Reductions in Purchase Price	21

8.6 Preservation of Rights	21

Article IX. CERTIFICATE OF ADJUSTED PURCHASE PRICE OR NUMBER OF SHARES	21

9.1 Certificate of Adjusted Purchase Price or Number of Shares	22

Article X. FRACTIONAL RIGHTS AND FRACTIONAL SHARES	22

10.1 Fractions of Rights	22

10.2 Fractions of Series B Shares	22

10.3 Fractions of Existing Shares	22

10.4 Waiver of Right to Receive Fractional Rights or Fractional Shares	23

Article XI. AGREEMENT OF HOLDERS OF RIGHTS	23

11.1 Agreement of Holders of Rights	23

Article XII. HOLDER OF A RIGHT CERTIFICATE NOT DEEMED A SHAREHOLDER	23

12.1 Holder of a Right Certificate Not Deemed a Shareholder	23

Article XIII. MERGER OR CONSOLIDATION OR CHANGE OF NAME OF RIGHTS AGENT	24

-ii-

(continued)

-iii-

TAX BENEFIT PRESERVATION PLAN, dated as of March 5, 2010 (this “Agreement”), between Centerline Holding Company, a Delaware statutory trust (the “Company”) and Computershare Trust Company, N.A., a federally chartered trust company, as the rights agent (the “Rights Agent”).
Preliminary Statement
The Company expects to enter into a purchase and sale agreement, by and among C-III Capital Partners LLC (“Newco”), on the one hand, and the Company and certain of its subsidiaries, on the other hand, pursuant to which Newco will acquire (i) the Company’s assets comprising the former ARCap Investors LLC business and certain other assets and (ii) newly issued Special Shares (as defined below) representing an approximately twenty percent (20%) fully diluted ownership interest in the Company, for an aggregate purchase price equal to (a) approximately $50,000,000 in cash and (b) the assumption of approximately $60,000,000 of the Company’s senior secured debt obligations (the “Island Sale”).
In addition, the Company will enter into (i) various agreements with certain of its equity holders, lenders, creditors and claimants to restructure certain of its other outstanding debt obligations and (ii) a management agreement with an affiliate of Newco pursuant to which it will provide executive management services to the Company (the “Restructuring”, and together with the Island Sale, the “Transaction”).
The Company’s corporate subsidiary, Centerline Capital Group, Inc. and its subsidiaries have generated certain Tax Benefits for United States federal income tax purposes, such Tax Benefits may potentially provide valuable benefits to the Company, and the Company desires to avert an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Treasury Regulations promulgated thereunder and to preserve its ability to utilize such Tax Benefits. In furtherance of such objective, and as a condition to consummating the Transaction, the Company desires to enter into this Agreement.
On March 5, 2010, the board of trustees of the Company (the “Board”) delegated to the Rights Plan Evaluation Committee (the “Committee”) the power and authority to declare a distribution of one Series B Share purchase right (a “Right”) for each Common Share, CRA Share, Series A CRA Share and Special Preferred Share, and fifteen Rights for each Special Share outstanding at the Close of Business on or after the date of the resolution declaring such distribution (the “Record Date”) and further directed the Committee to consider authorizing the issuance, upon the terms and subject to the conditions herein, of one Right (subject to adjustment) in respect of each Common Share, CRA Share, Series A CRA Share and Special Preferred Share, and fifteen Rights (subject to adjustment) in respect of each Special Share issued after the Record Date, each Right representing the right to purchase, upon the terms and subject to the conditions herein, one one-millionth (subject to adjustment) of a Series B Share.
NOW, THEREFORE, in consideration of the representations, warranties, premises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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Article I.
DEFINITIONS
1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Acquiring Person” means any Person who or which, together with all Affiliates and Associates of such Person, from and after the date of this Agreement shall become a Five Percent (5%) Shareholder (other than by reason of Section 1.382-2T(j)(3)(i) of the Treasury Regulations) or shall be such a Five Percent (5%) Shareholder after the date hereof, whether or not such Person continues to be a Five Percent (5%) Shareholder, but shall not include:
(i) the Company;
(ii) any Subsidiary of the Company;
(iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan;
(iv) the U.S. Government;
(v) any Person who becomes a Five Percent (5%) Shareholder as a result of (A) a reduction in the number of Company Securities outstanding due to repurchase or redemption of Company Securities by the Company or (B) a stock dividend, stock split, reverse stock split or similar transaction effected by the Company, in each case unless and until such Person increases its Percentage Stock Ownership by more than one-quarter of one percentage point over such Person’s lowest Percentage Stock Ownership on or after the consummation of the relevant transaction, other than an increase solely as a result of any subsequent transaction described in clauses (A) and (B) of this sentence or with Prior Approval of the Company;
(vi) any Person who was a Five Percent (5%) Shareholder on the date hereof, or becomes a Five Percent (5%) Shareholder solely as a result of a transaction pursuant to which such Person received the Prior Approval of the Company, unless after the date of this Agreement or the date of the relevant transaction, as applicable, such Person (A) increases its Percentage Stock Ownership by more than one-quarter of one percentage point over such Person’s lowest Percentage Stock Ownership on or after the date of this Agreement or the date of the relevant transaction, as applicable, other than an increase solely as a result of any subsequent transaction described in clauses (A) and (B) of section (v) above or with the Prior Approval of the Company; or
(vii) any Person who or which inadvertently becomes an Acquiring Person, so long as such Person promptly enters into, and delivers to the Company, an irrevocable commitment promptly to divest, and thereafter promptly divests (without exercising or retaining any power, including voting, with respect to such securities), sufficient Company Securities so that such Person ceases to be an Acquiring Person,

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provided, however, that persons who are listed on Schedule 1 who or which have executed agreements with the Company existing on the date of this Agreement restricting the Transfer of Shares (each a “Lock-Up Agreement”) shall not be an Acquiring Person solely as a result of a transaction that is not in violation of, or prohibited in whole or part by, any Lock-Up Agreement to which such Person is a party; provided further, however, that no Person shall be an Acquiring Person if the Board shall have affirmatively determined, prior to the Distribution Date, in light of the intent and purposes of this Agreement or other circumstances facing the Company, that such Person shall not be deemed an Acquiring Person.
“Adjustment Shares” has the meaning given such term in Section 8.1(b).
“Affiliates” has the meaning given such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement, and to the extent not included within the foregoing clause, shall also include, with respect to any Person, any other Person whose Existing Shares would be deemed constructively owned by such first Person for purposes of Section 382 of the Code and Treasury Regulations promulgated thereunder.
“Agreement” has the meaning given such term in the preamble hereto.
“Associates” has the meaning given such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement, and to the extent not included within the foregoing clause, shall also include, with respect to any Person, any other Person whose Existing Shares would be deemed constructively owned by such first Person for purposes of Section 382 of the Code and Treasury Regulations promulgated thereunder.
“Beneficial Owner” means, with respect to any Person, such Person’s ownership of any securities (i) which such Person directly owns or (ii) which such Person would be deemed to beneficially or constructively own pursuant to Section 382 of the Code and the Treasury Regulations promulgated thereunder.
“Board” means the board of trustees of the Company.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
“Close of Business” means, with respect to any given date, 5:00 P.M. New York City time on such date; provided, however, that if such date is not a Business Day, it shall mean 5:00 P.M. New York City time on the next succeeding Business Day.
“Code” has the meaning given such term in the Preliminary Statement.
“Common Shares” means common shares of beneficial interest of the Company.
“Company” has the meaning given such term in the preamble hereto.

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“Company Securities” means (i) Common Shares, (ii) Special Shares, (iii) CRA Shares, (iv) Series A CRA Shares, (v) Special Preferred Shares, (vi) other preferred shares (other than preferred shares described in Section 1504(a)(4) of the Code) of the Company, (vii) warrants, rights, options (including options within the meaning of Section 1.382-4(d)(9) of the Treasury Regulations) to purchase shares of beneficial interest (other than preferred shares described in Section 1504(a)(4) of the Code) in the Company, and (viii) any other interest that would be treated as “stock” of the Company pursuant to Section 1.382-2T(f)(18) of the Treasury Regulations.
“CRA Shares” means the Convertible Community Reinvestment Act Preferred Shares of beneficial interest in the Company.
“Distribution Date” means the earlier of (i) the Close of Business on the tenth Business Day after a Share Acquisition Date and (ii) the Close of Business on the tenth Business Day (or such later day as may be designated prior to a Share Acquisition Date by the Board) after the date of the commencement of a tender or exchange offer by any Person if, upon consummation thereof, such Person would be an Acquiring Person; provided, however, that if either of such dates occurs after the date of this Agreement and on or prior to the Record Date, then the Distribution Date shall be the Record Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” has the meaning given such term in Section 15.1.
“Existing Shares” means (i) Common Shares, (ii) CRA Shares, (iii) Series A CRA Shares, (iv) Special Preferred Shares and (v) Special Shares.
“Expiration Date” means the earlier of (i) the Final Expiration Date and (ii) the time at which all Rights are redeemed as provided in Section 14 or exchanged as provided in Section 15.
“Final Expiration Date” means the date that is thirty-six (36) months and one day after the date hereof.
“Five Percent (5%) Shareholder” means (i) a Person or group of Persons that is a five percent (5%) shareholder of the Company pursuant to Section 1.382-2T(g) of the Treasury Regulations or (ii) a Person that is a “first tier entity” or “higher tier entity” (as such terms are defined in Section 1.382-2T(f) of the Treasury Regulations) of the Company if that Person has a “public group” or individual, or a “higher tier entity” of that Person has a “public group” or individual, that is treated as a five percent (5%) shareholder of the Company pursuant to Section 1.382-2T(g) of the Treasury Regulations. No Person or group of Persons shall become a Five Percent (5%) Shareholder solely by virtue of such Person’s or group’s power to vote or direct the voting of any Company Securities if such voting power arises solely from a revocable proxy or consent given to such Person or group in response to a public proxy or consent solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by means of a solicitation statement filed on Schedule 14A. A list of the Persons who,

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together with their Affiliates and Associates, constitute Five Percent (5%) Shareholders as of the effective date of this Agreement is set forth on Schedule 1, attached hereto.
“Island Sale” has the meaning given such term in the Preliminary Statement.
“Newco” has the meaning given such term in the Preliminary Statement.
“Ownership Statements” means, with respect to uncertificated shares of beneficial interest in the Company, current ownership statements issued to the record holders thereof in lieu of such a certificate.
“Percentage Stock Ownership” means the percentage share ownership interest as determined in accordance with Section 1.383-2(a)(3), 1.382-2T(g), (h), (j), and (k), 1.382-3(a), and 1.382-4(d) of the Treasury Regulations; provided, however, that for the sole purpose of determining the percentage share ownership of any entity (and not for the purpose of determining the percentage stock ownership of any other Person), Company Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Section 1.382-2T(h)(2)(i)(A) of the Treasury Regulations.
“Person” means any individual, firm, corporation, partnership, limited liability company, limited liability partnership, trust, syndicate, or other entity, group of persons making a “coordinated acquisition” of Company Securities or otherwise treated as an “entity” within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations or otherwise, and includes an unincorporated group of persons who, by formal or informal agreement or arrangement (whether or not in writing), have embarked on a common purpose or act, and also includes any successor (by merger or otherwise) of any such individual or entity.
“Prior Approval of the Company” means (i) the prior express written consent of the Company to the actions in question, executed on behalf of the Company by a duly authorized officer of the Company (ii) following express approval by the action of at least a majority of the members of the Board then in office pursuant to the Board’s determination that such actions would not jeopardize the Tax Benefits, provided that a Person shall be treated as having received the Prior Approval of the Company if such Person acquires Company Securities from the Company pursuant to an issuance by the Company that was approved by the Board.
“Purchase Price” means the price (subject to adjustment as provided herein) at which a holder of a Right may purchase one one-millionth of a Series B Share (subject to adjustment as provided herein) upon exercise of a Right, which price shall initially be $0.66.
“Record Date” has the meaning given such term in the Preliminary Statement.
“Redemption Price” has the meaning given such term in Section 14.1
“Restructuring” has the meaning given such term in the Preliminary Statement.
“Right” has the meaning given such term in the Preliminary Statement.

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“Right Certificates” has the meaning given such term in Section 3.2(a).
“Rights Agent” has the meaning given such term in the preamble hereto.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A CRA Shares” means the Series A Convertible Community Reinvestment Act Preferred Shares of beneficial interest in the Company.
“Series B Shares” means the Series B Special Shares of the Company, having the terms set forth in the form of certificate of designation attached hereto as Exhibit A.
“Share Acquisition Date” means the date of the first public announcement (including the filing of a report on Schedule 13D or Schedule 13G under the Exchange Act (or any similar or successor report)) by the Company or an Acquiring Person indicating that an Acquiring Person has become such or that discloses information that reveals the existence of an Acquiring Person or such earlier date as a majority of the Board shall become aware of the existence of an Acquiring Person.
“Special Preferred Shares” means the Special Preferred Voting Shares of beneficial interest in the Company.
“Special Shares” means the Special Series A Shares of the Company, with the rights and privileges set forth in the certificate of designation of the Special Series A Shares to be adopted in connection with the Restructuring.
“Subsidiary” means any Person (a) for which the Company may nominate or appoint a majority of the members of the board of directors or persons performing similar functions, or (b) which is otherwise effectively controlled, directly or indirectly, by the Company.
“Summary of Rights” has the meaning given such term in Section 3.1(b).
“Tax Benefits” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382, of the Company or any of its Subsidiaries.
“Trading Day” means a day on which the principal national securities exchange or over-the-counter market on which the shares of Existing Shares are listed or admitted to trading is open for the transaction of business or, if the Existing Shares are not listed or admitted to trading on any national securities exchange or over-the-counter market, a Business Day.
“Transaction” has the meaning given such term in the Preliminary Statement.
“Treasury Regulations” means the final and temporary (but not proposed) tax regulations promulgated under the Code, as such regulations may be amended from time to time.

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“Trust” has the meaning given such term in Section 15.3.
“Trust Agreement” has the meaning given such term in Section 15.3.
“U.S. Government” means any of (i) the federal government of the United States of America, (ii) any instrumentality or agency of the federal government of the United States of America and (iii) any Person wholly-owned by, or the sole beneficiary of which is, the federal government of the United States of America or any instrumentality or agency thereof.
Article II.
APPOINTMENT, COMPENSATION, INDEMNIFICATION
AND DUTIES OF RIGHTS AGENT; SURVIVAL
2.1 Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof and the Rights Agent hereby accepts such appointment. The Company may, from time to time, appoint such co-rights agents as it may deem necessary or desirable upon ten (10) days’ prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such co-rights agent. If the Company appoints one or more co-rights agents, the respective duties of the Rights Agent and any co-rights agents shall be as the Company shall determine in its sole and absolute discretion.
2.2 Compensation of Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the preparation, delivery, administration and execution of this Agreement and the exercise and performance of its duties hereunder.
2.3 Indemnification of Rights Agent. To the fullest extent permitted by law, the Company agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including the reasonable fees and expenses of legal counsel) incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for any action taken, suffered or omitted by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Agreement. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company.
2.4 Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:
(a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability to the Company for or in respect of any action taken, suffered or omitted by it and in accordance with such advice or opinion.

7

(b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary that any fact or matter (including the identity of any Acquiring Person and the determination of “current market price”) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chief Executive Officer, the Chairman of the Board, the President, the Vice Chairman or any Vice President, the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer of the Company and delivered to the Rights Agent. Such certificate shall be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability to the Company for or in respect of any action taken, suffered or omitted by it under the provisions of this Agreement in reliance upon such certificate.
(c) To the fullest extent permitted by law, the Rights Agent shall be liable hereunder only for its own gross negligence, bad faith or willful misconduct.
(d) The Rights Agent shall not be liable to the Company for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Right Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.
(e) The Rights Agent shall not be responsible (i) in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof), (ii) for any breach by the Company of any covenant or condition contained in this Agreement or in any Right Certificate, (iii) for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 5.5) or (iv) any adjustment in the terms of the Rights (including the manner, method or amount thereof) provided herein or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after actual notice of any such adjustment). The Rights Agent shall not by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Series B Shares or other securities to be issued pursuant to this Agreement or any Right Certificate or as to whether any Series B Shares or other securities will, when issued, be duly authorized, validly issued, fully paid and nonassessable.
(f) The Company agrees that it will perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
(g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, the Chairman of the Board, the President, or the Secretary of the Company and any such officer or a Vice President of Centerline Capital Group, Inc., the advisor to the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable to the Company for any action taken, suffered or omitted to be taken by it in good faith in

8

accordance with the instructions of any such officer or for any delay in acting while waiting for those instructions. The Rights Agent shall be fully authorized and protected from liability to the Company in relying upon the most recent instructions received by any such officer.
(h) The Rights Agent and any shareholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or any other Person.
(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable to the Company for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or to any holders of Rights resulting from any such act, default, neglect or misconduct; provided that reasonable care was exercised in the selection and continued employment thereof.
(j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(k) If, with respect to any Right Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has not been completed, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company.
(l) The Rights Agent shall be protected and shall incur no liability to the Company for or in respect of any action taken, suffered or omitted by it in connection with the administration of this Agreement or the exercise or performance of its duties hereunder in reliance upon any Right Certificate or certificate for Existing Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, instruction, direction, consent, certificate, statement or other paper or document reasonably believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.
2.5 Change of Rights Agent.
(a) The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days’ notice to the Company and, in the event that the Rights Agent or one of its Affiliates is not also the transfer agent for the Company, to each transfer agent of Existing Shares and Series B Shares.
(b) In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically

9

and be discharged from its duties under this Agreement as of the effective date of such termination, and the Company shall be responsible for sending any required notice to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Existing Shares and Series B Shares registered or certified mail, and, after a Distribution Date, to the holders of the Right Certificates by issuing a public announcement.
(c) If the Rights Agent resigns or is removed or otherwise becomes incapable of acting, the Company shall appoint a successor to the Rights Agent.
(d) If the Company fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.
(e) Any successor Rights Agent, whether appointed by the Company or by such a court, shall be:
(i) a corporation or entity organized, in good standing and doing business under the laws of the United States or of any state of the United States, authorized under such laws to exercise share transfer or corporate trust powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000; or
(ii) an Affiliate of a corporation or entity described in clause (i) above.
(f) After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed, but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and delivery any further assurance, conveyance, act or deed necessary for the purpose.
(g) Not later than the effective date of any such appointment, the Company shall file notice thereof with the predecessor Rights Agent and each transfer agent of the Existing Shares and the Series B Shares, and, subsequent to a Distribution Date, issue a public announcement for the benefit of the registered holders of the Right Certificates.
(h) Failure to give any notice provided for in this Section 2.5, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.
2.6 Survival. The provisions of this Section 2 shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.
Article III.
ISSUANCE OF RIGHTS AND RIGHT CERTIFICATES; FORM OF RIGHT

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CERTIFICATES; DUE AUTHORIZATION AND EXECUTION OF
RIGHT CERTIFICATES; REGISTRATION OF RIGHT CERTIFICATES
3.1 Issuance of Rights; Evidence of Rights.
(a) Generally. One Right shall be issued in respect of each Common Share, CRA Share, Series A CRA Share and Special Preferred Share, and 15 Rights shall be issued in respect of each Special Share, outstanding as of the Record Date or issued (on original issuance or out of treasury) after the Record Date but prior to the earlier of a Distribution Date and the Expiration Date, in each case subject to adjustment as set forth herein.
(b) Pre-Distribution Date.
(i) Prior to the Distribution Date, (i) the Rights (unless earlier expired, redeemed or terminated) will be evidenced by certificates for the Existing Shares or Ownership Statements (or the Summary of Rights, as applicable) and not by separate Right Certificates and the registered holders of Existing Shares shall be deemed to be the registered holders of the associated Rights, and (ii) the Rights will be transferred only in connection with the transfer of the underlying Existing Shares. The Company will make available, as promptly as practicable following the Record Date, a copy of a Summary of Rights, in substantially the form attached hereto as Exhibit B (the “Summary of Rights”), to each holder of Existing Shares as of the Record Date (other than any Acquiring Person or Affiliate or Associate thereof).
(ii) Certificates or Ownership Statements issued after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date shall have printed or written on or otherwise affixed to them the following legend:
This [certificate] [statement] also evidences certain Rights as set forth in a Tax Benefits Preservation Plan, dated as of March 5, 2010 (the “Agreement”), between Centerline Holding Company (the “Company”) and Computershare Trust Company, N.A. (the “Rights Agent”), as may be amended from time to time, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. The Company will mail to the holder of this [certificate] [statement] a copy of the Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances, as set forth in the Agreement, such Rights may be evidenced by separate [certificate] [statements] instead of by this [certificate] [statement] and may be redeemed or exchanged or may expire.
As set forth in the Agreement, Rights issued or transferred to, or beneficially owned by, any Person who is, was or becomes an Acquiring Person (as such terms are defined in the Agreement), whether currently beneficially owned by or on

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behalf of such Person or by any subsequent holder, may be null and void.
(c) On or Post-Distribution Date.
(i) From and after the Distribution Date, the Rights will be evidenced solely by separate Right Certificates and will be transferable only in connection with the transfer of the Right Certificates pursuant to Section 4. As soon as practicable after the Company has notified the Rights Agent of the occurrence of a Distribution Date, the Rights Agent will send, by first class, insured, postage prepaid mail, (i) to each record holder of Common Shares, CRA Shares, Series A CRA Shares and Special Preferred Shares as of the Close of Business on the Distribution Date (other than any Acquiring Person or Affiliate or Associate thereof), one or more Right Certificates evidencing one Right (subject to adjustment as provided herein) for each Common Share, CRA Share, Series A CRA Share and Special Preferred Share so held and (ii) to each record holder of Special Shares as of the Close of Business on the Distribution Date (other than any Acquiring Person or Affiliate or Associate thereof), one or more Right Certificates evidencing fifteen Rights (subject to adjustment as provided herein) for each Special Share so held. If an adjustment in the number of Rights per Existing Share has been made pursuant to Section 8, the Company shall, at the time of distribution of the Right Certificates, make the necessary and appropriate rounding adjustments in accordance with Section 10 so that Right Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights.
(ii) In addition, in connection with the issuance or sale of Existing Shares following a Distribution Date and prior to the Expiration Date, the Company (A) shall, with respect to Existing Shares so issued or sold (x) pursuant to the exercise of options or under any employee plan or arrangement or (y) upon the exercise, conversion or exchange of other securities issued by the Company prior to the Distribution Date, and (B) may, in any other case, if deemed appropriate by the Board, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale, provided that no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise be made in lieu of the issuance thereof.
3.2 Form of Right Certificates.
(a) Form of Right Certificate. The certificates evidencing the Rights (and the forms of assignment, election to purchase and certificates to be printed on the reverse thereof) (the “Right Certificates”) shall be substantially in the form attached hereto as Exhibit C and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law, rule or regulation or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage.
(b) Purchase Price. The Right Certificates shall entitle the holders thereof to purchase such number of one one-millionths of a Series B Share upon payment of the Purchase

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Price; provided that the amount and type of securities purchasable upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment as provided herein.
3.3 Due Authorization and Execution of Right Certificates.
(a) Execution of the Right Certificates by the Company. The Right Certificates shall be executed on behalf of the Company by a Managing Trustee, the Chief Executive Officer, the Chief Financial Officer or the Controller, either manually or by facsimile signature.
(b) Countersignature of the Right Certificates by the Rights Agent. The Right Certificates shall be countersigned, either manually or by facsimile signature, by an authorized signatory of the Rights Agent, but it shall not be necessary for the same signatory to countersign all of the Right Certificates hereunder. No Right Certificate shall be valid for any purpose unless so countersigned.
(c) Effect of a Change in Authorized Officers of the Company. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such an officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates, nevertheless, may be countersigned by the Rights Agent, and issued and delivered by the Company with the same force and effect as though the Person who signed such Right Certificates had not ceased to be such an officer of the Company. Any Right Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Plan any such person was not such an officer.
3.4 Registration of Right Certificates. Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its principal office, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates, the certificate number of each of the Right Certificates and the date of each of the Right Certificates.
Article IV.
TRANSFER AND EXCHANGE OF RIGHT CERTIFICATES; MUTILATED, DESTROYED, LOST OR STOLEN
CERTIFICATES
4.1 Transfer and Exchange of Right Certificates. At any time after a Distribution Date and prior to the Expiration Date, any Right Certificate (other than any Right Certificate representing Rights that have become void pursuant to Section 5.5 hereof or exchanged pursuant to Section 15 hereof) may, upon the terms and subject to the conditions set forth in this Agreement, be transferred or exchanged for another Right Certificate evidencing a like number of Rights as the Right Certificate surrendered. Any registered holder desiring to transfer or exchange any Right Certificate shall surrender such Right Certificate (with, in the case of a transfer, the form of assignment and certificate on the reverse side thereof duly executed) to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the

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transfer of any such surrendered Right Certificate or Certificates until the registered holder of the Rights has complied with the requirements of Section 5.6. Upon satisfaction of the foregoing requirements, the Rights Agent shall countersign and deliver to the Person entitled thereto a Right Certificate or Certificates as so requested. The Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection with any transfer or exchange of any Right Certificate or Certificates.
4.2 Mutilated, Destroyed, Lost or Stolen Certificates. Subject to the provisions of Section 5.5, upon receipt by the Company and the Rights Agent or evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in the case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company’s request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will issue and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered owner in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.
Article V.
EXERCISE OF RIGHTS
5.1 Exercise Period. The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as specifically provided in Section 5.7 or as otherwise provided herein) in whole or in part at any time after the Distribution Date and prior to the Expiration Date upon the surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment (in lawful money of the United States of America by certified check, cashier’s check, bank draft or money order payable in immediately available funds to the order of the Company) of the aggregate Purchase Price with respect to the Rights then to be exercised and an amount equal to any applicable transfer tax or other governmental charge.
5.2 Obligations of Rights Agent and Company Upon Exercise.
(a) Obligations of Rights Agent. Upon satisfaction of the requirements of Section 5.1 and subject to Section 2, the Rights Agent shall thereupon promptly:
(i) (1) requisition from any transfer agent of the Series B Shares (or make available, if the Rights Agent is the transfer agent therefor) certificates for the total number of one one-millionths of a Series B Share to be purchased (and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests), or
(2) if the Company shall have elected to deposit Series B Shares issuable upon exercise of the Rights with a depositary agent, requisition from the depositary agent depositary receipts representing interests in such number of one one-millionth of a Series B Share to be purchased (in which case certificates for the Series B Shares represented by such receipts shall be deposited by the transfer agent with the depositary agent and the Company will direct the depositary agent to comply with such request);

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(ii) requisition from the Company the amount of cash, if any, to be paid in lieu of issuance of fractional shares in accordance with Section 10; and
(iii) after receipt of such certificates or depositary receipts and cash, if any, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate (with such certificates or receipts registered in such name or names as may be designated by such holder).
(b) Obligations of Company. If the Company is obligated to deliver Existing Shares or other securities or assets pursuant to this Agreement, the Company will make all arrangements necessary so that such securities and assets are available for delivery by the Rights Agent, if and when appropriate.
5.3 Record Holder of Issued Series B Shares. Upon the exercise of Rights, each Person (other than the Company) in whose name any certificate for Series B Shares is issued shall for all purposes be deemed to have become the holder of record of such Series B Shares represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any transfer taxes or other governmental charges) was made; provided that if the date of such surrender and payment is a date upon which the transfer books of the Company relating to the Series B Shares are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the applicable transfer books of the Company are open.
5.4 New Rights Certificate. In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing the number of Rights remaining unexercised shall be issued by the Rights Agent and delivered to, or upon the order of, the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder.
5.5 Termination of Rights.
(a) Notwithstanding anything in this Agreement to the contrary, any Rights beneficially owned by:
(i) an Acquiring Person or an Affiliate or Associate of an Acquiring Person from and after the date on which the Acquiring Person becomes such or
(ii) a transferee of Rights beneficially owned by an Acquiring Person (or any Affiliate or Associate thereof) who
(1) becomes a transferee after the Share Acquisition Date with respect to such Acquiring Person or
(2) becomes a transferee prior to or concurrently with the Share Acquisition Date with respect to such Acquiring Person and receives such Rights with actual knowledge that the transferor is or was an Acquiring Person (or Affiliate or Associate thereof) or pursuant to either (x) a transfer (whether or not for consideration) from the Acquiring Person (or

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Affiliate or Associate thereof) to holders of equity interests in such Acquiring Person (or Affiliate or Associate thereof) or to any Person with whom the Acquiring Person (or Affiliate or Associate thereof) has any continuing agreement, arrangement or understanding regarding the transferred Rights or (y) a transfer which the Board determines in good faith is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 5.5, shall become null and void without any further action, and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under this Agreement or otherwise.
(b) The Company shall use all reasonable efforts to insure that the provisions of this Section 5.5 are complied with, but shall, to the fullest extent of the law, have no liability to any holder of Right Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or any transferee of an Acquiring Person hereunder.
(c) The Company shall give the Rights Agent written notice of the identity of any such Acquiring Person or its nominee, and the Rights Agent may rely on such notice in carrying out its duties under this Agreement and shall be deemed not to have any knowledge of the identity of any such Acquiring Person or its nominee (or any other Person described herein) unless and until it shall have received such notice.
5.6 Condition to Transfer. Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to any purported transfer pursuant to Section 4 or exercise pursuant to this Section 5 unless the registered holder of the applicable rights (i) shall have completed and signed the certificate contained in the form of assignment or election to purchase, as the case may be, set forth on the reverse side of the Right Certificate surrendered for such transfer or exercise, as the case may be, and (ii) shall have provided such additional evidence of the identity of the Beneficial Owner or former Beneficial Owner (and any Affiliates and Associates) thereof as the Company shall reasonably request.
5.7 Limitation on Exercise. Notwithstanding anything to the contrary herein, the Company shall have the authority, in its sole and absolute discretion, to prevent the exercise by any Person of such Person’s Rights to the extent that the exercise of such Rights could reasonably be expected to cause a “change in ownership” for purposes of Section 382 of the Code. Any exercise of Rights that is determined to be in violation of this Section 5.7 shall be immediately cancelled and shall be void ab initio.
Article VI.
CANCELLATION AND DESTRUCTION OF RIGHT CERTIFICATES
6.1 Cancellation of Right Certificates.
(a) All Right Certificates surrendered for the purpose of exercise, transfer, split-up, combination or exchange shall, if surrendered to the Company or any of its agents, be delivered to the Rights Agent for cancellation or in cancelled form, or, if surrendered to the Rights Agent, shall be cancelled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement.

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(b) The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Rights Certificate purchased or acquired by the Company otherwise than upon the exercise thereof.
6.2 Destruction of Right Certificates. The Rights Agent shall deliver all cancelled Right Certificates to the Company, or shall, at the written request of the Company, destroy such cancelled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.
Article VII.
RESERVATION AND AVAILABILITY OF SERIES B SHARES; LISTING OF SERIES B SHARES; REGISTRATION OF SERIES B SHARES; COMPLIANCE WITH SECURITIES LAWS; DUE AUTHORIZATION OF SERIES B SHARES; PAYMENT OF TAXES AND OTHER GOVERNMENTAL CHARGES
7.1 Reservation and Availability of Series B Shares. The Company covenants and agrees that it will cause to be reserved and kept available a number of authorized but not outstanding Series B Shares sufficient to permit the exercise in full of all outstanding Rights as provided in this Agreement.
7.2 Listing of Series B Shares. So long as the Series B Shares issuable upon the exercise of Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all securities reserved for such issuance to be listed on any such exchange upon official notice of issuance upon such exercise.
7.3 Registration of Series B Shares; Compliance with Securities Laws.
(a) The Company shall use its best efforts, if then necessary to permit the issuance of the Series B Shares issuable upon the exercise of the Rights, to:
(i) file, as soon as practicable following the earliest of the Share Acquisition Date and determination of the consideration to be delivered by the Company upon exercise of the Rights in accordance with Section 8, or as soon as is required by law following a Distribution Date, as the case may be, a registration statement under the Securities Act with respect to the securities issuable upon exercise of the Rights,
(ii) cause such registration statement to become effective as soon as practicable after such filing, and
(iii) cause such registration statement to remain effective (with a prospectus at all times meting the requirements of the Securities Act) until the earlier of the date as of which the Rights are no longer exercisable for such securities and the Expiration Date.
(b) The Company may temporarily suspend, for a period of time not to exceed one hundred twenty (120) days after the date set forth in Section 7.3(a)(i), the exercisability of the Rights in order to prepare and file such registration statement and permit it to become effective. Upon any such suspension, the Company shall issue a public announcement stating that the

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exercisability of the Rights has been temporarily suspended, as well as a public announcement when the suspension is no longer in effect.
(c) The Company shall also take such action as may be appropriate to ensure compliance with the securities or blue sky laws of the various states in connection with the exercisability of such Rights.
(d) Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable for securities in any jurisdiction if the requisite qualification in such jurisdiction has not been obtained, such exercise is not permitted under applicable law or a registration statement is respect of such securities has not been declared effective.
7.4 Due Authorization of Series B Shares. The Company shall take all such actions as may be necessary to insure that all one one-millionths of a Series B Share issuable upon exercise of Rights shall, at the time of delivery of the certificates for such securities (subject to payment of the Purchase Price), be duly authorized, validly issued, fully paid and nonassessable.
7.5 Payment of Taxes and Other Governmental Charges.
(a) The Company shall pay when due and payable any and all federal and state transfer taxes and other governmental charges which may be payable in respect of the issuance or delivery of the Right Certificates and of any certificates for Series B Shares upon the exercise of Rights.
(b) The Company shall not, however, be required to pay any transfer tax or other governmental charge which may be payable in respect of any transfer involved in the issuance or delivery of any Right Certificates or any certificates for Series B Shares to a Person other than the registered holder of the applicable Right Certificate. Prior to any such issuance or delivery of any Right Certificates or any certificates of Series B Shares or such other securities, any such transfer tax or other governmental charge shall have been paid by the holder of such Right Certificate or it shall have been established to the Company’s satisfaction that no such tax or other governmental charge is due.
Article VIII.
ADJUSTMENT OF PURCHASE PRICE; NUMBER
AND KIND OF SHARES OR NUMBER OF RIGHTS
8.1 Adjustment of Purchase Price.
(a) (i) To preserve the actual or potential economic value of the Rights, if at any time after the date hereof there shall be any change in the Existing Shares or the Series B Shares, whether by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, liquidations, other similar changes in capitalization, any distribution or issuance or cash, assets, evidences of indebtedness or subscription rights, options or warrants to holders of Existing Shares or Series B Shares, as the case may be (other than distribution of the Rights or regular quarterly cash distributions) or otherwise, then, in each such event the Board shall make such appropriate adjustments in the number of Series B Shares (or the number and kind of other securities)

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issuable upon exercise of each Right (or in exchange for any Right pursuant to Section 15), the Purchase Price and Redemption Price in effect at such time and/or the number of Rights outstanding at such time (including the number of Rights or fractional Rights associated with each Existing Share) or take such other action as the Board determines in good faith may be required such that following such adjustment such event shall not have had the effect of reducing or limiting the benefits the holders of the Rights would have had absent such event. If an event occurs which requires an adjustment under both this Section 8.1(a) and Section 8.1(b), the adjustment provided for in this Section 8.1(a) shall be made prior to, and in addition to, any adjustment required pursuant to Section 8.1(b).
(ii) Notwithstanding any provision of this Agreement to the contrary, no adjustment of any item described in Section 8.1(a)(i) above shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the relevant item; provided that any adjustments which by reason of this Section 8.1(a)(ii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.
(b) If any Person becomes at any time after the date of this Agreement an Acquiring Person, then each holder of a Right shall (except as otherwise provided herein, including Section 5.5) be entitled to receive upon exercise thereof (in accordance with the provisions of Section 5) at the then current Purchase Price such number of one one-millionths of a Series B Share (such number of one-millionths of a share being referred to herein as the “Adjustment Shares”) equal to the result obtained by dividing:
(i) the product obtained by multiplying the then current Purchase Price by the number of one one-millionths of a Series B Share for which a Right was exercisable immediately prior to such first occurrence by
(ii) 50% of the current market price per Common Share (determined pursuant to Section 8.2(a) on the date of such first occurrence).
(c) All calculations under this Section 8 shall be made to the nearest cent or one ten-billionth of a Series B Share, as the case may be.
8.2 Computation of Current Market Price.
(a) Computation of Current Market Price for Existing Shares.
(i) For purposes of computations hereunder(except as otherwise provided in Section 10), the “current market price” per Common Share on any date shall be the last sale price, regular way, at the close of the regular session of trading or, if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system at the close of the regular session of trading with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Shares are not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc.

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Automated Quotations System or such other system then in use or, if on any such date such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Shares selected by the Board (in each case, prices which are not identified as having been reported late to such system). If on any such date, no market maker is making a market in the Common Shares, or if such shares are not publicly held or not so listed or traded, the “current market value” of such shares on such date shall be as determined in good faith by the Board (or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board), which determination shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes. If the current market price per Common Share is determined during a period that is in whole or in part following the announcement by the issuer of such shares of: (x) a distribution on the Common Shares payable in Common Shares or securities exercisable for or convertible into such shares (other than the Rights), or (y) any subdivision, combination or reclassification of the Common Shares, and prior to the ex-distribution date for such distribution or the record date for such subdivision, combination or reclassification, then, and in each such case, the “current market price” shall be properly adjusted to take into account ex-distribution trading.
(b) Computation of Current Market Price for CRA Shares, Series A CRA Shares, Special Voting Shares and Series B Shares.
(i) For the purpose of any computation hereunder (except as otherwise provided in Section 10), (1) the “current market price” per CRA Share shall be deemed to be an amount equal to the current market price per Common Share (on an as-converted basis), (2) the “current market price” per Series A CRA Share shall be deemed to be an amount equal to the current market price per Common Share(on an as-converted basis), (3) the “current market price” per Special Preferred Share shall be deemed to have a value equal to the corresponding Special Common Unit, which shall be deemed to be an amount equal to the current market price per Common Share and (4) the “current market price” per Special Share shall be deemed to be an amount equal to fifteen times the current market price per Common Share, in each case as adjusted to reflect any subdivision, combination, reclassification, recapitalization or like event in respect of any Company Securities occurring after the Record Date or as may be deemed to be appropriate in light of the particular Company Security’s relation to the Common Shares on an economic basis or otherwise.
(ii) For the purposes of any computation hereunder (except as otherwise provided in Section 10), the “current market price” per one one-millionth of a Series B Share shall be determined in the same manner as set forth above for the Common Shares in Section 8.2(a).
(c) Computation of Current Market Price for Securities and Assets Other Than Existing Shares and Series B Shares.
(i) For the purposes of any computation hereunder, the value of any securities or assets other than Existing Shares or Series B Shares shall be the fair value as determined in good faith by the Board, or, if at the time of such determination there is an Acquiring Person, by a nationally recognized investment banking firm selected by the Board, which determination

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shall be described in a statement filed with the Rights Agent and shall be conclusive for all purposes.
8.3 Rights Issued Subsequent to Adjustments.
(a) All Rights originally issued by the Company subsequent to any adjustment made hereunder shall evidence the right to purchase, at the Purchase Price then in effect, the then applicable number of one-millionths of a Series B Share and other shares of beneficial interest issuable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.
(b) Irrespective of any adjustment or change in the Purchase Price or the number of one-millionths of a Series B Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price per one-millionth of a share and the number of shares which were expressed in the initial Right Certificates issued hereunder.
8.4 Company Election to Defer Issuance. In any case in which this Section 8 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of one one-millionths of a Series B Share or other shares of beneficial interest, if any, issuable upon such exercise over and above the number of one-millionths of a Series B Share or other shares of beneficial interest, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; provided that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional shares upon the occurrence of the event requiring such adjustment.
8.5 Additional Reductions in Purchase Price. Anything in this Section 8 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 8, as and to the extent that it, in its sole discretion, determines to be advisable so that any (i) consolidation or subdivision of the Series B Shares or Existing Shares, (ii) issuance wholly for cash of any Series B Shares or Existing Shares at less than the current market price, (iii) issuance wholly for cash of any Series B Shares, Existing Shares or securities which by their terms are convertible into or exercisable for Series B Shares or Existing Shares or (iv) issuance of rights, options or warrants referred to in this Section 8 hereafter made by the Company to the holders of its Series B Shares or Existing Shares shall not be taxable to such shareholders.
8.6 Preservation of Rights. Except as permitted by this Agreement, the Company agrees that, after a Distribution Date, it will not take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will substantially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.
Article IX.
CERTIFICATE OF ADJUSTED PURCHASE PRICE OR NUMBER OF SHARES

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9.1 Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Section 8, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment, (ii) promptly file with the Rights Agent and with each transfer agent for the Series B Shares and the Existing Shares a copy of such certificate and (iii) issue a public announcement for the benefit of each holder of a Right Certificate (or, if prior to a Distribution Date, to each holder of a certificate representing shares of Existing Shares) in the manner set forth in Section 17. The Rights Agent shall be fully protected from liability to the Company in relying on any such certificate and on any adjustment therein contained.
Article X.
FRACTIONAL RIGHTS AND FRACTIONAL SHARES
10.1 Fractions of Rights. The Company is not required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of any such fractional Rights, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable an amount in cash equal to the same fraction of the current market price of a whole Right. For purposes of this Section 10.1, the current market price of a whole Right shall be the closing price of a Right at the close of the regular session of trading for a Trading Day immediately prior to the date on which such fractional Rights would otherwise have been issuable. The closing price of a Right for any day shall be determined in the manner set forth for the Common Shares in Section 8.2(a).
10.2 Fractions of Series B Shares. The Company is not required to issue fractions of shares of Series B Shares (other than fractions which are multiples of one one-millionth of a Series B Share) upon exercise of the Rights or upon exchange of the Rights pursuant to Section 5 or Section 15, and the Company is not required to distribute certificates which evidence fractional Series B Shares (other than fractions which are multiples of one one-millionth of a Series B Share). In lieu of any such fractional Series B Shares, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market price of one one-millionth of a Series B Share. For purposes of this Section 10.2, the current market price of one one-millionth of a Series B Share shall be one one-millionth of the closing price of a Series B Share (as determined pursuant to Section 8.2(b)) for the Trading Date immediately prior to the date of such exercise.
10.3 Fractions of Existing Shares. Upon any exchange pursuant to Section 15, the Company shall not be required to issue fractions of Existing Shares upon exercise of the Rights or to distribute certificates which evidence fractional Existing Shares. In lieu of fractional Existing Shares, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised or exchanged as herein provided an amount in cash equal to the same fraction of the current market price of an Existing Share. For purposes of this Section 10.3, the current market price of a Common Share, CRA Share, Series A CRA Share, Special Preferred Share or Special Share shall be the closing price of such share (as determined pursuant to section 8.2(a)) for the Trading Day immediately prior to the date of such exercise or exchange.

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10.4 Waiver of Right to Receive Fractional Rights or Fractional Shares. Each holder of a Right, by his acceptance of the Right, expressly waives his right to receive any fractional Rights or any fractional shares upon exercise of a Right except as permitted by this Section 10.
Article XI.
AGREEMENT OF HOLDERS OF RIGHTS
11.1 Agreement of Holders of Rights. Each holder of a Right, by his acceptance of the Right, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:
(a) prior to the Distribution Date, the Rights will be evidenced by and transferable only in connection with the transfer of Existing Shares;
(b) after a Distribution Date, the Rights will be evidenced by Right Certificates and transferable on the registry books of the Rights Agent pursuant to Section 4;
(c) subject to Sections 4 and 5, the Company and the Rights Agent may deem and treat the Person in whose name a Right Certificate (or, prior to a Distribution Date, a certificate representing shares of Existing Shares or an Ownership Statement) is registered as the absolute owner of such certificate and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the certificate representing shares of Existing Shares or Ownership Statement made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to 5.5, shall be affected by any notice to the contrary; and
(d) notwithstanding anything in this Agreement to the contrary, to the fullest extent permitted by law, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Company may use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.
Article XII.
HOLDER OF A RIGHT CERTIFICATE NOT DEEMED A SHAREHOLDER
12.1 Holder of a Right Certificate Not Deemed a Shareholder. No holder, as such, of any Right Certificate shall be entitled to vote, receive distributions or be deemed for any purpose the holder of the shares of beneficial interest which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a shareholder of the Company (including any right to vote for the election of the Board or upon any matter submitted to shareholders at any meeting thereof, to give or withhold consent to any Company action, to receive notice of meetings or other actions affecting shareholders, or to

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receive distributions or subscription rights, or otherwise) until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.
Article XIII.
MERGER OR CONSOLIDATION OR CHANGE OF NAME OF RIGHTS AGENT
13.1 Merger or Consolidation of Rights Agent.
(a) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution of filing of any paper or any further act on the part of any of the parties hereto; provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 2.
(b) In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Rights Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Rights Certificates so countersigned. In case at that time any of the Rights Certificates shall not have been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor or in the name of the successor Rights Agent. In all such cases, such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.
13.2 Change of Name of Rights Agent. In case at any time the name of the Rights Agent shall be changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned. In case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name. In all such cases, such Rights Certificates shall have the full force provided in the Rights Certificates and in this Agreement.
Article XIV.
REDEMPTION OF RIGHTS
14.1 Redemption Option; Redemption Price. At any time prior to a Distribution Date, the Board may, at its option, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right, as such amount may be appropriately adjusted pursuant to Section 8.1 (such redemption price being hereinafter referred to as the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. The Redemption Price shall be payable, at the option of the Company, in cash, Existing Shares, or such other form of consideration as the Board shall determine.
14.2 Effect of the Board’s Election to Redeem the Rights. Immediately upon the action of the Board electing to redeem the Rights (or at such later time as the Board may establish for the

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effectiveness of such redemption) and without any further action and without any notice, the right to exercise the Rights will terminate and thereafter the only right of the holders of Rights shall be to receive the Redemption Price for each Right so held. The Company shall promptly thereafter give notice of such redemption to the Rights Agent and the holders of the Rights in the manner set forth in Section 17.1; provided that the failure to give, or any defect in, such notice shall not affect the validity of such redemption. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made.
Article XV.
EXCHANGE OF RIGHTS
15.1 Exchange Option; Exchange Ratio.
(a) At any time on or after a Share Acquisition Date, with respect to all or any part of the then outstanding Rights (which shall not include Rights that have become void pursuant to Section 5.5), the Board may, at its option, exchange for each Right one one-millionth of a Series B Share, subject to adjustment pursuant to Section 8.1 (such exchange ratio being hereinafter referred to as the “Exchange Ratio”). The exchange of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Notwithstanding the foregoing, the Board shall not be empowered to effect such exchange at any time after an Acquiring Person becomes the Beneficial Owner of fifty percent (50%) or more of the Existing Shares then outstanding.
(b) In lieu of exchanging all or any part of the then outstanding Rights for fractional shares of Series B Shares in accordance with Section 15.1, the Board may, at its option, exchange any such Rights (which shall not include Rights that have become void pursuant to Section 5.5) for Common Shares or Special Shares at an exchange ratio of one Common Share per Right or one Special Share per each block of fifteen Rights, as may be adjusted pursuant to Section 8.1.
(c) Notwithstanding anything in the contrary herein, if any exchange pursuant to Section 15.1(a) or (b) could reasonably expected, in the sole and absolute discretion of the Company, to cause a “change in ownership” for purposes of Section 382 of the Code, the Company shall have the authority to reduce the Series B Shares, Common Shares or Special Shares issued to any Person pursuant to this Section 15 to the extent required to prevent such a “change in ownership” for purposes of Section 382. Any Series B Shares, Common Shares or Special Shares determined to be issued in violation of this Section 15.1(c) shall be immediately cancelled and shall be void ab initio.
15.2 Effect of the Board’s Election to Exchange the Rights. Immediately upon the effectiveness of the action of the Board to exchange any Rights pursuant to Section 15.1 (or at such later time as the Board may establish) and without any further action and without any notice, the right to exercise such Rights will terminate and thereafter the only right of a holder of such Rights shall be to receive that number of fractional Series B Shares (or Common Shares or Special Shares) provided thereunder. The Company shall promptly thereafter give notice of such

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exchange to the Rights Agent and the holders of the Rights to be exchanged in the manner set forth in Section 17.1; provided that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of Rights for fractional shares of Series B Shares will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to Section 5.5) held by each holder of Rights.
15.3 Trust Agreement; Trust. Prior to effecting an exchange pursuant to this Section 15, the Board may direct the Company to enter into a Trust Agreement in such form and with such terms as the Board shall then approve (the “Trust Agreement”). If the Board so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”) all of the fractional Series B Shares (or Common Shares or Special Shares, if any), issuable pursuant to the exchange, and all Persons entitled to receive shares or other securities pursuant to the exchange shall be entitled to receive such shares or other securities (and any distributions made thereof after the date on which such shares or other securities are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement.
Article XVI.
NOTICE OF CERTAIN EVENTS
16.1 Certain Events. If the Company proposes, at any time after a Distribution Date, to:
(a) make a distribution payable in shares of any class or to make any distribution (other than a regular quarterly cash distribution out of earnings or retained earnings of the Company) to the holders of Series B Shares,
(b) offer to the holders of Series B Shares or shares of beneficial interest of any class or any other securities, rights or options,
(c) effect any reclassification of its Series B Shares (other than a reclassification involving only the subdivision or combination of outstanding shares of Series B Shares),
(d) effect, or permit any of its Subsidiaries to effect, any consolidation, merger or combination with any other Person, or to effect any sale or other transfer, in one transaction or a series of related transactions, of assets or earning power aggregating more than fifty percent (50%) of the assets or earning power of the Company and its Subsidiaries, taken as a whole; or
(e) effect the liquidation, dissolution or winding-up of the Company, then, in each such case, the Company shall give to each holder of a Right, a notice of such proposed action specifying the record date for the purposes of any such distribution or offering of rights or warrants, or the date on which any such reclassification, consolidation, merger, combination, sale, transfer, liquidation, dissolution or winding-up is to take place and the date of participation therein by the holders of Series B Shares, if any such date is to be fixed, and such

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notice shall be so given in the case of any action covered by Section 16(a) or Section 16(b) above at least twenty (20) days prior to the record date for determining holders of the Series B Shares entitled to participate in such distribution or offering, and in the case of any such other action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Series B Shares, whichever shall be earlier. The failure to give notice required by this Section or any defect therein shall not affect the legality or validity of the action taken by the Company or the vote upon any such action.
16.2 Post-Share Acquisition Date Notices.
(a) The Company shall as soon as practicable after a Share Acquisition Date give to each holder of a Right, in accordance with Section 17.1, a notice of the occurrence of such event, which shall specify the event and the consequences of the event to holders of rights under Section 8.
(b) All references in Section 16 to Series B Shares shall be deemed thereafter to refer to Existing Shares or other shares of beneficial interest, as the case may be.
Article XVII.
MISCELLANEOUS
17.1 Notices.
(a) Notices to the Company or the Rights Agent. Any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be delivered or sent by registered or certified mail, return receipt requested in a prepaid envelope, by overnight mail or courier, or by facsimile transmission, to the addresses set forth below or such other addresses as such party shall hereafter specify in accordance with this Section:

If to the Company:	Centerline Capital Group Inc. 625 Madison Avenue New York, NY 10022 Attention: John D’Amico, Esq. Telephone: (212) 317-5700 Facsimile: (212) 593-5769

For notices to the Company, with a copy to (which copy shall not constitute notice):	Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, NY 10022 Attention: Alan S. Cohen Telephone: (212) 318-6000 Facsimile: (212) 319-4090

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If to the Rights Agent:	Computershare Trust Company, N.A. 250 Royall Street Canton, MA 02021 Attention: Client Services Telephone: (781) 575-3231 Facsimile: (781) 575-2549
Such notice or other communication shall be deemed to have been given when sent by registered or certified mail, by overnight mail or courier, or by facsimile transmission.
(b) Notices to the Holders of Right Certificates. Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry books of the Company; provided that prior to the Distribution Date a filing by the Company with the Securities and Exchange Commission shall constitute sufficient notice to the holders of securities of the Company, including the Rights, for purposes of this Agreement and no other notice need be given.
17.2 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
17.3 Entire Agreement. This Agreement (including any schedules and exhibits hereto) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior agreements, representations and understandings of the parties hereto, written or oral.
17.4 Supplements and Amendments. For so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement in any respect without the approval of any holders of Rights. The Rights Agent will duly execute and deliver any supplement or amendment hereto requested by Company, provided that such supplement or amendment does not adversely affect the rights, duties or obligations of the Rights Agent under this Agreement. From and after the time that the Rights are no longer redeemable, the Company may, and the Rights Agent shall, if the Company so directs, from time to time supplement or amend this Agreement without the approval of any holders of Rights (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein or (ii) to make any other changes or provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable; provided, however, that no such supplement or amendment shall adversely affect, in any material way, the interests of the Rights Agent hereunder or the holders of Rights as such (other than an Acquiring Person or an Affiliate or Associate of an Acquiring Person), and no such supplement

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or amendment may cause the Rights again to become redeemable or cause this Agreement again to become amendable as to an Acquiring Person or an Affiliate or Associate of an Acquiring Person other than in accordance with this sentence. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 17.4, the Rights Agent shall execute such supplement or amendment.
17.5 Determination and Actions by the Board of Trustees. The Board shall have the exclusive power and authority to administer this Agreement and to exercise the rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, without limitation, a determination to redeem or not redeem the Rights or amend this Agreement). All such actions, calculations, interpretations and determinations that are done or made by the Board in good faith shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights, as such, and all other parties.
17.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.
17.7 Third Party Beneficiaries. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificate any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and any holder of a Right (including the registered holders of the Right Certificates).
17.8 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.
17.9 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY AGREE AND CONSENT THAT ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
17.10 Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii)(A) to the extent that such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an

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agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other parties hereto of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if serviced upon such party personally within the State of Delaware.
17.11 Execution of Agreement; Counterparts; Electronic Signatures.
(a) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterparts.
(b) Electronic Signatures. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” or “pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile shall be deemed to be their original signatures for all purposes.
17.12 Headings; References; Interpretation. The headings of the Articles and Sections of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning or interpretation of any of the terms or provisions of this Agreement. The references herein to Articles, Sections, Schedules and Exhibits, unless otherwise indicated, are references to sections and subsections of and schedules to this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural number, all words in the plural number shall extend to and include the singular number, and all words in any gender shall extend to and include all genders.
17.13 Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and sealed as of the day and year first written above.

CENTERLINE HOLDING COMPANY
By:	/s/ Marc D. Schnitzer
	Name:	Marc D. Schnitzer
	Title:	Chief Executive Officer and President

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ Martin J. McHale
	Name:	Martin J. McHale
	Title:	President

SCHEDULE 1

FIVE PERCENT (5%) SHAREHOLDERS as of the effective date of the CENTERLINE TAX
BENEFITS PRESERVATION PLAN
Bank of America, N.A.
Bank of America, N.A, as successor-by-merger to Merrill Lynch Bank & Trust Co.
Merrill Lynch Community Development Company, L.L.C.
FIA Card Services, as successor-by-merger to MBNA Bank America, N.A.
Related Special Assets, LLC
Related General II, L.P.
Stephen M. Ross
Jeff Blau
Bruce Beal
Wells Fargo Bank, N.A.
Wells Fargo Community Development Corporation
C-III Capital Partners LLC

EXHIBIT A

Form of Certificate of Designation of Series B Shares

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[EXHIBIT A — FORM OF CERTIFICATE OF DESIGNATION]
FORM OF CERTIFICATE OF DESIGNATION
OF
SERIES B SPECIAL SHARES
OF
CENTERLINE HOLDING COMPANY
CENTERLINE HOLDING COMPANY (the “Company”), a Delaware statutory trust created and existing under the Delaware Statutory Trust Act, and acting pursuant to the authority expressly vested in the board of trustees of the Company (the “Board”) by that certain Second Amended and Restated Trust Agreement, dated as of November 17, 2003, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, and as further amended by Amendment No. 4 thereto, dated as of April 2, 2007 (the “Trust Agreement”), DOES HEREBY CERTIFY:
A.	The Board duly approved and adopted resolution on March 5, 2010 (i) creating a series of shares of beneficial interest in the Company designated as “Series B Special Shares” with (1) the designations, powers, preferences, (2) the relative, participating, optional or other special rights and (3) the qualifications, limitations or restrictions, as set forth in this certificate of designation (this “Certificate of Designation”) (in addition to those set forth in the Trust Agreement) and (ii) directing that this Certificate of Designation be attached as an appendix to the Trust Agreement.
NOW, THEREFORE, the terms of the Series B Special Shares of the Company are as set forth below:
SERIES B SPECIAL SHARES
1.	DESIGNATION AND AMOUNT. The shares of such series shall be designated as “Series B Special Shares” (the “Series B Shares”) and the number of shares constituting the Series B Shares shall be 1,000,000. Such number of shares may be increased or decreased by resolution of the Board; provided that no decrease shall reduce the number of shares of Series B Shares to a number than less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding shares of beneficial interest issued by the Company convertible into Series B Shares.

2.	DISTRIBUTIONS.
a.	Subject to the prior and superior rights of holders of any shares of any class or series of shares of the Company ranking prior and superior to the Series B Shares with respect to distributions, the holders of Series B Shares, in preference to the holders of Common Shares of beneficial interests in the Company (the “Common Shares”), the Convertible Community Reinvestment Act Preferred Shares of beneficial interests in the Company

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(the “CRA Shares”), the Series A Convertible Community Reinvestment Act Preferred Shares of beneficial interests in the Company (the “Series A CRA Shares”), the Special Preferred Voting Shares of beneficial interests in the Company (the “Special Preferred Shares”) and the Special Series A Shares of beneficial interests in the Company (the “Special Shares” and, together with the Common Shares, the CRA Shares, the Series A CRA Shares and the Special Preferred Shares, the “Existing Shares”), and of any other shares of beneficial interest of the Company ranking junior to the Series B Shares, shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, quarterly distributions payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Distribution Payment Date”), commencing on the first Quarterly Distribution Payment Date after the first issuance of Series B Share or a fraction of a Series B Share, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000,000 times the aggregate per share amount of all cash distributions, and 1,000,000 times the aggregate per share amount (payable in kind) of all non-cash distributions, other than a distribution payable in shares of Existing Shares or a subdivision of the outstanding shares of Existing Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Distribution Payment Date or, with respect to the first Quarterly Distribution Payment Date, since the first issuance of any Series B Share or fraction of a Series B Share. In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares (by reclassification or otherwise than by payment of a distribution on the shares of Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the amount to which holder of Series B Shares were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be appropriately adjusted.
b.	The Company shall declare a distribution on the Series B Shares as provided in paragraph (a) of this Section 2 immediately after it declares a distribution on the Existing Shares (other than a distribution payable in Existing Shares); provided that, in the event no distribution shall have been declared on Existing Shares during the period between any Quarterly Distribution Payment Date and the next subsequent Quarterly Distribution Payment Date, a distribution of $1.00 per share on the Series B Shares shall nevertheless be payable on such subsequent Quarterly Distribution Payment Date.
c.	Distributions shall begin to accrue and be cumulative on outstanding Series B Shares from the Quarterly Distribution Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Distribution Payment Date or is a date after the record date for the determination of holders of Series B Shares entitled to receive a quarterly distribution and before such Quarterly Distribution Payment Date, in either of which events such distributions shall begin to accrue and be cumulative from such Quarterly Payment Date. Accrued but unpaid distributions shall not bear interest. Distributions paid on the Series B Shares in an amount less than the total amount of such distributions at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Series B Shares entitled to receive a payment of a distribution

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declared thereon, which record date shall not be more than sixty (60) days prior to the date fixed for the payment thereof.
3.	Voting Rights. The holder of Series B Shares shall have the following voting rights:
a.	Subject to the provision for adjustment hereinafter set forth, each Series B Share shall entitle the holder to 1,000,000 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares, or effect a subdivision, combination or consolidation of the outstanding Existing Shares (by reclassification or otherwise than by payment of a distribution in Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the number of votes per share to which holders of Series B Shares were entitled immediately prior to such event shall be appropriately adjusted.
b.	Except as otherwise provided herein, in any other Certificate of Designations creating a series of shares of the Company, or by law, the holders of Series B Shares and the holders of Existing Shares and any other shares of beneficial interest in the Company having general voting rights shall vote together as one single class on all matters submitted to a vote of shareholders of the Company.
c.	Except as set forth herein, or as otherwise provided by law, holders of Series B Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Existing Shares as set forth herein) for taking any trust action.
d.	If, at the time of any annual meeting of shareholders for the election of members of the Board, the equivalent of six quarterly distributions (whether or not consecutive) payable on any Series B Share or Series B Shares are in default, the number of members of the Board constituting the Board shall be increased by two. In addition to voting together with the holders of Existing Shares for the election of the other members of the Board, the holders of record of a majority of the Series B Shares, voting separately as a class to the exclusion of the holders of Existing Shares, shall be entitled at such meeting of shareholders (and at each subsequent annual meeting of shareholders), unless all distributions in arrears on the Series B Shares have been paid or declared and set apart for payment prior thereto, to nominate and vote for the election of two members of the Board, the holders of any Series B Shares being entitled to cast a number of votes per Series B Share as is specified in paragraph (a) of this Section 3. Each such additional member of the Board shall serve until his successor shall be elected and shall qualify, or until his right to hold such office terminates pursuant to the provisions of this Section 3(d). Until the default in payment of all distributions which permitted the election of said members of the Board shall cease to exist, any member of the Board who shall have been so elected pursuant to the provisions of this Section 3(d) may be removed at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the Series B Shares, and any vacancy thereby created may be filled by the vote of such holders. If and when such default shall cease to exist, the holders of Series B Shares shall be divested of the foregoing special voting rights, subject to revesting in the event of each

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and every subsequent like default in payments of distributions. Upon the termination of the foregoing special voting rights, the terms of office of all persons who may have been elected members of the Board pursuant to said special voting rights shall forthwith terminate, and the number of members of the Board constituting the Board shall be reduced by two. The voting rights granted by this Section 3(d) shall be in addition to any other voting rights granted to the holders of Series B Shares in this Section 3.
4.	Certain Restrictions.
a.	Whenever quarterly distributions or other distributions payable on the Series B Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid distributions, whether or not declared, on Series B Shares outstanding shall have been paid in full, the Company shall not:
i.	declare or pay distributions, or make any other distributions, on any shares ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series B Shares;
ii.	declare or pay distributions, or make any other distributions, on any shares ranking on a parity (either as to distributions or upon liquidation, dissolution or winding up) with the Series B Shares, except distributions paid ratably on the Series B Shares and all such parity shares on which distributions are payable or in arrears in proportion to the total amounts to which the holders of all such share are then entitled;
iii.	redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series B Shares, provided that the Company may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any shares of the Company ranking junior (both as to distributions and upon dissolution, liquidation or winding up) to the Series B Shares; or
iv.	redeem or purchase or otherwise acquire for consideration any Series B Shares, or any shares ranking on a parity with the Series B Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon terms as the Board, after consideration of the respective annual distribution rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
b.	The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any share of beneficial interest in the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.
5.	Reacquired Shares. Any Series B Shares purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized and may be reissued

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subject to the conditions and restrictions on issuance set forth herein, in the Trust Agreement or in any other Certificate of Designations creating a series of shares of the Company or as otherwise required by law.
6.	Liquidation, Dissolution or Winding Up.
a.	Upon any liquidation, dissolution or winding up of the Company, voluntary or otherwise no distribution shall be made:
i.	to the holders of shares ranking junior (either as to distributions or upon liquidation, dissolution or winding up) to the Series B Shares unless, prior thereto, the holders of Series B Shares shall have received an amount per share (the “Series A Liquidation Preference”) equal to $10.00 per share, plus an amount equal to accrued and unpaid distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series B Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000,000 times the aggregate amount to be distributed per share to holders of Common Shares, or
ii.	to the holders of shares ranking on parity (either as to distributions or upon liquidation, dissolution or winding up) with the Series B Shares, except distributions made ratably on the Series B Shares and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.
b.	In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares, or effect a subdivision, combination or consolidation of the outstanding Existing Shares (by reclassification or otherwise than by payment of a distribution in Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the aggregate amount to which holders of Series B Shares were entitled immediately prior to such event under the proviso in clause (i) above shall be appropriately adjusted.
c.	In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other classes and series of shares of beneficial interest in the Company, if any, that rank of a parity with the Series B Shares in respect thereof, then the assets available for such distribution shall be distributed ratably to the holders of the Series B Shares and the holders of such parity shares in proportion to their respective liquidation preferences.
d.	Neither the merger or consolidation of the Company into or with another entity nor the merger or consolidation of another entity into or with the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 6.
7.	Consolidation, Merger, Etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the Existing Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each

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Series B Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth equal to 1,000,000 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Company shall at any time declare or pay any distribution on the Existing Shares payable in Existing Shares, or effect a subdivision, combination or consolidation of the outstanding Existing Shares (by reclassification or otherwise than by payment of a distribution in Existing Shares) into a greater or lesser number of Existing Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series B Shares shall be appropriately adjusted.
8.	No Redemption. The Series B Shares shall not be redeemable by the Company.
9.	Rank. The Series B Shares shall rank, with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up, junior to all series of any other class of the Company’s shares (other than the Existing Shares), except to the extent that any such series specifically provided that it shall rank on a parity with or junior to the Series B Shares.
10.	Amendment. At any time share of Series B Shares are outstanding, this Certificate of Designation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Shares so as to affect them adversely without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series B Shares, voting separately as a single class.
11.	Fractional Shares. Series B Shares may be issued in fractions of a share that shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive distributions, participate in distributions and to have the benefit of all other rights of holders of Series B Shares.
12.	Governing Law. This Certificate of Designation shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.
13.	Severability of Provisions. Each provision of this Certificate of Designation shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Certificate of Designation which are valid, enforceable and legal.
14.	Certificates.
a.	Each Series B Share shall be represented by a certificate (a “Series B Share Certificate”) and each such Series B Share Certificate shall include a statement that requires the Company to furnish to any holder of Series B Shares upon written request and without charge, a full statement of (i) any restrictions, limitations, preferences or redemption provisions concerning the Series B Shares and (ii) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations to distributions, and

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other qualifications and terms and conditions of redemption of such Series B Shares and the authority of the Board to set the relative rights and preferences of subsequent series of Series B Shares.
b.	Notwithstanding any provision of the Trust Agreement or the Fifth Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) to the contrary, a Series B Share Certificate shall be validly issued upon the manual signature of (a) the Chief Execute Officer of the Company (the “CEO”) or (b) any one or more of the Managing Trustees. Such a Series B Share Certificate need not be countersigned and registered by the Company’s transfer agent and/or registrar. The CEO or the Managing Trustees, acting individually or collectively, shall execute and deliver each Series B Share Certificate substantially in the form attached hereto as Exhibit A, together with such modifications thereto as such CEO, Managing Trustee or Managing Trustees shall approve (notwithstanding any other provisions of the Trust Agreement or Company Bylaws but subject to the requirements sets forth in this Certificate of Designation), such approval to be conclusively, but not exclusively, evidenced by the execution and delivery thereof by such CEO, Managing Trustee or Managing Trustees. To the extent that this Section 14(b) is inconsistent with the Company Bylaws, in accordance with Article XIV of the Company Bylaws, the Company Bylaws (including Article VII thereof) shall be deemed amended for the limited purposes set forth in this Section 14(b).
[Signature Page Follows]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by the undersigned this 5th day of March, 2010.

CENTERLINE HOLDING COMPANY
By:
Name:
Title:

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EXHIBIT B

Summary of Rights

[EXHIBIT B — SUMMARY OF RIGHTS]
SUMMARY OF RIGHTS
TO PURCHASE SERIES B SHARES
On March 5, 2010, the board of trustees (the “Board”) of Centerline Holding Company, a Delaware statutory trust (the “Company”), delegated to the Rights Plan Evaluation Committee (the “Committee”) a distribution of one Series B Special Share purchase right (a “Right”) for each Common Share (the “Common Shares”), Convertible Community Reinvestment Act Preferred Share (the “CRA Shares”), Series A Convertible Community Reinvestment Act Preferred Shares (the “Series A CRA Shares”), Special Preferred Voting Shares (the “Special Preferred Shares”), and 15 Rights for each Special Series A Share (the “Special Shares” and, together with the Common Shares, the CRA Shares, the Series A CRA Shares and the Special Preferred Shares, the “Existing Shares”) of the Company outstanding at the close of business on or after the date of the Committee’s resolution approving the distribution. The Committee has declared such distribution in respect of all such shares as of March [•], 2010 (the “Record Date”).
As long as the Rights are attached to the Existing Shares, the Company will issue one Right (subject to adjustment) with each new Common Share, CRA Share, Series A CRA Share and Special Preferred Share, and 15 Rights with each new Special Share issued prior to the Distribution Date or the Expiration Date (as defined below) so that all such shares will have attached Rights. When exercisable, each Right will entitle the registered holder to purchase from the Company one one-millionth of a Series B Special Share (the “Series B Shares”) at a price of $0.66 per one one-millionth of a Series B Share, subject to adjustment (the “Purchase Price”). The description and terms of the Rights are set forth in a Tax Benefits Preservation Plan, dated as of March 5, 2010, as the same may be amended from time to time (the “Agreement”), between the Company and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).
By adopting the Agreement, the Board is seeking to protect the Company’s ability to carry forward its net operating losses and certain other tax attributes (collectively, the “NOLs”). The Company has experienced and may continue to experience substantial net operating losses, and for federal and state income tax purposes, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions.
These federal and state NOLs can be a valuable asset of the Company, which may inure to the benefit of the Company and it shareholders. However, if the Company experiences an “ownership change”, as defined in Section 382 of the Internal Revenue Code, as amended (the “Code”), its ability to use the NOLs could be substantially limited, and the timing of the usage of the NOLs could be substantially delayed, which would significantly impair the value of the Company’s NOL asset.
Generally, an “ownership change” occurs if the percentage of the shares of beneficial interest in the Company (i.e., the Existing Shares) owned by one or more “five percent shareholders”

increases by more than fifty percentage points over the lowest percentage of shares of beneficial interest owned by such shareholder at any time during the prior three-year period or, if sooner, since the last “ownership change” experienced by the Company. Therefore, an NOL rights agreement with a 5% “trigger” threshold is intended to act as a deterrent to any person or entity acquiring 5% or more of the outstanding Existing Shares without the prior approval of the Board. This would protect the Company’s NOL asset because changes in ownership by a person or entity owning less than 5% of the Existing Shares are not included in the calculation of “ownership change” for purposes of Section 382 of the Code.
Until the earlier to occur of (i) the tenth business day following a public announcement that a person, entity or group of affiliated or associated persons or entities has become a Five Percent (5%) Shareholder (as defined in the Agreement) (an “Acquiring Person”) or (ii) ten business days (or such later date as may be determined by action of the Board prior to such time as any person, entity or group of affiliated persons or entities becomes an Acquiring Person) following the commencement or announcement of an intention to make a tender offer or exchange offer the consummation of which would result in a Person becoming an Acquiring Person (the earlier of (i) and (ii) being called the “Distribution Date”), the Rights will be evidenced, with respect to any of the certificates evidencing Existing Shares outstanding as of the Record Date, by such certificate (or, with respect to any Existing Shares held in book entry form, by notation in book entry) together with a copy of this Summary of Rights.
The Agreement provides that any person or entity who otherwise would be a Five Percent 5(%) Shareholder on the date the Agreement was adopted, together with any affiliates and associates of that person or entity (each an “Existing Holder”), shall not be deemed to be an “Acquiring Person” for purposes of the Agreement unless such holder increases its “Percentage Stock Ownership” by more than one-quarter of one percentage point over such holder’s lowest Percentage Stock Ownership on or after the consummation of the relevant transaction, subject to certain exceptions for increases due to repurchases or redemptions, stock dividends, stock splits and the like. The Agreement includes a procedure whereby the Board will consider requests to exempt certain proposed acquisitions of Existing Shares from the applicable ownership trigger if the Board determines that the requested acquisition will not jeopardize or endanger the availability of the NOLs to the Company.
The Agreement provides that until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the Rights will be transferred with and only with the Existing Shares. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), certificates for new Existing Shares (and Ownership Statements in respect of uncertificated shares) issued after the close of business on the Record Date upon transfer or new issuance of the Existing Shares will contain a notation incorporating the Agreement by reference. Until the Distribution Date (or earlier redemption, exchange, termination or expiration of the Rights), the surrender for transfer of any certificates for Existing Shares or any book entry shares, with or without such notation, notice or a copy of this Summary of Rights, will also constitute the transfer of the Rights associated with the Existing Shares represented by such certificate or uncertificated shares.

As soon as practicable following the Distribution Date, separate certificates evidencing Rights (the “Right Certificates”) will be mailed to the holders of record of Existing Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.
The Rights are not exercisable until the Distribution Date. The Rights will expire thirty six (36) months and one day after the date of the Agreement (the “Final Expiration Date”), subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated.
Each Series B Share purchasable upon the exercise of the Rights will be entitled, when, as and if declared, to a minimum preferential quarterly distribution payment of the greater of (a) $1.00 per share, or (b) an aggregate distribution of 1,000,000 times the distribution, if any, declared per Common Share. In the event of liquidation, dissolution or winding up of the Company, the holders of Series B Shares will be entitled to a minimum preferential liquidation payment of $10.00 per share (plus any accrued but unpaid distributions), provided that such holders of Series B Shares will be entitled to an aggregate payment of 1,000,000 times the payment made per Common Share. Each Series B Share will have 1,000,000 votes and will vote together with the shares of beneficial interest of the Company. Finally, in the event of any merger, consolidation or other transaction in which shares of beneficial interest are exchanged, each Series B Share will be entitled to receive 1,000,000 times the amount received per Common Share. Series B Shares will not be redeemable. These rights are protected by customary antidilution provisions. Because of the nature of the Series B Share’s distribution, liquidation and voting rights, the value of one one-millionth of a Series B Share purchasable upon exercise of each Right should approximate the value of one Common Share.
The Purchase Price payable, and the number of Series B Shares or other shares of beneficial interest in the Company or property of the Company issuable, upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution.
In general, at any time after a person or entity becomes an Acquiring Person, the Board may cause the Company to exchange the Rights (other than Rights owned by an Acquiring Person which will have become void), in whole or in part, for Series B Shares (or Common Shares or Special Shares) at an exchange rate of one one-millionth of a Series B Share (subject to adjustment) for each Right.
No adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series B Shares or Existing Shares will be issued (other than fractions of Series B Shares which are integral multiples of one one-millionth of a Series B Share, which may, at the election of the Company, be evidenced by depository receipts), and in lieu thereof, a payment in cash will be made based on the market price of the Series B Shares or Existing Shares on the last trading date prior to the date of exercise.
The Rights may be redeemed in whole, but not in part, at a price of $0.00001 per Right (the “Redemption Price”) by the Board at any time prior to the time that an Acquiring Person has become such. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.
Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company beyond those as an existing shareholder, including, without limitation, the right to vote or to receive distribution.
Any of the provisions of the Agreement may be amended by the Board for so long as the Right are then redeemable, and after the Rights are no longer redeemable, the Company may amend or supplement the Agreement in any manner that does not adversely affect, in any material way, the interests of the holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).
A copy of the Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Current Report on Form 8-K. A copy of the Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is incorporated herein by reference.

EXHIBIT C

Form of Right Certificate

[EXHIBIT C — FORM OF RIGHT CERTIFICATE]

Certificate No. R-[•]	[•] Rights
NOT EXERCISABLE AFTER MARCH 6, 2013 OR EARLIER IF NOTICE OF REDEMPTION OR EXCHANGE IS GIVEN OR UNDER CERTAIN OTHER CIRCUMSTANCES SET FORTH IN THE AGREEMENT. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $0.0001 PER RIGHT AND TO EXCHANGE ON THE TERMS SET FORTH IN THE AGREEMENT. UNDER CERTAIN CIRCUMSTANCES, RIGHTS BENEFICIALLY OWNED BY OR TRANSFERRED TO AN ACQUIRING PERSON (AS DEFINED IN THE AGREEMENT), OR ANY SUBSEQUENT HOLDER OF SUCH RIGHTS, WILL BECOME NULL AND VOID AND WILL NO LONGER BE TRANSFERABLE.
RIGHT CERTIFICATE OF
CENTERLINE HOLDING COMPANY
This Right Certificate (this “Certificate”) certifies that [•] is the registered owner (the “Owner”) of the number of Series B Share purchase rights (the “Rights”) set forth above, each of which entitles the Owner, subject to terms, provisions and conditions of the Tax Benefits Preservation Plan, dated as of March 5, 2010, as the same may be amended from time to time (the “Agreement”), between Centerline Holding Company, a Delaware statutory trust (the “Company”) and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as defined in the Agreement) and prior to the Expiration Date (as defined in the Agreement), at the offices of the Rights Agent, or its successors as Rights Agent, designated for such purpose, one one-millionth of a fully paid, nonassessable Series B Special Share (the “Series B Shares”) of the Company at a purchase price of $[•] per one one-millionth of a Series B Share, subject to adjustment in accordance with the Agreement (the “Purchase Price”), upon presentation and surrender of this Certificate with the “Form of Election to Purchase” attached hereto as Annex I and the “Certification” attached hereto as Annex II duly executed. The number of Rights evidenced by this Certificate (and the number of one one-millionths of a Series B Share which may be purchased upon exercise thereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of [•] based on the Series B

Shares as constituted at such date. As provided in the Agreement, the Purchase Price and the number of Series B Shares which may be purchased upon the exercise of the Rights evidenced by this Certificate are subject to modification and adjustment upon the happening of certain events.
This Certificate also evidences certain Rights as set forth in the Agreement, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. The Company will mail to the holder of this Certificate a copy of the Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances, as set forth in the Agreement, such Rights may be evidenced by separate certificate instead of by this Certificate and may be redeemed or exchanged or may expire.
As set forth in the Agreement, Rights issued or transferred to, or beneficially owned by, any Person who is, was or becomes an Acquiring Person (as such terms are defined in the Agreement), whether currently beneficially owned by or on behalf of such Person or by any subsequent holder, may be null and void.
This Certificate is subject to all of the terms, provisions and conditions of the Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which reference is hereby made for a full description of the rights, limitations (including transfer limitations), obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Certificates. Copies of the Agreement are on file at the principal offices of the Company and the Rights Agent.
This Certificate, with or without other Certificates, upon presentation and surrender of this Certificate with the “Form of Assignment” attached hereto as Annex III and the “Certification” attached hereto as Annex IV duly executed, may be exchanged for another Certificate or Certificates of like tenor and date evidencing Rights entitling the holder to purchase an aggregate number of one one-millionths of a Series B Share as the Rights evidenced by the Certificate or Certificates surrendered shall have entitled such holder to purchase. If this Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Certificate or Certificates for the number of whole Rights not exercised.
Subject to the provisions of the Agreement, the board of trustees of the Company (the “Board”) may, at its option, (i) redeem the Rights evidenced by this Certificate at a redemption price of $0.00001 per Right or (ii) exchange Series B Shares, Common Shares or Special Shares (as defined in the Agreement) for the Rights evidenced by this Certificate, in whole or in part, subject to and in accordance with the terms of the Agreement.
No fractional Series B Shares will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions of Series B Shares which are integral multiples of one one-millionth of a Series B Share, which may, at the election of the Company, be evidenced by depository receipts), but in lieu thereof a cash payment will be made, as provided in the Agreement.

No holder of this Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Series B Shares or any other shares of beneficial interest of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of members of the Board or upon any matter submitted to the shareholders at any meeting thereof, or to give or withhold consent to any trust action, or to receive notice of meetings or other actions affecting shareholders (except as provided in the Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Certificate shall have been exercised as provided in the Agreement.
If any term, provision, covenant or restriction of the Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
This Certificate shall not be valid or binding for any purpose until it shall have been countersigned by the Rights Agent.
This Certificate shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Certificate to be signed by their proper officers this [•] day of [•], 20[•].

CENTERLINE HOLDING COMPANY
By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A.
By:
Name:
Title:

ANNEX I — FORM OF ELECTION TO PURCHASE
To Centerline Holding Company:
The undersigned hereby irrevocably elects to exercise [•] Rights represented by this Certificate to purchased the Series B Shares issuable upon the exercise of such Rights (or other shares of beneficial interest of the Company, property of the Company or any securities or property of any other Person which may be issuable upon the exercise of the Rights) and requests that certificates for such shares be issued in the name of:

(Please print name)

(Please print address)
If such number of Rights shall not be all the Rights evidenced by this Certificate, a new Certificate for the balance remaining of such Rights shall be registered in the name of an delivered to:

(Please print social security or other identifying number)

(Please print name)

(Please print address)

Dated: [•]
Signature Guaranteed by1:

[Name of Undersigned]	[Name of Guarantor]

By:	By:
Name:	Name:
Title:	Title:

[1]	Signatures must be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

ANNEX II — CERTIFICATION RE: ELECTION TO PURCHASE
The undersigned hereby certifies that:
1. the Rights evidenced by this Certificate are not Beneficially Owned (as defined in the Agreement) and are not being assigned to an Acquiring Person (as defined in the Agreement) or an Affiliate or an Associate (each as defined in the Agreement) thereof; and
2. after due inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Certificate from any person or entity who is, was or subsequently became an Acquiring Person or an Affiliate or Associate thereof.
Dated: [•]
[Name of Undersigned]

By:
Name:
Title:
NOTICE
The signature in the foregoing Form of Election to Purchase must conform to the name as written upon the face of this Certificate in every particular, without alteration or enlargement or any change whatsoever.
In the event the certification set forth above in the Form of Election to Purchase is not completed, the Company will deem the Beneficial Owner of the Rights evidenced by this Certificate to be an Acquiring Person or an Affiliate or Associate thereof and such Election to Purchase will not be honored.

ANNEX III — FORM OF ASSIGNMENT
FOR VALUE RECEIVED, [•] hereby sells, assigns and transfers unto

(Please print name of assignee)

(Please print address of assignee)
the Rights evidenced by this Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint [•], as attorney, to transfer the Certificate on the books of the Company, with full power of substitution.
Dated: [•]
[Name of Assignor]

By:
Name:
Title:

Signature Guaranteed By2:

[Name of Guarantor]

By:
Name:
Title:

[2]	Signatures must be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

ANNEX IV — CERTIFICATION RE: ASSIGNMENT
The undersigned hereby certifies that:
1. the Rights evidenced by this Certificate are not Beneficially Owned (as defined in the Agreement) and are not being assigned to an Acquiring Person (as defined in the Agreement) or an Affiliate or an Associate (each as defined in the Agreement) thereof; and
2. after due inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Certificate from any person or entity who is, was or subsequently became an Acquiring Person or an Affiliate or Associate thereof.
Dated: [•]
[Name of Undersigned]

By:
Name:
Title: